As filed with the United States Securities and Exchange Commission on July 9, 2021

Registration No. 333-254935

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VPC Impact Acquisition Holdings*

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1550750
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Victory Park Capital Advisors, LLC

150 North Riverside Plaza, Suite 5200

Chicago, IL 60606

Telephone: (312) 701-1777

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Scott R. Zemnick

Victory Park Capital Advisors, LLC

150 North Riverside Plaza, Suite 5200

Chicago, IL 60606

(312) 705-2786

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Joel L. Rubinstein, Esq. Elliott M. Smith, Esq. Era Anagnosti, Esq. White & Case LLP 1221 Avenue of the Americas New York, NY 10020 (212) 819-8200	Marc D’Annunzio Bakkt Holdings, LLC 5900 Windward Parkway, Suite 450 Alpharetta, GA 30005 (678) 534-5849	J. Matthew Lyons Wilson Sonsini Goodrich & Rosati, P.C. 900 South Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, TX 78746 (512) 338-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

* Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by VPC Impact Acquisition Holdings. (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Bakkt Holdings, Inc.”

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock(1)(2)(3)	25,921,502	$12.36(4)	$320,389,765	$34,954.52
Redeemable warrants(1)(2)(5)	16,516,041	—	—	— (6)
Class A common stock issuable upon exercise of the redeemable warrants(1)(2)(7)	16,516,041	$11.50(8)	$189,934,471.50	$20,721.85
Total			$510,324,236.50	$55,676.37(9)

(1)

Simultaneously with the completion of the Proposed Transaction described herein, the registrant, a Cayman Islands exempted company, intends to effect a deregistration under Section 206 of the Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law (the “Domestication”), pursuant to which the registrant’s jurisdiction of incorporation will be transferred by way of continuation from the Cayman Islands to the State of Delaware and the name of the registrant will be changed to “Bakkt Holdings, Inc.” (the “Company”).

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)

Represents (i) 20,737,202 of Class A Ordinary Shares (including Class A Ordinary Shares included in units) issued by the registrant in its initial public offering registered on Form S-1 (SEC File No. 333-248619) and (ii) of 5,184,300 Class B Ordinary Shares, which Class A and Class B Ordinary Shares, as a result of the Domestication, will automatically be converted by operation of law into shares of Class A common stock.

(4)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Ordinary Shares on The Nasdaq Capital Market on March 29, 2021 in accordance with Rule 457(f)(1) under the Securities Act.

(5)

Represents (i) 10,368,601 redeemable warrants issued by the registrant in its initial public offering registered on Form S-1 (SEC File No. 333- 248619) (including redeemable warrants included in units) and (ii) 6,147,440 warrants issued by the registrant in a private placement concurrently with the initial public offering, which warrants altogether, as a result of the Domestication, will become warrants to acquire the same number of shares of Class A common stock of the Company at the same price and on the same terms set forth in the respective warrant agreement.

(6)	No registration fee is required pursuant to Rule 457(g) under the Securities Act.
(7)

Represents the number of shares of Class A common stock issuable upon exercise of warrants pursuant to their terms. Each whole warrant will entitle the warrant holder to purchase one share of Class A common stock of the Company at a price of $11.50 per quarter share.

(8)	Represents the exercise price of the warrants.
(9)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

As used in this Registration Statement, the term “Registrant” refers to the Registrant (a Cayman Islands exempted company) prior to the Domestication and to the Company (a Delaware corporation) following the Domestication.

The information in this proxy statement/prospectus is not complete and may be changed. VPC Impact Acquisition Holdings may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JULY 9, 2021

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

VPC IMPACT ACQUISITION HOLDINGS

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR 25,921,502 SHARES OF CLASS A COMMON STOCK AND

16,516,041 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK OF

VPC IMPACT ACQUISITION HOLDINGS

(TO BE RENAMED “BAKKT HOLDINGS, INC.” FOLLOWING DOMESTICATION IN THE STATE OF DELAWARE AND IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)

The board of directors of VPC Impact Acquisition Holdings, a Cayman Islands exempted company (“VIH”), has unanimously approved (a) the merger (the “Merger”) of Pylon Merger Company LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of VIH (“Merger Sub”), and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt”), pursuant to which, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into Bakkt, the separate corporate existence of Merger Sub will cease and Bakkt will be the surviving limited liability company, to be renamed “Bakkt Opco Holdings, LLC” (“Bakkt Opco”), pursuant to the terms of the Agreement and Plan of Merger, dated as of January 11, 2021, by and among VIH, Merger Sub and Bakkt, as amended by the Amendment to Agreement and Plan of Merger, dated as of March 30, 2021, attached to this proxy statement/prospectus as Annex A-1 and Annex A-2 (as it may be further amended from time to time, the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; (b) the domestication of VIH as a Delaware corporation in accordance with the Delaware General Corporation Law (“DGCL”), the Cayman Islands Companies Act (As Revised) (the “Companies Act”) and the amended and restated memorandum and articles of association of VIH (as may be amended from time to time, the “Cayman Constitutional Documents”), in which VIH will effect a deregistration under the Companies Act and a domestication under Section 388 of the DGCL (by means of filing a certificate of corporate domestication with the Secretary of State of Delaware) (the “Domestication”) and (c) the other transactions contemplated by the Merger Agreement and documents related thereto (such transactions, together with the Merger and the Domestication, the “Proposed Transaction”). In connection with the Proposed Transaction, VIH will be renamed “Bakkt Holdings, Inc.” (“Bakkt Pubco”). Bakkt Pubco and VIH, following the Domestication, are both referred to herein as the “Company.”

As a result of and upon the effective time of the Domestication, (a) each unit of VIH issued in the IPO (as defined in the accompanying proxy statement/prospectus) (each a “VIH Unit”) then issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying VIH Class A Ordinary Share, par value $0.0001 per share, of VIH (each a “VIH Class A Ordinary Share”) and one-half of a redeemable warrant exercisable for a VIH Class A Ordinary Share (“VIH Warrants”), (b) each VIH Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one share of Bakkt Pubco Class A Common Stock, par value $0.0001 per share of Bakkt Pubco (each a “Bakkt Pubco Class A Share”) (provided that each VIH Class A Ordinary Share owned by Public Shareholders (as defined in the accompanying proxy statement/prospectus) who have validly elected to redeem their VIH Class A Ordinary Shares will be redeemed for cash in an amount equal to the Redemption Price (as defined in the accompanying proxy statement/prospectus)), (c) each VIH Class B Ordinary Share, par value $0.0001 per share, of VIH (each a “VIH Class B Ordinary Share”) issued and outstanding immediately prior to the Domestication will be automatically converted into one Bakkt Pubco Class A Share, (d) each VIH Warrant will be automatically converted into a redeemable warrant exercisable for one Bakkt Pubco Class A Share (“Bakkt Pubco Warrants”) on the same terms as the VIH Warrants; and (e) each Private Placement Warrant (as defined in the accompanying proxy statement/prospectus) issued and outstanding prior to the Domestication will be automatically converted into a warrant exercisable for one Bakkt Pubco Class A Share on the terms and subject to the conditions set forth in the applicable warrant agreement.

As a result of the Merger, among other things, the aggregate consideration to be received in respect of the Merger by all of the Bakkt equity holders (assuming the exercise by Bakkt warrant holders to convert all outstanding Bakkt warrants into Bakkt common units prior to the Closing) will be an aggregate of 208,200,000 common units of Bakkt Opco (“Bakkt Opco Common Units”) and 208,200,000 shares of Bakkt Pubco Class V Common Stock of Bakkt Pubco (each a “Bakkt Pubco Class V Share”), which will be non-economic, voting shares of Bakkt Pubco. Each Bakkt Opco Common Unit, when coupled with one Bakkt Pubco Class V Share may be exchanged for one Bakkt Pubco Class A Share or the Cash Amount (as defined in the accompanying proxy statement/prospectus) in accordance with the Surviving Company LLC Agreement and the Exchange Agreement (each, as defined in the accompanying proxy statement/prospectus).

It is anticipated that following the Closing of the Proposed Transaction: (a) the Public Shareholders (as defined in the accompanying proxy statement/prospectus) are expected to own approximately 8% of the outstanding Company’s Shares; (b) Bakkt Equity Holders (without taking into account any Public Shares held by Bakkt Equity Holders prior to the consummation of the Proposed Transaction or purchased in the PIPE Investment (as defined in the accompanying proxy statement/prospectus)) are expected to own approximately 78% of the outstanding Company’s Shares; (c) the Sponsor and related parties are expected to collectively own approximately 2% of the outstanding Company’s Shares and (d) the PIPE Investors (as defined in the accompanying proxy statement/prospectus) are expected to own approximately 12% of the outstanding Company’s Shares. These percentages assume (i) that no Public Shareholders exercise their Redemption Rights in connection with the Proposed Transaction and (ii) that Bakkt Pubco issues 32,500,000 of the Company’s Shares to the PIPE Investors pursuant to the PIPE Investment. If there are redemptions by the Public Shareholders up to the maximum level that would permit completion of the Business Combination, (a) the Public Shareholders will own approximately 4% of the outstanding Company’s Shares, (b) Bakkt Equity Holders (without taking into account any Public Shares held by Bakkt Equity Holders prior to the consummation of the Proposed Transaction or purchased in the PIPE Investment) will own approximately 81% of the outstanding Company’s Shares, (c) the Sponsor and related parties will own approximately 2% of the outstanding Company’s Shares and (d) the PIPE Investors will own approximately 13% of the outstanding Company’s Shares. These percentages assume (i) that 10,737,202 Public Shareholders exercise their Redemption Rights in connection with the Proposed Transaction and (ii) that Bakkt Pubco issues 32,500,000 of the Company’s Shares to the PIPE Investors pursuant to the PIPE Investment.

Upon the Closing, Bakkt Pubco, Bakkt Opco and its subsidiaries will be organized in an umbrella partnership-C corporation (or “Up-C”) structure in which substantially all of the assets and the business of Bakkt Pubco will be held by Bakkt Opco and its subsidiaries, and Bakkt Pubco’s only direct assets will consist of its ownership of Bakkt Opco Common Units. Assuming there are no Redemptions (as defined in the accompanying proxy statement/prospectus) in connection with the Proposed Transaction, upon the Closing, Bakkt Pubco is expected to own approximately 22% of Bakkt Opco Common Units and will be the managing member of Bakkt Opco. All remaining Bakkt Opco Common Units will be owned by the former equity owners of Bakkt (“Bakkt Equity Holders”).

The VIH Units, VIH Class A Ordinary Shares and VIH Warrants are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “VIHAU,” “VIH” and “VIHAW,” respectively. Pursuant to the terms of the Merger Agreement, as a closing condition, VIH is required to cause the Bakkt Pubco Class A Shares to be issued in connection with the Proposed Transaction and the PIPE Investment (as defined herein) and Bakkt Pubco Warrants to be approved for listing on the New York Stock Exchange (the “NYSE”) as of the Closing under the proposed symbols “BKKT” and “BKKT WS”, respectively. Bakkt Pubco will not have publicly traded units nor will the Bakkt Opco Common Units or the Bakkt Pubco Class V Shares be publicly traded.

VIH will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Proposed Transaction at                     a.m., Eastern Time, on                     , 2021. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020. You or your proxyholder will also be able to attend and vote at the extraordinary general meeting online by visiting https://www.cstproxy.com/vih/sm2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

If you have any questions or need assistance voting your VIH Shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing VIH.info@investor.morrowsodali.com. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Proposed Transaction will be available at https://www.cstproxy.com/vih/sm2021

This proxy statement/prospectus provides shareholders of VIH with detailed information about the Proposed Transaction and other matters to be considered at the extraordinary general meeting of VIH. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 54 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                     , 2021, and is first being mailed to VIH’s shareholders on or about                     , 2021.

VPC IMPACT ACQUISITION HOLDINGS

A Cayman Islands Exempted Company

(Company Number 364819)

150 North Riverside Plaza, Suite 5200

Chicago, Illinois 60606

Dear VPC Impact Acquisition Holdings Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of VPC Impact Acquisition Holdings, a Cayman Islands exempted company (“VIH” and, after the Domestication, as described below, “Bakkt Pubco” or the “Company”), to be held virtually at                     , Eastern Time, on                     , 2021. In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, the Company has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at https://www.cstproxy.com/vih/sm2021 in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of VIH (as may be amended from time to time, the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020. You or your proxyholder will also be able to attend and vote at the extraordinary general meeting online by visiting https://www.cstproxy.com/vih/sm2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

At the extraordinary general meeting, VIH shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 11, 2021, as amended by the Amendment to Agreement and Plan of Merger, dated as of March 30, 2021 (as the same may be further amended, the “Merger Agreement”), by and among VIH, Pylon Merger Company LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of VIH (“Merger Sub”), and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A-1 and Annex A-2 (the “Business Combination Proposal”). The Merger Agreement provides for, among other things, following the Domestication of VIH to Delaware as described below, the merger of Merger Sub with and into Bakkt (the “Merger” and, together with the other agreements and transactions contemplated by the Merger Agreement, the “Proposed Transaction”), with Bakkt (to be renamed Bakkt Opco Holdings, LLC (“Bakkt Opco”)) surviving the Merger in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus.

As a condition to the consummation of the Merger, the board of directors of VIH (the “VIH Board”) has unanimously approved a change of VIH’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). As described in the accompanying proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Proposed Transaction, VIH will change its name to “Bakkt Holdings, Inc.”

In connection with the Domestication, (a) each unit of VIH issued in the IPO (as defined in the accompanying proxy statement/prospectus) (each a “VIH Unit”) issued and outstanding immediately prior to the Domestication will automatically be separated into the underlying VIH Class A Ordinary Share, par value $0.0001 per share, of VIH (each a “VIH Class A Ordinary Share”) and one-half of a redeemable warrant exercisable for a VIH Class A Ordinary Share (“VIH Warrants”), (b) each VIH Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one share of Bakkt Pubco Class A Common Stock, par value $0.0001 per share of Bakkt Pubco (each a “Bakkt Pubco

Class A Share”) (provided that each VIH Class A Ordinary Share owned by Public Shareholders (as defined in the accompanying proxy statement/prospectus) who have validly elected to redeem their VIH Class A Ordinary Shares will be redeemed for cash in an amount equal to the Redemption Price (as defined in the accompanying proxy statement/prospectus), (c) each VIH Class B Ordinary Share, par value $0.0001 per share, of VIH (each a “VIH Class B Ordinary Share”) issued and outstanding immediately prior to the Domestication will be automatically converted into one Bakkt Pubco Class A Share, (d) each VIH Warrant will be automatically converted into a redeemable warrant exercisable for one Bakkt Pubco Class A Share (“Bakkt Pubco Warrants”) on the same terms as the VIH Warrants and (e) each Private Placement Warrant (as defined in the accompanying proxy statement/prospectus) issued and outstanding prior to the Domestication will be automatically converted into a warrant exercisable for one Bakkt Pubco Class A Share on the terms and subject to the conditions set forth in the applicable warrant agreement.

In addition to the Business Combination Proposal and the Domestication Proposal, you will also be asked to consider and vote upon: (1) a proposal to approve by ordinary resolution the issuance of Bakkt Pubco Class A Shares to (a) the PIPE Investors pursuant to the PIPE Investment (each as defined in the accompanying proxy statement/prospectus) and (b) the Bakkt Equity Holders (defined below) pursuant to the Merger Agreement (the “Stock Issuance Proposal”); (2) a proposal to approve by special resolution the proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed new By-Laws (the “Proposed By-Laws”) of Bakkt Holdings, Inc. (the “Organizational Documents Proposal”); (3) seven separate proposals to approve on an advisory non-binding basis by special resolution material differences between the Cayman Constitutional Documents and the Proposed Certificate of Incorporation and the Proposed By-Laws (collectively, the “Advisory Organizational Documents Proposals”); (4) a proposal to approve by ordinary resolution and adopt the Bakkt Pubco Equity Incentive Plan (the “Bakkt Pubco Equity Incentive Plan Proposal”); (5) a proposal to approve by ordinary resolution the election of the members of the board of directors of Bakkt Pubco following Closing (the “Director Election Proposal”); and (6) a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Shareholder Adjournment Proposal”). The Proposed Transaction will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal and the Bakkt Pubco Equity Incentive Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals, the Director Election Proposal and the Shareholder Adjournment Proposal are not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

As a result of the Merger, the aggregate consideration to be received in respect of the Merger by all of the Bakkt Equity Holders (assuming the exercise by Bakkt warrant holders to convert all outstanding Bakkt warrants into Bakkt common units prior to the Closing) will be an aggregate of 208,200,000 common units of Bakkt Opco (“Bakkt Opco Common Units”) and 208,200,000 shares of Class V Common Stock of Bakkt Pubco (each a “Bakkt Pubco Class V Share”), which will be non-economic, voting shares of Bakkt Pubco. Each Bakkt Opco Common Unit may be exchanged for one Bakkt Pubco Class A Share or the Cash Amount (as defined in the accompanying proxy statement/prospectus) in accordance with the Surviving Company LLC Agreement and the Exchange Agreement.

It is anticipated that following the Closing of the Proposed Transaction, (a) the Public Shareholders are expected to own approximately 8% of the outstanding Company’s Shares; (b) Bakkt Equity Holders (without taking into account any Public Shares held by Bakkt Equity Holders prior to the consummation of the Proposed Transaction or purchased in the PIPE Investment) are expected to own approximately 78% of the outstanding Company’s Shares, (c) the Sponsor and related parties are expected to collectively own approximately 2% of the outstanding Company’s Shares; and (d) the PIPE Investors are expected to own approximately 12% of the outstanding Company’s Shares. These percentages assume (i) that no Public Shareholders exercise their Redemption Rights in connection with the Proposed Transaction and (ii) that Bakkt Pubco issues 32,500,000 of the Company’s

v

Shares to the PIPE Investors pursuant to the PIPE Investment. If there are redemptions by the Public Shareholders up to the maximum level that would permit completion of the Business Combination, (a) the Public Shareholders will own approximately 4% of the outstanding Company’s Shares, (b) Bakkt Equity Holders (without taking into account any Public Shares held by Bakkt Equity Holders prior to the consummation of the Proposed Transaction or purchased in the PIPE Investment) will own approximately 81% of the outstanding Company’s Shares, (c) the Sponsor and related parties will own approximately 2% of the outstanding Company’s Shares and (d) the PIPE Investors will own approximately 13% of the outstanding Company’s Shares. These percentages assume (i) that 10,737,202 Public Shareholders exercise their Redemption Rights in connection with the Proposed Transaction and (ii) that Bakkt Pubco issues 32,500,000 of the Company’s Shares to the PIPE Investors pursuant to the PIPE Investment.

Upon the Closing, Bakkt Pubco will be organized in an umbrella partnership-C corporation (or “Up-C”) structure in which substantially all of the assets and the business of Bakkt Pubco will continue to be held by Bakkt Opco and its subsidiaries, and Bakkt Pubco’s only direct assets will consist of Bakkt Opco Common Units. Assuming there are no Redemptions in connection with the Proposed Transaction, upon the Closing, Bakkt Pubco is expected to own approximately 22% of Bakkt Opco Common Units and will be the managing member of Bakkt Opco. All remaining Bakkt Opco Common Units will be owned by the former equity owners of Bakkt (“Bakkt Equity Holders”).

On January 11, 2021, concurrently with the execution of the Merger Agreement, VIH entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”, which include certain existing equityholders of VIH and Bakkt), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 32,500,000 Bakkt Pubco Class A Shares for an aggregate purchase price equal to $325,000,000 (the “PIPE Investment”). The PIPE Investment will be consummated following the Domestication but immediately prior to the Closing.

Pursuant to the Cayman Constitutional Documents, a holder of Public Shares (as defined in the accompanying proxy statement/prospectus) (a “Public Shareholder”), which excludes shares held by VPC Impact Acquisition Holdings Sponsor, LLC (the “Sponsor”), may request that VIH redeem all or a portion of such Public Shareholder’s Public Shares for cash if the Proposed Transaction is consummated. Holders of VIH Units must elect to separate the VIH Units into the underlying Public Shares and VIH Warrants prior to exercising Redemption Rights with respect to the Public Shares. If holders hold their VIH Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the VIH Units into the underlying Public Shares and VIH Warrants, or if a holder holds VIH Units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public Shareholders may elect to redeem their Public Shares even if they vote “for” the Business Combination Proposal or any other Condition Precedent Proposal. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental Stock Transfer & Trust Company, VIH’s transfer agent, Bakkt Pubco will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of VIH’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of July 8, 2021, this would have amounted to approximately $10.00 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The Redemption takes place following the Domestication and, accordingly, it is shares of Bakkt Pubco Class A Common Stock that will be redeemed immediately after consummation of the Proposed Transaction. See “Extraordinary General Meeting of VIH—Redemption Rights” beginning on page 118 of the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in

Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director and each officer of VIH have agreed to, among other things, vote in favor of the Proposed Transaction, and to waive their Redemption Rights in connection with the consummation of the Proposed Transaction with respect to any VIH Shares held by them. The VIH Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and certain of the members of the VIH Board own 20% of the issued and outstanding VIH Shares.

The Merger Agreement provides that the obligations of Bakkt to consummate the Merger are conditioned on, among other things, that as of the Closing, the aggregate amount of cash available following the extraordinary general meeting of VIH shareholders (the “Available Cash”) from (a) the Trust Account, after deducting the amount required to satisfy redemptions of VIH Class A Ordinary Shares, if any (but prior to payment of (i) deferred underwriting commissions and (ii) transaction expenses of VIH or its affiliates), (b) outside of the Trust Account, and (c) the gross proceeds of the PIPE Investment, is at least $425,000,000 (the “Available Cash Condition”). If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could be terminated and the Proposed Transaction may not be consummated.

In addition to the Available Cash Condition, the Merger Agreement is subject to the satisfaction or waiver of the following other customary closing conditions: (a) approval of the Proposed Transaction and related agreements and transactions by the respective shareholders of VIH and members of Bakkt (including approval of the Condition Precedent Proposals by the shareholders of VIH); (b) effectiveness of the registration statement on Form S-4 filed by VIH in connection with the Domestication; (c) all specified authorizations, consents, orders, regulatory approvals, non-objections, declarations, filings or waiting periods having been made, received or expired; (d) delivery of closing deliverables and documentation; (e) absence of a material adverse effect in respect of Bakkt, VIH and Merger Sub; (f) accuracy of the applicable representations, warranties and covenants, each to an applicable standard; (g) the Bakkt Pubco Class A Shares and Bakkt Pubco Warrants having been listed on a national stock exchange and being eligible for continued listing on a national stock exchange immediately following the closing; (h) the PIPE Investment having been completed; (i) the Domestication having been completed; (j) the existing members of the VIH Board having resigned as of the closing and the post-closing directors having been appointed to serve on the board of directors of Bakkt Pubco effective as of the closing; (k) the existing officers of VIH having resigned as of the closing and the post-closing officers having been appointed to serve effective as of the Closing; and (l) the absence of any injunctions or restraints in respect of consummation of the Proposed Transaction.

The VIH Units, VIH Class A Ordinary Shares and VIH Warrants are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “VIHAU,” “VIH” and “VIHAW,” respectively. Pursuant to the terms of the Merger Agreement, as a closing condition, VIH is required to cause the Bakkt Pubco Class A Shares to be issued in connection with the Proposed Transaction and the PIPE Investment (as defined herein) and Bakkt Pubco Warrants to be approved for listing on the New York Stock Exchange (the “NYSE”) as of the Closing under the proposed symbols “BKKT” and “BKKT WS”, respectively. Bakkt Pubco will not have publicly traded units nor will the Bakkt Opco Common Units or the Bakkt Pubco Class V Shares be publicly traded.

VIH is providing the accompanying proxy statement/prospectus and accompanying proxy card to VIH’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Proposed Transaction and other related business to be considered by VIH’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of VIH’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 54 of this proxy statement/prospectus.

After careful consideration, the VIH Board has unanimously approved the Proposed Transaction and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Proposed Transaction, and “FOR” all other proposals presented to VIH’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the VIH Board, you should keep in mind that VIH’s directors and officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination” beginning on page 158 of the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposals requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the VIH Shares, who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Stock Issuance Proposal, the Bakkt Pubco Equity Incentive Plan Proposal, the Director Election Proposal and the Shareholder Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. Although the Cayman Constitutional Documents indicate that, prior to the Closing, holders of VIH Class A Ordinary Shares will have no right to vote on the appointment or removal of any director, the Director Election Proposal is being voted on by all holders of VIH Shares. In the event that one or more nominees is not elected under the Director Election Proposal, the VIH Board is permitted under Article 31 of the Cayman Constitutional Documents to appoint any person to be a director.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Shareholder Adjournment Proposal, are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO VIH’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY

EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the VIH Board, I would like to thank you for your support and look forward to the successful completion of the Proposed Transaction.

Sincerely,

John Martin

Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                     , 2021 and is first being mailed to shareholders on or about                     , 2021.

VPC IMPACT ACQUISITION HOLDINGS

A Cayman Islands Exempted Company

(Company Number 364819)

150 North Riverside Plaza, Suite 5200

Chicago, Illinois 60606

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON                     , 2021

TO THE SHAREHOLDERS OF VPC IMPACT ACQUISITION HOLDINGS:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of VPC Impact Acquisition Holdings, a Cayman Islands exempted company (“VIH”), will be held virtually at                      p.m. Eastern Time, on                     , 2021. In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, the Company has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at https://www.cstproxy.com/vih/sm2021 in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of VIH (as may be amended from time to time, the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

(1)

Proposal No. 1 – The Business Combination Proposal – To consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of January 11, 2021, as amended by the Amendment to Agreement and Plan of Merger, dated as of March 30, 2021 (as the same may be amended, the “Merger Agreement”), by and among VIH, Pylon Merger Company LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of VIH (“Merger Sub”), and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt”), and the transactions contemplated by the Merger Agreement, including the issuance of the merger consideration thereunder (collectively, the “Business Combination”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Bakkt (the “Merger”), with Bakkt being renamed as Bakkt Opco Holdings, LLC (“Bakkt Opco”) and continuing as the surviving entity of the Merger and becoming a subsidiary of the Company as described in more detail in the attached proxy statement/prospectus. We refer to this proposal as the “Business Combination Proposal.” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A-1 and Annex A-2.

(2)

Proposal No. 2 – The Domestication Proposal – To consider and vote upon a proposal to approve by special resolution, to change the corporate structure and domicile of VIH by way of continuation from an exempted company incorporated in accordance with the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected immediately prior to the Business Combination by VIH filing a certificate of corporate domestication and the proposed new certificate of incorporation of Bakkt Pubco (the “Proposed Certificate of Incorporation”) with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, VIH will become a Delaware corporation and will change its corporate name to “Bakkt Holdings, Inc.” (Bakkt Holdings, Inc. and VIH following the Domestication and the Business Combination, the “Company” or “Bakkt Pubco”) and all outstanding securities of VIH will convert to outstanding securities of the Company, as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Domestication Proposal.” The full text of the resolution to be considered and if though fit, passed and approved is as follows:

“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 49 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware and

x

conditional upon, and with effect from, the registration of the Company in the State of Delaware as a corporation with the laws of the State of Delaware, the name of the Company be changed to “Bakkt Holdings, Inc.””

(3)

Proposal No. 3 – The Stock Issuance Proposal – To consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(d), the issuance of Bakkt Pubco Class A Shares to (a) the PIPE Investors pursuant to the PIPE Investment (each as defined in the accompanying proxy statement/prospectus) and (b) the Bakkt Equity Holders pursuant to the Merger Agreement (the “Stock Issuance Proposal”).

(4)

Proposal No. 4 – Organizational Documents Proposal – To consider and vote upon a proposal to approve by special resolution the Proposed Certificate of Incorporation and the proposed new by-laws of Bakkt Pubco (“Proposed By-Laws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Bakkt Pubco (a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of corporate domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Bakkt Holdings, Inc.” in connection with the Business Combination (the “Organizational Documents Proposal”). The form of each of the Proposed Certificate of Incorporation and the Proposed By-Laws is attached to the accompanying proxy statement/prospectus as Annex B-1 and Annex B-2, respectively. The full text of the resolution to be considered and if though fit, passed and approved is as follows:

“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed By-Laws (copies of which are attached to the proxy statement/prospectus as Annex B-1 and Annex B-2, respectively), with such principal changes as described in the Advisory Organizational Documents Proposals A through G.”

(5)

Proposal No. 5 – The Advisory Organizational Documents Proposals – To consider and vote upon the following seven separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory non-binding basis by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

(A)

Advisory Organizational Documents Proposal 5A—to authorize the change in the authorized capital stock of VIH from 200,000,000 VIH Class A Ordinary Shares, par value $0.0001 per share (the “VIH Class A Ordinary Shares”), 20,000,000 VIH Class B Ordinary Shares, par value $0.0001 per share (the “VIH Class B Ordinary Shares” and, together with the VIH Class A Ordinary Shares, the “Ordinary Shares”), and 1,000,000 preference shares, par value $0.0001 per share (the “Preference Shares”), to 750,000,000 shares of Class A Common Stock, par value $0.0001 per share of Bakkt Pubco (the “Bakkt Pubco Class A Common Stock”), and 250,000,000 shares of Class V Common Stock, par value $0.0001 per share, of Bakkt Pubco (the “Bakkt Pubco Class V Common Stock”, together with the Bakkt Pubco Class A Common Stock, the “Bakkt Pubco Common Stock”) and 1,000,000 shares of preferred stock, par value $0.0001 per share, of Bakkt Pubco (the “Bakkt Pubco Preferred Stock”) (“Advisory Organizational Documents Proposal 5A”). The full text of the resolution to be considered and if though fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the authorized capital stock of VIH be changed from 200,000,000 VIH Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 VIH Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 Preference Shares, par value $0.0001 per share, to 750,000,000 shares of Bakkt Pubco Class A Common Stock, par value $0.0001 per share of Bakkt Pubco, and 250,000,000 shares of Bakkt Pubco Class V Common Stock, par value $0.0001 per share, of Bakkt Pubco, and 1,000,000 shares of Bakkt Pubco Preferred Stock, par value $0.0001 per share, as described in Advisory Organizational Documents Proposal 5A.”

(B)

Advisory Organizational Documents Proposal 5B—to authorize adopting Delaware as the exclusive forum for certain stockholder litigation (“Advisory Organizational Documents Proposal 5B”). The full text of the resolution to be considered and if though fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that Delaware be adopted as the exclusive forum for certain stockholder litigation, as described in Advisory Organizational Documents Proposal 5B.”

(C)

Advisory Organizational Documents Proposal 5C—to authorize electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders and, instead, be governed by a provision similar to Section 203 of the DGCL (“Advisory Organizational Documents Proposal 5C”). The full text of the resolution to be considered and if though fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that electing not be governed by Section 203 of the DGCL relating to takeovers by interested stockholders and, instead, be governed by a provision similar to Section 203 of the DGCL, as described in Advisory Organizational Documents Proposal 5C, be approved.”

(D)

Advisory Organizational Documents Proposal 5D—to approve provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for stockholders to amend, alter, repeal or rescind all or any portion of Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XII or Article XIII of the Proposed Certificate of Incorporation (“Advisory Organizational Documents Proposal 5D”). The full text of the resolution to be considered and if though fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for stockholders to amend, alter, repeal or rescind all or any portion of Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XII or Article XIII of the Proposed Certificate of Incorporation, as described in Advisory Organizational Documents Proposal 5D, be approved.”

(E)

Advisory Organizational Documents Proposal 5E—to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote at an election of directors, voting together as a single class (“Advisory Organizational Documents Proposal 5E”). The full text of the resolution to be considered and if though fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote at an election of directors, voting together as a single class, as described in Advisory Organizational Documents Proposal 5E, be approved.”

(F)

Advisory Organizational Documents Proposal 5F—to approve provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; provided that any action required or permitted to be taken by the holders of Bakkt Pubco Class V Shares, voting separately as a class or by the holders of Bakkt Pubco Preferred Stock, voting separately as a class or separately as a class with one or more other such series, may be taken without a meeting if signed by the holders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in compliance with the DGCL (“Advisory Organizational Documents Proposal 5F”). The full text of the resolution to be considered and if though fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; provided that any action required or permitted to be taken by the holders of Bakkt Pubco Class V Shares, voting separately as a class or by the holders of Bakkt Pubco Preferred Stock, voting separately as a class or separately as a class with one or more other such series, may be taken without a meeting if signed by the holders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in compliance with the DGCL, as described in Advisory Organizational Documents Proposal 5F, be approved.” and

(G)

Advisory Organizational Documents Proposal 5G—to provide for certain additional changes, including, among other things, (i) making Bakkt Pubco’s corporate existence perpetual and (ii) removing certain provisions related to VIH’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the VIH Board believes is necessary to adequately address the needs of Bakkt Pubco after the Business Combination (“Advisory Organizational Documents Proposal 5G”). The full text of the resolution to be considered and if though fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that certain additional changes, including, among other things, (i) making Bakkt Pubco’s corporate existence perpetual and (ii) removing certain provisions related to VIH’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the VIH Board believes is necessary to adequately address the needs of Bakkt Pubco after the Business Combination, as described in Advisory Organizational Documents Proposal 5G, be approved.”

(6)

Proposal No. 6 – The Bakkt Pubco Equity Incentive Plan Proposal – To consider and vote upon a proposal to approve by ordinary resolution the Bakkt Pubco Equity Incentive Plan (the “Bakkt Pubco Equity Incentive Plan Proposal”).

(7)

Proposal No. 7 – The Director Election Proposal – To consider and vote upon a proposal to approve by ordinary resolution the election of nine directors to serve staggered terms on the Company’s board of directors until the 2022, 2023 and 2024 annual meeting of stockholders, respectively and until their respective successors are duly elected and qualified (the “Director Election Proposal”).

(8)

Proposal No. 8 – The Shareholder Adjournment Proposal – To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Shareholder Adjournment Proposal”).

Each of Proposals No. 1, No. 2, No. 3, No. 4 and No. 6 is cross-conditioned on the approval of each other. The Director Election Proposal, the Shareholder Adjournment Proposal and the Advisory Organizational Documents Proposals are not cross-conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of VIH Shares at the close of business on June 28, 2021 (the “Record Date”) are entitled to notice of and to vote at and to have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to VIH’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of VIH’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 54 of this proxy statement/prospectus.

After careful consideration, the board of directors of VIH (the “VIH Board”) has unanimously approved the Proposed Transaction and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Proposed Transaction, and “FOR” all other proposals presented to VIH’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the VIH Board, you should keep in mind that VIH’s directors and officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination” beginning on page 158 of this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Cayman Constitutional Documents, a holder of Public Shares (as defined herein) (a “Public Shareholder”) may request of VIH that Bakkt Pubco redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a) hold Public Shares or you elect to separate your VIH Units into the underlying Public Shares and public warrants prior to exercising your redemption rights with respect to the Public Shares;

(b) submit a written request to Continental Stock Transfer & Trust Company (“Continental”), VIH’s transfer agent, that Bakkt Pubco redeem all or a portion of your Public Shares for cash; and

(c) deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to                     p.m., Eastern Time, on                     , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Each VIH Unit issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying VIH Class A Ordinary Share and one-half of a VIH Warrant. Public Shareholders may elect to redeem Public Shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Bakkt Pubco will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of VIH’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of July 8, 2021, this would have amounted to approximately $10.00 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The redemption takes place following the Domestication and, accordingly, it is shares of Bakkt Pubco Class A Common Stock that will be redeemed promptly after consummation of the Proposed Transaction. See “Extraordinary General Meeting of VIH—Redemption Rights” beginning on page 118 of this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

VPC Impact Acquisition Holdings LLC, a Delaware limited liability company and shareholder of VIH (the “Sponsor”), and each director of VIH have agreed to, among other things, vote in favor of the Proposed

Transaction, and to waive their redemption rights in connection with the consummation of the Proposed Transaction with respect to any VIH Shares held by them, in the case of the Sponsor. The VIH Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and certain of the members of the VIH Board own 20% of the issued and outstanding VIH Shares.

The Merger Agreement provides that the obligations of Bakkt to consummate the Merger are conditioned on, among other things, that as of the Closing, (a) the Domestication will have been completed, and (b) the amount of cash available following the extraordinary general meeting of VIH shareholders (the “Available Cash”) (i) in the Trust Account, after deducting the amount required to satisfy redemptions of VIH Class A Ordinary Shares, if any (but prior to payment of (x) deferred underwriting commissions and (y) transaction expenses of VIH or its affiliates), (ii) outside of the Trust Account, and (iii) from the gross proceeds of the PIPE Investment, is at least $425,000,000. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could be terminated and the Proposed Transaction may not be consummated.

In addition to the Available Cash Condition, the Merger Agreement is subject to the satisfaction or waiver of the following other customary closing conditions: (a) approval of the Proposed Transaction and related agreements and transactions by the respective shareholders of VIH and members of Bakkt (including approval of the Condition Precedent Proposals by the shareholders of VIH); (b) effectiveness of the registration statement on Form S-4 filed by VIH in connection with the Domestication; (c) all specified authorizations, consents, orders, regulatory approvals, non-objections, declarations, filings or waiting periods having been made, received or expired; (d) delivery of closing deliverables and documentation; (e) absence of a material adverse effect in respect of Bakkt, VIH and Merger Sub; (f) accuracy of the applicable representations, warranties and covenants, each to an applicable standard; (g) the Bakkt Pubco Class A Shares and Bakkt Pubco Warrants having been listed on a national stock exchange and being eligible for continued listing on a national stock exchange immediately following the closing; (h) the PIPE Investment having been completed; (i) the Domestication having been completed; (j) the existing members of the VIH Board having resigned as of the closing and the post-closing directors having been appointed to serve on the board of directors of the Company effective as of the closing; (k) the existing officers of VIH having resigned as of the closing and the post-closing officers having been appointed to serve effective as of the closing; and (l) the absence of any injunctions or restraints in respect of consummation of the Proposed Transaction.

The approval of each of the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Stock Issuance Proposal, the Bakkt Pubco Equity Incentive Plan Proposal, the Director Election Proposal and the Shareholder Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Shareholder Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the Proposed Transaction and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your VIH Shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing VIH.info@investor.morrowsodali.com. This notice of extraordinary general meeting and the proxy statement/prospectus are available at https://www.cstproxy.com/vih/sm2021.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of VPC Impact Acquisition Holdings

John Martin

Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO VIH’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

(i)

(ii)

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus or other information concerning VIH, without charge, by written request to VIH’s Chief Executive Officer at c/o Victory Park Capital Advisors, LLC, 150 North Riverside Plaza, Suite 5200, Chicago, IL 60606; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing VIH.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.

In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting of VIH to be held virtually on                     , 2021, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by                     , 2021.

FREQUENTLY USED TERMS

Definitions

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “VIH” refer to VPC Impact Acquisition Holdings (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and thereafter a corporation incorporated under the laws of the State of Delaware). Following the Domestication, VIH will be renamed “Bakkt Holdings, Inc.” and referred to in this document as Bakkt Pubco and each will be referred to as the “Company”.

In this document:

“Advisory Organizational Documents Proposals” means the proposal to be considered at the extraordinary general meeting to approve the Proposed Certificate of Incorporation.

“Available Cash” means the aggregate amount of cash available following the extraordinary general meeting of VIH shareholders from (a) the Trust Account, after deducting the amount required to satisfy redemptions of VIH Class A Ordinary Shares, if any (but prior to payment of (i) deferred underwriting commissions and (ii) transaction expenses of VIH or its affiliates), (b) outside of the Trust Account, and (c) the gross proceeds of the PIPE Investment.

“Available Cash Condition” means the condition of the Merger Agreement that, as of the Closing, the Available Cash is at least $425,000,000.

“Bakkt” means Bakkt Holdings, LLC, a Delaware limited liability company, prior to the Closing.

“Bakkt Equity Holder” means a member of Bakkt prior to the Closing of the Merger.

“Bakkt Equity Holders Support Agreement” means the support agreement dated as of January 11, 2021, by and among VIH, Bakkt and ICE, as it may be amended and supplemented from time to time. A copy of the Bakkt Equity Holders Support Agreement is attached to this proxy statement/prospectus as Annex J.

“Bakkt Incentive Unit” means either a common incentive unit or a preferred incentive unit issued by Bakkt to Bakkt Management subject to the terms and conditions of the Bakkt Plan, in each case, non-voting and intended to represent a “profits interest” for U.S. tax purposes, and in each case, corresponds to incentive units of Bakkt Management issued by Bakkt Management to a participant.

“Bakkt Management” means Bakkt Management, LLC, a Delaware limited liability company.

“Bakkt Opco” means Bakkt following the Closing (which will be renamed “Bakkt Opco Holdings, LLC”).

“Bakkt Opco Common Units” means units representing limited liability company interests of Bakkt as the surviving company following the Merger, which will be non-voting interests in Bakkt.

“Bakkt Participation Unit” means a contractual right granted by Bakkt to participants subject to the terms and conditions of the Bakkt Plan to participate in the appreciation in the value of Bakkt through the cash payment, upon the occurrence of a participation unit payment event, to a participant an amount equal to the excess, if any, of the then fair market value of a Bakkt Opco Common Unit over the fair market value of a Bakkt Opco Common Unit as of the grant date.

“Bakkt Plan” means the Bakkt Holdings, LLC Amended and Restated Bakkt Equity Incentive Plan.

“Bakkt Pubco Class A Common Stock” means the Class A Common Stock of Bakkt Pubco, par value $0.0001 per share.

“Bakkt Pubco Class A Share” means a share of Bakkt Pubco Class A Common Stock.

“Bakkt Pubco Class V Common Stock” means the Class V Common Stock of the Company, par value $0.0001 per share.

“Bakkt Pubco Class V Share” means a share of Bakkt Pubco Class V Common Stock.

“Bakkt Pubco Equity Incentive Plan” means the Bakkt Pubco Equity Incentive Plan, which will become effective upon the Closing. A copy of the Bakkt Pubco Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C.

“Bakkt Pubco Equity Incentive Plan Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Bakkt Pubco Equity Incentive Plan.

“Bakkt Pubco Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of Bakkt Pubco.

“Bakkt Pubco Warrant” means a VIH Warrant that is automatically converted into a redeemable warrant exercisable for one Bakkt Pubco Class A Share.

“Business Combination Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Proposed Transaction.

“Cash Amount” means the amount of cash per share of Bakkt Pubco Class A Common Stock as calculated pursuant to the Exchange Agreement.

“Cayman Constitutional Documents” means VIH’s Amended and Restated Memorandum and Articles of Association, as amended from time to time.

“Closing” means the closing of the Proposed Transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” refers to the Cayman Islands Companies Act (As Revised).

“Company,” “we,” “us” and “our” means VIH prior to the Domestication and to Bakkt Pubco after the Domestication incorporated in the State of Delaware, including after its change of name to “Bakkt Holdings, Inc.”

“Company Board” means the board of directors of the Company subsequent to the Closing.

“Company’s Shares” or “Bakkt Pubco Common Stock” means, collectively, all shares of the Bakkt Pubco Class A Common Stock and Bakkt Pubco Class V Common Stock.

“Condition Precedent Proposals” mean the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal and the Bakkt Pubco Equity Incentive Plan Proposal.

“Continental” or the “Transfer Agent,” as applicable, means Continental Stock Transfer & Trust Company.

“DGCL” means the Delaware General Corporation Law, as amended.

“Director Election Proposal” means the proposal to be considered at the extraordinary general meeting to elect nine directors to serve staggered terms on the Company Board until the 2022, 2023 and 2024 annual meeting of stockholders of the Company, respectively, and until their respective successors are duly elected and qualified.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Domestication” means the continuation of VIH by way of domestication of VIH into a Delaware corporation under the applicable provisions of the Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Proposed Certificate of Incorporation (as attached hereto at Annex B-1) consistent with the DGCL and changing the name and registered office of VIH.

“Domestication Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Domestication.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement to be entered into between the Company, Bakkt and the Bakkt Equity Holders upon the completion of the Proposed Transaction. A copy of the Exchange Agreement is attached to this proxy statement/prospectus as Annex D.

“extraordinary general meeting” means the extraordinary general meeting of VIH’s shareholders, to be held virtually at                      a.m. Eastern Time on                     , 2021 at https://www.cstproxy.com/vih/sm2021, and any adjournments or postponements thereof.

“Founder Shares” means the 5,184,300 currently outstanding VIH Class B Ordinary Shares of VIH owned by the Sponsor and certain members of the VIH Board.

“GAAP” means U.S. generally accepted accounting principles.

“ICE” means Intercontinental Exchange, Inc., a Delaware corporation.

“ICEH” means Intercontinental Exchange Holdings, Inc., a Delaware corporation.

“Insider Letter” means VIH’s letter agreement with its Sponsor, directors and officers, dated September 25, 2020, containing provisions relating to transfer restrictions of the Founder Shares and Private Placement Warrants, indemnification of the Trust Account, waiver of Redemption Rights and participation in liquidation distributions from the Trust Account.

“Insider Letter Agreement” means the amendment to the Insider Letter, dated as of January 11, 2021, among the Sponsor, VIH and certain members of the VIH Board and the VIH management team.

“IPO” means VIH’s initial public offering of the VIH Units, VIH Class A Ordinary Shares and warrants pursuant to a registration statement on Form S-1 declared effective by the SEC on September 22, 2020 (SEC File No. 333-248619). On September 25, 2020, VIH completed its initial public offering.

“Jefferies” means Jefferies LLC, the representative of the underwriters in the IPO.

“Merger” means the statutory merger of Merger Sub with and into Bakkt pursuant to the terms of the Merger Agreement and under the applicable provisions of the DLLCA, with Bakkt continuing as the surviving entity and becoming a subsidiary of the Company.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of January 11, 2021, by and among VIH, Merger Sub and Bakkt, as amended by the Amendment to Agreement and Plan of Merger, dated as of March 30, 2021, as it may be further amended and supplemented from time to time. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2.

“Merger Consideration” means (a) an aggregate of 208,200,000 Bakkt Opco Common Units and (b) an equal number of Bakkt Pubco Class V Shares.

“Merger Sub” means Pylon Merger Company LLC, a Delaware limited liability company and a wholly-owned subsidiary of VIH.

“Nasdaq” means The Nasdaq Capital Market.

“NYSE” means the New York Stock Exchange.

“Organizational Documents Proposal” means the proposal to be considered at the extraordinary general meeting to approve by special resolution the Proposed Certificate of Incorporation and the Proposed By-Laws. A copy of each of the Proposed Certificate of Incorporation and the Proposed By-Laws is attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“PIPE Investment” means the proposed issuance and sale of $325 million of the Bakkt Pubco Class A Common Stock in a private placement to the PIPE Investors pursuant to the Subscription Agreements.

“PIPE Investors” means the accredited investors and qualified institutional buyers who entered into the Subscription Agreements with VIH for the PIPE Investment.

“Private Placement Warrants” means the 6,147,440 private placement warrants, each exercisable for one VIH Class A Ordinary Share of VIH at $11.50 per share, purchased by the Sponsor for a purchase price of $6,147,440, or $1.00 per warrant.

“Proposed By-Laws” mean the proposed by-laws of the Company to be in effect following the Closing, a form of which is attached to this proxy statement/prospectus as Annex B-2.

“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of the Company to be in effect following the Domestication and the Closing, a form of which is attached to this proxy statement/prospectus as Annex B-1.

“Proposed Organizational Documents” means the Proposed Certificate of Incorporation and the Proposed By-Laws.

“Proposed Transaction” or “Business Combination” means the transactions contemplated by the Merger Agreement.

“Public Shareholders” means the holders of VIH Class A Ordinary Shares that were sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Shares” means the VIH Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO as part of the VIH Unit or thereafter in the open market).

“Public Warrant Holders” means the holders of the Public Warrants.

“Public Warrants” means VIH’s warrants sold in the IPO (whether they were purchased in the IPO as part of the VIH Unit or thereafter in the open market).

“Record Date” means June 28, 2021.

“Redemption” means the redemption of Public Shares for the Redemption Price.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account in accordance with the Cayman Constitutional Documents (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing). The Redemption Price will be calculated two business days prior to the completion of the Proposed Transaction in accordance with the Cayman Constitutional Documents.

“Redemption Rights” means the rights of the Public Shareholders to demand Redemption of their Public Shares into cash in accordance with the procedures set forth in the Cayman Constitutional Documents and this proxy statement/prospectus.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and among the Company, the Sponsor, certain Bakkt Equity Holders and certain other parties thereto upon the completion of the Proposed Transaction. A form of the Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex E.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Adjournment Proposal” means the proposal to be considered at the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by VIH that more time is necessary or appropriate to approve one or more proposal at the extraordinary general meeting.

“Shareholder Proposals” means, collectively, (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposal, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the Bakkt Pubco Equity Incentive Plan Proposal, (g) the Director Election Proposal, and (h) the Shareholder Adjournment Proposal, if presented.

“Sponsor” means VPC Impact Acquisition Holdings Sponsor, LLC, a Delaware limited liability company.

“Stock Issuance Proposal” means the proposal to be considered at the extraordinary general meeting to approve the issuance of Bakkt Pubco Class A Shares to (a) the PIPE Investors pursuant to the PIPE Investment (each as defined in the accompanying proxy statement/prospectus) and (b) the Bakkt Equity Holders pursuant to the Merger Agreement.

“Stockholders Agreement” means the Stockholders Agreement to be entered into between the Company and the Bakkt Equity Holders upon completion of the Proposed Transaction. A form of the Stockholders Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex F.

“Subscription Agreements” means the Subscription Agreements, each dated January 11, 2021, entered into between VIH and each of the PIPE Investors in respect of the PIPE Investment.

“Surviving Company LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Bakkt Opco to be in place upon the completion of the Proposed Transaction. A form of the Surviving Company LLC Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex I.

“Target Companies” means Bakkt and its subsidiaries.

“Tax Receivable Agreement” means the Tax Receivable Agreement to be entered into between the Company and the Bakkt Equity Holders upon the completion of the Proposed Transaction. A form of the Tax Receivable Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex G.

“Transaction Documents” means each of the agreements and instruments contemplated by the Merger Agreement or otherwise related to the transactions contemplated by the Merger Agreement and such other agreements or instruments contemplated by the Merger Agreement, in each case that was executed and delivered on the date of the Merger Agreement or on or prior to the date of Closing by a Bakkt Equity Holder, Bakkt, VIH, Merger Sub, the Sponsor and/or any of their respective affiliates, including, the Insider Letter Agreement, the Surviving Company LLC Agreement, the Exchange Agreement, the Tax Receivable Agreement, the Registration Rights Agreement, the Letter of Transmittal, the Proposed Certificate of Incorporation, the Proposed By-Laws, the Voting Agreement, the Stockholders Agreement, the Bakkt Equity Holders Support Agreement, all documents and agreements entered into in connection with the PIPE Investment, including the Subscription Agreements.

“Trust Account” means the trust account of VIH, which holds the net proceeds from the IPO and the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.

“Trust Agreement” means the Investment Management Agreement, dated as of September 22, 2020, by and between VIH and the Transfer Agent.

“VIH” means VPC Impact Acquisition Holdings (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and after the Domestication will be a corporation incorporated under the laws of the State of Delaware and will be referred to as the Company).

“VIH Board” means the board of directors of VIH.

“VIH Class A Ordinary Shares” means the Class A Ordinary Shares of VIH, par value $0.0001 per share.

“VIH Class B Ordinary Shares” means the Class B Ordinary Shares of VIH, par value $0.0001 per share.

“VIH Shares” means, collectively, the VIH Class A Ordinary Shares and the VIH Class B Ordinary Shares.

“VIH Units” means the units sold in the IPO (including pursuant to the overallotment option) consisting of a VIH Class A Ordinary Share and a VIH Warrant.

“VIH Warrant” means one-half of a redeemable warrant exercisable for a VIH Class A Ordinary Share.

“Voting Agreement” means the Voting Agreement to be entered into between the Company and ICE upon the completion of the Proposed Transaction. A form of the Voting Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex H.

“Warrant Agreement” means the Warrant Agreement, dated as of September 22, 2020, between VIH and the Transfer Agent, which governs VIH’s outstanding warrants.

“Warrants” means the VIH Warrants and the Bakkt Pubco Warrants.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” beginning on pages 213 and 261, respectively, of this proxy statement/prospectus), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to the Company’s stockholders following the Closing are for illustrative purposes only and assume the following:

1.

No Public Shareholders exercise their Redemption Rights in connection with the Closing, and the balance of the Trust Account as of the Closing is the same as its balance on July 8, 2021 of $207,393,674.98. Please see the section entitled “Extraordinary General Meeting of VIH—Redemption Rights” beginning on page 118 of this proxy statement/prospectus.

2.	No VIH Warrants will be exercised.

3.

All Bakkt Opco Common Units are exchanged for Bakkt Pubco Class A Shares at such time (in tandem with the cancellation of the paired Bakkt Pubco Class V Shares) (even if not yet permitted under the terms of the Exchange Agreement). Please see the section entitled “The Business Combination Proposal—Related Agreements—Exchange Agreement” beginning on page 146 of this proxy statement/prospectus.

4.

The PIPE Investment is consummated in accordance with its terms for $325 million, with Bakkt Pubco issuing 32,500,000 Bakkt Pubco Class A Shares to the PIPE Investors. Please see the section entitled “The Business Combination Proposal—Related Agreements—Subscription Agreement” beginning on page 148 of this proxy statement/prospectus.

5.

Other than the PIPE Investment, there are no other issuances of equity securities of the Company prior to or in connection with the Closing, including any equity awards that may be issued under the Bakkt Pubco Equity Incentive Plan following the Business Combination.

MARKET AND INDUSTRY DATA

Information contained in this proxy statement/prospectus concerning the market and the industry in which Bakkt competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by Bakkt based on such sources and Bakkt’s knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. We have not independently verified this third-party information. The industry in which Bakkt operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 10 of this proxy statement/prospectus and “Risk Factors—Risks Related to Bakkt’s Business” beginning on page 54 of this proxy statement/prospectus and elsewhere in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for VIH and Bakkt to complete the Proposed Transaction. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:

•	the benefits of the Proposed Transaction;

•	the ability to consummate the Business Combination;

•	the future financial performance of the Company following the Proposed Transaction;

•	changes in the market for Bakkt’s products and services; and

•	expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and VIH and Bakkt managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of VIH, Bakkt and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing VIH’s views as of any subsequent date. VIH does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set out in this proxy statement/prospectus. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could delay the Proposed Transaction or give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against Bakkt or VIH following announcement of the Proposed Transaction and transactions contemplated thereby;

•

the inability to complete the Proposed Transaction due to the failure to obtain approval of the VIH shareholders, the inability to complete the PIPE Investment, the failure of VIH to satisfy the Available Cash Condition or the failure to meet other conditions to closing in the Merger Agreement;

•	the inability to maintain the listing of the Bakkt Pubco Class A Common Stock on the NYSE following the Proposed Transaction;

•	the risk that the Proposed Transaction disrupts current plans and operations;

•

the ability to recognize the anticipated benefits of the Proposed Transaction, which may be affected by, among other things, competition, and the ability of the Company to grow and manage growth profitably;

•	costs related to the Proposed Transaction;

•	changes in the market in which Bakkt competes, including with respect to its competitive landscape, technology evolution or changes in applicable laws or regulations;

•	the impact of the novel coronavirus (“COVID-19”) pandemic;

•	changes in the vertical markets that Bakkt targets;

•	changes to Bakkt’s relationships within the payment ecosystem;

•	the inability to launch new Bakkt services and products or to profitably expand into new markets;

•	the inability to execute Bakkt’s growth strategies, including identifying and executing acquisitions;

•	the inability to develop and maintain effective internal controls and procedures;

•	the exposure to any liability, protracted and costly litigation or reputational damage relating to Bakkt’s data security;

•	the possibility that Bakkt or VIH may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors” beginning on page 54 of this proxy statement/prospectus.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF VIH

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Proposed Transaction. The following questions and answers do not include all the information that is important to VIH’s shareholders. VIH urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Proposed Transaction and the voting procedures for the extraordinary general meeting, which will be held at                     a.m., Eastern Time, on                     , 2021, at the offices of White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, and virtually via live webcast. To participate in the extraordinary general meeting online, visit https://www.cstproxy.com/vih/sm2021 and enter the 12 digit control number included on your proxy card. You may register for the extraordinary general meeting as early as                     a.m., Eastern Time, on                     , 2021. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement.

Q.	Why am I receiving this proxy statement/prospectus?

A.

VIH shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Proposed Transaction. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Bakkt, with Bakkt surviving the merger, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “The Business Combination Proposal” beginning on page 121 of this proxy statement/prospectus for more detail.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2 and you are encouraged to read it in its entirety.

As a condition to the Merger, VIH will change its jurisdiction of incorporation by effecting a deregistration under the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which VIH’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. In connection with the Domestication, (a) each VIH Unit issued and outstanding immediately prior to the Domestication will automatically be separated into the underlying VIH Class A Ordinary Share and one-half of a VIH Warrant, (b) each VIH Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one Bakkt Pubco Class A Share (provided that each VIH Class A Ordinary Share owned by Public Shareholders who have validly elected to redeem their VIH Class A Ordinary Shares will be converted, but will be redeemed for cash in an amount equal to the Redemption Price), (c) each VIH Class B Ordinary Share, par value $0.0001 per share, of VIH issued and outstanding immediately prior to the Domestication will be automatically converted into one Bakkt Pubco Class A Share, and (d) each VIH Warrant will be automatically converted into a redeemable Bakkt Pubco Warrant on the same terms as the VIH Warrants. See “The Domestication Proposal” beginning on page 165 of this proxy statement/prospectus for additional information.

THE VOTE OF PUBLIC SHAREHOLDERS IS IMPORTANT. PUBLIC SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF VIH AND BAKKT, CAREFULLY AND IN ITS ENTIRETY.

Q.	What proposals are shareholders of VIH being asked to vote upon?

A.	At the extraordinary general meeting, VIH is asking holders of VIH Shares to consider and vote upon:

•	The Business Combination Proposal;

•	The Domestication Proposal;

•	The Stock Issuance Proposal;

•	The Organizational Documents Proposal;

•	The Advisory Organizational Documents Proposals;

•	The Bakkt Pubco Equity Incentive Plan Proposal;

•	The Director Election Proposal; and

•	The Shareholder Adjournment Proposal, if presented.

If VIH’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could be terminated and the Proposed Transaction may not be consummated. See “The Business Combination Proposal,” “The Domestication Proposal,” “The Stock Issuance Proposal,” “The Organizational Documents Proposal,” and “The Bakkt Pubco Equity Incentive Plan Proposal” beginning on pages 121, 165, 173, 175 and 187 of this proxy statement/prospectus, respectively.

VIH will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Proposed Transaction and the other matters to be acted upon at the extraordinary general meeting. Shareholders of VIH should read it carefully.

After careful consideration, the VIH Board has determined that each of (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposal, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the Bakkt Pubco Equity Incentive Plan Proposal, (g) the Director Election Proposal, and (h) and the Shareholder Adjournment Proposal, if presented, are in the best interests of VIH and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of VIH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of VIH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, VIH’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination” beginning on page 158 of this proxy statement/prospectus for a further discussion of these considerations.

Q.	Are the proposals conditioned on one another?

A.

Yes. The Proposed Transaction is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals, the Director Election Proposal and the Shareholder Adjournment Proposal are not conditioned upon the approval of any other proposal.

Q.	Why is VIH proposing the Proposed Transaction?

A.	VIH was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Bakkt is a provider of institutional and retail solutions for digital assets. Bakkt provides a mobile application enabling consumers to unlock the value of digital assets, including cryptocurrency, loyalty points, in-game assets, and gift cards, while giving merchants and loyalty program sponsors deeper customer engagement and delivering cost savings to merchants. Bakkt was founded in 2018 by ICE and is headquartered in Alpharetta, Georgia.

Based on its due diligence investigations of Bakkt and the industry in which it operates, including the financial and other information provided by Bakkt in the course of VIH’s due diligence investigations, the VIH Board believes that the Proposed Transaction with Bakkt is in the best interests of VIH and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “The Business Combination Proposal—The VIH Board’s Reasons for the Approval of the Business Combination” beginning on page 154 of this proxy statement/prospectus for additional information.

Although the VIH Board believes that the Proposed Transaction with Bakkt presents a unique business combination opportunity and is in the best interests of VIH and its shareholders, the VIH Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal—The VIH Board’s Reasons for the Approval of the Business Combination,” beginning on page 154 of this proxy statement/prospectus as well as in the sections entitled “Risk Factors—Risks Related to Bakkt’s Business” beginning on page 70 of this proxy statement/prospectus.

Q.	What will Bakkt Equity Holders receive in connection with the Business Combination?

A.

As a result of the Merger, the aggregate consideration to be received in respect of the Merger by all of the Bakkt Equity Holders will be an aggregate of 208,200,000 Bakkt Opco Common Units and 208,200,000 Bakkt Pubco Class V Shares, which will be non-economic, voting shares of Bakkt Pubco, subject to the allocation of a certain portion of those Bakkt Opco Common Units and Bakkt Pubco Class V Shares to the holders of Bakkt Warrants that do not exercise such warrants prior to the Closing. See “The Business Combination Proposal—Merger Agreement—Consideration—Treatment of Bakkt Warrants” beginning on page 123 of this proxy statement/prospectus.

Upon the Closing, Bakkt Pubco will be organized in an umbrella partnership-C corporation (or “Up-C”) structure in which substantially all of the assets and the business of Bakkt Pubco will be held by Bakkt Opco and its subsidiaries, and Bakkt Pubco’s only direct assets will consist of Bakkt Opco Common Units. Assuming there are no Redemptions in connection with the Proposed Transaction, upon the Closing, Bakkt Pubco is expected to own approximately 22% of Bakkt Opco Common Units and will be the managing member of Bakkt Opco. All remaining Bakkt Opco Common Units will be owned by the Bakkt Equity Holders.

A Tax Receivable Agreement between the Company and the Bakkt Equity Holders to be entered into at the Closing provides for, among other things, payment by Bakkt Pubco to the Bakkt Equity Holders of 85% of the U.S. federal, state and local net income tax savings realized by Bakkt Pubco as a result of the increases in tax basis and certain other tax benefits related to the exchange of Bakkt Opco Common Units for Bakkt Pubco Class A Shares or the Cash Amount. For more information on the Tax Receivable Agreement, please see the section entitled “The Business Combination Proposal—Related Agreements—Tax Receivable Agreement” beginning on page 147 of this proxy statement/prospectus.

Q.	What equity stake will current VIH shareholders and Bakkt Equity Holders hold in Bakkt Pubco immediately after the consummation of the Proposed Transaction?

A.

It is anticipated that, following the Proposed Transaction, (a) the Public Shareholders are expected to own approximately 8% of the outstanding Company’s Shares, (b) Bakkt Equity Holders (without taking into account any Public Shares held by Bakkt Equity Holders prior to the consummation of the Proposed Transaction or purchased in the PIPE Investment) are expected to own approximately 78% of the outstanding Company’s Shares, (c) the Sponsor and related parties are expected to collectively own approximately 2% of the outstanding Company’s Shares and (d) the PIPE Investors are expected to own approximately 12% of the outstanding Company’s Shares. These percentages assume (i) that no Public Shareholders exercise their Redemption Rights in connection with the Proposed Transaction and (ii) that Bakkt Pubco issues 32,500,000 of the Company’s Shares to the PIPE Investors pursuant to the PIPE Investment. If the actual facts are different from these assumptions, the percentage ownership retained by the Company’s existing shareholders in the Company will be different. If there are redemptions by the Public Shareholders up to the maximum level that would permit completion of the Business Combination, (a) the Public Shareholders will own approximately 4% of the outstanding Company’s Shares, (b) Bakkt

Equity Holders (without taking into account any Public Shares held by Bakkt Equity Holders prior to the consummation of the Proposed Transaction or purchased in the PIPE Investment) will own approximately 81% of the outstanding Company’s Shares, (c) the Sponsor and related parties will own approximately 2% of the outstanding Company’s Shares and (d) the PIPE Investors will own approximately 13% of the outstanding Company’s Shares. These percentages assume (i) that 10,737,202 Public Shareholders exercise their Redemption Rights in connection with the Proposed Transaction and (ii) that Bakkt Pubco issues 32,500,000 of the Company’s Shares to the PIPE Investors pursuant to the PIPE Investment.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms—Share Calculations and Ownership Percentages” beginning on page 7 of this proxy statement/prospectus.

Q.	How has the announcement of the Proposed Transaction affected the trading price of the VIH Class A Ordinary Shares?

A.

On January 7, 2021, the last trading date prior to the publication of articles speculating about the Proposed Transaction, VIH Units, VIH Class A Ordinary Shares and Public Warrants closed at $11.06, $10.41 and $1.181, respectively. On January 8, 2021, the last trading date prior to the public announcement of the Proposed Transaction, VIH Units, VIH Class A Ordinary Shares and Public Warrants closed at $18.25, $16.48 and $4.55, respectively. As of July 8, 2021, the last trading day immediately prior to the date of this proxy statement/prospectus, the closing price for each VIH Unit, VIH Class A Ordinary Share and Public Warrant was $10.66, $9.90, and $1.64, respectively.

Q.	Will the Company obtain new financing in connection with the Proposed Transaction?

A.

Yes. The PIPE Investors have agreed to purchase in the aggregate 32,500,000 shares of Bakkt Pubco Common Stock, for $325,000,000 of gross proceeds, in the PIPE Investment. See “The Business Combination Proposal—Related Agreements—Subscription Agreements” beginning on page 148 of this proxy statement/prospectus.

Q.	Why is VIH proposing the Domestication?

A.

The VIH Board believes that there are significant advantages to us that will arise as a result of a change of VIH’s domicile to the State of Delaware. Further, the VIH Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The VIH Board believes that there are several reasons why a reincorporation in the State of Delaware is in the best interests of VIH and its shareholders, including (a) the prominence, predictability and flexibility of the DGCL, (b) Delaware’s well-established principles of corporate governance and (c) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “The Domestication Proposal—Reasons for the Domestication” beginning on page 165 of this proxy statement/prospectus.

To effect the Domestication, VIH will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which VIH will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to the closing of the Merger under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of the holders of a majority of at least two-thirds of the VIH Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue VIH outside the jurisdiction of the Cayman Islands, holders of the VIH Class B Ordinary Shares will have ten votes per VIH Class B Ordinary Share and holders of VIH Class A Ordinary Shares will have one vote per VIH

Class A Ordinary Share for the purposes of the Domestication Proposal. Holders of VIH Class B Ordinary Shares and VIH Class A Ordinary Shares will have one vote per share on all other proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

Q.	What amendments will be made to the Cayman Constitutional Documents?

A.

The consummation of the Proposed Transaction is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Proposed Transaction, VIH’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Cayman Constitutional Documents, in each case, under the Companies Act, with the Proposed Certificate of Incorporation and the Proposed By-Laws, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents. These differences are discussed in greater detail in the section entitled “The Domestication Proposal” beginning on page 165 of this proxy statement/prospectus.

Q.	How will the Domestication affect my VIH Class A Ordinary Shares, VIH Warrants and VIH Units?

A.

As a result of and upon the effective time of the Domestication, (a) each VIH Unit issued and outstanding immediately prior to the Domestication will automatically be separated into the underlying VIH Class A Ordinary Share and one-half of a VIH Warrant, (b) each VIH Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one Bakkt Pubco Class A Share (provided that each VIH Class A Ordinary Share owned by Public Shareholders who have validly elected to redeem their VIH Class A Ordinary Shares will be converted, but will be redeemed for cash in an amount equal to the Redemption Price), (c) each VIH Class B Ordinary Share issued and outstanding immediately prior to the Domestication will be automatically converted into one Bakkt Pubco Class A Share, (d) each VIH Warrant will be automatically converted into a redeemable Bakkt Pubco Warrant on the same terms as the VIH Warrants, and (e) each Private Placement Warrant issued and outstanding prior to the Domestication will be automatically converted into a warrant exercisable for one Bakkt Pubco Class A Share on the terms and subject to the conditions set forth in the applicable warrant agreement.

Q.	What are the material U.S. federal income tax considerations of the Domestication?

A.

As discussed more fully under “U.S. Federal Income Tax Considerations” beginning on page 198 of this proxy statement/prospectus, VIH intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations—U.S. Holders—Tax Effects of the Domestication to U.S. Holders—PFIC Considerations” beginning on page 203 of this proxy statement/prospectus, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) beginning on page 199 of this proxy statement/prospectus will be subject to Section 367(b) of the Code and, as a result:

•

a U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of VIH Shares entitled to vote or 10% or more of the total value of all classes of VIH Shares (a “10% U.S. Shareholder”) on the date of the Domestication must include in income as a dividend deemed paid by VIH the “all earnings and profits amount” attributable to the VIH Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code;

•

a U.S. Holder whose VIH Class A Ordinary Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its VIH Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s VIH Class A Ordinary Shares; and

•

A U.S. Holder whose VIH Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication.

VIH does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—Tax Effects of the Domestication to U.S. Holders—PFIC Considerations” beginning on page 203 of this proxy statement/prospectus,VIH believes that it is likely classified as a PFIC for U.S. federal income tax purposes. In such a case, notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of VIH Class A Ordinary Shares or VIH Warrants for Bakkt Pubco Common Stock or Bakkt Pubco Warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations—U.S. Holders—Tax Effects of the Domestication to U.S. Holders—PFIC Considerations—QEF Election and Mark-to-Market Election” with respect to their VIH Class A Ordinary Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to VIH Warrants, and the application of the PFIC rules to VIH Warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations—U.S. Holders” beginning on page 199 of this proxy statement/prospectus.

Each U.S. Holder is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of VIH Class A Ordinary Shares and VIH Warrants for Bakkt Pubco Common Stock and Bakkt Pubco Warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—Non-U.S. Holders” beginning on page 208 of this proxy statement/prospectus) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s Bakkt Pubco Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations” beginning on page 198 of this proxy statement/prospectus.

Q.	Do I have Redemption Rights?

A.

If you are a holder of Public Shares, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your Redemption Rights, please see the answer to the next question: “How do I exercise my Redemption Rights?” beginning on page 18 of this proxy statement/prospectus.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has agreed to waive its Redemption Rights with respect to all of the Founder Shares in connection with the consummation of the Proposed Transaction. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share Redemption Price.

Q.	How do I exercise my Redemption Rights?

A.	If you are a Public Shareholder and wish to exercise your right to redeem the Public Shares, you must:

(a) hold Public Shares, you elect to separate your VIH Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

(b) submit a written request to the Transfer Agent, that Bakkt Pubco redeem all or a portion of your Public Shares for cash; and

(c) deliver your share certificates for Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to                     p.m., Eastern Time, on                     , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of the Transfer Agent is listed under the question “Who can help answer my questions?” beginning on page 28 of this proxy statement/prospectus.

Holders of VIH Units must elect to separate the VIH Units into the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If holders hold their VIH Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the VIH Units into the underlying Public Shares and Public Warrants, or if a holder holds VIH Units registered in its own name, the holder must contact the Transfer Agent, directly and instruct them to do so.

Public Shareholders will be entitled to request that their Public Shares be redeemed for the Redemption Price. For illustrative purposes, as of July 8, 2021, this would have amounted to approximately $10.00 per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of VIH’s creditors, if any, which could have priority over the claims of the Public Shareholders, regardless of whether such Public Shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your Redemption Rights. It is expected that the funds to be distributed to Public Shareholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Proposed Transaction.

A VIH shareholder may not withdraw a request for Redemption once submitted to VIH unless the VIH Board determines (in its sole discretion) to permit the withdrawal of such request for Redemption (which it may do in whole or in part). Furthermore, if a holder of a Public Share delivers its share certificates (if any) along with the redemption forms in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that VIH permit the withdrawal of the request for Redemption and instruct the Transfer Agent, to return the share certificates (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for Redemption will be honored unless the holder’s certificates for Public Shares (if any) along with the redemption forms have been delivered (either physically or electronically) to the Transfer Agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of Public Shares properly makes a request for Redemption and the certificates for Public Shares (if any) along with the redemption forms are delivered as described above, then, if the Proposed Transaction is consummated, Bakkt Pubco will redeem the Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Proposed Transaction. The Redemption will take place following the Domestication and, accordingly, it is shares of Bakkt Pubco Common Stock that will be redeemed immediately after consummation of the Proposed Transaction. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If you are a holder of Public Shares and you exercise your Redemption Rights, such exercise will not result in the loss of any warrants that you may hold.

Q.	If I am a holder of VIH Units, can I exercise Redemption Rights with respect to my VIH Units?

A.

No. Holders of issued and outstanding VIH Units must elect to separate the VIH Units into the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If you hold your VIH Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the VIH Units into the underlying Public Shares and Public Warrants, or if you hold VIH Units registered in your own name, you must contact the Transfer Agent, directly and instruct them to do so. You are requested to cause your Public Shares to be separated and delivered to the Transfer Agent, along with the redemption forms by                     p.m., Eastern Time, on                     , 2021 (two business days before the extraordinary general meeting) in order to exercise your Redemption Rights with respect to your Public Shares.

Q.	What are the U.S. federal income tax consequences of exercising my Redemption Rights?

A.

The U.S. federal income tax consequences of exercising your Redemption Rights with respect to your Public Shares to receive cash from the Trust Account in exchange for Public Shares depend on your particular facts and circumstances. It is possible that you may be treated as selling such Public Shares and, as a result, recognize capital gain or capital loss. It is also possible that the Redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Public Shares that you own or are deemed to own (including through the ownership of VIH Warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of Redemption Rights, see “U.S. Federal Income Tax Considerations” beginning on page 198 of this proxy statement/prospectus.

Additionally, because the Domestication will occur prior to the Redemption of any Public Shareholder, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) exercising Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations—U.S. Holders” beginning on page 199 of this proxy statement/prospectus.

All Public Shareholders considering exercising Redemption Rights are urged to consult their tax advisor on the tax consequences to them of an exercise of Redemption Rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q.	What happens to the funds deposited in the Trust Account after consummation of the Proposed Transaction?

A.

Following the closing of the IPO (including partial exercise of the over-allotment option by the underwriters of the IPO), an amount equal to $207,372,020 ($10.00 per VIH Unit) of the net proceeds from the IPO and the sale of the Private Placement Warrants was placed in the Trust Account. As of July 8, 2021, funds in the Trust Account totaled $207,393,674.98 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (a) the completion of a business combination (including the Closing), (b) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of VIH’s obligation to redeem 100% of the Public Shares if it does not complete a business combination by September 25, 2022 and (c) the Redemption of all of the Public Shares if VIH is unable to complete a business combination by September 25, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Proposed Transaction, the funds deposited in the Trust Account will be released to pay holders of Public Shares who properly exercise their Redemption Rights; to pay transaction fees and expenses associated with the Proposed Transaction; and for working capital and general corporate purposes of Bakkt Pubco following the Proposed Transaction. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Proposed Transaction” beginning on page 44 of this proxy statement/prospectus.

Q.	Did the VIH Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Proposed Transaction?

A.

The VIH Board did not obtain a third-party valuation or fairness opinion in connection with the determination to approve the Proposed Transaction. The VIH Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Proposed Transaction was fair from a financial perspective to the VIH shareholders. The VIH Board also determined, without seeking a valuation from a financial advisor, that Bakkt’s fair market value was at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the signing of the Merger Agreement. Accordingly, investors will be relying on the judgment of the VIH Board in valuing Bakkt’s business, and assuming the risk that the VIH Board may not have properly valued such business. See “Risk Factors—Risks Related to the Domestication and the Business Combination” beginning on page 54 of this proxy statement/prospectus.

Q.	What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?

A.

Our Public Shareholders are not required to vote in respect of the Proposed Transaction in order to exercise their Redemption Rights. Accordingly, the Proposed Transaction may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of Redemptions by Public Shareholders.

The Merger Agreement provides that the obligations of Bakkt to consummate the Merger are conditioned on, among other things, the Available Cash Condition, which requires that the amount of cash available following the extraordinary general meeting from the following sources is at least $425,000,000: (a) in the Trust Account, after deducting the amount required to satisfy Redemptions of VIH Class A Ordinary Shares, if any (but prior to payment of (i) deferred underwriting commissions and (ii) transaction expenses of VIH or its affiliates), (b) outside of the Trust Account, and (c) from the gross proceeds of the PIPE Investment. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could be terminated and the proposed Business Combination may not be consummated.

Q.	What conditions must be satisfied to complete the Proposed Transaction?

A.

In addition to the Domestication and the Available Cash Condition noted above, the Merger Agreement is subject to the satisfaction or waiver of the following other customary closing conditions: (a) approval of the Proposed Transaction and related agreements and transactions by the respective shareholders of VIH and members of Bakkt (including approval of the Condition Precedent Proposals by the shareholders of VIH); (b) effectiveness of the registration statement on Form S-4 filed by VIH in connection with the Domestication; (c) all specified authorizations, consents, orders, regulatory approvals, non-objections, declarations, filings or waiting periods having been made, received or expired; (d) delivery of closing deliverables and documentation; (e) absence of a material adverse effect in respect of Bakkt, VIH and Merger Sub; (f) accuracy of the applicable representations, warranties and covenants, each to an applicable standard; (g) the Bakkt Pubco Class A Shares having been listed on a national stock exchange and being eligible for continued listing on a national stock exchange immediately following the closing; (h) the PIPE Investment having been completed; (i) the existing members of the VIH Board having resigned as of the Closing and the post-Closing directors having been appointed to serve on the Company Board effective as of the Closing; (j) the existing officers of VIH having resigned as of the Closing and the post-Closing officers having been appointed to serve effective as of the Closing; and (k) the absence of any injunctions or restraints in respect of consummation of the Proposed Transaction. For more information about conditions to the consummation of the Proposed Transaction, see “The Business Combination Proposal—Merger Agreement” beginning on page 121 of this proxy statement/prospectus.

Q.	When do you expect the Proposed Transaction to be completed?

A.

It is currently expected that the Proposed Transaction will be consummated in the second quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to VIH shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Shareholder Adjournment Proposal is adopted by VIH’s shareholders at the extraordinary general meeting and VIH elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Proposed Transaction, see “The Business Combination Proposal—Merger Agreement” beginning on page 121 of this proxy statement/prospectus.

Q.	What happens if the Proposed Transaction is not consummated?

A.

VIH will not complete the Domestication to the State of Delaware unless all other conditions to the consummation of the Proposed Transaction have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If VIH is not able to complete the Proposed Transaction with Bakkt by September 25, 2022 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, VIH will: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the VIH Board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q.	Following the Proposed Transaction, will VIH’s securities continue to trade on a stock exchange?

A.	Yes. VIH intends to apply to list the Bakkt Pubco Class A Common Stock and Bakkt Pubco Warrants on the NYSE under the proposed symbols “BKKT” and “BKKT WS”, respectively, upon the Closing. The VIH

Units will automatically separate into the component securities prior to the Domestication, and, as a result, will no longer trade as a separate security following the Closing. Neither the Bakkt Pubco Class V Common Stock nor the Bakkt Opco Common Units will be publicly traded.

Q.	What is an “Up-C” structure?

A.

Bakkt Pubco’s corporate structure following the Closing, as described under the section entitled “The Business Combination Proposal—Merger Agreement—Structure of the Merger,” beginning on page 121 of this proxy statement/prospectus is commonly referred to as an umbrella partnership-C corporation (or “Up-C”) structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering either directly or through a business combination with a special purpose acquisition company, such as VIH. The Up-C structure will allow Bakkt Opco or certain of its beneficial owners to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership or “pass-through” entity for U.S. federal (and certain state and local) income tax purposes following the Proposed Transaction. One of these benefits is that, for U.S. federal (and certain state and local) income tax purposes, future taxable income of the Bakkt Opco will not be subject to U.S. federal income taxation at the Bakkt Opco level. Instead, such income will be allocated to Bakkt Pubco and the Bakkt Equity Holders and will be taxed on a flow-through basis. Additionally, because the Bakkt Equity Holders may exchange their Bakkt Opco Common Units for Bakkt Pubco Class A Common Stock, or at the sole discretion of the Company, for cash, the Up-C structure also provides the Bakkt Equity Holders with potential liquidity that is not generally available to holders of non-publicly traded companies treated as partnerships for U.S. federal income tax purposes. See the sections entitled “The Business Combination Proposal” and “Description of VIH’s and the Company’s Securities” beginning on pages 121 and 245, respectively, of this proxy statement/prospectus.

Following the Closing, Bakkt Pubco expects to obtain an actual or effective step-up in tax basis with respect to the exchange of the Bakkt Equity Holders’ Bakkt Opco Common Units for shares of Bakkt Pubco Class A Common Stock or, at the sole discretion of the Company, for cash. This is intended to provide Bakkt Pubco with certain tax benefits, such as additional future depreciation and amortization deductions that can reduce the taxable income allocable to Bakkt Pubco. As described under “The Business Combination Proposal—Related Agreements—Tax Receivable Agreement” beginning on page 147 of this proxy statement/prospectus we may be required to make payments in respect of such tax benefit.

Q.	Do I have appraisal rights in connection with the Proposed Transaction?

A.	Neither VIH’s shareholders nor VIH’s warrant holders have appraisal rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law or under the DGCL.

Q.	What do I need to do now?

A.

VIH urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Proposed Transaction will affect you as a shareholder or warrant holder. VIH’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?

A.

If you are a holder of record of VIH Shares on the Record Date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q.	When and where will the extraordinary general meeting be held?

A.

The extraordinary general meeting will be held virtually at                      a.m. Eastern Time, on                     , 2021. In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, the Company has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at https://www.cstproxy.com/vih/sm2021 in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020.

Q.	Who is entitled to vote at the extraordinary general meeting?

A.

VIH has fixed June 28, 2021 as the Record Date for the extraordinary general meeting. If you were a shareholder of VIH at the close of business on the Record Date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q.	How many votes do I have?

A.

With the exception of the holders of the VIH Class B Ordinary Shares, who are entitled to ten votes for each VIH Class B Ordinary Share they hold for the purposes of voting on the Domestication Proposal, VIH shareholders are entitled to one vote at the extraordinary general meeting for each VIH Share held of record as of the Record Date. As of the close of business on the Record Date for the extraordinary general meeting, there were 25,921,502 VIH Shares issued and outstanding, of which 20,737,202 were issued and outstanding Public Shares.

Q.	What constitutes a quorum?

A.

A quorum of VIH shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding VIH Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, 12,960,752 VIH Shares would be required to achieve a quorum.

Q.	What vote is required to approve each proposal at the extraordinary general meeting?

The following votes are required for each proposal at the extraordinary general meeting:

A.

Business Combination Proposal – The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Domestication Proposal – The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the VIH Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue VIH outside the jurisdiction of the Cayman Islands, holders of the VIH Class B Ordinary Shares will have ten votes per VIH Class B Ordinary Share and holders of VIH Class A Ordinary Shares will have one vote per VIH Class A Ordinary Share for the purposes of the Domestication Proposal. Holders of VIH Class B Ordinary Shares and VIH Class A Ordinary Shares will have one vote per share on all other proposals.

Organizational Documents Proposal – The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the VIH Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Stock Issuance Proposal – The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Advisory Organizational Documents Proposals – The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the VIH Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Bakkt Pubco Equity Incentive Plan Proposal – The approval of the Bakkt Pubco Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Director Election Proposal – The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Although the Cayman Constitutional Documents indicate that, prior to the Closing, holders of VIH Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director, the Director Election Proposal is being voted on by all holders of VIH Shares. In the event that one or more nominees is not elected under the Director Election Proposal, the VIH Board is permitted under Article 31 of the Cayman Constitutional Documents to appoint any person to be a director.

Shareholder Adjournment Proposal – The approval of the Shareholder Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The Sponsor and VIH’s officers and directors own and are entitled to vote 20% of the VIH Shares (an aggregate of 5,184,300 VIH Class B Ordinary Shares) as of the record date. As further discussed in the section titled “Certain Relationships and Related Person Transactions” beginning on page 256 of this proxy statement/prospectus, the Sponsor and VIH’s officers and directors have agreed to vote in favor of the proposals. If only the minimum number of VIH Shares required to establish a quorum were voted, only 6.25% (an aggregate of 1,296,077 Public Shares) of the Public Shares would need to be voted in favor of the Business Combination Proposal.

Q.	What are the recommendations of the VIH Board?

A.

The VIH Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of VIH’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Bakkt Pubco Equity Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Shareholder Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of VIH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of VIH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, VIH’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination” beginning on page 158 of this proxy statement/prospectus.

Q.	How does the Sponsor intend to vote its shares?

A.

The Sponsor has agreed to vote all the Founder Shares and any other Public Shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor and certain members of the VIH Board own 20% of the issued and outstanding VIH Shares.

At any time at or prior to the Proposed Transaction, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the Bakkt Equity Holders or our or their respective directors, officers, advisors or respective affiliates may (a) purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, Public Shares, (b) execute agreements to purchase such shares from such investors in the future, or (c) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Condition Precedent Proposals or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of VIH Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, the Bakkt Equity Holders or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (a) satisfaction of the requirement that holders of a majority of the VIH Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Bakkt Pubco Equity Incentive Plan Proposal, the Director Election Proposal and the Shareholder Adjournment Proposal, (b) satisfaction of the requirement that holders of a majority of at least two-thirds of the VIH Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposals, (c) satisfaction of the Available Cash Condition, and (d) otherwise limiting the number of Public Shares electing to redeem.

The existence of financial and personal interests of one or more of VIH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of VIH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, VIH’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination” beginning on page 158 of this proxy statement/prospectus.

Q.	What happens if I sell my VIH Shares before the extraordinary general meeting?

A.

The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Proposed Transaction is expected to be completed. If you transfer your Public Shares after the applicable Record Date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting but the transferee, and not you, will have the ability to redeem such shares, so long as such transferee takes the required steps to elect to redeem such shares at least two business days prior to the extraordinary general meeting.

Q.	How can I vote my shares without attending the extraordinary general meeting?

A.

If you are a shareholder of record of our VIH Shares as of the close of business on the Record Date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the extraordinary general meeting. Please note that if you are a beneficial owner of VIH Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. Shareholders may send a later-dated, signed proxy card to VIH’s Chairman at VIH’s address set forth below so that it is received by VIH’s Chairman prior to the vote at the extraordinary general meeting (which is scheduled to take place on                     , 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to VIH’s Chairman, which must be received by VIH’s Chairman prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.	What happens if I fail to take any action with respect to the extraordinary general meeting?

A.

If you fail to take any action with respect to the extraordinary general meeting and the Proposed Transaction is approved by shareholders and the Proposed Transaction is consummated, you will become a stockholder or warrant holder of Bakkt Pubco. If you fail to take any action with respect to the extraordinary general meeting and the Proposed Transaction is not approved, you will remain a shareholder or warrant holder of VIH. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Proposed Transaction, so long as you take the required steps to elect to redeem your shares at least two business days prior to the extraordinary general meeting.

Q.	What happens if I vote against the Business Combination Proposal?

A.

If you vote against the Business Combination Proposal, but the Business Combination Proposal still obtains the requisite shareholder approval described in this proxy statement/prospectus, then the Business Combination Proposal will be approved and, assuming the approval of the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Bakkt Pubco Equity Incentive Plan Proposal, the Director Election Proposal, the Stock Issuance Proposal and the Shareholder Adjournment Proposal and the satisfaction or waiver of the other conditions to the closing of the Merger, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the requisite vote at the extraordinary general meeting, then the Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination Proposal, we may continue to try to complete a business combination with a different target business until September 25, 2022. If we fail to complete an initial business combination by September 25, 2022, then we will be required to dissolve and liquidate the Trust Account by returning then-remaining funds in the Trust Account to the Public Shareholders.

Q.	What should I do with my share certificates, warrant certificates or unit certificates?

A.

Our shareholders who exercise their Redemption Rights must deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to the Transfer Agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to                     , Eastern Time, on                     , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public Shareholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.

Upon the Domestication, holders of VIH Units, VIH Class A Ordinary Shares, VIH Class B Ordinary Shares and VIH Warrants will receive Bakkt Pubco Class A Shares and Bakkt Pubco Warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their VIH Units, VIH Class A Ordinary Shares (unless such holder elects to redeem the Public Shares in accordance with the procedures set forth above), VIH Class B Ordinary Shares or VIH Warrants.

Q.	What should I do if I receive more than one set of voting materials?

A.

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your VIH Shares.

Q.	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A.

VIH will pay the cost of soliciting proxies for the extraordinary general meeting. VIH has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the extraordinary general meeting. VIH has agreed to pay Morrow Sodali LLC a fee of $25,000, plus disbursements. VIH will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of VIH Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of VIH Class A Ordinary Shares and in obtaining voting instructions from those owners. VIH’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Where can I find the voting results of the extraordinary general meeting?

A.

The preliminary voting results will be expected to be announced at the extraordinary general meeting. VIH will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q.	Who can help answer my questions?

A.	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call: (203) 658-9400)

Email: VIH.info@investor.morrowsodali.com

You also may obtain additional information about VIH from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 335 of this proxy statement/prospectus. If you are a holder of Public Shares and you intend to seek Redemption, you will need to deliver the certificates for your Public Shares (if any) along with the redemption forms (either physically or electronically) to the Transfer Agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to                     , Eastern Time, on                     , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: Mzimkind @continentals tock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus, but does not contain all of the information that may be important to you. To better understand the proposals to be considered at the extraordinary general meeting, including the Business Combination Proposal, whether or not you plan to attend such meetings, we urge you to read this proxy statement/prospectus (including the Annexes) carefully, including the section entitled “Risk Factors” beginning on page 54 of this proxy statement/prospectus. See also the section entitled “Where You Can Find More Information” beginning on page 335 of this proxy statement/prospectus.

Parties to the Business Combination

VIH

VIH was incorporated as a Cayman Islands exempted company on July 31, 2020 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, one or more businesses or entities. On August 3, 2020, the Founder Shares (an aggregate of 5,750,000 VIH Class B Ordinary Shares) were sold to the Sponsor at a price of approximately $0.004 per share, for an aggregate price of $25,000. In September 2020, the Sponsor transferred an aggregate of 60,000 Founder Shares to members of the VIH Board, resulting in the Sponsor holding an aggregate of 5,690,000 Founder Shares.

On September 25, 2020, VIH completed its IPO of 20,000,000 VIH Units. Each VIH Unit consists of one VIH Class A Ordinary Share and one-half of one warrant, with each warrant entitling the holder thereof to purchase one VIH Class A Ordinary Share for $11.50 per share. The VIH Units were sold at a price of $10.00 per VIH Unit, generating gross proceeds to VIH of $200,000,000. Pursuant to an option granted to Jefferies, the representative of the several underwriters in the IPO, on October 1, 2020, the underwriters partially exercised the option and purchased 737,202 VIH Units, generating gross proceeds of $7,372,020. As a result of the underwriters not exercising the over-allotment in full, 565,700 Founder Shares were forfeited, resulting in an aggregate of 5,184,300 Founder Shares issued and outstanding. In addition, VIH completed the sale of the Private Placement Warrants (6,147,440 warrants at a price of $1.00 per warrant) in a private placement to the Sponsor, generating gross proceeds of $6,147,440. A total of $207,372,020 of the net proceeds from the IPO and the Private Placement Warrants were deposited in the Trust Account established for the benefit of the Public Shareholders and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest except those certain amounts withdrawn in order to pay tax obligations. As of July 8, 2021, there was approximately $207,393,674.98 million held in the Trust Account.

VIH’s principal executive offices are located at 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606 and its phone number is (312) 701-1777.

Merger Sub

Merger Sub is a Delaware limited liability company and wholly-owned subsidiary of VIH formed on December 18, 2020. Pursuant to the Merger, Merger Sub will merge with and into Bakkt with Bakkt being the surviving entity and becoming a subsidiary of the Company.

Merger Sub’s principal executive offices are located at 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606 and its phone number is (312) 701-1777.

Bakkt

Bakkt is a digital asset marketplace headquartered in Alpharetta, Georgia. Bakkt was launched in 2018 by ICE and a group of investors and strategic partners. Since its founding, Bakkt has developed technology enabling institutions and consumers to buy, sell, convert, spend, store and send digital assets. Bakkt’s platform, soon to be made widely available through Bakkt’s consumer app, will enable incremental consumer spending, reduce traditional payment costs and bolster loyalty programs, adding value for all key stakeholders within the payments and digital assets ecosystem. In building its platform, Bakkt leveraged ICE’s ability to create secure and regulated market infrastructure, to make Bakkt a trusted platform for digital assets. Bakkt, through Bakkt Trust Company LLC, a wholly owned subsidiary of Bakkt, is chartered as a New York limited purpose trust company, authorized to custody digital assets, including bitcoin, for customers.

Bakkt’s principal executive offices are located at 5900 Windward Parkway, Suite 450, Alpharetta, GA 30005 and its phone number is (678) 534-5849.

The Proposals to be Submitted at the Extraordinary General Meeting

The Business Combination Proposal

As discussed in this proxy statement/prospectus, VIH is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2. The Merger Agreement provides for, among other things, following the Domestication of VIH to Delaware as described below, the merger of Merger Sub with and into Bakkt, with Bakkt surviving the Merger in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal—The VIH Board’s Reasons for the Approval of the Business Combination” beginning on page 154 of this proxy statement/prospectus, the VIH Board concluded that the Business Combination met the requirements disclosed in the prospectus for the IPO. For more information about the transactions contemplated by the Merger Agreement, see “The Business Combination Proposal” beginning on page 121 of this proxy statement/prospectus.

Organizational Structure

The diagrams below depict simplified versions of the current organizational structures of VIH and Bakkt, respectively.

Existing VIH Structure

Existing Bakkt Structure

The existing Bakkt structure shown in the diagram above reflects both Bakkt Interests and Bakkt Warrants. In addition, Bakkt Management holds Bakkt Incentive Units on behalf of the grantees of such Bakkt Incentive Units under the Bakkt Plan.

The diagram below depicts a simplified version of our organizational structure immediately following the Closing.

Post-Closing Company Structure

(1)

The term Bakkt Equity Holders includes ICE. Although ICE will beneficially own greater than 50% of Bakkt Pubco Common Stock, Bakkt Pubco will not be able to avail itself of any “controlled company” exemptions provided under the applicable rules of the NYSE due to the limitations imposed by the Voting Agreement that ICE and the Company will enter into at Closing.

Our organizational structure following the completion of the Business Combination, as described above, is commonly referred to as an umbrella partnership-C corporation (or “Up-C”) structure. This organizational structure will allow the Bakkt Equity Holders to retain their equity ownership in Bakkt, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Bakkt Opco Common Units. Those investors who, prior to the Business Combination, held VIH Class A Ordinary Shares or VIH Class B Ordinary Shares of VIH will, by contrast, hold their equity ownership in Bakkt Pubco that is a domestic corporation for U.S. federal income tax purposes. VIH believes that the Bakkt Equity Holders will generally find it advantageous to continue to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes. VIH does not believe that the Up-C organizational structure will give rise to any significant business or strategic benefit or detriment to VIH. See the section entitled “Risk Factors—Risks Related to the Domestication and the Business Combination” beginning on page 54 of this proxy statement/prospectus for additional information on our organizational structure, including the Tax Receivable Agreement.

In connection with the Business Combination, the Company and the Bakkt Equity Holders will enter into the Tax Receivable Agreement, which generally provides for the payment of the Company of 85% of certain net tax benefits, if any, it realizes from increases in tax basis as a result of exchanges by Bakkt Equity Holders of Bakkt Opco Common Units for Bakkt Pubco Class A Shares, or at the sole discretion of the Company, for the Cash Amount, pursuant to the Exchange Agreement and certain other tax attributes of Bakkt Opco and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. For more information on the Tax Receivable Agreement, please see the section entitled “The Business Combination Proposal—Related Agreements—Tax Receivable Agreement” beginning on page 147 of this proxy statement/prospectus.

Merger Consideration

The Merger Consideration to be received by Bakkt Equity Holders will be an aggregate of 208,200,000 Bakkt Opco Common Units and an equivalent number of Bakkt Pubco Class V Shares, subject to the allocation of a certain portion of those Bakkt Opco Common Units and Bakkt Pubco Class V Shares to the holders of Bakkt Warrants that do not exercise such warrants prior to the Closing. See “The Business Combination Proposal – Merger Agreement – Consideration – Treatment of Bakkt Warrants” beginning on page 123 of this proxy statement/prospectus for additional information. Each Bakkt Opco Common Unit issued to Bakkt Equity Holders will be issued with a paired Bakkt Pubco Class V Share, which Bakkt Opco Common Units are exchangeable, in tandem with the cancellation of the paired Bakkt Pubco Class V Shares, for Bakkt Pubco Class A Shares. After the six-month anniversary of the Closing, holders of Bakkt Opco Common Units will be permitted to exchange such Bakkt Opco Common Units (along with the cancellation of the paired Bakkt Pubco Class V Shares) for Bakkt Pubco Class A Shares on a one-for-one basis pursuant to the Exchange Agreement (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications) or for cash (at the sole discretion of Bakkt Pubco).

Bakkt Incentive Units held by Bakkt Management on behalf of participants and Bakkt Participation Units held by each participant unitholder will vest in three equal installments, with one third vesting at the effective time of the Merger, and one third vesting on each of the first and second anniversaries of the effective time of the Merger as if the Merger constituted an initial public offering under the Bakkt Plan, except that upon a termination without cause of a plan participant within two years following the effective time of the Merger, all then-unvested Bakkt Incentive Units held by Bakkt Management and corresponding incentive units of Bakkt Management held by participants and all then-unvested Bakkt Participation Units relating to such plan participants will immediately vest in full. Notwithstanding the foregoing, with respect to Bakkt Incentive Units granted in December 2020, participants have the opportunity, but not the obligation, to require Bakkt, through Bakkt Management, to redeem, effective as of immediately prior to the effective time of the Merger, 40% of the first one-third of their Bakkt Incentive Units scheduled to vest at the effective time of the Merger for the receipt, as of the Closing, of a cash payment for the portion of Bakkt Incentive Units redeemed. Further, with respect to Bakkt Incentive Units granted in September 2020 to one of the executive officers of Bakkt, the executive officer will also have the same opportunity to redeem 40% of the first one-third of his Bakkt Incentive Units scheduled to vest at the effective time of the Merger for a cash payment, and subsequently the opportunity, but not the obligation, to require Bakkt, through Bakkt Management, to redeem 40% of the remaining two-thirds of his Bakkt Incentive Units that will vest as of the date of his termination of employment pursuant to his separation agreement for the receipt of a cash payment for the portion of Bakkt Incentive Units redeemed. As soon as practicable after each redemption date, Bakkt Management will provide the cash payment for the portion of the Bakkt Incentive Units redeemed to the participants.

In addition, each Bakkt Incentive Unit held by Bakkt Management, on behalf of participants as with other Bakkt Equity Holders, will be converted into the right to receive a Bakkt Opco Common Unit with a paired Bakkt Pubco Class V Share, which Bakkt Opco Common Units are exchangeable, in tandem with the cancellation of the paired Bakkt Pubco Class V Shares, for Bakkt Pubco Class A Shares. With respect to Bakkt

Participation Units, any Bakkt Participation Unit that vests in accordance with the treatment described above will experience a participation unit payment event on the applicable vesting dates. For Bakkt Participation Units that vest on the first and second anniversary of the effective time of the Merger (or earlier upon a termination without cause), the amount payable will be adjusted to reflect a notional investment in Bakkt Pubco Class A Shares in the principal amount equal to the amount that would have been payable had all such Bakkt Participation Units experienced a participation unit payment event at the effective time of the Merger, made as of the effective time of the Merger and held through such participation unit payment event. For Bakkt Participation Units that vest after the date that is six months after the Closing, such Bakkt Participation Units may be settled, no less than 15 days and no more than 30 business days following the vesting date, with cash, Bakkt Pubco Class A Shares or awards under the Bakkt Pubco Equity Incentive Plan, based on the trading value of the Bakkt Pubco Class A Shares as of the close of business of the date of settlement, in each case equivalent in value on the day of settlement to the amount that otherwise would be payable in cash, or any combination thereof. Any payment due because of accelerated vesting following a termination without cause during the six-month lockup period, however, will be made in the form of cash.

For further details, see “The Business Combination Proposal—Merger Agreement—Consideration” beginning on page 121 of this proxy statement/prospectus.

Closing Conditions

The Merger Agreement is subject to the satisfaction or waiver of the following customary closing conditions: (a) approval of the Proposed Transaction and related agreements and transactions by the respective shareholders of VIH and members of Bakkt (including approval of the Condition Precedent Proposals by the shareholders of VIH); (b) effectiveness of the registration statement on Form S-4 (as such filing is amended and including the proxy statement/prospectus contained therein, the “Registration Statement”) filed by VIH in connection with the Domestication; (c) all specified authorizations, consents, orders, regulatory approvals, non-objections, declarations, filings or waiting periods having been made, received or expired; (d) delivery of closing deliverables and documentation; (e) absence of a material adverse effect in respect of Bakkt, VIH and Merger Sub; (f) accuracy of the applicable representations, warranties and covenants, each to an applicable standard; (g) the Bakkt Pubco Class A Shares will have been listed on a national stock exchange and will be eligible for continued listing on a national stock exchange immediately following the Closing; (h) the PIPE Investment having been completed; (i) Available Cash being equal to at least $425,000,000; (j) the Domestication having been completed; (k) the existing members of the VIH Board having resigned as of the Closing and the post-Closing directors having been appointed to serve on the Company Board effective as of the Closing; (l) the existing officers of VIH having resigned as of the Closing and the post-Closing officers having been appointed to serve effective as of the Closing; and (m) the absence of any injunctions or restraints in respect of consummation of the Proposed Transaction.

For further details, see “The Business Combination Proposal—Merger Agreement” beginning on page 121 of this proxy statement/prospectus.

The Domestication Proposal

If the Business Combination Proposal is approved, then VIH will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the VIH Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of VIH’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while VIH is currently governed by the Companies Act, upon the Domestication, Bakkt Pubco will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as between the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, VIH encourages shareholders to carefully review the information in “The Domestication Proposal—Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication” beginning on page 167 of this proxy statement/prospectus.

As a result of and upon the effective time of the Domestication, (a) each VIH Unit then issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying VIH Class A Ordinary Share and one-half of a VIH Warrant, (b) each VIH Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one Bakkt Pubco Class A Share (provided that each VIH Class A Ordinary Share owned by Public Shareholders who have validly elected to redeem their VIH Class A Ordinary Shares will be converted, but will be redeemed for cash in an amount equal to the Redemption Price), (c) each VIH Class B Ordinary Share issued and outstanding immediately prior to the Domestication will be automatically converted into one Bakkt Pubco Class A Share, and (d) each VIH Warrant will be automatically converted into a Bakkt Pubco Warrant on the same terms as the VIH Warrants.

For additional information, see “The Domestication Proposal” beginning on page 165 of this proxy statement/prospectus.

The Stock Issuance Proposal

If each of the Business Combination Proposal and the Domestication Proposal are approved, VIH’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(d).

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common equity securities (or securities convertible into or exercisable for common equity securities) at a price that is less than market value of the stock if the number of equity securities to be issued is or may be equal to 20% or more of the common equity securities, or 20% or more of the voting power, outstanding before the issuance.

The aggregate number of Bakkt Pubco Class A Shares that the Company will issue in connection with the Proposed Transaction and the PIPE Investment will exceed 20% of both the voting power and the Bakkt Pubco Common Stock (as defined below) outstanding before such issuance and may result in a change of control of the registrant under Nasdaq Listing Rule 5635(d). Accordingly, VIH is seeking the approval of VIH shareholders for the issuance of shares of Bakkt Pubco Common Stock in connection with the Proposed Transaction and the PIPE Investment.

For additional information, see “The Stock Issuance Proposal” beginning on page 173 of this proxy statement/prospectus.

The Organizational Documents Proposal

If each of the Business Combination Proposal, the Domestication Proposal and the Stock Issuance Proposal are approved, VIH will ask its shareholders to approve the Organizational Documents Proposal in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The VIH Board has unanimously approved the Organizational Documents Proposal and believes such proposal is necessary to adequately address the needs of Bakkt Pubco following the Closing. Approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination.

For additional information, see “The Organizational Documents Proposal” beginning on page 175 of this proxy statement/prospectus.

The Advisory Organizational Documents Proposals

VIH will ask its shareholders to approve on a non-binding advisory basis seven separate Advisory Organizational Documents Proposals in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The VIH Board has unanimously approved the Advisory Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of Bakkt Pubco after the Business Combination. Approval of the Advisory Organizational Documents Proposals is not a condition to the consummation of the Business Combination.

A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

(A) Advisory Organizational Documents Proposal 5A — to authorize the change in the authorized capital stock of VIH from 200,000,000 VIH Class A Ordinary Shares, par value $0.0001 per share (the “VIH Class A Ordinary Shares”), 20,000,000 VIH Class B Ordinary Shares, par value $0.0001 per share (the “VIH Class B Ordinary Shares” and, together with the Class A Ordinary Shares, the “Ordinary Shares”), and 1,000,000 preference shares, par value $0.0001 per share (the “Preference Shares”), to 750,000,000 shares of Class A Common Stock, par value $0.0001 per share, of Bakkt Pubco (the “Bakkt Pubco Class A Common Stock”), and 250,000,000 shares of Class V Common Stock, par value $0.0001 per share, of Bakkt Pubco (the “Bakkt Pubco Class V Common Stock”, together with the Bakkt Pubco Class A Common Stock, the “Bakkt Pubco Common Stock”) and 1,000,000 shares of preferred stock, par value $0.0001 per share, of Bakkt Pubco (the “Bakkt Pubco Preferred Stock”);

(B) Advisory Organizational Documents Proposal 5B — to authorize adopting Delaware as the exclusive forum for certain stockholder litigation;

(C) Advisory Organizational Documents Proposal 5C — to authorize electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders and, instead, be governed by a provision substantially similar to Section 203 of the DGCL;

(D) Advisory Organizational Documents Proposal 5D — to approve provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for stockholders to amend, alter, repeal or rescind all or any portion of Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XII or Article XIII of the Proposed Certificate of Incorporation;

(E) Advisory Organizational Documents Proposal 5E — to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote at an election of directors, voting together as a single class;

(F) Advisory Organizational Documents Proposal 5F — to approve provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; provided that any action required or permitted to be taken by the holders of Bakkt Pubco Class V Shares, voting separately as a class or by the holders of Bakkt Pubco Preferred Stock, voting separately as a class or separately as a class with one or more other such series, may be taken without a meeting if signed by the holders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in compliance with the DGCL; and

(G) Advisory Organizational Documents Proposal 5G — to provide for certain additional changes, including, among other things, (i) changing the corporate name from “VPC Impact Acquisition Holdings” to “Bakkt Holdings, Inc.”, (ii) making Bakkt Pubco’s corporate existence perpetual and (iii) removing certain provisions related to VIH’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the VIH Board believes is necessary to adequately address the needs of Bakkt Pubco after the Business Combination.

For additional information, see “The Advisory Organizational Documents Proposals” beginning on page 177 of this proxy statement/prospectus.

The Bakkt Pubco Equity Incentive Plan Proposal

If each of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal is approved, VIH is proposing that its shareholders approve by ordinary resolution the Bakkt Pubco Equity Incentive Plan, which will become effective upon the Closing and will be used by the Company on a going-forward basis following the Closing.

For additional information, see “The Bakkt Pubco Equity Incentive Plan Proposal” beginning on page 187 of this proxy statement/prospectus.

The Director Election Proposal

VIH is proposing that its shareholders approve, effective upon the Closing of the Proposed Transaction, the election of nine directors to serve staggered terms on the Company Board until the 2022, 2023 and 2024 annual meeting of stockholders, respectively, and until their respective successors are duly elected and qualified.

For additional information, see “The Director Election Proposal” beginning on page 194 of this proxy statement/prospectus.

The Shareholder Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize VIH to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), the VIH Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.

For additional information, see “The Shareholder Adjournment Proposal” beginning on page 197 of this proxy statement/prospectus.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held virtually at                      a.m. Eastern Time, on                    , 2021. In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, the Company has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at https://www.cstproxy.com/vih/sm2021 in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020.

Registering for the Extraordinary General Meeting

Any shareholder wishing to attend the extraordinary general meeting virtually should register for the extraordinary general meeting by                     , 2021 at                     . To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of VIH Shares:

•	If your shares are registered in your name with the Transfer Agent and you wish to attend the online-only meeting, go to https://www.cstproxy.com/vih/sm2021, enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended, but is not required in order to attend.

•

Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the online extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting online. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date

VIH shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned VIH Shares at the close of business on June 28, 2021, which is the Record Date for the extraordinary general meeting. With the exception of the holders of VIH Class B Ordinary Shares, who are entitled to ten votes for each VIH Class B Ordinary Share they hold for the purposes of voting on the Domestication Proposal, shareholders will have one vote for each VIH Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. VIH Warrants do not have voting rights. As of the close of business on the Record Date, there were 25,921,502 VIH Shares outstanding, of which 20,737,202 were Public Shares, with the rest being held by VIH’s initial shareholders.

Quorum and Vote of VIH Shareholders

A quorum of VIH shareholders is necessary to hold a valid meeting. A quorum will be present at the VIH general meeting if the holders of a majority of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

As of the Record Date for the extraordinary general meeting, 12,960,752 VIH Shares would be required to achieve a quorum.

The Sponsor has agreed to vote all of its VIH Shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor and certain members of the VIH Board own 20% of the issued and outstanding VIH Shares.

The proposals presented at the extraordinary general meeting require the following votes:

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Business Combination Proposal – The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

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Domestication Proposal – The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue VIH outside the jurisdiction of the Cayman Islands, holders of the VIH Class B Ordinary Shares will have ten votes per VIH Class B Ordinary Share and holders of VIH Class A Ordinary Shares will have one vote per VIH Class A Ordinary Share for the purposes of the Domestication Proposal. Holders of VIH Class B Ordinary Shares and VIH Class A Ordinary Shares will have one vote per share on all other proposals.

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Stock Issuance Proposal – The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

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Organizational Documents Proposal – The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the VIH Shares who, being in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

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Advisory Organizational Documents Proposals – The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the VIH Shares who, being in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

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Bakkt Pubco Equity Incentive Plan Proposal – The approval of the Bakkt Pubco Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

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Director Election Proposal – The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Although the Cayman Constitutional Documents indicate that, prior to the Closing, holders of VIH Class A Ordinary Shares have no right to vote on the appointment or removal of any director, the Director Election Proposal is being voted on by all holders of VIH Shares. In the event that one or more nominees is not elected under the Director Election Proposal, the VIH Board is permitted under Article 31 of the Cayman Constitutional Documents to appoint any person to be a director.

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Shareholder Adjournment Proposal – The approval of the Shareholder Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request of VIH that Bakkt Pubco redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

•

hold Public Shares or if you hold Public Shares through VIH Units, you elect to separate your VIH Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

•	submit a written request to the Transfer Agent, that Bakkt Pubco redeem all or a portion of your Public Shares for cash; and

•	deliver the certificates for your Public Shares (if any) along with the redemption forms to the Transfer Agent physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to                     , Eastern Time, on                     , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Each VIH Unit then issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying VIH Class A Ordinary Share and one-half of a VIH Warrant. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to the Transfer Agent, Bakkt Pubco will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of July 8, 2021, this would have amounted to approximately $10.00 per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The redemption takes place following the Domestication and, accordingly, it is Bakkt Pubco Class A Shares that will be redeemed immediately after consummation of the Proposed Transaction. See “Extraordinary General Meeting of VIH—Redemption Rights” beginning on page 118 of this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has agreed to vote in favor of the Proposed Transaction, regardless of how the Public Shareholders vote. The Sponsor and each director and each officer of VIH have agreed to, among other things, vote in favor of the Proposed Transaction. As of the date of this proxy statement/prospectus, the Sponsor and certain members of the VIH Board own 20% of the issued and outstanding VIH Shares.

Holders of the Public Warrants will not have Redemption Rights with respect to the Public Warrants.

Appraisal Rights

Neither VIH’s shareholders nor the holders of Public Warrants have appraisal rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. VIH has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of VIH—Revoking Your Proxy” beginning on page 117 of this proxy statement/prospectus.

Interests of VIH Directors and Officers in the Proposed Transaction

When you consider the recommendation of the VIH Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and VIH’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of VIH shareholders and holders of Public Warrants generally. These interests include, among other things, the interests listed below:

•

Prior to the IPO, the Sponsor purchased 5,750,000 VIH Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. As a result of the significantly lower investment per share of our Sponsor as compared with the investment per share of the Public Shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our Public Shareholders. In addition, if VIH does not consummate a business combination by September 25, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the VIH Board, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,184,300 VIH Class B Ordinary Shares owned by the Sponsor and the members of the VIH Board would be worthless because following the redemption of the Public Shares, VIH would likely have few, if any, net assets and because the Sponsor and VIH’s directors and officers have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any VIH Class A Ordinary Shares and VIH Class B Ordinary Shares held by it or them, as applicable, if VIH fails to complete a business combination within the required period. Additionally, in such event, the Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of the IPO (including in relation to exercise of the over-allotment option by the underwriters) for an aggregate purchase price of $6,147,440 will also expire worthless. VIH’s directors and executive officers, John Martin, Gordon Watson, Olibia Stamatoglou, also have a direct or indirect economic interest in such Private Placement Warrants and in the 5,124,300 VIH Class B Ordinary Shares owned by the Sponsor, and directors Adrienne Harris, Kai Schmitz and Kurt Summers each own 20,000 VIH Class B Ordinary Shares. The 5,184,300 Bakkt Pubco Class A Shares into which the 5,184,300 VIH Class B Ordinary Shares held by the Sponsor and the directors will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $51,324,570.00 based upon the closing price of $9.90 per Public Share on Nasdaq on July 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such Bakkt Pubco Class A Shares will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, VIH believes such shares have less value. The 6,147,440 Bakkt Pubco Warrants into which the 6,147,440 Private Placement Warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $10,081,801.60 based upon the closing price of $1.64 per Public Warrant on Nasdaq on July 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

VIH’s existing directors and officers will be eligible for continued indemnification and continued coverage under VIH’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to VIH if and to the extent any claims by a third party for services rendered or products sold to VIH, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•

VIH’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if VIH fails to consummate a business combination by September 25, 2022, they will not have any claim against the Trust Account for reimbursement. Accordingly, VIH may not be able to reimburse these expenses if the Proposed Transaction or another business combination is not completed by such date.

•

Pursuant to the Registration Rights Agreement, the Sponsor and certain of the directors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Bakkt Pubco Class A Common Stock and Warrants held by such parties following the consummation of the Proposed Transaction.

•

The Proposed Certificate of Incorporation will contain a provision expressly electing that Bakkt Pubco will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, although it will provide other restrictions regarding takeovers by interested stockholders.

The Sponsor has agreed to vote in favor of the Proposed Transaction, regardless of how the Public Shareholders vote. The Sponsor and each director and each officer of VIH have agreed to, among other things, vote in favor of the Proposed Transaction. As of the date of this proxy statement/prospectus, the Sponsor and certain members of the VIH Board own 20% of the issued and outstanding VIH Shares.

At any time at or prior to the Proposed Transaction, during a period when they are not then aware of any material non-public information regarding VIH or VIH’s securities, the Sponsor, Bakkt, our or their respective directors, officers, advisors or respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of VIH Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, Bakkt or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (a) satisfaction of the requirement that holders of a majority of the VIH Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Bakkt Pubco Equity Incentive Plan Proposal, the Director Election Proposal and the Shareholder Adjournment Proposal, (b) satisfaction of the requirement that holders of a majority of at least two-thirds of the VIH Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Advisory Organizational Documents Proposals, (c) satisfaction of the Available Cash Condition, and (d) otherwise limiting the number of Public Shares electing to redeem.

The existence of financial and personal interests of one or more of VIH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of VIH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, VIH’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder.

The personal and financial interests of the Sponsor as well as VIH’s directors and officers may have influenced their motivation in identifying and selecting Bakkt as a business combination target, completing an initial business combination with Bakkt and influencing the operation of the business following the Closing. In considering the recommendations of the VIH Board to vote for the proposals, its shareholders should consider these interests.

Regulatory Matters

Bakkt has provided notice of the Proposed Transaction to all states in which it holds money transmitter licenses and its limited purpose trust charter. Neither VIH nor Bakkt are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal—Merger Agreement—Closing Conditions—

Conditions to the Obligations of Each Party” beginning on page 136 of this proxy statement/prospectus. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Recommendation to Shareholders of VIH

The VIH Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of VIH’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Bakkt Pubco Equity Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Shareholder Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of VIH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of VIH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, VIH’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The

Business Combination Proposal—Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination” beginning on page 158 of this proxy statement/prospectus.

Sources and Uses of Funds for the Proposed Transaction

The following tables summarize the sources and uses for funding the Proposed Transaction. The first table assumes that none of the Public Shareholders exercise their Redemption Rights. The second table assumes that Public Shareholders exercise their Redemption Rights with respect to 10,737,202 Public Shares, representing the maximum amount of Public Shares that can be redeemed while still satisfying the Available Cash Condition. Each table assumes that Bakkt Opco issues an aggregate of 208,200,000 Bakkt Opco Common Units, each issued with a paired Bakkt Pubco Class V Share from Bakkt Pubco, which Bakkt Opco Common Units are exchangeable, in tandem with the cancellation of the paired Bakkt Pubco Class V Shares, for Bakkt Pubco Class A Shares, as the Merger Consideration pursuant to the Merger Agreement. If the actual facts are different from these assumptions, the below figures will be different.

Estimated Sources and Uses (No Redemptions)

Sources		Uses
	($ in millions)		($ in millions)
Cash and investments held in the Trust Account(1)	$207	Bakkt Equity Holders consideration(2)	$2,082
Issuance to Bakkt Equity Holders(2)	2,082	Transaction fees(3)	58.5
PIPE Investment	325	Cash to balance sheet	473.5

Total sources	$2,614	Total uses	$2,614

Estimated Sources and Uses (Maximum Redemptions)

Sources		Uses
	($ in millions)		($ in millions)
Cash and investments held in the Trust Account(1)	$207	Bakkt Equity Holders consideration(2)	$2,082
Issuance to Bakkt Equity Holders(2)	2,082	Transaction fees(3)	58.5
		Redemptions by Public Shareholders(4)	107
PIPE Investment	325	Cash to balance sheet	366.5

Total sources	$2,614	Total uses	$2,614

(1)	Calculated as of March 31, 2021.
(2)	Bakkt Pubco Class A Shares to be issued at a deemed value of $10.00 per share.
(3)	Includes deferred underwriting commission of approximately $7 million and estimated transaction expenses.
(4)	Assumes that the maximum number of Public Shares that can be redeemed are redeemed, while still satisfying the Available Cash Condition.

U.S. Federal Income Tax Considerations

For a discussion summarizing material U.S. federal income tax considerations of the Domestication and an exercise of Redemption Rights in connection with the Proposed Transaction, please see “U.S. Federal Income Tax Considerations” beginning on page 198 of this proxy statement/prospectus.

Risk Factors

In evaluating the proposals to be presented at the extraordinary general meeting, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 54 of this proxy statement/prospectus. In particular, such risks include, but are not limited to, the following:

•	Bakkt’s business model is newly developed, untested and continually evolving and may encounter additional risks and challenges as it grows and changes.

•

Bakkt’s platform is still under development and is largely untested. Any failure by Bakkt to successfully execute on the development of its platform would have an adverse effect on its business, financial condition and results of operations.

•	If Bakkt is unable to add additional functionalities to its platform, Bakkt’s prospects for future growth may be adversely affected.

•

Bakkt has a limited operating history and a history of operating losses, which makes it difficult to forecast Bakkt’s future results of operations. Further, Bakkt may not achieve or sustain profitability in the future.

•

The estimates of market opportunity and forecasts of market growth included in this proxy statement/prospectus and elsewhere, may prove to be inaccurate and even if the market in which Bakkt competes in achieves the forecast growth, Bakkt’s business could fail to grow at similar rates, or at all.

•

Substantially all of Bakkt’s net revenues each quarter come primarily from transactions during that quarter, which may result in significant fluctuations in Bakkt’s operating results that could adversely affect Bakkt’s business, financial condition, results of operations, and cash flows and may not fully reflect the underlying performance of its business.

•

Sales efforts to large loyalty sponsors and merchant partners involve risks that may not be present or that are present to a lesser extent with respect to sales to smaller organizations. If Bakkt is unable to attract additional loyalty sponsors or merchant partners and retain and grow its relationships with its existing loyalty sponsors and merchant partners, Bakkt’s business, results of operations, financial condition, and future prospects would be materially and adversely affected.

•	Bakkt faces substantial and increasingly intense competition worldwide in the global loyalty, rewards, payment and investment industries.

•	If Bakkt fails to promote, protect, and maintain its brand in a cost-effective manner, Bakkt may lose market share and Bakkt’s revenue may decrease.

•

If Bakkt fails to maintain a consistently high level of consumer satisfaction and trust in its brand, its business, results of operations, financial condition, and future prospects would be materially and adversely affected.

•	Bakkt relies on ICE in several aspects of its business, which creates additional risks for Bakkt.

•

Cryptoasset custodial solutions and related technology, including Bakkt’s systems and custodial arrangements, are subject to risks related to a loss of funds due to theft of cryptoassets, employee or vendor sabotage, security and cybersecurity risks, system failures and other operational issues, the loss, destruction or other compromise of Bakkt’s private keys and a lack of sufficient insurance, which could cause damage to Bakkt’s reputation and brand.

•	Bakkt’s cryptoasset business’s pricing model and incentive arrangements may create conflicts of interest and affect Bakkt’s revenues.

•	There may be a general perception among regulators and others that cryptoassets are used to facilitate illegal activity such as fraud, money laundering, tax evasion and ransomware scams. Because Bakkt provides the ability to buy, sell, convert, spend and send certain cryptoassets, any negative perceptions associated with cryptoassets could harm Bakkt’s reputation and brand.

•

Cryptoassets, such as bitcoin, were only introduced within the past decade and distributed ledger technology continues to rapidly evolve. The unique characteristics of these digital assets present risks and challenges to Bakkt that could have a material adverse effect on its business.

•

Bakkt’s business is subject to extensive government regulation, oversight, licensure and approvals. Bakkt’s failure to comply with extensive, complex, uncertain, overlapping, and frequently changing rules, regulations, and legal interpretations could materially harm Bakkt’s business.

•

The U.S. state and federal regulatory regime governing blockchain technologies and cryptocurrencies is uncertain, and new regulations or policies may alter Bakkt’s business practices with respect to cryptocurrencies.

•	Transactions involving loyalty points may become subject to U.S. federal income taxation and information reporting obligations.

•

Because there is limited guidance for tax reporting or accounting of bitcoin and other cryptoasset transactions, the determination that Bakkt has made for how to account for or report the tax treatment of cryptoasset transactions may be subject to change and challenge by relevant tax authorities in various countries, including the United States. Failure to properly report activity related to cryptoassets for tax or accounting purposes may have negative regulatory or legal outcomes and harm the Company’s reputation.

•	Bakkt is subject to significant litigation risk and regulatory liability and penalties. Any future litigation against Bakkt could be costly and time-consuming to defend.

•	Cyberattacks and security vulnerabilities could result in serious harm to Bakkt’s reputation, business, and financial condition.

•	Systems failures and resulting interruptions in the availability of Bakkt’s websites, applications, products, or services could harm its business.

•	Bakkt’s financial condition and results of operations may be adversely affected by the impact of the global outbreak of the coronavirus.

•	Recent market volatility could impact the stock price and trading volume of the Bakkt Pubco Class A Common Stock.

•

Since the Sponsor and VIH’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of VIH’s shareholders, a conflict of interest may have existed in determining whether the Proposed Transaction with Bakkt is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if VIH does not complete an initial business combination.

•

The Public Shareholders will experience immediate dilution as a consequence of the issuance of Bakkt Pubco Common Stock as consideration in the Proposed Transaction and the PIPE Investment and due to future issuances pursuant to the Bakkt Pubco Equity Incentive Plan. Having a minority share position may reduce the influence that VIH’s current shareholders have on the management of Bakkt Pubco.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•	The acquisition of Bakkt by VIH, resulting reorganization into an umbrella partnership C corporation structure, and other agreements entered into as part of the Merger Agreement; and

•	The acquisition of Bridge2 Solutions, LLC and its related companies (“Bridge2 Solutions”) acquisition by Bakkt on February 21, 2020 (the “B2S Acquisition”).

VIH is a blank check company incorporated on July 31, 2020 (“inception”) as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On August 3, 2020, the Founder Shares (an aggregate of 5,750,000 VIH Class B Ordinary Shares) were sold to the Sponsor at a price of approximately $0.004 per share, for an aggregate price of $25,000. In September 2020, the Sponsor transferred an aggregate of 60,000 Founder Shares to members of the VIH Board, resulting in the Sponsor holding an aggregate of 5,690,000 Founder Shares. On September 25, 2020, VIH consummated the IPO of 20,000,000 VIH Units. Each VIH Unit consists of one VIH Class A Ordinary Share and one- half of one Public Warrant, with each Public Warrant entitling the holder thereof to purchase one VIH Class A Ordinary Share for $11.50 per share. The VIH Units were sold at a price of $10.00 per VIH Unit, generating gross proceeds to VIH of $200,000,000. Pursuant to an option granted to Jefferies, the representative of the several underwriters in the IPO, on October 1, 2020, the underwriters partially exercised the option and purchased 737,202 VIH Units, generating gross proceeds of $7,372,020. As a result of the underwriters not exercising the over-allotment in full, 565,700 Founder Shares were forfeited, resulting in an aggregate of 5,184,300 Founder Shares issued and outstanding. In addition, VIH completed the sale of the Private Placement Warrants (6,147,440 warrants at a price of $1.00 per warrant) in a private placement to the Sponsor, generating gross proceeds of $6,147,440. A total of $207,372,020 of the net proceeds from the IPO and the Private Placement Warrants were deposited in the Trust Account established for the benefit of the Public Shareholders and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest except those certain amounts withdrawn in order to pay tax obligations. As of July 8, 2021, there was approximately $207,393,674.98 million held in the Trust Account.

Bakkt is a digital asset marketplace headquartered in Alpharetta, Georgia. Since its founding, Bakkt has developed technology enabling institutions and consumers to buy, sell, convert and spend digital assets. Bakkt’s retail platform, now widely available through the new Bakkt consumer app, which enables incremental consumer spending, reduces traditional payment costs and bolsters loyalty programs, adding value for all key stakeholders within the payments and digital assets ecosystem. On February 21, 2020, Bakkt consummated the B2S Acquisition. See the section entitled “Management’s Discussion & Analysis of Financial Condition and Results of Operations of Bakkt—Our Corporate Structure” beginning on page 284 of this proxy statement/ prospectus for additional discussion of the B2S Acquisition.

The organizational structure following the completion of the Business Combination, as described above, is commonly referred to as an umbrella partnership C corporation (or “Up-C”) structure. This organizational structure will allow the Bakkt Equity Holders to retain their equity ownership in Bakkt, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Bakkt Opco Common Units. Those investors who, prior to the Business Combination, held VIH Class A Ordinary Shares or VIH Class B Ordinary Shares of VIH will, by contrast, hold their equity ownership in Bakkt Pubco that is a domestic corporation for U.S. federal income tax purposes. VIH believes that the Bakkt Equity Holders will generally find it advantageous to continue to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes.

VIH does not believe that the Up-C organizational structure will give rise to any significant business or strategic benefit or detriment to VIH. See the section entitled “Risk Factors—Risks Related to the Domestication and the Business Combination” beginning on page 54 of this proxy statement/prospectus for additional information on our organizational structure, including the Tax Receivable Agreement.

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 213 of this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of VIH and Bakkt for the applicable periods included in this proxy statement/prospectus. The pro forma financial statements have been presented for information purposes only and are not necessarily indicative of what Bakkt Pubco’s balance sheet or statement of operations actually would have been had the Business Combination and B2S Acquisition been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of Bakkt Pubco. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Business Combination and B2S Acquisition.

The unaudited pro forma condensed combined balance sheet combines the Bakkt unaudited historical consolidated balance sheet as of March 31, 2021 and the VIH unaudited historical consolidated balance sheet as of March 31, 2021, giving effect to the Business Combination as if it had been consummated on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 present the pro forma effect of the Business Combination and B2S Acquisition as if each had been consummated on January 1, 2020.

We refer to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations as the pro forma financial statements.

The selected unaudited pro forma condensed combined financial data below presents two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no Public Shareholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account; and

•

Assuming Maximum Redemptions: This presentation assumes that 10.7 million Public Shares, the maximum redemption of the outstanding Public Shares, are redeemed, resulting in an aggregate payment of $107.0 million out of the Trust Account, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed Redemption Price of $10.00 per share based on the Trust Account balance as of March 31, 2021 in order to satisfy the Available Cash Condition after giving effect to the PIPE Financing and settlement of the VIH transaction costs.

In both scenarios, the unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) on the basis of VIH (“Bakkt Pubco”) as the accounting acquirer and Bakkt as the accounting acquiree. The ultimate determination of the accounting acquirer is a qualitative and quantitative assessment that requires careful consideration, of which the final determination will occur after the consummation of the Business Combination. However, in both redemption scenarios, Bakkt Pubco has been determined to be the accounting acquirer based on evaluation of the following factors:

•

Bakkt Pubco will be the sole managing member of Bakkt Opco, the managing member has full and complete charge of all affairs of Bakkt Opco and the existing non-managing member equity holders of Bakkt Opco do not have substantive participating or kick out rights;

•

The Sponsor and Bakkt Opco will jointly designate seven of the initial nine members of the Company Board, at least the majority of whom will qualify as independent within the meaning of the independent director guidelines of the NYSE; and

•

Bakkt Equity Holders will not hold a controlling interest in Bakkt Pubco or Bakkt Opco due to (1) the limitation imposed by the Voting Agreement on ICE and its affiliates’ voting power to 30% of the total voting power of all Bakkt Pubco Class A Shares and Bakkt Pubco Class V Shares that are issued and outstanding and entitled to vote as of the relevant record date so long as it owns shares of Bakkt Pubco Common Stock representing more than 50% of the total voting power of Bakkt Pubco, and (2) ICE and its affiliates do not unilaterally control the Board of Directors of Bakkt Pubco, as, in accordance with Section 5.12 of the Merger Agreement, only one out of the nine members of the Board of Directors of Bakkt Pubco will be affiliated with ICE, and the majority of the Board of Directors of Bakkt Pubco must be independent directors not affiliated with ICE. For additional information, see the section entitled “Voting Agreement” beginning on page 145 of this proxy statement/prospectus.

The factors discussed above support the conclusion that Bakkt Pubco will acquire a controlling interest in Bakkt and will be the accounting acquirer. Bakkt Pubco is the primary beneficiary of Bakkt Opco, which is a variable interest entity (“VIE”), since it has the power to direct the activities of Bakkt Opco that most significantly impact Bakkt Opco’s economic performance through Bakkt Pubco’s role as the managing member and its ownership of Bakkt Opco, which results in the right (and obligation) to receive benefits (and absorb losses) of Bakkt Opco that could potentially be significant to Bakkt Pubco. Therefore, the Business Combination constitutes a change in control and will be accounted for using the acquisition method. Under the acquisition method of accounting, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed of Bakkt Opco, based on their estimated acquisition-date fair values. These estimates will be determined through established and generally accepted valuation techniques. Estimated transaction costs expected to be incurred will be expensed as if the Closing occurred on January 1, 2020.

The following summarizes the pro forma ownership of Bakkt Pubco Class A Common Stock following the Closing, under the two scenarios:

	Assuming No Redemptions		Assuming Maximum Redemptions(1)
Equity Capitalization Summary (shares in millions)	Shares	%	Shares	%
VIH Public Shareholders	20.7	35.5	10.0	21.0
Founder Shares(2)	5.2	8.9	5.2	10.9
PIPE Investors(3)	32.5	55.6	32.5	68.1
Bakkt Equity Holders interest in VIH(4)	—	—	—	—

Total Class A common stock in VIH	58.4	100.0	47.7	100.0

(1)

Assumes that 10,737,202 Public Shares (the VIH Shares issued and outstanding that could be redeemed in connection with the Business Combination based on a per share Redemption Price of $10.00 per share) are redeemed in connection with the Business Combination. Existing Bakkt Equity Holders have only voting power in Bakkt Pubco. The voting power of the existing Bakkt Equity Holders would increase proportionally following the Closing. Under the maximum redemptions scenario, noncontrolling interest increases from 77.1% to 80.4%.

(2)

Represents 5,184,300 shares of Bakkt Pubco Class A Common Stock issued upon conversion of the existing VIH Class B ordinary shares. Shares of Bakkt Pubco Class A Common Stock are issued upon the automatic conversion of the Class B ordinary shares concurrently with the consummation of the Business Combination.

(3)

Represents the PIPE Investment pursuant to which VIH entered into Subscription Agreements with certain PIPE Investors whereby such investors have agreed to subscribe for shares of Bakkt Pubco Class A Common Stock at a purchase price of $10.00 per share. The PIPE Investors participating in the PIPE Investment, have agreed to purchase an aggregate of 32,500,000 shares of Bakkt Pubco Class A Common Stock.

(4)

The Equity Capitalization Summary table excludes Bakkt Equity Holders’ noncontrolling economic interest in Bakkt Opco Common Units, which will be exchangeable (together with the cancellation of an equal number of shares of voting, non-economic Bakkt Pubco Class V Common Stock) into Bakkt Pubco Class A Common Stock on a 1-for-1 basis. The table below presents the Bakkt Opco Common Units and noncontrolling interest percentage:

	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares(1)%		Shares(1)%
Bakkt Equity Holders’ noncontrolling interest (shares in millions)	196.3	77.1%	196.3	80.4%

(1)

Represents the 208.2 million Bakkt Opco Common Units to be issued to Bakkt Equity Holders, net of 11.9 million Bakkt Incentive Units, which vest on each of the first and second anniversaries of the effective time of the Merger as if the Merger constituted an initial public offering under the Bakkt Plan.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 are based on the historical financial statements of VIH, Bakkt, and Bridge2 Solutions. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

	As of March 31, 2021		Pro Forma as of March 31, 2021
Unaudited Pro Forma Condensed Balance Sheet Data ($ in millions)	VIH	Bakkt	No Redemptions	Maximum Redemptions
Total current assets	1.2	104.7	582.1	475.1
Total assets	208.6	441.6	2,609.1	2,502.1
Total liabilities	64.2	59.6	105.8	105.8
Total mezzanine equity	139.4	22.3	—	—
Total members’ or shareholders’ equity	5.0	359.7	540.3	433.3
Total noncontrolling interest	—	—	1,963.0	1,963.0

	For the Three Months Ended March 31, 2021		Pro Forma for the Three Months Ended 31, 2021
Unaudited Pro Forma Condensed Combined Statement of Operations Data ($ in millions)	VIH	Bakkt	No Redemptions	Maximum Redemptions
Total revenue	—	8.1	8.1	8.1
Loss from operations	(2.4)	(28.4)	(37.5)	(37.5)
Net loss	(33.7)	(28.8)	(67.9)	(68.1)
Loss per Class A share (basic)	—	N/A	(0.25)	(0.26)
Loss per Class A share (diluted)	—	N/A	(0.25)	(0.26)
Loss per Class B share (basic)	(6.50)	N/A	N/A	N/A
Loss per Class B share (diluted)	(6.50)	N/A	N/A	N/A

Unaudited Pro Forma Condensed Combined Statement of Operations Data ($ in millions)	For the Year Ended December 31, 2020		For the Period January 1, 2020 through February 21, 2020	For the Year Ended December 31, 2020	Pro Forma for the Year Ended December 31, 2020
	VIH	Bakkt	B2S	Combined Bakkt	No Redemptions	Maximum Redemptions
Total revenue	—	28.5	5.7	34.2	34.1	34.1
Loss from operations	(1.0)	(79.1)	(0.2)	(79.3)	(149.8)	(149.8)
Net loss	(4.9)	(79.6)	(0.4)	(80.0)	(147.6)	(148.6)
Loss per Class A share (basic)	(0.94)	N/A	N/A	N/A	(0.49)	(0.52)
Loss per Class A share (diluted)	(0.94)	N/A	N/A	N/A	(0.49)	(0.52)
Loss per Class B share (basic)	(0.19)	N/A	N/A	N/A	N/A	N/A
Loss per Class B share (diluted)	(0.19)	N/A	N/A	N/A	N/A	N/A

COMPARATIVE PER SHARE INFORMATION

The following tables sets forth the historical per share information of VIH, on a standalone basis, and the unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming no redemptions and maximum redemptions for the three months ended March 31, 2021 and for the year ended December 31, 2020. The pro forma net income (loss) per common share data for the three months ended March 31, 2021 for the year ended and December 31, 2020 is presented as if the Closing occurred on January 1, 2020. The pro forma book value per share information is presented as if the Closing occurred on March 31, 2021. The information provided in the table below is unaudited.

The historical per share data of VIH was derived from the unaudited financial statements as of and for the three months ended March 31, 2021 and from the audited financial statements for the period from July 31, 2020 (inception) through December 31, 2020, included elsewhere in this proxy statement/prospectus. The historical financial information of Bakkt was derived from the unaudited consolidated financial statements as of and for the three months ended March 31, 2021 and from the audited consolidated financial statements for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. This information should be read together with and audited financial statements and related notes, the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 213 of this proxy statement/prospectus and other financial information included elsewhere in this proxy statement/prospectus.

The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or the financial condition that would have occurred if the Closing took place as of the dates described above.

(In millions, except share and per share data)	Historical		Pro Forma Combined(2)		Equivalent Pro Forma Per Share Data(3)
	VIH	Bakkt	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
As of and for the Three Months ended March 31, 2021
Net loss per Class A common share, basic and diluted	$—	N/A	$(0.25)	$(0.26)	$(0.25)	$(0.26)
Weighted average shares of Class A outstanding, basic and diluted. . . . . . . . . . . ..	20,737,202	N/A	58,421,502	47,721,502	58,421,502	47,721,502
Net loss per Class B common share, basic and diluted	$(6.50)	N/A	N/A	N/A	N/A	N/A
Weighted average shares of Class B outstanding, basic and diluted. . . . . . . . . . . ..	5,184,300	N/A	N/A	N/A	N/A	N/A
Book value per share(1)	$0.19	N/A	$9.25	$9.08	$9.25	$9.08
As of and for the Year Ended December 31, 2020
Net loss per Class A common share, basic and diluted .	$—	N/A	$(0.49)	$(0.52)	$(0.49)	$(0.52)
Weighted average shares of Class A outstanding, basic and diluted. . . . . . . . . . . ..	20,737,202	N/A	58,421,502	47,721,502	58,421,502	47,721,502

(In millions, except share and per share data)	Historical		Pro Forma Combined(2)		Equivalent Pro Forma Per Share Data(3)
	VIH	Bakkt	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
Net loss per Class B common share, basic and diluted	$(0.94)	N/A	N/A	N/A	N/A	N/A
Weighted average shares of Class B outstanding, basic and diluted. . . . . . . . . . . ..	5,184,300	N/A	N/A	N/A	N/A	N/A

(1)	Book value per share is computed as total members’ or shareholders’ equity divided by common shares outstanding.
(2)

Net loss per common share — basic and diluted and book value per share in these columns are computed on a pro forma combined basis assuming no redemptions or maximum redemptions. See section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 213 of this proxy statement/prospectus for calculation of pro forma net loss per common share — basic and diluted, pro forma common shares outstanding, and pro forma shareholders’ equity.

(3)

Equivalent net income (loss) per common share — basic and diluted and equivalent book value per share information is computed by multiplying the combined pro forma per share data by the exchange rate, which will initially be one-for-one, and is subject to adjustment per the terms of the Exchange Agreement. The purpose of equivalent pro forma per share data is to equate the respective per share values to one share of Bakkt.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.

The value of your investment following the completion of the Proposed Transaction will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Company’s post-Closing business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of VIH and Bakkt.

Throughout this section, references to the “Company” refer to the Company and its consolidated subsidiaries as the context so requires.

Risks Related to the Domestication and the Business Combination

VIH’s shareholders will experience dilution due to the issuance of securities convertible into the shares of Bakkt Pubco Class A Common Stock to the Bakkt Equity Holders as consideration in the Merger, the issuance of shares to the PIPE Investors in the PIPE Investment and the issuance to the Bakkt Equity Holders of securities entitling them to a significant voting stake in the Company.

Based on Bakkt’s and VIH’s current capitalization (and the assumptions regarding the Merger Consideration paid at the Closing described under the section entitled “Frequently Used Terms—Share Calculations and Ownership Percentages” beginning on page 7 of this proxy statement/prospectus), we anticipate issuing to the Bakkt Equity Holders an aggregate of 208,200,000 Bakkt Opco Common Units and an equivalent number of Bakkt Pubco Class V Shares that will be exchangeable into a number of shares of Bakkt Pubco Class A Common Stock pursuant to the Exchange Agreement, subject to the allocation of a certain portion of those Bakkt Opco Common Units and Bakkt Pubco Class V Shares to the holders of Bakkt Warrants that do not exercise such warrants prior to the Closing. See “The Business Combination Proposal—Merger Agreement—Consideration—Treatment of Bakkt Warrants” beginning on page 123 of this proxy statement/prospectus for additional information.

Furthermore, if the Bakkt Pubco Equity Incentive Plan Proposal is approved, a number of shares equal to 10% of the sum of (a) the number of issued and outstanding shares of Bakkt Pubco Class A Common Stock immediately after the Closing, (b) the number of issued and outstanding Bakkt Opco Common Units immediately after the Closing, excluding those held by the Company, (c) and the number of shares reserved under the Bakkt Pubco Equity Incentive Plan will be authorized for issuance under the Bakkt Pubco Equity Incentive Plan, which using the assumptions described under the section entitled “Frequently Used Terms—Share Calculations and Ownership Percentages” beginning on page 7 of this proxy statement/prospectus would be approximately 28.3 million shares of Bakkt Pubco Class A Common Stock, and it is currently expected that shortly after the Closing, the Company will issue approximately 8.7 million restricted shares of Bakkt Pubco Class A Common Stock to executives or the directors of the Company following the Merger (see the section entitled “The Bakkt Pubco Equity Incentive Plan Proposal” beginning on page 187 of this proxy statement/prospectus). In addition, the Company will issue 32.5 million shares of Bakkt Pubco Class A Common Stock to the PIPE Investors pursuant to the PIPE Investment simultaneously with or immediately prior to the Closing. Based on the assumptions described under the section entitled “Frequently Used Terms—Share Calculations and Ownership Percentages” beginning on page 7 of this proxy statement/prospectus, VIH’s current shareholders would hold in the aggregate approximately 10% of the outstanding Bakkt Pubco Class A Common Stock (8% held by the Public Shareholders and 2% held by the Sponsor and certain directors), the PIPE Investors are expected to own approximately 12% of the Company’s outstanding Bakkt Pubco Class A Common Stock and the current Bakkt Equity Holders holding approximately 78% of the outstanding Bakkt Pubco Class A Common Stock. Without limiting the other assumptions described under the section entitled “Frequently Used Terms—Share Calculations and Ownership Percentages” beginning on page 7 of this proxy statement/prospectus, these ownership percentages do not take into account:

•	any warrants or options to purchase the Bakkt Pubco Class A Common Stock that will be outstanding following the Merger;

•

any equity awards that may be issued under the proposed Bakkt Pubco Equity Incentive Plan following the Merger, including approximately 8.7 million shares of restricted Bakkt Pubco Class A Common Stock currently expected to be issued to Company executives shortly after the Closing, which number of restricted shares represents approximately 30.7% of the total number of shares currently expected to be authorized for issuance under the Bakkt Pubco Equity Incentive Plan using the assumptions described under the section entitled “Frequently Used Terms—Share Calculations and Ownership Percentages” beginning on page 7 of this proxy statement/prospectus (See the section entitled “The Bakkt Pubco Equity Incentive Plan Proposal” beginning on page 187 of this proxy statement/prospectus and the section entitled “Executive Compensation of Bakkt” beginning on page 314 of this proxy statement/prospectus); or

•

any adjustments to the Merger Consideration pursuant to the Merger Agreement not reflected in our assumptions described above and in the section entitled “Frequently Used Terms—Share Calculations and Ownership Percentages” beginning on page 7 of this proxy statement/prospectus.

If any of the Public Shares are redeemed in connection with the Merger, the percentage of the outstanding VIH Class A Ordinary Shares held by the Public Shareholders will decrease and the percentages of the outstanding Bakkt Pubco Class A Common Stock held immediately following the Business Combination by the Sponsor and the percentage of voting power of Bakkt Pubco Class A Common Stock issuable to the Bakkt Equity Holders upon exchange of Bakkt Opco Common Units will increase. To the extent that any of the outstanding Public Warrants are exercised for shares of Bakkt Pubco Class A Common Stock, or additional awards are issued under the proposed Bakkt Pubco Equity Incentive Plan, VIH’s existing shareholders may experience substantial dilution. Such dilution could, among other things, limit the ability of VIH’s current shareholders to influence the Company’s management through the election of directors following the Closing.

The ability of VIH’s shareholders to exercise Redemption Rights with respect to the Public Shares may prevent VIH from completing the Business Combination or optimizing its capital structure.

VIH does not know how many shareholders will ultimately exercise their Redemption Rights in connection with the Business Combination. As such, the Business Combination is structured based on VIH’s expectations (and those of the other parties to the Merger Agreement) as to the number of shares that will be submitted for Redemption. In addition, if a larger number of shares are submitted for Redemption than VIH initially expected, VIH may need to seek to arrange for additional third-party financing to be able to deliver the Available Cash at the Closing (or such lower cash amount designated by Bakkt if Bakkt waives the condition).

Although VIH has obtained the Subscription Agreements in respect of the PIPE Investment, if too many Public shareholders elect to redeem their shares, the PIPE Investment alone may be insufficient to complete the Merger, and additional third-party financing may not be available to VIH. Even if such third-party financing is available, VIH’s ability to obtain such financing is subject to restrictions set forth in the Merger Agreement, including the consent of Bakkt. For information regarding the parameters of such restrictions, please see the sections of this proxy statement/prospectus entitled “The Business Combination Proposal—Merger Agreement—Covenants and Agreements” and “The Business Combination Proposal—Merger Agreement—Closing Conditions” beginning on pages 126 and 136, respectively, of this proxy statement/prospectus.

Furthermore, raising such additional financing, or increasing the equity portion of the Merger Consideration, in either case, if so authorized by Bakkt, may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. For information on the consequences if the Business Combination is not completed or must be restructured, see the section entitled “Risk Factors—Risks Related to VIH” beginning on page 104 of this proxy statement/prospectus.

Subsequent to the Closing, the Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

VIH cannot assure you that the due diligence VIH has conducted on Bakkt will reveal all material issues that may be present with regard to Bakkt, or that factors outside of VIH’s or Bakkt’s control will not later arise. As a result of unidentified issues or factors outside of VIH’s or Bakkt’s control, the Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if VIH’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by VIH. Even though these charges may be non-cash items that would not have an immediate impact on the Company’s liquidity, the fact that the Company reports charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause the Company to violate leverage or other covenants to which it may be subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-downs.

The Company’s ability to be successful following the Business Combination will depend upon the efforts of the Company Board and Bakkt’s key personnel. The loss of or failure to adequately integrate such persons could have a material adverse impact on the Company’s business following the Business Combination.

The Company’s ability to be successful following the Business Combination will be dependent upon the efforts of the Company Board and key personnel, many of whom will have only recently joined the Company. VIH cannot assure you that, following the Business Combination, the Company Board and the Company’s key personnel will be effective, will integrate successfully or will remain with the Company. In addition to the other challenges they will face, such individuals may not have worked together for a substantial period of time, which could cause them to expend time and resources becoming familiar with each other and their new roles.

Further, uncertainty about the effect of the Business Combination on Bakkt’s business, employees, customers, third parties with whom Bakkt has relationships, and other third parties, including regulators, may have an adverse effect on the Company. These uncertainties may impair the Company’s ability to attract, retain and motivate key personnel for a period of time after the Closing. The departure of key employees because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the Company could have a negative effect on the Company’s business, financial condition or results of operations.

The Company will be a holding company and its only material asset after completion of the Proposed Transaction will be its interest in Bakkt Opco, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes and expenses, make payments under the Tax Receivable Agreement and pay dividends.

Following the Closing, the Company will be a holding company with no material assets other than its ownership of Bakkt Opco Common Units and its managing member interest in Bakkt Opco. As a result, the Company will have no independent means of generating revenue or cash flow. The Company’s ability to pay taxes and operating expenses, make payments under the Tax Receivable Agreement and pay dividends (if any) will depend on the financial results and cash flows of Bakkt Opco and its subsidiaries and the distributions the Company receives from Bakkt Opco. Deterioration in the financial condition, earnings or cash flow of Bakkt Opco and its subsidiaries for any reason could limit or impair Bakkt Opco’s ability to pay such distributions. Additionally, to the extent that the Company needs funds and Bakkt Opco and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or Bakkt Opco is otherwise unable to provide such funds, it could materially adversely affect the Company’s liquidity and financial condition.

Bakkt Opco will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of Bakkt Opco Common Units. Accordingly, the Company will be required to pay income taxes on its allocable share of any net taxable income of Bakkt Opco. Under the terms of the Surviving Company LLC Agreement, Bakkt Opco is obligated to make certain tax distributions to holders of Bakkt Opco Common Units (including the Company). In addition to tax expenses, the Company will also incur expenses, including payment obligations under the Tax Receivable Agreement, which could be significant. See the section entitled “The Business Combination Proposal—Related Agreements—Tax Receivable Agreement” beginning on page 147 of this proxy statement/prospectus. The Company intends to cause Bakkt Opco to make distributions to holders of Bakkt Opco Common Units, pro rata, in aggregate amounts sufficient to cover all applicable income taxes of the Company, payments required to be made by the Company under the Tax Receivable Agreement and dividends, if any, declared by the Company. However, as discussed below, Bakkt Opco’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, retention of amounts necessary to satisfy the obligations of the Target Companies and restrictions on distributions that would either violate any contract or agreement to which Bakkt Opco is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering Bakkt Opco insolvent. If the Company’s cash resources are insufficient to meet its obligations under the Tax Receivable Agreement and to fund its obligations, the Company may be required to incur additional indebtedness to provide the liquidity needed to make such payments, which could materially adversely affect its liquidity and financial condition and subject the Company to various restrictions imposed by any such lenders. To the extent that the Company is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that non-payment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, which could be substantial.

Additionally, although Bakkt Opco generally will not be subject to any entity-level U.S. federal income tax, it may be liable under federal tax legislation for adjustments to its tax return, absent an election to the contrary. In the event Bakkt Opco’s calculations of taxable income are incorrect, Bakkt Opco and/or its members, including the Company, in later years may be subject to material liabilities pursuant to this federal legislation and its related guidance.

The Company anticipates that the distributions it will receive from Bakkt Opco may, in certain periods, exceed the Company’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Company Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses to pay dividends, which may include special dividends, on the Bakkt Pubco Class A Common Stock; to fund repurchases of Bakkt Pubco Class A Common Stock; or any combination of the foregoing. The Company will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. To the extent that the Company does not distribute such excess cash as dividends on Bakkt Pubco Class A Common Stock or otherwise undertake ameliorative actions between Bakkt Opco Common Units and shares of Bakkt Pubco Class A Common Stock and instead, for example, holds such cash balances, holders of Bakkt Opco Common Units that hold interests in Bakkt pre-Business Combination may benefit from any value attributable to such cash balances as a result of their ownership of Bakkt Pubco Class A Common Stock following an exchange of their Bakkt Opco Common Units, notwithstanding that such holders may previously have participated as holders of Bakkt Opco Common Units in distributions by Bakkt Opco that resulted in such excess cash balances at the Company. See the section entitled “The Business Combination Proposal—Related Agreements—Surviving Company LLC Agreement” beginning on page 139 of this proxy statement/prospectus.

Dividends on the Company’s Shares, if any, will be paid at the discretion of the Company Board, which will consider, among other things, the Company’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict the Company’s ability to pay dividends or make other distributions to its stockholders. In addition, Bakkt Opco is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Bakkt Opco (with certain exceptions) exceed the fair value of its assets. Bakkt Opco’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to Bakkt Opco. If Bakkt Opco does not have sufficient funds to make distributions, the Company’s ability to declare and pay cash dividends may also be restricted or impaired.

The Company may have to constrain its business activities to avoid being deemed an investment company under the Investment Company Act.

In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities may be deemed to be an investment company under the Investment Company Act. The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. The Company believes it has conducted, and intends to continue to conduct, its business in a manner that does not result in the Company being characterized as an investment company. To avoid being deemed an investment company, the Company may decide not to broaden its offerings, which could require the Company to forgo attractive opportunities. If the Company is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which would adversely affect the Company’s business, financial condition, and results of operations. In addition, the Company may be forced to make changes to its management team if it is required to register as an investment company under the Investment Company Act.

Pursuant to the Tax Receivable Agreement, the Company will be required to pay 85% of the net income tax savings the Company realizes as a result of increases in the tax basis in Bakkt Opco’s assets as a result of exchanges of Bakkt Opco Common Units for Bakkt Pubco Class A Common Stock (or cash) pursuant to the Exchange Agreement, and those payments may be substantial.

The Bakkt Equity Holders may exchange their Bakkt Opco Common Units for Bakkt Pubco Class A Shares (or cash) pursuant to the Exchange Agreement, subject to certain conditions and transfer restrictions as set forth therein and in the Surviving Company LLC Agreement. These exchanges are expected to result in increases in the Company’s allocable share of the tax basis of the tangible and intangible assets of Bakkt Opco. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions and therefore reduce the amount of U.S. federal and applicable state income tax that the Company would otherwise be required to pay in the future had such exchanges never occurred.

In connection with the Business Combination, the Company will enter into the Tax Receivable Agreement, which generally provides for the payment by it of 85% of certain net tax benefits, if any, that the Company realizes (or in certain cases is deemed to realize) as a result of these increases in tax basis and certain other tax attributes of Bakkt Opco and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These payments are the obligation of the Company and not of Bakkt Opco. The actual increase in the Company’s allocable share of Bakkt Opco’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Bakkt Pubco Class A Common Stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of the Company’s income. While many of the factors that will determine the amount of payments that the Company will make under the Tax Receivable Agreement are outside of its control, the Company expects that the payments we will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on the Company’s financial condition. The Company may recognize an estimated liability under the Tax Receivable Agreement of approximately $507 million if all Bakkt Equity Holders exchange their Bakkt Opco Common Units for Bakkt Pubco Class A Common Stock at the earliest possible date permitted under the Exchange Agreement and assuming (a) the generation of sufficient future taxable income, (b) a trading price of $10 per share of Bakkt Pubco Class A Common Stock at the time of the exchanges, (c) a constant corporate combined U.S. federal and state income tax rate of 24.68% and (d) no material changes in tax law. The actual amounts the Company will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that the Company will be deemed to realize, and the tax receivable agreement payments made by Company, will be calculated based on the market value of the Bakkt Pubco Class A Common Stock at the time of each redemption or exchange under the Exchange Agreement and the prevailing tax rates applicable to the Company over the life of the Tax Receivable Agreement and will depend on the Company generating sufficient taxable income to realize the tax benefits that are subject to the Tax Receivable Agreement. Any payments made by the Company under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to the Company. To the extent that the Company is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, non-payment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, which could be substantial, as further described below. Furthermore, the Company’s future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement. See the section entitled “The Business Combination Proposal—Related Agreements—Tax Receivable Agreement” beginning on page 147 of this proxy statement/prospectus.

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits the Company realizes or such payments may be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that the Company determines, and the Internal Revenue Service (the “IRS”) or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that the Company takes, and a court may sustain such a challenge. In the event any tax benefits initially claimed by the Company are disallowed, the current Bakkt Equity Holders will not be required to reimburse the Company for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by the Company, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by the Company may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that the Company might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. As a result, in certain circumstances the Company could make payments under the Tax Receivable Agreement in excess of the Company’s actual income tax savings, which could materially impair the Company’s financial condition.

Moreover, the Tax Receivable Agreement provides that, in the event that (a) the Company exercises its early termination rights under the Tax Receivable Agreement, (b) the Tax Receivable Agreement is rejected in a bankruptcy proceeding, (c) certain changes of control of the Company occur (as described in the Tax Receivable Agreement) or (d) the Company is more than thirty days late in making of a payment due under the Tax Receivable Agreement (unless the Company determines that it has insufficient funds to make such payment as a result of obligations imposed in connection with a senior obligation or applicable law), the Company’s obligations under the Tax Receivable Agreement will accelerate and the Company will be required to make an immediate lump-sum cash payment to the Bakkt Equity Holders equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to the Company’s future taxable income. The lump-sum payment to the Bakkt Equity Holders could be substantial and could exceed the actual tax benefits that the Company realizes subsequent to such payment because such payment would be calculated assuming, among other things, that the Company would have certain tax benefits available to it, that the Company would be able to use the potential tax benefits in future years, and that tax rates applicable to the Company would be the same as they were in the year of the termination.

There may be a material negative effect on the Company’s liquidity if the payments under the Tax Receivable Agreement exceed the actual income tax savings that the Company realizes. Furthermore, the Company’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. The Company may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent its cash resources are insufficient to meet its obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise. Such indebtedness may have a material adverse effect on the Company’s financial condition.

Some of VIH’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Bakkt is appropriate for VIH’s initial business combination.

The personal and financial interests of the Sponsor, officers and directors may influence or have influenced their motivation in identifying and selecting a target for the Business Combination, their support for completing the Business Combination and the operation of the Company following the Business Combination.

VIH’s Sponsor owns 5,184,300 VIH Class B Ordinary Shares, which were initially acquired prior to the IPO for an aggregate purchase price of $25,000 and VIH’s directors and officers have pecuniary interests in such VIH Shares through their ownership interest in the Sponsor. Such shares had an aggregate market value of approximately $51,324,570.00 based on the last sale price of $9.90 per share on Nasdaq on July 8, 2021. In addition, the Sponsor purchased an aggregate of 6,147,440 Private Placement Warrants, each exercisable for one VIH Class A Ordinary Share at $11.50 per share, for a purchase price of $6,147,440, or $1.00 per warrant.

The Cayman Constitutional Documents require VIH to complete an initial business combination prior to September 25, 2022 (unless VIH submits and its shareholders approve an extension of such date). If the Business Combination is not completed and VIH is forced to wind up, dissolve and liquidate in accordance with the Cayman Constitutional Documents, the 5,384,300 VIH Class B Ordinary Shares currently held by the Sponsor and certain directors and the Private Placement Warrants purchased by Sponsor will be worthless (as the holders have waived liquidation rights with respect to such VIH Shares).

The Sponsor, its directors and officers, and their respective affiliates have incurred significant out-of-pocket expenses incurred in connection with performing due diligence on suitable targets for business combinations and the negotiation of the Business Combination. At the Closing, the Sponsor, its directors and officers, and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on VIH’s behalf such as identifying potential target businesses and performing due diligence on suitable targets for business combinations. If a business combination is not completed prior to September 25, 2022, the Sponsor, directors and officers, or any of their respective affiliates will not be eligible for any such reimbursement.

Certain officers and members of the VIH Board also participate in arrangements that may provide them with other interests in the Business Combination that are different from yours, including, among others, arrangements for the continued service as directors of the Company.

Further, the Sponsor and its officers and directors have, pursuant to the Insider Letter Agreement, each agreed (A) to vote any VIH Shares owned by them in favor of the Business Combination and (B) not to redeem any shares in connection with a shareholder vote to approve the Business Combination.

These interests, among others, may influence or have influenced the Sponsor and the officers and members of the VIH Board and Bakkt to support or approve the Business Combination. For more information concerning the interests of VIH’s officers and directors, see the section entitled “The Business Combination Proposal—Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination” beginning on page 158 of this proxy statement/prospectus and the risk factor entitled “Risk Factors—Risks Related to VIH—The Sponsor controls a substantial interest in VIH and thus may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support” beginning on page 108 of this proxy statement/prospectus.

VIH has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to VIH from a financial point of view.

The VIH Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. VIH is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to VIH from a financial point of view. In analyzing the Business Combination, the VIH Board and VIH’s management conducted due diligence on Bakkt and researched the industry in which Bakkt operates and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, VIH’s shareholders will be relying solely on the judgment of the VIH Board in determining the value of the Business Combination, and the VIH Board may not have properly valued such business. The lack of third-party valuation or fairness opinion may also lead to an increased number of shareholders to vote against the Business Combination or demand Redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section entitled “The Business Combination Proposal—The VIH Board’s Reasons for the Approval of the Business Combination” beginning on page 154 of this proxy statement/prospectus.

The NYSE may delist the Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in the Company’s securities and subject the Company to additional trading restrictions.

The Public Shares and Public Warrants are currently listed on Nasdaq and it is a condition to Bakkt’s obligations to complete the Business Combination, that the Bakkt Pubco Class A Common Stock will have been listed on a national stock exchange and will be eligible for continued listing on a national stock exchange immediately following the Business Combination after giving effect to the Redemptions (as if it were a new initial listing by an issuer that had never been listed prior to the Closing). The Company intends to list the Bakkt Pubco Class A Shares on the NYSE upon the Closing.

However, VIH cannot assure you that the Company’s securities will continue to be listed on the NYSE in the future. In addition, in connection with the Business Combination and as a condition to Bakkt’s obligations to complete the Business Combination, the Company is required to demonstrate compliance with the NYSE’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements, in order to continue to maintain the listing of the Company’s securities on the NYSE. In addition to the listing requirements for the Bakkt Pubco Class A Common Stock, the NYSE imposes listing standards on warrants. VIH cannot assure you that the Company will be able to meet those initial listing requirements, in which case Bakkt will not be obligated to complete the Business Combination. In addition, it is possible that the Bakkt Pubco Class A Common Stock and Public Warrants will cease to meet the NYSE listing requirements following the Closing.

If the NYSE delists the Company’s securities from trading on its exchange and the Company is not able to list its securities on another national securities exchange, VIH expects the Company’s securities could be quoted on an over-the-counter market. If this were to occur, the Company could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•

a determination that the Bakkt Pubco Class A Common Stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Company’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the Company’s results if the Business Combination is completed.

VIH and Bakkt currently operate as separate companies and have had no prior history as a combined entity, and Bakkt’s and the Company’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the Company. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 213 of this proxy statement/prospectus has been derived from VIH’s and Bakkt’s historical financial statements and certain adjustments and assumptions have been made regarding the Company after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of the Company.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Company’s financial condition or results of operations following the Closing. Any potential decline in the Company’s financial condition or results of operations may cause significant variations in the stock price of the Company.

During the pendency of the Business Combination, VIH will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Covenants in the Merger Agreement impede the ability of VIH to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Proposed Transaction. As a result, VIH may be at a disadvantage to its competitors during that period. In addition, while the Merger Agreement is in effect, VIH may not solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative transaction proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to VIH’s shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.

The exercise of VIH’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in VIH’s shareholders’ best interests.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require VIH to agree to amend the Merger Agreement, to consent to certain actions taken by Bakkt or to waive rights that VIH is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Bakkt’s businesses or a request by Bakkt to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at VIH’s discretion, acting through the VIH Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for VIH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, VIH does not believe there will be any changes or waivers that VIH’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, VIH will circulate a new or amended proxy statement/prospectus and resolicit VIH’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

VIH and Bakkt will incur significant transaction and transition costs in connection with the Business Combination.

VIH and Bakkt have both incurred and expect to incur significant, nonrecurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. VIH and Bakkt may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by VIH following the Closing.

If the conditions to the Merger Agreement are not met, the Business Combination may not occur.

Even if the Merger Agreement is approved by the shareholders and members of VIH and Bakkt, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Merger Agreement, see the section entitled “The Business Combination Proposal—Merger Agreement—Closing Conditions” beginning on page 136 of this proxy statement/prospectus. VIH and Bakkt may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause VIH and Bakkt to each lose some or all of the intended benefits of the Business Combination.

Because VIH is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Because VIH is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited prior to the Domestication. VIH is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon VIH’s directors or officers, or enforce judgments obtained in the United States courts against VIH’s directors or officers.

Until the Domestication is effected, VIH’s corporate affairs are governed by the Cayman Constitutional Documents, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to VIH under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of VIH’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

VIH has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (a) to recognize or enforce against VIH judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (b) in original actions brought in the Cayman Islands, to impose liabilities against VIH predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the VIH Board or controlling shareholders than they would as Public Shareholders of a U.S. company.

There is a risk that a U.S. Holder may recognize taxable gain with respect to its VIH Shares at the effective time of the Domestication.

VIH intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code, i.e., an F Reorganization. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) of VIH Class A Ordinary Shares or VIH Warrants generally would recognize gain or loss with respect to its VIH Class A Ordinary Shares or VIH Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of Bakkt Pubco received in the Domestication and the U.S. Holder’s adjusted tax basis in its VIH Class A Ordinary Shares or VIH Warrants surrendered. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise Redemption Rights with respect to VIH Class A Ordinary Shares, U.S. Holders exercising such Redemption Rights will be subject to the potential tax consequences of the Domestication. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on Bakkt Pubco common stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code, and, as a result:

•

a U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of VIH stock entitled to vote or 10% or more of the total value of all classes of VIH stock (a “10% U.S. Shareholder”) on the date of the Domestication must include in income as a dividend deemed paid by VIH the “all earnings and profits amount” attributable to the VIH Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code;

•

a U.S. Holder whose VIH Class A Ordinary Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its VIH Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s VIH Class A Ordinary Shares; and

•	A U.S. Holder whose VIH Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging VIH Warrants for newly issued Bakkt Pubco Warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. VIH believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of VIH Class A Ordinary Shares to recognize gain under the PFIC rules on the exchange of VIH Class A Ordinary Shares for Bakkt Pubco Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s VIH Class A Ordinary Shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges VIH Warrants for newly issued Bakkt Pubco Warrants; currently, however, the elections mentioned above do not apply to VIH Warrants (for discussion regarding the unclear application of the PFIC rules to VIH Warrants, see “U.S. Federal Income Tax Considerations—U.S. Holders—Tax Effects of the Domestication to U.S. Holders—PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of VIH. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

Upon the Closing, the rights of holders of the Bakkt Pubco Common Stock arising under the DGCL will differ from and may be less favorable to the rights of holders of VIH Shares arising under the Companies Act.

Upon the Closing, the rights of holders of Bakkt Pubco Common Stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Companies Act, and, therefore, some rights of holders of Bakkt Pubco Common Stock could differ from the rights that holders of VIH Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that the Company becomes involved in costly litigation, which could have a material adverse effect on the Company.

For a more detailed description of the rights of holders of the Bakkt Pubco Common Stock under the DGCL and how they may differ from the rights of holders of VIH Shares under the Companies Act, please see the section entitled “The Domestication Proposal—Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication” beginning on page 167 of this proxy statement/prospectus.

Delaware law and the Proposed Certificate of Incorporation and Proposed By-Laws will contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Certificate of Incorporation and Proposed By-Laws that will be in effect at the Closing differ from the Cayman Constitutional Documents. Among other differences, the Proposed Certificate of Incorporation, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Company Board and therefore depress the trading price of the Bakkt Pubco Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Company Board or taking other corporate actions, including effecting changes in management. Among other things, the Proposed Certificate of Incorporation and Proposed By-Laws include provisions regarding:

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Company Board;

•

the ability of the Company Board to issue shares of Bakkt Pubco Preferred Stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, the Company’s directors and officers;

•

the right of the Company Board to elect a director to fill a vacancy created by the expansion of the Company Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Company Board;

•

the requirement that directors may only be removed from the Company Board for cause and upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of then outstanding Bakkt Pubco Common Stock;

•

a prohibition on stockholder action by written consent (except for actions by the holders of Bakkt Pubco Class V Common Stock or as required for holders of future series of Bakkt Pubco Preferred Stock), which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•

the requirement that a special meeting of stockholders may be called only by the Company Board, the chairman of the Company Board or the Company’s chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of the Company Board and stockholder meetings;

•

the requirement for the affirmative vote of holders of at least 66 2/3% of the total voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions in the Proposed Certificate of Incorporation which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•

the ability of the Company Board to amend the Proposed By-Laws, which may allow the Company Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Proposed By-Laws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders of the Company must comply to nominate candidates to the Company Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Company Board or management. In addition, under the Surviving Company LLC Agreement certain transactions involving Bakkt Pubco, including mergers or other combinations, must be approved by a majority of the holders of Bakkt Opco Common Units (other than Bakkt Pubco). See the section entitled “Related Agreements —Surviving Company LLC Agreement—Termination Transaction” beginning on page 146 of this proxy statement/prospectus.

In addition, as a Delaware corporation, the Company will generally be subject to provisions of Delaware law, including the DGCL. Although the Company will elect not to be governed by Section 203 of the DGCL, certain provisions of the Proposed Certificate of Incorporation will, in a manner substantially similar to Section 203 of the DGCL, prohibit Company stockholders (other than those stockholders who are party to the Stockholders’ Agreement with the Company and certain of their direct or indirect transferees, and their successors and affiliates) who hold 15% or more of the Company’s outstanding capital stock from engaging in certain business combination transactions with the Company for a specified period of time unless certain conditions are met. See the section entitled “Description of VIH’s and the Company’s Securities— Capital Stock of the Company after the Business Combination—Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed By-Laws and Certain Provisions of Delaware Law—Business Combinations” beginning on page 254 of this proxy statement/prospectus.

Any provision of the Proposed Certificate of Incorporation, Proposed By-Laws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of the Company’s capital stock and could also affect the price that some investors are willing to pay for Bakkt Pubco Common Stock.

The Proposed Certificate of Incorporation is attached as Annex B-1 to this proxy statement/prospectus and we urge you to read it.

In addition, the provisions of the Stockholders Agreement, as described below, provide the stockholders party thereto with certain board rights which could also have the effect of delaying or preventing a change in control.

The Proposed Certificate of Incorporation will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between the Company and its stockholders, which could limit the Company’s stockholders’ ability to choose the judicial forum for disputes with the Company or its directors, officers, or employees.

The Proposed Certificate of Incorporation will provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company or its officers or directors arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed By-Laws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (d) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed By-Laws or any provision thereof, (e) any action asserting a claim against the Company or any current or former director, officer, employee, stockholder or agent of the Company governed by the internal affairs doctrine of the law of the State of Delaware or (f) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Certificate of Incorporation will also provide that, unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising under the Securities Act, any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of the securities of the Company will be deemed to have notice of and consented to this provision. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Company or its directors, officers, or other employees, which may discourage lawsuits against the Company and its directors, officers, and other employees. If a court were to find these exclusive-forum provisions to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

Following the completion of the Merger, certain significant Company stockholders and Bakkt members whose interests may differ from those of Company public stockholders following the Business Combination will have the ability to significantly influence the Company’s business and management.

Pursuant to the Stockholders Agreement that the Company will enter into with the Sponsor and the Bakkt Equity Holders at the Closing, the Sponsor and the Bakkt Equity Holders will agree to designate one director nominated by the Sponsor, who will initially be Gordon Watson, one director nominated by Bakkt Opco, who will be David Clifton, and the remaining three to seven jointly nominated by the Sponsor and Bakkt Opco. The Company Board will be divided into three classes of directors. Class I directors (“Class I Directors”) will initially serve for a term expiring at the first annual meeting of stockholders following the effectiveness of the Proposed Certificate of Incorporation, Class II directors (“Class II Directors”) will initially serve for a term expiring at the second annual meeting of stockholders following the effectiveness of the Proposed Certificate of Incorporation and Class III directors (“Class III Directors”) will initially serve for a term expiring at the third annual meeting of stockholders following the effectiveness of the Proposed Certificate of Incorporation. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders.

Accordingly, the parties to the Stockholders Agreement will be able to designate all of the members of the post-Closing Company Board. Such stockholders will retain such influence with respect to the Company’s management, business plans and policies, including the appointment and removal of its officers. In particular, the parties to the Stockholders Agreement could influence whether acquisitions, dispositions and other change of control transactions are approved.

Following the completion of the Merger, the Company’s principal stockholders and management will exert significant influence over the Company and their interests may conflict with yours in the future.

Each Bakkt Pubco Class A Share and each Bakkt Pubco Class V Share initially entitles its holders to one vote on all matters presented to stockholders generally. Accordingly, those owners, if voting in the same manner, will be able to control the election and removal of the directors of the Company and thereby determine corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendment of the Proposed Certificate of Incorporation and Proposed By-Laws and other significant corporate transactions of the Company for so long as they retain significant ownership. This concentration of ownership may delay or deter possible changes in control of the Company, which may reduce the value of an investment in the Bakkt Pubco Class A Shares. So long as they continue to own a significant amount of the combined voting power, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control decisions of the Company. Without limiting the generality of the foregoing statements, ICE will beneficially own approximately 65% of the Bakkt Pubco Common Stock; however, ICE’s voting power in respect of Bakkt Pubco Common Stock will be reduced to 30% pursuant to the Voting Agreement so long as ICE and its affiliates owns more than 50% of the total voting power of Bakkt Pubco. While the Voting Agreement limits ICE to vote only an aggregate of 30% of its voting power, such amount may result in substantial influence in voting matters. The Voting Agreement provides that this limitation on ICE’s voting power will terminate at such time as its ownership is less than a majority of the outstanding voting power, at which time ICE will be entitled to vote all of its voting shares, which may result in an increase in its potential influence and control.

The Proposed Certificate of Incorporation will not limit the ability of the Sponsor or ICE to compete with us.

The Sponsor, ICE and their respective affiliates engage in a broad spectrum of activities, including investments in the financial services and technology industries. In the ordinary course of their business activities, the Sponsor, ICE and their respective affiliates may engage in activities where their interests conflict with the Company’s interests or those of its stockholders. The Proposed Certificate of Incorporation will provide that none of the Sponsor, ICE, any of their respective affiliates or any director who is not employed by the Company (including any non-employee director who serves as one of its officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which the Company operates. The Sponsor and ICE also may pursue, in their capacities other than as directors of the Company Board, acquisition opportunities that may be complementary to the Company’s business, and, as a result, those acquisition opportunities may not be available to the Company. In addition, each of the Sponsor and ICE may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

VIH’s officers and directors and/or their affiliates may enter into agreements concerning VIH’s securities prior to the extraordinary general meeting, which may have the effect of increasing the likelihood of completion of the Proposed Transaction or decreasing the value of the VIH Shares.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding VIH or its securities, VIH’s officers and directors and/or their affiliates may enter into a written plan to purchase VIH’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding VIH or its securities, VIH’s officers and directors and/or their respective affiliates may (a) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the other Shareholder Proposals, (b) execute agreements to purchase such shares from institutional and other investors in the future, and/or (c) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal or the other Shareholder Proposals. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that VIH’s officers and directors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling Public Shareholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or Private Placement Warrants owned by the Sponsor for nominal value to such investors or holders.

The purpose of such share purchases and other transactions by VIH’s officers and directors and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (a) the holders of the requisite number of VIH Shares present and voting at the extraordinary general meeting vote in favor of the Business Combination Proposal and the other Shareholder Proposals and/or (b) that VIH will (without regard to any assets or liabilities of the Target Companies) have at least $5,000,001 in net tangible assets immediately prior to the Closing or satisfy the Available Cash Condition after taking into account holders of Public Shares that properly demanded Redemption of their shares into cash, when, in each case, it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on the VIH Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the extraordinary general meeting.

As of the date of this proxy statement/prospectus, except as noted above, VIH’s directors and officers and their affiliates have not entered into any such agreements. VIH will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Bakkt Pubco Class A Common Stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Company Board’s attention and resources from the Company’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Risks Related to Bakkt’s Business

Following the Closing, the Company will be a holding company with no direct operations that relies on dividends, distributions, loans and other payments, advances and transfers of funds from the Target Companies to pay dividends, pay expenses and meet its other obligations. Accordingly, the Company’s stockholders and warrant holders will be subject to all of the risks of Bakkt’s business following the Closing.

Throughout this section, unless otherwise noted, “Bakkt” refers to Bakkt Holdings, LLC and its consolidated subsidiaries.

Business, Financial and Operational Risks

Bakkt’s business model is newly developed, untested and continually evolving and may encounter additional risks and challenges as it grows and changes.

Bakkt’s vision is that its users, which includes consumers, enterprises and financial institutions, will utilize its platform as the go-to solution for buying, selling, converting, spending and sending multiple types of digital assets. Bakkt’s business model assumes that there will be multiple synergies and benefits to users arising out of a single platform to buy, sell, convert, spend and send digital assets that have traditionally been usable only via individual solutions. Most of the digital assets that Bakkt intends to incorporate into its platform are already being handled by incumbent providers, as well as other competitors who have established payment programs. To be successful, Bakkt’s platform must be able to lure users away from the existing solutions and platforms, and failure to achieve acceptance would impede Bakkt’s ability to develop and sustain a commercial business. There can be no assurance that Bakkt’s platform will gain the acceptance of users, consumers or other market participants. Because some of the digital assets that are anticipated to be available on the platform have not previously been available for these types of usage, it is difficult to predict the preferences and requirements of users, consumers or other market participants, and Bakkt’s platform, design and technology may not appeal to such users or others market participants, or be incompatible with new or emerging forms of digital assets or related technologies. Failure to achieve acceptance would impede Bakkt’s ability to develop and sustain a commercial business.

Bakkt primarily generates revenue when its users buy, sell, convert, spend and send digital assets through its platform and its success depends in part on transaction volume from consumers. Although Bakkt has some recurring revenue, its future revenue will be heavily dependent on transaction fees earned from users from buying, selling, conversion and spending, and the margin it charges in connection with consumer purchase and sale of cryptoassets, unless and until it develops more recurring revenue opportunities for its platform. If Bakkt is not able to continue to grow its base of active users, Bakkt will not be able to continue to grow its revenues or its business, which would negatively impact Bakkt’s business, financial condition and results of operations.

The attractiveness of Bakkt’s platform to users depends upon, among other things:

•	the number and variety of digital assets that users may buy, sell, convert, spend and send through Bakkt’s platform;

•	Bakkt’s brand and reputation, as well as users’ experience and satisfaction with and trust and perception of, Bakkt’s solutions;

•	technological innovation; and

•	services and products offered by competitors.

Moreover, loyalty partners may choose to modify their rewards programs in a way that makes them less appealing to consumers or terminate their programs entirely, either of which could make Bakkt’s platform less attractive to consumers. If Bakkt fails retain its existing relationships with, or attract new, loyalty partners, enterprises, and financial institutions, attract new consumers to its platform, or continually expand usage and transaction volume from on its platform, Bakkt’s business, results of operations, financial condition, and prospects would be materially and adversely affected.

Bakkt will have both increased financial and reputational risks if there is a failure to launch one or more features, or if the launch of a new feature is unsuccessful. Also, there can be no assurance that Bakkt will receive support from loyalty partners or enterprises to launch features as planned or that Bakkt will operate as anticipated. Bakkt may also require regulatory approvals, additional licenses and/or consultation with regulators to add, modify or discontinue certain aspects of its business model, which could lead to delays or other complexities in effectuating such changes and have a materially adverse effect on its business and plan of operations. Furthermore, Bakkt’s business model entails numerous risks, including risks relating to Bakkt’s ability to:

•	manage the complexity of its business model to stay current with the industry and new technologies;

•	successfully enter new categories, markets and jurisdictions in which it may have limited or no prior experience;

•	integrate into multiple distributed ledger technologies as they currently exist and as they evolve;

•	successfully develop and integrate products, systems and personnel into its business operations; and

•	obtain and maintain required licenses and regulatory approvals for its business.

Bakkt’s platform is still under development and is largely untested. Any failure by Bakkt to successfully execute on the development of its platform would have an adverse effect on its business, financial condition and results of operations.

Bakkt is in the process of developing an integrated platform consisting of a loyalty redemption platform, a digital asset marketplace and an alternative payment method. The first manifestation of this integrated platform is

Bakkt’s consumer app, that allows to buy, sell, convert, spend and send digital assets, which include cryptoassets, digital cash, gift cards, loyalty and rewards points, and in the future, upon necessary regulatory approval, securities in electronic form and in-game assets. Bakkt’s platform is still under development and largely untested on a commercial scale. Bakkt’s consumer app was made generally available to the public in March 2021. Additional features planned for the consumer app are still under development. Any failure by Bakkt to execute on the development of its platform may have a material adverse effect on its business, financial condition and results of operations. There can be no assurance that Bakkt’s platform and app and their planned functionality will be successfully developed. Bakkt’s platform will require significant additional development in order to add all of the additional functionality and features planned by Bakkt’s management and discussed in this proxy statement/prospectus. There can be no assurance that the additional functionality and features currently planned for Bakkt’s platform will be successfully developed, including those intended to be included in Bakkt’s consumer app, in a timely fashion or at all. Any problems that Bakkt encounters with the operation of its platform, including technical, legal and regulatory problems, could have a material adverse effect on its business and results of operations.

If Bakkt is unable to add additional functionalities and digital assets to its platform, Bakkt’s prospects for future growth may be adversely affected.

Bakkt’s platform initially will reflect a subset of the planned functionalities and digital assets and a limited number of enterprise and loyalty partners and financial institutions. Bakkt’s ability to attract and retain users to its platform, and therefore increase revenues, depends on Bakkt’s ability to successfully expand the platform’s functionalities and digital assets over time. Accordingly, Bakkt intends to add enterprise and additional loyalty partners, financial institutions, and digital assets, including additional cryptoassets and equity securities, in the future, but Bakkt’s management has not yet determined either the order that additional partners and digital assets will be included or the timing of any of such additions. Any substantial delay in the inclusion of additional partners and digital assets may have an adverse effect Bakkt’s business, financial condition and results of operations. Bakkt will have both increased financial and reputational risks if there is a failure to launch one or more functionalities, or if the launch of a new functionality or digital asset is unsuccessful. Also, there can be no assurance that Bakkt will receive the necessary regulatory approvals or support from partners to launch features as planned or that Bakkt will operate as anticipated.

Bakkt’s success in any field depends on Bakkt’s deep understanding of the industry. To penetrate new markets and add new functionalities, Bakkt will need to develop a similar understanding of those new markets and the associated business challenges faced by participants in them. Developing this level of understanding may require substantial investments of time and resources, and Bakkt may not be successful. In addition to the need for substantial resources, regulation could limit Bakkt’s ability to introduce new platform opportunities. For instance, the equity securities trading and lending industries are highly regulated. Bakkt’s proposed operations in these fields could take an extended period of time to be approved by regulatory authorities, or may not be approved at all, and, if approved, would require Bakkt to devote additional resources to compliance. Further, as digital assets and distributed ledger technologies evolve, Bakkt may add, modify or discontinue certain aspects of its business model relating to the product mix and service offerings. Future additions and modifications to Bakkt’s business will increase the complexity of its business and place significant strain on Bakkt’s management, personnel, operations, systems, technical performance, financial resources and internal financial control and reporting functions. Bakkt cannot offer any assurance that these or any other additions or modifications will be successful or will not result in harm to Bakkt’s business. If Bakkt fails to penetrate new markets successfully, Bakkt’s revenue may grow at a slower rate than Bakkt anticipates and Bakkt’s business, results of operations and financial condition could be materially and adversely affected.

Bakkt has a limited operating history and a history of operating losses, which makes it difficult to forecast Bakkt’s future results of operations. Further, Bakkt may not achieve or sustain profitability in the future.

Bakkt was founded in 2018 and has experienced net losses in the periods from inception through December 31, 2020. Bakkt’s revenue was $28.49 million for the fiscal years ended December 31, 2020, and Bakkt generated a net losses of $191,000 for the fiscal years ended December 31, 2020. You should not rely on the revenue growth of any prior quarterly or annual period as an indication of Bakkt’s future performance. As a result of Bakkt’s limited operating history, Bakkt’s ability to accurately forecast its future results of operations is limited and subject to a number of uncertainties, including its ability to plan for and model future growth. Bakkt’s historical revenue was achieved largely as the result of its white labeled product to loyalty partners and does not reflect any revenues from the launch of Bakkt’s broader platform or Bakkt’s initial attempt at attracting consumers directly through the launch of its consumer app, and therefore should not be considered indicative of its future performance.

Because of its limited operating history and the fact that Bakkt’s historical revenue was not derived from its currently planned business model, its future revenue growth is difficult to predict. Even if Bakkt experiences strong revenue growth, in future periods its revenue or revenue growth could decline for a number of reasons, including slowing demand for Bakkt’s platform, increased competition, changes to technology, a decrease in the growth of its overall market, or Bakkt’s failure, for any reason, to take advantage of growth opportunities. Bakkt has also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described below. If Bakkt’s assumptions regarding these risks and uncertainties and its future revenue growth are incorrect or change, or if Bakkt does not address these risks successfully, its operating and financial results could differ materially from its expectations, and Bakkt’s business could suffer.

Bakkt expects its costs and expenses to increase in future periods. In particular, Bakkt intends to continue to invest significant resources to further develop its platform and expand its sales, marketing, and professional services teams. Bakkt will also incur increased general and administrative expenses associated with its growth, including costs related to internal systems and operating as a public company. Bakkt’s efforts to grow its business may be costlier than it expects, or Bakkt’s revenue growth rate may be slower than it expects, and Bakkt may not be able to increase its revenue enough to offset the increase in operating expenses resulting from these investments. If Bakkt is unable to achieve the revenue growth that Bakkt expects from these investments, or achieve profitability, it would have an adverse effect on Bakkt’s business, financial condition and results of operations and the value of Bakkt’s business and the Bakkt Pubco Class A Common Stock may significantly decrease.

The estimates of market opportunity and forecasts of market growth included in this proxy statement/prospectus and elsewhere, may prove to be inaccurate, and even if the market in which Bakkt competes in achieves the forecasted growth, Bakkt’s business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts included in this proxy statement/prospectus and elsewhere, including those Bakkt has generated, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of Bakkt’s market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable users covered by Bakkt’s market opportunity estimates will participate in its platform or generate any particular level of revenue for Bakkt. Any expansion in Bakkt’s markets depends on a number of factors, including the cost, performance, and perceived value associated with Bakkt’s platform and the products of its competitors. Even if the markets in which Bakkt competes achieve the forecasted growth, Bakkt’s business could fail to grow at similar rates, or at all.

Substantially all of Bakkt’s net revenues each quarter come primarily from transactions during that quarter, which may result in significant fluctuations in Bakkt’s operating results that could adversely affect Bakkt’s business, financial condition, results of operations, and cash flows and may not fully reflect the underlying performance of its business.

Although Bakkt anticipates some level of recurring revenue and intends to develop other products and services that provide recurring revenue, Bakkt’s quarterly results, including revenue, expenses, consumer metrics, and other key metrics, will be derived from transactions during that quarter. Accordingly, Bakkt’s quarterly results are likely to fluctuate significantly. It is difficult for Bakkt to forecast accurately the level or source of its revenues or earnings, and the results for any one quarter are not necessarily an indication of future performance. Bakkt’s quarterly results are likely to fluctuate due to a variety of factors, some of which are outside of Bakkt’s control. Due to the inherent difficulty in forecasting revenues, it is also difficult to forecast expenses. Quarterly and annual expenses reflected in Bakkt’s financial statements may be significantly different from historical or projected rates. Fluctuations in quarterly results may adversely affect the price of the Bakkt Pubco Class A Common Stock. In addition, many of the factors that affect Bakkt’s quarterly results are difficult for Bakkt to predict. If Bakkt’s revenue, expenses, or key metrics in future quarters fall short of the expectations of the Company’s investors and financial analysts, the price of the Bakkt Pubco Class A Common Stock will be adversely affected.

Other factors that may cause fluctuations in its quarterly results include:

•	Bakkt’s ability to retain and attract new users;

•	transaction volume and mix;

•	rates of repeat transaction and fluctuations in usage of Bakkt’s platform, including seasonality;

•	the amount and timing of Bakkt’s expenses related to acquiring users, and the maintenance and expansion of its business, operations, and infrastructure;

•	changes to Bakkt’s relationships with its enterprise and loyalty partners;

•	general economic, industry, and market conditions, including the COVID-19 pandemic;

•	Bakkt’s emphasis on user experience instead of near-term growth;

•	competitive dynamics in the industry in which Bakkt operates;

•	the amount and timing of stock-based compensation expenses;

•	network outages, cyber-attacks, or other actual or perceived security breaches or data privacy violations;

•	changes in laws and regulations that impact Bakkt’s business;

•	the cost of and potential outcomes of potential claims or litigation; and

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired technologies or businesses.

Sales efforts to large enterprise and loyalty partners involve risks that may not be present or that are present to a lesser extent with respect to sales to smaller organizations. If Bakkt is unable to attract additional enterprise or loyalty partners and retain and grow its relationships with its existing enterprise or loyalty partners, Bakkt’s business, results of operations, financial condition, and future prospects would be materially and adversely affected.

For Bakkt’s platform to be successful, Bakkt must continue its existing, and successfully develop new, partnerships with large enterprise and loyalty partners, such as airlines, hotel chains, ecosystem providers, financial institutions, and other organizations that sponsor loyalty and rewards programs, have first party rights to consumers and/or manage digital assets. Bakkt’s ability to retain and grow its relationships with its enterprise and loyalty partners depends on the willingness of enterprise and loyalty partners to establish a commercial relationship with Bakkt. Moreover, Bakkt’s growth plan includes significant marketing expense to incentivize large organizations with whom Bakkt develops partnerships to market Bakkt’s consumer app and platform to their customers, which Bakkt expects would accelerate consumer adoption of its platform and lower Bakkt’s overall consumer acquisition cost. If the large enterprise and loyalty partners with whom Bakkt develops partnerships fail to market or do not effectively market the platform to their customers, or consumers fail to adopt the platform through these marketing efforts in such numbers as Bakkt has projected, Bakkt may be required to increase spending on direct to consumer marketing and adoption efforts, Bakkt’s consumer acquisition costs may increase and Bakkt’s business, financial condition, and results of operations may be adversely affected.

Sales to large enterprise and loyalty partners involve risks that may not be present or that are present to a lesser extent with sales to smaller organizations, such as longer sales cycles, more complex partner requirements and substantial upfront sales costs. For example, large enterprise and loyalty partners may require considerable time to evaluate and test Bakkt’s platform prior to making a decision, or may request compensation that may erode Bakkt’s margins. Several factors influence the length and variability of Bakkt’s sales cycle, including the need to educate potential partners about the uses and benefits of Bakkt’s platform, the discretionary nature of purchasing and budget cycles, and the competitive nature of evaluation and purchasing approval processes. In order for Bakkt’s sales efforts to large organizations to be successful, Bakkt often must be able to engage with senior officers of the organization. As a result, the length of Bakkt’s sales cycle, from identification of the opportunity to deal closure, may vary significantly for each enterprise and loyalty partner, with sales to large enterprises typically taking longer to complete. If Bakkt fails to effectively manage these risks associated with sales cycles and sales to large enterprise and loyalty partners, Bakkt’s business, financial condition, and results of operations may be adversely affected.

Moreover, even when Bakkt executes an agreement with a large partner, Bakkt is still dependent on such partner to deploy its platform. Large partners often delay deployment for a lengthy period of time after executing an agreement. Even when large enterprise and loyalty partners begin their integration into Bakkt’s platform and consumer app, they do so on a limited basis but nevertheless demand implementation services, which may include customization and controls that limit the functionality of Bakkt’s platform, and negotiate pricing discounts, which increases Bakkt’s upfront investment in the sales effort with no guarantee that sales to these partners will justify Bakkt’s substantial upfront investment. If a large partner delays deployment for lengthy periods of time, Bakkt’s consumer and revenue growth may not achieve expectations and Bakkt’s business, financial condition, and results of operations may be adversely affected.

Bakkt’s agreements with its enterprise and loyalty partners have terms that range from approximately three to five years, and its existing partners can generally terminate these agreements without cause upon 30 to 90 days’ prior written notice. The termination of one or more of Bakkt’s agreements with a partner would result in a reduction in transaction volume and revenue and Bakkt’s business, results of operations, financial condition, and future prospects would be materially and adversely affected.

Large enterprise and loyalty partners, including future prospects being pursued by Bakkt, that have been adversely impacted by the ongoing COVID-19 pandemic have slowed all new business integrations, particularly those in the travel and hospitality industries. Their willingness to expend resources to integrate into Bakkt’s platform or support the consumer app is hampered by the uncertainty resulting from the COVID-19 pandemic. Additionally, existing enterprise and loyalty partners may seek financial relief from obligations to Bakkt, or choose to cancel contracts with Bakkt, as a result of the COVID-19 pandemic.

Bakkt faces substantial and increasingly intense competition worldwide in the global loyalty, rewards, payment and investment industries.

The global loyalty, rewards, payment and investment industries are highly competitive, rapidly changing, highly innovative, and increasingly subject to regulatory scrutiny and oversight. Although Bakkt does not believe that it has any single direct competitor for the full range of products it will provide through its platform, Bakkt competes against a wide range of businesses in the global loyalty, rewards, payment and investment industries generally, including those that are larger than Bakkt, have greater name recognition, longer operating histories, or a dominant or more secure position, or offer other products and services to users that Bakkt does not offer, as well as smaller or younger companies that may be more agile in responding quickly to regulatory and technological changes. Many of the areas in which Bakkt competes evolve rapidly with changing and disruptive technologies, shifting consumer needs, and frequent introductions of new products and services. Competition also may intensify as businesses enter into business combinations and partnerships, and established companies in other segments expand to become competitive with different aspects of Bakkt’s business.

Bakkt competes primarily on the basis of the following:

•	ability to attract, retain, and engage users on its platform;

•	ability to demonstrate to enterprise and loyalty partners that they may achieve incremental sales by using and offering Bakkt’s services to consumers;

•	the strength of Bakkt’s integrated solution over other potential coalitions of disparate point solutions;

•	consumers’ confidence in the safety, security, privacy and control of their information on Bakkt’s platform;

•	ability to develop products and services across multiple commerce channels, including mobile payments, payments at the retail point of sale, cryptoassets, and loyalty/rewards points; and

•	system reliability, regulatory compliance and data security.

Bakkt partners with many businesses, and considers the ability to continue establishing these partnerships as important to Bakkt’s business. Competition for relationships with these enterprise and loyalty partners is intense, and there can be no assurance that Bakkt will be able to continue to establish, grow, or maintain these partner relationships.

Some of Bakkt’s current and potential competitors have larger customer bases, broader geographic scope, volume, scale, resources, and market share than Bakkt does, which may provide them significant competitive advantages. Some competitors may also be subject to less burdensome licensing, anti-money laundering, counter-terrorist financing, and other regulatory requirements. They may devote greater resources to the development, promotion, and sale of products and services, and offer lower prices or more effectively offer their own innovative programs, products, and services.

If Bakkt is not able to differentiate its products and services from those of its competitors, drive value for its users, or effectively and efficiently align its resources with its goals and objectives, Bakkt may not be able to compete effectively in the market.

If Bakkt fails to promote, protect, and maintain its brand in a cost-effective manner, Bakkt may lose market share and Bakkt’s revenue may decrease.

Bakkt’s ability to further develop its business depends on its ability to build a strong and trusted brand. Bakkt is in the process of building its brand, and once achieved, believes that developing, protecting, and maintaining awareness of its brand in a cost-effective manner is critical to attracting new and retaining existing users to its platform. To the extent the Bakkt brand exists today, it is largely visible with respect to financial institutions and institutional investment products and services. Successful promotion of Bakkt’s brand will entail broadening the brand to consumers and will depend largely on the effectiveness of Bakkt’s marketing efforts and the experience of users. Bakkt’s efforts to build its brand have involved significant expense, and Bakkt expects to increase its marketing spend in the near term. These brand promotion activities may not result in increased revenue and, even if they do, any increases may not offset the expenses incurred. Additionally, the successful protection and maintenance of Bakkt’s brand will depend on its ability to obtain, maintain, protect, and enforce trademark and other intellectual property protection for its brand. If Bakkt fails to successfully promote, protect, and maintain its brand or if Bakkt incurs substantial expenses in an unsuccessful attempt to promote, protect, and maintain its brand, Bakkt may lose its existing users to Bakkt’s competitors or be unable to attract new users. Any such loss of existing users, or inability to attract new users, would have an adverse effect on Bakkt’s business and results of operations.

If Bakkt fails to maintain a consistently high level of user satisfaction and trust in its brand, its business, results of operations, financial condition, and future prospects would be materially and adversely affected.

If consumers do not trust Bakkt’s brand or have a positive experience, they will not use Bakkt’s platform. If enterprise and loyalty partners and financial institutions do not participate in Bakkt’s platform or consumer app, the platform and app cannot attract or retain consumers, and vice versa. As a result, Bakkt has invested heavily in both technology and its support team. If Bakkt is unable to maintain a consistently high level of positive user,

Bakkt will lose existing users and consumers. In addition, Bakkt’s ability to attract new users is highly dependent on its reputation and on positive recommendations from its existing users. Any failure to maintain a consistently high level of service, or a market perception that Bakkt does not maintain high-quality service, would adversely affect Bakkt’s reputation and the number of positive referrals that Bakkt receives. As a result, Bakkt’s business, results of operations, financial condition, and future prospects would be materially and adversely affected.

Bakkt relies on ICE in several aspects of its business, which creates additional risk.

Bakkt relies on ICE, its majority investor, in several aspects of its business, including the following:

•	ICE provides Bakkt market credibility and regulatory and industry expertise and infrastructure support;

•	ICE provides critical infrastructure for the custody of cryptoassets by Bakkt; and

•	ICE provides institutional-grade services to support Bakkt’s custody arrangements that leverages ICE’s robust platform of security protocols.

Because Bakkt relies on ICE to provide support services and to facilitate certain of its business activities, Bakkt may face increased operational risk. Over time, Bakkt anticipates that ICE may sell down its ownership interest in Bakkt, thereby reducing the alignment of interests between Bakkt and ICE. With or without this sell down, ICE may be subject to financial, legal, regulatory, and labor issues, cybersecurity incidents, privacy breaches, service terminations, disruptions or interruptions, or other problems, which may impose additional costs or requirements on Bakkt or prevent ICE from providing services to Bakkt or its users on its behalf, which could harm Bakkt’s business. In addition, ICE may disagree with Bakkt’s interpretation of contract terms or applicable laws and regulations, refuse to continue or renew these agreements on commercially reasonable terms or at all, fail or refuse to process transactions or provide other services adequately, take actions that degrade the functionality of its services, impose additional costs or requirements on Bakkt or its users, or give preferential treatment to competitive services. There can be no assurance that ICE will continue to provide services directly to Bakkt or its users on its behalf on acceptable terms, or at all.

Although Bakkt intends to transition away from its reliance on ICE for many of the services currently provided by ICE, there can be no assurance that Bakkt will be able to timely, efficiently or economically develop these capacities on its own or from third parties, or provide the services at the level that they are currently being provided by ICE or at all. As a result, Bakkt may be subject to business disruptions, losses or costs to remediate any of the deficiencies, consumer dissatisfaction, reputational damage, legal or regulatory proceedings, or other adverse consequences which could harm its business.

Bakkt relies on third parties, over which it has no control, in many aspects of its business which creates additional risk, including risks related to the failure of third parties to provide various services that are important to Bakkt’s operations or to comply with legal or regulatory requirements.

Bakkt has significant vendors that, among other things, provide Bakkt with financial, technology, and other services to support its platforms and other activities, including, for example, cloud-based data storage and other IT solutions, and payment processing.

Because Bakkt relies on third parties to provide certain of its services and to facilitate certain of its business activities, Bakkt faces increased operational risk. These third parties may be subject to financial, legal, regulatory, and labor issues, cybersecurity incidents, privacy breaches, service terminations, disruptions or interruptions, or other problems, which may impose additional costs or requirements on Bakkt or prevent these third parties from providing services to Bakkt or Bakkt’s users on its behalf, which could harm its business. Additionally, the Consumer Financial Protection Bureau (“CFPB”) and other regulators have issued guidance stating that institutions under their supervision may be held responsible for the actions of the companies with which they contract. Accordingly, Bakkt could be adversely impacted to the extent its vendors fail to comply with the legal requirements applicable to the particular products or services being offered.

In some cases, vendors are the sole source, or one of a limited number of sources, of the services they provide to Bakkt. For example, Bakkt is solely reliant on its agreement with its cloud computing web services provider for the provision of cloud infrastructure services to support its platform. Most of Bakkt’s vendor agreements are terminable by the vendor on little or no notice, and if Bakkt’s current vendors were to terminate their agreements with Bakkt or otherwise stop providing services to Bakkt on acceptable terms, Bakkt may be unable to procure alternatives from other vendors in a timely and efficient manner and on acceptable terms (or at all). If any vendor fails to provide the services Bakkt requires, fails to meet contractual requirements (including compliance with applicable laws and regulations), fails to maintain adequate data privacy controls and electronic security systems, or suffers a cyber-attack or other security breach, Bakkt could be subject to CFPB, Federal Trade Commission and other regulatory enforcement actions, claims from third parties, including Bakkt consumers, and suffer economic and reputational harm that could have an adverse effect on Bakkt’s business. Further, Bakkt may incur significant costs to resolve any such disruptions in service, which could adversely affect its business.

If the availability of Bakkt’s platform does not meet its service level commitments, Bakkt’s current and future revenue and reputation may be negatively impacted.

Bakkt typically commits, through service level agreements or otherwise, to maintaining a minimum service level of availability with respect to functionality, availability and response time. If Bakkt is unable to meet these commitments, Bakkt may be obligated to provide users, including customers of its custody business and futures contracts, with additional capacity at Bakkt’s expense. A failure to meet service level commitments for a relatively short duration could cause Bakkt to be contractually obligated to issue credits or refunds to a large number of affected institutions and consumers or result in the loss of institutions and consumers. In addition, Bakkt cannot predict whether its institutions and consumer participants will accept these credits, refunds, termination or extension rights in lieu of other legal remedies that may be available to them. Bakkt’s failure to meet its commitments could also result in substantial consumers dissatisfaction or loss. Because of the loss of future revenues through the issuance of credits or the loss institutions and of consumers or other potential liabilities, Bakkt’s revenue could be significantly impacted if it cannot meet its service level commitments.

In addition, Bakkt relies on public cloud providers, such as Microsoft Azure and Google Cloud, and any availability interruption in the public cloud could result in Bakkt not meeting its service-level commitments. In some cases, Bakkt may not have a contractual right with its public cloud providers that compensates Bakkt for any losses due to availability interruptions in the public cloud.

Any of the above circumstances or events may harm Bakkt’s reputation, impair Bakkt’s ability to develop its platform and grow its base of users, subject Bakkt to financial penalties and liabilities under its service level agreements and otherwise harm Bakkt’s business, results of operations, and financial condition.

If Bakkt cannot keep pace with rapid technological developments to provide new and innovative products and services, the use of Bakkt’s products and services and, consequently, Bakkt’s revenues could decline.

Rapid, significant, and disruptive technological changes impact the industries in which Bakkt operates, including developments in payment card tokenization, mobile, social commerce (i.e., ecommerce through social networks), authentication, cryptoassets (including distributed ledger and blockchain technologies), and near-field communication and other proximity payment technology, such as contactless payments. As a result, Bakkt expects new services and technologies to continue to emerge and evolve, and Bakkt cannot predict the effects of technological changes on its business. In addition to Bakkt’s own initiatives and innovations, Bakkt relies in part on third parties for the development of and access to new or evolving technologies. These third parties may restrict or prevent Bakkt’s access to, or utilization of, those technologies, as well as their platforms or products. In addition, Bakkt may not be able to accurately predict which technological developments or innovations will become widely adopted and how those technologies may be regulated. Bakkt expects that new services and technologies applicable to the industries in which Bakkt operates will continue to emerge and may be superior to, or render obsolete, the technologies Bakkt currently uses in its products and services. Developing and incorporating new technologies into Bakkt’s products and services may require substantial expenditures, take considerable time, and ultimately may not be successful. In addition, Bakkt’s ability to adopt new products and services and to develop new technologies may be inhibited by industry-wide standards, payments networks, changes to laws and regulations, resistance to change from users, third-party intellectual property rights, or other factors. Bakkt’s success will depend on its ability to develop and incorporate new technologies and adapt to technological changes and evolving industry standards; if Bakkt is unable to do so in a timely or cost-effective manner, Bakkt’s business could be harmed.

If a large percentage of Bakkt’s revenue is concentrated with a small number of enterprise and/or loyalty partners, the loss of any such enterprise or loyalty partner would materially and adversely affect Bakkt’s business, results of operations, financial condition, and future prospects.

The concentration of a significant portion of Bakkt’s business and transaction volume with a limited number of enterprise and/or loyalty partners and financial institutions would expose Bakkt disproportionately to any of those partners choosing to no longer partner with Bakkt, to the economic performance of such partners or their respective industries or to any events, circumstances, or risks affecting such partners or their respective industries. Any such loss could make Bakkt’s platform less appealing to existing and potential users. In addition, because Bakkt’s business model anticipates revenue synergies between its loyalty redemption, alternative payment method, and digital asset marketplace aspects, the loss of a significant partner in one aspect would have negative repercussions across the three separate revenue streams. Accordingly, the loss of any significant enterprise or loyalty partner or financial institution relationship could materially and adversely affect Bakkt’s business, results of operations, financial condition, and future prospects.

Failure to deal effectively with fraud, fictitious transactions, bad transactions, and negative consumer experiences would increase Bakkt’s loss rate and harm Bakkt’s business, and could severely diminish user confidence in and use of Bakkt’s platform.

It is expected that Bakkt’s platform will process a significant volume and dollar value of transactions daily. In the event that enterprise or loyalty partners do not fulfill their obligations to consumers on Bakkt’s platform, Bakkt may incur substantial losses as a result of claims from consumers. Bakkt seeks to recover such losses from the partner, but may not fully recover them if the partner is unwilling or unable to pay. In addition, in the event of the bankruptcy or other business interruption of a that sells goods or services in advance of the date of their delivery or use (e.g., airline, cruise or concert tickets, custom-made goods, and subscriptions), Bakkt could be liable to consumers who buy such goods or services, through chargebacks. While Bakkt has established allowances for transaction losses based on assumptions and estimates that Bakkt believes are reasonable to cover such losses incurred, these reserves may be insufficient.

Bakkt may also incur substantial losses from claims that a consumer did not authorize fraudulent or erroneous transactions. Bakkt has taken measures to detect and reduce the risk of fraud on its platform, but these measures require continuous improvement and may not be effective in detecting and preventing fraud, particularly new and continually evolving forms of fraud or in connection with new or expanded product offerings. If these measures do not succeed, Bakkt’s business could be negatively impacted.

Bakkt’s failure to correctly cause the settlement of transactions running through Bakkt’s platform, or the failure of a third-party to correctly follow instructions regarding settlement of such transactions, could harm Bakkt’s business.

As Bakkt’s platform develops, Bakkt will be required to settle large amounts of user transactions on behalf of consumers and on behalf of or through enterprise and loyalty partners via their APIs. Bakkt’s ability to correctly cause transaction settlement requires a high level of internal controls and to some degree requires the involvement and technology of Bakkt’s enterprise and loyalty partners. Since Bakkt’s platform is in its development stage, Bakkt has neither an established operating history nor proven management experience in developing or maintaining the necessary internal controls. Bakkt’s success will require significant public confidence in Bakkt’s ability to handle large and growing transaction volumes and the cooperation of Bakkt’s enterprise and loyalty partners. Any failure by Bakkt, or by any third-party, to maintain the necessary controls or to effect or cause settlement of transactions running through Bakkt’s platform accurately and in compliance with applicable regulatory requirements could result in reputational harm, lead users to discontinue or reduce their use of Bakkt’s platform and result in significant penalties and fines, any of which could materially harm Bakkt’s business.

Future issuances of Bakkt Pubco Common Stock and future sales of Bakkt Pubco Common Stock and other equity securities issued to Bakkt Equity Holders, certain VIH shareholders and PIPE Investors may reduce the market price of Bakkt Pubco Common Stock.

Under the Merger Agreement, the Bakkt Equity Holders will exchange their equity interests in Bakkt Opco for 208,200,000 shares of Bakkt Pubco Class V Common Stock and 208,200,000 Bakkt Opco Common Units, subject to the allocation of a certain portion of those Bakkt Opco Common Units and Bakkt Pubco Class V Shares to the holders of Bakkt Warrants that do not exercise such warrants prior to the Closing. See “The Business Combination Proposal—Merger Agreement—Consideration—Treatment of Bakkt Warrants” beginning on page 123 of this proxy statement/prospectus for additional information.

The Merger Agreement provides that, at the Closing of the Business Combination, Bakkt Pubco will enter into the Stockholders Agreement with Bakkt Equity Holders, the Sponsor and the other parties to the Insider Letter Agreement, with respect to the equity securities of Bakkt Pubco and Bakkt Opco, including the Bakkt Pubco Class A Shares, Bakkt Pubco Class V Shares and Bakkt Opco Common Units. Pursuant to the Stockholders Agreement, the Bakkt Equity Holders’ Bakkt Opco Common Units and Bakkt Pubco Class V Shares will be subject to a six-month lock-up following the Closing. Additionally, the Sponsor and VIH’s officers and directors have agreed not to transfer, assign or sell any of their Class B Ordinary Shares or Class A Ordinary Shares (in each case, to be converted into shares of Bakkt Pubco Class A Shares in connection with the Domestication) until the earlier of (i) one year after the completion of the Merger and (ii) subsequent to the Merger, (x) if the closing price of the Bakkt Pubco Class A Shares equals or exceeds $12.00 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Merger or (y) the date on which Bakkt Pubco completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of the holders of Bakkt Pubco Class A Shares having the right to exchange their Bakkt Pubco Class A Shares for cash, securities or other property.

In connection with, and as a condition to the consummation of the Proposed Transaction, the Merger Agreement provides that Bakkt Pubco, the Bakkt Equity Holders and the Sponsor will enter into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, Bakkt Pubco will be obligated to file a registration statement to register the resale of certain securities of Bakkt Pubco held by the Bakkt Equity Holders. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the holders of such rights may demand at any time or from time to time, that Bakkt Pubco file a registration statement to register the Bakkt Pubco Class A Shares held by such Bakkt Equity Holders. The Registration Rights Agreement will also provide the Bakkt Equity Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Bakkt Pubco also has agreed, pursuant to the Subscription Agreements, to register the shares of Bakkt Pubco Class A Shares issued in connection with the PIPE Investment. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the Bakkt Pubco Class A Shares.

Upon expiration of the lock-up periods applicable to the equity securities of Bakkt Pubco and Bakkt Opco held by the Bakkt Equity Holders, the Sponsor, the parties to the Insider Letter Agreement and the PIPE Investors, these parties may sell large amounts of Bakkt Pubco Common Stock in the open market or in privately negotiated transactions. The registration and availability of such a significant number of shares of common stock for trading in the public market may increase the volatility in Bakkt Pubco’s stock price or put significant downward pressure on the price of its stock. In addition, Bakkt Pubco may use shares of Bakkt Pubco Common Stock as consideration for future acquisitions, which could further dilute its stockholders.

Additionally, future issuances of shares of Bakkt Pubco Class A Common Stock, including pursuant to the Bakkt Pubco Equity Incentive Plan, may significantly dilute the equity interests of existing holders of VIH’s or the Company’s securities and may adversely affect prevailing market prices for Bakkt Pubco’s securities.

If Bakkt experiences rapid growth, it may place significant demands on Bakkt’s operational, administrative, and financial resources and it may be difficult to sustain such growth.

Bakkt has a relatively limited operating history even at its current scale, and its projected growth in future periods following the launch of Bakkt’s consumer app exposes Bakkt to increased risks, uncertainties, expenses, and difficulties. If Bakkt is unable to appropriately scale its operations to support such growth, Bakkt’s business, results of operations, financial condition, and future prospects would be materially and adversely affected.

As a result of Bakkt’s growth, Bakkt faces significant challenges in:

•	increasing the number of consumers on, and the volume of transactions facilitated through, Bakkt’s platform;

•	maintaining and developing relationships with existing and new enterprise and loyalty partners and financial institutions;

•	securing funding to maintain its operations and future growth;

•	maintaining adequate financial, business, and risk controls;

•	implementing new or updated information and financial and risk controls and procedures;

•	navigating complex and evolving regulatory and competitive environments;

•	attracting, integrating and retaining an appropriate number and technological skill level of qualified employees;

•	particularly in the COVID-19 environment, training, managing, and appropriately sizing its workforce and other components of its business on a timely and cost-effective basis;

•	expanding within existing markets;

•	entering new markets and introducing new solutions;

•	continuing to develop, maintain, protect, and scale Bakkt’s platform;

•	effectively using limited personnel and technology resources; and

•	maintaining the security of Bakkt’s platform and the confidentiality of the information (including personally identifiable information) provided and utilized across its platform.

Bakkt may not be able to properly manage and scale its expanding operations effectively, and any failure to do so could adversely affect Bakkt’s ability to generate revenue and control its expenses, and would materially and adversely affect Bakkt’s business, results of operations, financial condition, and future prospects.

Acquisitions, strategic investments, partnerships, or alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt Bakkt’s business, dilute stockholder value, and adversely affect Bakkt’s business, financial condition, and results of operations.

Bakkt has in the past and may in the future seek to acquire or invest in businesses, joint ventures, and platform technologies that Bakkt believes could complement or expand its platform, enhance its technology, or otherwise offer growth opportunities. Any such acquisitions or investments may divert the attention of management and cause Bakkt to incur various expenses in identifying, investigating, and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, Bakkt may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of any acquired companies, particularly if the key personnel of an acquired company choose not to work for Bakkt, or Bakkt has difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise. Any such transactions that Bakkt is able to complete may not result in the synergies or other benefits Bakkt expects to achieve, which could result in substantial impairment charges. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect Bakkt’s results of operations.

Bakkt Pubco may issue additional shares of common stock or other equity securities without stockholder approval, which would dilute the Company stockholders’ ownership interest in Bakkt Pubco and may reduce the market price of Bakkt Pubco Common Stock.

Bakkt Pubco may issue additional Bakkt Pubco Class A Shares or other equity securities in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or grants under the Bakkt Pubco Equity Incentive Plan without stockholder approval in a number of circumstances. The issuance of additional common stock or other equity securities could have one or more of the following effects:

•	Bakkt Pubco’s existing stockholders’ proportionate ownership interest will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding share of Bakkt Pubco Common Stock may be diminished; and

•	the market price of its common stock may decline.

Bakkt may require additional capital to support the growth of its business, and this capital might not be available on acceptable terms, if at all.

Bakkt has funded its operations since inception primarily through equity financings and payments received from Bakkt’s platform. Bakkt cannot be certain when or if its operations will generate sufficient cash to fully fund its ongoing operations or the growth of its business. Bakkt intends to continue to make investments to support its business, which may require Bakkt to engage in equity or debt financings to secure additional funds. Additional financing may not be available on terms favorable to Bakkt, if at all. If adequate funds are not available on acceptable terms, Bakkt may be unable to invest in future growth opportunities, which could harm Bakkt’s business, operating results, and financial condition. If Bakkt incurs debt, the debt holders would have rights senior to holders of common stock to make claims on Bakkt’s assets, and the terms of any debt could restrict Bakkt’s operations, including Bakkt’s ability to pay dividends on its common stock. Furthermore, if Bakkt issues additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of Bakkt’s common stock. Because Bakkt’s decision to issue securities in the future will depend on numerous considerations, including factors beyond Bakkt’s control, Bakkt cannot predict or estimate the amount, timing, or nature of any future issuances of debt or equity securities. As a result, Bakkt’s stockholders bear the risk of future issuances of debt or equity securities reducing the value of Bakkt’s common stock and diluting their interests.

Catastrophic events or geopolitical conditions may disrupt Bakkt’s business.

War, terrorism, political events, geopolitical instability, trade barriers and restrictions, public health issues, natural disasters, social and political conditions, civil unrest, or other catastrophic events have caused and could cause damage or disruption to the economy and commerce on a global, regional, country-specific or state-specific basis, which could have a material adverse effect on Bakkt’s business or Bakkt’s users. Such events could decrease demand for Bakkt’s platform or make it difficult or impossible for Bakkt to deliver products and services to its customers. Bakkt’s business operations are subject to interruption by, among others, natural disasters, fire, power shortages, earthquakes, floods, nuclear power plant accidents, and events beyond Bakkt’s control such as other industrial accidents, terrorist attacks and other hostile acts, labor disputes, social and political conditions, civil unrest and public health issues. A catastrophic event that results in a disruption or failure of Bakkt’s systems or operations could result in significant losses and require substantial recovery time and significant expenditures in order to resume or maintain operations, which could have a material adverse impact on Bakkt’s business, financial condition, and results of operations.

Bakkt’s financial condition and results of operations may be adversely affected by the impact of the global outbreak of the coronavirus.

Occurrences of epidemics or pandemics, depending on their scale, may cause different degrees of damage to the national and local economies within Bakkt’s geographic focus. Global economic conditions may be disrupted by widespread outbreaks of infectious or contagious diseases. For example, the deadly global outbreak and continuing spread of COVID-19 could have an adverse effect on the value, operating results and financial condition of Bakkt’s business. In addition, the impact of COVID-19 is likely to cause substantial changes in consumer behavior and has caused restrictions on business and individual activities, which are likely to lead to reduced economic activity. Extraordinary actions taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world, including travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals and businesses to substantially restrict daily activities has had and may continue to have an adverse effect on Bakkt’s financial condition and results of operations. The extent and duration of the economic slowdown attributable to COVID-19 remains uncertain at this time. A continued significant economic slowdown could have a substantial adverse effect on Bakkt’s financial condition, liquidity, and results of operations.

Cryptoasset Risks

Cryptoasset custodial solutions and related technology, including Bakkt’s systems and custodial arrangements, are subject to risks related to a loss of funds due to theft of cryptoassets, employee or vendor sabotage, security and cybersecurity risks, system failures and other operational issues, the loss, destruction or other compromise of Bakkt’s private keys and a lack of sufficient insurance, which could cause damage to Bakkt’s reputation and brand.

Bakkt’s systems and custodial solutions involve the processing, storage and transmission of cryptoassets and data. While Bakkt will contractually limit the amount of exposure it will have in the event that cryptoassets are stolen or misappropriated, Bakkt cannot guarantee that these limits will protect it from additional liability and other damage. The theft or misappropriation of cryptoassets held in custody by Bakkt would likely result in financial loss, reputational damage, potential lack of trust from Bakkt’s users, negative press coverage and diversion of Bakkt management’s time and focus. The secure storage and transmission of cryptoassets and data over networks will be a critical element of Bakkt’s operations. Despite the defensive measures Bakkt may take, these threats may come from external factors such as governments, organized crime, hackers and other third parties such as outsourced or infrastructure-support providers and application developers, or may originate internally from an employee or service provider to whom Bakkt has granted access to its systems.

Cryptoasset transactions may be irrevocable, and stolen or incorrectly transferred cryptoassets may be irretrievable. Once a transaction has been verified and recorded in a block that is added to the distributed ledger, an incorrect transfer of a cryptoasset generally will not be reversible, and Bakkt may not be capable of seeking compensation for any such transfer or theft. It is possible that, through computer or human error, or through theft or criminal action, the cryptoasset could be transferred in incorrect amounts or to unauthorized third parties, or to uncontrolled accounts. Such events would have a material adverse effect on the ability of Bakkt to continue as a going concern.

Cryptoassets are controllable only by the possessor of both the unique public key and private key relating to the distributed ledger through which the cryptoassets are held. While the distributed ledgers require a public key relating to a digital asset to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the cryptoassets. To the extent Bakkt’s private key is lost, destroyed, or otherwise compromised and no backup of the private key is accessible, Bakkt will be unable to access the cryptoassets held through the distributed ledger. Any loss of private keys relating to, or hack or other compromise of, Bakkt’s cryptoassets could adversely affect its consumers’ ability to access or sell their cryptoassets and could harm consumers’ trust in Bakkt and its products. Additionally, any loss of private keys relating to, or hack or other compromise of, the distributed ledger through which third parties store cryptoassets could have negative reputational effects on Bakkt and harm consumers’ trust in Bakkt and its products.

While Bakkt maintains insurance policies, those policies may not be adequate to reimburse Bakkt for losses caused by security breaches, and Bakkt may lose cryptoassets valued in excess of the insurance policy without any recourse. Unlike bank accounts or accounts at some other financial institutions, in the event of loss or loss of utility value, there is no public insurer to offer recourse to Bakkt or to any consumer and the misappropriated cryptoassets may not be easily traced to the bad actor.

Further, when cryptoasset custodial solutions or transfer venues (whether involving Bakkt systems or others) experience system failures or other operational issues, such events could result in a reduction in cryptoasset prices or confidence and impact the success of Bakkt and have a material adverse effect on the ability of Bakkt to continue as a going concern.

Bakkt’s cryptoasset business’s pricing model and incentive arrangements may create conflicts of interest and affect Bakkt’s revenues.

In its cryptoasset business, Bakkt’s subsidiary, Bakkt Marketplace, LLC (“Bakkt Marketplace”), will transact with consumers on its platform for its own account, at a price determined by Bakkt, which will reflect a margin or other compensation to Bakkt. Bakkt Marketplace is not acting as broker on behalf of the consumer, and there is no assurance that prices on Bakkt’s platform will be as favorable to consumers as prices that may be available from other sources. To facilitate consumer transactions, Bakkt will enter into transactions in cryptoassets with trading counterparties. The prices at which Bakkt is able to transact with trading counterparties may affect the prices at which Bakkt buys or sells from or to consumers. In addition, Bakkt may enter into arrangements that give it an incentive to use certain trading counterparties for this purpose, which may also affect the price at which Bakkt Marketplace is willing to transact with its consumers. These arrangements may present conflicts of interest. Some consumers may object to Bakkt’s pricing model, as well as Bakkt’s arrangements with trading counterparties, and any negative views of users or market participants regarding Bakkt’s pricing and such arrangements could adversely affect Bakkt’s business.

There may be a general perception among regulators and others that cryptoassets are used to facilitate illegal activity such as fraud, money laundering, tax evasion and ransomware scams. Because Bakkt provides the ability to buy, sell, convert, spend and send certain cryptoassets, any negative perceptions associated with cryptoassets could harm Bakkt’s reputation and brand.

Cryptoassets are perceived by regulators and the general public as being susceptible to, and in fact have been used on numerous occasions for, illegal or improper uses, including money laundering, terrorist financing, illegal online gambling, fraudulent sales of goods or services, illegal sales of prescription medications or controlled substances, piracy of software, movies, music, and other copyrighted or trademarked goods (in particular, digital goods), bank fraud, child pornography, human trafficking, prohibited sales of alcoholic beverages or tobacco products, securities fraud, pyramid or ponzi schemes, or to facilitate other illegal activity. Because Bakkt’s platform allows certain individuals and institutions that are direct customers of Bakkt Trust Company LLC (the “Bakkt Warehouse”) to deposit and withdraw cryptoassets, and Bakkt’s platform allows consumers to buy, sell, convert, spend and send cryptoassets, this perception may harm Bakkt’s reputation and brand because it could be viewed as facilitating, or could otherwise become associated with, these illegal activities. Any such negative perception of the Bakkt brand and reputation could harm Bakkt’s business. Further, banks may not provide banking services, or may cut off banking services, to businesses that provide cryptoasset-related services, which could dampen liquidity in the market and damage the public perception of cryptoassets generally or any one digital asset in particular, such as bitcoin, which could decrease the trading volume of cryptoassets.

Cryptoassets, such as bitcoin, were only introduced within the past decade and distributed ledger technology continues to rapidly evolve. The unique characteristics of these digital assets present risks and challenges to Bakkt that could have a material adverse effect on its business.

Cryptoassets, such as bitcoin, were only introduced within the past decade and distributed ledger technology continues to rapidly evolve. Given the infancy of the development of cryptoasset networks, parties may be unwilling to transact in cryptoassets, which would dampen the growth, if any, of cryptoasset networks. In its capacity as a cryptoasset custodian, Bakkt’s platform holds cryptoassets for individual and institutional customers, and buys, sells, sends and receives cryptoassets to fulfill buy and sell orders of its consumers, which it then holds on behalf of the consumers through the Bakkt Warehouse. The rate of change of cryptoasset networks can present technological challenges and require Bakkt to expend significant time and expenditures to adapt to new cryptoasset network technologies. Acceptance of software patches or upgrades by a significant, but not overwhelming, percentage of the users and miners in a cryptoasset network, such as the Bitcoin Network, could result in a “fork” in such network’s distributed ledger, resulting in the operation of multiple separate networks. This could require Bakkt to develop and incorporate new technologies to integrate with the new fork, which may require substantial expenditures, and take considerable time, if it can be done at all. Until such time as Bakkt develops and incorporates such new technologies, consumers may not be able to access new forks or the assets available on new forks. Because cryptoasset networks are dependent upon the internet, a disruption of the internet or a cryptoasset network, such as the Bitcoin Network, would affect the ability to transfer cryptoassets, including bitcoin. The realization of one or more of the foregoing risks may have a material adverse effect on Bakkt’s cryptoasset trading and custody business. Moreover, because cryptoassets, including bitcoin, have been in existence for a short period of time and are continuing to develop and evolve, there may be additional risks in the future that are impossible to predict and which could have a material adverse effect on Bakkt’s cryptoasset and custody business.

Bakkt’s financial results and the market price of the Bakkt Pubco Class A Common Stock may be adversely affected if price volatility of cryptoassets causes its internal market maker algorithm to malfunction.

Bakkt holds cryptoassets for its consumers through a consumer account at the Bakkt Warehouse, and Bakkt uses a proprietary algorithm that automatically maintains the appropriate level of cryptoassets in Bakkt’s treasury (proprietary) account for the purposes of maintaining its desired proprietary balance of cryptoassets and fulfilling the buy and sell orders of its consumers for cryptoassets. The price of cryptoassets have historically been subject to dramatic price fluctuations and are highly volatile and the value of Bakkt’s cryptoasset holdings could be affected. Additionally, it is possible that Bakkt’s algorithm could fail, for example, as a result of such dramatic price fluctuations, and cause Bakkt to have to buy or sell one or more cryptoassets for a loss relative to the price at which it bought or sold such cryptoassets to its consumers. Further, Bakkt’s algorithm could malfunction and buy or sell far more or far fewer cryptoassets than is necessary for the purposes of maintaining its desired proprietary balance of cryptoassets and fulfilling the buy and sell orders of its consumers for cryptoassets. Such a malfunction could cause Bakkt to hold dramatically more cryptoassets than it should hold or that it has the capital to acquire, or cause Bakkt to be unable to fulfill the buy orders of its consumers, all of which may cause Bakkt to experience damage to its reputation as well as financial losses. Any such losses caused by a malfunction of Bakkt’s algorithm may create significant volatility in Bakkt’s reported earnings. Any decrease in reported earnings or increased volatility of such earnings due to such losses could have a material adverse effect on the market price of the Bakkt Pubco Class A Common Stock. Further, any future changes in GAAP that require Bakkt to change the manner in which it accounts for its cryptoassets in its own account could have a material adverse effect on Bakkt’s financial results and the market price of the Bakkt Pubco Class A Common Stock.

Regulatory, Tax and Other Legal Risks

Bakkt’s business is subject to extensive government regulation, oversight, licensure and approvals. Bakkt’s failure to comply with extensive, complex, uncertain, overlapping, and frequently changing rules, regulations, and legal interpretations could materially harm Bakkt’s business.

Bakkt’s business is subject to laws, rules, regulations, policies, and legal interpretations in the markets in which Bakkt operates, including, but not limited to, those governing:

•	money transmission;

•	virtual currency business activity;

•	prepaid access;

•	consumer protection;

•	anti-money laundering;

•	counter-terrorist financing;

•	privacy and data protection;

•	cybersecurity;

•	economic and trade sanctions;

•	commodities;

•	derivatives; and

•	securities.

Bakkt has been, and expects to continue to be, required to apply for and maintain various licenses, certifications, and regulatory approvals in jurisdictions where Bakkt provide its services, including due to changes in applicable laws and regulations or the interpretation of such laws and regulations. There can be no assurance that Bakkt will elect to pursue, or be able to obtain, any such licenses, certifications, and approvals. In addition, there are substantial costs and potential product changes involved in maintaining and renewing such licenses, certifications, and approvals. For instance, in the United States, Bakkt Marketplace has obtained licenses to operate as a money transmitter (or its equivalent) in the states where it operates and where such licenses are required, as well as in the District of Columbia, and Puerto Rico. As a licensed money transmitter, Bakkt Marketplace is subject to reporting requirements, restrictions with respect to the investment of consumer funds, bonding requirements, and inspection by state regulatory agencies.

Bakkt’s success and increased visibility may result in increased regulatory oversight and enforcement and more restrictive rules and regulations that apply to Bakkt’s business. As Bakkt expands its business activities, both as to the products and services offered and into jurisdictions beyond the United States, Bakkt will become increasingly obligated to comply with new laws and regulations, including those of any additional countries or markets in which it operates. Laws regulating the internet, mobile, and related technologies outside of the United States often impose different, more specific, or even conflicting obligations on companies, as well as broader liability. For example, certain transactions that may be permissible in a local jurisdiction may be prohibited by regulations of U.S. Department of Treasury’s OFAC or U.S. anti-money laundering or counter-terrorist financing regulations.

Additionally, significant parts of Bakkt’s business, such as its product and service offerings involving cryptoassets, are subject to uncertain and/or evolving regulatory regimes. As digital assets, including cryptoassets, have grown in both popularity and market size, governments have reacted differently to such digital assets, with certain governments deeming them illegal and others allowing their use and trade. Ongoing and future regulatory actions may impact the ability of Bakkt to continue to operate, and such actions could affect the ability of Bakkt to continue as a going concern, which would have a material adverse effect on its business, prospects or operations. The regulatory framework is unsettled with respect to many forms of digital assets, which means that federal or state regulators may in the future curtail or prohibit the acquisition, use or redemption of certain digital assets. Ownership of, holding or trading in certain digital assets may be limited and subject to sanction. Federal or state regulators may also take regulatory action that may increase the cost and/or subject companies that custody or facilitate the trading of digital assets to additional regulation.

In general, any failure or perceived failure to comply with existing or new laws, regulations, or orders of any regulatory authority (including changes to or expansion of the interpretation of those laws, regulations, or orders), including those discussed in this risk factor, may subject Bakkt to liability, significant fines, penalties, criminal and civil lawsuits, forfeiture of significant assets, and enforcement actions in one or more jurisdictions, result in additional compliance and licensure requirements, increase regulatory scrutiny of Bakkt’s business, restrict Bakkt’s operations, and force Bakkt to change its business practices, make product or operational changes, including ceasing its operations in certain jurisdictions, or delaying planned product launches or improvements. Any of the foregoing could, individually or in the aggregate, harm Bakkt’s reputation, damage Bakkt’s brands and business, impose substantial costs, and adversely affect Bakkt’s results of operations and financial condition. The complexity of U.S. federal and state regulatory and enforcement regimes, coupled with the scope of Bakkt’s operations and the evolving regulatory environment, could result in a single event giving rise to a large number of overlapping investigations and legal and regulatory proceedings by multiple authorities. Bakkt has implemented policies and procedures designed to help ensure compliance with applicable laws and regulations, but there can be no assurance that Bakkt’s employees, contractors, or agents will not violate such laws and regulations.

The U.S. state and federal regulatory regime governing blockchain technologies and cryptocurrencies is uncertain, and new regulations or policies may alter Bakkt’s business practices with respect to cryptocurrencies.

Bakkt will offer virtual currency and cryptocurrency-related trading services through one or more subsidiaries that are licensed and registered with various governmental authorities as a money service business, money transmitter, virtual currency business, or the equivalent. Although many regulators have provided some guidance, regulation of digital assets based on or incorporating blockchain, such as cryptocurrencies and cryptocurrency exchanges, remains uncertain and will continue to evolve. Further, regulation varies significantly among federal, state and local jurisdictions. As blockchain networks and blockchain assets have grown in popularity and in market size, federal and state agencies are increasingly taking interest in, and in certain cases regulating, their use and operation. Treatment of virtual currencies continues to evolve under federal and state law. Many U.S. regulators, including the SEC, the Financial Crimes Enforcement Network (“FinCEN”), the IRS, and certain state regulators have made official pronouncements or issued guidance or rules regarding the treatment of bitcoin and other cryptocurrencies. However, there remains uncertainties associated with being subject to FinCEN regulations as a money service business, as FinCEN’s rules, regulations and guidance are evolving and subject to change. For instance, while FinCEN has released guidance about how it considers its regulations to interact with cryptoasset businesses, there remains some uncertainties about the application of this guidance to certain cryptoasset businesses. Changes to FinCEN’s rules, regulations and guidance could subject Bakkt to increased scrutiny and/or require updates to Bakkt’s policies and procedures and compliance programs. The IRS released guidance treating virtual currency as property that is not currency for U.S. federal income tax purposes, although there is no indication yet whether other courts or federal or state regulators will follow this classification.

Meanwhile, certain state regulators, such as the New York State Department of Financial Services (“NYSDFS”), have created or are in the process of creating new regulatory frameworks with respect to virtual currency. For example, in 2015, the NYSDFS adopted the first U.S. regulatory framework for licensing participants in virtual currency business activity. The regulation, known informally as the “BitLicense,” regulates the conduct of businesses that are involved in virtual currencies in New York or with New York customers and prohibits any person or entity involved in such activity from conducting such activities without a license. Bakkt Marketplace currently operates under a BitLicense.

Other states may adopt similar statutes and regulations which will require Bakkt to obtain a license to conduct cryptocurrency activities. For example, in July 2020, Louisiana adopted the Virtual Currency Business Act, which will require operators of virtual currency businesses to obtain a virtual currency license in order to conduct business in Louisiana in accordance with a proposed rule, which is expected to be issued as a final rule by the Louisiana Office of Financial Institutions in 2021. Other states, such as Texas, have published guidance on how their existing regulatory regimes governing money transmitters apply to virtual currencies. Some states, such as New Hampshire, North Carolina and Washington, have amended their state’s statutes to clarify the treatment of virtual currencies within existing licensing regimes, while others have interpreted their existing statutes as requiring a money transmitter license to conduct certain virtual currency business activities.

Both federal and state agencies have instituted enforcement actions against those violating their interpretation of existing laws. Other U.S. and many state agencies have offered little official guidance and issued no definitive rules regarding the treatment of cryptoassets. The Commodity Futures Trading Commission (“CFTC”) staff has publicly taken the position that certain virtual currencies, which can include cryptocurrencies, are commodities, and as such, exchange-traded derivatives involving bitcoin are subject to the CFTC’s jurisdiction and enforcement powers. This has been reflected in certain CFTC enforcement actions, including those against Coinflip, Inc. and certain informal CFTC guidance, such as the LabCFTC’s Primer on Virtual Currencies. However, such informal guidance is not official policy, rule or regulation, may be subject to change and does not necessarily bind the CFTC. To the extent that bitcoin is deemed to fall within the definition of a “commodity interest” under the Commodity Exchange Act (“CEA”), Bakkt may be subject to additional regulation under the CEA and CFTC regulations. Although the CFTC has suggested it is not particularly focused on pursuing such enforcement at this time, in the event that the CFTC pursues such enforcement and ultimately shuts down an exchange on which Bakkt’s bitcoin futures contract is traded, it may have a significant adverse impact on Bakkt’s business and plan of operations.

As blockchain technologies and cryptoasset business activities grow in popularity and market size, and as new cryptoasset businesses and technologies emerge and proliferate, federal, state, and local regulators revisit and update their laws and policies, and can be expected to continue to do so in the future. Changes in this regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government, may significantly affect or change the manner in which Bakkt currently conducts some aspects of its business.

Bakkt is subject to anti-money laundering and counter terrorist financing laws and regulations, globally, including the USA PATRIOT Act, and failure to comply with such laws and regulations may subject Bakkt to liability. There can be no assurance that its employees or agents will not violate such laws and regulations.

Bakkt is subject to anti-money laundering and counter terrorist financing laws and regulations globally, including the Bank Secrecy Act, as amended by the USA PATRIOT Act, the regulations promulgated by FinCEN, as well as economic and trade sanctions programs, including those imposed and administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). These regulations prohibit, among other things, Bakkt’s involvement in transferring the proceeds of criminal activities. Under OFAC’s economic sanctions program, Bakkt is prohibited from financial transactions and other dealings with certain countries and geographies and with persons and entities included in OFAC sanctions lists, including its list of Specially Designated Nationals and Blocked Persons.

Bakkt has implemented policies and procedures designed to help ensure compliance with these laws and regulations. However, regulators in the United States, where Bakkt currently operates, continue to increase their scrutiny of compliance with these obligations, which may require Bakkt to further revise or expand its compliance program, including the procedures it uses to verify the identity of consumers and to monitor transactions. Regulators regularly re-examine the transaction volume thresholds at which Bakkt must obtain and keep applicable records or verify identities of consumers and any change in such thresholds could result in greater costs for compliance. Bakkt’s failure to comply with such laws and regulations, as required by its regulators, may expose Bakkt to liability or enforcement actions.

There also can be no assurance that its employees or agents will not violate such anti-money laundering and counter terrorist financing laws and regulations. A failure by Bakkt or its employees or agents to comply with such laws and regulations and subsequent judgment or settlement against Bakkt under these laws could subject Bakkt to monetary penalties, damages, and/or have a significant reputational impact.

Digital assets are currently subject to many different, and potentially overlapping, regulatory regimes, and may in the future be subject to different regulatory regimes than those that are currently in effect. There can be no assurance that Bakkt will be able to comply with all of the regulatory regimes that currently apply or may be applied in the future to digital assets. In particular, a cryptoasset’s status as a “security” in any relevant jurisdiction is subject to a high degree of uncertainty, and if cryptoassets on our platform are later determined to be securities, we may be subject to regulatory scrutiny, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.

The digital assets that Bakkt currently intends to include in its platform include cryptoassets, consumer loyalty and rewards programs, merchant closed-loop gift cards, and in-game payments. Bakkt plans to enable trading of traditional equity securities on its platform, but only through a registered broker-dealer. Bakkt does not presently plan to include cryptoasset securities in its platform. Each of the digital assets that Bakkt intends to include within its platform is currently subject to certain regulatory regimes and may in the future be subject to different regulatory regimes than those that are currently in effect. There can also be no assurance that Bakkt will be able to comply with all of the regulatory regimes that currently apply or may be applied in the future to these digital assets. In addition, it is possible that certain regulatory regimes will make it prohibitively expensive or impossible for Bakkt to provide its planned functionality for one or more digital assets.

Bakkt evaluates which cryptoassets to include on its platform pursuant to a new cryptoasset listing policy, which includes review by operational, legal and compliance functions. While Bakkt plans to enable traditional equity securities trading on its platform through a broker-dealer, Bakkt does not currently intend to include cryptoassets that are securities among the digital assets offered through Bakkt Marketplace.

The SEC and its staff have taken the position that certain cryptoassets fall within the definition of a “security” under the U.S. federal securities laws, and it is possible the SEC may take this position with respect to other assets that may be bought, sold, converted, spent and sent on our platform. The legal test for determining whether any given asset is a security is a highly complex, fact-driven analysis that evolves over time, and the outcome is difficult to predict. The SEC generally has not provided advance guidance or confirmation on the status of any particular cryptoasset as a security. Furthermore, the SEC’s views in this area have evolved over time, and it is difficult to predict the direction or timing of any continuing evolution. It is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the views of the SEC and its staff. To date, public statements by senior officials at the SEC indicate that the SEC does not intend to take the position that bitcoin or ether are securities in their current form; however, these are the only cryptoassets as to which senior officials at the SEC have publicly expressed such a view. Moreover, such statements do not represent SEC rules or official policy statements by the SEC; they reflect only the speakers’ views, and are not binding on the SEC or any other agency or court and cannot be generalized to any other cryptoasset or other asset. With respect to all other cryptoassets, there is currently no certainty under the existing securities laws to determine that such assets are not securities; though the SEC’s Strategic Hub for Innovation and Financial Technology published a framework for analyzing whether any given cryptoasset is a security in April 2019, this framework is also not a rule, regulation or statement of the SEC and is not binding on the SEC.

While we currently operate only in the United States, we intend to expand internationally and will be required to comply with the securities (and other) laws of those jurisdictions as we do so. Foreign jurisdictions have varying approaches to classifying cryptoassets as “securities,” and certain cryptoassets and other assets may be deemed to be a “security” under the laws of some jurisdictions, but not others. Various non-U.S. jurisdictions may, in the future, adopt additional laws, regulations, or directives that affect the characterization of cryptoassets and other assets as “securities.”

The classification of an asset as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading, and clearing of such assets. For example, an asset that is a security in the United States may generally only be offered or sold in the United States pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration. Persons that effect transactions in assets that are classified as securities in the United States may be subject to registration with the SEC and states in which they offer and sell securities as a “broker” or “dealer” and subject to the corresponding rules and regulations of the SEC, relevant states, and self-regulatory organizations, including the Financial Industry Regulatory Authority, Inc.

We could be subject to legal or regulatory action in the event the SEC, a foreign regulatory authority, or a court were to determine that a supported cryptoasset bought, sold, converted, spent or sent through our platform is a “security” under applicable laws. Because our platform is not yet registered or licensed with the SEC or foreign authorities as a broker-dealer, national securities exchange, or alternative trading system (“ATS”) (or foreign equivalents), and we do not seek to register or rely on an exemption from such registration or license to facilitate the offer and sale of cryptoassets on our platform, we currently only permit transactions in digital assets that we have determined are not securities. We intend to offer other cryptoassets on our platform in the future, although which cryptoassets will be allowed on our platform and the timing for such cryptoassets to be allowed on out platform is uncertain. We will only allow those cryptoassets for which we determine there are reasonably strong arguments to conclude that the cryptoasset is not a security. Our process will reflect a comprehensive and thoughtful analysis and will be reasonably designed to facilitate consistent application of available legal guidance to facilitate informed risk-based business judgment.

However, the application of securities laws to the specific facts and circumstances of cryptoassets may be complex and subject to change, and a listing determination does not guarantee any conclusion under the United States federal securities laws. For example, in December 2020 the SEC filed a lawsuit against Ripple Labs, Inc. and two of its executives, alleging that they have engaged in an unregistered, ongoing securities offering through the sale of XRP, Ripple’s digital asset which had been in the public domain since 2012. We expect our risk assessment policies and procedures to continuously evolve to take into account developments in case law, facts, and developments in technology, regulatory clarity and changes in market acceptance and adoption of these digital assets.

There can be no assurances that we will properly characterize any given cryptoasset, or other digital asset, as a security or non-security for purposes of determining if that cryptoasset or digital asset is allowed to be offered through our platform, or that the SEC, foreign regulatory authority, or a court, if the question was presented to it, would agree with our assessment. If the SEC, foreign regulatory authority, or a court were to determine that bitcoin or any other cryptoasset or other digital asset to be offered, sold, or traded on our platform in the future is a security, we would not be able to offer such cryptoasset or other digital asset for trading until we are able to do so in a compliant manner, such as through an alternative trading system approved to trade cryptoassets or other digital assets that constitute securities, and such determination may have adverse consequences for such supported cryptoasset or other digital asset. A determination by the SEC, a foreign regulatory authority, or a court that an asset that we support for trading on our platform constitutes a security may also result in a determination that we should remove such asset from our platform, as well as other assets that have similar characteristics to such asset deemed to be a security. In addition, we could be subject to judicial or administrative sanctions for failing to offer or sell the asset in compliance with the registration requirements, or for acting as a broker, dealer, or national securities exchange without appropriate registration. Such an action could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, criminal liability, and reputational harm. Customers that traded such supported assets on our platform and suffered trading losses could also seek to rescind a transaction that we facilitated on the basis that it was conducted in violation of applicable law, which could subject us to significant liability. Furthermore, if we remove any assets from trading on our platform, our decision may be unpopular with users and may reduce our ability to attract and retain customers, especially if such assets remain traded on unregulated exchanges, which includes many of our competitors.

Bakkt’s plans to offer equity securities through its platform may expose it to significant regulatory and legal scrutiny and risk.

Bakkt plans to add equity securities trading functionality for its customers on its platform in the future. To do so, Bakkt plans to register as a broker-dealer with the SEC and become a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and register in those states in which it expects to conduct its broker-dealer activities (“States”), in 2021. Bakkt expects that this process will be lengthy and there can be no guarantee that Bakkt will be successful in obtaining its broker-dealer license. As a registered broker-dealer, Bakkt would become subject to the rules and regulations of the SEC, the States, and FINRA, which will be material to its business and likely to impose substantial costs. The regulations applicable to broker-dealers cover all aspect of their securities business, including sales practices, use and safekeeping of customers’ funds and securities, capital adequacy, record-keeping, and the conduct and qualification of directors, officers, employees and other related parties. As part of the regulatory process, Bakkt would be subject to examinations and inspections by the SEC, the States, and FINRA.

For Bakkt to add equity securities trading functionality to its platform in the future, it may also need to conduct its business with the assistance of another licensed broker-dealer. Should Bakkt enter into such an arrangement, Bakkt may be exposed to certain regulatory and legal risks, either as a result of its own actions or the actions of the licensed broker-dealer.

Bakkt is subject to anti-corruption laws and regulations, globally, including the U.S. Foreign Corrupt Practices Act, and there can be no assurance that its employees or agents will not violate such laws and regulations.

Bakkt is also subject to anti-corruption laws and regulations globally, including the U.S. Foreign Corrupt Practices Act. Bakkt has implemented policies and procedures designed to help ensure compliance with these laws and regulations, but there can be no assurance that its employees or agents will not violate such laws and regulations. A failure by Bakkt or its employees or agents to comply with such laws and regulations and subsequent judgment or settlement against Bakkt under these laws could subject Bakkt to monetary penalties, damages, and/or have a significant reputational impact.

Bakkt is subject to federal and state consumer protection laws and regulations in the jurisdictions in which it operates, which may result in liability or expense, including potential private rights of action, if Bakkt does not comply, or is alleged not to comply, with such laws.

Bakkt is subject to federal and state consumer protection laws and regulations in the jurisdictions in which it operates. In the United States, Bakkt Marketplace is subject to federal and state consumer protection laws and regulations applicable to its activities, including the Electronic Fund Transfer Act (“EFTA”) and Regulation E as implemented by the CFPB. These regulations require Bakkt to provide advance disclosure of changes to its services, follow specified error resolution procedures, and reimburse consumers for losses from certain transactions not authorized by the consumer, among other requirements. There are uncertainties associated with being subject to consumer protection rules and regulations of the CFPB and other regulators, including in the application of certain rules and regulations to Bakkt’s business model and to cryptoassets. Bakkt Marketplace may be considered a “covered person” for purposes of the CFPB’s enforcement authority, and may additionally be subject to the authority of the Federal Trade Commission. Under certain consumer protection rules and regulations, Bakkt may be exposed to significant liability to consumers in the event that there is an incident which results in a large number of unauthorized and fraudulent transfers out of its system. Additionally, Bakkt could face private litigation by consumers under consumer protection laws and regulations that have private rights of action. Technical violations of consumer protection laws could result in the assessment of actual damages or statutory damages or penalties of up to $1,000 in individual cases or up to $500,000 per violation in any class action and treble damages in some instances; Bakkt could also be liable for plaintiffs’ attorneys’ fees in such cases. Bakkt could be subject to, and could be required to pay amounts in settlement of, lawsuits containing allegations that its business violated the EFTA and Regulation E or otherwise advance claims for relief relating to its business practices.

In October 2016, the CFPB issued a final rule on prepaid accounts. The rule’s definition of prepaid account includes certain accounts that are capable of being loaded with funds and whose primary function is to conduct transactions with multiple, unaffiliated merchants, at ATMs and/or for person-to-person transfers, including certain digital wallets. The rule’s requirements include: the disclosure of fees and other information to the consumer prior to the creation of a prepaid account; the extension of Regulation E liability limits and error-resolution requirements to all prepaid accounts; the application of Regulation Z credit card requirements to prepaid accounts with overdraft and credit features; and the submission of prepaid account agreements to the CFPB and their publication to the general public. In April 2017, the CFPB delayed the effective date of the final rule on prepaid accounts to April 1, 2018, and indicated that it would review, among other issues, the linking of credit cards to digital wallets that are capable of storing funds. In June 2017, the CFPB released proposed changes to its final rule, and in January 2018, the CFPB issued its final rule, modifying some aspects of the rule, with an overall effective date of April 1, 2019. Bakkt is in the process of implementing certain changes to comply with the final rule. Bakkt expects that such implementation will require it to make substantial changes to the design of certain U.S. consumer accounts and their operability, which could lead to consumer dissatisfaction, require Bakkt to reallocate resources, and increase its costs, which could negatively affect Bakkt’s business.

Complying with evolving privacy and other data related laws and requirements may be expensive and force Bakkt to make adverse changes to its business, and failure to comply with such laws and requirements could result in substantial harm to its business.

Bakkt is subject to a number of laws, rules, directives, and regulations (“privacy laws”) relating to the collection, use, retention, security, processing, and transfer of personally identifiable information about its consumers and employees (“personal data”) in the jurisdictions where Bakkt operates. Bakkt’s business relies on the processing of data and the movement of data, and, as a result, much of the personal data that Bakkt processes, especially financial information, may be regulated by multiple privacy laws. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between or among Bakkt, its subsidiaries, and other parties with which Bakkt has commercial relationships. Regulatory scrutiny of privacy, data protection, and the collection, storage, use, and sharing of personal data is increasing across multiple jurisdictions.

Furthermore, privacy laws and laws regarding data protection and the use of the Internet as a commercial medium, the use of data in artificial intelligence and machine learning, and data sovereignty requirements are rapidly evolving, extensive, complex, and include inconsistencies and uncertainties. Examples of recent and anticipated developments that have or could impact Bakkt’s business include the following:

•

In January 2020, the California Consumer Privacy Act (“CCPA”) took effect, providing California residents increased privacy rights and protections, including the ability to opt out of sales of their personal information. The CCPA may increase Bakkt’s compliance costs and exposure to liability. Other U.S. states are considering adopting similar laws.

•	The United States government is considering regulating artificial intelligence and machine learning.

•	The certifications Bakkt maintains and standards it complies with, including PCI-DSS, among others, are becoming more stringent.

These and other similar legal and regulatory developments could contribute to legal and economic uncertainty, affect how Bakkt designs, markets, sells, and operates its platform, how Bakkt’s merchant partners, consumers and vendors process and share data, how Bakkt processes and uses data, and how Bakkt transfers personal data from one jurisdiction to another, which could negatively impact demand for Bakkt’s platform. Bakkt may incur substantial costs to comply with such laws and regulations, to meet the demands of its merchant partners relating to their own compliance with applicable laws and regulations, and to establish and maintain internal policies, self-certifications, and third-party certifications supporting Bakkt’s compliance programs. Bakkt’s merchant partners may delegate their privacy law obligations to Bakkt via contract, and Bakkt may otherwise be required to expend resources to assist its merchant partners with such compliance obligations. In addition, any actual or perceived non-compliance with applicable laws, regulations, policies, industry data protections, security standards and certifications could result in proceedings, investigations, or claims against Bakkt by regulatory authorities, consumers, merchant partners, or others, leading to reputational harm, significant fines, litigation costs, and damages. All of these impacts could have a material adverse effect on Bakkt’s business, financial condition, and results of operations.

Bakkt publishes privacy policies and other documentation regarding its collection, processing, use, and disclosure of personal information, credit card information, or other confidential information. Although Bakkt endeavors to comply with its published policies, certifications, and documentation, Bakkt may at times fail to do so or may be perceived to have failed to do so. Moreover, despite Bakkt’s efforts, it may not be successful in achieving compliance if its employees or vendors fail to comply with Bakkt’s published policies, certifications, and documentation. Such failures can subject Bakkt to potential local, state, and federal action if they are found to be deceptive, unfair, or misrepresentative of its actual practices.

In addition, because of the large number of text messages, emails, phone calls, and other communications Bakkt sends or makes to its consumers for various business purposes, communication-related privacy laws that provide a specified monetary damage award or fine for each violation could result in particularly significant damage awards or fines. For example, under the Telephone Consumer Protection Act (“TCPA”), in the U.S., plaintiffs may seek actual monetary loss or statutory damages of $500 per violation, whichever is greater, and courts may triple the damage award for willful or knowing violations. Bakkt could be subject to lawsuits (including class-action lawsuits) containing allegations that its business violated the TCPA. These lawsuits seek damages (including statutory damages) and injunctive relief, among other remedies. Given the large number of communications Bakkt send to its consumers, a determination that there have been violations of the TCPA or other communications-based statutes could expose Bakkt to significant damage awards that could, individually or in the aggregate, materially harm Bakkt’s business.

Bakkt is subject to significant litigation risk and regulatory liability and penalties. Any future litigation against Bakkt could be costly and time-consuming to defend.

Many aspects of Bakkt’s business involve substantial litigation risks. These risks include, among others, potential liability from disputes over terms of a trade, the claim that a system failure or delay caused monetary losses to a user, that Bakkt entered into an unauthorized transaction, that Bakkt provided materially false or misleading statements in connection with a transaction or that Bakkt failed to effectively fulfill its regulatory oversight responsibilities. Bakkt may be subject to disputes regarding the quality of consumer order execution, the settlement of consumer orders or other matters relating to its services. Bakkt may become subject to these claims as a result of failures or malfunctions of its systems and the services it provides. More generally, Bakkt may become subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by Bakkt’s users in connection with commercial disputes or employment claims made by Bakkt’s current or former employees.

Litigation, even claims without merit, might result in substantial costs and may divert management’s attention and resources, which might seriously harm Bakkt’s business, financial condition, and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to Bakkt (including premium increases or the imposition of large deductible or co-insurance requirements). A claim brought against Bakkt that is uninsured or underinsured could result in unanticipated costs, potentially harming Bakkt’s business, financial position, and results of operations. In addition, Bakkt cannot be sure that its existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms, or that Bakkt’s insurers will not deny coverage as to any future claim. Further, an adverse resolution of any future lawsuit or claim against Bakkt could have a material adverse effect on its business and its reputation. To the extent Bakkt is found to have failed to fulfill its regulatory obligations, Bakkt could lose its authorizations or licenses or become subject to conditions that could make future operations more costly and impair Bakkt’s profitability. Such events could also result in consumer dissatisfaction and a decline in their willingness to use Bakkt’s platform.

Bakkt agrees to indemnify enterprise and loyalty partners and other third parties, which exposes Bakkt to substantial potential liability.

Bakkt’s contracts with its enterprise and loyalty partners, investors, and other third parties generally include indemnification provisions under which Bakkt agrees to defend and indemnify them against claims and losses arising from alleged infringement, misappropriation, or other violation of intellectual property rights, data protection violations, breaches of representations and warranties, damage to property or persons, or other liabilities arising from Bakkt’s platform or such contracts. Although Bakkt attempts to limit its indemnity obligations, an event triggering its indemnity obligations could give rise to multiple claims involving multiple enterprise and loyalty partners or other third parties. Bakkt may be liable for up to the full amount of the indemnified claims, which could result in substantial liability or material disruption to Bakkt’ business or could negatively impact Bakkt’s relationships with loyalty partners , enterprises or other third parties, reduce demand for its products, and adversely affect Bakkt’s business, financial condition, and results of operations.

Bakkt’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause Bakkt to incur significant expense, hinder execution of business and growth strategy and impact the Bakkt Pubco Class A Common Stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Bakkt Pubco Class A Common Stock or other reasons may in the future cause Bakkt to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the board of directors’ attention and resources from Bakkt’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to Bakkt’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, Bakkt may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, the Bakkt Pubco Class A Common Stock’s price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Bakkt is subject to patent litigation.

Bakkt has been sued for allegedly infringing other parties’ patents and may continue to be subject to patent infringement claims because, among other reasons:

•	Bakkt’s products and services continue to expand in scope and complexity and to converge with technologies not previously associated with the payments and loyalty points space;

•	Bakkt’s products and services may be designed, developed and delivered without thorough due diligence of prior works covered by legitimate patent protections;

•	Bakkt’s products and services may be designed, developed or delivered by bad actors knowingly using intellectual property from a previous employer or vendor;

•	Bakkt may continue to expand into new business areas, including through acquisitions; and

•

the number of patent owners who may claim that Bakkt, any of the companies that it has acquired, or Bakkt’s enterprise or loyalty partners infringe their patents, and the aggregate number of patents controlled by such patent owners, continues to increase.

Such claims may be brought directly against Bakkt or against its enterprise and loyalty partners, who Bakkt may indemnify due to contractual obligations or as a business matter. Bakkt believes that many of the claims against it and other technology companies have been, and continue to be, initiated by third parties whose sole or primary business is to assert such claims. Bakkt will vigorously defend against patent infringement claims. In addition, there have been significant patent disputes between operating companies in some technology industries. Patent claims, whether or not meritorious, could be time-consuming, divert management’s resources, be costly to manage, defend, and resolve, and lead to attempts by other parties to pursue similar claims. Additionally, patent claims could require Bakkt to make expensive changes in its methods of doing business, enter into costly royalty or licensing agreements, make substantial payments to satisfy adverse judgments, settle claims or proceedings, or cease conducting certain operations, which would harm its business, results of operations, financial condition, and future prospects.

Bakkt may be unable to sufficiently protect its proprietary rights and may encounter disputes from time to time relating to its use of the intellectual property of third parties.

Bakkt relies on a combination of trademarks, service marks, copyrights, trade secrets, domain names and agreements with employees and third parties to protect its proprietary rights. Nonetheless, third parties may challenge, invalidate or circumvent Bakkt’s intellectual property, and Bakkt’s intellectual property may not be sufficient to provide it with a competitive advantage.

Despite Bakkt’s efforts to protect these rights, unauthorized third parties may attempt to duplicate or copy the proprietary aspects of Bakkt’s technology and processes. Bakkt’s competitors and other third parties independently may design around or develop similar technology or otherwise duplicate Bakkt’s services or products such that Bakkt could not assert its intellectual property rights against them. In addition, Bakkt’s contractual arrangements may not effectively prevent disclosure of its intellectual property and confidential and proprietary information or provide an adequate remedy in the event of an unauthorized disclosure. Measures in place may not prevent misappropriation or infringement of Bakkt’s intellectual property or proprietary information and the resulting loss of competitive advantage, and Bakkt may be required to litigate to protect its intellectual property and proprietary information from misappropriation or infringement by others, which is expensive, could cause a diversion of resources and may not be successful.

Bakkt also may encounter disputes from time to time concerning intellectual property rights of others, and it may not prevail in these disputes. Third parties may raise claims alleging that Bakkt, or consultants or other third parties retained or indemnified by Bakkt, infringe on their intellectual property rights. Given the complex, rapidly changing and competitive technological and business environment in which Bakkt operates, and the potential risks and uncertainties of intellectual property-related litigation, an assertion of an infringement claim against Bakkt may cause Bakkt to spend significant amounts to defend the claim, even if Bakkt ultimately prevails, pay significant money damages, lose significant revenues, be prohibited from using the relevant systems, processes, technologies or other intellectual property (temporarily or permanently), cease offering certain products or services, or incur significant license, royalty or technology development expenses.

Regulatory requirements upon a change of control of Bakkt’s regulated subsidiaries may require an investor to obtain prior approval or submit information to regulators upon acquiring a direct or indirect controlling interest in Bakkt.

Certain of Bakkt’s subsidiaries are subject to regulatory supervision, including the requirement to obtain prior consent from the relevant regulator when a person holds, acquires or increases a controlling interest in those entities. For instance, under certain state money transmitter regulations, no person may hold or acquire, alone or together with others, a direct or indirect stake of 10% or more of Bakkt, or exercise, directly or indirectly, a controlling influence over Bakkt or any of the regulated subsidiaries. Under other state money transmitter regulations, that threshold may be higher.

Non-compliance with those requirements may lead to injunctions, penalties and sanctions against Bakkt as well as the person seeking to hold, acquire or increase a controlling interest, may subject the relevant transactions to cancellation or forced sale, and may result in increased regulatory compliance requirements or other potential regulatory restrictions on Bakkt’s business (including in respect of matters such as corporate governance, restructurings, mergers and acquisitions, financings and distributions). If any of this were to occur, it could damage Bakkt’s reputation, limit Bakkt’s growth and materially and adversely affect Bakkt’s business, financial condition and results of operations.

Transactions involving loyalty points may become subject to U.S. federal income taxation and information reporting obligations.

The IRS has stated in administrative guidance that the receipt of loyalty points in connection with the purchase of goods or services for personal use generally is not taxable. Similarly, IRS guidance provides that the receipt or personal use of loyalty points (including airline frequent flyer miles) obtained in connection with business travel is not taxable. However, it is unclear whether the conversion to cash of loyalty points is or may become subject to U.S. federal income taxation or information reporting obligations.

Even if such transactions are determined to be subject to U.S. federal income tax, Bakkt Opco is not expected to incur a U.S. federal income tax liability because Bakkt Opco is neither an issuer nor a recipient of such rewards. However, in its capacity as the facilitator of an exchange on which such transactions occur, Bakkt Opco may be deemed to have certain information reporting obligations to the IRS. The IRS has provided limited guidance with respect to information reporting obligations for transactions involving loyalty points, and, absent future regulatory or administrative guidance, Bakkt Opco does not expect to file any information returns with the IRS for such transactions. There can be no assurances, however, that the IRS will not take a contrary position with respect to Bakkt Opco’s information reporting obligations. If the IRS were to successfully challenge Bakkt Opco’s position with respect to its information reporting obligations or if it were ultimately determined that the conversion of loyalty points to cash is taxable and subject to information reporting obligations, Bakkt Opco could potentially be subject to significant penalties for any failure to satisfy such information reporting obligations. As a result of the foregoing, Bakkt Opco’s planned business model may be adversely affected or it may incur additional costs in connection therewith.

Changes in tax laws or their judicial or administrative interpretations, or becoming subject to additional taxes that cannot be passed through to Bakkt’s loyalty users, could negatively affect Bakkt’s business, financial condition and results of operations.

Bakkt’s operations may be subject to extensive tax liabilities, including federal and state and transactional taxes such as excise, sales/use, payroll, franchise, withholding, and ad valorem taxes. Changes in tax laws or their judicial or administrative interpretations could decrease the amount of revenues Bakkt receives, the value of any tax loss carryforwards and tax credits recorded on its balance sheet and the amount of its cash flow, and may have a material adverse impact on its business, financial condition and results of operations. Some of Bakkt’s tax liabilities may be subject to periodic audits by the applicable taxing authority which could increase its tax liabilities. Furthermore, Bakkt may become subject to incremental taxation in various taxing jurisdictions. Taxing jurisdictions have not yet adopted uniform positions on this topic. If Bakkt is required to pay additional taxes and is unable to pass the tax expense through to its users, its costs would increase and its net income would be reduced, which could have a material adverse effect on its business, financial condition and results of operations.

Because there is limited guidance for tax reporting or accounting of bitcoin and other cryptoasset transactions, the determination that Bakkt has made for how to account for or report the tax treatment of cryptoasset transactions may be subject to change and challenge by relevant tax authorities in various countries, including the United States. Failure to properly report activity related to cryptoassets for tax or accounting purposes may have negative regulatory or legal outcomes and harm the Company’s reputation.

Because there has been limited guidance for the tax reporting of cryptoassets and limited guidance has been provided by the IRS, it is unclear how cryptoasset transactions or other actions related to cryptoassets (such as forks or other similar items) and related tax consequences should be accounted for or reported for tax purposes. Furthermore, the accounting treatment for revenues from cryptocurrency transactions is currently under review and subject to change. Failure to properly account for and report the transactions and other items related to the cryptoassets held by Bakkt’s consumers to relevant tax authorities, such as the IRS, or with the SEC could have negative outcomes for Bakkt and harm its reputation with consumers and others.

Personnel and Business Continuity Risks

The loss of the services of Bakkt’s senior management could adversely affect Bakkt’s business.

The experience of Bakkt’s senior management is a valuable asset to Bakkt. In January 2021, Mr. David C. Clifton ceased being Bakkt’s interim Chief Executive Officer and the board of directors hired Mr. Gavin Michael as Bakkt’s Chief Executive Officer. If Bakkt fails to manage this transition successfully or if Bakkt is unable to retain other members of its core senior management team, Bakkt could experience uncertainty and significant delays or difficulty in the achievement of its development and strategic objectives and Bakkt’s business, financial condition and results of operations could be materially and adversely harmed. Bakkt’s management team has significant experience in the digital assets, payments, loyalty, and institutional trading businesses, is responsible for many of Bakkt’s core competencies, and would be difficult to replace. Competition for senior executives in these businesses, especially in the unique manner in which Bakkt combines such competencies, is intense, and Bakkt may not be able to attract and retain qualified personnel to replace or succeed members of Bakkt’s senior management team or other key personnel. Failure to retain talented senior leadership could have a material adverse effect on Bakkt’s business.

Bakkt’s business would suffer if it fails to attract and retain highly skilled employees.

Bakkt’s future success will depend on its ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of its organization, particularly information technology and sales. Further, hiring qualified and experienced personnel in this specialized technology space is difficult due to the high level of competition and scarcity of experience. Many of the companies with which Bakkt competes for experienced employees have greater resources than Bakkt does and may be able to offer more attractive terms of employment. In addition, Bakkt invests significant time and expense in training employees, which increases their value to competitors that may seek to recruit them. Bakkt may not be able to attract, develop and maintain the skilled workforce necessary to operate its business, and labor expenses may increase as a result of a shortage in the supply of qualified personnel, which would negatively impact Bakkt’s business.

Bakkt could be harmed by misconduct or errors that are difficult to detect and deter.

There have been a number of highly publicized cases involving fraud or other misconduct or manipulative activity by employees of financial services firms and other market participants in the past. Misconduct by Bakkt’s employees and agents could include hiding unauthorized activities from Bakkt, improper or unauthorized activities on behalf of consumers or improper use or unauthorized disclosure of confidential information. It is not always possible to deter misconduct, and the precautions Bakkt takes to prevent and detect this activity may not be effective in all cases. If Bakkt were found to have not met its regulatory oversight and compliance obligations, Bakkt could be subject to regulatory sanctions, financial penalties, restrictions on its activities for failure to properly identify, monitor and respond to potentially problematic activity and seriously harm Bakkt’s reputation. Bakkt’s employees and agents also may commit errors that could subject Bakkt to financial claims for negligence, as well as regulatory actions, or result in Bakkt’s voluntary assumption of financial liability. Further, allegations by regulatory or criminal authorities of improper activities could affect Bakkt’s brand and reputation and reduce the number of participants trading in Bakkt’s platform. If that should occur, it could have a material adverse effect on Bakkt’s business, financial condition and results of operations.

Information Technology and Data Risks

Cyberattacks and security vulnerabilities could result in serious harm to Bakkt’s reputation, business, and financial condition.

Bakkt’s business involves the collection, storage, processing, and transmission of confidential information and consumers’ personal data, including financial information and information about how consumers interact with Bakkt’s platform. Bakkt has built its reputation on the premise that Bakkt offers consumers a secure and convenient way to manage their digital assets. An increasing number of organizations, including large merchants, businesses, technology companies, and financial institutions, as well as government institutions, have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks, including on their websites, mobile applications, and infrastructure.

The techniques used to obtain unauthorized, improper, or illegal access to systems and information (including consumers’ personal data), disable or degrade service, or sabotage systems are constantly evolving and have become increasingly complex and sophisticated, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. Unauthorized parties have attempted, and Bakkt expects that they will continue to attempt, to gain access to Bakkt’s systems or facilities through various means, including, but not limited to, hacking into Bakkt’s systems or facilities or those of its users or vendors, and attempting to fraudulently induce users of Bakkt’s systems (including employees and consumers) into disclosing user names, passwords, payment card information, or other sensitive information, which may in turn be used to access Bakkt’s information technology systems, or to steal digital assets stored by Bakkt’s users. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insider threats. Certain efforts may be supported by significant financial and technological resources, making them even more sophisticated and difficult to detect. Numerous and evolving cybersecurity threats, including advanced and persisting cyberattacks, cyberextortion, spear phishing and social engineering schemes, the introduction of computer viruses or other malware, and the physical destruction of all or portions of Bakkt’s information technology and infrastructure could compromise the confidentiality, availability, and integrity of the data in Bakkt’s systems. Although Bakkt has developed systems and processes designed to protect data it manages, prevent data loss and other security breaches and effectively respond to known and potential risks, and Bakkt expects to continue to expend significant resources to bolster these protections, there can be no assurance that these security measures will provide absolute security or prevent breaches or attacks.

Bakkt’s information technology and infrastructure may be vulnerable to cyberattacks or security incidents, and third parties may be able to access Bakkt users’ personal and/or proprietary information, banking, digital asset and payment card data that are stored on or accessible through those systems. Bakkt has experienced from time to time, and may experience in the future, incidents of breaches of its security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities, or other irregularities. Actual or perceived breaches of Bakkt’s security could, among other things:

•	interrupt Bakkt’s operations;

•	result in Bakkt’s systems or services being unavailable;

•	result in improper disclosure of data and violations of applicable privacy and other laws;

•	materially harm Bakkt’s reputation and brand;

•	result in significant regulatory scrutiny, investigations, fines, penalties and other legal and financial exposure;

•	cause Bakkt to incur significant remediation costs;

•	lead to loss or theft of user digital assets, such as rewards points;

•	lead to loss of user confidence in, or decreased use of, Bakkt’s products and services;

•	divert the attention of management from the operation of Bakkt’s business;

•	result in significant compensation or contractual penalties from Bakkt to Bakkt’s users as a result of losses to them or claims by them; and

•	adversely affect Bakkt’s business and results of operations.

In addition, any cyberattacks or data security breaches affecting the information technology or infrastructure of companies Bakkt acquires or of Bakkt’s users or vendors (including data center and cloud computing providers) could have similar negative effects. Actual or perceived vulnerabilities or data breaches may lead to claims against Bakkt.

Bakkt expects to expend significant additional resources to protect against security or privacy breaches and may be required to redress problems caused by breaches. Financial services regulators in various jurisdictions have implemented authentication requirements for banks and payment processors intended to reduce online fraud, which could impose significant costs, require Bakkt to change its business practices, make it more difficult for new consumers to join Bakkt, and reduce the ease of use of Bakkt’s platform, which could harm Bakkt’s business. While Bakkt maintains insurance policies, they may not be adequate to reimburse Bakkt for losses caused by security breaches.

Systems failures and resulting interruptions in the availability of Bakkt’s websites, applications, products, or services could harm its business.

Bakkt’s systems and those of its service providers, enterprise and loyalty partners have experienced from time to time, and may experience in the future service interruptions or degradation because of hardware and software defects or malfunctions, insider threats, human error, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. Bakkt has experienced from time to time, and may experience in the future, disruptions in its systems. In addition, as a provider of payments solutions and digital assets trading and custody solutions, Bakkt is subject to heightened scrutiny by regulators that may require specific business continuity, resiliency and disaster recovery plans, and more rigorous testing of such plans, which may be costly and time-consuming to implement, and may divert its resources from other business priorities.

Bakkt has experienced and expects to continue to experience system failures, denial-of-service attacks, and other events or conditions from time to time that interrupt the availability, or reduce or adversely affect the speed or functionality, of its products and services. These events have resulted and likely will result in loss of revenue. A prolonged interruption in the availability or reduction in the availability, speed, or functionality of Bakkt’s products and services could materially harm its business. The full-time availability and expeditious delivery of Bakkt’s products and services is critical to its goal of gaining widespread acceptance among users for digital payments. Frequent or persistent interruptions in Bakkt’s services could cause current or potential users to believe that Bakkt’s systems are unreliable, leading them to switch to competitors or to avoid or reduce the use of Bakkt’s platform, and could permanently harm Bakkt’s reputation and brand. Moreover, if any system failure or similar event results in damages to Bakkt’s users, these users could seek significant compensation or contractual penalties from Bakkt for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for Bakkt to address, and could have other consequences described in this “Risk Factors” section under the caption “Cyberattacks and security vulnerabilities could result in serious harm to Bakkt’s reputation, business, and financial condition” beginning on page 93 of this proxy statement/prospectus. Further, frequent or persistent site interruptions could lead to regulatory scrutiny, significant fines and penalties, and mandatory and costly changes to Bakkt’s business practices, and ultimately could cause Bakkt to lose existing licenses that Bakkt needs to operate or prevent or delay Bakkt from obtaining additional licenses that may be required for its business.

Bakkt also relies on facilities, components, applications, and services supplied by third parties, including data center facilities and cloud storage services, which subjects it to risks in the nature of those discussed in this “Risk Factors” section under the caption “Bakkt relies on third parties, over which it has no control, in many aspects of its business which creates additional risk, including risks related to the failure of third parties to provide various services that are important to Bakkt’s operations or to comply with legal or regulatory requirements.” From time to time, such third parties may cease to provide Bakkt with such facilities and services. Additionally, if these third parties experience operational interference or disruptions, breach their agreements with Bakkt, fail to perform their obligations and meet its expectations, or experience a cybersecurity incident, Bakkt’s operations could be disrupted or otherwise negatively affected, which could result in consumer dissatisfaction, regulatory scrutiny, and damage to its reputation and brands, and materially and adversely affect its business. While Bakkt maintains business interruption insurance, its coverage may be insufficient to compensate Bakkt for all losses that may result from interruptions in its service as a result of systems failures and similar events.

In addition, Bakkt is continually improving and upgrading its information systems and technologies. Implementation of new systems and technologies is complex, expensive, and time-consuming. If Bakkt fails to timely and successfully implement new information systems and technologies, or improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, this could have an adverse impact on its business, internal controls (including internal controls over financial reporting), results of operations, and financial condition.

If Bakkt uses open source software inconsistent with its policies and procedures or the license terms applicable to such software, Bakkt could be subject to legal expenses, damages, or costly remediation or disruption to Bakkt’s business.

Bakkt uses open source software in its platform. While Bakkt has policies and procedures in place governing the use of open source software, there is a risk that Bakkt incorporates open source software with onerous licensing terms, including the obligation to make Bakkt’s source code available for others to use or modify without compensation. If Bakkt receives an allegation that Bakkt has violated an open source license, Bakkt may incur significant legal expenses, be subject to damages, be required to redesign Bakkt’s platform or app to remove the open source software, or be required to comply with onerous license restrictions, all of which could have a material impact on Bakkt’s business. Even in the absence of a claim, if Bakkt discovers the use of open source software inconsistent with its policies, Bakkt could expend significant time and resources to replace the open source software or obtain a commercial license, if available. All of these risks are heightened by the fact that the ownership of open source software can be uncertain, leading to litigation, and many of the licenses applicable to open source software have not been interpreted by courts, and these licenses could be construed to impose unanticipated conditions or restrictions on Bakkt’s ability to commercialize its products. Any use of open source software inconsistent with Bakkt’s policies or licensing terms could harm Bakkt’s business and financial position.

Risk Management and Financial Reporting Risks

Real or perceived inaccuracies in Bakkt’s key operating metrics may harm Bakkt’s reputation and negatively affect Bakkt’s business.

Bakkt tracks certain key operating metrics with internal systems and tools that are not independently verified by any third party. While the metrics presented in this proxy statement/prospectus are based on what Bakkt believes to be reasonable assumptions and estimates, Bakkt’s internal systems and tools have a number of limitations, and Bakkt’s methodologies for tracking these metrics may change over time. In addition, limitations or errors with respect to how Bakkt measures data or with respect to the data that it measures may affect Bakkt’s understanding of certain details of its business, which could affect Bakkt’s long-term strategies. If the internal systems and tools Bakkt uses to track these metrics understate or overstate performance or contain algorithmic or other technical errors, the key operating metrics Bakkt reports may not be accurate. If investors do not perceive Bakkt’s operating metrics to be accurate, or if Bakkt discovers material inaccuracies with respect to these figures, Bakkt’s reputation may be significantly harmed, and its results of operations and financial condition could be adversely affected.

If Bakkt is unable to develop and maintain effective internal controls over financial reporting, it may not be able to produce timely and accurate financial statements, which could have a material adverse effect on its business.

Bakkt has had limited accounting and finance personnel and other resources and must develop its own internal controls and procedures consistent with PCAOB standards. Bakkt intends to continue to evaluate actions to enhance its internal controls over financial reporting, but there is no assurance that Bakkt will not identify control deficiencies or material weaknesses in the future.

The Sarbanes-Oxley Act requires, among other things, that Bakkt maintain effective internal control over financial reporting and disclosure controls and procedures. To comply with Section 404 of the Sarbanes-Oxley

Act, Bakkt expects to incur substantial cost, expend significant management time on compliance-related issues and hire additional accounting, financial, and internal audit staff with appropriate public company experience and technical accounting knowledge. Moreover, if Bakkt is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or if Bakkt or its independent registered public accounting firm identify deficiencies in its internal control over financial reporting that are deemed to be material weaknesses, Bakkt could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources. Any failure to maintain effective disclosure controls and procedures or internal control over financial reporting could have an adverse effect on Bakkt’s business and operating results, and cause a decline in the price of the Bakkt Pubco Class A Common Stock.

If Bakkt’s estimates or judgments relating to its critical accounting policies prove to be incorrect, Bakkt’s results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates and the amounts reported in Bakkt’s consolidated financial statements and accompanying notes appearing elsewhere in this proxy statement/prospectus. Bakkt bases its estimates on historical experience and on various other assumptions that Bakkt believes to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve those related to revenue recognition, internal-use software development costs, deferred commissions, valuation of Bakkt’s stock-based compensation awards, including the determination of fair value of the Bakkt Pubco Common Stock, accounting for income taxes, the carrying value of operating lease right-of-use assets, and useful lives of long-lived assets, among others. Bakkt’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in Bakkt’s assumptions, which could cause Bakkt’s results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of the Bakkt Pubco Class A Common Stock.

The Company will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company, and the Company’s management will be required to devote substantial time to new compliance matters, which could lower profits and make it more difficult to run the Company’s business.

As a public company, the Company expects to incur significant legal, accounting, reporting, and other expenses the Company has not incurred as a private company, including costs associated with public company reporting requirements and costs of recruiting and retaining non-executive directors. The Company also has incurred, and will continue to incur, costs associated with compliance with the rules and regulations of the SEC, the listing requirements of NYSE, and various other costs of a public company. The expenses generally incurred by public companies for reporting and corporate governance purposes have been increasing. The Company expects these rules and regulations to increase the Company’s legal and financial compliance costs and to make some activities more time-consuming and costly, although the Company is currently unable to estimate these costs with any degree of certainty. The Company’s management will need to devote a substantial amount of time to ensure that it complies with all of these requirements. These laws and regulations also could make it more difficult and costly for the Company to obtain certain types of insurance, including director and officer liability insurance, and the Company may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult to attract and retain qualified persons to serve on the Company Board and board committees and serve as executive officers.

Furthermore, if the Company is unable to satisfy its obligations as a public company, the Company could be subject to delisting of the Bakkt Pubco Class A Common Stock, fines, sanctions, and other regulatory action and potentially civil litigation.

The Company is an “emerging growth company,” as defined under the federal securities laws, and the Company cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the Bakkt Pubco Class A Common Stock less attractive to investors.

The Company is an “emerging growth company,” as defined in the Securities Act, and the Company intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, among other things, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, an extended transition period provided in the Securities Act for complying with new or revised accounting standards, and reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding stockholder advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the Company’s stockholders may not have access to certain information that they may deem important.

The Company will remain an emerging growth company until the earlier of (a) the last day of the fiscal year following September 22, 2025, (b) the last day of the fiscal year in which the Company has total annual gross revenues of at least $1.07 billion, (c) the date on which the Company has issued more than $1.0 billion in non-convertible debt during the prior three-year period and (d) the date on which the Company is deemed to be a large accelerated filer, which means the market value of the Company’s common stock that is held by non-affiliates exceeds $700 million as of the prior December 31st. If some investors find the Bakkt Pubco Class A Common Stock less attractive as a result, there may be a less active trading market for the Bakkt Pubco Class A Common Stock, the Company’s stock price may be more volatile and the price of the Bakkt Pubco Class A Common Stock may decline.

Future changes in financial accounting standards may significantly change Bakkt’s reported results of operations.

GAAP is subject to standard setting or interpretation by the Financial Accounting Standards Board, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on Bakkt’s reported financial results. For example, the accounting treatment for revenues from cryptocurrency transactions is under review and subject to change. To the extent we account for revenue from cryptocurrency transactions in a manner that is different than the manner ultimately established by the SEC and GAAP, such revenue information, and the timing of revenue recognition, could vary materially and require subsequent adjustment. Any such adjustment could materially impact Bakkt’s reported results of operations, which could have negative outcomes for Bakkt and harm its reputation and could affect the reporting of transactions completed before the announcement of a change.

Bakkt’s merchant partners may be subject to sales reporting and record-keeping obligations.

A number of U.S. states and the U.S. federal government have implemented or are in the process of implementing reporting or record-keeping obligations on companies that engage in or facilitate e-commerce to improve tax compliance. Additionally, a number of jurisdictions are reviewing whether payment service providers and other intermediaries could be deemed to be the legal agent of merchants for certain tax purposes. Bakkt may be required to modify its systems to comply with future requirements, which may negatively impact its consumer experience and increase operational costs. Any failure by Bakkt to comply with these and similar reporting and record-keeping obligations could result in substantial monetary penalties and other sanctions, adversely impact Bakkt’s ability to do business in certain jurisdictions, and harm its business.

If securities and industry analysts do not publish research or publish inaccurate or unfavorable research about Bakkt’s business, the stock price and trading volume of the Bakkt Pubco Class A Common Stock could decline.

The trading market for the Bakkt Pubco Class A Common Stock will depend, in part, on the research and reports that securities and industry analysts publish about the Company and Bakkt’s business. Securities and industry analysts do not currently, and may never, cover Bakkt. If securities and industry analysts do not commence coverage of Bakkt, the stock price of the Bakkt Pubco Class A Common Stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover Bakkt downgrade the Bakkt Pubco Class A Common Stock or publish inaccurate or unfavorable research about Bakkt’s business, the stock price of the Bakkt Pubco Class A Common Stock would likely decline. If one or more of these analysts cease coverage of Bakkt or fail to publish reports on Bakkt regularly, demand for the Company’s stock could decrease, which might cause the stock price and trading volume of the Bakkt Pubco Class A Common Stock to decline.

The price of the Bakkt Pubco Class A Common Stock and Bakkt Pubco Warrants may be volatile.

Upon consummation of the Business Combination, the price of Bakkt Pubco Class A Common Stock and Bakkt Pubco Warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which Bakkt operates;

•	developments involving Bakkt’s competitors;

•	changes in laws and regulations affecting Bakkt’s business;

•	variations in Bakkt’s operating performance and the performance of its competitors in general;

•	actual or anticipated fluctuations in Bakkt’s quarterly or annual operating results;

•	publication of research reports by securities analysts about Bakkt or its competitors or its industry;

•	the public’s reaction to Bakkt’s press releases, its other public announcements and its filings with the SEC;

•	actions by stockholders, including the sale by the PIPE Investors of any of their Bakkt Pubco Class A Shares;

•	additions and departures of key personnel;

•	commencement of, or involvement in, litigation involving the combined companies;

•	changes in Bakkt’s capital structure, such as future issuances of securities or the incurrence of debt;

•	the volume of Bakkt Pubco Class A Shares available for public sale; and

•

general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, volatility in the markets, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability, and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Bakkt Pubco Class A Common Stock and Bakkt Pubco Warrants regardless of the operating performance of Bakkt.

Recent market volatility could impact the stock price and trading volume of the Bakkt Pubco Class A Common Stock.

The trading market for the Bakkt Pubco Class A Common Stock could be impacted by recent market volatility. While Bakkt does not believe that it is more likely to be affected by market volatility than other public companies, recent stock run-ups, divergences in valuation ratios relative to those seen during traditional markets, high short interest or short squeezes, and strong and atypical retail investor interest in the markets may impact the demand for the Bakkt Pubco Class A Common Stock.

A possible “short squeeze” due to a sudden increase in demand of Bakkt Pubco Class A Common Stock that largely exceeds supply may lead to price volatility in the Bakkt Pubco Class A Common Stock. Investors may

purchase Bakkt Pubco Class A Common Stock to hedge existing exposure or to speculate on the price of the Bakkt Pubco Class A Common Stock. Speculation on the price of Bakkt Pubco Class A Common Stock may involve both long and short exposures. To the extent aggregate short exposure exceeds the number of Bakkt Pubco Class A Common Stock available for purchase (for example, in the event that large redemption requests dramatically affect liquidity), investors with short exposure may have to pay a premium to repurchase Bakkt Pubco Class A Common Stock for delivery to lenders. Those repurchases may in turn, dramatically increase the price of the Bakkt Pubco Class A Common Stock. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in the Bakkt Pubco Class A Common Stock that are not directly correlated to the operating performance of Bakkt.

Risks Related to VIH

You have limited rights or interests in funds in the Trust Account. To liquidate your investment, therefore, you may be forced to sell your Public Shares or VIH Warrants, potentially at a loss.

Public Shareholders will be entitled to receive funds from the Trust Account only upon (a) such shareholder’s exercise of Redemption Rights in connection with VIH’s initial business combination (which will be the Business Combination should it occur) and then only in connection with those VIH Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (b) the Redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to (A) modify the substance or timing of VIH’s obligation to redeem 100% of the Public Shares if VIH does not complete an initial business combination by September 25, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity and (c) the Redemption of Public Shares if VIH is unable to complete an initial business combination by September 25, 2022, subject to applicable law and as further described in this proxy statement/prospectus. In addition, if VIH’s plan to redeem its Public Shares if it is unable to complete an initial Business Combination by September 25, 2022 is not completed for any reason, compliance with applicable law and the Cayman Constitutional Documents may require that VIH submit a plan of dissolution to its then-existing shareholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Public Shareholders may be forced to wait beyond September 25, 2022 before they receive funds from the Trust Account.

VIH’s ability to complete the Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described in this proxy statement/prospectus, including as a result of terrorist attacks, natural disaster or a significant outbreak of infectious diseases. For example, the outbreak of COVID-19 continues to grow in the U.S. and, while the extent of the impact of the outbreak on VIH will depend on future developments, it could limit VIH’s ability to complete the Business Combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to VIH or at all. Additionally, the outbreak of COVID-19 and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases) may negatively impact the business of Bakkt following the Business Combination.

If VIH is not able to complete the Business Combination with Bakkt by September 25, 2022, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, VIH will: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (c) as promptly as reasonably possible following such redemption, subject to the approval of VIH’s remaining shareholders and the VIH Board, dissolve and liquidate, subject in each case to VIH’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Shareholders may be forced to wait beyond September 25, 2022 before they receive funds from the Trust Account, receive only approximately $10.00 per share and the Public Warrants will expire worthless. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or warrants, potentially at a loss.

If you or a “group” of shareholders are deemed to hold in excess of 15% of the Public Shares, you will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

The Cayman Constitutional Documents provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the shares sold in the IPO, which is referred to as the “Excess Shares.” However, such shareholders may vote all their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over VIH’s ability to complete the Business Combination and you could suffer a material loss on your investment in VIH if you sell Excess Shares in open market transactions. Additionally, you will not receive Redemption distributions with respect to the Excess Shares if VIH completes the Business Combination. As a result, you will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss.

VIH’s shareholders may be held liable for claims by third parties against VIH to the extent of distributions received by them upon Redemption of their shares.

If VIH is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, VIH was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by VIH’s shareholders. Furthermore, VIH’s directors may be viewed as having breached their fiduciary duties to VIH or VIH’s creditors and/or having acted in bad faith, and thereby exposing themselves and VIH to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against VIH for these reasons. VIH and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while VIH was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of approximately $18,293 and to imprisonment for five years in the Cayman Islands.

Although VIH seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with VIH waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, as well as distributions to Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Shareholders or claims challenging the enforceability of the waiver.

If third parties bring claims against VIH, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Shareholders may be less than $10.00 per share.

VIH’s placing of funds in the Trust Account may not protect those funds from third-party claims against VIH. Although VIH seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with VIH waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against VIH’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, VIH’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to VIH than any alternative.

Examples of possible instances where VIH may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with VIH and will not seek recourse against the Trust Account for any reason. Upon Redemption of the Public Shares, if VIH is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption Right in connection with the Business Combination, VIH will be required to provide for payment of claims of creditors that were not waived that may be brought against VIH within the ten years following Redemption. Accordingly, the Redemption Price received by Public Shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

Pursuant to the Insider Letter Agreement, the Sponsor has agreed that it will be liable to VIH if and to the extent any claims by a vendor (other than the independent auditors) for services rendered or products sold to VIH, or a prospective target business with which VIH has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (a) $10.00 per Public Share or (b) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under VIH’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. VIH believes that the Sponsor’s only assets are securities of VIH, and VIH has neither undertaken any efforts to independently verify whether the Sponsor has sufficient funds available to satisfy its indemnification obligations, nor asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an initial business combination and Redemptions could be reduced to less than $10.00 per Public Share without any meaningful recourse against the Sponsor. In such event, VIH may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares.

None of VIH’s officers or directors will indemnify VIH for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

VIH’s directors may decide not to enforce the indemnification obligations of the Sponsor under the Insider Letter Agreement, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (a) $10.00 per Public Share or (b) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, VIH’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While VIH currently expects that its independent directors would take legal action on behalf of VIH against the Sponsor to enforce their indemnification obligations to VIH, it is possible that VIH’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If VIH’s independent directors choose not to enforce these indemnification obligations, there may be less funds in the Trust Account available for distribution to the Public Shareholders.

If, before distributing the proceeds in the Trust Account to its Public Shareholders, VIH files a bankruptcy petition or an involuntary bankruptcy petition is filed against VIH that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of VIH’s shareholders and the per share amount that would otherwise be received by our shareholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, VIH files a bankruptcy petition or an involuntary bankruptcy petition is filed against VIH that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in VIH’s bankruptcy estate and subject to the claims of third parties with priority over the claims of VIH’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by VIH’s shareholders in connection with our liquidation may be reduced.

If, after VIH distributes the proceeds in the Trust Account to its Public Shareholders, VIH files a bankruptcy or insolvency petition or an involuntary bankruptcy petition is filed against VIH that is not dismissed, a bankruptcy court may seek to recover such proceeds and the members of the VIH Board may be viewed as having breached their fiduciary duties to VIH’s creditors, thereby exposing the members of the VIH Board and VIH to claims of punitive damages.

If, after VIH distributes the proceeds in the Trust Account to its Public Shareholders, VIH files a bankruptcy or insolvency petition or an involuntary bankruptcy petition is filed against VIH that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by VIH’s shareholders. In addition, the VIH Board may be viewed as having breached its fiduciary duty to VIH’s creditors and/or having acted in bad faith, thereby exposing itself and VIH to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the business, investments and results of operations of VIH.

VIH is subject to laws and regulations enacted by national, regional and local governments. In particular, VIH is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the business, investments and results of operations of VIH. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on VIH’s business and results of operations.

The Insider Letter Agreement may be amended without shareholder approval.

The Insider Letter Agreement with the Sponsor and its directors and officers contains provisions relating to transfer restrictions of the Founder Shares and Private Placement Warrants, indemnification of the Trust Account, waiver of Redemption Rights and participation in liquidation distributions from the Trust Account. The Insider Letter Agreement may be amended without shareholder approval. While VIH does not expect the VIH Board to approve any amendment to this agreement prior to the Business Combination, it may be possible that the VIH Board, in exercising its business judgment and subject to its fiduciary duties and any restrictions under the Merger Agreement, chooses to approve one or more amendments to such agreement. Any such amendment may have an adverse effect on the value of an investment in VIH’s securities.

The Sponsor controls a substantial interest in VIH and thus may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.

The Sponsor has the ability to vote the Founder Shares it holds, constituting 20% of the issued and outstanding VIH Shares. Control of the Founder Shares entitles the Sponsor to elect all of VIH’s directors prior to an initial business combination, including in the Director Election Proposal in connection with the Business Combination. Holders of Public Shares will have no right to vote on the election of directors during such time. The provisions of the Cayman Constitutional Documents that grant the holders of the Founder Shares the ability to elect directors may only be amended by a special resolution passed by at least 90% of VIH Shares voting in an extraordinary general meeting. Accordingly, the Sponsor may exert a substantial influence on actions requiring a shareholder vote, including the matters to be considered at the extraordinary general meeting, potentially in a manner that you do not support. If the Sponsor and any VIH directors or officers (or their affiliates) purchase any additional VIH Shares in the aftermarket or in privately negotiated transactions, this would increase their control of VIH. Neither the Sponsor nor, to VIH’s knowledge, any of VIH’s officers or directors, have any current intention to purchase additional securities. Factors that would be considered in making such additional purchases would include consideration of the current trading price of VIH’s Class A Ordinary Shares. VIH will not hold an annual general meeting to elect new directors prior to the completion of the Proposed Transaction, in which case all of the current directors will continue in office until at least the completion of the Proposed Transaction. Accordingly, the Sponsor will continue to exert control at least until the completion of the Proposed Transaction. For more information, see the risk factor entitled “Risk Factors—Risks Related to the Domestication and Business Combination—Some of VIH’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Bakkt is appropriate for VIH’s initial business combination” beginning on page 60 of this proxy statement/prospectus.

Pursuant to the terms of the Warrant Agreement, a Public Warrant Holder will only be permitted to exercise its warrants for a whole number of VIH Class A Ordinary Shares.

Pursuant to the terms of the Warrant Agreement, a Public Warrant Holder may exercise its warrants only for a whole number of VIH Class A Ordinary Shares. This means only a whole warrant may be exercised at any given time by a Public Warrant Holder. For example, if a Public Warrant Holder holds one-quarter of one warrant to purchase a VIH Class A Ordinary Share, such warrant will not be exercisable. However, if a Public Warrant Holder holds four one-quarters of one warrant, such warrants will be exercisable for one VIH Class A Ordinary Share.

The terms of the Warrants may be amended in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding Public Warrants.

The VIH Warrants were issued pursuant to the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and VIH. The Warrant Agreement provides that the terms of the VIH Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants. Accordingly, the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. VIH or the Company may amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants to effect any change thereto, including to increase the exercise price of the Warrants, shorten the exercise period or decrease the number of shares of VIH or the Company purchasable upon exercise of a Warrant.

The Warrants may have an adverse effect on the market price of the Bakkt Pubco Class A Common Stock.

VIH issued Public Warrants to purchase 10,368,601 VIH Class A Ordinary Shares as part of the VIH Units offered in its IPO, and, simultaneously with the closing of the IPO, VIH issued in a private placement an aggregate of 6,147,440 Private Placement Warrants to the Sponsor, each exercisable to purchase one VIH Class A Ordinary Share at $11.50 per share. Upon the Domestication, the Bakkt Pubco Warrants will entitle the holders to purchase shares of Bakkt Pubco Class A Common Stock. Such Bakkt Pubco Warrants, when exercised, will increase the number of issued and outstanding shares and may reduce the market price of the Bakkt Pubco Class A Common Stock.

Your unexpired Bakkt Pubco Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your VIH Warrants worthless.

Outstanding Bakkt Pubco Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Bakkt Pubco Warrant, provided that the last reported sales price of the Bakkt Pubco Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date the Company sends the notice of Redemption to the Bakkt Pubco Warrant holders. If and when the warrants become redeemable by the Company, the Company may not exercise its Redemption Rights if the issuance of Bakkt Pubco Class A Shares upon exercise of the Bakkt Pubco Warrants is not exempt from registration or qualification under applicable state blue sky laws or VIH is unable to effect such registration or qualification, subject to the Company’s obligation in such case to use its best efforts to register or qualify the Bakkt Pubco Class A Shares under the blue sky laws of the state of residence in those states in which the VIH Warrants were initially offered by VIH in its IPO. Redemption of the outstanding Bakkt Pubco Warrants could force you (a) to exercise your Bakkt Pubco Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (b) to sell your Bakkt Pubco Warrants at the then-current market price when you might otherwise wish to hold your Bakkt Pubco Warrants or (c) to accept the nominal Redemption Price which, at the time the outstanding Bakkt Pubco Warrants are called for Redemption, is likely to be substantially less than the market value of your Bakkt Pubco Warrants.

In addition, outstanding Bakkt Pubco Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that the closing price of the Bakkt Pubco Class A Common Stock equals or exceeds $10.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their Bakkt Pubco Warrants prior to redemption for a number of Bakkt Pubco Class A Shares determined based on the redemption date and the fair market value of the Bakkt Pubco Class A Common Stock. The value received upon exercise of the Bakkt Pubco Warrants (1) may be less than the value the holders would have received if they had been able to exercise their Bakkt Pubco Warrants at a later time at which the underlying share price is higher and (2) may not compensate the holders for the value of the Bakkt Pubco Warrants, including because the number of Bakkt Pubco Class A Shares received is capped at 0.361 shares of Bakkt Pubco Class A Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

Except as described under “Description of VIH’s and the Company’s Securities,” beginning on page 245 of this proxy statement/prospectus, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees.

VIH has no obligation to net cash settle the Public Warrants.

In no event will VIH have any obligation to net cash settle the Public Warrants. Furthermore, if VIH is unable to complete the Business Combination and VIH liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from VIH’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their Redemption Rights prior to the deadline. If a Public Shareholder fails to receive notice of VIH’s offer to redeem Public Shares in connection with the Business Combination or fails to comply with the redemption requirements specified in this proxy statement/prospectus, such Public Shareholder will not be entitled to redeem such Public Shares for a pro rata portion of the funds held in the Trust Account.

A Public Shareholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Shareholder completes the procedures for electing to redeem their Public Shares prior to                      p.m., Eastern Time, on                     , 2021 (two business days before the extraordinary general meeting) by (a) submitting a written request to the Transfer Agent to redeem all or a portion of their Public Shares for cash; and (b) delivering the certificates (if any) for the Public Shares, either physically or electronically along with the redemption forms to the Transfer Agent through DTC. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

If, despite VIH’s compliance with the proxy rules, a Public Shareholder fails to receive VIH’s proxy materials, such VIH shareholder may not become aware of the opportunity to redeem his, her or its Public Shares. In addition, this proxy statement/prospectus that VIH is furnishing to holders of Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the Public Shares. In the event that a Public Shareholder fails to comply with these procedures, its Public Shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of VIH—Redemption Rights” beginning on page 118 of this proxy statement/prospectus for additional information on how to exercise your Redemption Rights.

If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to the Transfer Agent, VIH will redeem such Public Shares for the Redemption Price. Please see the section entitled “Extraordinary General Meeting of VIH — Redemption Rights” beginning on page 118 of this proxy statement/prospectus for additional information on how to exercise your Redemption Rights. There is no guarantee that a Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

VIH can give no assurance as to the price at which a Public Shareholder may be able to sell its Public Shares in the future after the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in VIH’s share price, and may result in a lower value realized now than a Public Shareholder of VIH might realize in the future had the Public Shareholder not redeemed its shares. Similarly, if a Public Shareholder does not redeem its shares, the Public Shareholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a Public Shareholder can sell its shares in the future for a greater amount than the Redemption Price set forth in this proxy statement/prospectus. A Public Shareholder should consult his, her or its own financial advisor for assistance on how this may affect his, her or its individual situation.

VIH is an emerging growth company within the meaning of the Securities Act and VIH has taken advantage of certain exemptions from disclosure requirements available to emerging growth companies; this could make the Company’s securities less attractive to investors and may make it more difficult to compare the Company’s performance with other public companies.

VIH (and the Company following the Business Combination) is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act and has taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in VIH’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on certain executive compensation matters. As a result, VIH’s shareholders may not have access to certain information they may deem important. VIH and the Company may be an emerging growth company for up to five years from the IPO, although circumstances could cause the loss of that status earlier, including if the market value of the Bakkt Pubco Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case the Company would no longer be an emerging growth company as of the following December 31. VIH cannot predict whether investors will find its (or the Company’s) securities less attractive because VIH (or the Company) rely on these exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of the Company’s securities may be lower than they otherwise would be, there may be a less active trading market for the Company’s securities and the trading prices of the securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. VIH has elected not to opt out of such extended transition period. Accordingly, when a standard is issued or revised and it has different application dates for public or private companies, VIH (or the Company following the Business Combination), as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. This may make comparison of VIH’s and the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Staff Statement”). Specifically, the SEC Staff Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Staff Statement, we reevaluated the accounting treatment of our 10,368,601 Public Warrants and 6,147,440 Private Placement Warrants and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our balance sheet as of December 31, 2021 are derivative liabilities related to our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our ordinary shares. In addition, potential targets may seek a special purpose acquisition company that does not have warrants that are accounted for as liability, which may make it more difficult for us to consummate an initial business combination with a target business.

We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We identified a material weakness in our internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants we issued in connection with our initial public offering in September 2020. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our warrant liabilities, change in fair value of warrant liabilities, Class A common stock subject to possible redemption, additional paid-in capital, accumulated deficit and related financial disclosures for the fiscal year ended December 31, 2020 (the “Affected Period”).

To respond to this material weakness, we have devoted significant effort and resources to the remediation and improvement of our internal control over financial reporting, see “Note 2—Restatement of Previously Issued Financial Statements” to the accompanying consolidated financial statements, as well as Part II, Item 9A: Controls and Procedures included in our Annual Report on Form 10-K/A for the year ended December 31, 2020.

Efforts to remediate this material weakness may not be effective or prevent any future material weakness or significant deficiency in our internal control over financial reporting. If our efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately on a timely basis, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence and cause the market price of our common stock to decline. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

We can give no assurance that the measures we have taken or plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

As a result of the material weakness described above, the restatement of our financial statements for the Affected Period, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we may face potential litigation or other disputes that may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this Annual Report, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business and results of operations and financial condition.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for VIH to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act requires that VIH evaluate and report on its system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2020. Following the initial Business Combination, if the Company is deemed to be a large accelerated filer or an accelerated filer, it will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Further, for as long as the Company remains an emerging growth company, it will not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Following the Business Combination, the Company will be required to assure that it is in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The need to develop the internal control system to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination as well as impose obligations of the Company following the Business Combination.

During the evaluation process of the Company’s internal controls, if the Company identifies one or more material weaknesses in its internal control over financial reporting, the Company will be unable to certify that its internal control over financial reporting is effective. The Company cannot assure you that there will not be material weaknesses or significant deficiencies in its internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit the Company’s ability to accurately report its financial condition or results of operations. If the Company is unable to conclude that its internal control over financial reporting is effective, or if its independent registered public accounting firm determines the Company has a material weakness or significant deficiency in its internal control over financial reporting, the Company could lose investor confidence in the accuracy and completeness of its financial reports, the market price of Bakkt Pubco Class A Shares could decline, and the Company could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in the Company’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict the Company’s future access to the capital markets.

EXTRAORDINARY GENERAL MEETING OF VIH

General

VIH is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the VIH Board for use at the extraordinary general meeting to be held virtually at                      a.m. Eastern Time, on                     , 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus provides VIH shareholders with information they need to know to be able to vote or direct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held virtually at                      a.m. Eastern Time, on                     , 2021. In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, the Company has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at https://www.cstproxy.com/vih/sm2021 in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020.

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, VIH is asking holders of VIH Shares to consider and vote upon:

•	the Business Combination Proposal. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2;

•	the Domestication Proposal. The Proposed Certificate of Incorporation is attached to this proxy statement/prospectus as Annex B-1;

•	the Stock Issuance Proposal;

•	the Organizational Documents Proposal. The Proposed Certificate of Incorporation and the Proposed By-Laws are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively;

•	the Advisory Organizational Documents Proposals;

•

the Bakkt Pubco Equity Incentive Plan Proposal (collectively with the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal, the “Condition Precedent Proposals”). A copy of the Bakkt Pubco Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C;

•	the Director Election Proposal; and

•	the Shareholder Adjournment Proposal.

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Shareholder Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the VIH Board

The VIH Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of VIH’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory

Organizational Documents Proposals, “FOR” the approval of the Bakkt Pubco Equity Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Shareholder Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of VIH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of VIH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, VIH’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination” beginning on page 158 of this proxy statement/prospectus for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

VIH shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned VIH Shares at the close of business on June 28, 2021, which is the “Record Date” for the extraordinary general meeting. With the exception of the holders of VIH Class B Ordinary Shares, who are entitled to ten votes for each VIH Class B Ordinary Share they hold for the purposes of voting on the Domestication Proposal, shareholders will have one vote for each VIH Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. VIH Warrants do not have voting rights. As of the close of business on the Record Date, there were 25,921,502 VIH Shares issued and outstanding, of which 20,737,202 were issued and outstanding Public Shares.

The Sponsor and each director and each officer of VIH have agreed to, among other things, vote in favor of the Proposed Transaction and waive their Redemption Rights in connection with the consummation of the Proposed Transaction with respect to any VIH Shares held by them. The VIH Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the date of this proxy statement/prospectus, the Sponsor and certain members of the VIH Board own 20% of the issued and outstanding VIH Shares.

Quorum

A quorum of VIH shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding VIH Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, 12,960,752 VIH Shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to VIH but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. VIH believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the VIH Shares who, being in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of VIH Shares.

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on approval of the Business Combination Proposal and the Domestication Proposal. Therefore, if the Business Combination Proposal or the Domestication Proposal is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of VIH Shares.

The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the VIH Shares who, being in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Organizational Documents Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal and the Domestication Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal and the Stock Issuance Proposal are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of VIH Shares.

The approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the VIH Shares who, being in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

The approval of the Bakkt Pubco Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Bakkt Pubco Equity Incentive Plan Proposal is conditioned on the approval of the Organizational Documents Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal, the Domestication Proposal and the Stock Issuance Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal or the Organizational Documents Proposal are not approved, the Bakkt Pubco Equity Incentive Plan Proposal will have no effect, even if approved by holders of VIH Shares.

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Director Election Proposal is conditioned on the approval of the Bakkt Pubco Equity Incentive Plan Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal or the Bakkt Pubco Equity Incentive Plan Proposal is not approved, the Director Election Proposal will have no effect, even if approved by holders of VIH Shares.

The approval of the Shareholder Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Shareholder Adjournment Proposal is not conditioned upon any other proposal.

Voting Your Shares

With the exception of VIH Class B Ordinary Shares, which entitles the holders to ten votes for each VIH Class B Ordinary Share they hold for the purposes of voting on the Domestication Proposal, each VIH Class A Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of VIH Shares that you own.

If you are a record owner of your shares, there are two ways to vote your VIH Shares at the extraordinary general meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the VIH Board “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Bakkt Pubco Equity Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Shareholder Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

You Can Attend the Extraordinary General Meeting and Vote in Person.

•

If your shares are registered in your name with the Transfer Agent and you wish to attend the extraordinary general meeting, go to https://www.cstproxy.com/vih/sm2021, enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•

Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact the Transfer Agent Company at least five business days prior to the extraordinary general meeting date in order to ensure access.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way VIH can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a VIH shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify John Martin, Chairman of VIH, in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your VIH Shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing VIH.info@investor.morrowsodali.com.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request of VIH that Bakkt Pubco redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

•	hold Public Shares, you elect to separate your VIH Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

•	submit a written request to the Transfer Agent, that Bakkt Pubco redeem all or a portion of your Public Shares for cash; and

•	deliver the certificates for your Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to                     p.m., Eastern Time, on                     , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Therefore, the election to exercise Redemption Rights occurs prior to the Domestication, but the Redemption is with respect to the Bakkt Pubco Class A Common Stock that an electing Public Shareholder holds after the Domestication. For the purposes of the Cayman Constitutional Documents, the exercise of Redemption Rights will be treated as an election to have such Public Shares redeemed for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly. Immediately following the Domestication and the consummation of the Proposed Transaction, Bakkt Pubco will satisfy the exercise of Redemption Rights by redeeming the corresponding Bakkt Pubco Class A Common Stock issued to the Public Shareholders that validly exercised their Redemption Rights.

Each VIH Unit then issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying VIH Class A Ordinary Share and one-half of a VIH Warrant. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its Redemption Rights to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the Redemption forms to the Transfer Agent, Bakkt Pubco will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The Redemption takes place following the Domestication and, accordingly, it is Bakkt Pubco Class A Shares that will be redeemed immediately after consummation of the Proposed Transaction.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Bakkt Pubco Class A Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker to decide whether to pass this cost on to the redeeming shareholder. In the event the Proposed Transaction is not consummated this may result in an additional cost to shareholders for the return of their shares.

A VIH shareholder may not withdraw a Redemption request once submitted to VIH unless the VIH Board determines (in its sole discretion) to permit the withdrawal of such Redemption request (which it may do in whole or in part). Furthermore, if a holder of a Public Share delivers its share certificates (if any) along with the Redemption forms in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that VIH permit the withdrawal of the Redemption request and instruct the Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for Redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director and each officer of VIH have agreed to, among other things, vote in favor of the Proposed Transaction and waive their Redemption Rights in connection with the consummation of the Proposed Transaction with respect to any VIH Shares held by them. The VIH Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the date of this proxy statement/prospectus, the Sponsor and certain members of the VIH Board own 20% of the issued and outstanding VIH Shares.

Holders of the warrants will not have Redemption Rights with respect to the warrants.

The closing price of Public Shares on July 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.90. As of July 8, 2021, funds in the Trust Account totaled $207,393,674.98 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding Public Share.

Prior to exercising Redemption Rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the Redemption Price. VIH cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither VIH’s shareholders nor holders of VIH Warrants have appraisal rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation

VIH is soliciting proxies on behalf of the VIH Board. This solicitation is being made by mail but also may be made by telephone or in person. VIH and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. VIH will file with the SEC all scripts and other electronic communications as proxy soliciting materials. VIH will bear the cost of the solicitation.

VIH has engaged Morrow Sodali LLC to assist in the solicitation process and will pay Morrow Sodali LLC a fee of $25,000, plus disbursements.

VIH will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. VIH will reimburse them for their reasonable expenses.

VIH Shareholders

As of the date of this proxy statement/prospectus, there are 25,921,502 VIH Shares issued and outstanding, which includes the 5,184,300 Founder Shares held by the Sponsor and the directors and the 20,737,202 Public Shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 16,516,041 VIH Warrants, which includes the 6,147,440 Private Placement Warrants held by the Sponsor and the 10,368,601 Public Warrants.

At any time at or prior to the Proposed Transaction, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the existing equityholders of Bakkt or VIH or their respective directors, officers, advisors or respective affiliates may (a) purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, Public Shares, (b) execute agreements to purchase such VIH Shares from such investors in the future, or (c) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Condition Precedent Proposals or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of VIH Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, the existing equityholders of Bakkt or VIH or their respective directors, officers, advisors, or respective affiliates purchase VIH Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such VIH Share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the VIH Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, Bakkt Pubco Equity Incentive Plan Proposal, the Director Election Proposal and the Shareholder Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the VIH Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Advisory Organizational Documents Proposals, (3) satisfaction of the Available Cash Condition, and (4) otherwise limiting the number of Public Shares electing to redeem. Entering into any such arrangements may have a depressive effect on the VIH Shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Proposed Transaction).

If such transactions are effected, the consequence could be to cause the Proposed Transaction to be consummated in circumstances where such consummation could not otherwise occur. Purchases of VIH Shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

THE BUSINESS COMBINATION PROPOSAL

Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties thereto made to each other as of the date of the Merger Agreement and/or other specific dates. The assertions and obligations embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “Disclosure Letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about VIH, Merger Sub, Bakkt or any other matter.

Structure of the Merger

On January 11, 2021, VIH entered into the Merger Agreement with Merger Sub and Bakkt, pursuant to which, among other things, following the Domestication, (a) Merger Sub will merge with and into Bakkt, the separate corporate existence of Merger Sub will cease and Bakkt Opco will be the surviving limited liability company, to be renamed Bakkt Opco Holdings, LLC and (b) VIH will change its name to Bakkt Holdings, Inc.

Prior to and as a condition of the Merger, pursuant to the Domestication, VIH will change its jurisdiction of incorporation by effecting a deregistration under the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which VIH’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see “The Domestication Proposal” beginning on page 165 of this proxy statement/prospectus.

Consideration

Aggregate Merger Consideration

As a result of the Merger, and at the effective time of the Merger (the “Effective Time”), among other things, (a) all outstanding units of limited liability company interests in Bakkt (including Bakkt Incentive Units, but excluding the Bakkt Participation Units, the treatment of which is discussed below) (collectively, the “Bakkt Interests”) as of immediately prior to the Effective Time (including the Bakkt Interests reserved in respect of Bakkt Warrants (as defined below) outstanding as of immediately prior to the Effective Time that will be converted in connection with the Merger, as more fully described below), held by the Bakkt Equity Holders will be cancelled and converted into the right to receive, or the reservation of, in respect of all Bakkt Equity Holders an aggregate of 208,200,000 Bakkt Opco Common Units and 208,200,000 shares of Bakkt Pubco Class V Shares (which will be non-economic, voting shares of Bakkt Pubco), (b) all outstanding limited liability company interests of Merger Sub as of immediately prior to the Effective Time held by VIH will be cancelled and converted into an aggregate number of Bakkt Opco Common Units equal to the number of outstanding Bakkt Pubco Class A Shares as of immediately prior to the Effective Time (after giving effect to the Domestication, the issuance of 32,500,000 Bakkt Pubco Class A Shares in connection with the PIPE Investment and any Redemptions in connection with the Proposed Transaction), and (c) Bakkt Pubco will automatically be admitted as a member, and the managing member of Bakkt Opco in accordance with the terms of the Surviving Company LLC Agreement.

In addition, at the Closing, and in consideration for the Bakkt Opco Common Units to be received by Bakkt Pubco in connection with the Merger, VIH will (a) pay all transaction expenses incurred or payable by VIH and the Target Companies in connection with the Proposed Transaction, and (b) pay to Bakkt Opco an amount equal to the remaining Available Cash.

Treatment of Bakkt Incentive Units and Bakkt Participation Units

As mentioned above, as a result of the Merger, and upon the Effective Time, all outstanding Bakkt Incentive Units as of immediately prior to the Effective Time will be converted into the right to receive a portion of the aggregate consideration of 208,200,000 Bakkt Opco Common Units and 208,200,000 shares of Bakkt Pubco Class V Shares, which portion will be calculated pursuant to the mechanics provided in the Merger Agreement. The Bakkt Opco Common Units and the Bakkt Pubco Class V Shares received in connection with the conversion of Bakkt Incentive Units will be subject to vesting, with one-third vesting at the Effective Time, one-third vesting on the first anniversary of the Effective Time and one-third vesting on the second anniversary of the Effective Time, with the unvested amount generally being forfeited to Bakkt Opco and Bakkt Pubco, as applicable, in the event the services provided by the holder thereof to Bakkt Opco and/or its subsidiaries are terminated prior to the applicable vesting date (other than in the event of terminations without cause, in which case all of the applicable holder’s then-unvested Bakkt Opco Common Units and unvested Bakkt Pubco Class V Shares as of the time of such termination without cause will immediately vest in full). Notwithstanding the foregoing, with respect to Bakkt Incentive Units granted in December 2020, participants have the opportunity, but not the obligation, to require Bakkt, through Bakkt Management, to redeem, effective as of immediately prior to the effective time of the Merger, 40% of the first one-third of their Bakkt Incentive Units scheduled to vest at the effective time of the Merger for the receipt, as of the Closing, of a cash payment for the portion of Bakkt Incentive Units redeemed. Further, with respect to Bakkt Incentive Units granted in September 2020 to one of the executive officers of Bakkt, the executive officer will also have the same opportunity to redeem 40% of the first one-third of his Bakkt Incentive Units scheduled to vest at the effective time of the Merger for a cash payment, and subsequently the opportunity, but not the obligation, to require Bakkt, through Bakkt Management, to redeem 40% of the remaining two-thirds of his Bakkt Incentive Units that will vest as of the date of his termination of employment pursuant to his separation agreement for the receipt of a cash payment for the portion of Bakkt Incentive Units redeemed. As soon as practicable after each redemption date, Bakkt Management will provide the cash payment for the portion of the Bakkt Incentive Units redeemed to the participants.

In addition, all Bakkt Participation Units outstanding as of immediately prior to the Effective Time will be subject to vesting, with one-third vesting at the Effective Time, one-third vesting on the first anniversary of the Effective Time and one-third vesting on the second anniversary of the Effective Time, with the unvested amount generally being forfeited in the event the services provided by the holder thereof to Bakkt Opco and/or its subsidiaries are terminated prior to the applicable vesting date (other than in the event of terminations without cause, in which case all of the applicable holder’s then-unvested Bakkt Participation Units as of the time of such termination without cause will immediately vest in full). Any Bakkt Participation Unit that vests in accordance with the treatment in the preceding sentence will experience a participation unit payment event on the applicable vesting dates. For Bakkt Participation Units that vest on the first and second anniversary of the Effective Time (or earlier upon a termination without cause), the amount payable will be adjusted to reflect a notional investment in Bakkt Pubco Class A Shares in the principal amount equal to the amount that would have been payable had all such Bakkt Participation Units experienced a participation unit payment event at the Effective Time, made as of the Effective Time and held through such participation unit payment event. For Bakkt Participation Units that vest after the date that is six months after the Effective Time, such Bakkt Participation Units may be settled, no less than 15 and no more than 30 business days of the vesting date, with cash, Bakkt Pubco Class A Shares or awards under the Bakkt Pubco Equity Incentive Plan, based on the trading value of the Bakkt Pubco Class A

Shares as of the close of business of the date of settlement, in each case equivalent in value on the day of settlement to the amount that otherwise would be payable in cash, or a combination thereof. Any payment due because of accelerated vesting following a termination without cause during the six-month lockup period, however, will be made in the form of cash.

Treatment of Bakkt Warrants

As a result of the Merger, and upon the Effective Time, each outstanding warrant to purchase Bakkt Interests as of immediately prior to the Effective Time (each, a “Bakkt Warrant”) will be automatically converted into the right to receive, upon exercise thereof and payment of the exercise price therefor, from Bakkt Opco and Bakkt Pubco following the Effective Time, the portion of the aggregate consideration of 208,200,000 Bakkt Opco Common Units and 208,200,000 Bakkt Pubco Class V Shares that the holders of such Bakkt Warrants would have received pursuant to the terms of the Merger Agreement if such Bakkt Warrants were exercised in full into Bakkt Interests immediately prior to the Effective Time.

Closing

In accordance with the terms and subject to the conditions of the Merger Agreement, the Closing will take place as promptly as reasonably practicable (but in any event no later than 8:00 a.m., Eastern Time, on the date that is the fifth business day) after the date of the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties.

Representations and Warranties

The Merger Agreement contains representations and warranties of Bakkt, VIH and Merger Sub, certain of which are qualified by materiality and Material Adverse Effect (as defined below) and may be further modified and limited by the Disclosure Letters. See “The Business Combination Proposal—Merger Agreement—Representations and Warranties—Material Adverse Effect” beginning on page 124 of this proxy statement/prospectus. The representations and warranties of VIH are also qualified by information included in VIH’s public filings, filed or submitted to the SEC and available on the SEC’s website at least one business day prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of Bakkt

Bakkt has made representations and warranties relating to, among other things, due organization, due authorization, no conflict, capitalization, financial statements, absence of certain changes, real property, assets, taxes, employee benefit plans, labor matters, compliance, permits, legal proceedings, contracts and commitments, intellectual property, data privacy and IT systems, insurance, environmental matters, brokers and agents, transactions with related parties, regulatory matters, board recommendation and that there are no other representations and warranties of VIH or Merger Sub except as set forth in the Merger Agreement or as expressly set forth in any other Transaction Document.

The representations and warranties of Bakkt identified as fundamental under the terms of the Merger Agreement are due organization of Bakkt, due organization of Bakkt’s subsidiaries and absence of material violations of organizational documents, due authorization, capitalization and brokers and agents (collectively, the “Bakkt Fundamental Representations”). Additionally, as more fully described below, the representations and warranties of Bakkt made relating to regulatory matters of the Merger Agreement are identified as special representations of Bakkt for purposes of the closing conditions. See “The Business Combination Proposal—Merger Agreement—Closing Conditions—Conditions to the Obligations of VIH and Merger Sub” beginning on page 137 of this proxy statement/prospectus.

Representations and Warranties of VIH and Merger Sub

VIH and Merger Sub have made representations and warranties relating to, among other things, due organization, due authorization, no conflict, capitalization, Merger Sub, special purposes acquisition company, absence of certain changes, taxes, brokers and agents, financing, legal proceedings, compliance, permits, SEC filings and financials of VIH, national stock exchange, recommendation of the VIH Board, the Trust Account, insurance, intellectual property, agreements, contracts and commitments, title to property, employee matters, regulatory matters, the Investment Company Act, the PIPE Investment, due diligence investigation and that there are no other representations and warranties of Bakkt except as set forth in the Merger Agreement or as expressly set forth in any other Transaction Document.

The representations and warranties of VIH and Merger Sub identified as fundamental under the terms of the Merger Agreement are due organization, due authorization, capitalization and brokers and agents (collectively, the “VIH Fundamental Representations”). Additionally, as more fully described below, the representations and warranties of VIH and Merger Sub relating to regulatory matters of the Merger Agreement are identified as special representations of VIH and Merger Sub for purposes of the closing conditions. See “The Business Combination Proposal—Merger Agreement—Closing Conditions—Conditions to the Obligations of VIH and Merger Sub” beginning on page 137 of this proxy statement/prospectus.

Survival of Representations, Warranties and Covenants

Except in the case of claims against a person in respect of such person’s actual intentional fraud in making a representation and warranty in the Merger Agreement or in making a representation and warranty in any other Transaction Document, the representations and warranties of the respective parties to the Merger Agreement will not survive the Closing except for fraud claims, representations and warranties by any Bakkt Equity Holder set forth in the letter of transmittal or any covenants to be performed in whole or in part after the Closing.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Bakkt are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Similarly, under the Merger Agreement, certain representations and warranties of VIH and Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Bakkt Material Adverse Effect

Pursuant to the Merger Agreement, a material adverse effect with respect to Bakkt (“Bakkt Material Adverse Effect”) means any result, occurrence, fact, change, event or effect (collectively, “Events”), individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had or would be reasonably likely to have a material adverse effect on (i) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Target Companies, taken as a whole, or (ii) the ability of Bakkt to consummate the transactions contemplated by the Merger Agreement and by the other Transaction Documents or to perform their respective obligations under the Merger Agreement or under the Transaction Documents to which they are a party or bound.

However, for purposes of item (i) above, no Event (by itself or taken with any and all of the other Events) that results from or arises out of or is related to any of the following will be deemed to constitute or be taken into account in determining whether there has been, a Bakkt Material Adverse Effect:

(a)

any change affecting generally the industries or markets in which the Target Companies operate, including in any change in the financial markets, credit markets or capital markets in the United States or any other country or region in the world;

(b)

acts of God, including pandemics (including the COVID-19 virus or any mutation thereof) and the impact of such pandemics on the health of any officer, employee or consultant of Bakkt and the actions of governmental authorities in response thereto;

(c)

any change in national or international political or social conditions, including (1) the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, or (2) social unrest, including protests, demonstrations, riots, arson, conflagration, looting, boycotts, or the response of any governmental authorities or their authorized or unauthorized representatives to such actions;

(d)	any change in GAAP (or the interpretation thereof);

(e)	any change in law, rules, regulations, orders, or other binding directives issued by any governmental authority (or the interpretation thereof);

(f)

any failure by Bakkt to meet any internal or external operating projections or forecasts or revenue or earnings predictions (provided, that the underlying cause of any such failure may be considered in determining whether a Bakkt Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception);

(g)	the taking of any action expressly required by the Merger Agreement; or

(h)

the public announcement or pendency of the Merger Agreement or any of the transactions contemplated by the Merger Agreement or the other Transaction Documents (including but not limited to any impact on the relationships of the Target Companies with customers, vendors, or employees, including voluntary departures of employees in anticipation of such transactions).

In the event a change described in items (a), (b), (c), (d) or (e) above affects the Target Companies in a disproportionate manner relative to other persons or entities operating in the industries or markets in which the Target Companies operate, such change is taken into account in determining whether there has been a Bakkt Material Adverse Effect, but only to the extent of the incremental disproportionate effect thereof.

VIH Material Adverse Effect

Pursuant to the Merger Agreement, a material adverse effect with respect to VIH or Merger Sub (“VIH Material Adverse Effect” and together with a Bakkt Material Adverse Effect, a “Material Adverse Effect”) means any Events, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had or would be reasonably likely to have a material adverse effect on (i) the business, assets, liabilities, results of operations or condition (financial or otherwise) of VIH and Merger Sub, taken as a whole, or (ii) the ability of VIH or Merger to consummate the transactions contemplated by the Merger Agreement or the other Transaction Documents or to perform their respective obligations under the Merger Agreement or under the Transaction Documents to which they are a party or bound.

However, for purposes of item (i) above, no Event (by itself or taken with any and all of the other Events) that results from or arises out of or is related to any of the following will be deemed to constitute or be taken into account in determining whether there has been, a VIH Material Adverse Effect:

(a)

any change affecting generally the industries or markets in which VIH and Merger Sub operate, including in any change in the financial markets, credit markets or capital markets in the United States or any other country or region in the world;

(b)	acts of God, including pandemics (including the COVID-19 virus or any mutation thereof) and the actions of governmental authorities in response thereto which are binding on VIH and Merger Sub;

(c)

any change in national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group;

(d)	any change in GAAP (or the interpretation thereof);

(e)	any change in law, rules, regulations, orders, or other binding directives issued by any governmental authority (or the interpretation thereof);

(f)	the taking of any action expressly required by the Merger Agreement;

(g)	the public announcement or pendency of the Merger Agreement or any of the transactions contemplated by the Merger Agreement or the other Transaction Documents; or

(h)	the consummation and effects of Redemptions.

In the event a change described in items (a), (b), (c), (d) or (e) above affects VIH or Merger Sub in a disproportionate manner relative to other Persons operating in the industries or markets in which VIH or Merger Sub operate, such change will be taken into account in determining whether there has been a VIH Material Adverse Effect.

Covenants and Agreements

Bakkt has made covenants relating to, among other things, conduct of business, access to information, cooperation with respect to the PIPE Investment, governmental consents, filing of notices and this registration statement, public disclosures, acquisition proposals, post-closing directors and officers of Bakkt Pubco, third- party consents.

VIH has made covenants relating to, among other things, conduct of business, access to information, cooperation with respect to governmental consents and filing of notices, filing of this registration statement, Trust Account proceeds, adoption by the VIH Board of a resolution regarding the Proposed Transaction for purposes of Section 16 of the Exchange Act, the NYSE listing, no solicitation by VIH, post-closing directors and officers of Bakkt Pubco, Domestication, director and officer indemnification and insurance, public disclosures, PIPE Investment subscriptions, entry into the Cooperation Agreement (as defined below) and shareholder litigation.

Conduct of Business by Bakkt

Bakkt has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement, as consented to by VIH (which consent will not be unreasonably withheld, conditioned, or delayed) or as required by applicable law, (a) conduct their respective businesses in the ordinary course of business and in material compliance with applicable law, and (b) in each case in all material respects, use their commercially reasonable efforts to maintain and preserve their respective businesses, assets and organizations intact, retain their respective present officers and employees and maintain and preserve their respective relationships with their officers and employees, suppliers, vendors, licensors, governmental authorities, creditors and others having business relations with such Person.

During the Interim Period, Bakkt has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Merger Agreement, including the Bakkt disclosure letter thereto (the “Bakkt Disclosure Letter”) or as consented to by VIH (which consent will not be unreasonably withheld, conditioned, or delayed) or as required by applicable law or governmental authority (provided that nothing in the Merger Agreement is intended to provided VIH, directly or indirectly, the right to control or direct the ordinary course operations of any of the Target Companies prior to the Closing, provided further that none of the Target Companies will take any action prohibited by certain of the following clauses as set forth in the Merger Agreement):

•	change or amend the governing documents of the Target Companies;

•

issue, deliver or sell, or authorize or propose the issuance, delivery or sale of any securities (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities) or authorize or propose any change in its equity capitalization or capital structure, or enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Bakkt (provided, however, that exercises or conversions of currently outstanding rights shall not be prohibited), or grant any additional equity or equity-based compensation (including Bakkt Incentive Units and Bakkt Participation Units under the Bakkt Plan);

•

declare or pay any distribution in respect of the limited liability company interests of Bakkt (other than ordinary and regular tax distributions or distributions made to or by wholly-owned subsidiaries) or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its securities or purchase, redeem or otherwise acquire or retire for value any of its securities;

•	make a loan or advance to or investment in any third party;

•

sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge, fail to renew, or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets of the Target Companies (other than any such actions performed by any of the Target Companies in the ordinary course of business);

•

disclose any material trade secrets, material software or material confidential intellectual property of the Target Companies (including the source code for any proprietary software) to any Person who has not entered into a reasonably protective confidentiality agreement;

•

acquire (whether by merger, consolidation, acquisition of stock or assets or any other form of business combination) any non-natural Person or business or initiate the start-up of any new business, non-wholly-owned subsidiary or joint venture or otherwise acquire any securities or material assets;

•

incur, create, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise) except for (a) advances of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of Bakkt existing as of the date of the Merger Agreement not to exceed $1,000,000, (b) any such indebtedness among Bakkt and its wholly-owned subsidiaries or among Bakkt’s wholly-owned subsidiaries, (c) guarantees by Bakkt of existing indebtedness of subsidiaries of Bakkt, and (d) the accrual of interest on indebtedness outstanding as of the date of the Merger Agreement or incurred in compliance with clauses (a)-(c);

•	withdraw any license application except as agreed to by the parties with respect to governmental consents and notice filings;

•	enter into any material contract or amend, modify, terminate or waive any material right under any material contract or any material permit (other than in the ordinary course of business);

•

other than matters arising in the ordinary course of business or with a value of less than $250,000, commence a material lawsuit or settle, compromise, release or waive its rights under any claim or litigation, other than for routine collection and settlement matters of accounts payable;

•	enter into, amend or terminate (other than terminations in accordance with their terms) any contract or transaction with any related party, or waive any material right in connection therewith;

•

announce, implement or effect any reduction in force, mass lay off, early retirement program, severance program, or other program or effort concerning the termination of more than 10 employees, including, but not limited to, any reduction in force, mass lay off, early retirement program, severance program or other program or effort concerning the termination of employees, in each case which would trigger any liability or advance notice requirements under the Workers Adjustment Retraining and Notification Act of 1988, as amended, or any similar state, local or foreign law or regulation;

•

except as otherwise required by law, existing Bakkt Benefit Plans or Bakkt Benefit Arrangements (as each is defined in the Merger Agreement) listed in the Bakkt Disclosure Letter or as would not be material to the Target Companies taken as a whole, and only with respect to officers of Bakkt, (a) grant any severance, retention, change in control or termination or similar pay, (b) terminate, adopt, enter into or materially amend or grant any new awards under any Bakkt Benefit Plan or Bakkt Benefit Arrangement (including the Bakkt Plan) or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Bakkt Benefit Plan or Bakkt Benefit Arrangement as of the date of the Merger Agreement, (c) materially increase the cash compensation or bonus opportunity, except in the ordinary course of business consistent with past practice, (d) take any action to amend or waive any performance or vesting criteria or to accelerate the payment or vesting of any compensation or benefit payable by the Target Companies, (e) hire or engage any new officer of Bakkt, or (f) terminate the employment or engagement, other than for cause, death or disability, of any officer of Bakkt;

•

enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable law, or recognize any labor union, labor organization, or group of employees of Target Companies as the bargaining representative for any employees of the Target Companies;

•

revalue any of its material assets or make any change in accounting methods, principles or practices (including cash management practices), except to the extent required to comply with GAAP or to upgrade its practices to those suitable for a public company or as may be necessary in order to give effect to de-consolidation from the parent company of ICEH’s GAAP financial statements;

•

make, change or rescind any material election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy with a governmental authority relating to a material amount of taxes, consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment arising outside the ordinary course of business (except to the extent notice of such extension or waiver is provided to VIH), file any materially amended tax return or claim for refund of a material amount of taxes, or make any material change to a method of accounting for tax purposes, in each case, except in the ordinary course of business, as required by applicable law (or a change in applicable law), or as contemplated by the Merger Agreement;

•	agree to or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	fail to comply in any material respect with a material law applicable to its business;

•

accelerate or delay, other than in the ordinary course of business, consistent with past practice, the collection of any trade receivables or the payment of trade payables or any other liability or other material amounts; or

•	authorize or agree (in writing or otherwise) to take any of the actions described in the foregoing.

Conduct of Business of VIH

VIH has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement, it will, and will cause Merger Sub to, except as otherwise explicitly contemplated by the Merger Agreement (including as set forth in the VIH disclosure letter thereto (the “VIH Disclosure Letter”) or as contemplated by the Redemption), as required by applicable law or governmental authority or as consented to by Bakkt (which consent will not be unreasonably conditioned, withheld, or delayed), (a) conduct their respective businesses in the ordinary course of business, (b) conduct their respective businesses in material compliance with applicable law, and (c) in each case in all material respects, use their commercially reasonable efforts to maintain and preserve their respective businesses and organizations intact, retain their respective present officers and employees and maintain and preserve their relationships with their officers and employees, suppliers, vendors, licensors, governmental authorities, creditors and others having business relations with such party.

During the Interim Period, VIH has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including as set forth in the VIH Disclosure Letter or as contemplated by the Redemption), as consented to by Bakkt (which consent will not be unreasonably withheld, conditioned, or delayed) or as required by applicable law or governmental authority:

•	change or amend any of the organizational documents of VIH or Merger Sub, or authorize or propose the same, except pursuant to the transactions contemplated by the Transaction Documents;

•

other than pursuant to the PIPE Investment, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of any securities (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities) or authorize or propose any change in the equity capitalization or capital structure of VIH or Merger Sub, or enter into any agreement, understanding or arrangement with respect to the voting of equity securities of VIH;

•

declare or pay any distribution in respect of the equity interests of VIH or Merger Sub or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of the securities of VIH or Merger Sub or purchase, redeem or otherwise acquire or retire for value any of the securities of VIH or Merger Sub;

•

incur, create, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or guarantee any indebtedness of another Person (directly, contingently or otherwise), other than (i) as contemplated by the PIPE Investment, or (ii) working capital loans made by Sponsor necessary to finance VIH’s ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Merger and the other transactions pursuant to the Transaction Documents;

•	make a loan or advance to or investment in any third party;

•	make or agree to make any capital expenditures;

•

sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets of VIH or Merger Sub;

•

acquire (whether by merger, consolidation, acquisition of stock or assets or any other form of business combination) any non-natural Person or business or initiate the start-up of any new business, non-wholly owned subsidiary or joint venture or otherwise acquire any securities or material assets;

•

enter into, amend, or terminate (other than terminations in accordance with their terms) any contract with any related party, or waive any material right in connection therewith (other than working capital loans made by Sponsor in accordance with the Merger Agreement);

•

hire any employee or adopt or enter into any Benefit Plan (as such meaning is given in Section 3(3) of the Employee Retirement Income Security Act of 1974, together with plans or arrangements that would be so defined if they were not otherwise exempt from the Employee Retirement Income Security Act of 1974 by that or another section);

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	make any change in accounting methods, principles or practices, except to the extent required by changes in Law or to comply with GAAP;

•

make, change or rescind any material election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy with a governmental authority relating to a material amount of taxes, consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment arising outside the ordinary course of business (except to the extent notice of such extension or waiver is provided to Bakkt), file any materially amended tax return or claim for refund of a material amount of taxes, or make any material change to a method of accounting for tax purposes, in each case except in the ordinary course of business, as required by applicable law (or a change in applicable law) or as contemplated by the Merger Agreement;

•	amend, waive or otherwise change the Trust Agreement in any manner materially adverse to VIH; or

•	authorize or agree (in writing or otherwise) to take any of the actions described in the foregoing.

Covenants of VIH

Pursuant to the Merger Agreement, VIH has agreed, among other things:

•

in connection with the access rights provided by the Target Companies during the Interim Period, VIH has agreed that it will not contact or communicate with any of the Target Companies’ customers, suppliers or employees (other than as permitted by the Merger Agreement) without Bakkt’s prior written consent;

•

during the Interim Period, VIH will provide to Bakkt and its representatives reasonable access to (a) the financial books and records of VIH and Merger Sub and (b) such additional financial and operating data and other information relating to the business and properties of VIH and Merger Sub as Bakkt may reasonably request, subject to the limitations contained in the Merger Agreement;

•

unless otherwise approved in writing by Bakkt (in its sole discretion), VIH will not permit any amendment or modification to be made to, any waiver of, or provide consent to modify, the applicable purchase price per share or provide the applicable PIPE Investor any material post-Closing right in respect of Bakkt Pubco under any Subscription Agreement, in each case other than by termination of such Subscription Agreement (and a withdrawal of the applicable PIPE Investor) or a reduction in the PIPE Investor’s commitment under such Subscription Agreement (in which case, VIH will provide Bakkt prompt written notice of any such termination or reduction). In the event VIH determines to permit any other amendment or modification to be made to, any other waiver (in whole or in part) of, or provide any other consent to modify, any other material provision of any Subscription Agreement, VIH will provide Bakkt prompt written notice of any such amendment, modification, waiver or consent to modify;

•

as promptly as reasonably practicable after the date of the Merger Agreement, VIH will, with the assistance, cooperation and reasonable best efforts of Bakkt, prepare and file the Registration Statement with all other applicable regulatory bodies;

•

comply in all material respects with all applicable laws, any applicable rules and regulations of the applicable national stock exchange, the Cayman Constitutional Documents and the Merger Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the holding of the extraordinary general meeting of the VIH shareholders and the Redemption;

•

permit Bakkt and its counsel to review and comment on the Registration Statement, consider such comments in good faith, and not file the Registration Statement without the prior written consent of Bakkt, not to be unreasonably withheld, conditioned or delayed;

•

use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to “clear” comments from the SEC and become effective as promptly as reasonably practicable;

•

to include in the proxy statement/prospectus the recommendation of the VIH Board that the VIH Shareholders vote in favor of adoption and approval of the Merger Agreement and the other shareholder proposals set forth in the proxy statement/prospectus and to otherwise use its reasonable best efforts to obtain the VIH Shareholders’ Approval; and neither the VIH Board nor any committee or agent or representative thereof may withdraw (or modify in a manner adverse to Bakkt), or propose to withdraw (or modify in a manner adverse to Bakkt), the VIH Board’s recommendation that the VIH Shareholders vote in favor of adoption and approval of the Merger Agreement and the other shareholder proposals;

•	use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the Merger Agreement;

•

as soon as reasonably practicable following the declaration of effectiveness of the Registration Statement, VIH will distribute the proxy statement and other proxy materials included in the Registration Statement to the holders of VIH Shares to call the extraordinary general meeting and solicit proxies of such parties;

•	use its reasonable best efforts to cause the Bakkt Pubco Class A Shares to be approved for listing on the NYSE as of the Closing;

•	cause the Trust Account to be disbursed to VIH pursuant to the Merger Agreement concurrently with the Closing upon the terms set forth in the Trust Agreement;

•

prior to the Closing, the VIH Board, or an appropriate committee thereof, will adopt a resolution so that the acquisition of VIH and/or Bakkt Pubco equity securities, as applicable, by any person owning securities of the Target Companies who is expected to become a director or officer of Bakkt Pubco will be an exempt transaction for purposes of Section 16(b) of the Exchange Act;

•

promptly following the execution of the Merger Agreement, VIH, in consultation with Bakkt, will work in good faith with ICE to memorialize a cooperation agreement (the “Cooperation Agreement”) between Bakkt Pubco and ICE, to be effective as of the Closing and in a form reasonably acceptable to VIH and ICE, which Cooperation Agreement will contain customary cooperation, information sharing and related provisions intended to facilitate compliance by ICEH and its affiliates following the Closing with its accounting, financial reporting, public disclosure and similar requirements insofar as they relate to ICEH’s ownership interest in Bakkt Pubco and Bakkt Opco;

•	prior to the Closing, holders of VIH Shares will approve the Bakkt Pubco Equity Incentive Plan (with such changes as may be mutually agreed in writing by VIH and Bakkt); and

•

promptly notify Bakkt of, and give Bakkt the opportunity to participate in (but not control) (subject to a customary joint defense agreement), the defense or settlement of any shareholder litigation against VIH or its directors or officers relating to the transactions contemplated by the Transaction Documents; provided, however, that no such settlement will be agreed to without Bakkt’s consent (not to be unreasonably withheld, conditioned or delayed).

Covenants of Bakkt

Pursuant to the Merger Agreement, Bakkt has agreed, among other things:

•

that during the Interim Period, Bakkt will and will cause its subsidiaries to, upon reasonable notice and during regular business hours and at VIH’s sole expense, for any purpose reasonably related to the transactions contemplated by the Transaction Documents or to VIH’s prospective interest in any of the Target Companies, afford to the authorized representatives of VIH reasonable access to (a) the financial books and records of the Target Companies and (b) such additional financial and operating data and other information relating to the business and properties of the Target Companies as VIH may reasonably request; provided, that such access will not materially disrupt or burden the operations of the Target Companies and VIH and its authorized representatives will use their respective commercially reasonable efforts to minimize any such disruption; and, provided, further, that all such access will be done in compliance with applicable laws and the social distancing requirements applicable to Bakkt personnel. Notwithstanding anything to the contrary contained in the Merger Agreement, none of the Target Companies will be required to provide (a) any information or access that Bakkt reasonably believes would violate applicable law, including antitrust laws and data protection laws, rules or regulations or the terms of any applicable confidentiality obligation or cause forfeiture of attorney/client privilege, (b) if Bakkt or any of its affiliates, on the one hand, and VIH or any of its affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto or (c) any information or access to the extent that it relates to interactions with other prospective buyers of the Target Companies prior to the date of the Merger Agreement or the negotiation of the Transaction Documents.

•

to cause its appropriate officers and employees, to use reasonable best efforts to cooperate in connection with (a) the arrangement of the PIPE Investment and (b) the marketing of the transactions contemplated by the Transaction Documents in the public markets and/or with existing holders of VIH Shares, in each case as may be reasonably requested by VIH.

•

to provide VIH as promptly as reasonably practicable prior to the filing of the Registration Statement (or the Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by Bakkt and its accountant and the other “Form 10” information required to be filed therein (the “Completion 8-K”) with the SEC, (a) an audited consolidated balance sheet of Bakkt as of December 31, 2019, and as soon as reasonably practicable after the filing of the Registration Statement, an audited consolidated balance sheet of Bakkt as of December 31, 2020, in each case together with related audited consolidated statements of operations, members’ equity and cash flows for the fiscal year ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of Bakkt’s independent registered public accounting firm prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods, and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”), (b) all other audited and unaudited financial statements of Bakkt and any company or business units acquired by it, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement, including the Proxy Statement, and/or the Completion 8-K (including pro forma financial information), (c) all selected financial data of Bakkt required by Item 301 of Regulation S-K, as necessary for inclusion in the Registration Statement and Completion 8-K and (d) management’s discussion and analysis of financial conditions and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC with respect to the periods described in clauses (a) and (b), above, as necessary for inclusion in the Registration Statement and Completion 8-K (including pro forma financial information).

•	that during the Interim Period, Bakkt will use commercially reasonable efforts to obtain any consents that are listed in the Bakkt Disclosure Letter.

•

to advise VIH in writing of any event occurring following the date of the Merger Agreement that would render any representation or warranty of Bakkt contained in the Merger Agreement to be untrue or inaccurate in any material respect such that the condition with respect to the accuracy of Bakkt’s representations or warranties set forth in the Merger Agreement would not be satisfied.

Joint Covenants of VIH, Merger Sub and Bakkt

In addition, each of VIH, Merger Sub and/or Bakkt has agreed, among other things, to the following:

•

Whenever any event occurs which would reasonably be expected to result in the Registration Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, VIH or Bakkt, as the case may be, must promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the holders of VIH Shares, an amendment or supplement to the Registration Statement.

•

Each is aware, and each of their respective controlled affiliates is aware (or upon receipt of any material nonpublic information of the other party, will be advised), of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on parties possessing material nonpublic information about a public company.

•

During the Interim Period, except in connection with or support of the transactions contemplated by the Merger Agreement (including any communications with potential PIPE Investors), while any of them are in possession of such material nonpublic information, none of such parties will, directly or indirectly (through its affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of VIH or ICEH, communicate such information to any other party or cause or encourage any party to do any of the foregoing; provided that, in respect of VIH, the foregoing only applies to VIH and its controlled affiliates, agents, professional advisors, employees and officers.

•

During the Interim Period, each party to the Merger Agreement will give prompt notice (and, in any event, within five business days) to the other parties of any event which would reasonably be expected to cause any of the closing conditions in the Merger Agreement not to be fulfilled or the fulfillment of those conditions to be materially delayed.

•

Subject to the Merger Agreement, (a) Bakkt will, and Bakkt will cause its subsidiaries to use reasonable best efforts to cause each of its closing conditions of the Merger Agreement to be satisfied at or prior to the Closing (see “The Business Combination Proposal—Merger Agreement—Closing Conditions—Conditions to the Obligations of Each Party” and “The Business Combination Proposal—Merger Agreement—Closing Conditions—Conditions to the Obligations of VIH and Merger Sub” beginning on pages 136 and 137, respectively, of this proxy statement/prospectus); and (b) VIH and Merger Sub will use reasonable best efforts to cause each of its closing conditions of the Merger Agreement to be satisfied at or prior to the Closing (see “The Business Combination Proposal—Merger Agreement—Closing Conditions—Conditions to the Obligations of Each Party” and “Closing Conditions—Conditions to the Obligations of Bakkt” beginning on pages 136 and 138, respectively, of this proxy statement/prospectus).

•

Each party to the Merger Agreement will, as promptly as reasonably practicable, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all governmental authorities that may be or become necessary for its execution and delivery of the Merger Agreement and the performance of its obligations pursuant to the Transaction Documents (the “Regulatory Filings”), and to amend as necessary in connection with the transactions contemplated by the Merger Agreement any license applications.

•

Each party to the Merger Agreement will use reasonable best efforts to cooperate fully with the other party and its affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals and effect any such filing, withdrawal or amendment. With respect to the Regulatory Filings, each of Bakkt and VIH agrees to use its reasonable best efforts and cooperate with the other parties (a) in timely making inquiries with governmental authorities regarding the Regulatory Filings, (b) in determining if any Regulatory Filings are required by governmental authorities, and (c) in timely making all Regulatory Filings (except with respect to such jurisdictions where the parties agree that a Regulatory Filing is not required). The parties to the Merger Agreement will not willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any Regulatory Filings or any other required consents, authorizations, orders and approvals that, if not received, would have a material adverse impact on the business of the Target Companies, taken as a whole.

•

Except as otherwise provided by the Merger Agreement or as required by applicable law, none of the parties to the Merger Agreement will make any disclosure or permit any of their respective affiliates to make any public disclosure (whether or not in response to an inquiry) of the subject matter of the Merger Agreement unless previously approved by VIH and Bakkt in writing, which approval will not be unreasonably conditioned, withheld or delayed.

•

VIH and Bakkt will mutually agree upon and, as promptly as practicable after the execution of the Merger Agreement, issue a press release announcing the execution of the Merger Agreement. VIH, Bakkt Pubco and Bakkt will cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the execution of the Merger Agreement VIH will file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of the Merger Agreement.

•

Prior to Closing, VIH and Bakkt will mutually agree upon and prepare the press release announcing the consummation of the transactions contemplated by the Merger Agreement (“Closing Press Release”). Concurrently with or promptly after the Closing, VIH will issue the Closing Press Release. VIH and Bakkt will cooperate in good faith with respect to the preparation of, and, at least five days prior to the Closing, VIH will prepare a draft Completion 8-K.

•

During the Interim Period, neither Bakkt nor VIH will, and each will cause its representatives to not, directly or indirectly, (a) take any action to solicit, assist, initiate or facilitate the making, submission or announcement of, or encourage, any sale or other disposition of any of the Target Companies’ equity or any other transaction that would impede, delay, interfere with or prevent the consummation of the transactions contemplated by the Transaction Documents or proposal to do the same, (b) furnish, or afford access to, (including through any virtual data room) any information regarding such party or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, books and records, prospects or employees to any party (other than a party to the Merger Agreement or their respective representatives (other than ICEH)) in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, such a transaction or proposal, (c) enter into, continue, engage or participate in discussions or negotiations with any party with respect to, or that would reasonably be expected to lead to, such transaction or proposal, (d) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any such transaction or proposal, (e) enter into such transaction or negotiate or enter into any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to such or publicly announce an intention to do so, or (f) release any third Person from, or waive any provision of, any confidentiality agreement to which such party is a party. Each party to the Merger Agreement will notify the others as reasonably promptly as practicable (and in any event within 48 hours) in writing of the receipt by such party or any of its representatives of (a) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any such proposal or any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in such proposal, and (b) any request for information relating to such party or its affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each party to the Merger Agreement will keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each party to the Merger Agreement will, and will cause its representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any party with respect to any such proposal.

•

The parties to the Merger Agreement will take all necessary action, including causing the members of the VIH Board to resign, so that effective as of the Closing, the Company Board will consist of five to nine members, with one designated by Bakkt, one designated by the Sponsor, and the remaining members to appointed jointly by Bakkt and the Sponsor. The directors to be designated jointly by Bakkt and the Sponsor will include (a) a majority of “independent” directors for purposes of the listing rules of the exchange on which the Bakkt Pubco Class A Shares will be traded and (ii) at least three qualified members of the audit committee of the Company Board (with one of such persons being an audit committee financial expert). In accordance with the Proposed Organizational Documents, the parties have agreed that the Company Board will be a classified board with three classes of directors, with:

(i)

one class of directors (the “Class I Directors”), initially serving a term effective from the Closing until the first annual meeting of the stockholders of Bakkt Pubco held after the Closing (but any subsequent Class I Directors serving a three-year term), with the Class I Directors initially to be appointed jointly by Bakkt and the Sponsor, and who are intended to be (x) “independent” directors for purposes of the listing rules of the exchange on which the Bakkt Pubco Class A Shares will be traded and (y) not affiliated with either ICEH or the Sponsor;

(ii)

a second class of directors (the “Class II Directors”), initially serving a term effective from the Closing until the second annual meeting of the stockholders of Bakkt Pubco held following the Closing (but any subsequent Class II Directors serving a three-year term), with the two individuals initially designated by Bakkt and the Sponsor, respectively, to serve as Class II Directors; and

(iii)

a third class of directors (the “Class III Directors”), serving a term effective from the Closing until the third annual meeting of the stockholders of Bakkt Pubco held following the Closing (but any subsequent Class III Directors serving a three-year term), with the Class III Directors initially to be appointed jointly by Bakkt and the Sponsor, and who are intended to be (x) “independent” directors for purposes of the listing rules of the exchange on which the Bakkt Pubco Class A Shares will be traded and (y) not affiliated with either ICEH or the Sponsor.

•

The parties to the Merger Agreement will take all action necessary, including causing the executive officers of VIH to resign, so that the individuals serving as executive officers of Bakkt Pubco immediately after the Closing (other than the Chief Executive Officer or as otherwise approved by VIH) will be the persons who were serving as officers of Bakkt immediately prior to Closing. The Chief Executive Officer of Bakkt Pubco and Bakkt Opco will be the individual appointed by the Company Board.

•

During the Interim Period, except as otherwise expressly contemplated by the Merger Agreement, (a) Bakkt will not, and will cause its representatives and subsidiaries not to, engage in any transactions involving the equity interests of VIH (including, without limitation, the VIH Class A Ordinary Shares) without the prior written consent of VIH and (b) VIH will not, and will cause its controlled affiliates, agents, professional advisors, employees and officers not to, engage in any transactions involving the equity interests of ICE without the prior written consent of ICE.

Covenants of Bakkt Pubco

Concurrently with the Closing, or as soon as practicable (but in any event within four business days) thereafter, Bakkt Pubco will file the Completion 8-K with the SEC.

At the Closing, Bakkt Pubco will execute and deliver to each director of the Company Board a customary director indemnification agreement, in form and substance reasonably acceptable to Bakkt and VIH.

Bakkt Pubco, from and after the Closing through the sixth anniversary of the Closing, will cause the Proposed Organizational Documents, the Surviving Company LLC Agreement and the organizational documents of Bakkt Pubco’s and Bakkt Opco’s respective subsidiaries to contain provisions no less favorable to the current or former directors, managers, officers or employees of such companies (collectively, “D&O Indemnitees”) with respect to limitation of certain liabilities, advancement of expenses and indemnification than are set forth as of the date of the Merger Agreement in the organizational documents of such companies, which provisions are no less favorable than those in existence as of the date of the Merger Agreement and in each case will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees with respect to any acts or omissions occurring at or prior to the Closing.

Prior to the Closing, Bakkt Pubco and Bakkt will obtain “tail” coverage (unless such requirement is waived by VIH, which may occur, for example, if such coverage is unavailable due to the structure of Bakkt’s D&O insurance coverage that has been provided through and under ICE), for a period of at least six years from and after Closing, with respect to Bakkt Opco’s and its subsidiaries’ directors’ and officers’ liability insurance policies with coverage amounts, terms and conditions substantially similar to those of the Target Companies’ directors’ and officers’ liability insurance policies in effect as of the date of the Merger Agreement and covering each D&O Indemnitee covered by the Target Companies’ directors’ and officers’ liability insurance policies in effect as of the date of the Merger Agreement. Prior to the Closing, VIH will obtain “tail” coverage, for a period of at least six years, with respect to VIH’s or Merger Sub’s directors’ and officers’ liability insurance policies with coverage amounts, terms and conditions substantially similar to those of VIH’s or Merger Sub’s directors’ and officers’ liability insurance policies in effect as of the date of the Merger Agreement and covering each D&O Indemnitee covered by VIH’s or Merger Sub’s directors’ and officers’ liability insurance policies in effect as of the date of the Merger Agreement. Bakkt Pubco will and will cause Bakkt Opco to maintain each such “tail” policy and not take any action to adversely modify or terminate any such “tail” policy during the applicable tail period thereof.

Prior to the Closing, holders of VIH Shares will approve the Bakkt Pubco Equity Incentive Plan. Within two (2) business days following the expiration of the sixty (60)-day period following the date Bakkt Pubco has filed the Completion 8-K, Bakkt Pubco will file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the equity awards issuable under the Bakkt Pubco Equity Incentive Plan, and Bakkt Pubco will use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectus contained therein) for so long as awards granted pursuant to the Bakkt Pubco Equity Incentive Plan remain outstanding.

Closing Conditions

The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are satisfied or waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would satisfy or waive any such provisions of the Merger Agreement.

Available Cash Condition

The Merger Agreement provides that the obligations of Bakkt to consummate the Merger are conditioned on, among other things, that, as of the Closing, the Available Cash (a) in the Trust Account, after deducting the amount required to satisfy redemptions of VIH Class A Ordinary Shares, if any, (b) outside of the Trust Account, and (c) from the gross proceeds of the PIPE Investment (in each case, prior to payment of (i) deferred underwriting commissions and (ii) transaction expenses of VIH or its affiliates), is at least $425,000,000 (the “Available Cash Condition”). The Available Cash Condition is for the sole benefit of Bakkt.

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to effect the Closing are subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

•	no law will be in effect that prohibits, makes illegal, enjoins or prevents the consummation of the transactions contemplated by the Merger Agreement and the other Transaction Documents;

•	the approval of the Condition Precedent Proposals by VIH’s shareholders will have been obtained (the “VIH Shareholder Approval”);

•

the approval by Bakkt Equity Holders that hold, in the aggregate, Bakkt Interests which constitute not less than the requisite number of then outstanding Bakkt Interests necessary to approve the Proposed Transaction under the current Bakkt operating agreement (the “Bakkt Equity Holders Approval”) will have been obtained;

•

the authorizations, consents, orders, approvals, non-objections, declarations, filings or waiting periods from state banking authorities or money transmitter licensing authorities in states in which two of Bakkt’s subsidiaries (i.e., Bakkt Trust Company LLC and Bakkt Marketplace, LLC) hold licenses (solely to the extent required by such state banking authorities or money transmitter licensing authorities for the transactions contemplated by the Merger Agreement), including all required Regulatory Filings, will have been made, received or expired, as applicable;

•

the Registration Statement will have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purposes will have been initiated or threatened by the SEC or any other governmental authority;

Conditions to the Obligations of VIH and Merger Sub

The obligations of VIH and Merger Sub to effect the Closing are subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

•

the Bakkt Fundamental Representations will be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of the date of the Merger Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which will be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of such date) (the “Bakkt Fundamental Representations Closing Condition”);

•

the regulatory matters representations and warranties made by Bakkt will be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing as if made as of the Closing ((a) provided, that representations and warranties qualified by Bakkt Material Adverse Effect or other materiality qualifications will be true and correct in all respects as of the date of the Merger Agreement and as of the Closing as if made as of the Closing; and (b) provided, further that representations and warranties made as of a specific date will be true and correct in all material respects as of such date (except that representations and warranties qualified by Bakkt Material Adverse Effect or other materiality qualifications will be true and correct in all respects as of such date)) (the “Bakkt Regulatory Representations Closing Condition”);

•

the remaining representations and warranties of Bakkt contained in the Merger Agreement will be true and correct as of the date of the Merger Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which will be true and correct as of such date) (in each case, without giving effect to any Bakkt Material Adverse Effect or other materiality qualifications contained therein), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Bakkt Material Adverse Effect (together with the Bakkt Fundamental Representations Closing Condition and the Bakkt Regulatory Representations Closing Condition, the “Bakkt Representations Closing Conditions”);

•

Bakkt will have performed or complied in all material respects with all obligations, agreements and covenants contained in the Merger Agreement to be performed or complied with by Bakkt prior to the Closing (the “Bakkt Covenants Closing Condition”);

•	since the date of the Merger Agreement, there will not have occurred a Bakkt Material Adverse Effect; and

•	VIH will have received the deliverables required to be delivered by Bakkt upon Closing under the Merger Agreement.

Conditions to the Obligations of Bakkt

The obligation of Bakkt to effect the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

•

the VIH Fundamental Representations will be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of the date of the Merger Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which will be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of such date) (the “VIH Fundamental Representations Closing Condition”);

•

the regulatory representations and warranties made by VIH and Merger Sub will be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing as if made as of the Closing ((a) provided, that representations and warranties qualified by VIH Material Adverse Effect or other materiality qualifications will be true and correct in all respects as of the date of the Merger Agreement and as of the Closing as if made as of the Closing; and (b) provided, further that representations and warranties made as of a specific date will be true and correct in all material respects as of such date (except that representations and warranties qualified by VIH Material Adverse Effect or other materiality qualifications will be true and correct in all respects as of such date)) (the “VIH Regulatory Representations Closing Condition”);

•

the remaining representations and warranties of VIH and Merger Sub contained in the Merger Agreement will be true and correct as of the date of the Merger Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which will be true and correct as of such date) (in each case, without giving effect to any VIH Material Adverse Effect or other materiality qualifications contained therein), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a VIH Material Adverse Effect (together with the VIH Fundamental Representations Closing Condition and the VIH Regulatory Representations Closing Condition, the “VIH Representations Closing Conditions”);

•

VIH and Merger Sub will have performed or complied in all material respects with all obligations, agreements and covenants contained in the Merger Agreement to be performed or complied with by VIH and Merger Sub (as applicable) prior to the Closing (the “VIH Covenants Closing Condition”);

•	since the date of the Merger Agreement, there will not have occurred a VIH Material Adverse Effect;

•

the Bakkt Pubco Class A Shares (including the Bakkt Pubco Class A Shares to be issued in connection with the Domestication, the Bakkt Pubco Class A Shares to be issued in the PIPE Investment and the Bakkt Pubco Class A Shares issuable upon exchange of Bakkt Opco Common Units in accordance with the Exchange Agreement (as more fully discussed in “The Business Combination Proposal—Related Agreements—Exchange Agreement” beginning on page 146 of this proxy statement/prospectus) will have been listed on a national stock exchange and will be eligible for continued listing on a national stock exchange immediately following the Closing and after giving effect to the redemptions of VIH Class A Ordinary Shares by the Public Shareholders (as if it were a new initial listing by an issuer that had never been listed prior to Closing);

•

the existing members of the VIH Board will have resigned effective as of the Closing, and the post-Closing directors on the Company Board (as named in the “The Director Election Proposal” beginning on page 194 of this proxy statement/prospectus) will have been appointed in accordance with the DGCL, the Proposed Organizational Documents and the Stockholders Agreement (see “The Organizational Documents Proposal” beginning on page 175 of this proxy statement/prospectus) to serve on the Company Board effective as of the Closing (for additional information, see “The Director Election Proposal” beginning on page 194 of this proxy statement/prospectus);

•

the existing officers of VIH will have resigned effective as of the Closing, and the post-Closing officers of Bakkt Pubco (which would be Bakkt’s current officers) will have been appointed in accordance with the DGCL, the Proposed Organizational Documents and the Stockholders Agreement (see “The Organizational Documents Proposal” beginning on page 175 of this proxy statement/prospectus) to serve effective as of the Closing (for additional information, see “Management of the Company Following the Business Combination” beginning on page 319 of this proxy statement/prospectus);

•	the Domestication will be consummated immediately prior to the Closing (for additional information, see “The Domestication Proposal” beginning on page 165 of this proxy statement/prospectus);

•	the PIPE Investment will have been consummated;

•

the Available Cash Condition discussed above will have been satisfied (for additional information, see “The Business Combination Proposal—Merger Agreement—Closing Conditions—Available Cash Condition” beginning on page 136 of this proxy statement/prospectus); and

•	Bakkt will have received the deliverables required to be delivered by VIH and Merger Sub upon Closing pursuant to the Merger Agreement.

Termination; Effectiveness

The Merger Agreement may be terminated at any time prior to the Closing solely:

•	by written consent of VIH and Bakkt;

•

by either VIH or Bakkt, if the Closing has not occurred by September 30, 2021 (the “Termination Date”), unless such party’s failure to materially fulfil any representation, warranty, covenant or obligation under the Merger Agreement or other action has been the actual or proximate cause of the failure of the Closing to occur on or before the Termination Date;

•

by either VIH or Bakkt, if any governmental authority having competent jurisdiction has issued a final, non-appealable order, decree or ruling, or there exists any law, in each case that permanently prohibits, makes illegal, enjoins or prevents the consummation of the transactions contemplated by the Merger Agreement and the other Transaction Documents, unless such party’s failure to materially fulfil any representation, warranty, covenant or obligation under the Merger Agreement or other material action has been the actual or proximate cause of such order, decree, ruling or law;

•

by either VIH or Bakkt, if the extraordinary general meeting discussed in “Extraordinary General Meeting of VIH” beginning on page 114 of this proxy statement/prospectus has been held (including any adjournment or postponement thereof permitted by the Merger Agreement), has concluded, VIH’s shareholders have duly voted, and the VIH Shareholder Approval has not been obtained;

•

by VIH (if neither it nor Merger Sub is in material breach of their respective representations, warranties, covenants and obligations under the Merger Agreement) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Bakkt set forth in the Merger Agreement, which breach or inaccuracy would cause the Bakkt Covenants Closing Condition or any of the Bakkt Representations Closing Conditions not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within 20 business days after the receipt by Bakkt of written notice thereof from VIH);

•

by Bakkt (if it is not in material breach of its representations, warranties, covenants and obligations under the Merger Agreement) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of VIH or Merger Sub set forth in the Merger Agreement, which breach or inaccuracy would cause the VIH Covenants Closing Condition or any of the VIH Representations Closing Conditions not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within 20 business days after the receipt by VIH of written notice thereof from Bakkt);

•	by Bakkt if (a) all of the conditions discussed above under “The Business Combination Proposal—The Merger Agreement—Closing Conditions—Conditions to the Obligations of Each Party” and

“The Business Combination Proposal—The Merger Agreement—Closing Conditions—Conditions to the Obligations of VIH and Merger Sub” beginning on pages 136 and 137, respectively, have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing) on the date that the Closing should have been consummated pursuant to the terms of the Merger Agreement (as more fully described under “The Business Combination Proposal—The Merger Agreement—Closing” beginning on page 123 of this proxy statement/prospectus), (b) Bakkt has irrevocably confirmed by written notice to VIH and Merger Sub that all of the conditions discussed above under “The Business Combination Proposal—The Merger Agreement—Closing Conditions—Conditions to the Obligations of Bakkt” beginning on page 138 of this proxy statement/prospectus have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions and that Bakkt is ready, willing and able to consummate the Closing and (c) VIH and Merger Sub have failed to consummate the transactions contemplated by the Merger Agreement and other Transaction Documents by the earlier of the day that is (i) 10 business days after the day the Closing is required to occur pursuant to the terms of the Merger Agreement (as more fully described under “The Business Combination Proposal—The Merger Agreement—Closing” beginning on page 123 of this proxy statement/prospectus) or (ii) five business days prior to the Termination Date;

•

by Bakkt, if Available Cash set forth on the closing statement, to be prepared by Bakkt and VIH following the date on which the Redemption Rights expire, is less than $425,000,000 (see “The Business Combination Proposal—Merger Agreement—Closing Conditions—Available Cash Condition” beginning on page 136 of this proxy statement/prospectus for more detail); or

•

by VIH, if (a) the Bakkt Equity Holders Support Agreement (defined below) (including the written consents contemplated therein) was not executed and delivered by ICEH within 24 hours following the execution of the Merger Agreement and (b) the Bakkt Equity Holders Approval was not obtained within seven days following the execution of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and of no further force or effect (other than with respect to certain exceptions contemplated by the Merger Agreement (including the continued effect of the non-disclosure agreement, dated November 18, 2020, executed by VIH and Bakkt) that will survive any termination of the Merger Agreement), and no party to the Merger Agreement (nor any of its representatives), will have any liability or obligation under the Merger Agreement, other than liability of Bakkt, VIH or Merger Sub, as the case may be, for any willful and intentional breach of the Merger Agreement or any other Transaction Document occurring prior to such termination.

Waiver; Amendments

Any extension or waiver by any party to the Merger Agreement of any provision of the Merger Agreement will be valid only if set forth in an instrument in writing signed on behalf of such party.

The Merger Agreement may be amended by the parties to the Merger Agreement at any time by execution of an instrument in writing signed on behalf of each of the parties to the Merger Agreement.

Fees and Expenses

If the Merger Agreement is terminated in accordance with its terms (see “The Business Combination Proposal—Merger Agreement—Termination; Effectiveness” beginning on page 139 of this proxy statement/prospectus for a description of the termination provisions), each of the parties to the Merger Agreement will bear its own expenses in connection with the negotiation and execution of the Merger Agreement, the performance of its obligations thereunder and the consummation of the transactions contemplated by the Merger Agreement and the other Transaction Documents, including, all fees and expenses of its legal counsel, investment bankers, financial advisors, accountants and other advisors. If the Merger is consummated, all transaction expenses incurred by VIH, and the Target Companies will be borne by Bakkt Pubco.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”), but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders of VIH and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Insider Letter Agreement

Simultaneously with the execution of the Merger Agreement, the Sponsor, VIH, and certain members of VIH Board and management team (such members of VIH Board and management team, the “Insiders”), entered into an amendment (the “Insider Letter Agreement”) to that certain letter agreement, dated as of September 22, 2020, by and among VIH, Sponsor and the Insiders (the “Insider Letter”). The Insider Letter was amended on January 11, 2021, with the addition of Bakkt as a party and the inclusion of certain provisions with respect to the Merger Agreement.

Pursuant to the Insider Letter Agreement, the Sponsor and the Insiders agreed to waive certain anti-dilution rights under the Cayman Constitutional Documents that may have been otherwise triggered upon the completion of the financing transactions in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement. Sponsor and the Insiders have also agreed not to redeem any of their VIH Shares in connection with the vote to approve the Merger Agreement.

In addition, pursuant to the Insider Letter Agreement, among other things, the Sponsor and each Insider agreed to vote: (a) in favor of the adoption and approval of the Merger Agreement and all of the other transactions contemplated thereby; (b) in favor of any proposal to adjourn a meeting at which there is a proposal for shareholders of VIH to approve and adopt certain voting matters to a later date if there are not sufficient votes to approve and adopt such voting matters, or if there are not sufficient shares present in person or represented by proxy at such meeting to constitute a quorum; (c) against any proposal providing for an alternative transaction or the adoption of an agreement to enter into an alternative transaction; and (d) except for voting in favor of certain voting matters, against any proposal for any amendment or modification of the Cayman Constitutional Documents that would change the voting rights of any VIH Shares or the number of votes required to approve any proposal, including the vote required to approve and adopt any of the voting matters. In addition, the Sponsor and each Insider acknowledged and agreed not to, directly or indirectly, take any action that would violate the non-solicitation clause in the Merger Agreement (as more fully discussed in “The Business Combination Proposal—Merger Agreement—Joint Covenants of VIH, Merger Sub and Bakkt” beginning on page 132 of this proxy statement/prospectus).

The Sponsor and VIH’s officers and directors have agreed not to transfer, assign or sell any of their VIH Class B Ordinary Shares or VIH Class A Ordinary Shares (in each case, to be converted into Bakkt Pubco Class A Shares in connection with the Domestication) until the earlier of (a) one year following the Closing and (b) subsequent to the Closing, (i) if the closing price of the Bakkt Pubco Class A Shares equals or exceeds $12.00 per share (subject to adjustment) for any trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) the date on which Bakkt Pubco completes a liquidation, merger amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of the holders of Bakkt Pubco Class A Shares having the right to exchange their Bakkt Pubco Class A Shares for cash, securities or other property. The Sponsor and VIH’s officers and directors own and are entitled to vote 20% of the VIH Shares (an aggregate of 5,184,300 VIH Class B Ordinary Shares) as of the record date. As further discussed in the section titled “The Stock Issuance Proposal—Why VIH Needs Shareholder Approval” beginning on page 173 of this proxy statement/prospectus, the Sponsor and VIH’s officers and directors have agreed to vote in favor of the proposals. If only the minimum number of VIH Shares required to establish a quorum were voted, only 6.25% (an aggregate of 1,296,077 Public Shares) of the Public Shares would need to be voted in favor of the Business Combination Proposal.

In addition, the Sponsor and each Insider have agreed not to transfer, assign or sell any of their Private Placement Warrants (or VIH Class A Ordinary Shares underlying such Private Placement Warrants), until 30 days after the Closing.

Bakkt Equity Holders Support Agreement

Within 24 hours following the execution of the Merger Agreement, VIH entered into a support agreement, a copy of which is attached as Annex J (the “Bakkt Equity Holders Support Agreement”), with Bakkt and ICEH. ICEH holds the majority of the voting power of Bakkt. Within seven days following the execution of the Merger Agreement, certain Bakkt Equity Holders, who hold, in the aggregate, the required number of affirmative votes required to approve the Merger Agreement in accordance with the DLLCA and the current Bakkt operating agreement (defined below) and all other documents and transactions contemplated thereby, delivered a written consent in the form attached to the Bakkt Equity Holders Support Agreement, which constituted the Bakkt Equity Holders Approval.

Voting and Lockup

Pursuant to the Bakkt Equity Holders Support Agreement, such Bakkt Equity Holders agreed to, among other things, vote: (a) in favor of any proposal for Bakkt Equity Holders to approve and adopt the Merger Agreement, the other Transaction Documents and all other documents and transactions contemplated thereby; (b) in favor of any proposal to adjourn a meeting at which there is a proposal of Bakkt Equity Holders to approve and adopt the Merger Agreement, the other Transaction Documents and all other documents and transactions contemplated thereby; (c) against any proposal providing for an alternative transaction or the adoption of an agreement to enter into an alternative transaction; (d) against any proposal for any amendment or modification of the current Bakkt operating agreement that would, among other things, change the voting rights or number of votes required to approve any proposal in connection with the approval or adoption of the Merger Agreement, the other Transaction Documents and all other documents and transactions contemplated thereby; and (e) against any action, transaction, or agreement that (i) would result in a breach of any of the Bakkt Fundamental Representations or (ii) would reasonably be expected to prevent, delay or impair consummation of the transactions contemplated by the Merger Agreement, the other Transaction Documents and all other documents contemplated thereby in any material respect, in each case, subject to the terms and conditions of the Bakkt Equity Holders Support Agreement.

The Bakkt Equity Holders Support Agreement also prevents such Bakkt Equity Holders from transferring their respective equity securities in Bakkt, except to permitted transferees.

Waiver of Appraisal Rights and Non-Solicitation

Such Bakkt Equity Holders agree not to exercise or perfect, directly or indirectly, and irrevocably and unconditionally waive, any appraisal rights that such Bakkt Equity Holder may be entitled to under applicable law (including under the DLLCA or otherwise) with respect to the Merger or the other transactions contemplated by the Merger Agreement. In addition, such Bakkt Equity Holders have each agreed not to, directly or indirectly, take any action that would violate the non-solicitation clause in the Merger Agreement (as discussed in greater detail in the section entitled “The Business Combination Proposal—Merger Agreement—Joint Covenants of VIH, Merger Sub and Bakkt” beginning on page 132 of this proxy statement/prospectus).

Termination

The Bakkt Equity Holders Support Agreement terminates on the earlier of: (a) the Closing; (b) the termination of the Merger Agreement pursuant to its terms; and (c) the effective date of a written agreement duly executed and delivered by VIH and each such Bakkt Equity Holder.

Registration Rights Agreement

Registration Rights

Concurrently with the Closing, VIH will enter into a Registration Rights Agreement with the Bakkt Equity Holders, Bakkt Pubco and the Sponsor, the form of which is attached hereto as Annex E (the “Registration Rights Agreement”). Under the Registration Rights Agreement, “Registrable Securities” are defined as (a) any of the Bakkt Pubco Class A Shares issuable in exchange for VIH Shares held by the Sponsor and VIH’s independent directors pursuant to the Domestication and the Merger, (b) any Bakkt Pubco Class A Shares issuable to Bakkt Equity Holders pursuant to the Surviving Company LLC Agreement and the Exchange Agreement, (c) the warrants that were issued to the Sponsor concurrently with the IPO, each of which will become exercisable for Bakkt Pubco Class A Shares after the Closing, in accordance with its terms, and any of Bakkt Pubco Class A Shares issuable upon the exercise thereof, and (d) any other equity security of Bakkt Pubco issued or issuable to any holder of Registrable Securities with respect to any Bakkt Pubco Class A Shares referred to in clauses (a) – (c) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization.

Pursuant to the Registration Rights Agreement, Bakkt Pubco will, as soon as practicable after the Closing, but in any event within 30 days after the Closing, file a registration statement pursuant to the Securities Act to permit the public resale of all the Registrable Securities held by the holders of Registrable Securities from time to time as permitted by Rule 415 under the Securities Act on the terms and conditions specified in the Merger Agreement. If any holder of Registrable Securities elects to dispose of Registrable Securities under a registration statement in a firm commitment underwritten distribution to the public of Bakkt Pubco’s securities, upon written demand of one or more holders of Registrable Securities that have a value of at least $50,000,000 based on the average closing price of the Bakkt Pubco Class A Shares in the preceding 30 trading days prior to the date of such determination, Bakkt Pubco and any holder of Registrable Securities participating in that offering will enter into an underwriting agreement for such offering (a “Demand Registration”). Bakkt Pubco is obligated to effect no more than three Demand Registrations, and a registration will count for this purpose only if all Registrable Securities requested to be registered are registered. The holders of Registrable Securities will have the right to require Bakkt Pubco to register on Form S-3, if available for use by Bakkt Pubco, Registrable Securities for an aggregate offering price of at least $15 million. The holders of Registrable Securities will be entitled to “piggyback” registration rights on all registration statements of Bakkt Pubco (other than registrations on Form S-4 or S-8), subject to the right, however, of Bakkt Pubco and its underwriters to reduce the number of shares proposed to be registered at the underwriter’s discretion. In addition, each Bakkt Equity Holder that is an executive officer or director of Bakkt Pubco or owner of more than 1% of the outstanding Bakkt Pubco Class A Shares will agree that in connection with any underwritten offering of Bakkt Pubco Class A Shares, if requested by the underwriters managing the offering, not to sell or dispose any Bakkt Pubco Class A Shares without the prior written consent of Bakkt Pubco, during the 90-day period beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing underwriters otherwise agree by written consent.

Indemnification

Under the Registration Rights Agreement, Bakkt Pubco has agreed to indemnify the holders of Registrable Securities or its permitted transferees and each underwriter and each of their respective controlling persons against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell shares of Bakkt Pubco. Bakkt Equity Holders have agreed to indemnify Bakkt Pubco and its officers and directors and controlling persons against all losses caused by their misstatements or omissions in any such registration statement or prospectus.

Lock-up

Each holder of Registrable Securities or its permitted transferees agrees that it, he, or she will not transfer any Registrable Security until the expiration of the applicable lock-up period (unless otherwise stated) (as discussed in greater detail in the section entitled “The Business Combination Proposal—Related Agreements—Stockholders Agreement” beginning on page 144 of this proxy statement/prospectus).

Stockholders Agreement

Concurrently with the Closing, the Sponsor, Bakkt Pubco and certain Bakkt Equity Holders will enter into a Stockholders Agreement, in substantially the form attached as Annex F (the “Stockholders Agreement”).

Election of Directors

Pursuant to the Stockholders Agreement, Bakkt Pubco, the Sponsor and certain Bakkt Equity Holders will take all necessary action to cause the initial Company Board to be comprised of five to nine directors, (a) one of whom is designated by the Sponsor (the “Sponsor Director”), who will initially be Gordon Watson, (b) one of whom is designated by Bakkt (the “Bakkt Director”), who will initially be David Clifton, and (c) the remainder of whom will be jointly designated by the Sponsor and Bakkt, and a majority of whom will qualify as “independent directors” under NYSE listing rules (the “Unaffiliated Directors”). For more information, see the section entitled “The Director Election Proposal” beginning on page 194 of this proxy statement/prospectus.

In addition, Bakkt Pubco, Sponsor and certain Bakkt Equity Holders will take all necessary action to cause the foregoing directors to be divided into three classes of directors, with each class serving for staggered three year terms as follows: (a) the class I directors will include Gavin Michael and two Unaffiliated Directors, who are initially proposed to be Michelle Goldberg and Adrienne Harris; (b) the class II directors will include the Sponsor Director and the Bakkt Director, who are initially proposed to be Gordon Watson and David Clifton and one Unaffiliated Director, Kristyn Cook; and (c) the class III directors will include two Unaffiliated Directors, who are initially proposed to be Andrew A. Main and Richard Lumb, and Sean Collins. The initial term of the class I directors will expire at the first annual meeting of the stockholders of Bakkt Pubco following the Closing at which directors are elected. The initial term of the class II directors will expire at the second annual meeting of stockholders of Bakkt Pubco following the Closing at which directors are elected. The initial term of the class III directors will expire at the third annual meeting of stockholders of Bakkt Pubco following the Closing at which directors are elected. For more information, see the section entitled “The Director Election Proposal” beginning on page 194 of this proxy statement/prospectus.

If prior to the second annual meeting of stockholders of Bakkt Pubco following the Closing at which directors are elected, a vacancy is created at any time by the death, retirement, removal or resignation of the Sponsor Director or the Bakkt Director, any individual nominated by or at the direction of the Company Board or any duly-authorized committee thereof to fill such vacancy will be, and Bakkt Pubco and each stockholder of Bakkt Pubco will take all necessary action to cause such vacancy to be filled as soon as possible by, (a) in the case of a vacancy created by the death, retirement, removal or resignation of the Sponsor Director, a designee of the Sponsor if the Sponsor is a qualified stockholder at such time, or (b) in the case of a vacancy created by the death, retirement, removal or resignation of the Bakkt Director, a designee of ICEH if ICEH is a qualified stockholder at such time. For more information, see the section entitled “The Director Election Proposal” beginning on page 194 of this proxy statement/prospectus.

Lock-Up

Pursuant to the Stockholders Agreement, unless such transfer is a permitted transfer: (a) no Bakkt Equity Holder may transfer, or make a public announcement of any intention to transfer, any equity securities of Bakkt Pubco and the equity securities of Bakkt Opco, in each case, during the period commencing on the Closing and continuing until the six-month anniversary of the Closing (provided that any “Subscribed Shares” (as defined in an applicable Subscription Agreement) purchased by a Bakkt Equity Holder pursuant to any Subscription Agreement with VPC Impact Acquisition Holdings shall not be subject to such restrictions); (b) the Sponsor may not transfer, or make a public announcement of any intention to transfer, any Private Placement Warrant and Bakkt Pubco Class A Shares from the exercise of such warrant during the private placement lock-up period (as discussed in greater detail in “Related Agreements—Insider Letter Agreement” above); and (c) the Sponsor may not transfer, or make a public announcement of any intention to transfer, any equity securities of Bakkt Pubco during the founder shares lock-up period (as discussed in greater detail in “Related Agreements—Insider Letter Agreement” above).

Voting Agreement

Concurrently with the Closing, ICEH and Bakkt Pubco will enter into a Voting Agreement, in substantially the form attached as Annex H (the “Voting Agreement”).

Voting Rights

To the extent that ICEH’s voting power as jointly calculated by ICEH and Bakkt Pubco and represented by Bakkt Pubco Class A Shares and Bakkt Pubco Class V Shares beneficially owned by ICEH and its affiliates (the “ICE Shares”) as of any record date for a stockholder vote or consent of Bakkt Pubco (a “Stockholder Matter”), exceeds 30% of the total voting power of all Bakkt Pubco Class A Shares and Bakkt Pubco Class V Shares that are issued and outstanding and entitled to vote as of the relevant record date (such amount, the “Excess Amount,” and the ICE Shares represented thereby, the “Excess Shares”), ICEH will irrevocably appoint a proxy, designated by the Company Board, to vote the Excess Shares in the same percentages for and against such Stockholder Matter as votes were cast for and against such Stockholder Matter by all stockholders of Bakkt Pubco other than ICEH.

The Voting Agreement does not apply to the giving or withholding of consent or approval in respect of any matter requiring the approval of the Required Interest of Bakkt Opco equityholders under the Surviving Company LLC Agreement. For additional information, see the section entitled “Surviving Company LLC Agreement” beginning on page 145 of this proxy statement/prospectus.

Termination

The Voting Agreement will terminate if the voting power represented by the ICE Shares beneficially owned by ICEH and its affiliates falls below 50% of the total voting power of the Bakkt Pubco Class A Shares and Bakkt Pubco Class V Shares issued and outstanding and entitled to vote at any time.

Proposed Certificate of Incorporation and Proposed By-Laws

At or prior to the Closing, Bakkt Pubco will (a) subject to receipt of VIH Shareholder Approval, adopt the Proposed Certificate of Incorporation and (b) the Proposed By-Laws, to establish a structure containing Bakkt Pubco Class A Shares, which will carry such economic and voting rights as set forth in the Proposed Certificate of Incorporation and Proposed By-Laws, and Bakkt Pubco Class V Shares, which will carry only such voting rights as set forth in the Proposed Certificate of Incorporation and Proposed By-Laws. See the sections entitled “The Domestication Proposal” and “The Organizational Documents Proposal” beginning on pages 165 and 175, of this proxy statement/prospectus, respectively.

Surviving Company LLC Agreement

Concurrently with the Closing, the existing second amended and restated limited liability company agreement of Bakkt (the “current Bakkt operating agreement”) will be further amended and restated in its entirety in substantially the form attached as Annex I (the “Surviving Company LLC Agreement”).

Management

Bakkt Pubco, as the managing member of Bakkt Opco, will have the sole vote on most matters that require a vote of members under the Surviving Company LLC Agreement or applicable law. Holders constituting the “Required Interest”, which is defined as one or more members (excluding the managing member) holding a majority of the Bakkt Opco Common Units then owned by all of the members, excluding the Bakkt Opco Common Units held by the managing member or any members controlled by the managing member (unless no person other than the managing member holds Bakkt Opco Common Units, then the Required Interest will be the managing member), will have certain consent rights.

Termination Transaction

The managing member may not, without the prior written consent of a Required Interest, engage in a Termination Transaction, which is defined as any direct or indirect transfer of all or any portion of the managing member’s interest in Bakkt Opco in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the managing member, on the one hand, and any other person, on the other, or (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the managing member not in the ordinary course of its business, whether in a single transaction or a series of related transactions or (c) a direct or indirect transfer of all or substantially all of the managing member’s interest in Bakkt Opco; provided that, “Termination Transaction” will exclude (i) any direct or indirect transfers of equity securities of Bakkt Pubco by any stockholder or other holder thereof (other than any such transfers pursuant to a combination transaction described in the foregoing clause (a)) and (ii) any exchange in accordance with the terms of the Exchange Agreement.

Distributions

Bakkt Pubco, as managing member of Bakkt Opco may, in its sole discretion, authorize distributions to the Bakkt Opco members. All such distributions will be made pro rata in accordance with each member’s interest in Bakkt Opco, which is based on the number of Bakkt Opco Common Units held by a member bears to the total number of Bakkt Opco Common Units owned by all of the members.

The Surviving Company LLC Agreement will provide for cash distributions, which are referred to as “tax distributions”, to the holders of Bakkt Opco Common Units. Generally, these tax distributions will be the pro rata distribution amount necessary to permit Bakkt Pubco to receive an aggregate annual tax distribution that is not less than the sum of (a) Bakkt Pubco’s U.S. federal, state, local and non-U.S. income tax liabilities plus (b) the amount necessary to satisfy Bakkt Pubco’s payment obligations pursuant to the Tax Receivable Agreement.

Upon the liquidation or winding up of Bakkt Opco, all net proceeds thereof will be distributed to the holders of Bakkt Opco Common Units, pro rata based on their percentage interests of Bakkt Opco Common Units.

Transfer Restrictions

The Surviving Company LLC Agreement will contain restrictions on transfers of Bakkt Opco Common Units (which are substantially identical to the transfer restricts in the Stockholders Agreement, see “Related Agreements—Stockholders Agreement—Lock-Up” for additional detail) and will require the prior consent of the managing member for such transfers, except, in each case, for (a) certain transfers to permitted transferees under certain conditions and (b) exchanges of Bakkt Opco Common Units for Bakkt Pubco Class A Shares pursuant to the Exchange Agreement.

Exchange Agreement

Concurrently with the completion of the Merger, Bakkt Pubco, Bakkt Opco and certain exchanging Bakkt Equity Holders will enter into the Exchange Agreement, which will provide for the exchange of Bakkt Opco Common Units into shares of Bakkt Pubco Class A Shares or cash in substantially the form attached as Annex D (the “Exchange Agreement”).

Exchange Mechanics

Holders of Bakkt Opco Common Units will, after the six-month anniversary of the Closing, at any time and from time to time but no more than once per calendar month without the prior consent of Bakkt Pubco and Bakkt Opco, be able to exchange (an “Exchange”) all or any portion of such vested Bakkt Opco Common Units (along with the cancelation of the paired Bakkt Pubco Class V Shares) for Bakkt Pubco Class A Shares, provided that no holder of Bakkt Opco Common Units may exchange less than 25,000 Bakkt Opco Common Units in any single exchange unless exchanging all of his, her or its Bakkt Opco Common Units. Bakkt Pubco may in lieu of delivering Bakkt Pubco Class A Shares for any Bakkt Opco Common Units surrendered for exchange, subject to certain adjustments of the exchange rate as described below, pay an amount in cash per Bakkt Opco Common Units equal to the volume weighted average price per Bakkt Pubco Class A Share over the five consecutive full trading days ending on and including the last full trading day immediately prior to the date of the receipt of the written notice of the exchange.

Exchange Rate

The initial exchange rate will be one Bakkt Opco Common Unit and the cancellation of one Bakkt Pubco Class V Share for one Bakkt Pubco Class A Share. The exchange rate will be adjusted for any subdivision (by unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Bakkt Opco Common Units or the paired Bakkt Pubco Class V Shares that is not accompanied by an identical subdivision or combination of Bakkt Pubco Class A Shares or, by any such subdivision or combination of the Bakkt Pubco Class A Shares that is not accompanied by an identical subdivision or combination of the Bakkt Opco Common Units and the paired Bakkt Pubco Class V Shares. If the Bakkt Pubco Class A Shares are converted or changed into another security, securities or other property, on any subsequent exchange an exchanging holder of Bakkt Opco Common Units will be entitled to receive such security, securities or other property.

Restrictions on Exchange

Bakkt Pubco may refuse to effect an exchange if Bakkt Pubco determines that an exchange would violate applicable law (including securities laws), or not be permitted under other agreements between the exchanging Bakkt Opco Common Units with Bakkt Pubco or its subsidiaries, including the Surviving Company LLC Agreement or any written policies of Bakkt Pubco related to unlawful or inappropriate trading applicable to its directors, officers or other personnel.

Expenses

Bakkt Opco and each holder of Bakkt Opco Common Units will bear its own expenses regarding the exchange except that Bakkt Opco will be responsible for any transfer taxes, stamp taxes or duties or other similar taxes (unless the holder has requested the Bakkt Pubco Class A Shares to be issued in the name of another holder).

Tax Receivable Agreement

Concurrently with the Closing, Bakkt Pubco and certain Bakkt Equity Holders will enter into the Tax Receivable Agreement in substantially the form attached as Annex G (the “Tax Receivable Agreement”).

Payment and Tax Benefits

Holders of Bakkt Opco Common Units may, subject to certain conditions, from and after the six-month anniversary of the date of the Closing, exchange such Bakkt Opco Common Units for Bakkt Pubco Class A Shares on a one-for-one basis, subject to the terms of the Exchange Agreement, including Bakkt Pubco’s right to elect to deliver cash in lieu of Bakkt Pubco Class A Shares and, in certain cases, adjustments as set forth therein. Bakkt Opco will have in effect an election under Section 754 of the Code for each taxable year in which an exchange of Bakkt Opco Common Units for Bakkt Pubco Class A Shares (or cash) occurs.

The exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of Bakkt Opco. These increases in tax basis may reduce the amount of tax that Bakkt Pubco would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

The Tax Receivable Agreement provides for the payment by Bakkt Pubco to exchanging holders of Bakkt Opco Common Units of 85% of certain net income tax benefits, if any, that Bakkt Pubco realizes (or in certain cases is deemed to realize) as a result of these increases in tax basis and certain other tax attributes of Bakkt Opco and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. This payment obligation is an obligation of Bakkt Pubco and not of Bakkt Opco. For purposes of the Tax Receivable Agreement, the cash tax savings in income tax will be computed by comparing the actual income tax liability of Bakkt Pubco (calculated with certain assumptions) to the amount of such taxes that Bakkt Pubco would have been required to pay had there been no increase (or decrease) to the tax basis of the assets of Bakkt Opco as a result of Bakkt Opco having an election in effect under Section 754 of the Code for each taxable year in which an exchange of Bakkt Opco Common Units for Bakkt Pubco Class A Shares occurs and had Bakkt Pubco not entered into the Tax Receivable Agreement. Such increase or decrease will be calculated under the Tax Receivable Agreement without regard to any transfers of Bakkt Opco Common Units or distributions with respect to such Bakkt Opco Common Units before the exchange under the Exchange Agreement to which Section 743(b) or 734(b) of the Code applies.

Term

The term of the Tax Receivable Agreement will continue until all payment obligations have been satisfied unless Bakkt Pubco, with the written approval of the majority of the independent directors, exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits or the Tax Receivable Agreement is otherwise terminated early on the terms and conditions set forth in the Tax Receivable Agreement, including, without limitation, due to certain material breaches by Bakkt Pubco of its material obligations under the Tax Receivable Agreement or certain change of control events of Bakkt Pubco.

Payments under the Tax Receivable Agreement

Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

•

the timing of exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of Bakkt Opco at the time of each exchange;

•

the price of Bakkt Pubco Class A Shares at the time of each exchange—the increase in any tax deductions, as well as the tax basis increase in other assets of Bakkt Opco, is directly proportional to the price of Bakkt Pubco Class A Shares at the time of each exchange;

•	the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions may not be available; and

•

the amount and timing of Bakkt Pubco’s income—Bakkt Pubco will be required to pay 85% of certain net income tax benefits as and when realized, under the terms of the Tax Receivable Agreement. Except as discussed above with respect to a material breach of a material obligation under the Tax Receivable Agreement, a change of control, or other circumstances requiring an early termination of the Tax Receivable Agreement, if Bakkt Pubco does not have taxable income, it generally will not be required to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have actually been realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the Tax Receivable Agreement.

Subscription Agreement

In connection with the execution of the Merger Agreement, VIH entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase Bakkt Pubco Class A Shares at $10.00 per share for an aggregate commitment amount of $325,000,000 (or 32,500,000 Bakkt Pubco Class A Shares). The closings under the Subscription Agreements will occur substantially concurrently with the Closing.

The Subscription Agreements provide that VIH is required to file with the SEC, within 30 days after the Closing (the “Filing Deadline”), a registration statement registering the resale of the Bakkt Pubco Class A Shares to be issued to any PIPE Investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (a) the 60th calendar day (or 90th calendar day if the SEC notifies the VIH that it will “review” such registration statement) following the Closing and Filing Deadline and (b) the 10th business day after the date VIH is notified by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreements against VIH with respect to the Trust Account. The Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of Bakkt, VIH and the applicable PIPE Investor, (c) if any of the conditions to Closing in the Subscription Agreement are not satisfied or waived on or prior to the Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the Closing, or (d) December 31, 2021.

Background of the Business Combination

VIH is a blank check company that was incorporated on July 31, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of our management team and the VIH Board. The terms of the Business Combination are the result of negotiations among the representatives of VIH and Bakkt. The following is a description of the background of these negotiations and the resulting Business Combination.

Prior to the consummation of the IPO on September 25, 2020, neither VIH, nor anyone on VIH’s behalf, selected any specific target business, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with VIH.

The prospectus for the IPO states that VIH intended to use the following general criteria and guidelines to evaluate potential acquisition opportunities:

•	high-growth financial technology (“fintech”) businesses which operate within large and expanding markets with significant whitespace opportunity;

•	of meaningful scale and whose products and/or services are materially differentiated from competitors creating meaningful barriers to entry for new competitors;

•	operate a superior unit economic model which either currently or over time are expected to generate profitable, stable and predictable cash flow generation for the business;

•

at a capital inflection point where significant risk-adjusted shareholder value can be generated through a business combination and resulting access to the broader equity capital markets to drive growth;

•	possess a best-in-class management team with a track record of success in driving growth and profitability within the fintech market;

•	maintain superior and scalable risk management, underwriting, data analytics, monitoring and reporting processes; and

•

promote financial inclusion and provide significant value to the underlying end consumer or enterprise through a lowering of transaction costs or through providing access to high-quality financial services.

After completion of the IPO, VIH’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives of VIH were contacted by, and representatives of VIH contacted, numerous individuals, financial advisors, business owners and other entities who offered to present ideas for business combination opportunities. VIH’s officers and directors and their affiliates actively searched for and brought business combination targets to VIH’s attention.

On September 29, 2020, the VIH Board met with certain members of senior leadership and the investment team of Victory Park Capital Advisors, LLC (“Victory Park”), including Brendan Carroll (a Senior Partner and Co-Founder of Victory Park), to review and prioritize VIH’s pipeline of perspective acquisition opportunities based on, among other criteria, each target’s satisfaction of VIH’s acquisition criteria.

From September 29, 2020 to November 15, 2020, during the search process, VIH reviewed more than 80 acquisition opportunities across the fintech industry. VIH had active discussions with 35 of those potential business targets and delivered initial drafts of letters of intent to two of such companies, including Bakkt. VIH ultimately determined to not proceed with each of the other potential acquisition opportunities, either because: (a) VIH did not prevail or could not pre-empt a competitive process; (b) VIH could not come to an agreement with the counterparty on the economic terms for a potential transaction; (c) the counterparty was not seeking to pursue a business combination at that time; or (d) VIH concluded that the target business or the terms of a potential business combination would not be suitable for VIH. Confidentiality agreements entered into with Bakkt and the other potential target businesses were individually negotiated on customary terms.

On November 15, 2020, Bakkt’s financial advisor, PJ Solomon L.P. and/or its affiliate PJ Solomon Securities, LLC (collectively, “PJ Solomon”), sent VIH preliminary materials describing, on a confidential basis, the background of Bakkt’s business, Bakkt’s growth plans, and various transaction highlights. PJ Solomon approached VIH in part due to VIH’s expressed interest in fintech.

On November 17, certain members of VIH’s management team had a call with Nate Stulman, a Managing Director and Head of FinTech and Financials Group of PJ Solomon, to further discuss the possibility for a transaction between VIH and Bakkt. Thereafter, on November 18, 2020, VIH and Bakkt executed a confidentiality agreement.

Following the execution of the confidentiality agreement, on November 19, 2020, John Martin, VIH’s Chairman and Chief Executive Officer, Gordon Watson, VIH’s President and Chief Operating Officer and a member of the VIH Board, and a number of members of Victory Park’s investment team, had a call with David Clifton, Bakkt’s then-interim Chief Executive Officer, Nicolas Cabrera, Bakkt’s Chief Product Officer, and representatives of PJ Solomon, to discuss Bakkt’s current business and growth plans, as well as a high-level transaction structure and timeline. On the same day, PJ Solomon granted representatives of VIH and Victory Park access to an online data room (the “Data Room”) that contained, among other things, documents covering the current and projected financials of Bakkt.

Between November 19, 2020, and November 26, 2020, VIH’s management team, in conjunction with Victory Park’s investment team, conducted extensive due diligence on Bakkt, including an in-depth review of the financial statements and financial models prepared by Bakkt’s management and research on the market and competitive companies, and thereafter prepared an initial valuation of Bakkt considering numerous valuation methodologies.

On November 25, 2020, members of VIH’s management team had a follow-up call with representatives of PJ Solomon to discuss VIH’s initial observations and key areas of further due diligence, including the assumptions underlying financial projections and certain other financial and operational considerations.

On December 7, 2020, John Martin, Gordon Watson, and several members of Victory Park’s investment team, including Richard Levy, Chief Executive Officer and Founder of Victory Park, and Jason Brown, Partner at Victory Park and a member of the firm’s investment committee, met with Mr. Clifton and Mr. Cabrera to further discuss Bakkt’s management team, current business and growth plans.

On December 7, 2020, PJ Solomon granted representatives of VIH and Victory Park access to additional documents in the Data Room, including detailed legal documentation and additional financial and market information, which VIH’s management team, in conjunction with Victory Park’s investment team, analyzed and synthesized as part of VIH’s proposal presentation to Bakkt’s management.

On December 8, 2020, representatives of VIH and Victory Park met via videoconference with Mr. Clifton and Mr. Cabrera to discuss the financial model referenced in the detailed presentation prepared by VIH and Victory Park.

Following such discussion, on December 8, 2020, PJ Solomon circulated to VIH a presentation which further detailed Bakkt’s projected financials and valuation.

On December 9, 2020, VIH informed its legal counsel, White & Case LLP (“White & Case”), of the potential transaction with Bakkt, and instructed White & Case to initiate its legal due diligence review of the materials provided to the Data Room.

On December 9, 2020, VIH’s management team and Victory Park’s senior partners had a meeting in which they extensively discussed Bakkt and the potential transaction.

In parallel, VIH’s management team had continued discussions with Mr. Clifton and Mr. Cabrera regarding the potential transaction structure and timeline.

On December 9, 2020, representatives of Bakkt circulated an initial letter of intent (the “LOI”) to VIH. The LOI reflected a fully-diluted post-transaction enterprise value of the combined companies of $2.082 billion in addition to certain other transaction terms, including the proposed size of the PIPE, which would include a $50 million participation by ICE.

On December 9, 2020, and December 10, 2020, VIH’s management team had calls with White & Case to discuss the terms of the draft LOI circulated by Bakkt.

Shortly after such calls, VIH sent Bakkt a revised draft of the LOI reflecting, among other things, a different amount for the minimum available cash condition.

Throughout the weeks of December 9, 2020 through January 11, 2021, VIH and its advisors, including, but not limited to White & Case, reviewed documents in the Data Room opened by Bakkt. During this period, White & Case sent multiple diligence request lists to Bakkt and Bakkt’s counsel, Shearman & Sterling LLP (“Shearman”). In addition, White & Case attended several diligence calls with Shearman and other outside counsel to Bakkt to discuss and understand certain aspects of White & Case’s diligence findings.

On December 10, 2020, members of VIH’s management team had a call with representatives from Citigroup Global Markets Inc. (“Citi”), to discuss the Bakkt opportunity and Citi’s interest in serving as a financial and capital markets advisor and PIPE placement agent for VIH. Around the same time, VIH’s management team also had a call with representatives from Jefferies LLC (“Jefferies”), who acted as VIH’s underwriter in the IPO and served as lead capital markets advisor to VIH, to discuss the Bakkt opportunity and Jefferies’ interest in serving as a financial and capital markets advisor and PIPE placement agent for VIH. Subsequently, on December 16, 2020, VIH executed an engagement letter with Jefferies to serve as co-placement agent with respect to the PIPE Investment and to serve as capital markets and M&A financial advisor. Thereafter, on January 14, 2021, VIH formally executed an engagement letter with Citi to serve as co-placement agent with respect to the PIPE Investment and to serve as capital markets and M&A financial advisor.

On December 10, 2020, White & Case also circulated to Shearman a draft of the form confidentiality agreement to be entered into by potential investors in connection with the PIPE Investment. Shortly thereafter, representatives from VIH, PJ Solomon, White & Case, Jefferies, Bakkt, Shearman, Citi, and Jefferies’s

counsel, Kirkland & Ellis LLP (“K&E”), had a call to discuss the potential PIPE process for the proposed transaction. Throughout such day, members of VIH’s management team had multiple calls with Mr. Clifton and Mr. Cabrera to discuss the PIPE process and VIH’s and Victory Park’s relationships with potential PIPE investors.

During the day and into the evening of December 10, 2020, VIH and Bakkt, in conjunction with their respective legal counsel, continued negotiating various key points of the transaction, and traded multiple revised drafts of the LOI to reflect the parties’ positions and/or agreements with respect to such points.

On the evening of December 10, 2020, VIH had a board meeting by telephone and videoconference to discuss and deliberate regarding the proposed transaction with Bakkt. Prior to the board meeting, the VIH Board was provided copies of, among other things, (i) the current LOI; (ii) the presentation prepared by Bakkt providing an overview of its business and market, as well as product roadmaps and product demos prepared by Bakkt; (iii) transaction projections and valuation overviews, prepared by VIH’s management; (iv) financial models prepared by VIH’s management team based on VIH’s due diligence efforts detailed above; (v) the current capitalization table of Bakkt and the pro forma capitalization of the combined company; (vi) biographies of the existing management team of Bakkt and the anticipated new Chief Executive Officer of Bakkt, Gavin Michael; and (vii) a list of potential PIPE investors identified by VIH’s management team and Victory Park’s investment professionals (including $50 million allocated to ICE). Mr. Martin presided over the meeting, with members of VIH’s management and Victory Park’s investment team, including Mr. Watson and Mr. Kinan Hayani (a Vice President of Victory Park), providing the VIH Board with a summary of the history of the proposed transaction, including a brief discussion on how VIH arrived at the enterprise value and the size of the PIPE and Available Cash Condition given (a) consideration of the valuations of other companies in the digital currency market and related markets, (b) VIH’s established relationships with potential PIPE investors, and (c) the go-forward liquidity needs of the combined company for purposes of furthering product development and market reach. Mr. Watson and Mr. Hayani highlighted for the VIH Board that the proposed transaction with Bakkt included an obligation to raise the PIPE Investment, which would be announced simultaneously with the execution of the Merger Agreement and related Transaction Documents between VIH and Bakkt. Mr. Watson and Mr. Hayani noted that the majority investor in Bakkt, ICE, agreed to invest (or cause its affiliates to invest) at least $50 million of the total PIPE Investment, as a means of indicating its support for the future success of the combined company. The VIH Board asked questions and engaged in discussion and deliberation regarding the anticipated potential risks and hurdles to a successful closing of the transaction associated therewith. Following such discussions, the VIH Board approved VIH’s execution and delivery of the LOI as proposed.

On the afternoon of December 11, 2020, following a final revision to certain of the legal provisions of the LOI, VIH and Bakkt executed the LOI. Later that day, White & Case and Shearman held a kick-off call to discuss the transaction documents that would need to be prepared in connection with the potential transaction.

Between December 10, 2020, and December 13, 2020, members of VIH’s and Bakkt’s management teams and representatives of Jefferies, Citi, White & Case, Shearman and K&E had extensive calls to discuss the contents of the investor presentation for the PIPE Investment and the appropriate positioning of Bakkt in the marketplace, and traded multiple revised drafts of the investor presentation.

On December 12, 2020, members of VIH’s management team were introduced via videoconference to Gavin Michael, and members of VIH’s management team and Mr. Michael had a call to discuss Mr. Michael’s proposed role as the Chief Executive Officer of Bakkt following the signing of definitive transaction documents.

On December 13, 2020, VIH, Bakkt, Citi and Jefferies met virtually multiple times to discuss the PIPE process and to finalize confirmatory financial due diligence and the financial models and projections prepared by VIH’s management team.

On December 14, 2020, representatives of White & Case sent initial drafts of the form of Subscription Agreement for the PIPE Investment to representatives of Shearman.

From December 15, 2020, through January 5, 2021, representatives of VIH, Bakkt, Jefferies and Citi held meetings with approximately 50 prospective PIPE Investors, resulting in demand for the PIPE Investment by prospective PIPE Investors. On January 5, 2021, and January 6, 2021, VIH and Bakkt decided, in consultation with Jefferies and Citi, to limit the size of the aggregate PIPE Investment to $325 million, considering, among other things, (a) the cash currently held and expected to be maintained by VIH; (b) the projected capital needs of Bakkt in order to effectuate the further development of its product offering; and (c) the reduction in the dilutive effect of the PIPE Investment on the Bakkt Equity Holders’ and the Public Shareholders’ pro forma ownership of the combined company following the closing of the Business Combination resulting from a lower aggregate PIPE Investment.

On December 16, 2020, VIH executed an engagement letter with Jefferies to serve as co-placement agent with respect to the PIPE Investment and to serve as capital markets and M&A financial advisor. On January 14, 2021, VIH formally executed an engagement letter with Citi to serve as co-placement agent with respect to the PIPE Investment and to serve as capital markets and M&A financial advisor.

On December 16, 2020, Shearman circulated an initial draft of the Merger Agreement to White & Case.

From December 16, 2020, through December 19, 2020, White & Case circulated to Shearman initial drafts of various other Transaction Documents.

On December 20, 2020, representatives of White & Case and VIH had a call to discuss the Merger Agreement, with a substantial portion of the discussion surrounding issues relating to (a) the calculation of Available Cash for purposes of the Available Cash Condition and (b) the timing of delivery of the Bakkt Equity Holders Support Agreement. Following such call, on December 22, 2020, White & Case circulated a revised draft of the Merger Agreement to Shearman.

Between December 22, 2020, and December 29, 2020, White & Case and Shearman exchanged drafts of the form of the Subscription Agreement.

On December 29, 2020, Shearman circulated to White & Case a revised draft of the Merger Agreement along with new and revised drafts of various other Transaction Documents.

On December 30, 2020, White & Case sent a draft of the form Subscription Agreement for the PIPE Investment to Jefferies, Citi and K&E. That same day, VIH, Bakkt, White & Case, Shearman, Jefferies, Citi and K&E had a call to discuss the progress of the PIPE Investment process and open points in the form Subscription Agreement. Throughout the day, VIH, Bakkt, White & Case, Shearman, Jefferies, Citi and K&E exchanged drafts of the form Subscription Agreement, which was finalized later that day and made available for review by potential PIPE Investors.

Between December 30, 2020, and January 10, 2021, representatives of White & Case and Shearman, with input from members of the management teams of VIH and Bakkt, respectively, traded multiple drafts of the Merger Agreement and the related Transaction Documents and negotiated key terms in the documents, including (a) the calculation of Available Cash for purposes of the Available Cash Condition, (b) the inclusion of various consent rights of Bakkt in regards to amendments of the Subscription Agreements following signing and (c) the timing for the delivery of the Bakkt Equity Holders Support Agreement.

On January 6, 2021 and January 7, 2021, representatives of White & Case and Shearman negotiated the terms of the Subscription Agreement with the various PIPE Investors. Throughout the day on January 7, 2021, an agreement on the final terms of the Subscription Agreement to be executed simultaneously with the execution of the Merger Agreement and the related Transaction Documents, was reached with each of the PIPE Investors.

On January 8, 2021, the VIH Board, with representatives of Jefferies and White & Case present, met telephonically to discuss and deliberate on the Business Combination, including a detailed discussion of the process in respect of the PIPE Investment, an overview of the valuation of Bakkt, the legal structure of the transactions contemplated by the Merger Agreement and the other Transaction Documents, the forms of Merger Agreement and other Transaction Documents, the legal due diligence findings of White & Case, and an overview of Bakkt’s business and the investment highlights. The VIH Board, with assistance from VIH’s management and counsel, reviewed the proposed terms of the Merger Agreement and the other Transaction Documents that had been negotiated with Bakkt and its representatives, as well as the valuation methodology and due diligence findings. The VIH Board then discussed other factors, including those described below under the caption “The Business Combination Proposal—VIH’s Board of Directors’ Reasons for the Approval of the Business Combination.” At the end of the meeting, the VIH Board unanimously approved the Merger Agreement and the other Transaction Documents, subject to final negotiations and modifications, and determined to recommend the approval of the Merger Agreement and the other Transaction Documents to its shareholders.

Between January 8, 2021 and January 10, 2021, the parties continued to finalize the Transaction Documents.

Early in the morning on January 11, 2021, the Merger Agreement and certain Transaction Documents were executed.

Prior to market open on January 11, 2021, VIH and Bakkt issued a joint press release announcing the execution of the Merger Agreement and certain Transaction Documents. Shortly thereafter, VIH filed with the SEC a Current Report on Form 8-K announcing the execution of the Merger Agreement.

Following the execution of the Merger Agreement on January 11, 2021, the parties executed the Amendment to Agreement and Plan of Merger, dated as of March 30, 2021 to provide that the board of directors of Bakkt Pubco will consist of five to nine (5 to 9) members.

The VIH Board’s Reasons for the Approval of the Business Combination

Before reaching its decision on January 8, 2021, the VIH Board consulted with its management team, legal counsel and other advisors. The VIH Board considered a variety of factors in connection with its evaluation of the Business Combination in approving and recommending the transaction to the VIH shareholders. In light of the complexity of those factors, the VIH Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the VIH Board may have given different weight to different factors in their evaluation of the Business Combination. Among those factors, the VIH Board reviewed the results of due diligence conducted by VIH’s management and legal advisors, which included:

•

Public research on the digital assets industry and related industries, its prospects, a review of Bakkt’s historical financial performance and forecasts including revenues, sale projections and merchant onboarding pipeline, capital expenditures, cash flow and other relevant financial and operating metrics;

•

Extensive conference call meetings with Bakkt’s management team and representatives regarding operations, company products and services, intellectual property, key merchant partners, end market industries, total available market for each industry and growth prospects, among other customary due diligence matters;

•	Review of Bakkt’s material business contracts, corporate books and records, government regulations and filings, intellectual property and information technology and certain other legal due diligence;

•	Financial and accounting due diligence; and

•	The prospective financial information of Bakkt set forth in the Projections.

As detailed above, the prospectus for the IPO identified the general criteria and guidelines that VIH believed would be important in evaluating prospective target businesses, although VIH also indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. The VIH Board considered these factors in its evaluation of Bakkt.

Bakkt’s Business and Market Share. VIH sought to acquire a business that it believes has a high-growth fintech business which operates within large and expanding markets with significant white space opportunity.

VIH believes that Bakkt’s digital asset marketplace is a high-growth fintech business. Bakkt’s consumer application is planning a near-term widespread rollout and Bakkt projects significant active user adoption. Increasing adoption rates for digital assets and alternative finance is exemplified by the rise in popularity of companies such as Venmo, afterpay, coinbase, Cash App, Robinhood and others. As further discussed below, VIH believes the differentiation of Bakkt’s business compared to other digital asset companies in such market provides Bakkt with a competitive edge within the disruptive ecosystem.

Scale and Differentiation. VIH intended to pursue companies that are of meaningful scale and whose products and/or services differentiate it from others and create meaningful competitive advantages.

VIH believes Bakkt satisfies this criteria as a result of (a) Bakkt’s regulated platforms across trading, clearing, custody and payments, (b) Bakkt has powerful partnerships and integrations with loyalty sponsors, global financial institutions and leading retail brands, (c) Bakkt’s relationship with ICE, (d) the structural exchange and payment processing costs advantages of Bakkt’s platforms, and (e) the significant platform investment to date made by ICE and other shareholders. VIH believes that Bakkt’s regulated platforms across trading, clearing, custody and payments builds confidence and instills trust across Bakkt’s ecosystem and will make Bakkt’s platform the preferred marketplace for a growing number of institutional and retail investors. Additionally, VIH believes that the structural exchange and payment processing cost advantages of Bakkt’s platforms should lead to a pricing advantage compared against its competitors. VIH further believes that Bakkt’s powerful partnerships and integrations with loyalty sponsors, global financial institutions and leading retail brands, in conjunction with the market credibility and industry expertise stemming from its formation and relationship with ICE, should create meaningful competitive advantages vis-à-vis new potential entrants into the market.

Cash Flow Generation. VIH sought to acquire a business that operates a superior unit economic model which either currently or over time is expected to generate profitable, stable and predictable cash flow generation for the business.

VIH believes that Bakkt satisfies this criteria because it has a diverse revenue generation model that can monetize transactions through multiple revenue streams, which VIH believes is expected to generate profitable, stable and predictable cash flow generation. Bakkt’s customer acquisition cost is expected to be below that of similar companies, and the integration of Bakkt’s platform with its merchant partners is expected to incentivize such merchant partners to utilize Bakkt’s services, all of which VIH believes results in strong unit economics.

Capital Inflection Point. VIH intended to pursue companies that are at a capital inflection point where significant risk-adjusted shareholder value can be generated through a business combination resulting in access to the broader equity capital markets to drive growth.

VIH believes that Bakkt satisfies this criteria. Utilizing the approximately $880 million of capital and assets invested in Bakkt to date, and ICE’s anticipated ongoing ownership of a portion of Bakkt’s equity, Bakkt’s platform has been substantially built and has been in “beta” phase so far, with a mass rollout of Bakkt’s platform expected to coincide with the closing of the Business Combination. Bakkt plans to use the cash it will receive in connection with the Business Combination (or at least a substantial portion thereof) to acquire and build additional functionality in its platform and grow its user base to grow its market share.

Management Team. VIH sought to acquire a business that possesses a best-in-class management team with a track record of success in driving growth and profitability within the fintech market.

VIH believes that Bakkt’s satisfaction of this criteria is exemplified by the experience of Bakkt’s management team in building Bakkt and their experience prior to joining Bakkt, which includes (a) Gavin Michael’s (the now Chief Executive Officer of Bakkt) experience gained while acting as the Head of Technology at Citibank’s

Global Consumer Bank since 2016, the Head of Digital at Chase from 2013 to 2016, the Chief Innovation Officer of Accenture from 2010 to 2013, and the Chief Information Officer of Lloyd’s Banking Group’s Retail Bank and a member of the Retail Bank Executive Committee from 2009 to 2010, (b) Nicolas Cabrera’s (Bakkt’s Chief Product Officer) experience gained while acting as the co-Founder and Senior Vice President of Product at OneMarket (previously Westfield Labs), the Senior Vice President of Product at Westfield Retail Tech Solutions, and while leading Product and Digital for eBay and PayPal in Australia and New Zealand, (c) Adam White’s (Bakkt’s President) experience gained while acting as the Vice President and General Manager of Coinbase, (d) Christopher Petersen’s (Bakkt’s Head of Business Development) experience gained while working in Product Strategy for Google, running Operations for FIS and starting 1080Payments, and (e) Matthew Johnson’s (Bakkt’s Chief Technology Officer) experience gained while acting as a board member for Digital Asset Research and Co-Founder and Chief Product Officer at Digital Asset Custody Company.

VIH believes that this experience, as well as the related track record of each member of Bakkt’s management team and the continued investment of ICE, shows that Bakkt possesses a best-in-class management team with a track record of success in driving growth and profitability. See the section entitled “Management of Bakkt” beginning on page 309 of this proxy statement/prospectus for a more detailed description of Bakkt’s current management team.

Risk Management, Underwriting, Data Analytics, Monitoring and Reporting Processes. VIH intended to pursue companies that maintain superior and scalable risk management, underwriting, data analytics, monitoring and reporting processes.

VIH believes that Bakkt satisfies this criteria because it maintains (a) a sophisticated cybersecurity program with deep integration with law enforcement and national coordination centers and proactive “threat hunting” and “red teaming,” (b) disaster resiliency through geographically distributed bank-grade vaults and data centers, dedicated fiber connectivity utilizing ICE’s global network and secondary facilities capable of supporting all production workloads, (c) multi-zone physical security through operational facilities owned by ICE and regular penetration tests and security audits, and (d) operational security through the separation of duties with different reporting structures, obfuscated identities for critical roles and insider threat and anti-collusion controls. Further, by being a New York State Department of Financial Services regulated custodian, and by providing a $125 million insurance policy covering both “warm wallets” (i.e., online systems) and “cold wallets” (i.e., offline systems), bank-style anti-money laundering and “know-your-customer” policies, paired with extensive blockchain surveillance, and by conducting regular financial, security and operational control audits (including SOC certifications), Bakkt has offered institutional-grade custody solutions to customers.

Financial Inclusion and Value Creation. VIH sought to acquire a business that it believes can promote financial inclusion and provide significant value to the underlying end consumer or enterprise through a lowering of transaction costs or through providing access to high-quality financial services.

VIH believes that Bakkt satisfies this criteria as its business unlocks digital assets of its end consumer by providing a platform in which such end consumers can aggregate, convert and monetize such digital assets for everyday use.

Superior Technology Compared to Alternatives. The VIH Board believes that Bakkt’s digital asset aggregation and monetization platform is superior to existing products on the market, with a lower cost as compared to other digital trading solutions and reducing merchant payment acceptance costs and merchant and loyalty sponsor rewards liabilities that expand the growth opportunities of Bakkt’s technology. The VIH Board believes that these factors will enable Bakkt to increase its market share and introduce its products into a variety of different markets.

Other Alternatives. The VIH Board believes, after a thorough review of other business combination opportunities reasonably available to VIH, that the proposed Business Combination represents the best potential initial business combination for VIH based upon the process utilized to evaluate and assess other potential acquisition targets.

PIPE Commitment. The PIPE Investors have committed to purchase $325 million in Bakkt Pubco Class A Shares at $10.00 per share, $50 million of which ICE has committed to purchase (up to $5 million of which may be allocated to other Bakkt Equity Holders) and $5 million of which another Bakkt Equity Holder has committed to purchase. The oversubscription for the PIPE Investment in Bakkt Pubco Class A Shares shows market support for the Business Combination, and the $325 million in aggregate commitments reduces the minimum required cash from the Trust Account.

Bakkt Equity Holders’ Retained Interest. Bakkt Equity Holders are rolling 100% of their equity and will own approximately a 78% stake in the combined company (calculated based upon certain assumptions as described in the section entitled “Frequently Used Terms—Share Calculations and Ownership Percentages” beginning on page 7 of this proxy statement/prospectus), which shows an ongoing equity commitment, which is further exemplified by the participation in the PIPE Investment by some of the other Bakkt Equity Holders (including ICE).

Although the VIH Board did not seek a third-party valuation, and did not receive a valuation opinion from any third party in connection with the Business Combination, the VIH Board relied on VIH’s management team’s collective experience in public market transactions in constructing and evaluating financial models and projections and conducting valuations of businesses. Based on these various factors, the VIH Board concluded that a fully diluted post-Closing enterprise value of the combined companies of $2.082 billion is a fair and reasonable valuation given (a) the implied valuation of Bakkt’s peer group and (b) Bakkt’s growth prospects, business strategy, market-leading digital asset aggregation and monetization technology and other compelling aspects of the Business Combination.

The VIH Board also gave consideration to certain negative factors (which are more fully described in the section entitled “Risk Factors” beginning on page 54 of this proxy statement/prospectus, although not weighted or in any order of significance).

The risk that VIH’s public shareholders would vote against the Business Combination Proposal or exercise their Redemption Rights

The VIH Board considered the risk that some of the current Public Shareholders would vote against the Business Combination Proposal or decide to exercise their Redemption Rights, thereby reducing the amount of cash available in the Trust Account to an amount below the minimum amount required to consummate the Business Combination. The VIH Board concluded, however, that the risk was mitigated because of the market confidence shown by the PIPE Investors, which the VIH Board considered a strong endorsement of the quality of the Business Combination. Further, the fact that Public Shareholders may vote for the Business Combination Proposal while also exercising their Redemption Rights mitigates incentive for a Public Shareholders to vote against the Business Combination Proposal, especially to the extent that they hold Public Warrants which would be worthless if the Business Combination is not completed.

VIH’s management and the VIH Board may have different interests in the Business Combination than the Public Shareholders

The VIH Board considered the fact that members of VIH’s management and the VIH Board may have interests that are different from, or are in addition to, the interests of VIH’s shareholders generally, including the matters described under “The Business Combination Proposal—Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination” beginning on page 151 of this proxy statement/prospectus. However, the VIH Board concluded that the potentially disparate interests would be mitigated because (a) these interests were disclosed in the IPO prospectus and (b) these disparate interests would exist or may be even greater with respect to a business combination with any other target company, depending on the substantive terms and timing of any such alternative business combination.

The VIH Board also considered a variety of additional uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

Liquidation of VIH. The risks and costs to VIH if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which could result in VIH being unable to effect an initial business combination by September 25, 2022 and force the Company to liquidate and the warrants to expire worthless.

Competition. The fact that there are a number of companies competing in the digital asset trading industry and the possibility that Bakkt may be unable to attract and retain additional users or merchant partners, or the possibility that one of its competitors may be able to develop new technology or business strategies that may negatively impact Bakkt’s operations and growth prospects.

Revenue Status. The risks related to Bakkt’s status as a company that has not begun selling its services and the possibility that the Bakkt management team may be unable to execute its business plan or achieve and sustain profitability.

Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within VIH’s control.

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

Fees and Expenses. The fees and expenses associated with completing the Business Combination.

Public Company Status. The requirements of being a public company, including compliance with the SEC’s requirements regarding internal control over financial reporting, may strain Bakkt Pubco’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than Bakkt Pubco anticipates.

Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination

In considering the recommendation of the VIH Board in favor of approval of the Business Combination, it should be noted that VIH’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•

Prior to the IPO, the Sponsor purchased 5,750,000 VIH Class B Ordinary Shares (565,700 of which were forfeited in connection with the exercise of the over-allotment option granted to the underwriters in the IPO) for an aggregate purchase price of $25,000, or approximately $0.004 per share, and the Sponsor transferred 20,000 of its VIH Class B Ordinary Shares to each of Adrienne Harris, Kai Schmitz and Kurt Summers, who are all independent directors on the VIH Board, at the same price per share as paid by the Sponsor. As a result of the significantly lower investment per share of our Sponsor and such independent directors as compared with the investment per share of the Public Shareholders, a transaction which results in an increase in the value of the investment of the Sponsor and such independent directors may result in a decrease in the value of the investment of the Public Shareholders. In addition, if VIH does not consummate a business combination by September 25, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the VIH Board, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,124,300 VIH Class B Ordinary Shares owned by the Sponsor (this is the amount of shares owned by the Sponsor following the forfeiture of 565,700 VIH Class B Ordinary Shares and the transfer of 20,000 VIH Class B Ordinary Shares to each of Adrienne Harris, Kai Schmitz and Kurt Summers), and the 20,000 VIH Class B Ordinary Shares owned by each of Adrienne Harris, Kai Schmitz and Kurt Summers, would be worthless because following the redemption of the Public Shares, VIH would likely have few, if any, net assets and because the Sponsor and VIH’s directors and officers (including the independent directors) have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any VIH Class A Ordinary Shares and VIH Class B Ordinary Shares held by it or them, as applicable, if VIH fails to complete a business combination within the required period. Additionally, in such event, the 6,147,440 Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of the IPO and the exercise of the over-allotment option by the underwriters for an aggregate purchase price of $6,147,440 will also expire worthless. VIH’s directors and executive officers, John Martin, Gordon Watson, and Olibia Stamatoglou, also may have a direct or indirect economic interest in such Private Placement Warrants and in the 5,124,300 VIH Class B Ordinary Shares owned by the Sponsor. The 5,184,300 of Bakkt Pubco Class A Shares into which the 5,184,300 VIH Class B Ordinary Shares held by the Sponsor, Adrienne Harris, Kai Schmitz and Kurt Summers will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $51,324,570.00 based upon the closing price of $9.90 per VIH Class A Ordinary Share on the Nasdaq on July 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such Bakkt Pubco Class A Shares will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, VIH believes such shares have less value. The 6,147,440 Bakkt Pubco Warrants into which the 6,147,440 Private Placement Warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $10,081,801.60 based upon the closing price of $1.64 per Public Warrant on the Nasdaq on July 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

Gordon Watson, a current director of VIH, is expected to be a director of Bakkt Pubco after the Closing. As such, in the future, Mr. Watson may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the Company Board determines to pay to its non-employee directors.

•

VIH’s existing directors and officers will be eligible for continued indemnification and continued coverage under VIH’s directors’ and officers’ liability insurance policy after the Closing and pursuant to the Merger Agreement and indemnification agreements entered into with such directors and officers in connection with the IPO.

•

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to VIH if and to the extent any claims by a third party (other than VIH’s independent registered public accounting firm) for services rendered or products sold to VIH, or a prospective target business with which VIH has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•

VIH’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if VIH fails to consummate a business combination by September 25, 2022, they will not have any claim against the Trust Account for reimbursement. Accordingly, VIH may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date.

•

VIH’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if VIH fails to consummate a business combination by September 25, 2022, they will not have any claim against the Trust Account for reimbursement. Accordingly, VIH may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date.

•

Pursuant to the Registration Rights Agreement, the Sponsor and certain members of the Sponsor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Bakkt Pubco Common Stock and Bakkt Pubco Warrants held by such parties following the Closing.

•

The Proposed Certificate of Incorporation will contain a provision expressly electing that Bakkt Pubco will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, although it will provide other restrictions regarding takeovers by interested stockholders. See the section entitled “The Organizational Documents Proposal” and “The Advisory Organizational Documents Proposals” beginning on pages 175 and 177, respectively, for additional details.

Projected Financial Information

In connection with its consideration of the potential business combination, the VIH Board was provided with prospective financial information prepared by Bakkt’s management team (the “Projections”).

The Projections are included in this proxy statement/prospectus solely to provide VIH’s shareholders access to information made available in connection with the VIH Board’s consideration of the proposed Business Combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was January 10, 2021.

The Projections were prepared in good faith by Bakkt’s management team with input from VIH’s management team, as well as Jefferies, Citi and PJ Solomon, and are based on Bakkt’s management’s reasonable estimates and assumptions with respect to the expected future financial performance of Bakkt at the time the Projections were prepared and speak only as of that time.

The Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Bakkt’s business, all of which are difficult to predict and many of which are beyond Bakkt’s and VIH’s control. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than the Projections. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. These Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Bakkt’s control. The various risks and uncertainties include those set forth in the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bakkt” and “Cautionary Note Regarding Forward-Looking Statements” sections beginning on pages 54, 283 and 10 of this proxy statement/prospectus, respectively.

In arriving at the Projections, the material assumptions considered, included, but were not limited to, the following:

•	a closing date of the Business Combination of January 1, 2021 and related funding for execution of Bakkt’s growth strategy;

•	general launch of the first consumer-focused iteration of the Bakkt Platform, our consumer app, in the first quarter of 2021;

•	continued acquisition of partnerships with digital asset content providers; and

•

expansion of the number and type of digital assets offered on the Bakkt Platform including, but not limited to additional cryptoassets, in-game assets, equity securities and additional loyalty and rewards points/miles; and

•

with respect to the projected revenue to be generated from crypto trades, among other things, an increasing number of active users, with the largest increase occurring between 2021 and 2022 following the initial engagement and integration of enterprise partners on the Bakkt platform, and maintaining a certain level of monthly crypto purchases and crypto sales within the app.

The Projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections included in this document have been prepared by, and are the responsibility of, Bakkt’s management. Neither the independent registered public accounting firms of Bakkt or VIH nor any other registered public accounting firms, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information their achievability, and the independent registered public accounting firms of Bakkt and VIH assume no responsibility for, and disclaim any association with, the Projections. The report of the independent registered public accounting firm included in this document relates to the historical financial information of Bakkt. It does not extend to the Projections and should not be read to do so. Additionally, at the time the Projections were provided to the VIH Board, the accounting for revenues from cryptocurrency transactions were under review and subject to change. Revenues and costs resulting from cryptocurrency transactions in the Projections were reflected on a gross basis. See also risk factors titled “Because there is limited guidance for tax reporting or accounting of bitcoin and other cryptoasset transactions, the determination that Bakkt has made for how to account for or report the tax treatment of cryptoasset transactions may be subject to change” on page 96 and “Future changes in financial accounting standards may significantly change Bakkt’s reported results of operations” on page 102. Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the Projections is provided in this proxy statement/prospectus because the Projections were made available to VIH. The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that VIH, the VIH Board, or their respective affiliates, advisors or other representatives considered, or now considers, such Projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. No person has made or makes any representation or warranty to any VIH shareholder regarding the information included in these Projections. The Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. The Projections should not be viewed as public guidance.

The Projections are not included in this proxy statement/prospectus in order to induce any VIH shareholders to vote in favor of any of the proposals at the extraordinary general meeting.

VIH encourages you to review the financial statements of Bakkt included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 47 of this proxy statement/prospectus and to not rely on any single financial measure.

Bakkt uses certain financial measures in the Projections that are not prepared in accordance with GAAP as supplemental measures to evaluate operational performance. While Bakkt believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Bakkt’s competitors and may not be directly comparable to similarly titled measures of Bakkt’s competitors. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in the Projections provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, no reconciliation of the financial measures included in the Projections were prepared, and therefore none have been provided in this proxy statement/prospectus.

Below is a summary of the key Projections.

($ in millions)	2021E	2022E	2023E	2024E	2025E
Transaction(1)	$16	$137	$234	$294	$351
Crypto Trades(2)	849	2,863	4,413	5,410	6,206
Subscription, Services and Other	23	30	35	37	40

Revenue	$889	$3,030	$4,681	$5,741	$6,597

Transaction-Based Expenses(3)	(834)	(2,806)	(4,325)	(5,302)	(6,082)
Revenue Less Transaction-Based Expenses(4)	$55	$224	$357	$439	$515

EBITDA(5)	$(184)	$(46)	$79	$181	$242
Adjustments(6)	15	23	32	39	43

Adjusted EBITDA(7)	$(169)	$(23)	$111	$221	$285

Note: All projected financial information is subject to the detailed assumptions and disclosures set forth above in this section entitled “Projected Financial Information.” Also, certain information presented above may not sum to total due to rounding.

(1)	Transaction revenue is shown net of certain contra-revenue items.
(2)

Consists of the gross revenue from sales of cryptocurrency, in which Bakkt acts as the principal in transactions with its third-party trading relationships and consumers using its app. The projected revenue assumes, among other things, (i) an increasing number of active users, with the largest increase occurring between 2021 and 2022 following the initial engagement and integration of enterprise partners on the Bakkt platform, (ii) a certain level of monthly crypto purchases and crypto sales within the consumer app, and (iii) that the app would become available in the first quarter of 2021.

(3)	Consists of estimated cost of cryptocurrency sold.
(4)

Revenue Less Transaction-Based Expenses is calculated as revenue (which substantially consists of the gross revenue from sales of cryptocurrency (see footnote 2 above)) less the estimated cost of cryptocurrency sold (see footnote 3 above).

(5)	EBITDA is a non-GAAP financial measure and is defined as earnings before interest, income taxes, depreciation and amortization.
(6)

Adjustments reflect certain non-cash and/or non-recurring items that are added to EBITDA to calculate Adjusted EBITDA, including non-cash compensation (which does not reflect the anticipated non-cash compensation granted to the then-incoming chief executive officer) and parent equity contribution amortization (which is a contra-revenue item).

(7)

Adjusted EBITDA is a non-GAAP financial measure and is defined as earnings before interest, income taxes, depreciation, amortization and certain non-cash and/or non-recurring items that do not contribute directly to Bakkt’s evaluation of its operating results. These items include, among others, acquisition costs, restructuring and certain severance costs, strategic initiative and other charges, unit-based compensation, parent equity contribution (a contra-revenue item), and the impact of certain other period specific non-recurring transactions.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF INTERNAL FINANCIAL PROJECTIONS, NONE OF VIH, BAKKT OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES UNDERTAKES ANY OBLIGATION TO, AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO, UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS AND THEIR PRESENTATION TO THE VIH BOARD, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Satisfaction of 80% Test

Nasdaq rules require that VIH’s initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the funds held in the Trust Account) at the time of the execution of a definitive agreement for VIH’s initial business combination. As of January 11, 2021, the date of the execution of the Merger Agreement, the fair value of the funds held in the Trust Account was approximately $200 million (excluding the deferred underwriting commissions and taxes payable on the income earned on the funds held in the Trust Account), and 80% thereof represents approximately $40 million. Based on the enterprise value of Bakkt of approximately $2.082 billion compared to the approximately $200 million in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the funds held in the Trust Account), the fact that the purchase price for Bakkt was the result of an arm’s length negotiation and all of the factors described in this section and the section entitled “The Business Combination Proposal—Merger Agreement” beginning on page 121 of this proxy statement/prospectus, the VIH Board determined that this requirement was met.

Expected Accounting Treatment of the Business Combination Proposal

The Domestication

There will be no accounting effect or change in the carrying amount of the assets and liabilities of VIH as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of VIH immediately following the Domestication will be the same as those immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for in accordance with ASC 805, Business Combinations, using the acquisition method, with Bakkt Pubco considered the acquiror and Bakkt Opco considered the acquiree. For accounting purposes, the acquiror is the entity that obtains control of the other entity. The determination of whether control has been obtained starts with an evaluation of whether the entities involved are variable interest entities or voting interest entities in accordance with ASC 810, Consolidations. As defined by GAAP, if the acquiree is a variable interest entity, the primary beneficiary is the accounting acquiror. Bakkt Opco meets the definition of a variable interest entity and Bakkt Pubco has been determined to be the primary beneficiary as a result of the Proposed Transaction. Upon the consummation of the Business Combination, the assets and liabilities of Bakkt Opco will be recognized at fair value, and any consideration in excess of the fair value of the net assets acquired (including identifiable intangible assets) will be recognized as goodwill.

Regulatory Matters

Bakkt has provided notice of the Proposed Transaction to all states in which it holds money transmitter licenses and its limited purpose trust charter. Neither VIH nor Bakkt are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal—Merger Agreement—Closing Conditions—Conditions to the Obligations of Each Party” beginning on page 136 of this proxy statement/prospectus. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favour of the Business Combination Proposal at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of VIH Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s entry into the Merger Agreement, dated as of January 11, 2021, by and among the Company, Pylon Merger Company LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Company (“Merger Sub”), and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt”), as amended by that Amendment to Agreement and Plan of Merger, dated as of March 30, 2021 (as it may be further amended from time to time the, “Merger Agreement”) (a copy of which is attached to the proxy statement/prospectus as Annex A-1 and Annex A-2 pursuant to which, among other things, following the Domestication of the Company to Delaware as described below, the merger of Merger Sub with and into Bakkt (the “Merger”), with Bakkt (to be renamed “Bakkt Opco Holdings, LLC” (“Bakkt Opco”)) surviving the Merger, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”

Recommendation of the VIH Board

THE VIH BOARD UNANIMOUSLY RECOMMENDS THAT VIH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The VIH Board believes that the Business Combination Proposal to be presented at the extraordinary general meeting is in the best interests of VIH’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal.

The existence of financial and personal interests of one or more of VIH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of VIH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, VIH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination” beginning on page 158 of this proxy statement/prospectus for a further discussion.

THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then VIH is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Merger will be consummated.

As a condition to Closing the Merger, the VIH Board has unanimously approved a change of VIH’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, VIH will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which VIH will be domesticated and continue as a Delaware corporation. In connection with the Domestication and simultaneously with the Proposed Transaction, the corporate name of VIH will change to “Bakkt Holdings, Inc.”

As a result of and upon the effective time of the Domestication, (a) each VIH Unit then issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying VIH Class A Ordinary Share and one-half of a VIH Warrant, (b) each VIH Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one Bakkt Pubco Class A Share (provided that each VIH Class A Ordinary Share owned by Public Shareholders who have validly elected to redeem their VIH Class A Ordinary Shares will not be so converted and will entitle the holder thereof to receive only cash in an amount equal to the Redemption Price), (c) each VIH Class B Ordinary Share, par value $0.0001 per share, of VIH issued and outstanding immediately prior to the Domestication will be automatically converted into one Bakkt Pubco Class A Share, and (d) each VIH Warrant will be automatically converted into a Bakkt Pubco Warrant on the same terms as the VIH Warrants.

The Domestication Proposal, if approved, will approve a change of VIH’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while VIH is currently governed by the Companies Act, upon the Domestication, Bakkt Pubco will be governed by the DGCL. VIH encourages shareholders to carefully consult the information set out below under “The Domestication Proposal—Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication” beginning on page 167 of this proxy statement.

Reasons for the Domestication

The VIH Board believes that it would be in the best interests of VIH, simultaneously with the completion of the Proposed Transaction, to effect the Domestication. Further, the VIH Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The primary reason for the Domestication is to enable the Company to avoid certain taxes that would be imposed on the Company if the Company were to conduct an operating business in the United States as a foreign corporation following the Proposed Transaction. In addition, because the Company will operate within the United States following the Proposed Transaction, it was the view of the VIH Board that the Company should be structured as a corporation organized in the United States.

The VIH Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of VIH and its shareholders. These additional reasons can be summarized as follows:

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Prominence, Predictability and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to the Company, the Company Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for the Company’s stockholders from possible abuses by directors and officers.

•

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. The Company’s incorporation in Delaware may make the Company more attractive to future candidates for the Company Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. The VIH Board therefore believes that providing the benefits afforded directors by Delaware law will enable the Company to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands law and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the Company to compete more effectively with other public companies in attracting and retaining new directors.

Reasons for the Name Change

The VIH Board believes that it would be in the best interests of VIH to, in connection with the Domestication and simultaneously with the Business Combination, change the corporate name to “Bakkt Holdings, Inc.” in order to more accurately reflect the business purpose and activities of the Company.

Regulatory Approvals; Third-Party Consents

VIH is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. However, because the Domestication must occur simultaneously with the Merger, it will not occur unless the Merger can be completed, which will require the approvals as described under the section entitled “The Business Combination Proposal” beginning on page 121 of this proxy statement/prospectus. VIH must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with Nasdaq of a press release disclosing the Domestication, among other things.

The Domestication will not breach any covenants or agreements binding upon VIH and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Proposed Certificate of Incorporation and Proposed By-Laws

Commencing with the effective time of the Domestication, which will be the effective time of the Business Combination, the Proposed Certificate of Incorporation and the Proposed By-Laws will govern the rights of stockholders in the Company.

A chart comparing your rights as a holder of VIH Shares as a Cayman Islands exempted company with your rights as a holder of the Bakkt Pubco Class A Shares can be found in the section entitled “The Domestication Proposal—Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication” beginning on page 167 of this proxy statement/prospectus.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication

When the Domestication is completed, the rights of stockholders of the Company will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of shareholders of VIH and affect the powers of the Company Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of the Company as “shareholders.”

Provision	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware	The Companies Act (As Revised) of the Cayman Islands

General Vote Required for Combinations with Interested Stockholders/Shareholders	Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.	No similar provision

Provision	Delaware	Cayman Islands

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.	Under the Companies Act, minority shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the courts of the Cayman Islands.

Requirements for Stockholder/Shareholder Approval	Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents require a majority of outstanding shares; most other stockholder approvals require a majority of those present and voting, provided a quorum is present.	Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements, the Companies Act, applicable law and the relevant articles of association) by ordinary resolution, being the approval of the holders of a majority of the shares, who, being present in person or proxy and entitled to vote, vote at the meeting of shareholders or by special resolution (such as the amendment of the company’s constitutional documents), being the approval of the holders of a majority of not less than two-thirds of the shares, who, being present in person or by proxy and entitled to vote, vote at the meeting of shareholders.

Provision	Delaware	Cayman Islands

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.

Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of members or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per the Advisory Organizational Documents Proposal 5B).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors;	Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (a) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board. However, because the Company Board will be classified after the Closing, pursuant to the Proposed	A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Provision	Delaware	Cayman Islands
Certificate of Incorporation, a director may be removed from office only for cause and only by the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the corporation entitled to vote in any annual election of directors or class of directors, voting together as a single class.

Number of Directors	The number of directors is fixed by the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors will be made only by amendment of the certificate of incorporation. The by-laws may provide that the board may increase the size of the board and fill any vacancies.	Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company, but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal	A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.

Provision	Delaware	Cayman Islands
proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

Limited Liability of Directors	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own fraud or willful default.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of VIH. There will be no accounting effect or change in the carrying amount of the assets and liabilities of VIH as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of VIH immediately following the Domestication will be the same as those immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the VIH Shares who, being in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue VIH outside the jurisdiction of the Cayman Islands, holders of the VIH Class B Ordinary Shares will have ten votes per VIH Class B Ordinary Share and holders of VIH Class A Ordinary Shares will have one vote per VIH Class A Ordinary Share for the purposes of the Domestication Proposal. Holders of VIH Class B Ordinary Shares and VIH Class A Ordinary Shares will have one vote per share on all other proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of VIH Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 49 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of the Company in the State of Delaware as a corporation with the laws of the State of Delaware, the name of the Company be changed to “Bakkt Holdings, Inc.””

Recommendation of the VIH Board

THE VIH BOARD UNANIMOUSLY RECOMMENDS THAT VIH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of VIH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of VIH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, VIH’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination” beginning on page 158 of this proxy statement/prospectus for a further discussion of these considerations.

THE STOCK ISSUANCE PROPOSAL

Overview

Assuming the Business Combination Proposal, the Domestication Proposal, the Bakkt Pubco Equity Incentive Plan Proposal are approved, VIH’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.

Why VIH Needs Shareholder Approval

We are seeking shareholder approval of the issuance of VIH Class A Ordinary Shares in the PIPE Investment in order to comply with Nasdaq Listing Rule 5635(d).

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common equity securities (or securities convertible into or exercisable for common equity securities) at a price that is less than market value of the stock if the number of equity securities to be issued is or may be equal to 20% or more of the common equity securities, or 20% or more of the voting power, outstanding before the issuance.

Accordingly, the aggregate number of Bakkt Pubco Class A Shares that the Company will issue in connection with the Proposed Transaction and the PIPE Investment will exceed 20% of both the voting power and the shares of Bakkt Pubco Common Stock outstanding before such issuance and may result in a change of control of the registrant under Nasdaq Listing Rule 5635(d), and for these reasons, VIH is seeking the approval of VIH shareholders for the issuance of shares of Bakkt Pubco Common Stock in connection with the Proposed Transaction and the PIPE Investment.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of VIH Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(d), the issuance of shares of Bakkt Pubco Common Stock pursuant to the Merger Agreement and the PIPE Investment, including to Bakkt Equity Holders and the PIPE Investors, be approved in all respects.”

Recommendation of the VIH Board

THE VIH BOARD UNANIMOUSLY RECOMMENDS THAT VIH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of VIH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of VIH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, VIH’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination” beginning on page 158 of this proxy statement/prospectus for a further discussion of these considerations.

THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

If the Domestication Proposal is approved and the Business Combination is consummated, VIH will replace the current amended and restated memorandum of association of VIH (as may be amended from time to time) under the Companies Act (the “Existing Memorandum”) and the current amended and restated articles of association of VIH (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new by-laws (the “Proposed By-Laws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Bakkt Pubco in each case, pursuant to the DGCL.

VIH’s shareholders are asked to consider and vote upon and to adopt the Proposed Organizational Documents (collectively, the “Organizational Documents Proposal”) in connection with the replacement of the Cayman Constitutional Documents. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of VIH Shares.

Reasons for the Amendments

The VIH Board’s reasons for proposing the Proposed Organizational Documents are set forth below. The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex B-1, and by reference to the full text of the Proposed By-Laws, a copy of which is included as Annex B-2:

•	To change the corporate name from “VPC Impact Acquisition Holdings” to “Bakkt Holdings, Inc.”;

•

To increase the total number of shares of our capital stock from (a) 200,000,000 VIH Class A Ordinary Shares, 20,000,000 VIH Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of VIH to (b) 1,000,000,000 shares of Bakkt Pubco Common Stock, which consists of (A) 750,000,000 Bakkt Pubco Class A Shares, and (B) 250,000,000 Bakkt Pubco Class V Shares, and 1,000,000 shares of Bakkt Pubco Preferred Stock; and

•

To authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed By-Laws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively).

Resolution to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed By-Laws (copies of which are attached to the proxy statement/prospectus as Annex B-1 and Annex B-2, respectively), with such principal changes as described in the Advisory Organizational Documents Proposals A through G.”

Vote Required for Approval

The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of the holders of a majority of at least two-thirds of the VIH Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

The Organizational Documents Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of VIH Shares.

Recommendation of the VIH Board

THE VIH BOARD UNANIMOUSLY RECOMMENDS THAT VIH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of VIH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of VIH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, VIH’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination” beginning on page 158 of this proxy statement/prospectus for a further discussion.

THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Domestication Proposal is approved and the Business Combination is consummated, VIH will replace the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents of Bakkt Pubco, under the DGCL.

VIH’s shareholders are asked to consider and vote upon and to approve on a non-binding advisory basis by special resolution seven separate proposals (collectively, the “Advisory Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. These seven proposals are being presented separately to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis.

The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Cayman Constitutional Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of VIH, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B-1 and the complete text of the Proposed By-Laws, a copy of which is attached to this proxy statement/prospectus as Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms. Additionally, as the Cayman Constitutional Documents are governed by the Companies Act and the Proposed Organizational Documents will be governed by the DGCL, VIH encourages shareholders to carefully consult the information set out under the section entitled “The Business Combination Proposal – Comparison of Shareholder Rights Under Applicable Corporate Law Before and After Domestication”.

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Advisory Organizational Documents Proposal 5A)

The Cayman Constitutional Documents authorize 221,000,000 VIH shares, consisting of 200,000,000 VIH Class A Ordinary Shares, 20,000,000 Class B Ordinary Shares and 1,000,000 VIH preference shares.

See paragraph 5 of the Existing Memorandum.

The Proposed Organizational Documents authorize 1,001,000,000 shares, consisting of 1,000,000,000 shares of Bakkt Pubco Common Stock (consisting further of (a) 750,000,000 Bakkt Pubco Class A Shares, and (b) 250,000,000 Bakkt Pubco Class V Shares) and 1,000,000 shares of Bakkt Pubco Preferred Stock.

See Article IV of the Proposed Certificate of Incorporation.

Exclusive Forum Provision (Advisory Organizational Documents Proposal 5B)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Organizational Documents adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

These provisions will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

See Article XII of the Proposed Certificate of Incorporation

	Cayman Constitutional Documents	Proposed Organizational Documents

Takeovers by Interested Stockholders (Advisory Organizational Documents Proposal 5C)	The Cayman Constitutional Documents do not provide restrictions on takeovers of VIH by a related shareholder following a business combination.

The Proposed Organizational Documents will have Bakkt Pubco elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders, but will provide other similar restrictions regarding takeovers by interested stockholders.

See Article IX of the Proposed Certificate of Incorporation.

Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Advisory Organizational Documents Proposal 5D)

The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the VIH Shares represented in person or by proxy and entitled to vote at a general meeting and who vote at a general meeting.

See Article 18 of the Cayman Constitutional Documents.

The Proposed Certificate of Incorporation requires the affirmative vote of at least 66 2/3 % of the voting power of the outstanding shares to amend, alter, repeal or rescind Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XII and Article XIII of the Proposed Certificate of Incorporation. For amendments to other provisions of the Proposed Certificate of Incorporation, the DGCL requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon.

See Article XIII of the Proposed Certificate of Incorporation.

The Proposed Certificate of Incorporation permits the Company Board to amend, alter, repeal or rescind the Proposed By-Laws without the consent or vote of the stockholders of the Company.

See Article V of the Proposed Certificate of Incorporation.

Removal of Directors (Advisory Organizational Documents Proposal 5E)

The Cayman Constitutional Documents provide that prior to the closing of an initial business combination, holders of VIH Class B Ordinary Shares may remove any director, and that after the closing of an initial business combination, shareholders may by an ordinary resolution remove any director.

See Article 31 of the Cayman Constitutional Documents.

The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all then-outstanding shares of the Company.

See Article VI, subsection (C) of the Proposed Certificate of Incorporation.

Action by Written Consent of Stockholders (Advisory Organizational Documents Proposal 5F)

The Cayman Constitutional Documents permit shareholders to approve matters by unanimous written resolution of all of the shareholders entitled to receive notice of and to attend and vote at general meetings.

See Article 23.3 of the Cayman Constitutional Documents.

The Proposed Organizational Documents require stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; provided that any action required or permitted to be taken by the holders of Bakkt Pubco Class V Shares, voting separately as a class or by the holders of Bakkt Pubco Preferred Stock, voting separately as a class or separately as a class with one or more other such series, may be taken without a meeting if signed by the holders having not less than the minimum number of votes necessary to authorize such action at a meeting at which

	Cayman Constitutional Documents	Proposed Organizational Documents
all shares entitled to vote thereon were present and voted in compliance with the DGCL. See Section 7.1 of the Proposed Certificate of Incorporation and Section 2.9 of the Proposed By-Laws.

Other Changes In Connection With Adoption of the Proposed Organizational Documents (Advisory Organizational Documents Proposal 5G)

The Cayman Constitutional Documents include provisions related to VIH’s status as a blank check company prior to the consummation of an initial business combination.

See Article 51 of the Cayman Constitutional Documents.

The Proposed Organizational Documents do not include such provisions related to VIH’s status as a blank check company, which will no longer apply upon consummation of the Merger, as VIH will cease to be a blank check company at such time.

Overview

Advisory Organizational Documents Proposal 5A—Authorized Shares

VIH’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize the change in the authorized capital stock of VIH from (a) 200,000,000 VIH Class A Ordinary Shares, 20,000,000 VIH Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of VIH (the “VIH Preference Shares”) to (b) 1,000,000,000 shares of Bakkt Pubco Common Stock (consisting of (A) 750,000,000 Bakkt Pubco Class A Shares and (B) 250,000,000 Bakkt Pubco Class V Shares) and 1,000,000 shares of Bakkt Pubco Preferred Stock.

As of the date of this proxy statement/prospectus, there are (a) 20,737,202 VIH Class A Ordinary Shares issued and outstanding, (b) 5,184,300 VIH Class B Ordinary Shares issued and outstanding and (c) no VIH Preference Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (i) 10,368,601 VIH Warrants and (ii) 6,147,440 Private Placement Warrants, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the VIH Warrants will be exercisable after giving effect to the Merger for one share of Bakkt Pubco Class A Common Stock at an exercise price of $11.50 per share. No VIH Warrants are exercisable until the later of (x) 12 months from the closing of the IPO and (y) 30 days after the Closing.

Pursuant to the Merger Agreement, Bakkt Pubco will issue or, as applicable, reserve for issuance in respect of awards under the Bakkt Pubco Equity Incentive Plan outstanding as of immediately prior to the Closing that will be converted into awards based on Bakkt Pubco Common Stock, a number of shares equal to 10% of the sum of (a) the number of issued and outstanding shares of Bakkt Pubco Class A Common Stock immediately after the Closing, (b) the number of issued and outstanding Bakkt Opco Common Units immediately after the Closing, excluding those held by the Company, (c) and the number of shares reserved under the Bakkt Pubco Equity Incentive Plan will be authorized for issuance under the Bakkt Pubco Equity Incentive Plan, which using the assumptions described under the section entitled “Frequently Used Terms—Share Calculations and Ownership Percentages” beginning on page 7 of this proxy statement/prospectus would be approximately 28.3 million shares of Bakkt Pubco Common Stock to Bakkt Pubco stockholders, and pursuant to the PIPE Investment, Bakkt Pubco will issue 32,500,000 shares of Bakkt Pubco Common Stock to the PIPE Investors.

In order to ensure that Bakkt Pubco has sufficient authorized capital for future issuances, the VIH Board has approved, subject to shareholder approval, that the Proposed Organizational Documents of Bakkt Pubco change the authorized capital stock of VIH from (a) 200,000,000 VIH Class A Ordinary Shares, 20,000,000 VIH Class B Ordinary Shares and 1,000,000 VIH Preference Shares to (b) 1,000,000,000 shares of Bakkt Pubco Common Stock (consisting of (A) 750,000,000 Bakkt Pubco Class A Shares and (B) 250,000,000 Bakkt Pubco Class V Shares) and 1,000,000 shares of Bakkt Pubco Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Bakkt Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Resolution to be Voted Upon

The full text of the resolution to be considered and if though fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the authorized capital stock of VIH be changed from 200,000,000 VIH Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 VIH Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 Preference Shares, par value $0.0001 per share, to 750,000,000 shares of Bakkt Pubco Class A Common Stock, par value $0.0001 per share of Bakkt Pubco, and 250,000,000 shares of Bakkt Pubco Class V Common Stock, par value $0.0001 per share, of Bakkt Pubco, and 1,000,000 shares of Bakkt Pubco Preferred Stock, par value $0.0001 per share, as described in Advisory Organizational Documents Proposal 5A.”

Advisory Organizational Documents Proposal 5B—Exclusive Forum Provision

VIH’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware (the “Court of Chancery”) be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) for (a) any derivative action or proceeding brought on Bakkt Pubco’s behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of Bakkt Pubco to Bakkt Pubco or Bakkt Pubco’s stockholders, (c) any action asserting a claim against the Company or any director or officer of the Company (i) arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed By-Laws or (ii) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (d) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed By-Laws or any of their provisions, (e) any action asserting a claim against the Company or any current or former director, officer, employee, stockholder or agent of the Company governed by the internal affairs doctrine of the law of the State of Delaware, or (f) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL. The Proposed Certificate of Incorporation further provides that unless Bakkt Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. This provision in the Proposed Certificate of Incorporation will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Bakkt Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Resolution to be Voted Upon

The full text of the resolution to be considered and if though fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that Delaware be adopted as the exclusive forum for certain stockholder litigation, as described in Advisory Organizational Documents Proposal 5B.”

Advisory Organizational Documents Proposal 5C—Takeovers by Interested Stockholders

VIH’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders and, instead, be governed by a provision substantially similar to Section 203 of the DGCL.

The Proposed Organizational Documents will cause Bakkt Pubco to not to be governed by Section 203 of the DGCL and, instead, include a provision in the Proposed Certificate of Incorporation that is substantially similar to Section 203 of the DGCL.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Bakkt Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Resolution to be Voted Upon

The full text of the resolution to be considered and if though fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that electing not be governed by Section 203 of the DGCL relating to takeovers by interested stockholders and, instead, be governed by a provision similar to Section 203 of the DGCL, as described in Advisory Organizational Documents Proposal 5C, be approved.”

Advisory Organizational Documents Proposal 5D—Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents

VIH’s shareholders are being asked to approve provisions providing that (a) the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders to amend, alter, repeal or rescind Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XII and Article XIII of the Proposed Certificate of Incorporation, and (b) the Company Board will have the power and authority to amend, alter, repeal or rescind the Proposed By-Laws without the consent or vote of the stockholders.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Bakkt Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Resolution to be Voted Upon

The full text of the resolution to be considered and if though fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for stockholders to amend, alter, repeal or rescind all or any portion of Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XII or Article XIII of the Proposed Certificate of Incorporation, as described in Advisory Organizational Documents Proposal 5D, be approved.”

Advisory Organizational Documents Proposal 5E—Removal of Directors

VIH’s shareholders are being asked to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Bakkt Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Resolution to be Voted Upon

The full text of the resolution to be considered and if though fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote at an election of directors, voting together as a single class, as described in Advisory Organizational Documents Proposal 5E, be approved.”

Advisory Organizational Documents Proposal 5F—Action by Written Consent of Stockholders

VIH’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; provided that any action required or permitted to be taken by the holders of Bakkt Pubco Class V Shares, voting separately as a class or by the holders of Bakkt Pubco Preferred Stock, voting separately as a class or separately as a class with one or more other such series, may be taken without a meeting if signed by the holders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in compliance with the DGCL.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Bakkt Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Resolution to be Voted Upon

The full text of the resolution to be considered and if though fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; provided that any action required or permitted to be taken by the holders of Bakkt Pubco Class V Shares, voting separately as a class or by the holders of Bakkt Pubco Preferred Stock, voting separately as a class or separately as a class with one or more other such series, may be taken without a meeting if signed by the holders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in compliance with the DGCL, as described in Advisory Organizational Documents Proposal 5F, be approved.”

Advisory Organizational Documents Proposal 5G—Other Changes In Connection With Adoption of the Proposed Organizational Documents

VIH’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize (a) making Bakkt Pubco’s corporate existence perpetual, and (b) removing certain provisions related to VIH’s status as a blank check company that will no longer be applicable upon Closing.

The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding up of VIH’s operations should VIH not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the Closing, Bakkt Pubco, will not be a blank check company.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Bakkt Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Implementation of the provisions of the Proposed Organizational Documents will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Advisory Organizational Documents Proposal 5, there are other differences between the Cayman Constitutional Documents and the Proposed Organizational Documents (arising from, among other things, differences between the Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve the Organizational Documents Proposal.

Resolution to be Voted Upon

The full text of the resolution to be considered and if though fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that certain additional changes, including, among other things, (i) making Bakkt Pubco’s corporate existence perpetual and (ii) removing certain provisions related to VIH’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the VIH Board believes is necessary to adequately address the needs of Bakkt Pubco after the Closing, as described in Advisory Organizational Documents Proposal 5G, be approved.”

Reasons for Amendments

Advisory Organizational Documents Proposal 5A—Authorized Shares

The principal purpose of this proposal is to provide for an authorized capital structure of Bakkt Pubco that will enable it to continue as an operating company governed by the DGCL. The VIH Board believes that it is important for VIH to have available for issuance a number of authorized shares of Bakkt Pubco Common Stock and Bakkt Pubco Preferred Stock sufficient to support our growth and to provide flexibility for future corporate needs.

Advisory Organizational Documents Proposal 5B—Exclusive Forum Provision

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Bakkt Pubco in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolution of such claims. The VIH Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Bakkt Pubco will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. The VIH Board further believes that providing that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving actions arising under the Securities Act, provides the flexibility to file such suits in any federal district court while providing the benefits of eliminating duplicative litigation and having such cases heard by courts that are well-versed in the applicable law.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make Bakkt Pubco’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Advisory Organizational Documents Proposal 5C—Takeovers by Interested Stockholders

The VIH Board intends to shield stockholders from the coerciveness of front-end loaded two-tier offers by preventing the offer or from effecting the second step of the offer unless the Company Board approves such transaction.

Bakkt Pubco will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 of the DGCL is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (a) before such stockholder becomes an “interested stockholder,” the Company Board approves the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (c) at the time or after the stockholder became an interested stockholder, the Company Board and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 of the DGCL is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.

The VIH Board has elected to opt out of Section 203, but the VIH Board believes that it is in the best interests of shareholders to have protections similar to those afforded by Section 203 of the DGCL. These provisions will encourage any potential acquiror to negotiate with the Company Board and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of Bakkt Pubco. Such provisions may make it more difficult for an acquiror to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving Bakkt Pubco that have not been approved by the Company Board. The VIH Board believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, they would not ultimately prevent a potential takeover that enjoys the support of stockholders and that they will also help to prevent a third party from acquiring “creeping control” of Bakkt Pubco without paying a fair premium to all stockholders.

Advisory Organizational Documents Proposal 5D—Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents

The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the VIH Shares who, being in person or by proxy and entitled to vote at a general meeting, vote at a general meeting. The Proposed Organizational Documents require the affirmative vote of at least 66 2/3% of the voting power of the outstanding shares to amend, alter, repeal or rescind Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XII and Article XIII of the Proposed Certificate of Incorporation. The amendments are intended to protect certain key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Organizational Documents Proposal 5E—Removal of Directors

The Cayman Constitutional Documents provide that before a business combination, holders of VIH Class B Ordinary Shares may remove any director, and that after a business combination, VIH shareholders may by an ordinary resolution remove any director. The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors. The VIH Board believes that such a standard will (a) increase board continuity and the likelihood that experienced board members with familiarity of Bakkt Pubco’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the Company Board.

Advisory Organizational Documents Proposal 5F—Action by Written Consent of Stockholders

Under the Proposed Organizational Documents, Bakkt Pubco’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend the Proposed Organizational Documents outside of a duly called special or annual meeting of the stockholders of Bakkt Pubco.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the Company Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which VIH is aware to obtain control of Bakkt Pubco, and VIH and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the VIH Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Bakkt Pubco. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the Company Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Advisory Organizational Documents Proposal 5G—Provisions Related to Status as Blank Check Company

The VIH Board believes that making corporate existence perpetual is desirable to reflect the Business Combination with Bakkt Opco and to clearly identify Bakkt Pubco as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and the VIH Board believes that it is the most appropriate period for VIH following the Closing.

The elimination of certain provisions related to VIH’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Bakkt Pubco and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the VIH Board believes it is the most appropriate period for Bakkt Pubco following the Closing. In addition, certain other provisions in the Cayman Constitutional Documents require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of VIH has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Vote Required for Approval

The approval of the Advisory Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the VIH Shares who, being in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

Recommendation of the VIH Board

THE VIH BOARD UNANIMOUSLY RECOMMENDS THAT VIH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of VIH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of VIH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, VIH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination” beginning on page 158 this proxy statement/prospectus for a further discussion of these considerations.

THE BAKKT PUBCO EQUITY INCENTIVE PLAN PROPOSAL

The holders of VIH Shares are being asked to approve the Bakkt Holdings, Inc. 2021 Omnibus Incentive Plan, referred to as the Bakkt Pubco Equity Incentive Plan. The VIH Board intends to adopt the Bakkt Pubco Equity Incentive Plan, subject to approval from the holders of VIH Shares. If approved, the Bakkt Pubco Equity Incentive Plan will become effective upon the Closing and will be used by the Company following the Closing. Where the interests of Bakkt (before the Closing) and the interests of the Company (following the Closing) are the same with respect to the Bakkt Pubco Equity Incentive Plan, the term “Company” will be used.

The VIH Board believes that the Company must offer a competitive equity incentive program if it is to successfully attract and retain the best possible candidates for positions of substantial responsibility within the Company. The VIH Board expects that the Bakkt Pubco Equity Incentive Plan will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to the Company’s success and in providing incentive to these individuals to promote the success of the Company.

Summary of the Bakkt Pubco Equity Incentive Plan

The following summary is not a complete statement of the Bakkt Pubco Equity Incentive Plan and is qualified in its entirety by reference to the complete text of the Bakkt Pubco Equity Incentive Plan, a copy of which is attached hereto as Annex C to this proxy statement/prospectus.

General

The purposes of the Bakkt Pubco Equity Incentive Plan are to attract, retain and motivate officers and key employees (including prospective employees), directors, consultants and others who may perform services for the Company to compensate them for their contributions to the long-term growth and profits of the Company and to encourage them to acquire a proprietary interest in the success of the Company. These incentives are provided through the grant of stock options (including incentive stock options intended to be qualified under Section 422 of the Code), stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights and other stock-based awards. Any of these awards may, but need not, be made as performance-based incentive awards.

Authorized Shares

A total number of Bakkt Pubco Class A Shares equal to 10% of the fully-diluted shares outstanding following the Closing will be authorized and reserved for issuance under the Bakkt Pubco Equity Incentive Plan, which using the assumptions described under the section entitled “Frequently Used Terms—Share Calculations and Ownership Percentages” would be approximately 28.3 million Bakkt Pubco Class A Shares.

If shares covered by an award are not purchased or are forfeited or expire, or otherwise terminate without delivery of any shares subject thereto, then such shares will, to the extent of any such forfeiture, termination, cash-settlement or expiration, be available for future grant under the Bakkt Pubco Equity Incentive Plan. The payment of dividend equivalent rights in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Bakkt Pubco Equity Incentive Plan, and shares tendered by a participant, repurchased by the Company using proceeds from the exercise of stock options or withheld by the Company in payment of the exercise price of a stock option or to satisfy any tax withholding obligation for an award will not again be available for future awards.

Adjustments to Shares Subject to the Bakkt Pubco Equity Incentive Plan

In the event of a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares, including any extraordinary dividend or extraordinary distribution that results in any increase or decrease in the number of issued shares, the administrator (as defined below) has the authority to make appropriate adjustments to the aggregate number of shares and class of shares as to which awards may be granted, the limitations as to grants to non-employee directors, the number of shares covered by each outstanding award and the option price for each related outstanding option and stock appreciation right.

Administration

The compensation committee of the Company Board will administer the Bakkt Pubco Equity Incentive Plan (referred to as the “administrator”); provided that such committee consist of at least two members of the Company Board, each of whom qualifies as a non-employee director under Rule 16b-3 of the Exchange Act, and as an independent director under the rules of the stock exchange for so long as the Company is a publicly traded corporation. Subject to the provisions of the Bakkt Pubco Equity Incentive Plan, the administrator has the power to administer the Bakkt Pubco Equity Incentive Plan, including but not limited to, the authority to (a) construe, interpret and implement the Bakkt Pubco Equity Incentive Plan and each award, (b) make all determinations necessary or advisable in administering the Bakkt Pubco Equity Incentive Plan, (c) direct the Company to grant awards pursuant to the Bakkt Pubco Equity Incentive Plan, (d) determine the grantees to whom and the times at which awards will be granted, (e) determine the price at which options are granted, (f) determine the type of option to be awarded and the number of shares subject to such option, (g) determine the number of shares granted pursuant to each award and (h) approve the form and terms and conditions of the award documents and of each award. The administrator’s interpretation and construction of any provisions of the Bakkt Pubco Equity Incentive Plan or any award are final, binding and conclusive.

Eligibility

Awards may be granted to employees, non-employee directors, consultants and advisors of the Company and any parent or subsidiary corporation of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company.

Stock Options

Stock options in the form of nonstatutory stock options or incentive stock options may be granted under the Bakkt Pubco Equity Incentive Plan. The administrator determines the number of shares subject to each option. The administrator determines the exercise price of options granted under the Bakkt Pubco Equity Incentive Plan; provided that the exercise price must at least be equal to the fair market value of the Company’s Shares on the date of grant. The term of a stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of the Company’s outstanding stock, the term of an incentive stock option must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The grantee may pay the exercise price of an option (a) by personal check, (b) shares of the same class as those to be granted by exercise of the stock option, (c) any other form of consideration approved by the Company and permitted by applicable law, or (d) any combination of the foregoing. An option may not be exercised later than the expiration of its term. Subject to the provisions of the Bakkt Pubco Equity Incentive Plan, the administrator determines the other terms of options.

Stock Appreciation Rights

Stock appreciation rights may be granted under the Bakkt Pubco Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Company’s Shares between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. The grant price for a stock appreciation right may not be less than 100% of the fair market value per share on the date of grant. Subject to the provisions of the, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable.

Restricted Stock Awards

Restricted stock may be granted under the Bakkt Pubco Equity Incentive Plan. Restricted stock awards are grants of shares of Bakkt Pubco Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, consultant or advisor and, subject to the provisions of the Bakkt Pubco Equity Incentive Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting rights with respect to such shares upon grant unless the administrator provides otherwise. Unless the administrator determines otherwise, during the restricted period, all dividends or other distributions paid upon any restricted stock awards will be retained by the Company for the account of the recipient. Such dividends or other distributions will revert to the Company if for any reason the restricted stock award upon which such dividends or other distributions were paid reverts to the Company. Upon the expiration of the restricted period, all such dividends or other distributions made on such restricted share and retained by the Company will be paid, without interest, to the recipient.

Restricted Stock Units

Restricted stock units may be granted under the Bakkt Pubco Equity Incentive Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of Bakkt Pubco Common Stock. Subject to the provisions of the Bakkt Pubco Equity Incentive Plan, the administrator determines the terms and conditions of restricted stock units, including the vesting criteria and the form and timing of payment. A holder of restricted stock units will have only the rights of a general unsecured creditor of the Company, until the delivery of shares, cash or other securities or property. On the delivery date, the holder of each restricted stock unit not previously forfeited or terminated will receive one share, cash or other securities or property equal in value to one share or a combination thereof, as specified by the administrator.

Dividend Equivalent Rights

Dividend equivalent rights may be granted under the Bakkt Pubco Equity Incentive Plan. Dividend equivalent rights are entitlements to receive credits based on cash distributions that would have been paid on the shares of Bakkt Pubco Common Stock subject to an equity-based award granted to an individual as though such shares had been issued to and held by the grantee. Subject to the terms of the Bakkt Pubco Equity Incentive Plan, the administrator determines the terms and conditions of dividend equivalent rights.

Other Stock-Based or Cash-Based Awards

Other types of stock-based, stock-related or cash-based awards (including the grant or offer for sale of unrestricted shares of Bakkt Pubco Common Stock, performance share awards, or performance units settled in cash) in amounts and under terms and conditions determined by the administrator.

Transferability of Awards

Unless otherwise determined by the administrator in its sole discretion, no award (or any rights and obligations thereunder) granted to any person under the Bakkt Pubco Equity Incentive Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such awards (and any rights thereunder) will be exercisable during the life of the recipient only by the recipient or the recipient’s legal representative.

Grants to Non-Employee Directors

Grants made to non-employee directors may be in any form other than incentive stock options. The Bakkt Pubco Equity Incentive Plan provides that in any calendar year no non-employee director may be granted equity awards (including equity awards under the Bakkt Pubco Equity Incentive Plan) (the value of which will be based on their grant date fair value) and be provided any other compensation (including without limitation any cash retainers and fees) that in the aggregate exceed $750,000, provided that in the calendar year of the individual’s initial service as a non-employee director, such amount is increased to $1,000,000. Equity awards or other compensation for service as an employee, a consultant other than a non-employee director or as a member of the board of managers of the Bakkt Trust will not count toward this limit.

Change in Control

The Bakkt Pubco Equity Incentive Plan provides that in the event of a change in control, as defined under the Bakkt Pubco Equity Incentive Plan, each outstanding award will be treated as the administrator determines, including accelerating the expiration or termination date or the date of exercisability of an award, settling any award by means of a cash payment, or removing any restrictions from or imposing any additional restrictions on any outstanding awards. Notwithstanding the foregoing, and unless otherwise determined by the administrator (or unless otherwise provided in the applicable award agreement), in the event that a participant is terminated by the Company other than for Cause (as defined in the Bakkt Pubco Equity Incentive Plan) or by the participant for Good Reason (as defined in the Bakkt Pubco Equity Incentive Plan), in either case, on or within two years following a change in control, then each of the participant’s outstanding awards granted prior to the change in control will become fully-vested, any restrictions thereon lapse and any risk of forfeiture thereon lapse, in each case, as to all of the shares of Bakkt Pubco Common Stock subject to the award. In the event of a change in control, any outstanding awards subject to performance goals will be deemed earned at the greater of the target level and the actual performance level through the change in control date and will cease to be subject to any further performance conditions, but will continue to be subject to time-based vesting following the change in control in accordance with the original vesting period.

Amendment; Termination

The Company Board has the authority to amend the Bakkt Pubco Equity Incentive Plan from time to time; provided that such amendment does not materially adversely impair the rights of the recipient of any award without the recipient’s consent. Stockholder approval also is required to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency. The Company Board has also reserved the right to terminate the Bakkt Pubco Equity Incentive Plan at any time, and the Bakkt Pubco Equity Incentive Plan will automatically terminate in 2031.

Summary of U.S. Federal Income Tax Consequences of the Bakkt Pubco Equity Incentive Plan

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the Bakkt Pubco Equity Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. General rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price, and such amount should be deductible by the Company for federal income tax purposes. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of Bakkt Pubco Common Stock or cash received. Any additional gain or loss recognized upon any later disposition of the shares, if any, would be capital gain or loss.

Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have withholding and reporting requirements with respect to such amounts.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an award under the Bakkt Pubco Equity Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). General rules limit the deductibility of compensation paid to the Company’s chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE BAKKT PUBCO EQUITY INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

As of the date hereof, no awards have been granted under the Bakkt Pubco Equity Incentive Plan.

Following and subject to the Closing and the approval of the Bakkt Pubco Equity Incentive Plan Proposal, Mr. Michael, the Chief Executive Officer of the Company, will be entitled to receive an initial award of 4,164,000 restricted stock units pursuant to the Bakkt Pubco Equity Incentive Plan, 50% of which will be in the form of time-based restricted stock units and the remaining 50% will be in the form of performance-based restricted stock units. The time-based portion will vest in three equal installments on each of the first three anniversaries of the Closing, and the performance-based portion will vest on the third anniversary of the grant date in accordance with the achievement of performance conditions, in each case, subject to Mr. Michael’s continued employment with the Company.

In addition, following and subject to the Closing and the approval of the Bakkt Pubco Equity Incentive Plan Proposal, five of the Company’s executive vice presidents will each be entitled to receive an initial award of 400,000 restricted stock units pursuant to the Bakkt Pubco Equity Incentive Plan, 50% of which will be in the form of time-based restricted stock units and the remaining 50% will be in the form of performance-based restricted stock units. One of the Company’s senior vice presidents will also be entitled to receive an initial award of 200,000 restricted stock units pursuant to the Bakkt Pubco Equity Incentive Plan, 75% of which will be in the form of time-based restricted stock units and the remaining 25% will be in the form of performance-based restricted stock units. The time-based portion of the restricted stock unit award for each of the executive vice presidents and the senior vice president will vest in three equal installments on each of the first three anniversaries of the Closing, and the performance-based portion of each restricted stock unit award will vest on the third anniversary of the grant date in accordance with the achievement of performance conditions, in each case, subject to the executive vice president or senior vice president’s continued employment with the Company.

Vote Required for Approval

The approval of the Bakkt Pubco Equity Incentive Plan requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. If the Proposed Transaction is not approved, the Bakkt Pubco Equity Incentive Plan Proposal will not be presented at the extraordinary general meeting. The Bakkt Pubco Equity Incentive Plan will only become effective if the Proposed Transaction is completed.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, the Bakkt Pubco Equity Incentive Plan be approved and adopted in all respects.”

Recommendation of the VIH Board

THE VIH BOARD UNANIMOUSLY RECOMMENDS THAT VIH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BAKKT PUBCO EQUITY INCENTIVE PLAN PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

Pursuant to the Merger Agreement, VIH has agreed to take all necessary action, including causing the members of the VIH Board to resign, so that effective at the Closing, the entire Company Board will consist of nine individuals, a majority of whom will be independent directors in accordance with the requirements of the NYSE. The directors will be classified into three classes, with each director holding office for a three-year term or until the next annual meeting of stockholders at which such director’s class is up for election and where his or her successor is elected and qualified.

VIH is proposing the approval by ordinary resolution of the election of the following nine individuals, who will take office immediately following the Closing and who will constitute all the members of the Company Board: (a) Michelle Goldberg, Adrienne Harris and Gavin Michael as Class I directors, (b) Kristyn Cook, Gordon Watson and David C. Clifton as Class II directors, and (c) Sean Collins, Andrew A. Main and Richard Lumb as Class III directors.

If elected, the Class I directors will serve until the first annual meeting of stockholders of the Company to be held following the date of Closing; the Class II directors will serve until the second annual meeting of stockholders of the Company following the date of Closing; and the Class III directors will serve until the third annual meeting of stockholders of the Company to be held following the date of Closing. In addition, it is anticipated that Sean Collins will be designated as Chairman of the Company Board. Each of Michelle Goldberg, Adrienne Harris, Kristyn Cook, Andrew A. Main and Richard Lumb are expected to qualify as an independent director under NYSE listing standards.

There are no family relationships among any of the Company’s directors and executive officers.

Subject to other provisions in the Proposed Certificate of Incorporation, the number of directors that constitutes the entire Company Board will be fixed solely by resolution of the Company Board, but will not exceed 15. Each director of the Company will hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death, disqualification or removal.

Under the Proposed Certificate of Incorporation, and subject to the rights of holders of Bakkt Pubco Preferred Stock with respect to the election of directors, the directors of the Company will be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Company Board may assign members of the Company Board already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors of Company will expire at the first regularly-scheduled annual meeting of its stockholders, the term of office of the initial Class II directors of Company will expire at the second annual meeting of its stockholders, and the term of office of the initial Class III directors of Company will expire at the third annual meeting of its stockholders. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders, each of the successors elected to replace the directors of a class of director whose term will have expired at such annual meeting will be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor will have been duly elected and qualified.

If the number of directors is hereafter changed, any increase or decrease in directorships will be so apportioned among the classes by the Company Board as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Company Board will shorten the term of any incumbent director.

Subject to the rights of holders of any series of Bakkt Pubco Preferred Stock with respect to the election of directors for so long as the Company Board is classified, any director may be removed from office by the stockholders of the Company only for cause. Vacancies occurring on the Company Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Company Board, although less than a quorum, or by a sole remaining director, and not by stockholders of the Company. A person so elected by the Company Board to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until his or her successor will be duly elected and qualified.

The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of VIH Shares.

The VIH Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the record date and is based in part on information furnished by the nominees and in part from the Company’s and Bakkt’s records.

Information about Officers, Directors and Nominees

At the effective time of the Proposed Transaction, in accordance with the terms of the Merger Agreement and assuming the election of the nominees set forth in this section, the members of the Company Board and officers of the Company will be as follows:

Name	Age	Position
Gavin Michael	56	Chief Executive Officer; Class I Director
Michelle Goldberg	52	Class I Director
Adrienne Harris	39	Class I Director
David C. Clifton	44	Class II Director
Kristyn Cook	45	Class II Director
Gordon Watson	42	Class II Director
Sean Collins	41	Chairman and Class III Director
Richard Lumb	60	Class III Director
Andrew A. Main	56	Class III Director

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

For more information about Gavin Michael and Sean Collins, see the section entitled “Management of Bakkt” beginning on page 309 of this proxy statement/prospectus; about David C. Clifton, see the section entitled “Management of the Company Following the Business Combination—Officers, Directors and Key Employees” beginning on page 309 of this proxy statement/prospectus; about Gordon Watson and Adrienne Harris, see the section entitled “Directors, Officers, Executive Compensation and Corporate Governance of VIH prior to the Business Combination” beginning on page 233 of this proxy statement/prospectus; about Michelle Goldberg, Kristyn Cook and Andrew A. Main, see the section entitled “Management of the Company Following the Business Combination — Officers, Directors and Key Employees” beginning on page 302 of this proxy statement/prospectus.

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. If the Proposed Transaction is not approved, the Director Election Proposal will not be presented at the extraordinary general meeting. The Director Election Proposal will only become effective if the Proposed Transaction is completed.

Although the Cayman Constitutional Documents indicate that, prior to the Closing, holders of VIH Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director, the Director Election Proposal is being voted on by all holders of VIH Shares.

In the event that one or more nominees is not elected under the Director Election Proposal, the VIH Board is permitted under Article 31 of the Cayman Constitutional Documents to appoint any person to be a director.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the Company Board upon the Closing of the Business Combination:

David C. Clifton

Sean Collins

Kristyn Cook

Michelle Goldberg

Adrienne Harris

Richard Lumb

Andrew A. Main

Gavin Michael

Gordon Watson.”

Recommendation of the VIH Board

THE VIH BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE COMPANY BOARD.

The existence of financial and personal interests of VIH’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of VIH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal—Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination” beginning on page 158 of this proxy statement/prospectus for a further discussion.

THE SHAREHOLDER ADJOURNMENT PROPOSAL

The Shareholder Adjournment Proposal allows the VIH Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Shareholder Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, VIH and their members and shareholders, respectively, to make purchases of VIH Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See “The Business Combination Proposal—Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination” beginning on page 158 of this proxy statement/prospectus.

Consequences if the Shareholder Adjournment Proposal is Not Approved

If the Shareholder Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the VIH Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Proposed Transaction would not be completed.

Vote Required for Approval

The approval of the Shareholder Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

The Shareholder Adjournment Proposal is not conditioned upon any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Recommendation of the VIH Board

THE VIH BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHAREHOLDER ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of VIH’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of VIH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal—Certain Benefits of VIH’s Directors and Officers and Others in the Business Combination” beginning on page 158 of this proxy statement/prospectus for a further discussion.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations (a) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of VIH Class A Ordinary Shares and VIH Warrants (each, a “VIH Security”) of the Domestication and (b) for Holders of VIH Class A Ordinary Shares that elect to have the Bakkt Pubco Common Stock they receive in connection with the Domestication redeemed for cash if the Business Combination is completed. This section applies only to Holders that hold their VIH Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of a VIH unit are generally separable at the option of the Holder, the Holder of a VIH unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying VIH Class A Ordinary Share and VIH Warrant components of the VIH unit. Accordingly, the separation of a VIH unit into the VIH Class A Ordinary Share and the one-half of one VIH Warrant underlying the VIH unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of VIH Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including any redemption of the Bakkt Pubco Common Stock) with respect to any VIH Class A Ordinary Shares and VIH Warrants held through VIH units (including alternative characterizations of VIH units).

This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules with respect to the VIH Securities;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

•	U.S. expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of VIH Class A Ordinary Shares (except as specifically provided below);

•	the Sponsor or its affiliates, officers or directors;

•	persons that acquired their VIH Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold their VIH Securities as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds VIH Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any VIH Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication and the exercise of Redemption Rights with respect to their VIH Class A Ordinary Shares. This discussion also assumes that any distribution made (or deemed made) on VIH Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of VIH Shares will be in U.S. dollars. Additionally, this discussion does not address the conversion of VIH Warrants (including the Private Placement Warrants) into VIH Shares.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

We have not sought, and do not intend to seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION AND EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE VIH CLASS A ORDINARY SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION AND THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of a VIH Security who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Tax Effects of the Domestication to U.S. Holders

Generally

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, VIH will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, following the Domestication, will be renamed “Bakkt Holdings, Inc.”

VIH intends for the Domestication to qualify as an F Reorganization. VIH has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of VIH Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of VIH Securities generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the sections entitled “—Effects of Section 367 to U.S. Holders of VIH Class A Ordinary Shares” and “—PFIC Considerations,” beginning on pages 201 and 203, respectively, of this proxy statement/prospectus and the Domestication should be treated for U.S. federal income tax purposes as if VIH (a) transferred all of its assets and liabilities to Bakkt Pubco in exchange for all of the outstanding Bakkt Pubco Common Stock and Bakkt Pubco Warrants; and (b) then distributed the Bakkt Pubco Common Stock and Bakkt Pubco Warrants to the holders of securities of VIH in liquidation of VIH. The taxable year of VIH will be deemed to end on the date of the Domestication.

Subject to the discussion below under the section entitled “—PFIC Considerations,” beginning on page 203 of this proxy statement/prospectus if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of VIH Securities generally would recognize gain or loss with respect to its VIH Securities in an amount equal to the difference, if any, between the fair market value of the corresponding Bakkt Pubco Common Stock and Bakkt Pubco Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its VIH Securities surrendered.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise Redemption Rights with respect to VIH Class A Ordinary Shares, U.S. Holders exercising such Redemption Rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising Redemption Rights with respect to VIH Class A Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of Redemption Rights.

Following the Domestication, a U.S. Holder generally would be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid on the Bakkt Pubco Common Stock to the extent the distribution is paid out of Bakkt Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). U.S. Holders are urged to consult with their tax advisors regarding this and any other tax considerations of owning stock and warrants of a U.S. corporation, i.e., Bakkt Pubco, rather than a non-U.S. corporation following the Domestication.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “—PFIC Considerations” beginning on page 203 of this proxy statement/prospectus: (a) the tax basis of a share of Bakkt Pubco Common Stock or Bakkt Pubco Warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the VIH Class A Ordinary Share or VIH Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (b) the holding period for a share of Bakkt Pubco Common Stock or a Bakkt Pubco Warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the VIH Class A Ordinary Share or VIH Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the Bakkt Pubco Common Stock and Bakkt Pubco Warrants would be equal to the fair market value of such Bakkt Pubco Common Stock and Bakkt Pubco Warrants on the date of the Domestication, and such U.S. Holder’s holding period for such Bakkt Pubco Common Stock and Bakkt Pubco Warrants would begin on the day following the date of the Domestication. Shareholders who hold different blocks of VIH Securities (generally, shares of VIH Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of VIH Securities.

Effects of Section 367 to U.S. Holders of VIH Class A Ordinary Shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “—PFIC Considerations,” beginning on page 203 of this proxy statement/prospectus, Section 367 of the Code imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise Redemption Rights with respect to their VIH Class A Ordinary Shares, U.S. Holders exercising such Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules, as discussed below under the section entitled “—PFIC Considerations,” beginning on page 203 of this proxy statement/prospectus as a result of the Domestication.

U.S. Holders Who Own 10 Percent or More (By Vote or Value) of VIH Shares

Subject to the discussion below under the section entitled “—PFIC Considerations,” beginning on page 203 of this proxy statement/prospectus, a U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of VIH Shares entitled to vote or 10% or more of the total value of all classes of VIH Shares (a “10% U.S. Shareholder”) on such date must include in income as a dividend deemed paid by VIH the “all earnings and profits amount” attributable to the VIH Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of VIH Warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its VIH Class A Ordinary Shares is the net positive earnings and profits of VIH (as determined under Treasury Regulations under Section 367 of the Code) attributable to such VIH Class A Ordinary Shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such VIH Class A Ordinary Shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

VIH does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If VIH’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its VIH Class A Ordinary Shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of VIH’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by VIH under Treasury Regulations under Section 367 of the Code as a result of the Domestication.

U.S. Holders Whose VIH Class A Ordinary Shares Have a Fair Market Value of $50,000 or More But Who Own Less Than 10% (By Vote or Value) of VIH Shares

Subject to the discussion below under the section entitled “—PFIC Considerations” beginning on page 203 of this proxy statement/prospectus, a U.S. Holder whose VIH Class A Ordinary Shares have a fair market value of

$50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its VIH Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s VIH Class A Ordinary Shares as described below.

Subject to the discussion below under the section entitled “—PFIC Considerations” beginning on page 203 of this proxy statement/prospectus, unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Bakkt Pubco Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such Bakkt Pubco Common Stock over the U.S. Holder’s adjusted tax basis in the VIH Class A Ordinary Shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of VIH Class A Ordinary Shares (generally, VIH Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by VIH the “all earnings and profits amount” attributable to its VIH Class A Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from VIH establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s VIH Class A Ordinary Shares and (B) a representation that the U.S. Holder has notified VIH (or Bakkt Pubco) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to VIH or Bakkt Pubco no later than the date such tax return is filed. In connection with this election, VIH may in its discretion provide each U.S. Holder eligible to make such an election with information regarding VIH’s earnings and profits upon written request.

VIH does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that VIH had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its VIH Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by VIH under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL

EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS VIH CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

U.S. Holders that Own VIH Class A Ordinary Shares with a Fair Market Value of Less Than $50,000 and Who Own Less Than 10% (By Vote or Value) of VIH Stock

A U.S. Holder whose VIH Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “—PFIC Considerations” beginning on page 203 of this proxy statement/prospectus.

Tax Consequences for U.S. Holders of VIH Warrants

Subject to the considerations described above relating to Section 367(b) of the Code and below relating to PFIC considerations, a U.S. Holder of VIH Warrants should not be subject to U.S. federal income tax with respect to the exchange of VIH Warrants for Bakkt Pubco Warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization, the Domestication could be a taxable event to U.S. Holders under the passive foreign investment company (“PFIC”) provisions of the Code if VIH is considered a PFIC.

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (a) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (b) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

PFIC Status of VIH

Based upon the composition of its income and assets, and upon a review of its financial statements, VIH believes that it likely will not be eligible for the startup exception and therefore likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication.

Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of VIH Class A Ordinary Shares and VIH Warrants as a result of the Domestication if:

(i)	VIH were classified as a PFIC at any time during such U.S. Holder’s holding period in such VIH Class A Ordinary Shares or VIH Warrants; and

(ii)

the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such VIH Class A Ordinary Shares or in which VIH was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such VIH Class A Ordinary Shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of VIH. Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s VIH Class A Ordinary Shares or VIH Warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which VIH was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by VIH, the gain realized on the transfer is taxable as an excess distribution under these rules, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under these rules is taxable as provided under Section 367(b). See the discussion above under the section entitled “—Effects of Section 367 to U.S. Holders of VIH Class A Ordinary Shares” beginning on page 201 of this proxy statement/prospectus.

It is unclear whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of VIH Class A Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their VIH Class A Ordinary Shares and VIH Warrants under the PFIC rules in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its VIH Class A Ordinary Shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”

The application of the PFIC rules to U.S. Holders of VIH Warrants is unclear. Proposed Treasury Regulations issued under the PFIC rules generally treats an “option” (which would include a VIH Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provides that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of VIH Warrants for Bakkt Pubco Warrants pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of VIH Class A Ordinary Shares or a U.S. Holder of VIH Warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder and taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

As noted above, if VIH is considered a PFIC, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization, and, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the PFIC rules in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of VIH Class A Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat VIH as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of VIH Class A Ordinary Shares during which VIH qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s VIH Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its VIH Class A Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its VIH Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to VIH is contingent upon, among other things, the provision by VIH of a “PFIC Annual Information Statement” to such U.S. Holder. VIH will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of VIH Class A Ordinary Shares with respect to each taxable year for which VIH determines it is a PFIC. There is no assurance, however, that VIH will timely provide such information. As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to VIH Warrants under applicable final Treasury Regulations. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their VIH Class A Ordinary Shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367 to U.S. Holders of VIH Class A Ordinary Shares” beginning on page 201 of this proxy statement/prospectus and subject to the discussion above under “—Tax Effects of the Domestication to U.S. Holders,” beginning on page 199 of this proxy statement/prospectus but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of VIH, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of VIH Class A Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE (an “MTM Election”). No assurance can be given that the VIH Class A Ordinary Shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect their VIH Class A Ordinary Shares in connection with the Domestication. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its VIH Class A Ordinary Shares at the end of its taxable year over its adjusted basis in its VIH Class A Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its VIH Class A Ordinary Shares over the fair market value of its VIH Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its VIH Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its VIH Class A Ordinary Shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to, VIH Class A Ordinary Shares, including in connection with the Domestication. An MTM Election is not available with respect to warrants, including the VIH Warrants.

Reporting

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF or MTM election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS and may result in significant penalties.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(B) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Tax Effects to U.S. Holders of Exercising Redemption Rights

Generally

The U.S. federal income tax consequences to a U.S. Holder of VIH Class A Ordinary Shares (which will be exchanged for Bakkt Pubco Common Stock in the Domestication) that exercises its Redemption Rights with respect to its VIH Class A Ordinary Shares to receive cash in exchange for all or a portion of its Bakkt Pubco Common Stock received in the Domestication will depend on whether the redemption qualifies as a sale of shares of Bakkt Pubco Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Bakkt Pubco Common Stock by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “—Taxation of Redemption Treated as a Sale of Bakkt Pubco Common Stock” beginning on page 208 of this proxy statement/prospectus. If the redemption does not qualify as a sale of shares of Bakkt Pubco Common Stock, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “—Taxation of Redemption Treated as a Distribution” beginning on page 207 of this proxy statement/prospectus.

Whether a redemption of shares of Bakkt Pubco Common Stock qualifies for sale treatment will depend largely on the total number of shares of Bakkt Pubco Common Stock treated as held by the redeemed U.S. Holder before and after the redemption (including any Bakkt Pubco Common Stock constructively owned by the U.S. Holder as a result of owning Bakkt Pubco Warrants and any Bakkt Pubco Common Stock that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination or the PIPE Investment) relative to all of the Bakkt Pubco Common Stock outstanding both before and after the redemption. The redemption of Bakkt Pubco Common Stock generally will be treated as a sale of Bakkt Pubco Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in Bakkt Pubco or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of Bakkt Pubco Common Stock actually owned by the U.S. Holder, but also shares of Bakkt Pubco Common Stock that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Bakkt Pubco Common Stock which could be acquired pursuant to the exercise of Bakkt Pubco Warrants. Moreover, any Bakkt Pubco Common Stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination or the PIPE Investment generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Bakkt Pubco’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares of Bakkt Pubco Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of Bakkt Pubco’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of Bakkt Pubco Common Stock and the Bakkt Pubco Common Stock to be issued pursuant to the Business Combination or the PIPE Investment). There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of Bakkt Pubco stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of Bakkt Pubco Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of Bakkt Pubco Common Stock (including any stock constructively owned by the U.S. Holder as a result of owning Bakkt Pubco Warrants). The redemption of Bakkt Pubco Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Bakkt Pubco. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Bakkt Pubco will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Bakkt Pubco Common Stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “—Taxation of Redemption Treated as a Distribution” beginning on page 207 of this proxy statement/prospectus. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Bakkt Pubco Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Bakkt Pubco Common Stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its Bakkt Pubco Warrants or possibly in other Bakkt Pubco stock constructively owned by it.

Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares of Bakkt Pubco Common Stock is treated as a corporate distribution, as discussed above under the section entitled “—Generally” beginning on page 206 of this proxy statement/

prospectus the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Bakkt Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of Bakkt Pubco’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of Bakkt Pubco Common Stock. Any remaining excess will be treated as gain realized on the sale of Bakkt Pubco Common Stock and will be treated as described below under the section entitled “—Taxation of Redemption Treated as a Sale of Bakkt Pubco Common Stock” beginning on page 208 of this proxy statement/prospectus.

Taxation of Redemption Treated as a Sale of Bakkt Pubco Common Stock

If the redemption of a U.S. Holder’s shares of Bakkt Pubco Common Stock is treated as a sale, as discussed above under the section entitled “—Generally” beginning on page 206 of this proxy statement/prospectus, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares of Bakkt Pubco Common Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Bakkt Pubco Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. Holders who hold different blocks of Bakkt Pubco Common Stock (including as a result of holding different blocks of VIH Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise Redemption Rights, U.S. Holders exercising Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (discussed further above).

U.S. Holders who actually or constructively own at least five percent (5%) (or, if Bakkt Pubco Common Stock is not then publicly traded, at least one percent (1%)) or more of Bakkt Pubco Common Stock may be subject to special reporting requirements with respect to a redemption of Bakkt Pubco Common Stock, and such holders should consult with their tax advisors with respect to their reporting requirements.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR BAKKT PUBCO COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Information Reporting and Backup Withholding

Payments of cash to a U.S. Holder as a result of the redemption of Bakkt Pubco Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

NON-U.S. HOLDERS

As used herein, a “Non-U.S. Holder” is a beneficial owner of a VIH Security who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder.

Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of VIH Securities.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of Bakkt Pubco Common Stock and Bakkt Pubco Warrants by a Non-U.S. Holder after the Domestication.

Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of Bakkt Pubco stock or rights to acquire Bakkt Pubco Common Stock) made to a Non-U.S. Holder of shares of Bakkt Pubco Common Stock, to the extent paid out of Bakkt Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Bakkt Pubco will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Bakkt Pubco Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Bakkt Pubco Common Stock, which will be treated as described under “—Sale, Taxable Exchange or Other Taxable Disposition of Bakkt Pubco Common Stock and Warrants” beginning on page 209 of this proxy statement/prospectus.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Sale, Taxable Exchange or Other Taxable Disposition of Bakkt Pubco Common Stock and Warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Bakkt Pubco Common Stock or Bakkt Pubco Warrants (including an expiration or redemption of the Bakkt Pubco Warrants as described under “—Exercise, Lapse or Redemption of a Bakkt Pubco Warrant”, or a redemption of Bakkt Pubco Common Stock that is treated as a sale or exchange as described under “—Tax Effects to Non-U.S. Holders of Exercising Redemption Rights” beginning on page 211 of this proxy statement/prospectus), unless:

(a)

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

(b)	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; or

(c)

Bakkt Pubco is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held Bakkt Pubco Common Stock and, in the case where shares of Bakkt Pubco Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than five percent (5%) of Bakkt Pubco Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of Bakkt Pubco Common Stock. There can be no assurance that Bakkt Pubco Common Stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate).

If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%) (or a lower applicable tax treaty rate).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, Bakkt Pubco may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. It is not expected that Bakkt Pubco would be a United States real property holding corporation after the Domestication or immediately after the Closing. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether Bakkt Pubco would be treated as a United States real property holding corporation in any future year.

Exercise, Lapse or Redemption of a Bakkt Pubco Warrant

A Non-U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Bakkt Pubco Common Stock upon exercise of a Bakkt Pubco Warrant for cash. The Non-U.S. Holder’s tax basis in the share of Bakkt Pubco Common Stock received upon exercise of the Bakkt Pubco Warrant generally will be an amount equal to the sum of the Non-U.S. Holder’s initial investment in the Bakkt Pubco Warrant and the exercise price. It is unclear whether the Non-U.S. Holder’s holding period for the Bakkt Pubco Common Stock received upon exercise of the Bakkt Pubco Warrants will begin on the date following the date of exercise or on the date of exercise of the Bakkt Pubco Warrants; in either case, the holding period will not include the period during which the Non-U.S. Holder held the Bakkt Pubco Warrants. If a Bakkt Pubco Warrant is allowed to lapse unexercised, a Non-U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Bakkt Pubco Warrant and generally will be taxed as described above under “—Sale, Taxable Exchange or Other Taxable Disposition of Bakkt Pubco Common Stock and Warrants.”

The tax consequences of a cashless exercise of a Bakkt Pubco Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a Non-U.S. Holder’s basis in the Bakkt Pubco Common Stock received would equal the holder’s basis in the Bakkt Pubco Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a Non-U.S. Holder’s holding period in the Bakkt Pubco Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Bakkt Pubco Warrant; in either case, the holding period would not include the period during which the Non-U.S. Holder held the Bakkt Pubco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Bakkt Pubco Common Stock would include the holding period of the Bakkt Pubco Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, the consequences would be similar to those described above in “—Sale, Taxable Exchange or Other Taxable Disposition of Bakkt Pubco Common Stock and Warrants.”

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a Non-U.S. Holder’s holding period would commence with respect to the Bakkt Pubco Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem Bakkt Pubco Warrants for cash or if we purchase Bakkt Pubco Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the Non-U.S. Holder, taxed as described above under “—Sale, Taxable Exchange or Other Taxable Disposition of Bakkt Pubco Common Stock and Warrants.”

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or redemption of a Bakkt Pubco Warrant.

Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of VIH Class A Ordinary Shares that exercises its Redemption Rights to receive cash from the Trust Account in exchange for all or a portion of its Bakkt Pubco Common Stock received in the Domestication will depend on whether the redemption qualifies as a sale of the Bakkt Pubco Common Stock redeemed, as described above under “U.S. Holders—Tax Effects to U.S. Holders of Exercising Redemption Rights—Generally” beginning on page 206 of this proxy statement/prospectus. If such a redemption qualifies as a sale of Bakkt Pubco Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described above under “—Sale, Taxable Exchange or Other Taxable Disposition of Bakkt Pubco Common Stock and Warrants” beginning on page 209 of this proxy statement/prospectus. If such a redemption does not qualify as a sale of Bakkt Pubco Common Stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described above under “—Distributions” beginning on page 209 of this proxy statement.

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s Bakkt Pubco Common Stock, unless (a) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (b) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “U.S. Holders—Tax Effects to U.S. Holders of Exercising Redemption Rights—Generally” beginning on page 206 of this proxy statement/prospectus). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of Bakkt Pubco Common Stock and Bakkt Pubco Warrants. A Non-U.S. Holder may

have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder generally may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the appropriate claim for refund is timely filed with the IRS and the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on Bakkt Pubco Common Stock and Bakkt Pubco Warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.

All Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of Bakkt Pubco Common Stock and Bakkt Pubco Warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction:

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•	The acquisition of Bakkt by VIH, resulting reorganization into an umbrella partnership C corporation structure, and other agreements entered into as part of the Merger Agreement; and

•	The B2S Acquisition.

VIH is a blank check company incorporated on July 31, 2020 (“inception”) as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On August 3, 2020, the Founder Shares (an aggregate of 5,750,000 VIH Class B Ordinary Shares) were sold to the Sponsor at a price of approximately $0.004 per share, for an aggregate price of $25,000. In September 2020, the Sponsor transferred an aggregate of 60,000 Founder Shares to members of the VIH Board, resulting in the Sponsor holding an aggregate of 5,690,000 Founder Shares. On September 25, 2020, VIH consummated the IPO of 20,000,000 VIH Units. Each VIH Unit consists of one VIH Class A Ordinary Share and one-half of one Public Warrant, with each Public Warrant entitling the holder thereof to purchase one VIH Class A Ordinary Share for $11.50 per share. The VIH Units were sold at a price of $10.00 per VIH Unit, generating gross proceeds to VIH of $200,000,000. Pursuant to an option granted to Jefferies, the representative of the several underwriters in the IPO, on October 1, 2020, the underwriters partially exercised the option and purchased 737,202 VIH Units, generating gross proceeds of $7,372,020. As a result of the underwriters not exercising the over-allotment in full, 565,700 Founder Shares were forfeited, resulting in an aggregate of 5,184,300 Founder Shares issued and outstanding. In addition, VIH completed the sale of the Private Placement Warrants (6,147,440 warrants at a price of $1.00 per warrant) in a private placement to the Sponsor, generating gross proceeds of $6,147,440. A total of $207,372,020 of the net proceeds from the IPO and the Private Placement Warrants were deposited in the Trust Account established for the benefit of the Public Shareholders and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest except those certain amounts withdrawn in order to pay tax obligations. As of July 8, 2021, there was approximately $207,393,674.98 million held in the Trust Account.

Bakkt is a digital asset marketplace headquartered in Alpharetta, Georgia. Since its founding, Bakkt has developed technology enabling institutions and consumers to buy, sell, convert and spend digital assets. Bakkt’s retail platform, now widely available through the new Bakkt consumer app, enables incremental consumer spending, reduces traditional payment costs and bolsters loyalty programs, adding value for all key stakeholders within the payments and digital assets ecosystem. On February 21, 2020, Bakkt consummated the B2S Acquisition. See the section entitled “Management’s Discussion & Analysis of Financial Condition and Results of Operations of Bakkt — Our Corporate Structure” beginning on page 284 of this proxy statement/prospectus for additional discussion of the B2S Acquisition.

The organizational structure following the completion of the Business Combination, as described above, is commonly referred to as an umbrella partnership C corporation (or “Up-C”) structure. This organizational structure will allow the Bakkt Equity Holders to retain their equity ownership in Bakkt, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Bakkt Opco Common Units. Those investors who, prior to the Business Combination, held VIH Class A Ordinary Shares or VIH Class B Ordinary Shares of VIH will, by contrast, hold their equity ownership in Bakkt Pubco that is a domestic corporation for U.S. federal income tax purposes. VIH believes that the Bakkt Equity Holders will generally find it advantageous to continue to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes.

VIH does not believe that the Up-C organizational structure will give rise to any significant business or strategic benefit or detriment to VIH. See the section entitled “Risk Factors – Risks Related to the Domestication and the

Business Combination” beginning on page 54 of this proxy statement/prospectus for additional information on our organizational structure, including the Tax Receivable Agreement.

The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of VIH and Bakkt for the applicable periods included in this proxy statement/prospectus. The pro forma financial statements have been presented for information purposes only and are not necessarily indicative of what Bakkt Pubco’s balance sheet or statement of operations actually would have been had the Business Combination and B2S Acquisition been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of Bakkt Pubco. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Business Combination and B2S Acquisition.

The unaudited pro forma condensed combined balance sheet combines the Bakkt unaudited historical consolidated balance sheet as of March 31, 2021 and the VIH unaudited historical consolidated balance sheet as of March 31, 2021, giving effect to the Business Combination as if it had been consummated on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 present the pro forma effect of the Business Combination and B2S Acquisition as if each had been consummated on January 1, 2020.

We refer to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations as the pro forma financial statements.

The selected unaudited pro forma condensed combined financial data below presents two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no Public Shareholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account; and

•

Assuming Maximum Redemptions: This presentation assumes that 10.7 million Public Shares, the maximum redemption of the outstanding Public Shares, are redeemed, resulting in an aggregate payment of $107.0 million out of the Trust Account, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed Redemption Price of $10.00 per share based on the Trust Account balance as of March 31, 2021 in order to satisfy the Available Cash Condition after giving effect to the PIPE Financing and settlement of the VIH transaction costs.

In both scenarios, the unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under the provisions of ASC 805 on the basis of Bakkt Pubco as the accounting acquirer and Bakkt as the accounting acquiree. The ultimate determination of the accounting acquirer is a qualitative and quantitative assessment that requires careful consideration, of which the final determination will occur after the consummation of the Business Combination. However, in both redemption scenarios, Bakkt Pubco has been determined to be the accounting acquirer based on evaluation of the following factors:

•

Bakkt Pubco will be the sole managing member of Bakkt Opco, the managing member has full and complete charge of all affairs of Bakkt Opco and the existing non-managing member equity holders of Bakkt Opco do not have substantive participating or kick out rights;

•

The Sponsor and Bakkt Opco will jointly designate seven of the initial nine members of the Company Board, at least the majority of whom will qualify as independent within the meaning of the independent director guidelines of the NYSE; and

•

Bakkt Equity Holders will not hold a controlling interest in Bakkt Pubco or Bakkt Opco due to (1) the limitation imposed by the Voting Agreement on ICE and its affiliates’ voting power to 30% of the total voting power of all Bakkt Pubco Class A Shares and Bakkt Pubco Class V Shares that are issued and outstanding and entitled to vote as of the relevant record date so long as it owns shares of Bakkt Pubco

Common Stock representing more than 50% of the total voting power of Bakkt Pubco, and (2) ICE and its affiliates do not unilaterally control the Board of Directors of Bakkt Pubco, as, in accordance with Section 5.12 of the Merger Agreement, only one out of the nine members of the Board of Directors of Bakkt Pubco will be affiliated with ICE, and the majority of the Board of Directors of Bakkt Pubco must be independent directors not affiliated with ICE. For additional information, see the section entitled “Voting Agreement” beginning on page 145 of this proxy statement/prospectus.

The factors discussed above support the conclusion that Bakkt Pubco will acquire a controlling interest in Bakkt and will be the accounting acquirer. Bakkt Pubco is the primary beneficiary of Bakkt Opco, which is a VIE, since it has the power to direct the activities of Bakkt Opco that most significantly impact Bakkt Opco’s economic performance through Bakkt Pubco’s role as the managing member, and its ownership of Bakkt Opco, which results in the right (and obligation) to receive benefits (and absorb losses) of Bakkt Opco that could potentially be significant to Bakkt Pubco. Therefore, the Business Combination constitutes a change in control and will be accounted for using the acquisition method. Under the acquisition method of accounting, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed of Bakkt Opco, based on their estimated acquisition-date fair values. These estimates will be determined through established and generally accepted valuation techniques. Estimated transaction costs expected to be incurred will be expensed as if the Closing occurred on January 1, 2020.

The following summarizes the pro forma ownership of Bakkt Pubco Class A Common Stock following the Closing, under the two scenarios:

	Assuming No Redemptions		Assuming Maximum Redemptions(1)
Equity Capitalization Summary (shares in millions)	Shares	%	Shares	%
VIH Public Shareholders	20.7	35.5	10.0	21.0
Founder Shares(2)	5.2	8.9	5.2	10.9
PIPE Investors(3)	32.5	55.6	32.5	68.1
Bakkt Equity Holders interest in VIH(4)	—	—	—	—

Total Class A common stock in VIH	58.4	100.0	47.7	100.0

(1)

Assumes that 10,737,202 Public Shares (the VIH Shares issued and outstanding that could be redeemed in connection with the Business Combination based on a per share Redemption Price of $10.00 per share) are redeemed in connection with the Business Combination. Existing Bakkt Equity Holders have only voting power in Bakkt Pubco. The voting power of the existing Bakkt Equity Holders would increase proportionally following the Closing. Under the maximum redemptions scenario, noncontrolling interest increases from 77.1% to 80.4%.

(2)

Represents 5,184,300 shares of Bakkt Pubco Class A Common Stock issued upon conversion of the existing VIH Class B ordinary shares. Shares of Bakkt Pubco Class A Common Stock are issued upon the automatic conversion of the Class B ordinary shares concurrently with the consummation of the Business Combination.

(3)

Represents the PIPE Investment pursuant to which VIH entered into Subscription Agreements with certain PIPE Investors whereby such investors have agreed to subscribe for shares of Bakkt Pubco Class A Common Stock at a purchase price of $10.00 per share. The PIPE Investors participating in the PIPE Investment, have agreed to purchase an aggregate of 32,500,000 shares of Bakkt Pubco Class A Common Stock.

(4)

The Equity Capitalization Summary table excludes Bakkt Equity Holders’ noncontrolling economic interest in Bakkt Opco Common Units, which will be exchangeable (together with the cancellation of an equal number of shares of voting, non-economic Bakkt Pubco Class V Common Stock) into Bakkt Pubco Class A Common Stock on a 1-for-1 basis. The table below presents the Bakkt Opco Common Units and noncontrolling interest percentage:

	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares(1)%		Shares(1)%
Bakkt Equity Holders’ noncontrolling interest (shares in millions)	196.3	77.1%	196.3	80.4%

(1)

Represents the 208.2 million Bakkt Opco Common Units to be issued to Bakkt Equity Holders, net of 11.9 million Bakkt Incentive Units, which vest on each of the first and second anniversaries of the effective time of the Merger as if the Merger constituted an initial public offering under the Bakkt Plan.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021 are based on the historical financial statements of VIH, Bakkt, and B2S. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet March 31, 2021

	Historical Financials		Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
($ in millions)	VIH (Historical as of 3/31/21)	Bakkt (Historical as of 3/31/21)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Cash and equivalents	1.0	70.2	476.2	A	547.4	(107.0)	F	440.4
Restricted cash	—	16.5	—		16.5	—		16.5
Customer funds	—	0.2	—		0.2	—		0.2
Accounts receivable, net	—	10.3	—		10.3	—		10.3
Investment in shares of affiliate stock, current	—	1.8	—		1.8	—		1.8
Due from affiliates	—	0.1	—		0.1	—		0.1
Other current assets	0.2	5.6	—		5.8	—		5.8

Current assets	1.2	104.7	476.2		582.1	(107.0)		475.1
Cash and investments held in Trust Account	207.4	—	(207.4)	B	—	—		—
Property, equipment and software, net	—	23.1	—		23.1	—		23.1
Goodwill	—	233.4	1,176.1	C	1,409.5	—		1,409.9
Intangible assets, net	—	60.6	514.0	C	574.6	—		574.6
Deposits with clearinghouse affiliate, noncurrent	—	14.9	—		14.9	—		14.9
Other assets	—	4.9	—		4.9	—		4.9
Non-current assets	207.4	336.9	1,482.7		2,027.0	—		2,027.0

Total assets	208.6	441.6	1,958.9		2,609.1	(107.0)		2,502.1

Accounts payable and accrued liabilities	3.1	46.1	(10.5)	E	38.7	—		38.7
Customer funds payable	—	0.2	—		0.2	—		0.2
Deferred revenue, current	—	4.2	(0.1)	D	4.1	—		4.1
Due to affiliates	—	—	—		—	—		—
Other current liabilities	—	2.1	—		2.1	—		2.1

Current liabilities	3.1	52.6	(10.6)		45.1	—		45.1
Deferred revenue, noncurrent	—	3.9	(0.1)	D	3.8	—		3.8
Warrant liability	53.8	—	—		53.8	—		53.8
Deferred underwriting fee payable	7.3	—	(7.3)	E	—	—		—
Deferred tax liabilities, net	—	0.1	—		0.1	—		0.1
Other liabilities	—	3.0	—		3.0	—		3.0

Non-current liabilities	61.1	7.0	7.4		60.7	—		60.7

Total liabilities	64.2	59.6	18.0		105.8	—		105.8

Class A ordinary shares subject to possible redemption	139.4	—	(139.4)	G	—	—		—
Incentive units	—	22.3	(22.3)	G	—	—		—

Mezzanine equity	139.4	22.3	(161.7)		—	—		—
Class A common stock, par value $0.0001	—	—	0.1	G	0.1	—		0.1
Class A voting units	—	2.7	(2.7)	G	—	—		—
Class B voting units	—	182.5	(182.5)	G	—	—		—
Class B warrants	—	5.4	(5.4)	G	—	—		—
Class C voting units	—	310.1	(310.1)	G	—	—		—
Additional paid in capital	43.5	—	560.6	G	604.1	(107.0)	F	497.1
Accumulated other comprehensive income	—	0.3	(0.3)	G	—	—		—
Accumulated deficit	(38.5)	(141.3)	115.9	G	(63.9)	—		(63.9)

Total shareholders’ equity	5.0	359.7	175.6		540.3	(107.0)		433.3
Noncontrolling interest	—	—	1,963.0	H	1,963.0	—		1,963.0

Total equity	5.0	359.7	2,138.6		2,503.3	(107.0)		2,396.3

Total liabilities & equity	208.6	441.6	1,958.9		2,609.1	(107.0)		2,502.1

Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2021

	Historical Financials		Assuming No Redemptions			Assuming Maximum Redemptions
($ in millions)	VIH (Historical Three Months Ended 3/31/21)	Bakkt (Historical Three Months Ended 3/31/21)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	—	8.1	—		8.1	—		8.1
Operating expenses
Compensation and benefits	—	15.2	2.3	DDD	17.5	—		17.5
Professional services	—	0.9	—		0.9	—		0.9
Technology and communication	—	2.8	—		2.8	—		2.8
Selling, general and administrative	2.4	6.1	—		8.5	—		8.5
Acquisition-related expenses	—	7.8	—		7.8	—		7.8
Depreciation and amortization	—	2.8	4.4	AAA	7.2	—		7.2
Affiliate expenses	—	0.5	—		0.5	—		0.5
Impairment of long-lived assets	—	—	—		—	—		—
Other operating costs	—	0.4	—		0.4	—		0.4

Total operating expenses	2.4	36.5	6.7		45.6	—		45.6

Loss from operations	(2.4)	(28.4)	(6.7)		(37.5)	—		(37.5)

Interest income, net	—	(0.1)	—		(0.1)	—		(0.1)
Loss on warrant liability	(31.3)	—	—		(31.3)	—		(31.3)
Other income, net	—	(0.3)	—		(0.3)	—		(0.3)

Total interest and other income, net	(31.3)	(0.4)	—		(31.7)	—		(31.7)

Loss before income taxes	(33.7)	(28.8)	(6.7)		(69.2)	—		(69.2)

Income tax (expense) benefit	—	—	1.3	BBB	1.3	(0.2)	BBB	1.1

Net loss	(33.7)	(28.8)	(5.4)		(67.9)	(0.2)		(68.1)

Net loss attributable to noncontrolling interest	—	—	(53.1)	CCC	(53.1)	(2.5)	EEE	(55.6)
Net loss attributable to controlling interest	(33.7)	(28.8)	47.7	CCC	(14.8)	2.3	EEE	(12.5)
Earnings per share (Note 5)
Weighted average shares of Class A outstanding, basic	20,737,202				58.4			47.7
Loss per share of Class A (basic)	$—				$(0.25)			$(0.26)
Weighted average shares of Class A outstanding, diluted	20,737,202				58.4			47.7
Loss per share of Class A (diluted)	$—				$(0.25)			$(0.26)
Weighted average shares of Class B outstanding, basic	5,184,300
Loss per share of Class B (basic)	$(6.50)
Weighted average shares of Class B outstanding, diluted	5,184,300
Loss per share of Class B (diluted)	$(6.50)

Unaudited Pro Forma Condensed Combined Statement of Operations for Year Ended December 31, 2020

	Historical Financials				Assuming No Redemptions			Assuming Maximum Redemptions
($ in millions)	VIH (Historical from 7/31/20 through 12/31/20)	Bakkt (Historical from 1/1/20 through 12/31/20)	B2S (Historical from 1/1/20 through 2/21/20)	Combined Bakkt (Historical from 1/1/20 through 12/31/20)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	—	28.5	5.7	34.2	(0.1)	AA	34.1	—		34.1
Operating expenses
Compensation and benefits	—	43.1	3.2	46.3	23.4	FF	69.7	—		69.7
Professional services	—	5.7	1.0	6.7	—		6.7	—		6.7
Technology and communication	—	9.7	0.4	10.1	—		10.1	—		10.1
Selling, general and administrative	1.0	8.2	0.3	8.5	—		9.5	—		9.5
Acquisition-related expenses	—	13.4	—	13.4	25.4	CC	38.8	—		38.8
Depreciation and amortization	—	8.2	1.0	9.2	20.6	BB	29.8	—		29.8
Affiliate expenses	—	3.1	—	3.1	—		3.1	—		3.1
Impairment of long-lived assets	—	15.3	—	15.3	—		15.3	—		15.3
Other operating costs	—	0.9	—	0.9	—		0.9	—		0.9

Total operating expenses	1.0	107.6	5.9	113.5	69.4		183.9	—		183.9

Loss from operations	(1.0)	(79.1)	(0.2)	(79.3)	(69.5)		(149.8)	—		(149.8)

Interest income, net	—	0.1	(0.2)	(0.1)	—		(0.1)	—		(0.1)
Loss on warrant liability	(0.9)	—	—	—	—		(0.9)	—		(0.9)
Transaction costs - warrants	(0.8)	—	—	—	—		(0.8)	—		(0.8)
Compensation expense - warrants	(2.2)	—	—	—	—		(2.2)	—		(2.2)
Other income, net	—	(0.2)	—	(0.2)	—		(0.2)	—		(0.2)

Total interest and other income, net	(3.9)	(0.1)	(0.2)	(0.3)	—		(4.2)	—		(4.2)

Loss before income taxes	(4.9)	(79.2)	(0.4)	(79.6)	(69.5)		(154.0)	—		(154.0)

Income tax (expense) benefit	—	(0.4)	—	(0.4)	6.8	DD	6.4	(1.0)	DD	5.4

Net loss	(4.9)	(79.6)	(0.4)	(80.0)	(62.7)		(147.6)	(1.0)		(148.6)

Net loss attributable to noncontrolling interest	—	—	—	—	(118.7)	EE	(118.7)	(5.2)	GG	(123.9)
Net loss attributable to controlling interest	(4.9)	(79.6)	(0.4)	(80.0)	56.0	EE	(28.9)	4.2	GG	(24.7)
Earnings per share (Note 5)
Weighted average shares of Class A outstanding, basic	20,737,202						58.4			47.7
Loss per share of Class A (basic)	$—						$(0.49)			$(0.52)
Weighted average shares of Class A outstanding, diluted	20,737,202						58.4			47.7
Loss per share of Class A (diluted)	$—						$(0.49)			$(0.52)
Weighted average shares of Class B outstanding, basic	5,184,300
Loss per share of Class B (basic)	$(0.94)
Weighted average shares of Class B outstanding, diluted	5,184,300
Loss per share of Class B (diluted)	$(0.94)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting with VIH as the acquiring entity. Under the acquisition method of accounting, VIH’s assets and liabilities will retain their carrying values and the assets and liabilities associated with Bakkt will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by VIH, who was determined to be the accounting acquirer.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The pro forma adjustments represent management’s estimates based on information available as of the date of the filing of the condensed combined financial statements and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Business Combination that are not expected to have a continuing impact on the statement of operations. Further, estimated one-time transaction-related expenses expected to be incurred in connection with the consummation of the Business Combination are presented in the unaudited pro forma condensed combined statement of operations as if it was consummated on January 1, 2020. The impact of such transaction expenses incurred prior to the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as reductions to liabilities and a decrease to cash, whereas such transaction expenses incurred concurrently with the consummation of the Business Combination are reflected as an adjustment to retained earnings or members deficit and a decrease to cash. Such transaction expenses incurred and paid by Bakkt prior to the Business Combination has been adjusted as part of the Bakkt equity close out adjustment.

The accompanying unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with ASC 805 and are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination had been consummated on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 present the pro forma effect of the Business Combination and B2S Acquisition as if each had been consummated on January 1, 2020. These periods are presented on the basis of VIH being the accounting acquirer.

2.	Description of the Business Combination

Pursuant to the Business Combination Agreement, existing Bakkt owners will receive an aggregate of 208,200,000 Bakkt Opco Common Units and an equal number of Bakkt Pubco Class V Shares. The Business Combination is structured as an Up-C transaction, whereby the Flow-Through Sellers will own equity in Bakkt OpCo Common Units and hold direct voting rights in Bakkt Pubco Class V Common Stock.

Below is a diagram of the transaction:

Structure Diagram

For the sources and uses for funding the Proposed Transaction under the no redemptions and maximum redemption scenarios, see the section entitled “Sources and Uses of Funds for the Proposed Transaction.”

3.	Transaction Accounting Adjustments to Pro Forma Condensed Combined Balance Sheet

Explanations of the transaction accounting adjustments to the pro forma balance sheet are as follows:

(A)	Represents adjustments to cash due to the following inflows and outflows as a result of the Business Combination.

VIH trust account	207.4
PIPE investment	325.0
Buyer transaction costs(1)	(35.5)
Seller expenses(2)	(20.7)

Total	476.2

(1)	Includes $13.0 million PIPE fees that will be netted against the proceeds from the equity issuance.
(2)	Excludes $2.3 million seller’s merger costs that were paid as of March 31, 2021.

(B)

Reflects the release of $207.4 million of cash and cash equivalents held in the Trust Account that become available for transaction consideration, transaction expenses, underwriting commission, redemption of VIH Public Shares, and the operating activities of VIH following the Business Combination.

(C)

Represents the adjustment for the estimated preliminary purchase price allocation for the Bakkt business resulting from the Business Combination. The preliminary calculation of total consideration and allocation of the purchase price to the fair value of Bakkt’s assets acquired and liabilities assumed is presented below as if the Business Combination was consummated on March 31, 2021. The Company’s evaluation of the fair value of assets acquired and the liabilities assumed is preliminary and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the best estimates of the Company based on the information currently available and are subject to change once additional analyses are completed. Potential differences may include, but are not limited to, changes in balance sheet as of the Business Combination date which may change the allocation to intangible assets and change in fair value of property, plant, and equipment.

The following is a preliminary estimate of the fair value of consideration expected to be transferred in the Business Combination under the no redemptions and maximum redemptions scenarios.

($ in millions)	Pro Forma
Equity consideration paid to existing Bakkt ownership in Bakkt Opco (Common Units) and Bakkt Pubco (Class V Shares), net of $32.8 million post combination expense(1)	2,049.2
Cash paid for seller transaction costs	23.1
Total consideration	2,072.3
Current assets	104.7
Property, equipment and software, net	23.1
Non-current assets	19.8
Intangible assets	574.6
Goodwill	1,409.5
Current liabilities	(48.4)
Deferred revenue, current	(4.1)
Non-current liabilities	(3.1)
Deferred revenue, noncurrent	(3.8)

Net assets acquired	2,072.3

(1)

Represents the fair value of the 208.2 million Bakkt Opco Common Units to be issued to Bakkt Equity Holders based on the Redemption Price of $10.00 per share, excluding $32.8 million attributable to the Bakkt Incentive Units, which vest on each of the first and second anniversaries of the effective time of the Merger and will be reflected in post-combination compensation expense over the remaining two-year vesting period.

The following table depicts the sensitivity of the purchase price and resulting goodwill to changes in the price of the Company’s Class A Common Stock. The financial markets generally are experiencing higher than normal volatility and, therefore, the transaction accounting adjustments to goodwill may vary significantly due to such volatility. See the section entitled “Risk Factors — Risks Related to the Domestication and the Business Combination” beginning on page 54 of this proxy statement/prospectus for additional information about factors that may impact the price per share of the Class A Common Stock.

($ in millions, except for price per share)		Pro Forma
Change in Price Per Share	Price Per Share	Estimated Purchase Price	Estimated Goodwill
Increase of 30%	$13.00	$2,658.8	$1,996.0
Increase of 20%	12.00	2,463.3	1,800.5
Increase of 10%	11.00	2,267.8	1,605.0
As presented in pro forma	10.00	2,072.3	1,409.5
Decrease of 10%	9.00	1,876.8	1,214.0
Decrease of 10%	8.00	1,681.3	1,018.5
Decrease of 10%	7.00	1,485.9	823.1

Intangible Assets: The following describes intangible assets that met either the separability criterion or the contractual-legal criterion described in ASC 805, and the anticipated valuation approach. The trademark and trade name intangible assets represent the trade names that Bakkt originated or acquired which was valued using the relief-from-royalty method. The licenses intangible assets represent the money transmitter licenses, New York State virtual currency license, and other regulatory licenses held by Bakkt which were valued using the with-and-without method, a form of the income approach. The customer relationships intangible asset represents the existing customer relationships of Bakkt that was estimated by applying the multi-period excess earnings method. The developed technology intangible asset represents technology acquired or developed by Bakkt for the purpose of generating income for Bakkt, which was valued using the relief-from-royalty method. The access to exchanges intangible asset represents Bakkt’s rights to use exchange and clearing licenses which were valued using the multi-period excess earnings method.

($ in millions)	Weighted average useful life (years)	Fair value
Indefinite-lived
Trademark / Trade Names	n/a	26.3
Licenses – MTL and BIT	n/a	272.8
Licenses – Trust	n/a	25.5
Definite-lived
Customer Relationship – Consumer	8.5	9.0
Customer Relationship – Loyalty	11.0	40.5
Developed Technology – Consumer	6.0	57.7
Developed Technology – Loyalty	6.0	10.0
Developed Technology – Markets	4.0	1.8
Access to Exchanges	12.0	131.0

Total		574.6

Goodwill: Approximately $1,409.5 million has been allocated to goodwill. Goodwill represents the excess of the gross consideration transferred over the estimated fair value of the underlying net tangible and identifiable intangible assets acquired. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets. Goodwill represents future economic benefits arising from acquiring Bakkt primarily due to its strong market position and its assembled workforce that are not individually identified and separately recognized as intangible assets.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill and indefinite lived intangible assets related to certain acquired brands will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of the combined company determines that the value of goodwill and/or indefinite/finite lived intangible assets has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.

(D)

Reflects a reduction in deferred revenues related to the estimated fair value of the acquired deferred revenue related to the Business Combination. The adjustment is based on fair value estimates for deferred revenue, adjusted for costs to fulfill the liabilities assumed, plus normal profit margin. The difference between this adjusted deferred revenue at fair value and Bakkt’s historical deferred revenue results in a revenue reduction on a pro forma basis.

(E)	Reflects the payment of $10.5 million of acquisition-related expenses and $7.3 million of deferred underwriters’ and legal fees payable incurred by Bakkt and the Company, respectively.

(F)

Represents the pro forma adjustment for the 10.7 million shares of Bakkt Pubco Class A common stock with a par value of $0.0001 per share that are assumed to be redeemed under the maximum redemptions scenario at an estimated per share redemption price of $10.00. Under the maximum redemption scenario, $107.0 million in cash will be paid to redeeming shareholders with the offset to additional paid in capital.

(G)	The following table summarizes the pro forma adjustments impacting equity (amounts in thousands):

	Adjustments to historical mezzanine equity and equity	New equity structure (Assuming No Redemptions)	Other items	Pro Forma Transaction Accounting Adjustments (Assuming No Redemptions)	Additional Pro Forma Transaction Accounting Adjustments (Assuming Maximum Redemptions)
VIH shareholders’ mezzanine equity and equity:
Class A ordinary shares subject to possible redemption	$(139.4)	$—	$—	$(139.4)	$—
Class A common stock, par value $0.0001	—	0.1	—	0.1	—
Additional paid in capital	—	584.1	(23.5)	560.6	(107.0)
Bakkt members’ mezzanine equity and equity:
Incentive units	(22.3)	—	—	(22.3)	—
Class A voting units	(2.7)	—	—	(2.7)	—
Class B voting units	(182.5)	—	—	(182.5)	—
Class B warrants	(5.4)	—	—	(5.4)	—
Class C voting units	(310.1)	—	—	(310.1)	—
Accumulated other comprehensive income	(0.3)	—	—	(0.3)	—
Combined equity:
Accumulated deficit	141.3	—	(25.4)	115.9	—

Total members’ or shareholders’ mezzanine equity and equity	$(521.4)	$584.2	$(48.9)	$(13.9)	$(107.0)

Adjustments to historical mezzanine equity and equity: Reflects the elimination of VIH’s historical mezzanine equity and Bakkt’s historical equity. Bakkt Incentive Units will be converted into the right to receive a portion of the aggregate consideration of 208,200,000 Bakkt Opco Common Units and 208,200,000 Bakkt Pubco Class V Shares equal to the Aggregate Merger Consideration multiplied by the incentive unit holders’ pro rata percentage, determined by the aggregate number of incentive units held divided by the number of equity interests in Bakkt on a fully diluted basis. Pursuant to its authority under the Bakkt Plan, the plan administrator determined that, in accordance with the terms of the Bakkt Plan, the Bakkt Incentive Units would be treated, as to vesting, as if the Proposed Transaction were an IPO (as defined in the Bakkt Plan). The amount of Paired Interests that a holder of Bakkt Incentive Units will be entitled to receive at the Closing is based on the exchange ratio for the Bakkt Interests held by the Bakkt Equity Holders, equitably adjusted to give effect to the terms of such holders’ grants and the underlying threshold value applicable to a grant. Converted Bakkt Incentive Units are reflected in the pro forma noncontrolling interest in Note 3(H).

New equity structure: Reflects the controlling interest of 58,421,502 shares at a per share price of $10.00 and par value of $0.0001.

Other items: Reflects the incremental non-recurring transaction-related expenses of $25.4 million to accumulated deficit, excluding $12.9 million of transaction-related costs already expensed and reflected in VIH’s and Bakkt’s accumulated deficit as of March 31, 2021, $7.3 million of deferred underwriters’ and legal fees netted in VIH’s additional paid in capital as of March 31, 2021, PIPE fees of $13.0 million to additional paid-in capital, and the adjustment to additional paid-in capital related to the application of purchase accounting.

Additional pro forma accounting adjustments assuming maximum redemptions: Reflects the applicable deferred taxes under the maximum redemptions scenario and the adjustment for the 10.7 million shares of Bakkt Pubco Class A common stock with a par value of $0.0001 per share that are assumed to be redeemed under the maximum redemptions scenario at an estimated per share redemption price of $10.00.

(H)	Represents the pro forma adjustment to record noncontrolling interest in Bakkt Opco of 77.1% under the no redemptions scenario.

4.	Transaction Accounting Adjustments to Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2020

Explanations of the transaction accounting adjustments to the pro forma statement of operations are as follows:

(AA)

Reflects a reduction in revenues related to the estimated fair value of the acquired deferred revenue related to the Business Combination. The adjustment is based on fair value estimates for deferred revenue, adjusted for costs to fulfill the liabilities assumed, plus normal profit margin. The difference between this adjusted deferred revenue at fair value and Bakkt’s historical deferred revenue results in a revenue reduction on a pro forma basis.

(BB)

Represents adjustments to incorporate estimated additional tangible and intangible assets depreciation and amortization for the step-up basis from purchase price accounting (“PPA”) at the closing of the Business Combination. This pro forma adjustment has been proposed assuming the Business Combination happened on January 1, 2020. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses that is adjusted to administrative expenses:

($ in millions)	Weighted average useful life (years)	Fair value	Amortization Expense for the twelve months ended December 31, 2020
Trademarks / Trade Names – Bakkt	n/a	26.3	n/a
Licenses – MTL and BIT	n/a	272.8	n/a
Licenses – Trust	n/a	25.5	n/a
Customer Relationship Consumer Application	8.5	9.0	1.1
Customer Relationship – Loyalty	11.0	40.5	3.7
Developed Technology – Consumer Application	6.0	57.7	9.6
Developed Technology – Loyalty	6.0	10.0	1.7
Developed Technology – Markets	4.0	1.8	0.4
Access to Exchanges	12.0	131.0	10.9

Total		574.6	27.4
Less: Historical amortization expenses			(6.8)

Pro forma adjustments to amortization expenses			20.6

(CC)

Reflects estimated transaction-related costs expected to be incurred by VIH and Bakkt related to the Business Combination as if it was consummated on January 1, 2020. These transaction-related costs are non-recurring. Pro forma transaction-related costs adjustment of $25.4 million excludes $7.3 million of deferred underwriters’ and legal fees netted against additional paid-in capital and $2.9 million of transaction-related costs already expensed in VIH’s and Bakkt’s historical statements of operations for the fiscal year ended December 31, 2020.

(DD)

Represents the income tax impacts from the pro forma adjustments and estimated deferred tax liabilities and deferred tax assets related to the fair valuation of net assets reflected in the pro forma balance sheet (excluding adjustments related to goodwill, which is assumed to be non tax-deductible) under the no redemptions and maximum redemptions scenarios. The tax rates are based on preliminary assumptions related to the underlying jurisdictions in which the income or expense will be recorded. The effective tax rate of the combined company could be significantly different depending on the post-merger activities, including cash needs, geographical mix of net income and tax planning strategies.

(EE)	Represents the adjustment to present noncontrolling interest in Bakkt Opco of 77.1% under the no redemptions scenario. The adjustment includes the estimated income tax impacts from Note 4(DD).

(FF)

Represents post combination pro forma expense adjustment associated with Bakkt Incentive Units, one third of which vest over the first year post merger. The pro forma expense adjustment is based on the Redemption Price of $10.00 per share.

(GG)

Represents the pro forma adjustment to record noncontrolling interest in Bakkt Opco of 80.4% under the maximum redemptions scenario. The adjustment includes the estimated income tax impacts from Note 4(DD).

5.	Transaction Accounting Adjustments to Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2021

Explanations of the transaction accounting adjustments to the pro forma statement of operations are as follows:

(AAA)

Represents adjustments to incorporate estimated additional tangible and intangible assets depreciation and amortization for the step-up basis from purchase price accounting (“PPA”) at the closing of the Business Combination. This pro forma adjustment has been proposed assuming the Business Combination happened on January 1, 2020. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses that is adjusted to administrative expenses:

($ in millions)	Weighted average useful life (years)	Fair value	Amortization Expense for the three months ended March 31, 2021
Trademarks / Trade Names - Bakkt	n/a	26.3	n/a
Licenses - MTL and BIT	n/a	272.8	n/a
Licenses - Trust	n/a	25.5	n/a
Customer Relationship Consumer Application	8.5	9.0	0.3
Customer Relationship - Loyalty	11.0	40.5	0.9
Developed Technology - Consumer Application	6.0	57.7	2.4
Developed Technology - Loyalty	6.0	10.0	0.4
Developed Technology - Markets	4.0	1.8	0.1
Access to Exchanges	12.0	131.0	2.7

Total		574.6	6.8
Less: Historical amortization expenses			(2.4)

Pro forma adjustments to amortization expenses			4.4

(BBB)

Represents the income tax impacts from the pro forma adjustments and estimated deferred tax liabilities and deferred tax assets related to the fair valuation of net assets reflected in the pro forma balance sheet (excluding adjustments related to goodwill, which is assumed to be non tax-deductible) under the no redemptions and maximum redemptions scenarios. The tax rates are based on preliminary assumptions related to the underlying jurisdictions in which the income or expense will be recorded. The effective tax rate of the combined company could be significantly different depending on the post-merger activities, including cash needs, geographical mix of net income and tax planning strategies.

(CCC)	Represents the adjustment to present noncontrolling interest in Bakkt Opco of 77.1% under the no redemptions scenario. The adjustment includes the estimated income tax impacts from Note 5(BBB).

(DDD)

Represents post-combination pro forma expense adjustment associated with Bakkt Incentive Units, one-third of which vest over the first year post-merger. The pro forma expense adjustment is based on the Redemption Price of $10.00 per share.

(EEE)

Represents the pro forma adjustment to record noncontrolling interest in Bakkt Opco of 80.4% under the maximum redemptions scenario. The adjustment includes the estimated income tax impacts from Note 5(BBB).

6.	Pro Forma Earnings Per Share Information

As a result of the Business Combination, both the pro forma basic and diluted number of shares are reflective of 58,421,502 shares and 47,721,502 of Bakkt Pubco Class A common stock outstanding under the no redemptions and maximum redemptions scenarios, respectively.

	Three Months Ended March 31, 2021
	Assuming No Redemptions	Assuming Maximum Redemptions
Net loss attributable to controlling interest ($ in millions)	$(14.8)	$(12.5)
Weighted average shares outstanding, controlling (shares in millions)	58.4	47.7
Loss per share (basic)	$(0.25)	$(0.26)
Loss per share (diluted)	$(0.25)	$(0.26)

	Year Ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions
Net loss attributable to controlling interest ($ in millions)	$(28.9)	$(24.7)
Weighted average shares outstanding, controlling (shares in millions)	58.4	47.7
Loss per share (basic)	$(0.49)	$(0.52)
Loss per share (diluted)	$(0.49)	$(0.52)

Earnings per share exclude warrants and contingently issuable shares that would be anti-dilutive to pro forma EPS, including (i) 10,368,601 redeemable warrants issued by VIH in its initial public offering, (ii) 6,147,440 warrants to purchase Class A ordinary shares of VIH that were issued to the Sponsor in a private placement concurrently with the initial public offering, and (iii) 208,200,000 Bakkt Opco Common Units owned by the Flow- Through Sellers that are exchangeable (together with the cancellation of an equal number of shares of voting, non-economic Class V common stock) into Class A common stock.

INFORMATION ABOUT VIH

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to VIH prior to the consummation of the Business Combination.

General

VPC Impact Acquisition Holdings is a blank check company incorporated on July 31, 2020 as a Cayman Islands exempted company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination, one or more businesses or entities. VIH has neither engaged in any operations nor generated any revenue to date. Based on VIH’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Significant Activities Since Inception

On August 3, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover VIH’s offering costs in consideration for 5,750,000 VIH Class B Ordinary Shares (the “Founder Shares”). The Founder Shares included an aggregate of 750,000 shares that were subject to forfeiture by the Sponsor to the extent the underwriter’s over-allotment option was not exercised in full or in part, so that the number of Founder Shares would collectively represent 20% of VIH’s issued and outstanding shares upon the completion of the IPO. In September 2020, the Sponsor transferred an aggregate of 60,000 Founder Shares to members of the VIH Board, resulting in the Sponsor holding 5,690,000 Founder Shares.

On September 25, 2020, VIH consummated its IPO of 20,000,000 VIH Units. Each VIH Unit consists of one VIH Class A Ordinary Share and one-half of one Public Warrant, with each Public Warrant entitling the holder thereof to purchase one VIH Class A Ordinary Share for $11.50 per share. The VIH Units were sold at a price of $10.00 per VIH Unit, generating gross proceeds to VIH of $200,000,000. Pursuant to an option granted to Jefferies, the representative of the several underwriters in the IPO, on October 1, 2020, the underwriters partially exercised the option and purchased 737,202 VIH Units, generating gross proceeds of $7,372,020. As a result of the underwriters not exercising the over-allotment in full, 565,700 Founder Shares were forfeited, resulting in an aggregate of 5,184,300 Founder Shares issued and outstanding. In addition, VIH completed the sale of 6,147,440 Private Placement Warrants at a price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $6,147,440.

Following the closing of the IPO, a total of $207,372,020 ($10.00 per VIH Unit) of the net proceeds from the IPO and the sale of the Private Placement Warrants was placed in the Trust Account. The proceeds held in the Trust Account may be invested by the trustee only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of July 8, 2021, funds in the Trust Account totaled $207,393,674.98. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the Redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of VIH’s obligation to redeem 100% of the Public Shares if it does not complete a business combination by September 25, 2022, and (3) the Redemption of all of the Public Shares if VIH is unable to complete a business combination by September 25, 2022, subject to applicable law.

The VIH Units, VIH Class A Ordinary Shares and Public Warrants are currently listed on Nasdaq under the symbols “VIHAU,” “VIH,” and “VIHAW,” respectively.

Effecting a Business Combination

General

VIH is not presently engaged in, and VIH will not engage in, any substantive commercial business until it completes the Business Combination with Bakkt or another target business.

Fair Market Value of Target Business

Nasdaq listing rules require that VIH must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of VIH’s signing a definitive agreement in connection with its initial business combination. The VIH Board determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of the Proposed Transaction

VIH is seeking shareholder approval of the Proposed Transaction at the extraordinary general meeting to which this proxy statement/prospectus relates and, in connection with such extraordinary general meeting, holders of Public Shares may redeem their shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such Redemption Rights will be effected under the Cayman Constitutional Documents and the laws of the Cayman Islands. Unlike other blank check companies in which the initial shareholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the Public Shareholders in connection with an initial business combination, the Sponsor and its directors and officers have agreed pursuant to the Insider Letter Agreement (a) to vote (i) the Founder Shares (all of which are held by the Sponsor) and (ii) any other VIH Shares owned by the Sponsor or VIH’s directors and officers, in favor of the Business Combination; and (b) not to redeem any VIH Shares in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination, or a vote to amend the provisions of the Cayman Constitutional Documents relating to shareholders’ rights or pre-business combination activity. If the Business Combination is not completed, then Public Shareholders electing to exercise their Redemption Rights will not receive such payments and their shares will not be redeemed.

VIH will complete the Business Combination (or any other proposed business combination, if the Business Combination is not completed) only if, among other conditions, VIH has raised, after giving effect to the Redemptions, Available Cash in an amount equal to at least $425,000,000.

To ensure that it can meet the Available Cash Condition at the Closing, VIH may seek additional equity financing in connection with the Business Combination involving the issuance of additional equity securities of VIH. In the event that VIH issues additional equity in connection with such equity financing or, in the event Bakkt waives the Available Cash Condition so that a larger portion of the Merger Consideration is payable in Bakkt Opco Common Units, the ownership percentage in the Company belonging to the Public Shareholders will be reduced.

Despite the Available Cash Condition, VIH may be able to complete the Business Combination even if a majority of the Public Shareholders do not agree with the Business Combination and have redeemed their shares or if VIH has entered into privately negotiated agreements for investors to sell their shares to the Sponsor, directors and officers, advisors or their affiliates.

Please refer to the section entitled “Risk Factors—Risks Related to VIH” beginning on page 104 of this proxy statement/prospectus for more information.

Liquidation if No Business Combination

Unless VIH submits and VIH shareholders approve an extension, if the Business Combination (or combination with another target business) is not completed by September 25, 2022, such condition will trigger VIH’s automatic winding up, dissolution and liquidation pursuant to the terms of the Cayman Constitutional Documents. As a result, this has the same effect as if VIH had formally gone through a voluntary liquidation procedure under the Companies Act. Accordingly, no vote would be required from VIH’s shareholders to commence such a voluntary winding up, dissolution and liquidation.

The amount in the Trust Account (less approximately $2,073.72 representing the aggregate nominal par value of the Public Shares) under the Companies Act will be treated as a share premium which is distributable under the Companies Act provided that immediately following the date on which the proposed distribution is proposed to be made, VIH is able to pay its debts as they fall due in the ordinary course of business. If VIH is forced to liquidate the Trust Account, VIH anticipates that it would distribute to its Public Shareholders the amount in the Trust Account calculated as of the date that is two business days prior to the distribution date (including any accrued interest). Prior to such distribution, VIH would be required to assess all claims that may be potentially brought against it by its creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the Public Shareholders with respect to amounts that are owed to them. VIH cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event VIH enters an insolvent liquidation. Furthermore, while VIH has obtained and it will continue to seek to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business and prospective target businesses execute agreements with VIH waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with VIH, they will not seek recourse against the Trust Account or that a court would conclude that such agreements are legally enforceable.

The Sponsor and VIH’s directors and officers have agreed to waive their rights to participate in any liquidation of the Trust Account or other assets with respect to the Founder Shares held by them and to vote their Founder Shares in favor of any dissolution and plan of distribution which VIH submits to a vote of shareholders. There will be no distribution from the Trust Account with respect to VIH’s warrants, which will expire worthless.

Pursuant to the Merger Agreement, Bakkt has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account held for its Public Shareholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom) except, in each case with respect to claims that Bakkt or its affiliates may have in the future against VIH’s assets or funds that are not held in the Trust Account (other than distributions to the Public Shareholders) and claims against any other Person (or any affiliate thereof) that is party to an alternative business combination consummated by VIH.

If VIH is unable to complete the Business Combination and expends all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account and without taking into account interest, if any, earned on the Trust Account, the per-share distribution from the Trust Account would be approximately $10.00 based on the value of the Trust Account as of July 8, 2021.

The proceeds deposited in the Trust Account could, however, become subject to the claims of VIH’s creditors which would be prior to the claims of the Public Shareholders. Although VIH has obtained and will continue to seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities VIH engages execute agreements with VIH waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against VIH’s assets, including the funds held in the Trust Account.

The Sponsor has agreed that it will be liable to VIH if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which VIH has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (a) $10.00 per Public Share (or such higher amount then held in trust) or (b) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under VIH’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Additionally, if VIH is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in VIH’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the shareholders. To the extent any bankruptcy claims deplete the Trust Account, VIH cannot assure you it will be able to return to the Public Shareholders at least $10.00 per Public Share (or such higher amount then held in trust).

Employees

VIH has three officers who are its only employees. These individuals are not obligated to devote any specific number of hours to VIH’s matters and intend to devote only as much time as they deem necessary to its affairs. VIH does not intend to have any full-time employees prior to the completion of a business combination. Upon completion of the Proposed Transaction, the employment of these officers will terminate.

Facilities

VIH maintains its principal executive offices at 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606. VIH considers its current office space, combined with the other office space otherwise available to its officers, adequate for its current operations. Upon completion of the Proposed Transaction, the principal executive offices of the Company will be located at 5900 Windward Parkway, Suite 450 Alpharetta, Georgia 30005.

Legal Proceedings

There are no legal proceedings pending against VIH.

DIRECTORS, OFFICERS, EXECUTIVE

COMPENSATION AND CORPORATE GOVERNANCE OF VIH

PRIOR TO THE BUSINESS COMBINATION

Management and VIH Board

VIH’s current directors and officers are as follows:

Name	Age	Title
John Martin	61	Chairman and Chief Executive Officer
Gordon Watson	42	President Chief Operating Officer and Director
Olibia Stamatoglou	41	Chief Financial Officer
Adrienne Harris	39	Director
Kai Schmitz	52	Director
Kurt Summers	41	Director

John Martin has been the Chairman of the Board of Directors and Chief Executive Officer of VIH since its inception. Mr. Martin maintains over thirty years of investment experience and is a Senior Partner at Victory Park Capital Advisors, LLC (“Victory Park”). Martin served as managing partner and co-CEO of Antares Capital, LP, a private debt credit manager, until May 2019. He was a founding partner of the original Antares Capital in 1996, a start-up business that provided acquisition financing capital to the portfolio companies of private equity firms across North America. Over the course of nine years, Antares grew to become one of the largest providers of acquisition capital to private equity sponsors in the middle market. Following the firm’s acquisition by GE Capital in 2005, Martin became President and CEO of the newly branded GE Antares Capital and helped to direct the strategic vision of the business. In addition, he presided over numerous acquisitions and divestitures, including the sale of the firm to The Canada Pension Plan Investment Board (“CPPIB”) for $12 billion in August 2015. Subsequently, Antares went on to raise more than $6.5 billion in the CLO market from a global investor base comprised of banks, pension funds, insurance companies and asset managers. Following the acquisition by CPPIB, Martin sat on the Antares Investment Committee throughout his tenure at the company and was a member of the board of directors. At the time of his retirement, the firm’s assets under management totaled more than $24 billion.

Gordon Watson has been President, Chief Operating Officer and Director of VIH since its inception. Mr. Watson joined Victory Park in 2014 and is currently a Partner. Mr. Watson is a member of Victory Park’s investment committee and helps lead its Fintech investing team. Mr. Watson is the Investment Manager for VIH Specialty Lending Investments PLC (LSE: VSL), a Victory Park managed U.K. publicly listed investment trust focused on opportunities in the Fintech market. Previously, Mr. Watson was a portfolio manager focused on distressed debt at GLG Partners, a London-based 31 billion multi-strategy hedge fund that concentrates on a diverse range of alternative investments. Mr. Watson joined GLG when it purchased Ore Hill Partners, a credit focused hedge fund where he was a partner.

Mr. Watson’s leadership experience, as well as his experience in fintech, have provided him with the financial knowledge and background to serve as a director on the Company Board.

Olibia Stamatoglou has been Chief Financial Officer of VIH since its inception. Ms. Stamatoglou is the Chief Financial Officer and Chief Compliance Officer of Victory Park. Previously, Ms. Stamatoglou served as vice president of finance at Valor Equity Partners where she managed firm and fund finance activities. Prior to Valor, she served as chief operating officer and chief financial officer of First National Assets, a specialty finance private equity group specializing in tax lien purchases and real estate owned ventures. She joined First National Assets from Aurora Investment Management where she progressed through several accounting roles. Ms. Stamatoglou was recognized as one of Crain’s Notable Women in Finance for 2019.

Adrienne Harris has been a director since September 2020. Ms. Harris is currently a Professor of the Practice and a Gates Foundation Senior Research Fellow with the Center for Finance, Law and Policy at the University of Michigan. Ms. Harris advises fintech companies, incumbent financial institutions and large venture capital firms, and currently serves on the Board of Directors of Financial Health Network, Beneficial State Bank, and Homie, Inc. From 2017 to 2019, Ms. Harris served as Chief Business Officer and General Counsel at States Title, Inc., where she currently serves as Advisor. From 2015 to 2017, Ms. Harris served as Special Assistant to the President for Economic Policy at the National Economic Council, where she spearheaded the development of the administration’s fintech strategy, chairing both the Interagency Fintech Working Group and the Administration’s Distributed Ledger Technology Task Force. From 2013 to 2015, Ms. Harris served as Senior Advisor to the Deputy Secretary at the U.S. Department of the Treasury. From 2008 to 2013, Ms. Harris was an Associate at Sullivan & Cromwell LLP. Ms. Harris received an M.B.A. from NYU Stern School of Business, a J.D. from Columbia University Law School, where she was a member of the Columbia Law Review, and a B.A. from Georgetown University, where she was a John Carrol Scholar and graduated with honors.

Ms. Harris’ extensive background in finance, law, and government has provided her with the financial experience, knowledge and background to serve as a director on the Company Board.

Kai Schmitz has been a director since September 2020. Mr. Schmitz is currently a Partner at Amadeus Capital, where he focuses on growth stage investments in Emerging Markets, secondaries and Fintech investments. Mr. Schmitz currently serves on the Board of Directors of Koin (online point of sale financing), Minka (financial services cloud), Movii (digital bank), and RS2 (SaaS payment platform). From 2012 to 2019, Mr. Schmitz was Investment Lead Fintech and Regional Head Latin America at IFC, the World Bank’s private sector investment bank, where he was instrumental in building the Fintech portfolio to $600 million. From 2010 to 2012, Mr. Schmitz was a Senior Advisor at the World Bank’s Payment Systems Development Group, where he advised Central Banks and other government agencies on payment market infrastructure and regulation. Previously, Mr. Schmitz co-founded two companies, a remittance company in London and a financial services business with operations in the U.S. and Latin America. Mr. Schmitz has also worked at law firms in Hamburg and London. Mr. Schmitz received a J.D. equivalent from University of Hamburg and an MBA from Henley Management College in the UK.

Kurt Summers has been a director since September 2020. Mr. Summers has twenty years of experience in both private and public sector finance. Mr. Summers is currently a Senior Advisor at both Blackstone and Ullico, where he provides insight and strategic direction around various investment opportunities and existing holdings. From 2014 to 2019, Mr. Summers served as Treasurer of the City of Chicago, where he managed the city’s more than $8 billion investment portfolio and served as a trustee or fiduciary of five local pension boards with nearly $25 billion under management. As Treasurer of Chicago, Mr. Summers and his team more than tripled the returns on the city’s portfolio, which now generates more than $100 million of incremental revenue to Chicago’s taxpayers, bondholders and other stakeholders each year. From 2012 to 2014, Mr. Summers served as Senior Vice President at Grosvenor Capital Management where he helped lead the firm’s strategy and business development efforts and served as a member of the Office of the Chairman. From 2010 to 2012, Mr. Summers served as Chief of Staff to the Cook County Board President where he was the architect of a turnaround of the second largest county in the country. From 2009 to 2010, Mr. Summers served as Managing Director at Ryan Specialty Group, an international specialty insurance organization. Mr. Summers began his career at McKinsey & Company, a preeminent global strategy-consulting firm, and also worked as an investment banker at Goldman Sachs. Mr. Summers received a BSBA in Finance and International Business with high honors from Washington University and an MBA from Harvard Business School.

Corporate Governance

Number, Terms of Office and Election of Officers and Directors

The VIH Board currently consists of five members. Holders of Public Shares do not have the right to vote on the election of directors during such time. These provisions of the Cayman Constitutional Documents may only be amended by a special resolution passed by at least 90% of the VIH Shares voting in an extraordinary general meeting. Each of the directors holds office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on the VIH Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the VIH Board or by a majority of the holders of the Founder Shares.

The officers of VIH are elected by the VIH Board and serve at the discretion of the VIH Board, rather than for specific terms of office. The VIH Board is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents as it deems appropriate. The Cayman Constitutional Documents provide that the officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the VIH Board.

The directors and officers following the Business Combination will be changed pursuant to the Merger Agreement as is described above under the section of this proxy statement/prospectus entitled “Management of the Company Following the Business Combination” beginning on page 319 of this proxy statement/prospectus.

Director Independence

The Nasdaq listing standards require that a majority of the VIH Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The VIH Board has determined that each of Adrienne Harris, Kai Schmitz and Kurt Summers is an independent director under applicable SEC and Nasdaq rules. The independent directors have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of the officers or directors of VIH has received any compensation for services rendered to VIH. Until the earlier of completion of an initial business combination and the liquidation of VIH, VIH will pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. The Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on behalf of VIH, such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or VIH’s or their affiliates.

In connection with the Business Combination, the Company intends to adopt a non-employee director compensation policy and after the Closing, directors or members of the VIH management team who remain with the Company will be paid director compensation, consulting, management or other fees from the Company. All of these fees are fully disclosed to shareholders, to the extent then known, in this proxy statement/prospectus. For more information regarding compensation of the non-employee directors following the Business Combination, see “Management of the Company Following the Business Combination – Outside Director Compensation Program.” Any compensation to be paid to the officers will be determined by a compensation committee constituted solely by independent directors.

VIH does not intend to take any action to ensure that members of its management team maintain their positions with the Company after the completion of the Proposed Transaction, although it is possible that some or all of the officers and directors of VIH may negotiate employment or consulting arrangements to remain with the Company after the Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with the Company may have influenced management’s motivation in identifying or selecting Bakkt but VIH does not believe that the ability of its management to remain with the Company after the completion of the Proposed Transaction was a determining factor in the decision to proceed with the Business Combination. VIH is not party to any agreements with its officers or directors that provide for benefits upon termination of employment.

Committees of the VIH Board

The VIH Board currently has three standing committees: an audit committee, a compensation committee and a corporate governance committee. Each committee operates under a charter that has been approved by the VIH Board and has the composition and responsibilities described below. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

The VIH Board has established an Audit Committee. The members of the Audit Committee are Adrienne Harris, Kai Schmitz and Kurt Summers. Kai Schmitz serves as chairman of the audit committee.

Each member of the audit committee is financially literate and the VIH Board has determined that Mr. Summers qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

VIH has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•

assisting board oversight of (1) the integrity of VIH’s financial statements, (2) VIH’s compliance with legal and regulatory requirements, (3) VIH’s independent registered public accounting firm’s qualifications and independence, and (4) the performance of VIH’s internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by VIH;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by VIH, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the firm has with VIH in order to evaluate their continued independence;

•

setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss VIH’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing VIH’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to VIH entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and VIH legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding VIH’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The VIH Board has established a Compensation Committee. The members of the Compensation Committee are Adrienne Harris and Kurt Summers. Mr. Summers serves as chairman of the compensation committee. VIH has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer’s based on such evaluation;

•	reviewing and making recommendations to the VIH Board with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all other officers;

•	reviewing executive compensation policies and plans;

•	implementing and administering incentive compensation equity-based remuneration plans;

•	assisting management in complying with proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for officers and employees;

•	producing a report on executive compensation to be included in the annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

The VIH Board has established a Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Adrienne Harris, Kai Schmitz and Kurt Summers. Ms. Harris serves as chair of the Nominating and Corporate Governance Committee. VIH has adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Nominating and Corporate Governance Committee, including:

•

identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the VIH Board, and recommending to the VIH Board candidates for nomination for election at the annual general meeting or to fill vacancies on the board of directors;

•	developing and recommending to the VIH Board and overseeing implementation of corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the VIH Board, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter provides that the Nominating and Corporate Governance Committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms. In general, in identifying and evaluating nominees for directors, the VIH Board considers educational background, diversity of professional experience, knowledge of VIH’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of VIH shareholders.

Compensation Committee Interlocks and Insider Participation

None of the officers of VIH currently serves, and in the past year has not served, (a) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the compensation committee, or (b) as a member of the compensation committee of another entity, one of whose officers served on the VIH Board.

Code of Ethics

VIH has adopted a Code of Ethics applicable to its directors, officers and employees.

How to Obtain the Code of Ethics and Committee Charters

VIH has filed copies of its Code of Ethics, Audit Committee charter, Compensation Committee charter and Nominating and Corporate Governance Committee charter as exhibits to its registration statement filed in connection with its IPO. You may review these documents by accessing its public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. See the section entitled “Where You Can Find More Information” beginning on page 335 of this proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF VIH

Cautionary Note Regarding Forward-Looking Statements

All statements other than statements of historical fact included in this section regarding VIH’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this section, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or VIH’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, VIH’s management. Actual results could differ materially from those contemplated by the forward- looking statements as a result of certain factors detailed in our filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on VIH’s behalf are qualified in their entirety by this paragraph.

Overview

VIH is a blank check company incorporated on July 31, 2020 as a Cayman Islands exempted company incorporated for the purpose of effecting a Business Combination. VIH intends to effectuate its initial Business Combination using cash from the proceeds of the IPO and the sale of the Private Placement Warrants, VIH shares, debt or a combination of cash, equity and debt.

VIH expects to continue to incur significant costs in the pursuit of its acquisition plans. VIH cannot assure you that its plans to complete a Business Combination will be successful.

Recent Developments

Agreement For Business Combination

On January 11, 2021, VIH entered into the Merger Agreement, as amended by the Amendment to Agreement and Plan of Merger, dated as of March 30, 2021, with the Merger Sub and Bakkt. The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following Proposed Transaction: (i) at the Closing, in accordance with the DLLCA, the Merger with and into Bakkt will occur, the separate corporate existence of Merger Sub will cease and Bakkt will be the surviving limited liability company, to be renamed Bakkt Opco Holdings, LLC; (ii) immediately prior to the closing of the PIPE Investment (as defined below) and the effective time of the Merger, in connection with the Domestication described below, the Company will be renamed “Bakkt Holdings, Inc.”; and (iii) as a result of the Merger, the aggregate consideration to be received in respect of the Merger by all of the Bakkt interest holders will be an aggregate of 208,200,000 Bakkt Opco Units and 208,200,000 shares of class V common stock of Bakkt PubCo, which will be non-economic, voting shares of Bakkt Pubco.

The board of directors of VIH has unanimously (i) approved and declared advisable the Merger Agreement, the Proposed Transaction and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the shareholders of VIH.

Prior to the Closing, subject to the approval of our shareholders, and in accordance with the DGCL, the CICA and VIH’s amended and restated memorandum and articles of association, VIH will effect a Domestication and be renamed “Bakkt Holdings, Inc.”

Upon the Closing, Bakkt Pubco will be organized in an “Up-C” structure in which substantially all of the assets and the business of Bakkt Pubco will be held by Bakkt Opco and its subsidiaries, and Bakkt Pubco’s only direct assets will consist of Bakkt Opco Units. Assuming no redemptions of public shares in connection with the Proposed Transaction, upon the Closing Bakkt Pubco is expected to own approximately 22% of Bakkt Opco Units and will be the managing member of Bakkt Opco. All remaining Bakkt Opco Units will be owned by the Bakkt Equity Holders.

On January 11, 2021, concurrently with the execution of the Merger Agreement, we entered into subscription agreements the PIPE Investors which include certain existing equity holders of the Company and Bakkt), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors, which include certain existing equity holders of the Company and Bakkt, have collectively subscribed for 32,500,000 Bakkt Pubco Class A Shares for an aggregate purchase price equal to $325,000,000 (the “PIPE Investment”).

The consummation of the proposed business combination described herein is subject to certain conditions as further described in the Merger Agreement.

For more information about the Merger Agreement and the proposed business combination, see VIH’s Current Report on Form 8-K filed with the SEC on January 11, 2021 (File No. 001-39544).

Results of Operations

VIH has neither engaged in any operations (other than searching for a Business Combination after its IPO) nor generated any revenues to date. VIH’s only activities from inception to March 31, 2021 were organizational activities, those necessary to prepare for the IPO, described below, and, after the IPO, identifying a target company for a business combination. VIH does not expect to generate any operating revenues until after the completion of the Business Combination. VIH generates non-operating income in the form of interest income on marketable securities held in the Trust Account. VIH incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a Business Combination.

As a result of the restatement described in Note 2 of the notes to the financial statements included herein, VIH classifies the warrants issued in connection with our Initial Public Offering as liabilities at their fair value and adjust the warrant instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in VIH’s statement of operations.

For the three months ended March 31, 2021, VIH had a net loss of $33,671,616, which consisted of formation and operating expenses of $2,393,428 and changes in fair value of warrant liability of $31,292,368, offset by interest earned on investments held in the Trust Account of $9,704 and other income earned of $4,476.

For the period from July 31, 2020 (inception) through December 31, 2020, VIH had a net loss of $4,861,190, which consisted of formation and operating expenses of $3,988,331 and a change in the fair value of warrant liabilities of $877,052, offset by interest earned on marketable securities held in the Trust Account of $4,193.

Liquidity and Capital Resources

Until the consummation of the IPO, VIH’s only source of liquidity was an initial purchase of VIH Shares by the Sponsor and loans from the Sponsor.

On September 25, 2020, VIH consummated its IPO of 20,000,000 VIH Units, at a price of $10.00 per VIH Unit, generating gross proceeds of $200,000,000. Simultaneously with the closing of the IPO, VIH consummated the sale of 6,000,000 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant generating gross proceeds of $6,000,000.

Following the IPO and the sale of the Private Placement Warrants, a total of $200,000,000 was placed in the Trust Account, and VIH had $1,205,178 of cash held outside of the Trust Account, after payment of costs related to the IPO, and available for working capital purposes. VIH incurred $11,501,146 in transaction costs, including $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $501,146 of other offering costs.

On October 1, 2020, in connection with the underwriters’ election to partially exercise of their over-allotment option, VIH consummated the sale of an additional 737,202 VIH Units and the sale of an additional 147,440 Private Placement Warrants, generating total gross proceeds of $7,519,460. A total of $7,372,020 of the net proceeds (including $258,021 of deferred underwriting fees) was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $207,372,020. We incurred $11,906,606 in transaction costs, including $4,147,440 of underwriting fees, $7,258,021 of deferred underwriting fees and $501,146 of other offering costs.

For the three months ended March 31, 2021, net cash used in operating activities was $175,906, which consisted of VIH’s net loss of $33,671,616, interest earned on investments of $9,704, changes in the fair value of warrant liability of $31,292,368 and changes in operating assets and liabilities, which provided $2,213,046 of cash from operating activities.

For the period from July 31, 2020 (inception) through December 31, 2020, net cash used in operating activities was $341,800, which consisted of VIH’s net loss of $4,681,190, interest earned on investments of $4,193, formation expenses paid by the Sponsor of $6,606, a change in the fair value of warrant liabilities of $877,052, compensation expenses related to warrant liabilities of $2,213,078, transaction costs allocable to warrant liabilities of $768,391 and changes in operating assets and liabilities, which used $658,456 of cash from operating activities.

At December 31, 2020 and March 31, 2021, respectively, VIH had investments held in the Trust Account of $207,376,213 and $207,385,917, respectively. VIH intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, to complete a Business Combination. VIH may withdraw interest from the Trust Account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

At December 31, 2020 and March 31, 2021, respectively, VIH had cash of $1,177,678 and $1,001,772, respectively, held outside of the Trust Account. VIH intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of VIH’s officers and directors may, but are not obligated to, loan VIH funds, as may be required. If VIH completes a Business Combination, VIH may repay such loaned amounts out of the proceeds of the Trust Account released to VIH. In the event that a Business Combination does not close, VIH may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants.

VIH does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if VIH’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, VIH may have insufficient funds available to operate its business prior to the initial Business Combination. Moreover, VIH may need to obtain additional financing either to complete the Business Combination or because VIH becomes obligated to redeem a significant number of its Public Shares upon completion of the Proposed Transaction, in which case VIH may issue additional securities or incur debt in connection with such Business Combination.

As a result of the restatement described in Note 2 “Restatement of Previously Issued Financial Statements” to the financial statements included herein, we classify the warrants issued in connection with our initial public offering and private placement as liabilities at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

Off-Balance Sheet Financing Arrangements

VIH has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2021. VIH does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. VIH has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

VIH does not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, utilities, secretarial and administrative support services, provided to VIH. VIH began incurring these fees on September 25, 2020 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination and VIH’s liquidation.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per VIH Unit, or $4,147,440.40 in the aggregate. In addition, $0.35 per Public Share, or approximately $7,258,021 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that VIH completes a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liability

VIH accounts for the warrants issued in connection with the IPO in accordance with the guidance contained in ASC 815 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, VIH classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in VIH’s statement of operations. The fair value of the warrants was estimated using a Black-Scholes Option Pricing Model. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value of the Public Warrants as of each relevant date.

VIH Class A Ordinary Shares Subject to Possible Redemption

VIH accounts for its VIH Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” VIH Class A Ordinary Shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features Redemption Rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. VIH Shares feature certain Redemption Rights that are considered to be outside of VIH’s control and subject to occurrence of uncertain future events. Accordingly, VIH Class A Ordinary Shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of VIH’s condensed balance sheet.

Net Gain (Loss) Per Ordinary Share

We apply the two-class method in calculating earnings per share. Net income per ordinary share, basic and diluted for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account by the weighted average number of redeemable VIH Class A Ordinary Shares outstanding since original issuance. Net loss per common share, basic and diluted for non-redeemable VIH Class B Ordinary Shares is calculated by dividing the net income (loss), less income attributable to redeemable VIH Class A Ordinary Shares, by the weighted average number of non-redeemable VIH Class B Ordinary Shares outstanding for the periods presented.

Recent Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on VIH’s financial statements.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. VIH qualifies as an “emerging growth company” and under the JOBS Act is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. VIH is electing to delay the adoption of new or revised accounting standards, and as a result, VIH may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, VIH is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” VIH chooses to rely on such exemptions VIH may not be required to, among other things, (i) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

Holders of VIH Securities

As of July 8, 2021, there was one holder of record of the VIH Units, one holder of record of the VIH Class A Ordinary Shares, four holders of record of the VIH Class B Ordinary Shares and two holders of record of the VIH Warrants. VIH believes the number of beneficial holders of the VIH Class A Ordinary Shares to be in excess of 300 persons.

DESCRIPTION OF VIH’S AND THE COMPANY’S SECURITIES

Description of VIH Capital Stock Prior to the Business Combination

General

VIH is authorized to issue 221,000,000 shares, consisting of 200,000,000 VIH Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 VIH Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share. As of the Record Date, 20,737,202 VIH Class A Ordinary Shares are outstanding, held by shareholders of record and 5,184,300 VIH Class B Ordinary Shares are outstanding, held by shareholders of record, and no preference shares are outstanding.

VIH Units

Each VIH Unit consists of one VIH Class A Ordinary Share and one-half of one Public Warrant. Each Public Warrant entitles the holder to purchase one VIH Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus.

Ordinary Shares

Except for the holders of the VIH Class B Ordinary Shares, who are each entitled to ten votes for each VIH Class B Ordinary Share of which they are a holder when voting on the Domestication Proposal, VIH’s shareholders of record are entitled to one vote for each VIH Share held on all matters to be voted on by shareholders. In connection with any vote held to approve an initial business combination, the Sponsor, as well as VIH’s directors and officers, have agreed to vote their respective Founder Shares and any other VIH Shares held by them in favor of the business combination.

Prior to the Closing, only holders of the VIH Class B Ordinary Shares are eligible to vote for the appointment of directors. Directors may only be appointed by an ordinary resolution, being the affirmative vote of the holders of a majority of the VIH Class B Ordinary Shares who, being present in person or by proxy and entitled to vote, vote at a meeting.

Pursuant to the Cayman Constitutional Documents, if VIH does not complete a business combination by September 25, 2022, it will trigger VIH’s automatic winding up, dissolution and liquidation, unless VIH submits and its shareholders approve an extension. The Sponsor and the directors and officers of VIH have agreed to waive their rights to share in any distribution from the Trust Account with respect to their Founder Shares upon VIH’s winding up, dissolution and liquidation.

VIH’s shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares, except that Public Shareholders have the right to have their shares redeemed for cash if they vote on the Business Combination, properly demand Redemption of their shares as described in this proxy statement/prospectus and the Business Combination is completed. Public Shareholders who redeem their shares still have the right to exercise the warrants that they received as part of the VIH Units.

For additional information with respect to the Redemption Rights of VIH’s shareholders, see the section entitled “Questions and Answers—Q. Do I have Redemption Rights with respect to my VIH Shares?” beginning on page 17 of this proxy statement/prospectus.

Preference Shares

The Cayman Constitutional Documents authorize the issuance of 1,000,000 preference shares, with such designation, rights and preferences as may be determined from time to time by the VIH Board. Accordingly, the VIH Board is empowered, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of shares. However, the underwriting agreement for the IPO prohibits it, prior to a business combination, from issuing preference shares which participate in any manner in the proceeds of the Trust Account, or which vote as a class with the VIH Shares on a business combination. VIH may issue some or all of the preference shares to effect a business combination, but is not issuing any preference shares in connection with the Business Combination. In addition, the preference shares could be utilized as a method of discouraging, delaying or preventing a change in control of VIH. Although VIH does not currently intend to issue any preference shares, it cannot assure you that it will not do so in the future.

Warrants

As of the Record Date, 16,526,041 warrants were outstanding, including 10,368,601 Public Warrants and 6,147,440 Private Placement Warrants. Each Public Warrant entitles the registered holder to purchase one VIH Class A Ordinary Share at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing upon the later of 12 months from the closing of the IPO or 30 days after the completion of a business combination. Pursuant to the Warrant Agreement, a Public Warrant Holder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a Public Warrant Holder. However, except as set forth below, no Public Warrants will be exercisable for cash unless VIH has an effective and current registration statement covering the VIH Class A Ordinary Shares issuable upon exercise of the Public Warrants and a current prospectus relating to such VIH Shares. Notwithstanding the foregoing, if a registration statement covering the VIH Class A Ordinary Shares issuable upon exercise of the Public Warrants is not effective within 60 business days from the completion of the initial business combination, Public Warrant Holders may, until such time as there is an effective registration statement and during any period when VIH will have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire at 5:00 p.m., Eastern Time on the earlier to occur of: (a) five years from the completion of an initial business combination, (b) the liquidation of VIH, if VIH fails to complete a business combination, or (c) the redemption date as fixed by VIH pursuant to the Warrant Agreement, if VIH elects to redeem all warrants.

The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants (including the VIH Shares issuable upon exercise of the Private Placement Warrants) will (a) not be transferable, assignable or salable until 30 days after the completion of VIH’s initial business combination, (b) be exercisable for cash (even if a registration statement covering the VIH Shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option and (c) not be redeemable by VIH, in each case so long as they are still held by the initial purchasers or their respective affiliates.

VIH may call the warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

•	at any time while the VIH Warrants are exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each Public Warrant Holder;

•

if and only if, the reported last sale price of the shares of the VIH Class A Ordinary Shares equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to Public Warrant Holders; and

•

if and only if, there is a current registration statement in effect with respect to the VIH Class A Ordinary Shares underlying such VIH Warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

VIH may call the warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.10 per warrant:

•	at any time while the VIH Warrants are exercisable;

•

upon not less than 30 days’ prior written notice of redemption to each Public Warrant Holder; provided that holders will be able to exercise their VIH Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of the VIH Class A Ordinary Shares except as otherwise described below;

•

if and only if, the reported last sale price of the shares of the VIH Class A Ordinary Shares equals or exceeds $10.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to Public Warrant Holders;

•

if the closing price of the VIH Class A Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is sent to the Public Warrant Holders is less than $18.00 per share, the Private Placement Warrants must be concurrently called for redemption on the same terms as the outstanding Public Warrants; and

•

if and only if, there is a current registration statement in effect with respect to the VIH Class A Ordinary Shares underlying such VIH Warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

Beginning on the date the notice of redemption is given and until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of VIH Class A Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by VIH pursuant to this redemption feature, based on the “fair market value” of the VIH Class A Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume-weighted average price of the VIH Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. VIH will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

	Redemption Fair Market Value of Ordinary Shares (period to expiration of warrants)
Redemption Date	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of VIH Class A Ordinary Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of VIH Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 VIH Class A Ordinary Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the VIH Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 VIH Class A Ordinary Shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 VIH Class A Ordinary Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by VIH pursuant to this redemption feature, since they will not be exercisable for any VIH Class A Ordinary Shares.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the warrants have been established at a price which is intended to provide Public Warrant Holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If VIH (or after the business combination, the Company) calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of VIH Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the VIH Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether VIH will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the VIH Class A Ordinary Shares at the time the VIH Warrants are called for redemption, VIH’s cash needs at such time and concerns regarding dilutive share issuances.

The warrants are issued under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent and VIH. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (a) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this prospectus, (b) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (c) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants, and, solely with respect to any amendment to the terms of the Private Placement Warrants, 50% of the then outstanding Private Placement Warrants.

The exercise price and number of VIH Class A Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or VIH’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of VIH Class A Ordinary Shares at a price below their respective exercise prices. VIH is also permitted, in its sole discretion, to lower the exercise price (but not below the par value of a VIH Class A Ordinary Share) at any time prior to the expiration date for a period of not less than 15 business days; provided, however, that VIH provides at least 5 days’ prior written notice of such reduction to registered holders of the warrants and that any such reduction will be applied consistently to all of the warrants. Any such reduction in the exercise price will comply with any applicable regulations under the U.S. federal securities laws, including Rule 13e-4 under the Exchange Act generally and Rule 13e-4(f)(1)(i) specifically.

The VIH Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to VIH, for the number of warrants being exercised. The Public Warrant Holder will not have the rights or privileges of holders of VIH Class A Ordinary Shares and any voting rights until they exercise their VIH Warrants and receive VIH Class A Ordinary Shares. After the issuance of VIH Class A Ordinary Shares upon exercise of the VIH Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no Public Warrants will be exercisable and VIH will not be obligated to issue VIH Class A Ordinary Shares unless at the time a holder seeks to exercise such VIH Warrant, a prospectus relating to the VIH Class A Ordinary Shares issuable upon exercise of the VIH Warrants is current and the VIH Class A Ordinary Shares has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the VIH Warrants. Under the terms of the Warrant Agreement, VIH has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the VIH Class A Ordinary Shares issuable upon exercise of the VIH Warrants until the expiration of the VIH Warrants. However, VIH cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the VIH Class A Ordinary Shares issuable upon exercise of the warrants, holders will be unable to exercise their VIH Warrants and VIH will not be required to settle any such VIH Warrant. If the prospectus relating to the VIH Class A Ordinary Shares issuable upon the exercise of the VIH Warrants is not current or if the VIH Class A Ordinary Shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the VIH Warrants reside, VIH will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Public Warrant Holders may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their VIH Warrants such that an electing Public Warrant Holder (and his, her or its affiliates) would not be able to exercise their VIH Warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the VIH Class A Ordinary Shares outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of VIH, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying VIH Class A Ordinary Shares and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the VIH Warrants. If, upon exercise of the VIH Warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of common stock, or by a split up of the VIH Class A Ordinary Shares or other similar event), VIH will, upon exercise, round up or down to the nearest whole number the number of VIH Class A Ordinary Shares to be issued to the Public Warrant Holder.

In addition to the Public Warrants and Private Placement Warrants discussed above, pursuant to the Warrant Agreement, the Sponsor or an affiliate of the Sponsor or certain of VIH’s officers and directors may, but are not obligated to, loan VIH funds as may be required, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,500,000 warrants at a price of $1.00 per warrant. However, pursuant to the Merger Agreement, VIH is subject to certain restrictions in respect of any equity issuances prior to the completion of the Proposed Transaction. For more information, see the section entitled “The Business Combination Proposal—Covenants and Agreements” beginning on page 126 of this proxy statement/prospectus.

Dividends

VIH has not paid any cash dividends on the VIH Shares to date and does not intend to pay cash dividends prior to the Business Combination. The payment of cash dividends in the future, including after the Business Combination, will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Proposed Transaction. The payment of any dividends subsequent to the Business Combination will be within the discretion of the Company Board.

Transfer Agent, Rights Agent and Warrant Agent

The Transfer Agent for VIH Shares and warrant agent for VIH Warrants is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, NY 10004.

Listing of VIH’s Securities

VIH’s Units, VIH Class A Ordinary Shares and Warrants are listed on Nasdaq under the symbols “VIHAU”, “VIH” and “VIHAW”, respectively. At the Closing, the VIH Units will separate into their component Bakkt Pubco Class A Shares and Bakkt Pubco Warrants so that the VIH Units will no longer trade separately under “VIHAU.” VIH cannot assure you that the Company’s securities will continue to be listed on Nasdaq as the Company might not in the future meet certain continued listing standards.

Certain Differences in Corporate Law

Companies incorporated in the Cayman Islands are governed by the Companies Act. The Companies Act differs from laws applicable to U.S. corporations and their shareholders. A description of the differences between the laws of the Cayman Islands and Delaware law are set forth in the section entitled “The Domestication Proposal – Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication” beginning on page 167 of this proxy statement/prospectus.

Cayman Constitutional Documents

The Cayman Constitutional Documents contain provisions designed to provide certain rights and protections to its shareholders prior to the completion of a Business Combination. The following are the material rights and protections contained in the Cayman Constitutional Documents:

•	the right of Public Shareholders to exercise Redemption Rights and redeem or have repurchased their shares in lieu of participating in a proposed business combination;

•

a prohibition against completing a business combination unless VIH has net tangible assets of at least $5,000,001 upon completion of such business combination (or if the Advisory Organizational Documents Proposals are approved, immediately prior to the completion of such business combination without regard to the assets or liabilities of the target company of such business combination and its subsidiaries);

•

a requirement that if VIH seeks shareholder approval of any business combination, the affirmative vote must be obtained of the holders of a majority of the outstanding VIH Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting;

•	a requirement that directors may call general meetings on their own accord;

•

a prohibition, prior to a business combination, against VIH issuing (a) any VIH Shares or (b) any other securities which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the Public Shares on a business combination; and

•	a limitation on shareholders’ rights to receive a portion of the Trust Account.

The Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution, being the approval of the holders of a majority of at least two-thirds of the VIH Shares, who, as of the Record Date being present in person or by proxy and entitled to vote at a general meeting, vote at the general meeting. A company’s memorandum and articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, although VIH could amend any of the provisions relating to its structure and business plan which are contained in its Cayman Constitutional Documents, VIH views all of these provisions as binding obligations to its shareholders and neither VIH, nor its officers or directors, will take any action to amend or waive any of these provisions prior to the completion of an initial business combination.

Capital Stock of the Company after the Business Combination

The following summary sets forth the material terms of the Company’s securities following the Closing. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Proposed Certificate of Incorporation, a form of which is attached as Annex B-1 to this proxy statement/prospectus, and the Proposed By-Laws, a form of which is attached as Annex B-2 to this proxy statement/prospectus. We urge you to read the Proposed Certificate of Incorporation and Proposed By-Laws in their entirety for a complete description of the rights and preferences of the Company’s securities following the Business Combination.

Authorized and Outstanding Stock

The Proposed Certificate of Incorporation will authorize the issuance of 1,001,000,000 shares, consisting of:

•	1,000,000 shares of preferred stock, par value $0.0001 per share (“Bakkt Pubco Preferred Stock”); and

•	1,000,000,000 shares of Bakkt Pubco Common Stock, which consists of (a) 750,000,000 Bakkt Pubco Class A Shares, and (b) 250,000,000 Bakkt Pubco Class V Shares.

Bakkt Pubco Class A Common Stock

Upon completion of the Business Combination, we expect that there will be 58,421,502 shares of Bakkt Pubco Class A Common Stock outstanding, assuming that (a) no VIH Class A Ordinary Shares are redeemed in connection with the Business Combination; (b) none of the Bakkt Opco Common Units are exchanged for Bakkt Pubco Class A Common Stock and (c) none of the Bakkt Pubco Warrants are redeemed. All shares of Bakkt Pubco Class A Common Stock are fully paid and non-assessable. In connection with the Business Combination, the VIH Class B Ordinary Shares held by the Sponsor will be converted into shares of Bakkt Pubco Class A Common Stock.

Voting rights. Each holder of Bakkt Pubco Class A Common Stock is entitled to one vote for each share of Bakkt Pubco Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of Bakkt Pubco Class A Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. See the section entitled “Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed By-Laws and Certain Provisions of Delaware Law—Supermajority Provisions” beginning on page 256 of this proxy statement/prospectus for the list of matters of the Company that will require approval of a supermajority of the then outstanding shares of the Company’s stock.

Dividend Rights. Subject to preferences that may be applicable to any outstanding Bakkt Pubco Preferred Stock, the holders of shares of Bakkt Pubco Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company Board out of funds legally available for such purposes.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Bakkt Pubco Class A Common Stock are entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of Bakkt Pubco Preferred Stock or any class or series of stock having a preference over the Bakkt Pubco Class A Common Stock, then outstanding, if any.

Other rights. The holders of Bakkt Pubco Class A Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Bakkt Pubco Class A Common Stock. The rights, preferences and privileges of holders of the Bakkt Pubco Class A Common Stock will be subject to those of the holders of any shares of the Bakkt Pubco Preferred Stock the Company may issue in the future.

Bakkt Pubco Class V Common Stock

Upon completion of the Proposed Transaction, there will be approximately 250,000,000 shares of Bakkt Pubco Class V Common Stock outstanding. All shares of Bakkt Pubco Class V Common Stock to be issued in connection with the Business Combination will be fully paid and non-assessable.

Voting rights. Except as set forth in the Voting Agreement, the holders of the Bakkt Pubco Class V Common Stock are entitled to one vote for each Bakkt Pubco Class V Share held of record by such holder, on all matters on which stockholders generally or holders of Bakkt Pubco Class V Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Company’s capital stock). The holders of Bakkt Pubco Class V Shares do not have cumulative voting rights in the election of directors. Holders of Bakkt Pubco Class V Shares will vote together with holders of the Bakkt Pubco Class A Shares as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. See the section entitled “Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed By-Laws and Certain Provisions of Delaware Law—Supermajority Provisions” beginning on page 256 of this proxy statement/prospectus for the list of matters of the Company that will require approval of a supermajority of the then outstanding shares of the Company’s stock.

Dividend rights. The holders of the Bakkt Pubco Class V Shares will not participate in any dividends declared by the Company Board.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Bakkt Pubco Class V Shares are not entitled to receive any assets of the Company.

Other rights. The holders of Bakkt Pubco Class V Shares do not have pre-emptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Bakkt Pubco Class V Common Stock.

Issuance and Retirement of Bakkt Pubco Class V Common Stock. In the event that any outstanding share of Bakkt Pubco Class V Common Stock ceases to be held directly or indirectly by a holder of a Bakkt Opco Common Unit, such share will automatically be transferred to the Company for no consideration and will be retired. The Company will not issue additional Bakkt Pubco Class V Shares after the adoption of the Proposed Certificate of Incorporation other than in connection with the valid issuance or transfer of Bakkt Opco Common Units in accordance with the Surviving Company LLC Agreement.

Bakkt Pubco Preferred Stock

No shares of Bakkt Pubco Preferred Stock will be issued or outstanding immediately after the completion of the Proposed Transaction. The Proposed Certificate of Incorporation will authorize the Company Board to establish one or more series of Bakkt Pubco Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Bakkt Pubco Preferred Stock will be available for issuance without further action by the holders of Bakkt Pubco Common Stock. The Company Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Bakkt Pubco Preferred Stock.

The issuance of Bakkt Pubco Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Bakkt Pubco Preferred Stock may adversely affect the holders of the Company’s Shares by restricting dividends on the Bakkt Pubco Class A Common Stock, diluting the voting power of the Bakkt Pubco Class A Common Stock and the Bakkt Pubco Class V Common Stock or subordinating the liquidation rights of the Bakkt Pubco Class A Common Stock. As a result of these or other factors, the issuance of Bakkt Pubco Preferred Stock could have an adverse impact on the market price of the Bakkt Pubco Class A Common Stock. At present, we have no plans to issue any Bakkt Pubco Preferred Stock.

Warrants

As a result of and upon the effective time of the Domestication and the Business Combination, (a) each VIH Unit then issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying VIH Class A Ordinary Share and one-half of a VIH Warrant, (b) each VIH Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one Bakkt Pubco Class A Share (provided that each VIH Class A Ordinary Share owned by Public Shareholders who have validly elected to redeem their VIH Class A Ordinary Shares will be converted but will be redeemed for cash in an amount equal to the Redemption Price), (c) each VIH Class B Ordinary Share issued and outstanding immediately prior to the Domestication will be automatically converted into one Bakkt Pubco Class A Share, and (d) each VIH Warrant will be automatically converted into a Bakkt Pubco Warrant on the same basis as the VIH Warrants. For more information on the terms of such warrants, see the above section entitled “—Description of VIH Capital Stock Prior to the Business Combination—Warrants” beginning on page 246 of this proxy statement/prospectus.

Dividends

The payment of future dividends on the shares of Bakkt Pubco Class A Common Stock will depend on the financial condition of the Company after the completion of the Proposed Transaction subject to the discretion of the Company Board. There can be no guarantee that cash dividends will be declared. The ability of the Company to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by the Company or any of its subsidiaries from time to time.

Upon completion of the Proposed Transaction, the Company will be a holding company with no material assets other than its interest in Bakkt. We intend to cause Bakkt to make distributions to holders of Bakkt Opco Common Units in amounts sufficient to cover applicable taxes and other obligations under the Tax Receivable Agreement as well as any cash dividends declared by us.

The Surviving Company LLC Agreement will provide that pro rata cash distributions be made to holders of Bakkt Opco Common Units (including the Company), which we refer to as “tax distributions.” See the section entitled “The Business Combination Proposal—Related Agreements—Surviving Company LLC Agreement” beginning on page 145 of this proxy statement/prospectus. The Company anticipates that amounts it will receive may, in certain periods, exceed the Company’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Company Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends, which may include special dividends, on the Bakkt Pubco Class A Common Stock; to fund repurchases of Bakkt Pubco Class A Common Stock; or any combination of the foregoing. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Bakkt Opco Common Units, to maintain one-for-one parity between Bakkt Opco Common Units and Bakkt Pubco Class A Shares. See the risk factor entitled “Risk Factors—Risks Related to the Domestication and the Business Combination” beginning on page 56 of this proxy statement/prospectus.

In addition, Bakkt is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Bakkt (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Bakkt are generally subject to similar legal limitations on their ability to make distributions to Bakkt.

Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed By-Laws and Certain Provisions of Delaware Law

The Proposed Certificate of Incorporation, the Proposed By-Laws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Company Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Company Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Bakkt Pubco Class A Common Stock. The Proposed Certificate of Incorporation will provide that any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or extraordinary general meeting of such stockholders and may not be effected by any consent in writing by such holders except that any action required or permitted to be taken by holders of Bakkt Pubco Class V Common Stock, voting separately as a class, or, to the extent expressly permitted to do so by the certificate of designation relating to one or more series of Bakkt Pubco Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to the Corporation in the manner forth in Section 228 of the DGCL. See also “Risk Factors—Risks Related to the Domestication and the Business Combination” beginning on page 54 of this proxy statement/prospectus.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the Bakkt Pubco Class A Common Stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Bakkt Pubco Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Bakkt Pubco Common Stock may be to enable the Company Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Bakkt Pubco Class A Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Proposed Certificate of Incorporation will provide that the Company Board will determine the number of directors who will serve on the board. Subject to the Stockholders Agreement, the exact number of directors will be fixed from time to time by a majority of the Company Board. Upon adoption of the Proposed Certificate of Incorporation and the Stockholders Agreement, the Company Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the Company Board.

In addition, the Proposed Certificate of Incorporation will provide that any vacancy on the Company Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Stockholders Agreement and any rights of the holders of Bakkt Pubco Preferred Stock. For more information on the Stockholders Agreement, see the section entitled “The Business Combination Proposal—Related Agreements—Stockholders Agreement” beginning on page 144 of this proxy statement/prospectus.

Business Combinations

The Company has elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the Company will not engage in any “business combinations” (as defined in the Proposed Certificate of Incorporation), at any point in time at which the Company’s Shares are registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” (as defined in the Proposed Certificate of Incorporation) for a three-year period after the time that such person became an interested stockholder unless:

•	prior to such time, the Company Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the Company Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company which is not owned by the interested stockholder.

Under the Proposed Certificate of Incorporation, a “business combination” is defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Proposed Certificate of Incorporation will expressly exclude certain of the Company’s stockholders with whom the Company will enter into the Stockholders Agreement, certain of their respective direct or indirect transferees, and their respective successors and affiliates from the definition of “interested stockholder” irrespective of the percentage ownership of the total voting power beneficially owned by them. Under certain circumstances, such provisions in the Proposed Certificate of Incorporation make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Proposed Certificate of Incorporation could have an anti-takeover effect with respect to certain transactions which the Company Board does not approve in advance. Such provisions may encourage companies interested in acquiring the Company to negotiate in advance with the Company Board because the stockholder approval requirement would be avoided if the Company Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Quorum

The Proposed By-Laws will provide that at any meeting of the Company Board, a majority of the total number of directors then in office constitutes a quorum for the transaction of business.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Proposed Certificate of Incorporation does not authorize cumulative voting.

General Stockholder Meetings

The Proposed Certificate of Incorporation will provide that special meetings of stockholders may be called only by or at the direction of the Company Board, the Chairman of the Board or the Chief Executive Officer.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Proposed By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company Board or a committee of the Company Board. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of the Company following the adoption of the Proposed By-Laws, the date of the preceding annual meeting will be deemed to be May 15, 2021). The Proposed By-Laws allow the Company Board to adopt rules and regulations for the conduct of a meeting of the stockholders as it deems appropriate, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Provisions

The Proposed Certificate of Incorporation and the Proposed By-Laws will provide that the Company Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Proposed By-Laws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Proposed Certificate of Incorporation and subject to the rights of the parties to the Stockholders Agreement.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Proposed Certificate of Incorporation will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:

•	the provision regarding the Company Board being authorized to amend the Proposed By-Laws without a stockholder vote;

•	the provisions providing for a classified Company Board (the election and term of directors);

•	the provisions regarding filling vacancies on the Company Board and newly created directorships;

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

•	the provisions regarding the election not to be governed by Section 203 of the DGCL;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding exclusivity of forum; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Company Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s Shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s Shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Proposed Certificate of Incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company or any director or officer of the Company (i) arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed By-Laws or (ii) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed By-Laws or any of their provisions, (e) any action asserting a claim against the Company or any current or former director, officer, employee, stockholder or agent of the Company governed by the internal affairs doctrine of the law of the State of Delaware, or (f) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in the Proposed Certificate of Incorporation. However, it is possible that a court could find the Company’s forum selection provisions to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Company’s directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Proposed Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to directors, principals, officers, employees, equityholders and other representatives of Sponsor and ICE, or the Company’s non-employee directors or his or her affiliates. The Proposed Certificate of Incorporation also provides that, to the fullest extent permitted by law, none of directors, principals, officers, employees, equityholders and other representatives of Sponsor and ICE or the Company’s non-employee directors or his or her affiliates will have any duty to refrain from (a) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates will engage or propose to engage or (b) otherwise competing with the Company or its affiliates. In addition, to the fullest extent permitted by law, in the event that directors, principals, officers, employees, equityholders and other representatives of Sponsor and ICE or any of the Company’s non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself and the Company or its affiliates or stockholders, will not be liable to the Company or its stockholders or to any affiliates of the Company for breach of any duty as a stockholder, director or officer of the Company solely by reason of the fact that such person pursues or acquires such corporate opportunity of itself, himself or herself, or offers or directs such corporate opportunity to another person or does not present such corporate opportunity to the Company or any of its affiliates or stockholders. The Proposed Certificate of Incorporation does not renounce the Company’s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. No business opportunity will be deemed to be a potential corporate opportunity for the Company unless (i) it would be permitted to undertake the opportunity, financially, legally and contractually, (ii) the opportunity would be in line with the Company’s business or (iii) the opportunity is one in which the Company has interest or reasonable expectancy.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or Redemptions or derived an improper benefit from his or her actions as a director.

The Proposed By-Laws provide that the Company must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Proposed Certificate of Incorporation and the Proposed By-Laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of the VIH’s or Bakkt’s respective directors, officers or employees for which indemnification is sought.

Stockholder Registration Rights

Upon the completion of the Proposed Transaction, the Company will enter into a Registration Rights Agreement, a form of which is attached as Annex E to this proxy statement/prospectus with ICE and the other Bakkt Equity Holders and the holders of the Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans (if any) pursuant to which such parties will have specified rights to require the Company to register all or a portion of their shares under the Securities Act. This Registration Rights Agreement will terminate and replace the registration rights agreement entered into by VIH with respect to the Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans (if any), at the closing of the IPO. See the section entitled “The Business Combination Proposal—Related Agreements—Registration Rights Agreement” beginning on page 143 of this proxy statement/prospectus. In addition, in connection with the PIPE Investment, VIH has agreed to file a registration statement covering the shares purchased by the PIPE Investors. See the section entitled “The Business Combination Proposal—Related Agreements—Subscription Agreement” beginning on page 148 of this proxy statement/prospectus.

Transfer Agent and Registrar

The Transfer Agent and registrar for the shares of Bakkt Pubco Class A Common Stock will be Continental Stock Transfer & Trust Company.

Listing

The Company will apply to list the Bakkt Pubco Class A Shares and the Bakkt Pubco Warrants to be on the NYSE under the proposed symbols “BKKT” and “BKKT WS”, respectively.

MARKET PRICE AND DIVIDENDS OF SECURITIES

Market Price of VIH Units, VIH Ordinary Shares and Public Warrants

The VIH Units, VIH Class A Ordinary Shares and Public Warrants are traded on Nasdaq under the symbols “VIHAU,” “VIH” and “VIHAW,” respectively. The VIH Units began public trading on September 23, 2020 and the VIH Class A Ordinary Shares and Public Warrants began public trading on November 13, 2020.

Market price information regarding the VIH Class B Ordinary Shares is not provided here because there is no established public trading market for the VIH Class B Ordinary Shares.

The closing price of the VIH Units, VIH Class A Ordinary Shares and Public Warrants on January 8, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $18.25, $16.48 and $4.55, respectively. On January 7, 2021, the last trading date prior to the publication of the articles speculating about the Proposed Transaction, VIH Units, VIH Class A Ordinary Shares and Public Warrants closed at $11.06, $10.41 and $1.181, respectively. As of July 8, 2021, the last trading day immediately prior to the date of this proxy statement/prospectus, the closing price for each VIH Unit, VIH Class A Ordinary Share and Public Warrant was $10.66, $9.90, and $1.64, respectively.

Holders of the VIH Units, VIH Class A Ordinary Shares and Public Warrants should obtain current market quotations for their securities. The market price of VIH’s securities could vary at any time before the Closing.

Dividends of VIH Securities

Please refer to the section entitled “Description of VIH’s and the Company’s Securities—Description of VIH Capital Stock Prior to the Business Combination—Dividends” beginning on page 250 of this proxy statement/prospectus.

Bakkt

Market Price of Bakkt Securities

Market price information regarding Bakkt is not provided because there is no public market for Bakkt’s securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bakkt—Liquidity and Capital Resources” beginning on page 240 of this proxy statement/prospectus.

Dividend Policy of the Company Following the Business Combination

The payment of cash dividends after the Business Combination, will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Proposed Transaction. The payment of any dividends subsequent to the Business Combination will be within the discretion of the Company Board. For additional information, see “Description of VIH’s and the Company’s Securities—Capital Stock of the Company after the Business Combination—Dividends.”

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of (a) VIH as of May 31, 2021 (pre-Business Combination) and (b) the Company immediately following the Closing, assuming that no VIH Class A Ordinary Shares are redeemed, and alternatively that 10,737,202 VIH Class A Ordinary Shares are redeemed, by:

•

each person known by VIH to be the beneficial owner of more than 5% of the VIH Shares on May 31, 2021 (pre-Business Combination) or the beneficial owner of more than 5% of the shares of Bakkt Pubco Common Stock upon Closing;

•	each of VIH’s officers and directors;

•	each person who will become an officer or is nominated to become a director of the Company upon the Closing; and

•	all officers and directors of the Company as a group following the Closing.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of the VIH Shares pre-Business Combination is based on 25,921,502 VIH Shares issued and outstanding as of May 31, 2021.

The expected beneficial ownership of Bakkt Pubco Common Stock immediately following the Closing has been determined based on the following assumptions: (a) (i) assuming no redemptions, there will be an aggregate of 25,921,502 VIH Shares (including 5,184,300 Founder Shares) issued and outstanding immediately prior to the Closing and (ii) assuming the redemption of 10,737,202 VIH Shares, there will be an aggregate of 15,184,300 VIH Shares (including 5,184,300 Founder Shares) issued and outstanding immediately prior to the Closing, which shares will have been converted into shares of Bakkt Pubco Class A Common Stock upon Closing, (b) approximately 208,200,000 shares of Bakkt Pubco Class V Common Stock will have been issued upon the Closing, with each Bakkt Equity Holder receiving an amount of Bakkt Pubco Class V Shares and an equivalent amount of Bakkt Opco Common Units that such Bakkt Equity Holder would be entitled to receive if the Aggregate Merger Consideration were distributed by Bakkt Opco in a Deemed Liquidation pursuant to the terms of the Merger Agreement, (c) 32,500,000 shares of Bakkt Pubco Class A Common Stock will have been issued in connection with the PIPE Investment, and (d) each of the other assumptions set forth under the section entitled “Frequently Used Terms—Share Calculations and Ownership Percentages” beginning on page 7 of this proxy statement/prospectus. Immediately post Business Combination, (i) assuming no redemption, there will be an aggregate of 266,621,502 issued and outstanding Bakkt Pubco Class A Shares and Bakkt Pubco Class V Shares (collectively, the “Bakkt Pubco Shares”), and (ii) assuming the redemption of 10,737,202 VIH shares, there will be an aggregate of 255,884,300 issued and outstanding Bakkt Pubco Shares.

The beneficial ownership information below excludes the shares underlying the Public Warrants and the Private Placement Warrants (except as described in clause (c) of the provision in the immediately preceding paragraph), and the shares expected to be issued or reserved under the Bakkt Pubco Equity Incentive Plan.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is 150 North Riverside Plaza, Suite 5200 Chicago, Illinois 60606.

The information in the table below for pre-Business Combination VIH Shares does not include shares underlying the Private Placement Warrants held or to be held by VIH’s officers or the Sponsor because these securities are not exercisable within 60 days of this proxy statement/prospectus and are contingent upon the occurrence of the Closing.

			Bakkt Pubco Common Stock Post-Business Combination(2)(3)
	VIH Shares		Assuming No Redemption			Assuming Redemption of 10,737,202 Shares
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	% of Voting Control	Bakkt Pubco Class A Shares	Bakkt Pubco Class V Shares(2)	% of Total Voting Power(3)	Bakkt Pubco Class A Shares		Bakkt Pubco Class V Shares(2)	% of Total Voting Power(3)
VPC Impact Acquisition Holdings Sponsor, LLC(4)	5,124,300	19.8%	5,124,300	—	2%	5,124,300		—	2%
John Martin	—	—	—	—	—	—		—	—
Gordon Watson	—	—	—	—	—	—		—	—
Olibia Stamatoglou	—	—	—	—	—	—		—	—
Adrienne Harris	20,000	*	20,000	—	*	20,000		—	*
Kai Schmitz	20,000	*	20,000	—	*	20,000		—	*
Kurt Summers	20,000	*	20,000	—	*	20,000		—	*
All pre-Business Combination directors and officers as a group (6 individuals)	60,000	0.2%	60,000	—	*	60,000		—	*
Greater than Five Percent Holders:
Alpine Global Management, LLC(5)	2,813,820	10.9%	2,813,820	—	1%	2,813,820	(12)	—	1.1%
Invesco Ltd.(6)	3,612,829	13.9%	3,612,829	—	1.4%	3,612,829	(12)	—	1.4%
Millennium Management LLC(7)	1,600,000	6.2%	1,600,000	—	*	1,600,000	(12)	—	*
Corbin Capital Partners Group, LLC(8)	1,500,000	5.8%	4,500,000	—	1.7%	4,500,000	(12)	—	1.8%
Sculptor Capital LP(9)	1,404,800	5.4%	1,404,800	—	*	1,404,800	(12)	—	*
Empyrean Capital Overseas Master Fund, Ltd.(10)	1,208,580	4.7%	4,208,580	—	1.6%	4,208,580	(12)	—	1.6%
Point72 Asset Management, L.P.(11)	1,159,546	4.5%	1,159,546	—	*	1,159,546	(12)	—	*
Director Nominees and Named Executive Officers of the Company Post-Business Combination(18)
Gavin Michael(15)	—	—	—	—	—	—		—	—
Gordon Watson(15)	—	—	—	—	—	—		—	—
David Clifton(14)	—	—	—	71,363	—	—		71,363	—
Michelle Goldberg(15)	—	—	—	—	—	—		—	—
Adrienne Harris(15)	20,000	*	20,000	—	*	20,000		—	*
Kristyn Cook(15)	—	—	—	—	—	—		—	—
Sean Collins(15)(16)	—	—	500,000	2,900,494	1.3%	500,000		2,900,494	1.3%
Andrew Main(15)	—	—	—	—	—	—		—	—
Richard Lumb(15)	—	—	—	—	—	—		—	—
Nicholas Cabrera	—	—	—	226,825	*	—		226,825	*
Marc D’Annunzio	—	—	—	585,543	*	—		585,543	*
Matthew Johnson	—	—	—	186,202	*	—		186,202	*
Adam White	—	—	—	1,372,368	*	—		1,372,368	*
Andrew LaBenne	10	*	10	—	*	10		—	*
All post-Business Combination Director Nominees and Executive Officers as a Group (17 persons):(18)	20,010	*	520,010	2,442,303	1.1%	520,010		2,442,303	1.2%
Greater than Five Percent Holders:
Intercontinental Exchange Holdings, Inc. (13)(14) (17)	—	—	5,000,000	169,634,118	30%	5,000,000		169,634,118	30%
*	less than one percent.
(1)

Interests shown include Founder Shares, which are VIH Class B Ordinary Shares. Such shares will automatically convert into Bakkt Pubco Class A Shares as a result of and upon the effective time of the Domestication on a one-for-one basis.

(2)

Each Bakkt Opco Common Unit, when coupled with one Bakkt Pubco Class V Share may be exchanged for one Bakkt Pubco Class A Share or the Cash Amount in accordance with and subject to the terms of the Surviving Company LLC Agreement and the Exchange Agreement. Post-Business Combination, Bakkt Pubco Class V Shares includes the shares to be received by the Bakkt Equity Holders as consideration in the Merger, assuming a conversion ratio of approximately 0.2196 Bakkt Pubco Class V Shares for each share held in Bakkt by the Bakkt Equity Holders. The exact conversion ratio will be determined at closing of the Business Combination and may vary based on the number of Bakkt Opco Common Units then outstanding.
(3)	Represents percentage of voting power of the holders of Bakkt Pubco Class A Shares and Bakkt Pubco Class V Shares voting together as a single class.
(4)

VPC Impact Acquisition Holdings Sponsor, LLC is the record holder of such shares. Richard Levy, as Chief Executive Officer and Founder of Victory Park Capital Advisors, LLC, has voting and investment discretion over these shares and therefore may be deemed to beneficially own such shares. Richard Levy disclaims any beneficial ownership of the securities held by VPC Impact Acquisition Holdings Sponsor, LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(5)

According to a Schedule 13G/A filed on February 24, 2021, Alpine Global Management, LLC is the holder of 2,813,820 Class A ordinary shares. The address of Alpine Global Management, LLC is 140 Broadway, 38th Floor, New York, NY 10005.

(6)

According to a Schedule 13G/A filed on April 12, 2021, Invesco Ltd. in its capacity as a parent holding company to its investment advisers, may be deemed to beneficially own 3,612,829 Class A ordinary shares which are held of record by clients of Invesco Ltd. The address of Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(7)

According to a Schedule 13G/A filed on February 1, 2021, (i) Millenium Management LLC, a Delaware limited liability company (“Millenium Management”), Millennium Group Management LLC, a Delaware limited liability company (“Millenium Group Management”), Millenium International Management LP, a Delaware limited partnership (“Millennium International Management”) and Israel A. Englander, a United States citizen share voting control and investment discretion over part or all of an aggregate of 800,000 units, each consisting of 1 Class A ordinary share and one-half of one redeemable warrant and 800,000 Class A ordinary shares, of which (i) 800,000 Class A ordinary shares are held by Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”) and (ii) 800,000 units are held by ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS Opportunities”). Millenium International Management is the investment manager to ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millenium Management is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millenium Group Management is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Mr. Englander, currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and ICS Opportunities. The address of each entity and Mr. Englander is c/o Millennium International Management LP, 666 Fifth Avenue, New York, New York 10103.

(8)

According to a Schedule 13G filed on February 12, 2021, Corbin Capital Partners Group, LLC (“CCPG”) and Corbin Capital Partners, L.P. (“CCP”) may be deemed to be the beneficial owners of an aggregate of 1,500,00 Class A ordinary shares. The shares reported are held by Corbin ERISA Opportunity Fund, Ltd. (“CEOF”), a Cayman Islands exempted company, and Corbin Opportunity Fund, L.P. (“COF”), a Delaware limited partnership. CCPG is the general partner of CCP, which serves as investment advisor for both COF and CEOF. The address of the principal business office of each of CCPG and CCP is 590 Madison Avenue, 31st Floor, New York, NY 10022.

(9)

According to a Schedule 13G/A filed on February 5, 2021, Sculptor Capital LP (“Sculptor”), a Delaware limited partnership, as the principal investment manager to a number of investment funds and discretionary accounts (collectively, the “Sculptor Accounts”) may be deemed to beneficially own 1,404,800 Class A ordinary shares which are held by the Sculptor Accounts. Sculptor Capital Holding Corporation (“SCHC”), a Delaware corporation, serves as the general partner of Sculptor As such, SCHC may be deemed to control

Sculptor and, therefore, may be deemed to be the beneficial owner of the Class A ordinary shares owned by the Sculptor Accounts. Sculptor Capital Management, Inc. (“SCU”), a Delaware limited liability company, is a holding company that is the sole shareholder of SCHC. SCU is the sole shareholder of SCHC, and therefore may be deemed to be the beneficial owner of the Class A ordinary shares owned by the Sculptor Accounts. Sculptor Master Fund, Ltd. (“SCMF”), a Cayman Islands company and Sculptor Special Funding, LP (“NRMD”), a Cayman Islands exempted limited partnership, may also be deemed to share beneficial ownership over such Class A ordinary shares. The address of the principal business office of Sculptor, SCHC, and SCU is 9 West 57 Street, 39 Floor, New York, NY 10019. The address of the principal business office of SCMF and NRMD is c/o State Street (Cayman) Trust, Limited, P.O. Box 896, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, Grand Cayman, Cayman Islands KY1-1103.
(10)

According to a Schedule 13G filed on December 18, 2020, Empyrean Capital Overseas Master Fund, Ltd. (“Empyrean Fund”) is the direct holder of 1,208,590 Class A ordinary shares. Empyrean Capital Partners, LP (“Empyrean Capital”), as the investment manager of Empyrean Fund, may be deemed to share voting and investment discretion over such securities. Mr. Meron, as the managing member of Empyrean Capital, LLC, the general partner of Empyrean Capital, may be deemed to share voting and investment discretion over such securities. The address of each is c/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.

(11)

According to a Schedule 13G filed on February 24, 2021, the reported shares are held by certain investment funds managed by Point72 Asset Management, L.P. (“Point72 Asset Management”). Point72 Capital Advisors, Inc. (“Point72 Capital Advisors Inc.”) may be deemed to share voting and dispositive power of the shares held by certain investment funds managed by Point72 Asset Management; and (iii) Steven A. Cohen (“Mr. Cohen”) may be deemed to share voting and dispositive power with respect to shares beneficially owned by Point72 Asset Management and Point72 Capital Advisors Inc. The address of the principal business office of Point72 Asset Management, Point72 Capital Advisors Inc., and Mr. Cohen is 72 Cummings Point Road, Stamford, CT 06902.

(12)	Assuming no redemptions by the holder.
(13)

Post-Business Combination amounts include 32,500,000 shares of Bakkt Pubco Class A Common Stock to be purchased by the PIPE Investors including Intercontinental Exchange Holdings, Inc. in the PIPE Investment (up to 500,000 of which may be allocated to other Bakkt Equity Holders).

(14)	The business address of Intercontinental Exchange Holdings, Inc. and David Clifton is 5660 New Northside Drive, Atlanta, Georgia 30328.
(15)	The business address of each of Gavin Michael, David Clifton, Michelle Goldberg, Kristyn Cook, Sean Collins, Andrew Main, and Richard Lumb is 5900 Windward Parkway, Suite 450, Alpharetta, GA 30005.
(16)

Includes shares to be held by certain limited partnerships whose general partner is Goldfinch Co-Invest I GP LLC. Sean Collins, as a Managing Partner of Goldfinch Co-Invest I GP LLC, has voting and investment discretion over these shares and therefore may be deemed to beneficially own such shares.

(17)

Concurrently with the Closing, ICEH and Bakkt Pubco will enter into the Voting Agreement, pursuant to which, to the extent that ICEH’s voting power as jointly calculated by ICEH and Bakkt Pubco and represented by the ICE Shares as of any record date for a Stockholder Matter exceeds 30% of the total voting power of all Bakkt Pubco Class A Shares and Bakkt Pubco Class V Shares that are issued and outstanding and entitled to vote as of the relevant record date, ICEH will irrevocably appoint a proxy, designated by the Company Board, to vote the Excess Shares in the same percentages for and against such Stockholder Matter as votes were cast for and against such Stockholder Matter by all stockholders of Bakkt Pubco other than ICEH. For additional information see “The Business Combination Proposal—Related Agreements—Voting Agreement” beginning on page 142 of this proxy statement/prospectus.

(18)

Includes one-third of the Bakkt Incentive Units held by the Director Nominees and Executive Officers as a group, in each case through Bakkt Management, that will become vested as of the Closing, a portion of which may be redeemed by any or all such Director Nominees and Executive Officers individually, effective as of immediately prior to the Closing, for the receipt, as of the Closing, of a cash payment. For additional information, please see “The Business Combination Proposal—Treatment of Bakkt Incentive Units and Bakkt Participation Units” on page 122.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

VIH Related Person Transactions

In August 2021, the Sponsor purchased 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In September 2020, the Sponsor transferred an aggregate of 60,000 Founder Shares to members of the VIH Board, resulting in the Sponsor holding 5,690,000 Founder Shares. As a result of the underwriters’ not exercising the over-allotment option in full in connection with the IPO, 585,700 Founder Shares were forfeited, resulting in an aggregate of 5,184,300 Founder Shares issued and outstanding. The Sponsor owns 19.8% of the issued and outstanding VIH Shares and has the right to elect all of VIH’s directors prior to the initial business combination. Pursuant to the Insider Letter Agreement, the Sponsor, officers and directors have agreed to vote all VIH Shares owned by them (or 20% of the VIH Shares), including the Founder Shares, in favor of the Business Combination. If only the minimum number of VIH Shares required to establish a quorum were voted, only 6.25% (an aggregate of 1,296,077 Public Shares) of the Public Shares would need to be voted in favor of the Business Combination Proposal.

The Sponsor purchased an aggregate of 6,147,440 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant for an aggregate purchase price of $6,147,440 in a private placement that closed simultaneously with the closing of the IPO. Each Private Placement Warrant entitles the holder upon exercise to purchase one VIH Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as provided herein. The Private Placement Warrants (including the VIH Class A Ordinary Shares that will be issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the initial business combination. VIH has entered into an Administrative Services Agreement with the Sponsor pursuant to which VIH pays a total of $10,000 per month for office space, administrative and support services to such affiliate. Upon completion of the initial business combination or the liquidation of VIH, VIH will cease paying these monthly fees. Accordingly, in the event the completion of the initial business combination takes the maximum 24 months, the Sponsor will be paid a total of $240,000 ($10,000 per month) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses.

The Sponsor, officers and directors of VIH, or any of their respective affiliates, are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on behalf of VIH, such as identifying potential target businesses and performing due diligence on suitable business combinations. The Audit Committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on behalf of VIH. If VIH fails to complete a Business Combination within the required period, the Sponsor and VIH’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

The Sponsor loaned VIH $82,729, which was used for a portion of the expenses of the IPO. This loan was repaid upon the closing of the IPO.

Upon the completion of the Proposed Transaction, the Company will enter into a Registration Rights Agreement with ICE, the other Bakkt Equity Holders and the holders of the Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans (if any), pursuant to which such parties will have specified rights to require the Company to register all or a portion of their shares under the Securities Act. This Registration Rights Agreement will terminate and replace the registration rights entered into by VIH with respect to the Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans (if any), at the closing of VIH’s IPO. For more information, please refer to the section entitled “The Business Combination Proposal—Related Agreements—Registration Rights Agreement” beginning on page 143 of this proxy statement/prospectus.

Bakkt Related Person Transactions

Intercompany Services Agreement

On December 19, 2018, Bakkt entered into an intercompany services agreement with ICE (as amended, the “ISA”), pursuant to which ICE agreed to provide certain services to Bakkt, including administrative, technology and data centre services in exchange for fees. The ISA is expected to remain in place for a limited time following the Closing. For the year ended December 31, 2019, expenses of $500,000 have been recorded by Bakkt in connection with the ISA. For the period year ended December 31, 2020, expenses of $3,082,000 have been recorded by Bakkt in connection with the ISA.

Triparty Agreement

On August 29, 2019, Bakkt Trust Company LLC (“Bakkt Trust”) entered into a digital currency trading, clearing, and warehouse services agreement (the “Triparty Agreement”) with ICE Futures U.S., Inc. (“IFUS”) and ICE Clear US, Inc. (“ICUS”), which the parties amended on December 5, 2019. Pursuant to the Triparty Agreement, IFUS provides services related to the listing for trading one or more digital currency futures and/or options contracts, ICUS provides clearing and related services for such contracts and Bakkt Trust provides certain warehouse, settlement and ancillary services relating to digital currencies. The Triparty Agreement is expected to remain in place following the Closing.

Pursuant to the Triparty Agreement, all revenues of IFUS and ICUS with respect to the trading and clearing of digital currency contracts, after deduction of any applicable rebates and liquidity payments, are remitted to Bakkt.

Bakkt entered into a digital currency trading, clearing and licensing agreement (the “Singapore Triparty Agreement”) on March 11, 2020, with ICE Futures Singapore (“IFSG”) and ICE Clear Singapore (“ICSG”), in connection with the Bakkt Bitcoin cash-settled futures contract traded on IFSG. Pursuant to the Singapore Triparty Agreement, IFSG provides services related to the listing for trading one or more cash-settled digital currency futures and/or options contracts (“digital currency contracts”), ICSG provides clearing and related services for such contracts, and Bakkt licenses certain trademarks and information and provides certain ancillary services relating to digital currencies. The Singapore Triparty Agreement is expected to remain in place following the Closing. Pursuant to the Singapore Triparty Agreement, 35% of the revenues of IFSG and ICSG with respect to the trading and clearing of digital currency contracts, after deduction of any applicable rebates and liquidity payments, are remitted to Bakkt. To date, no revenues have been generated under the Singapore Triparty Agreement.

Second Amended and Restated Limited Liability Company Agreement

ICE is party to the Second Amended and Restated Limited Liability Company Agreement of Bakkt, dated as of February 28, 2020 (the “current Bakkt operating agreement”). The current Bakkt operating agreement will be amended and restated to the Surviving Company LLC Agreement upon the Closing. Bakkt is majority owned by ICE, through ICE’s ownership of 400,000,000 Class A voting units. For a description of the Surviving Company LLC Agreement, see the section entitled “The Business Combination Proposal—Related Agreements—the Surviving Company LLC Agreement” beginning on page 145 of this combined proxy statement/prospectus.

Post-Business Combination Arrangements

In connection with the Business Combination, certain agreements were entered into or will be entered into pursuant to the Merger Agreement. The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the Proposed Transaction, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:

•

Surviving Company LLC Agreement (see the section entitled “The Business Combination Proposal—Related Agreements—Surviving Company LLC Agreement” beginning on page 145 of this proxy statement/prospectus);

•	Exchange Agreement (see the section entitled “The Business Combination Proposal—Related Agreements—Exchange Agreement” beginning on page 146 of this proxy statement/prospectus);

•	Tax Receivable Agreement (see the section entitled “The Business Combination Proposal—Related Agreements—Tax Receivable Agreement” beginning on page 147 of this proxy statement/prospectus);

•	Voting Agreement (see the section entitled “The Business Combination Proposal—Related Agreements—Voting Agreement” beginning on page 145 of this proxy statement/prospectus);

•	Support Agreement (see the section entitled “The Business Combination Proposal—Related Agreements—Bakkt Equity Holders Support Agreement” beginning on page 142 of this proxy statement/prospectus);

•	Insider Letter Agreement (see the section entitled “The Business Combination Proposal—Related Agreements—Insider Letter Agreement” beginning on page 141 of this proxy statement/prospectus);

•	Subscription Agreements (see the section entitled “The Business Combination Proposal—Related Agreements—Subscription Agreements” beginning on page 148 of this proxy statement/prospectus);

•	Stockholders Agreement (see the section entitled “The Business Combination Proposal—Related Agreements—Stockholders Agreement” beginning on page 144 of this proxy statement/prospectus); and

•	Registration Rights Agreement (see the section entitled “The Business Combination Proposal—Related Agreements—Registration Rights Agreement” beginning on page 143 of this proxy statement/prospectus).
•	Cooperation Agreement (see the section entitled “The Business Combination proposal—Merger Agreement—Covenants of VIH” beginning on page 130 of this proxy statement/prospectus).

Statement of Policy Regarding Transactions with Related Persons

The Company will adopt a formal written policy that will be effective upon the Closing providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the Company’s audit committee, subject to certain exceptions. For more information, see the section entitled “Management of the Company Following the Business Combination—Related Person Policy of the Company” beginning on page 324 of this proxy statement/prospectus.

Indemnification of Directors and Officers

The current Bakkt operating agreement provides for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DLLCA, subject to customary exceptions for gross negligence or willful misconduct.

The Proposed By-Laws will provide that the Company will be required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, the Proposed Certificate of Incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

Following the Closing, Bakkt Pubco will enter into new indemnification agreements for each director and officer of Bakkt Pubco. See the section entitled “Description of VIH’s and the Company’s Securities—Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed By-Laws and Certain Provisions of Delaware Law—Limitations on Liability and Indemnification of Officers and Directors” beginning on page 258 of this proxy statement/prospectus.

There is no pending litigation or proceeding naming any of VIH’s or Bakkt’s respective directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

INFORMATION ABOUT BAKKT

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” “Bakkt” or the “Company” refer collectively to Bakkt Holdings, LLC and its direct and indirect subsidiaries.

The Company

Bakkt’s mission is to power commerce by reimagining the digital asset ecosystem.

Digital assets – which include cryptocurrency, loyalty and rewards points, gift cards, in-game assets, and non-fungible tokens, or NFTs, which are unique digital assets that are not interchangeable, – comprise a growing $1.6 trillion marketplace. We are unlocking new ways to participate in the digital economy for consumers, enterprises, and financial institutions. We accomplish this by expanding access to and improving liquidity for digital assets. Bakkt is positioned at the center of this digital asset ecosystem, with over 500,000 early-access participating consumers, access to 250 merchant partners and nearly 100 institutional clients.

•

Consumers. We enable individual consumers – to aggregate, manage, and spend all their digital assets in one place. Our scalable platform creates new opportunities to access cryptoassets, direct merchant offers, loyalty points and gift card discounts, increasing consumer spending power and powering the digital economy.

•

Enterprises. We offer enterprises (whom we define as consumer-facing merchants, retailers, and financial institutions with loyalty and rewards programs) the ability to strengthen those programs by delivering new redemption options. We reduce financial liabilities associated with loyalty programs, lower payment processing costs, and drive increased brand loyalty to end customers. We also enable access to new sources of consumer spending power and loyalty programs that drive incremental commerce. Our payment channels allow enterprises to access improved payment settlement and processing economics.

•

Financial Institutions. We provide financial institutions in the investment sector with infrastructure to access new markets and create new products. Our platform uniquely leverages the technology and infrastructure products of our majority investor, Intercontinental Exchange, Inc. (NYSE: ICE), to improve price discovery by offering a monthly bitcoin futures contract and to bring trust and transparency to the digital asset ecosystem. Our products provide greater regulatory clarity, better price discovery, and more effective risk management for financial institutions around the world.

Our platform has three complementary aspects – a digital asset marketplace, a loyalty redemption service, and an alternative payment method.

Loyalty Redemption

Leveraging our acquisition of Bridge2 Solutions, LLC and its affiliated companies (collectively, “Bridge2 Solutions”), our loyalty redemption capabilities support enterprises with leading loyalty and rewards programs (which we call “loyalty partners”), such as Citibank, Delta Air Lines, United Airlines, Choice Hotels, Wells Fargo Bank and Bank of America. While many loyalty partners have very popular loyalty programs, the points that are outstanding to customers represent material liabilities on the loyalty partners’ balance sheets. Our redemption capabilities, particularly our exclusive arrangements with leading consumer brands, provide seamless and cost-effective alternatives for consumers to spend their loyalty points and enable loyalty partners to reduce these financial liabilities. In a typical loyalty redemption relationship, we provide the hosted, white-labeled website where a loyalty partner’s customers can redeem their points for goods and services, and we also provide fulfillment services for several of those products through relationships with retailers like Best Buy. Our API connects into the databases where our loyalty partners maintain their points which then enables instantaneous redemption capabilities.

Alternative Payment Method

Our platform will deliver consumer choice and convenience with an alternative payment method that allows consumers to spend the value of their digital assets with merchants in our ecosystem and also enables merchants to gain access to consumers’ increased spending power, tapping into the trend for alternative payment methods. Our platform will make different types of digital assets essentially fungible from the consumer’s perspective, regardless of the form they take (e.g. bitcoin, loyalty points, cash). While a transaction appears to the consumer as a direct conversion of the digital asset (e.g. bitcoin) to the desired good, service or other digital asset, the transaction occurs in two steps, with cash in the middle (e.g. the consumer sells her bitcoin to Bakkt at the current market price, and her wallet is credited with the cash value of that sale. Next, that amount of cash is credited to the merchant.) Merchants, such as Starbucks, that accept our alternative payment method can displace transactions off existing payment card infrastructure, which results in significant reductions in payment fees and, over time, faster settlement. For instance, our agreement with Starbucks, which enables Starbucks mobile app users to reload their Starbucks Card prepaid accounts using bitcoin and other balances held with Bakkt - which are credited to Starbucks as cash - provides significant cost savings to Starbucks compared with traditional payment cards. We are compensated by Starbucks for each such transaction that we process.

Digital Asset Marketplace

Our digital asset marketplace is designed to enable participants to seamlessly transact in digital assets, and has applications for institutional clients, as well as consumers and enterprises. ICE, our majority shareholder, has decades of experience building institutional products and solutions. We leveraged that expertise to build an institutional-grade custodian for bitcoin, Bakkt Trust, which is regulated by the New York Department of Financial Services. This custodian, marketed as the Bakkt Warehouse, provides standalone custody services that anchor the first end-to-end regulated and physically-delivered bitcoin futures contracts, which are traded on IFUS and cleared on ICUS, and also provides bitcoin custody to institutions and high net-worth individuals on a standalone basis. Our custodian also operates as the backbone of many of our consumer- and enterprise-focused offerings. For instance, it enables consumers who use our app, described below, to buy, sell, and transfer to other app users bitcoin (and, in the third quarter of 2021, other cryptocurrencies) in real-time, enabling application at the point of sale. In addition, by the end of 2021, upon achieving the necessary regulatory approvals, we plan to add the ability to buy and sell securities such as equities, derivatives, and exchange-traded funds (“ETFs”). We believe that our institutional-grade infrastructure underpins our ability to expand and scale consumer solutions.

Consumer App

All of our platform’s capabilities around buying and selling of digital assets, redemption and payment come together in a seamless customer experience in our consumer app, which was made broadly available in March 2021. Our app enables consumers to see their digital assets—initially including bitcoin, cash, loyalty and rewards points, and closed-loop gift cards—in one place, and to transact easily with those assets. We plan to extend the functionality of our app by adding more merchants and loyalty partners, and additional digital assets, such as additional cryptocurrencies, and, at a later date, equity securities and in-game assets. Bakkt hopes to expand the offering of cryptocurrencies on Bakkt’s app in the third quarter of 2021, though this timeline may change. The additions of these new cryptocurrencies to Bakkt’s app will be subject to certain policies and procedures requiring an internal risk assessment of such cryptocurrencies by Bakkt, including a consideration of conflicts of interest, the assessment of such cryptocurrency as to whether it is a security and other legal, operational and compliance-based considerations. The addition of new cryptocurrencies is further subject to NYSDFS’ approval of these policies and procedures or of such cryptocurrency, as applicable. In addition, Bakkt plans to add equity securities trading functionality for its customers on its platform in the future, and for that purpose, plans to submit an application to form a broker-dealer with the Financial Industry Regulatory Authority, Inc. (“FINRA”). However, Bakkt expects such process to be lengthy, and there can be no guarantee as to the timing of the application or that Bakkt will be successful in obtaining its broker-dealer license. For Bakkt to add equity trading securities functionality to its platform, it may also need to conduct its business through a licensed broker-dealer.

Our Opportunity

We believe that the global marketplace for digital assets is rapidly evolving and expanding. As interest in digital asset adoption by consumers, enterprises and institutions has increased, the demand for digital payment solutions has accelerated, the number of digital asset alternatives has expanded, and regulatory scrutiny has increased.

Bakkt operates at the intersection of several different types of digital assets, and is uniquely positioned to enable their broader adoption, use, and monetization by consumers, enterprises, and institutions. While each digital asset currently has its own adopters and use cases, the inherent potential of digital assets as a class remains largely unrealized. Our ecosystem is designed to be scalable and agile enough to quickly add additional functionalities and digital assets in a compliant manner, enabling the market to efficiently move to additional uses for these assets, benefiting consumers, loyalty partners, merchants and institutions. Given our ICE heritage, our systems have been built with security and regulatory compliance at their core.

Cryptocurrency

Since its inception in 2008, bitcoin and other cryptocurrencies have gained greater mainstream understanding and acceptance as digital assets. Bitcoin, in particular, has become a leading digital asset based on market capitalization and transaction volume. The lack of speed with which the Bitcoin blockchain can process transactions and the public and private keys required to manage bitcoin have, to date, made it unattractive to the average consumer. However, significant advancements in the ecosystem have made bitcoin more accessible, and there are a number of apps and services that reduce the complexities commonly associated with buying and storing cryptocurrency. In addition, asset managers, corporations and endowments continue to rebalance balance sheet assets and portfolio asset allocations, with bitcoin increasingly being viewed as an acceptable investment for a portion of such allocations.

Since 2008, thousands of other cryptocurrencies and cryptotokens have emerged on both public and private blockchains or other proprietary distributed ledger solutions. These include, but are not limited to, cryptoassets such as stablecoins whose value is tied to a basket of fiat currencies, and “forks” of bitcoin and other cryptocurrencies, which occur when developers and users make a conscious decision to stop adhering to protocol updates in order to create a new currency from the original blockchain, creating new versions of the cryptocurrency. Forks are a byproduct of the decentralized structure of the blockchain.

Loyalty and Rewards Points

Loyalty partners have displayed increasing interest in the pursuit of new strategies and programs that enable consumer empowerment and loyalty liability management while maintaining control over captive programs and the presumed attribution of long-term customer value and loyalty. Loyalty partners seek to improve consumer engagement by providing high perceived value to their consumers via points redemption. Traditional models for these points allowed consumers to redeem points for in-house products and services, such as airline seats and hotel rooms. The first evolution of the model afforded third party service providers an opportunity to provide redemption solutions for products, services and experiences that the loyalty partners could not source in-house.

Opening up redemption to external options was loyalty partners’ attempt to improve the perceived value of their programs and thereby increase consumer loyalty. However, the inflexibility and cost structures of these initial external redemption solutions made them unattractive for large-scale adoption. Loyalty partners continuously seek alternate methods or new programs designed to attract, retain and increase long-term consumer loyalty and value. In addition, based on our deep experience in the loyalty redemption market, we have increasingly experienced that digitally-savvy, informed and cost-conscious consumers continue to demand greater flexibility in the use cases for their accrued loyalty and rewards points.

Closed-Loop Gift Cards

Closed-loop gift cards, which are branded gift cards that may only be used at a specific merchant, retailer or restaurant, have experienced unprecedented growth over the last decade, and their popularity has increased even further as a result of the COVID-19 pandemic. Because closed-loop gift cards can only work within a merchant’s particular store, app, and/or website, they provide the specified merchant with a captive, low-cost source of payment acceptance.

Consumers favor gifting closed-loop gift cards rather than buying a product that a giftee may not enjoy. However, half of consumers have unused gift cards, either because the destination retailer is not to the recipient’s liking, or because an outstanding balance remains on the card once a purchase has been made. This locked value stagnates and eventually is escheated to the state or federal government pursuant to applicable state or federal statutes, providing no value to the merchant or the consumer. Previous efforts to resolve this through secondary market gift card exchanges were rampant with fraud and were shut down because they disintermediated the gift card provider and provided insufficient regulatory safeguards for the consumer.

In-Game Assets

The gaming industry, led by Microsoft, Sony and Nintendo, has a value greater than the worldwide film industry and major league sports in North America combined. One-third of the surge in the value of this industry is due in large part to the in-game purchases consumers make for upgrades, skins, weapons and resources.

These digital assets, whether earned or purchased, are illiquid. When the consumer ceases playing the game, those assets stagnate, providing no value to the consumer or to the game publisher. Publishers and consumers both desire a mechanism to make these assets liquid through a neutral, third-party platform that will allow consumers to monetize their digital in-game assets and move in and out of specific games and brands while enabling publishers to build loyalty and a broader consumer base.

Equity Securities

The equity securities trading markets have been revolutionized by the proliferation of consumer-friendly mobile apps and the abandonment of trading fees. This in turn has enabled new generations and customer segments to embrace securities trading, often with the assistance and support of social media groups focused on the topic.

Bakkt believes that equity securities are at their core digital assets, as relatively few investors ever interact with equity securities in physical form. As such, we believe these assets will represent a natural fit with the other assets enabled within the Bakkt ecosystem.

Our Solution

Our solution uniquely brings together loyalty and commerce. Today, it is comprised of a digital asset marketplace, a loyalty redemption service, and an alternative payment method, all of which are embodied in a consumer app. We started with our digital asset marketplace and have continued to innovate and expand our platform.

Loyalty Redemption Service

Bakkt’s redemption service provides loyalty solutions to a significant portion of the leading loyalty programs in North America. Loyalty and rewards programs are effective in driving consumer payments behavior and incremental sales by tailoring offers and promotions. Loyalty redemption services are integral to the success of the loyalty partner’s program. Demand to grow and develop loyalty programs increases as loyalty partners seek to deepen relationships with consumers. Our services are intended to make it easy for consumers to understand how their loyalty points are earned and redeemed and feel confident in the transparency of value exchange, further increasing the loyalty benefit to the issuing loyalty partners.

The benefits of our platform for loyalty partners include:

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Broad redemption options. We enable gift cards, electronics and other merchandise from leading merchants, and rewards, including travel packages and innovative and unique experiences (e.g., admission to branded events).

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Access to exclusive brands. We have an exclusive partnership with a key electronics and entertainment provider that enables us to provide a branded experience to its store as a redemption option embedded within our site. Additional merchant benefits include product customizations, like engraving and real- time inventory management. We will seek to expand this model with other leading brands.

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Balance sheet optimization. Our loyalty redemption services offer higher perceived value to the consumer and increased alternatives for them to spend their rewards points. This in turn allows the loyalty partner to control the cost of redemption and reduce financial liabilities.

Alternative Payment Method

Alternative payment methods include any form of payment other than cash, checks or traditional bank-issued credit or debit cards. Enabling these methods is becoming a necessity for merchants seeking to grow their business. As goods and services progress, consumers demand a more versatile shopping experience. Merchants are able to address this demand by accepting our alternative payment method. We integrate our alternative payment method directly with merchants, such as Starbucks, and through partners, such as payment service providers, merchant acquirers and checkout providers, to create a closed loop payment ecosystem.

The benefits of our platform as an alternative payment method include:

•	Lower cost of acceptance. We reduce cost of payments by displacing transactions off card infrastructure to gain lower payment fees and faster settlement time.

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Reduced checkout abandonment and increased conversions. Consumers are attracted to the concept of choice, giving them more control and power over their purchasing and payments. When a consumer has the choice between multiple online merchants offering similar products, their user experience—including a merchant’s ability to accept their preferred form of payment—can be an important factor in their decision-making process.

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Increased ability to reach new consumers. We believe that our payment method will appeal to new consumer segments—e.g., crypto enthusiasts, rewards stackers and gamers—by leveraging captive value in their digital assets. We enable merchants to grow their business by attracting these new consumer segments.

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Hyper-personalized offers. We are developing our capability to deepen merchants’ understanding of what consumers want, which will help them offer tailored promotions and offers and improve their marketing efficiency, all while protecting consumer privacy.

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Easy integration. Our direct API, designed for use by developers, allows for integration with retailer websites with minimal investment. The merchant settles in fiat currency while our platform enables the digital asset conversion and transfer.

Digital Asset Marketplace

Our digital asset marketplace is designed and engineered to support both institutions and consumers and enterprises. Our approach is predicated on security, regulatory compliance, and transparency; the absence of one or more of those features in other offerings has contributed to the relative slowness of institutional investors to embrace cryptocurrency investing. We believe our emphasis on these features will help drive institutional acceptance and adoption. Further, we believe that the increasing normalization of cryptocurrency investing among institutions should enable increased consumer acceptance of and interest in cryptocurrency, further enhancing the ability to capture and monetize consumer relationships.

Benefits for institutions and consumers and enterprises include:

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Standalone custody. The Bakkt Warehouse offers institutional-grade, standalone bitcoin custody to institutions and certain high net worth individuals seeking secure bitcoin storage. It also supports the consumer app with respect to bitcoin functionality within the consumer app. We are extending this capability into other cryptocurrencies that, once added, will be the foundation upon which subsequent product offerings will be delivered.

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Regulated futures and options. In conjunction with ICE, Bakkt offers a monthly bitcoin futures contract for which the Bakkt Warehouse provides custody services, IFUS provides trading services and ICUS provides clearing services. This physically-delivered futures contract is end-to-end regulated and offers unmatched price discovery and transparency. Bakkt also offers bitcoin options based on this futures contract and a cash-settled bitcoin futures contract traded on ICE Singapore.

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Institutional-grade pricing execution engine. Our pricing execution engine supports institutional-grade Bitcoin trading for consumers. By managing the bitcoin in a closed-loop between us and the consumer directly, risk normally associated with deposit and withdrawal and the lethargic throughput of the blockchain is substantially reduced. This approach affords the consumer greater flexibility to spend, send and trade these assets within our ecosystem.

Consumer App

All of our platform capabilities around buying and selling of digital assets, redemption and payment come together in a seamless customer experience in Bakkt’s app, which we released for general launch in late March 2021.

The benefits of the app for consumers include:

•	Personal, intuitive consumer experience. Our simple, end-to-end consumer experience makes it easy for consumers to aggregate and manage all of their supported digital assets in one place.

•	Seamlessly transact across asset classes. Consumers can quickly and simply aggregate, buy, sell, convert, spend and send digital assets.

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Enabling the use of digital assets for everyday spending. Consumers can use digital assets as a funding source for purchases, allowing them instant access to additional funds. In addition to our alternative payment method, our Bakkt virtual debit card that launched in June 2021 enables this functionality broadly across retailers.

•	Ability to send and receive digital assets. Consumers can easily send their digital assets to, and receive digital assets from, other consumers in the app.

•	Increased value in loyalty. Consumers enjoy access to exclusive deals from merchants in the app, without having to register or remember any coupons, codes or vouchers.

Strong Network Effects

We benefit from self-reinforcing network effects, meaning that the value of our network will increase exponentially as new enterprises and digital assets are added to the network. Examples of this effect are:

•	As loyalty partners seek new ways to deepen consumer relationships, we believe that they will choose our platform and co-market our platform to their consumers.

•	The more options there are in our digital asset marketplace, the more liquidity opportunities consumers will have, and the more reasons they will have to engage with the platform.

•	The larger the consumer base on our app becomes, the more instant liquidity will be available, and the more attractive the platform and payment method will become for merchants.

•	The more merchants there are on our platform, the more opportunities consumers will have to transact on the platform.

As consumers transact and the network grows, more revenue will be generated. More opportunities to generate targeted hyper-personalized rewards drive will further consumer engagement with the platform.

Go To Market Approach

Our go to market plans address opportunities with institutions, consumers, and enterprises. As we see growth in these areas, we will leverage our relationships to utilize co-marketing as the primary channel for consumer acquisition and engagement.

Our institutional client model involves direct engagement with institutions and is predicated on building products and supporting assets that are unique and appeal to the sector. Our institutional custody and trading plan is to add additional cryptocurrencies and additional futures contracts and evaluate other products including but not limited to an ETF and lending. We believe executing on this plan will also make our consumer offering more attractive to a wider audience, increasing consumer app user engagement as users view our consumer app as an opportunity for value creation resulting in additional liquidity.

We continue to expand our loyalty redemption platform offering within existing enterprise and consumer clients and into new strategic opportunities. For example, while the spend in travel has been depressed by the COVID-19 pandemic, we gained market share by expanding our travel redemption business with two of the top five North American financial institutions ahead of the predicted rebound in late 2021 and 2022. Doing so has created two new strategic clients whose loyalty assets and consumer reach far outweigh the travel redemption revenue opportunity. We will continue to sell our loyalty redemption solutions to strategic targets to solve their loyalty liability issues and open up opportunities to partner with us on our consumer app user acquisition, engagement and digital asset strategy.

Our consumer acquisition strategy has two main efforts: co-marketing with enterprises and other strategic partners and direct to consumer marketing. Co-marketing with strategic partners is the focus of our go to market plan for the consumer app. We will continue to seek and secure co-marketing opportunities with premier brands with whom we partner on payments (merchants) and/or loyalty conversion (loyalty partners). Direct to consumer marketing represents a fraction of our expected user acquisition forecast and is supported by targeted advertising, user referral programs, blog posts and organic acquisition.

We have established a co-marketing relationship with Starbucks, to whom we provide our alternative payment method. We are engaged in a co-marketing effort to encourage Starbucks’ U.S. domestic users to sign up for our consumer app. We also have entered into a co-marketing relationship with Choice Hotels to provide incentives for their users to sign up for our consumer app to register their Choice Privileges points within the app and convert points into other supported assets.

We are actively pursuing additional co-marketing opportunities across a broad range of market segments, with a targeted approach to generate user acquisition, payment flow and bring large digital asset brands into our ecosystem. We believe these co-marketing efforts will generate network effects reinforcing our direct to consumer and organic growth efforts.

Technology

Our infrastructure allows consumers to redeem and convert, spend and pay, send and trade digital assets. This is enabled by our core platforms and infrastructure which provide loyalty integrations, virtual bank/credit cards, travel redemption, “know your customer” (“KYC”), anti-money laundering (“AML”), anti-fraud, digital asset exchange, and buy/sell trading. Our technology supports all components of the Bakkt platform: a digital asset marketplace, a loyalty redemption service, an alternative payment method, and our consumer app.

Loyalty Redemption Service

Our loyalty redemption service is provided as software as a service (“SaaS”) and powers rewards redemptions for leading loyalty programs. The SaaS storefronts that enable shopping with rewards for merchandise, travel, gift cards, event tickets and branded electronics products all are highly configurable. The service is built upon highly scalable proprietary technology and supports integrations with over 75 suppliers that curate and present over five million catalog items.

The white-labeled loyalty redemption platform is delivered as a mobile-first, responsive web app, and can stand alone or be integrated into partners’ apps or sites. The platform is built for scale and can handle hundreds of thousands of transactions in a day.

Proprietary Payments Platform

Our proprietary payments platform is a two-sided, fully integrated, cloud-based scalable payments platform. Transactions processed on this payments platform originate from direct integration with loyalty partners, our loyalty redemption service, or our proprietary cryptocurrency trading platform.

It is deployed using managed container services and managed databases in the cloud to scale on demand. With its cloud-first approach and containerization, our platform can scale horizontally to meet the demands of the business or grow elastically to serve peak traffic. The platform contains an in-house risk and compliance engine as well as third party tools to manage rules and regulations related to KYC, AML and fraud monitoring.

Our payment APIs conform to industry standards and are used by merchants to accept our alternative payment method either in-app, in-store or online. We provide management portals for our merchants and our internal support staff. Merchants can use the management portal to administer all aspects of our payment method, including risk, fraud and settlement processing.

Digital Asset Marketplace

Our digital asset marketplace is an institutional-grade cryptocurrency custody and trading platform. It is primarily comprised of our custody platform, the Bakkt Warehouse, and our pricing execution engine.

The custody platform is purpose-built from the ground up to safeguard digital assets. Multi-signature wallet policies, hardware security modules and offline storage of private key material, blockchain surveillance and bank-style AML / KYC compliance all are integrated into the core of the platform. The Bakkt Warehouse is integrated with ICE’s futures exchange for ease of trading, clearing, and delivery. The Warehouse is hosted in geographically dispersed data centers owned by ICE.

Our pricing execution engine is an automated trading system that facilitates the purchase and sale of cryptocurrencies by consumers. The pricing execution engine is built to maximize availability of funds and mitigate risk, such as pricing discrepancies, short term volatility and market liquidity, both for Bakkt and our consumers, using proprietary risk algorithms and external market data. The pricing execution engine is deployed using the cloud to scale on demand.

Consumer App

Our consumer app is a digital wallet, an alternative payment method, and an asset conversion service for digital assets. Our app is delivered as a native iOS and Android app and provides a simple, personal intuitive customer experience that takes advantage of the unique features of each operating system.

Our Competitive Strengths

We believe that our business model will provide us several competitive advantages, including:

Liquidity for Captive Digital Assets. We believe our platform is unique in the digital asset space, enabling the aggregation of a broad range of digital assets, enhancing consumer spending power by creating liquidity for captive digital assets, and adding value for all key stakeholders within the payments and digital assets ecosystem.

Powerful Partnerships and Integrations. We have deep relationships with, and connections into, a significant portion of the premier loyalty partners in North America. We believe these connections will provide self- reinforcing network effects such as loyalty partners co-marketing our platform to their customers to deepen customer loyalty, increased merchant participation to attract loyalty customers and other consumers, and increased consumer participation to take advantage of increased liquidity opportunities.

Digital Asset-Native Architecture. Our platform architecture is engineered to natively support digital assets across a wide range of classes, with scalability and strong regulatory and compliance controls, providing competitive differentiation. Rather than being a legacy payment technology trying to support new assets, our platform meets all of the regulatory requirements to accumulate digital assets in a secure environment.

Diversified Revenue Streams. We believe that further growth of our diversified revenue streams should provide a path to positive cash flow with no additional capital required post-financing. Across the platform, we have multiple opportunities to generate and grow revenue through a diverse set of fees and charges, including but not limited to merchant discount rates, transaction fees, subscription fees and a margin we add to the price at which a consumer buys or sells cryptoassets to cover risks such as pricing discrepancies, short term volatility and market liquidity.

Trusted Platform. Our approach, which prioritizes technology, privacy, security and compliance, is informed by our team’s decades of collective experience. We believe these pillars, when applied to the rapidly evolving digital asset space, provide confidence to consumers, merchants, institutions and loyalty partners that participate in our ecosystem.

Our Growth Strategies

We believe we are well positioned for future growth by leveraging our operational infrastructure, expertise and institutional and consumer approach and that our platform, partners and products will result in repeat use from our consumers. Our growth strategies include the following:

Increasing the Breadth and Depth of Digital Assets Supported. We plan to add more and varied digital assets to our platform. This includes additional loyalty points, cryptocurrencies, in-game assets, and securities such as equities, derivatives, ETFs and other institutionally-focused products.

Adding Co-Branded Partnerships. We plan to establish co-branded partnerships with leading payment ecosystem participants. We believe that these solutions will broaden the reach of the Bakkt platform, generate revenue, and generate additional consumers at a favorable cost of customer acquisition. In addition, we believe these partnerships could provide the opportunity for Bakkt to become the market platform for digital asset aggregation and liquidity.

Adding Additional Cryptocurrency-Based Products. We believe our institutional-grade cryptocurrency custody solution provides an attractive foundation for the expansion of new products and services for retail and institutional investors, for example, cryptolending services and cryptoasset collateralization. By increasing the acceptance of cryptocurrency investing in the institutional space, we believe that these additional products can thereby further interest in cryptocurrency generally among consumers, benefiting our platform.

Increasing Merchant Participation. We plan to increase merchant participation by enhancing existing service offerings to help merchants grow their businesses and improve margins. These offerings may leverage direct merchant payments, anonymized consumer analytics, curated rewards and offers, and other services as warranted and appropriate for the expanded digital assets available within the platform.

Expanding Internationally. We expect to expand our platform into new markets. While the exact sequence and identity of additional markets are yet to be determined, we presently anticipate expanding next into Australia, Canada, and the United Kingdom. Ultimately, the decision as to where to expand will be driven by client and consumer demand and the regulatory environment in those markets.

Supporting NFT Development. Bakkt’s core platform can support and promote non-fungible token (NFT) markets as they grow and develop across custody, liquidity, and asset management. Bakkt can deliver a secure, transparent, and scalable model for all NFT participants, including artists/creators, retailers, consumers, investors, and financial institutions.

Forming Loyalty Coalitions. As Bakkt builds a suite of integrated loyalty partners and a large active consumer population, we can create deeper partnerships across merchants with Bakkt at the center of these loyalty “coalitions.” As loyalty programs seek new ways to leverage customer data and behaviors to deliver value, our broad reach and access to multiple areas of consumer behaviors will allow for deeper loyalty program engagement.

Powering Central Bank Digital Currencies. Governments around the world are actively exploring central bank digital currencies (CBDCs). Given our strategic relationship with ICE, and that ICE Clear Credit LLC has been designated as a “systemically important financial market utility” by the U.S. Financial Stability Oversight Council, Bakkt is uniquely positioned to support the creation of CBDCs. Our platform provides the capability to aid in the design, development, and operation of CBDCs for the U.S. and other countries, positioning Bakkt as a key potential partner in the development of disruptive new payment systems.

Competition

The global loyalty, rewards, payment and investment industries are highly competitive, rapidly changing and highly innovative.

Although we do not believe that we have any single direct competitor for the full range of products we will provide through our platform, we compete or, upon introduction of certain services, will compete at multiple levels, including competition with other: (i) cryptoasset exchanges; (ii) peer-to-peer payment systems;

(iii) loyalty programs’ redemption solutions; (iv) alternative payment method platforms; (v) app-based platforms for the services we provide; and (vi) equity securities trading apps.

We compete primarily on the basis of the following:

•	ability to attract, retain, and engage loyalty partners, institutions, merchants and consumers on our platform;

•	ability to demonstrate to loyalty partners and merchants that they may achieve incremental sales by using and offering our services to consumers;

•	the strength of our integrated solution over other potential coalitions of disparate point solutions;

•	consumer confidence in the safety, security, privacy and control of their information on our platform;

•	ability to develop products and services across multiple commerce channels, including mobile payments, payments at the retail point of sale, cryptoassets, and loyalty/rewards points; and

•	system reliability, regulatory compliance and data security.

In addition to the discussion in this section, see “Risk Factors—Risks Related to Bakkt’s Business—Bakkt faces substantial and increasingly intense competition worldwide in the global loyalty, rewards, payment and investment industries” beginning on page 73 of this proxy statement/prospectus for further discussion of the potential impact of competition on our business.

Cybersecurity

Each of our products is designed, deployed and managed using industry best practices to protect our consumers’ sensitive personally identifiable information (“PII”) or other data we store or manage. We maintain a comprehensive cyber security program, managed by a dedicated team of security professionals, leveraging multiple layers of defenses to protect consumer data and digital assets, including cryptocurrency that we keep in custody. For example, we operate a combination of certain physical, technical, and administrative controls, such as the use of biometrics, hardware security modules, Shamir’s secret sharing (a process of breaking up an encryption key into parts managed by different resources who must come together and share the shards for the key to work), 24x7 monitoring, armed guards, strict separation of duties and other controls to protect and restrict the movement of cryptoassets to and from the Bakkt Warehouse. Additionally, we regularly utilize outside consultants, independent penetration testing firms and external auditors to provide added assurance that our products are appropriately secured and resilient against modern cyber threats. We currently maintain active AICPA SOC 2 Type 2 certifications for our consumer app as well as our loyalty platform, and maintain active PCI-DSS certificates of compliance for the portions of our infrastructure where cardholder data is stored or processed. Finally, because we also access, store, collect, use, transmit, or may otherwise process certain types of data, including PII, we are subject to specific federal and state privacy and information security laws, rules, and regulations that govern how we and others must provide sufficient data privacy and data protection to consumer data. Accordingly, we maintain a privacy program designed to effectively respond to consumer data subject requests, or regulatory requests, in accordance with applicable laws or regulations, including the California Consumer Privacy Act (“CCPA”).

Intellectual Property

The protection of our intellectual property and all corresponding rights throughout the world, including our trademarks, service marks, trade dress, logos, trade names, domain names, goodwill, patents, copyrights, works of authorship (whether or not copyrightable), software and trade secrets, know-how, and proprietary and other confidential information, together with all applications, registrations, renewals, extensions, improvements and counterparts in connection with any of the foregoing, is important to the success of our business. We seek to protect our intellectual property rights by filing applications in various patent, trademark and other government offices, and relying on applicable laws and regulations in the U.S. and internationally, as well as a variety of administrative procedures. We have sought to register our core brands as domain names and as trademarks and service marks in the U.S. and a large number of other jurisdictions. We also have in place an active program to continue to secure, police and enforce trademarks, service marks, trade dress, logos, trade names, and domain names that correspond to our brands in markets of interest. We have filed patent applications in the U.S. and plan to extend them into international jurisdictions covering certain aspects of our proprietary technology and new innovations. We also rely on contractual restrictions to protect our proprietary rights where appropriate when offering or procuring products and services. We have routinely entered into confidentiality and invention disclosure and assignment agreements with our employees and contractors, and non-disclosure agreements with external parties with whom we conduct business to control access to, and use and disclosure of, our proprietary information.

For additional information regarding some of the risks relating to our intellectual property, including costs of protecting our intellectual property, see the information in “Risk Factors” under the captions “If Bakkt fails to promote, protect, and maintain its brand in a cost-effective manner, Bakkt may lose market share and Bakkt’s revenue may decrease” beginning on page 74 of this proxy statement/prospectus and “Bakkt may be unable to sufficiently protect its proprietary rights and may encounter disputes from time to time relating to its use of the intellectual property of third parties” beginning on page 90 of this proxy statement/prospectus.

Regulation

Federal and state laws and regulations apply to many key aspects of our business. Any actual or perceived failure to comply with these requirements may result in, among other things, revocation of required licenses or registrations, loss of approved status, regulatory or governmental investigations, administrative enforcement actions, sanctions, civil and criminal liability, private litigation, reputational harm, or constraints on our ability to continue to operate. It is also possible that current or future laws or regulations could be enacted, interpreted or applied in a manner that would prohibit, alter, or impair our existing or planned products and services, or that could require costly, time-consuming, or otherwise burdensome compliance measures.

Regulation of Our Payments Business

Bakkt Marketplace, a Bakkt subsidiary, maintains a money transmitter license in each jurisdiction in which we operate that requires such a license for its activities, or we have otherwise established with the applicable licensing body that a money transmitter license is not required at this time. We will comply with new license requirements as they arise. Bakkt Marketplace is also registered as a “Money Services Business” with the U.S. Department of Treasury’s Financial Crimes Enforcement Network (“FinCEN”). These licenses and registrations subject us to, among other things, record-keeping requirements, reporting requirements, bonding requirements, limitations on the investment of customer funds, and examination by state and federal regulatory agencies.

Regulation of Our Virtual Currency Business

We provide cryptocurrency custody services through Bakkt Trust, a limited purpose trust company that is chartered under the New York Banking Law and subject to the supervision and oversight of the New York Department of Financial Services. Consequently, we must comply with laws, rules and regulations promulgated pursuant to the New York Banking Law with respect to the cryptocurrency custody we provide through Bakkt Trust, including those related to capitalization, corporate governance, anti-money laundering, disclosure, reporting and examination, as well as supervisory guidance and requirements. Bakkt Trust is also registered with FinCEN as a financial institution.

We are subject in certain jurisdictions to licensing and regulatory requirements as a result of offering our consumers the ability to aggregate, buy, sell, convert, spend and send virtual currency through our consumer app. Consequently, we must comply with laws, rules and regulations promulgated by federal or state regulators in those jurisdictions in order to provide our services, including requirements related to capitalization, consumer protection, anti-money laundering, disclosure, reporting and examination, as well as supervisory guidance and requirements. Bakkt’s subsidiary, Bakkt Marketplace, also received a Virtual Currency Business Activity License (“BitLicense”) from the NYSDFS in the first quarter of 2021. This subjects it to NYSDFS’ oversight with respect to such business activities conducted in New York State and with New York residents.

The laws and regulations applicable to virtual currency and other digital assets are evolving and subject to interpretation and change. For instance, the SEC has indicated that it considers certain cryptocurrencies to possibly constitute securities, but has yet to issue any formal regulation on this point, though the SEC has put forth some guidance on overarching frameworks and relevant factors to consider in this analysis. Therefore, our virtual currency and digital asset services offered through our consumer app or our limited purpose trust company may become subject to regulation by other authorities and / or may subject us to additional requirements.

Privacy and Information Security Regulations

Aspects of our operations or business are subject to privacy and data protection regulation in the United States and elsewhere. Accordingly, we publish our privacy policies and terms of service, which describe our practices concerning the use, transmission, and disclosure of information. As our business continues to expand in the United States and beyond, and as laws and regulations continue to be passed and their interpretations continue to evolve in numerous jurisdictions, additional laws and regulations may become relevant to us. Regulatory authorities around the world are considering numerous legislative and regulatory proposals concerning privacy and data protection. In addition, the interpretation and application of these privacy and data protection laws in the United States and elsewhere are often uncertain and in a state of flux.

Consumer Protection Regulation

The Consumer Financial Protection Bureau and other federal and state regulatory agencies, including the Federal Trade Commission, broadly regulate financial products, enforce consumer protection laws applicable to credit, deposit, and payments, and other similar products, and prohibit unfair and deceptive practices. Such agencies have broad consumer protection mandates, and they promulgate, interpret, and enforce laws, rules and regulations, including with respect to unfair, deceptive, and abusive acts and practices (“UDAAP”) that may impact or apply to our business.

For example, under federal and state financial privacy laws and regulations, we must provide notice to consumers of our policies on sharing non-public information with third parties, among other requirements. In addition, under the Electronic Fund Transfer Act, we may be required to disclose the terms of our electronic fund transfer services to consumers prior to their use of the service, among other requirements.

Anti-Money Laundering and Counter-Terrorism Regulation

We are subject to AML laws and regulations in the United States, including those of FinCEN, as well as laws designed to prevent the use of the financial systems to facilitate terrorist activities. We have implemented a comprehensive AML program designed to prevent our payments network and custody services from being used to facilitate money laundering, terrorist financing, and other illicit activity. Our program is also designed to prevent our network and other services from being used to facilitate business in countries, or with persons or entities, included on designated lists promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Controls and equivalent authorities in other countries. Our AML compliance program is comprised of policies, procedures, reporting protocols, including reporting requirements for suspicious transactions, and internal controls, including the designation of a compliance officer, training for employees, and a regular independent review of the program. It is further designed to address applicable legal and regulatory requirements and to assist in managing risk associated with money laundering and terrorist financing.

Indirect Regulatory Requirements

We maintain relationships with certain partners, including banks and other financial institutions in the United

States, that are regulated by state, local and federal agencies. Because of these relationships, we may be subject to indirect regulation or examination by these institutions’ regulators. Knowing these indirect regulatory requirements may exist, we seek to account for them in our commercial agreements.

Properties and Employees

We lease facilities under operating leases in Alpharetta, Georgia, our corporate headquarters, and Scottsdale, Arizona, our principal customer service center, totaling approximately 49,100 square feet with expiration dates through April 2023. In the second half of 2021, we expect to enter into a lease for an additional 50,000 square foot facility in Alpharetta, Georgia, which will become our new corporate headquarters. Additionally, ICE provides us with approximately 800 square feet in its facilities in Sandy Springs, Georgia and Chicago, Illinois pursuant to an intercompany agreement. We also intend to open an office in New York, New York in 2021 under an operating lease for approximately 7,500 square feet. We do not own any real property.

As of June 22, 2021, we had a total of 510 employees, all of whom were located in the United States. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages, and we consider our relations with our employees to be good. We also engage temporary employees and consultants as needed to support our operations.

Legal Proceedings

We are not currently a party to any legal proceedings that would be expected to have a material adverse effect on our business or financial condition. From time to time, we are subject to litigation incidental to our business, as well as other litigation of a non-material nature in the ordinary course of business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BAKKT

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes and other financial information included elsewhere in this proxy statement/prospectus. Such forward-looking statements are based on the beliefs of Bakkt’s management, as well as assumptions made by, and information currently available to, Bakkt’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed elsewhere in this proxy statement/prospectus. All subsequent written or oral forward-looking statements attributable to us or persons acting on Bakkt’s behalf are qualified in their entirety by this paragraph. Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” “Bakkt” or the “Company” refer collectively to Bakkt Holdings, LLC and its direct and indirect subsidiaries.

Overview

Bakkt’s mission is to power commerce by reimagining the digital asset ecosystem. Digital assets — which include cryptocurrency, loyalty and rewards points, gift cards, in-game assets, and non-fungible tokens, or NFTs — comprise a growing $1.6 trillion marketplace. We are unlocking new ways to participate in the digital economy for consumers, enterprises, and financial institutions. We accomplish this by expanding access to, and improving liquidity for, digital assets. Bakkt is positioned at the center of this digital asset ecosystem, with over 500,000 early-access participating consumers, access to 250 merchant partners and nearly 100 institutional clients.

Our platform has three complementary aspects — a digital asset marketplace, a loyalty redemption service, and an alternative payment method.

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Digital Asset Marketplace. Our digital asset marketplace is designed to enable participants to seamlessly transact in digital assets and has applications for individual consumers, enterprises (whom we define as consumer-facing merchants, retailers, and financial institutions), and institutional investors. ICE, our majority shareholder, has decades of experience building institutional products and solutions. We leveraged that expertise to build an institutional-grade custodian for bitcoin, Bakkt Trust, which is regulated by the NYSDFS. This custodian, marketed as the Bakkt Warehouse, provides custody services that anchor the first end-to-end regulated and physically-delivered bitcoin futures and options contracts, which are traded on IFUS and cleared on ICUS, and also provides bitcoin custody to institutions and certain high net-worth individuals on a standalone basis as approved by the NYSDFS. Our custodian also operates as the backbone of many of our consumer- and enterprise-

focused offerings. For example, it enables consumers to use our app to transact in bitcoin (and, in the third quarter of 2021, other cryptocurrencies, subject to necessary regulatory approvals) in real-time. In addition, in the future, contingent upon achieving the necessary regulatory approvals and/or partnering with an existing licensed broker-dealer, we plan to add the ability to transact in securities such as equities, derivatives, and ETFs. We believe that our institutional-grade infrastructure underpins our ability to expand and scale consumer solutions.

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Loyalty Redemption. Leveraging our acquisition of Bridge2 Solutions, our loyalty redemption capabilities support enterprises with leading loyalty and rewards programs (which we call “loyalty partners”), such as Citibank, Delta Air Lines, United Airlines, Choice Hotels, Wells Fargo Bank and Bank of America. While many loyalty partners have very popular loyalty programs, the points that are outstanding to customers represent material liabilities on the loyalty partners’ balance sheets. Our redemption capabilities, particularly our exclusive arrangements with leading consumer brands, provide seamless and cost-effective alternatives for consumers to spend their loyalty points and enable loyalty partners to reduce these financial liabilities.

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Alternative Payment Method. Our platform will deliver consumer choice and convenience with an alternative payment method that allows consumers to spend the value of their digital assets with merchants in our ecosystem and also enables merchants to gain access to consumers’ increased spending power, tapping into the trend for alternative payment methods. Merchants, such as Starbucks, that accept our alternative payment method can displace transactions off existing payment card infrastructure, which results in significant reductions in payment fees and, over time, faster settlement.

Consumer App

All of our platform’s capabilities around digital asset purchase/sales, redemption and payment come together in a seamless experience in our consumer app, which was made broadly available in March 2021. Our app enables consumers to see their digital assets — initially including bitcoin, cash, loyalty and rewards points, and closed-loop gift cards — in one place, and to transact easily with those assets. We plan to extend the functionality of our app by adding more merchants and loyalty partners, and additional digital assets, such as additional cryptocurrencies, and, at a later date, equities, derivatives, and ETFs, and in-game assets. We plan to expand our offering to certain additional cryptocurrencies in the third quarter of 2021, subject to an internal risk assessment and regulatory approval by NYSDFS. We also plan to offer equity securities trading through our platform in the future and may do so by partnering with an existing licensed broker-dealer, or by obtaining our own broker-dealer license.

Key Factors Affecting Our Performance

Attractiveness of Platform

Bakkt primarily generates revenue when users of our platform buy, sell, convert, spend and send digital assets through the platform, and our success depends in part on transaction volume. Business growth will come from growing users and the transaction fees associated with users buying, selling, converting and spending with digital assets, and the margin earned in connection with consumer purchases and sale of cryptoassets. Bakkt will look to grow its base of active and transacting users to grow these revenue streams.

In addition, growing partners on Bakkt’s platform increases our ability to grow revenue streams. To date, management has been focused on growing relationships with existing partners, as well as attracting new loyalty and enterprise partners, with the number of new partners increasing significantly following the launch of our consumer app in March 2021 as we were then able to add gift card partners and “view only” partners (meaning that users can view, but not transact in, their loyalty point balances with such partners). Growing the number of partners creates further opportunity for user growth and transaction usage on our platform. As of March 31, 2021, Bakkt had over 250 partners accessible through the platform, across a variety of industries, including 114 gift card partners, 48 “view only” partners, 47 bitcoin futures participants and 44 loyalty redemption partners. This includes large financial institutions such as Wells Fargo Bank, Citi and Bank of America, payment companies such as Fiserv, and travel, entertainment and retail companies such as Delta Airlines, Choice Hotels and Starbucks. In addition, Bakkt’s partners include more than 200 gift card merchants, including Home Depot, Xbox and Subway, and more than 30 “view only” loyalty sponsors, including JetBlue, Alaska Airlines, Chipotle, Domino’s and Discover Rewards. Expanding the platform capabilities leveraged by our partner set, as well as expanding with new partners, will be key to Bakkt’s business and Revenue growth.

Regulations in U.S. markets

We are subject to many complex, uncertain and overlapping local, state and federal laws, rules, regulations, policies and legal interpretations (collectively, “laws and regulations”) in the markets in which we operate. These laws and regulations govern, among other things, consumer protection, privacy and data protection, labor and employment, anti-money laundering, money transmission, competition, and marketing and communications practices, to name a few. These laws and regulations will likely have evolving interpretations and applications, and it can often be difficult to predict how such laws and regulations may be applied to our business, particularly as we introduce new products and services and expand into new jurisdictions.

We are seeking to bring trust and transparency to digital assets. We will progressively be subject to laws and regulations relating to the collection, use, retention, security, and transfer of information, including the personally identifiable information of our clients and all of the users in the information chain. We have developed and frequently evaluate and update our compliance models to ensure that we are complying with applicable restrictions.

We continue to work with regulators to address the emerging global landscape for digital assets. As investment continues, the intersection of technology and finance will require ongoing engagement as new applications emerge. Digital assets and distributed ledger technology have significant, positive potential with proper collaboration between industry and regulators.

COVID-19 Impacts

In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. The COVID-19 pandemic has adversely affected global economic activity and contributed to significant declines and volatility in financial markets. Bakkt operates in geographic locations that have been impacted by COVID-19 and that are subject to various mandated public health ordinances, which have impacted the business operations of Bakkt and its customers. The COVID-19 pandemic has had a material adverse impact on Bakkt’s business through December 31, 2020, primarily in that it has (i) decreased revenue from our loyalty and travel businesses, and (ii) impacted our ability to expand our relationships with existing loyalty partners, and to conclude relationships with new loyalty partners, whose businesses similarly have been adversely affected by the pandemic. For the three months ended March 31, 2021, Bakkt’s business operations have continued to be impacted. A continuation of the pandemic could have a continued material adverse impact on economic and market conditions.

Our Corporate Structure

We own and consolidate entities formed during the year ended December 31, 2019, including Bakkt Trust and Bakkt Marketplace. We also own and consolidate entities that were acquired during the year ended December 31, 2019, including DACC Technologies, Inc., Digital Asset Custody Company, Inc. (collectively with DACC Technologies, Inc., “DACC”), and Bakkt Clearing, LLC (“Bakkt Clearing”), formerly known as Rosenthal Collins Group, L.L.C. Bakkt continued to operate these entities throughout fiscal year 2020, and also acquired Bridge2 Solutions, LLC and its related companies (collectively, “Bridge2 Solutions”) in February 2020.

Bakkt Trust is a New York limited-purpose trust company that is chartered by and subject to the supervision and oversight of the NYSDFS. In September 2019, Bakkt Trust, along with IFUS and ICUS, both of which are wholly-owned subsidiaries of ICE, brought to market the first institutional-grade, regulated infrastructure for trading, clearing, and custody services for bitcoin. Bakkt Trust acts as a qualified custodian for bitcoin, which enables Bakkt Trust to offer the only end-to-end regulated, physically-delivered bitcoin futures and options contracts available in the United States. In addition, Bakkt Trust offers non-trading-related, standalone custody of bitcoin to institutions, market makers and certain high net worth individuals, subject to the NYSDFS’ regulatory oversight.

The below graphic illustrates the structure of our physically-delivered bitcoin futures and options and custody offerings.

Bakkt Marketplace has created an integrated platform that enables consumers and enterprises to transact in digital assets. Bakkt Marketplace’s app enables consumers to purchase, sell, convert and or spend digital assets. Users also can use the app to spend fiat currency with various retailers and convert loyalty and rewards points into fiat currency. Bakkt Marketplace has received money transmitter licenses from all states throughout the U.S. where such licenses are required, has obtained a New York State virtual currency license, and is registered as a money services business with the Financial Crimes Enforcement Network of the United States Department of the Treasury. As shown in the below graphic, Bakkt Trust’s custody solution supports Bakkt Marketplace’s bitcoin functionality offered to consumers within the app.

Bakkt Clearing is registered as a futures commission merchant (FCM) with the Commodity Futures Trading Commission (CFTC) and a member of the National Futures Association (NFA).

Bakkt acquired Bridge2 Solutions on February 21, 2020 in order to expand our loyalty conversion offerings within Bakkt’s digital asset marketplace. We accounted for the acquisition of Bridge2 Solutions as a common control transaction under ASC 805, as Bridge2 Solutions (and its holding company, B2S Holdings, Inc.) was initially acquired by ICE prior to being acquired by Bakkt. The acquisition of Bridge2 Solutions qualifies as a significant acquisition under the amended Rule 3-05 of Regulation S-X, which Bakkt has elected to apply. As such, Bakkt has included the historical financial statements of Bridge2 Solutions for the years ended December 31, 2018 and December 31, 2019, in this proxy statement/prospectus. We also evaluated if Bakkt or Bridge2 Solutions is the predecessor for accounting purposes. In connection therewith, we considered the application of Rule 405 of Regulation C, the interpretive guidance of the staff of the SEC, including factors for registrants to consider in determining the predecessor, and analyzed the following: (1) the order in which the entities were acquired, (2) the size of the entities, (3) the fair value of the entities, (4) the historical and ongoing management structure, and (5) how management discusses our business in this proxy statement/prospectus. In considering the foregoing principles of predecessor determination in light of our specific facts and circumstances, we determined that Bakkt is the predecessor for accounting purposes.

On January 11, 2021, Bakkt entered into the Merger Agreement to combine with VIH. The Business Combination values the combined company at an enterprise value of approximately $2.1 billion and is expected to result in at least $425 million of cash on Bakkt Pubco’s balance sheet, reflecting a contribution of up to $207 million of cash held in the Trust Account (prior to any redemptions) and a $325 million concurrent private placement of Bakkt Pubco Class A Common Stock, priced at $10.00 per share, including a $50 million commitment from ICE. At the Closing, VIH will be renamed Bakkt Holdings, Inc. and will be listed on the NYSE under the ticker symbol “BKKT”.

The Company intends to use the funds available after the business combination to (i) increase its sales and marketing efforts, (ii) expand its research and product development efforts, and (iii) maintain and expand its technology infrastructure and operational support. In addition, the Company may in the future enter into arrangements to acquire or invest in complementary businesses, services, technologies or intellectual property rights. However, Bakkt has no agreements or commitments with respect to any such acquisitions or investments at this time.

The Company’s expected uses of the available funds following the business combination are based upon Bakkt’s present plans, objectives and business condition. As of the date of this proxy statement/prospectus, the Company cannot predict with certainty all of the particular uses for the available funds following the business combination, and management has not estimated the amount of funds, or the range of funds, to be used for any particular purpose. As a result, the Company’s management will retain broad discretion over the available funds following the business combination, and investors will be relying on the Company’s management’s judgment regarding the application of the net proceeds.

Our Relationship with ICE

We are an indirect majority-owned subsidiary of ICE. Class A voting units are held by ICE and Class B and Class C voting units are held by ICE and minority investors. ICE is a global market infrastructure provider with a history of developing and implementing leading technologies. ICE operates exchanges, clearinghouses, and listing venues for the financial markets alongside offering data-driven technology services to support the trading, lending, investment, risk management, and connectivity needs of customers. In building this platform, ICE and minority investors to date have contributed capital and assets valued at approximately $483 million, leveraging ICE’s leading competency of creating and operating market infrastructure. Upon our formation, ICE made a cash capital contribution and granted us the right to access ICE’s existing futures and clearing platforms.

ICE also partners with us with respect to certain of our institutional product offerings. For instance, our physically-delivered bitcoin futures contracts and the options contracts (collectively, “PDF Contracts”) that are based on those PDF Contracts are traded on IFUS and cleared on ICUS pursuant to the Triparty Agreement. Under the Triparty Agreement, IFUS and ICUS provide trade execution and clearing services to customers that trade these futures and options, while Bakkt Trust provides the custody of the physical bitcoin underlying the PDF Contracts. Under the Triparty Agreement, IFUS and ICUS also pay to Bakkt Trust the net trading and clearing revenue they earn with respect to those PDF Contracts.

Similarly, our cash-settled futures contracts are offered in Singapore pursuant to a similar arrangement with ICE subsidiaries. Pursuant to a separate triparty agreement among ICE Futures Singapore (“IFS”), ICE Clear Singapore (“ICS”) and Bakkt Holdings, IFS and ICS provide trade execution and clearing services to customers that trade the cash-settled futures. As these contracts are settled in cash (rather than physical delivery of bitcoin), no custody function is necessary; as such, Bakkt provides to IFS and ICS pricing data from its PDF Contracts and also licenses its name to IFS and ICS for use in marketing the cash-settled futures. In return, ICS and IFS pay to Bakkt 35% of the net trading and clearing revenue that they earn with respect to these contracts.

Results of Operations

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus. The following table sets forth our consolidated results of operations for the periods shown:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Revenues:
Net revenues	$8,145	$3,530	$28,495 (1)	$(881)
Other	—	—	—	17

Total revenues	$8,145	$3,530	$28,495 (1)	$(864)

Operating expenses:
Compensation and benefits	15,233	7,459	43,141	23,237
Professional services	913	1,017	5,751	4,150
Technology and communication	2,786	2,017	9,741	4,256
Selling, general and administrative	6,109	780	8,219	2,617
Acquisition-related expenses	7,820	11,142	13,372	731
Depreciation and amortization	2,794	1,098	8,159	324
Affiliate expenses	471	1,070	3,082	500
Impairment of long-lived assets	—	1,393	15,292	—
Other operating expenses	429	32	857	—

Total operating expenses	36,555	26,008	107,614	35,815

Operating loss	(28,410)	(22,478)	(79,119)	(36,679)
Interest income, net	(49)	426	123	3,280
Other income (expense), net	(338)	396	(218)	224

Loss before income taxes	(28,797)	(21,656)	(79,214)	(33,175)
Income tax (expense) benefit	(23)	(37)	(391)	199

Net loss	$(28,820)	$(21,693)	$(79,605)	$(32,976)
Currency translation adjustment, net of tax	79	(296)	191	—
Comprehensive loss	$(28,741)	$(21,989)	$(79,414)	$(32,976)

(1)

For the year ended December 31, 2020, includes revenue of approximately $30.8 million from Bridge2 Solutions and approximately $2.2 million from Bakkt, partially offset by approximately $4.5 million in contra-revenue from Bakkt.

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

Revenue

	Three Months Ended March 31,		Change in
	2021	2020	$	%
	(dollars in thousands)
Net revenues	$8,145	$3,530	$4,615	130.7%

Net Revenues

Net revenues consist of transaction revenue (net of rebates, liquidity payments, exchange and clearing expenses, and Class B warrant asset amortization), subscription and service revenue.

Net revenues increased $4.6 million, or 130.7%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase was primarily due to an increase of $2.0 million in transaction revenues and an increase of $1.5 million in subscription and service revenue, both of which were related to the full quarter of performance from our loyalty redemption services in 2021 compared to partial quarter performance in 2020, following the acquisition of Bridge2 Solutions, and increased revenue from higher customer activity in our loyalty business.

Operating Expenses

Operating expenses consist of compensation and benefits, professional services, technology and communication expenses, selling, general and administrative expense, acquisition-related expenses, depreciation and amortization, affiliate expenses, impairment of long-lived assets, and other operating expenses.

Compensation and Benefits

	Three Months Ended March 31,		Change in
	2021	2020	$	%
	(dollars in thousands)
Compensation and benefits	$15,233	$7,459	$7,774	104%

Compensation and benefits expense include all salaries and benefits, compensation for contract labor, incentive programs for employees, payroll taxes, unit-based compensation and other employee related costs except non-cash stock compensation included in acquisition-related expenses resulting from the Bridge2 Solutions acquisition. This is the most significant component of our operating expenses and we expect that our compensation and benefits expense will continue to increase in absolute dollars as we increase our headcount to support the projected growth in our business as well as our increased compliance and reporting requirements as a public company.

Headcount will also increase across functions to further strengthen our service offerings and enhance our systems, processes, and controls. We intend to grant equity awards as part of the compensation package for new employees. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 213 of this proxy statement/prospectus for the impact of accelerated vesting triggered by the proposed transaction. We expect that our compensation and expenses will decrease as a percentage of our revenue over time. Compensation and benefits increased by $7.8 million or 104%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase was primarily due to $4.2 million in additional salaries and wages, $3.8 million in contract labor for software development, $0.4 million in payroll taxes, $0.7 million in health care benefits and $1.1 million in additional bonuses. The majority of the increase in these costs results from the acquisition of Bridge2 Solutions, offset primarily by a reduction in severance pay of $0.6 million and capitalized software of $2.1 million.

Professional Services

	Three Months Ended March 31,		Change in
	2021	2020	$	%
	(dollars in thousands)
Professional services	$913	$1,017	$(104)	(10.2%)

Professional services expense includes fees for regulatory, legal, and accounting fees. Professional services decreased by $0.1 million or 10.2%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease was primarily due to a decrease of $0.1 million in professional fees and $0.2 million in legal fees, offset by an increase in audit and tax fees of $0.2 million.

Technology and Communication

	Three Months Ended March 31,		Change in
	2021	2020	$	%
	(dollars in thousands)
Technology and communication	$2,786	$2,017	$769	38.1%

Technology and communication costs represent all non-headcount related costs we incur to operate our business. Such costs principally include amounts paid for software licenses and software as a service arrangements utilized for operating, administrative and information security activities, fees paid for third party data center hosting arrangements, and fees paid to telecommunications service providers and for telecommunication software platforms necessary for operation of our customer support operations. These costs are driven by customer requirements, system capacity, functionality and redundancy requirements.

Technology and communications expense also includes fees paid for access to external market data and associated licensing costs, which may be impacted by growth in electronic contract volume, our capacity requirements, changes in the number of telecommunications hubs, and connections with customers to access our electronic platforms directly. Technology and communication increased by $0.8 million or 38.1%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase was primarily due to an increase of $0.8 million in hardware and software license fees, $0.2 million in telecommunications fees, offset by a decrease of $0.2 million in hosting fees.

Selling, General and Administrative

	Three Months Ended March 31,		Change in
	2021	2020	$	%
	(dollars in thousands)
Selling, general and administrative	$6,109	$780	$5,329	683.2%

Selling, general and administrative expenses include marketing, advertising, business insurance, rent and occupancy, bank service charges, dues and subscriptions, travel and entertainment, rent and occupancy, and other general and administrative costs. Our marketing activities primarily consist of web-based promotional campaigns, promotional activities with partners, conferences and user events, and brand-building activities. Selling, general and administrative expenses do not include any headcount cost, which is reflected in the compensation and benefits financial statement line item. Our selling, general and administrative expenses will continue to increase in absolute dollars to support the projected growth in our business. However, we expect these costs will decrease as a percentage of our revenue in future years as we gain improved operating leverage from our projected revenue growth. Selling, general and administrative costs increased by $5.3 million or 683.2%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase was primarily due to an increase of $4.9 million in marketing expenses related to the launch of our consumer app.

Acquisition-related Expenses

	Three Months Ended March 31,		Change in
	2021	2020	$	%
	(dollars in thousands)
Acquisition-related cost	$7,820	$11,142	$(3,322)	(29.8%)

Acquisition-related costs for the three months ended March 31, 2021 consist entirely of costs related to the proposed business combination with VIH. Acquisition-related costs for the three months ended March 31, 2020 consist entirely of costs incurred in our acquisition of Bridge2 Solutions in February 2020, including approximately $9.6 million of accelerated expense for the Company’s incentive and participation units resulting from the issuance of Class C voting units in connection with the acquisition of Bridge2 Solutions.

Depreciation and Amortization

	Three Months Ended March 31,		Change in
	2021	2020	$	%
	(dollars in thousands)
Depreciation and amortization	$2,794	$1,098	$1,696	154.5%

Depreciation and amortization expense results consists of amortization of intangible assets from business acquisitions, internally developed software and depreciation of purchased software, computer and office equipment over their estimated useful lives. Intangible assets subject to amortization consist primarily of acquired technology and customer relationships from the Bridge2 Solutions acquisition. Depreciation and amortization increased by $1.7 million or 154.5%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase was primarily due to amortization associated with intangibles acquired through the acquisition of Bridge2 Solutions.

Affiliate Expenses

	Three Months Ended March 31,		Change in
	2021	2020	$	%
	(dollars in thousands)
Affiliate expenses	$471	$1,070	$(599)	(56.0%)

Affiliate expenses result from technical support service and other costs pursuant to the ISA between Bakkt and ICE. Affiliate expenses decreased by $0.6 million or 56.0%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease in such costs in 2021 was primarily due to a decrease in fees under the ISA, related to a change to the fee structure for 2021 as compared with 2020.

Impairment of long-lived assets

	Three Months Ended March 31,		Change in
	2021	2020	$	%
	(dollars in thousands)
Impairment of long-lived assets	—	$1,393	$(1,393)	(100.0%)

During the three months ended March 31, 2020, the Company terminated an existing software license agreement in accordance with the terms of the agreement. The software license was related to the underlying clearing software utilized by Bakkt Clearing and had a five-year term. As a result of the termination, the Company recorded an impairment charge of $1.4 million. For the three months ended March 31, 2021, there was no impairment of assets.

Interest Income (Expense), Net

	Three Months Ended March 31,		Change in
	2021	2020	$	%
	(dollars in thousands)
Interest income (expense), net	$(49)	$426	$(475)	(111.5%)

Interest income (expense) consists primarily of interest income earned from short-term investments (principally money market funds) and cash deposits with banks and expenses associated with interest on our finance lease liability. Interest income (expense) decreased by $0.5 million or 111.5%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease was primarily due to the decrease in interest rates from 2020 to 2021 and lower balances in our money market funds.

Income Tax (Expense) Benefit

	Three Months Ended March 31,		Change in
	2021	2020	$	%
	(dollars in thousands)
Income tax (expense) benefit	$(23)	$(37)	14	(38.5%)

The Company’s effective tax rate for the three months ended March 31, 2021 and 2020 was (0.1%) and (0.2%), respectively. The effective tax rate is lower than the federal statutory rate primarily because the substantial majority of the earnings are from the Bakkt Holdings, LLC partnership and the single member LLCs held by the partnership, where earnings flow through to the partners at the consolidated level. Income tax (expense) benefit consists of income taxes primarily related to our Canadian subsidiary. Income tax (expense) benefit decreased by less than $0.1 million, or 38.5%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Revenue

	Year Ended December 31,
	2020		2019	$ Change	% Change
	(dollars in thousands)
Net Revenues	$28,495	(1)	$(881)	$29,376	3,334.4%
Other	—		17	(17)	N/A

Total revenues	$28,495	(1)	$(864)	$29,359	3,398.0%

(1)

For the year ended December 31, 2020, includes revenue of approximately $30.8 million from Bridge2 Solutions and approximately $2.2 million from Bakkt, partially offset by approximately $4.5 million in contra-revenue from Bakkt.

Net Revenues

Net revenues consist of transaction revenue (net of rebates, liquidity payments, exchange and clearing expenses, and Class B warrant asset amortization), subscription and service revenue. Net revenues increased $29.4 million, or 3,334.4% for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase primarily consists of an increase of $8.6 million in transaction revenues and an increase of $20.8 million in subscription and service revenue, both of which are related to the performance from our loyalty redemption services in 2020 following the acquisition of Bridge2 Solutions.

Operating Expenses

Operating expenses consist of compensation and benefits, professional services, technology and communication expenses, selling, general and administrative expense, acquisition-related expenses, depreciation and amortization, affiliate expenses, impairment of long-lived assets, and other operating expenses.

Compensation and Benefits

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Compensation and benefits	$43,141	$23,237	$19,904	85.7%

Compensation and benefits expense includes all salaries and benefits, compensation for contract labor, incentive programs for employees, payroll taxes, unit-based compensation and other employee related costs except non-cash stock compensation included in acquisition-related expenses resulting from the Bridge2 Solutions acquisition. This is the most significant component of our operating expenses and we expect that our compensation and benefits expense will continue to increase in absolute dollars as we increase our headcount to support the projected growth in our business as well as our increased compliance and reporting requirements as a public company.

Headcount will also increase across functions to further strengthen our service offerings and enhance our systems, processes, and controls. We intend to grant equity awards as part of the compensation package for new employees. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 213 of this proxy statement/prospectus for the impact of accelerated vesting triggered by the proposed transaction. We expect that our compensation and expenses will decrease as a percentage of our revenue over time. Compensation and benefits increased by $19.9 million or 85.7%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to $22.4 million in additional salaries and wages, $11.4 million in contract labor for software development, $1.3 million in payroll taxes, $1.4 million in health care benefits and $1.2 million in additional bonuses. The majority of the increase in these costs results from the acquisition of Bridge2 Solutions, offset by a reduction in severance pay of $5.1 million, unit-based compensation of $1.0 million and capitalized software of $11.8 million.

Professional Services

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Professional services	$5,751	$4,150	$1,601	38.6%

Professional services expense includes fees for regulatory, legal, and accounting fees. Professional services increased by $1.6 million or 38.6%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to $1.7 million in additional professional fees and $0.5 million in audit and tax fees due to our acquisition of Bridge2 Solutions, offset by a decrease in legal fees of $0.5 million.

Technology and Communication

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Technology and communication	$9,741	$4,256	$5,485	128.9%

Technology and communication costs represent all non-headcount related costs we incur to operate our business. Such costs principally include amounts paid for software licenses and software as a service arrangements utilized for operating, administrative and information security activities, fees paid for third party data center hosting arrangements, and fees paid to telecommunications service providers and for telecommunication software platforms necessary for operation of our customer support operations. These costs are driven by customer requirements, system capacity, functionality and redundancy requirements.

Technology and communications expense also includes fees paid for access to external market data and associated licensing costs, which may be impacted by growth in electronic contract volume, our capacity requirements, changes in the number of telecommunications hubs, and connections with customers to access our electronic platforms directly. Technology and communication increased by $5.5 million or 128.9%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to $4.0 million in software as a service fees, $1.2 million in hosting fees, $0.6 million in software maintenance and support cost, and $0.5 million in call center services.

Selling, General and Administrative

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Selling, general and administrative	$8,219	$2,617	$5,602	214.1%

Selling, general and administrative expenses include marketing, advertising, business insurance, rent and occupancy, bank service charges, dues and subscriptions, travel and entertainment, rent and occupancy, and other general and administrative costs. Our marketing activities primarily consist of web-based promotional campaigns, promotional activities with partners, conferences and user events, and brand-building activities. Selling, general and administrative expenses do not include any headcount cost, which is reflected in the compensation and benefits financial statement line item. Our selling, general and administrative expenses will continue to increase in absolute dollars to support the projected growth in our business. However, we expect these costs will decrease as a percentage of our revenue in future years as we gain improved operating leverage from our projected revenue growth. Selling, general and administrative costs increased by $5.6 million or 214.1%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to $4.3 million in marketing expenses related to the launch of our consumer app and $0.9 million in insurance, offset mainly by a decrease in business travel and entertainment due to COVID-19.

Acquisition-related Expenses

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Acquisition-related cost	$13,372	$731	$12,641	1,729.3%

Acquisition-related costs consist entirely of costs incurred in our acquisition of Bridge2 Solutions in February 2020. In 2020, we recognized an acceleration of $9.6 million of non-cash stock compensation resulting from the Bridge2 Solutions acquisition.

Depreciation and Amortization

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Depreciation and amortization	$8,159	$324	$7,835	2,418.2%

Depreciation and amortization expense results consists of amortization of intangible assets from business acquisitions, internally developed software and depreciation of purchased software, computer and office equipment over their estimated useful lives. Intangible assets subject to amortization consist primarily of acquired technology and customer relationships from the Bridge2 Solutions acquisition. Depreciation and amortization increased by $7.8 million or 2,418.2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to amortization associated with intangibles acquired through the acquisition of Bridge2 Solutions.

Affiliate Expenses

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Affiliate expenses	$3,082	$500	$2,582	516.4%

Affiliate expenses result from technical support service and other costs pursuant to the ISA between Bakkt and ICE. Affiliate expenses increased by $2.6 million or 516.4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in such costs in 2020 was primarily due to an increase in fees under the ISA, related to a change to the fee structure for 2020 as compared with 2019.

Impairment of long-lived assets

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Impairment of long-lived assets	$15,292	—	$15,292	N/A

For the year ended December 31, 2020, the Company determined that third-party software to customize functionality for its consumer app and certain software from a third-party vendor would not provide a viable solution for its business requirements. After performing various analyses for impairment of the amounts capitalized, we concluded these assets were impaired and recorded an impairment charge of approximately $15.3 million. For the year ended December 31, 2019, there was no impairment of assets.

Interest Income, Net

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Interest income, net	$123	$3,280	$(3,157)	(96.3%)

Interest income consists primarily of interest income earned from short-term investments (principally money market funds) and cash deposits with banks. Interest income decreased by $3.2 million or 96.3%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily due to the decrease in interest rates from 2019 to 2020 and lower balances in our money market funds.

Income Tax (Expense) Benefit

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Income tax (expense) benefit	$(391)	$199	$(590)	(296.5%)

Income tax (expense) benefit consists of income taxes for related to United States federal, state and local tax. Our effective tax rate fluctuates from period to period due to changes in the mix of income and losses in jurisdictions with a wide range of tax rates, the effect of acquisitions, permanent differences between financial reporting and income tax return treatment of certain items, and changes in tax contingencies. Income tax (expense) benefit decreased by $0.6 million or 296.5%, for the year ended December 31, 2020 compared to the year ended December 31, 2019.

Supplemental Unaudited Pro Forma Financial Information for Bakkt and Bridge2 Solutions

The following supplemental unaudited pro forma financial information for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019 is presented to give effect to the acquisition of Bridge2 Solutions by Bakkt as if the business combination had occurred as of January 1, 2019.

Management believes the unaudited pro forma information presented below provides a meaningful comparison of operating results; however, it should not be viewed as a substitute for the historical financial results of Bakkt and Bridge2 Solutions. The supplemental unaudited pro forma financial information presented below should be read in conjunction with Bakkt’s historical unaudited financial statements for the three months ended March 31, 2021 and 2020 and its historical audited financial statements for the years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus.

The supplemental unaudited pro forma financial information presented below is for illustrative purposes and does not purport to represent what the results of operations would actually have been if the business combinations occurred as of the date indicated or what the results would be for any future periods. In addition, future results may vary significantly from those reflected in the supplemental unaudited pro forma financial information in the table below and should not be relied upon as an indication of any of our future results of operations. The pro forma information does not reflect any operating efficiencies, post-acquisition synergies or cost savings that Bakkt may achieve with respect to the combined companies.

Unaudited Pro Forma Revenue

Three Months Ended March 31, 2021 Compared to the Three Months Ended March 31, 2020

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
	(dollars in thousands)
Bakkt Gross Revenue	$504	$259	$245	95%
Bakkt Contra-Revenue	(889)	(624)	(265)	42%
Bridge2 Solutions Revenue	8,530	9,554	(1,024)	(11%)

Pro Forma Revenue	$8,145	$9,189	$(1,044)	(11.4%)

Pro forma revenue decreased $1.0 million, or 11.4%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease primarily consists of a decrease in transaction fees earned by Bridge2 Solutions due to a reduction in travel and customers using less loyalty points due to the continued impacts of COVID-19 during the three months ended March 31, 2021. The $0.2 million increase in Bakkt gross revenue was due primarily to an increase in custody revenue and transaction fees. The increase in Bakkt gross revenue was exceeded by a $0.3 million increase in Bakkt contra-revenue which resulted primarily from Class B warrant amortization recognized for the three months ended March 31, 2021.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Bakkt Gross Revenue	$2,198	$17	$2,181	12,829%
Bakkt Contra-Revenue	(4,477)	(881)	(3,596)	408%
Bridge2 Solutions Revenue	36,433	44,297	(7,864)	(18%)

Pro Forma Revenue	$34,154	$43,433	$(9,279)	(21.4%)

Pro forma revenue decreased $9.3 million, or 21.4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease primarily consists of a decrease in transaction fees earned by Bridge2 Solutions due to a reduction in travel and customers using less loyalty points due to COVID-19. During the year ended December 31, 2020, Bakkt began receiving net revenue payments from ICE earned from trading and clearing activities, resulting in a $2.2 million increase in Bakkt gross revenue. The increase in Bakkt gross revenue was exceeded by a $3.6 million increase in Bakkt contra-revenue resulting from Class B warrant amortization and an increase in rebates and liquidity payments associated with futures transaction activity in the year ended December 31, 2020.

Unaudited Pro Forma Net Loss

Three Months Ended March 31, 2021 Compared to the Three Months Ended March 31, 2020

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
	(dollars in thousands)
Pro Forma Net Loss	$(28,820)	$(22,159)	$(6,661)	30.1%

Pro forma net loss increased $6.7 million, or 30.1%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase primarily consists of an increase of $4.9 million of marketing expenses and $4.6 million of compensation and benefits related to increase in personnel, partially offset by a $3.3 million decrease in acquisition-related expenses.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Pro Forma Net Loss	$(80,071)	$(30,232)	$(49,839)	164.9%

Pro forma net loss increased $49.8 million, or 164.9% for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase primarily consists of an increase of $15.3 million impairment of long-lived assets related to the impairment of the third-party software that was deemed not viable, $12.6 million of acquisition-related costs related to the Bridge2 Solutions acquisition, $4.8 million of marketing expenses, $4.3 million of compensation and benefits related to increase in personnel, $1.2 million of hosting fees, and the $9.3 million decrease in revenue discussed in the Unaudited Pro Forma Revenue section.

Liquidity and Capital Resources

Since our inception, we have financed our operations through equity financings in the form of capital contributions from our LLC members. As of December 31, 2020, we have raised an aggregate of $482.5 million of capital, net of issuance costs, through the issuance of Class B and Class C voting units. In addition, in 2018, ICE contributed certain developed assets and rights to use exchange and clearing licenses enabling us to commence operations. Our principal sources of liquidity are cash and cash equivalents. We did not raise any additional funds during the three months ended March 31, 2021. Our principal sources of liquidity are cash and cash equivalents. As of March 31, 2021, December 31, 2020, and March 31, 2020, we had $86.7 million, $91.9 million, and $120.4 million of cash and cash equivalents and restricted cash, respectively. Cash and cash equivalents consist of cash deposits at banks and money market funds. Restricted cash is held to satisfy certain minimum capital requirements pursuant to regulatory requirements.

We believe our existing cash and cash equivalents on hand will be sufficient to meet our working capital needs, and planned capital expenditures, for at least the next 12 months.

Our future cash requirements will depend on many factors, including our revenue growth rate, the timing and extent of hiring and associated overhead to support projected growth in our business, sales and marketing costs to drive revenue growth, and software development investments to continue adding features and functionality to our technology platforms to align with market needs. In connection with the transaction contemplated herein, we plan to accelerate our hiring and increase our marketing and promotional efforts. We also intend to increase our investment in software development activities from historical levels to more rapidly advance deployment of new features and functionality in our technology platforms. We may also enter into arrangements to acquire or invest in complementary businesses, services, and technologies which will likely require us to increase our cash consumption.

In addition, we have evaluated the impact of the COVID-19 pandemic on our liquidity and capital needs, and we anticipate that its effects will be largely neutral.

Depending on the foregoing and other factors that may affect our business in the future, we may be required to seek additional capital contributions or debt financing in the future. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be materially and adversely affected. The following table summarizes our cash flows for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Net cash flows used in operating activities	$(974)	$(17,781)	$(30,940)	$(48,496)
Net cash flows from (used in) investing activities	$(4,054)	$7,537	$(7,929)	$(40,947)
Net cash flows from (used in) financing activities	$(31)	$37,786	$37,487	—

Operating Activities

Since our inception, we have yet to achieve positive cash flow from operations. Our primary uses of cash include compensation and benefits for headcount-related expenses, investment in software and product development of our technology platforms, most significantly our consumer app, and associated non-headcount technology and communication cost to develop, operate and support our customer-facing technology platforms.

Net cash used in operating activities of $1.0 million for the three months ended March 31, 2021 was primarily related to our net loss of $28.8 million, offset by non-cash charges of $5.4 million and net cash outflows of $22.5 million resulting from changes in our operating assets and liabilities. The non-cash charges primarily consisted of depreciation and amortization of $2.8 million, unit-based compensation of $1.3 million. Net cash outflows from changes resulted mainly from payment of a deposit with our clearinghouse affiliate of $20.4 million partially offset by a decrease in deferred revenues of $0.2 million, a decrease in lease liabilities of $0.3 million and amounts due to affiliates of $2.0 million.

Net cash used in operating activities of $17.8 million for the three months ended March 31, 2020 was primarily related to our net loss of $21.7 million, offset by non-cash charges of $14.6 million and net cash outflows of $10.7 million resulting from changes in our operating assets and liabilities. The non-cash charges primarily consisted of depreciation and amortization of $1.1 million and unit-based compensation of $10.5 million. Net cash outflows from changes resulted mainly from payment of a deposit with our clearinghouse affiliate of $0.3 million, changes in other assets and liabilities of $1.0 million, changes in amounts due to related parties of $3.0 million, changes in deferred revenues of $1.1 million, and changes in accounts payable and accrued liabilities of $5.0 million.

Net cash used in operating activities of $30.9 million for the year ended December 31, 2020 is primarily attributable to our net loss of $79.6 million, offset by non-cash charges of $37.9 million and changes in our operating assets and liabilities of approximately $10.7 million. Non-cash charges consisted of a $15.3 million asset impairment, $11.6 million of unit-based compensation expenses, and $8.0 million of depreciation and amortization. Changes in operating assets and liabilities resulted from a $16.0 million increase in accounts payable and accruals and an $11.0 million increase in deposits with clearinghouse affiliates, offset by a $7.0 million decrease in amounts due to affiliates, a $4.3 million decrease in deferred revenues and $3.7 million decrease in other assets and liabilities, and $1.2 million decrease in operating lease liabilities.

Net cash used in operating activities of $48.5 million for the year ended December 31, 2019 was primarily related to our net loss of $33.0 million, offset by non-cash charges of $11.0 million and net cash outflows of $26.6 million resulting from changes in our operating assets and liabilities. The non-cash charges primarily consisted of depreciation and amortization of $0.3 million and unit-based compensation of $10.7 million. Net cash outflows from changes resulted mainly from payment of a deposit with our clearinghouse affiliate of $39.0 million partially offset by changes in other assets of $2.8 million, an increase in accounts payable and accrued liabilities of $5.9 million and amounts due to affiliates of $9.4 million.

Investing Activities

Net cash used in investing activities of $4.1 million for the for the three months ended March 31, 2021 consisted of capital expenditures. Capital expenditures were primary related to costs paid to third parties and capitalized associated with internally developed software for our technology platforms.

Net cash from investing activities of $7.5 million for the for the three months ended March 31, 2020 was primarily related to acquisitions of $10.7 million and capital expenditures of $3.1 million. Capital expenditures were primary related to costs paid to third parties and capitalized associated with internally developed software for our technology platforms.

We used $7.9 million in investing activities for the year ended December 31, 2020 consisting of capitalized costs of internally developed software and other capital expenditures. This amount was offset in part by $10.7 million of cash acquired from our acquisition of Bridge2 Solutions and proceeds from the sale of $2.0 million of short-term investments.

Net cash used in investing activities of $40.9 million for the for the year ended December 31, 2019 was primarily related to acquisitions of $29.8 million, capital expenditures of $9.2 million and purchases of short-term investments of $2.0 million. Capital expenditures were primary related to costs paid to third parties and capitalized associated with internally developed software for our technology platforms.

Financing Activities

Net cash flows used in financing activities of less than $0.1 million for the three months March 31, 2021 resulted from payments for capital leases during the year.

Net cash flows from financing activities of $37.8 million for the three months March 31, 2020 resulted from proceeds from issuance of our Class C ownership units of $37.8 million offset by less than $0.1 million of payments for capital leases during the year.

Net cash flows from financing activities of $37.5 million for the year ended December 31, 2020 resulted from proceeds from issuance of our Class C ownership units of $37.8 million offset by $0.3 million of payments for capital leases during the year.

Commitments

We had no material commitments as of March 31, 2021, December 31, 2020, or December 31, 2019.

Off-Balance Sheet Arrangements

Bitcoin held in a custodial capacity on behalf of our customers, which are institutions, market makers and high net worth individuals, is not included in our consolidated balance sheets.

Non-GAAP Measures

We use non-GAAP financial measures to assist in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that presenting non-GAAP financial measures is useful to investors because it (a) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that we believe do not directly reflect our core operations, (b) permits investors to view performance using the same tools that we use to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (c) otherwise provides supplemental information that may be useful to investors in evaluating our results.

We believe that the presentation of the following non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures provided herein, provides investors with an additional understanding of the factors and trends affecting our business that could not be obtained absent these disclosures.

Adjusted EBITDA

We present Adjusted EBITDA as a non-GAAP financial measure.

We believe that Adjusted EBITDA provides relevant and useful information, which is used by management in assessing the performance of our business. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization and certain non-cash and/or non-recurring items that do not contribute directly to our evaluation of operating results. Adjusted EBITDA provides management with an understanding of earnings before the impact of investing and financing transactions and income taxes, and the effects of aforementioned items that do not reflect the ordinary earnings of our operations. This measure may be useful to an investor in evaluating our performance. Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or other performance measures derived in accordance with GAAP. Our definition of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

In addition to the items above, Adjusted EBITDA as a non-GAAP financial measure also excludes interest income and other income, and income tax benefit, as these items are not components of our core business operations.

Non-GAAP financial measures like Adjusted EBITDA have limitations, should be considered as supplemental in nature and are not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:

•

unit-based compensation expense, which has been excluded from Adjusted EBITDA because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations, has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;

•

the intangible assets being amortized, and property and equipment being depreciated, may have to be replaced in the future, and the non-GAAP financial measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or other capital commitments; and

•	non-GAAP measures do not reflect changes in, or cash requirements for, our working capital needs.

Because of these limitations, the non-GAAP financial measures should be considered alongside other financial performance measures, including net loss and our other financial results presented in accordance with GAAP.

The following table presents a reconciliation of net loss, the most directly comparable GAAP operating performance measure, to our Adjusted EBITDA for each of the periods indicated (in thousands, unaudited):

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Net loss	($28,820)	($21,693)	($79,605)	($32,976)
Add: Depreciation and amortization	2,794	1,098	8,159	324
Add/(Less): Interest (income) expense	49	(426)	(123)	(3,280)
Add/(Less): Income tax (benefit) expense	23	37	391	(199)

EBITDA	(25,954)	(20,984)	(7,178)	(36,131)
Add: Acquisition-related transaction costs	7,820	11,142	13,372	731
Add: Unit-based compensation expense	1,256	960	2,082	10,673
Add: Restructuring charges	—	588	588	—
Add: Impairment of long-lived assets	—	1,393	15,292	—
Less: Transition services to Bakkt Clearing	—	(182)	(196)	(145)

Adjusted EBITDA	($16,878)	($7,083)	($40,040)	($24,872)

Adjusted EBITDA decreased by $9.8 million, or 138.3%, for three months ended March 31, 2021 compared to three months ended March 31, 2020. The decrease was primarily due to the $7.1 million increase in net loss, $3.3 million decrease in acquisition-related transaction costs, and $1.3 million decrease in impairment of long-lived assets, which were partially offset by the $1.7 million increase in depreciation and amortization. Adjusted EBITDA decreased by $15.2 million or 61.0%, for year ended December 31, 2020 compared to year ended December 31, 2019. The decrease was primarily due to the increase in net loss.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements. Critical accounting policies are those policies that management believes are most important to the representation of the Company’s financial position and results of operations, and that require management to make estimates that are difficult, subjective or complex. Based on these criteria, management has identified the following critical accounting policies and estimates, and the methodology and disclosures related to those estimates:

Business Combinations

The Company accounts for its business combinations using the acquisition accounting method, which requires it to determine the fair value of identifiable assets acquired and liabilities assumed, including any contingent consideration, to properly allocate the purchase price to the individual assets acquired and liabilities assumed and record any residual purchase price as goodwill in accordance with the Financial Accounting Standards Board (“FASB”) ASC 805, Business Combinations. The Company identifies and attributes fair values and estimated lives to the intangible assets acquired and allocates the total cost of an acquisition to the underlying net assets based on their respective estimated fair values. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and involves the use of significant estimates, including projections of future cash inflows and outflows, discount rates and asset lives. These determinations will affect the amount of amortization expense recognized in future periods. The Company bases its fair value estimates on assumptions it believes are reasonable but recognizes that the assumptions are inherently uncertain.

For business combinations effected through a common control transaction, the Company measures the recognized net assets of the acquiree at the carrying amounts of the net assets previously recognized by the Company’s related party. The Company reflects the operations of entities acquired through a common control transaction in its financial statements as of the first date in the reporting period or as of the date that the entity was acquired by the Company’s related party, as applicable.

If the initial accounting for the business combination has not been completed by the end of the reporting period in which the business combination occurs, provisional amounts are reported to present information about facts and circumstances that existed as of the acquisition date. Once the measurement period ends, which in no case extends beyond one year from the acquisition date, revisions to the accounting for the business combination are recorded in earnings.

All acquisition-related costs, other than the costs to issue debt or equity securities, are accounted for as expenses in the period in which they are incurred. Changes in the fair value of any contingent consideration arrangements that are not measurement period adjustments are recognized in earnings.

Goodwill and Other Intangible Assets

Goodwill and intangible assets that have indefinite useful lives are accounted for in accordance with FASB ASC 350, Intangibles — Goodwill and Other. Bakkt allocates the cost of an acquired entity to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the acquisition consideration transferred over the fair value of the net assets acquired, including other intangible assets, is recorded as goodwill. Goodwill is tested for impairment at the reporting unit level, and Bakkt is organized and operates as a single reporting unit. Goodwill and indefinite-lived intangible assets are tested at least annually or more frequently when events or circumstances occur that indicate that it is more likely than not that an impairment has occurred. In assessing goodwill and intangible assets for impairment, Bakkt first assesses qualitative factors to determine whether it is necessary to perform the quantitative impairment test. In the qualitative assessment, Bakkt may consider factors such as economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Should Bakkt conclude that it is more likely than not that the recorded goodwill and indefinite-lived intangible assets amounts have been impaired, it would perform the impairment test. An impairment loss is recognized in earnings if the estimated fair value of a reporting unit or indefinite lived intangible asset is less than it’s carrying amount. Significant judgment is applied when goodwill and intangible assets are assessed for impairment.

Identifiable intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives and are also reviewed at least annually for impairment or more frequently if conditions exist that indicate that an asset may be impaired.

The Company did not record any impairment charges related to goodwill and intangible assets during three months ended March 31, 2021 and 2020 or the years ended December 31, 2020 and 2019.

Revenue Recognition

We recognize revenue when we transfer promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.

Disaggregation of Revenue

The Company disaggregates revenue by service type, as management believes that this level of disaggregation depicts best how the nature, amount, timing and uncertainty of revenue and cash flows are impacted by economic factors (in thousands):

	Three Months Ended March 31,
	2021	2020
Transaction revenue, net(1)	$3,295	$238
Subscription and service revenue	4,850	3,292

Total	$8,145	$3,530

(1)	Net of rebates, liquidity payments, exchange and clearing expenses and Class B warrant asset amortization of $889,000 and $624,000 for the three months ended March 31, 2021 and 2020, respectively.

	December 31, 2020	December 31, 2019
Transaction revenue, net(1)	$7,386	$(881)
Subscription and service revenue	21,109	—
Other	—	17

Total	$28,495	$(864)

(1)	Net of rebates, liquidity payments, exchange and clearing expenses and Class B warrant asset amortization of $4,477,000 and $881,000 for the years ended December 31, 2020 and 2019, respectively.

Trading and clearing

All trading and clearing services are provided through the Triparty Agreement which governs the trading, clearing and custody services associated to PDF Contracts. Bakkt Trust’s customers for trading and clearing services are PDF Contract customers, for whom Bakkt Trust provides custody services, and IFUS and ICUS, who are related parties. Bakkt Trust introduces PDF Contract customers to IFUS and ICUS for trading and clearing. Bakkt Trust’s PDF Contract customers are generally institutional investors and market makers. PDF Contract customers enter into agreements separately with each of IFUS, ICUS and Bakkt Trust for trading, clearing and custody related services, respectively, with respect to the PDF Contracts and none of those agreements contain cross provisions. Under the Triparty Agreement, we have determined that we are acting as an agent to arrange for trading and clearing services to be provided by IFUS and ICUS to PDF Contract customers because we have concluded Bakkt Trust does not control the trading and clearing services and is not the party primarily responsible for providing trading and clearing services, does not take inventory risk and is not solely responsible for setting prices, because Bakkt Trust does not hold the required regulatory licenses to operate the trading/clearing platforms. The performance obligations related to trading and clearing services performed by IFUS and ICUS consist of trade execution/clearing novation and risk management of open interest and are generally satisfied almost simultaneously when the trade is executed (by IFUS) and cleared (by ICUS), and revenue is recognized at that point in time. Bakkt Trust’s performance obligation in operating as an agent is to introduce PDF Contract customers to IFUS and ICUS for trading and clearing services, respectively. Bakkt Trust does not charge a separate custody fee for PDF Contract customers and does not allocate any transaction price to the custody performance obligation because the contracts are day-to-day contracts and allocating consideration to custody for PDF Contracts would be immaterial. Customers trading PDF Contracts pay a transaction fee for trading and clearing which is collected by ICUS. Per the terms of the Triparty Agreement, IFUS and ICUS pass all trading and clearing transaction fees to Bakkt Trust, net of rebates and liquidity payments. As agent, we recognize revenue, on a monthly basis, for trading and clearing services net of expenses incurred by IFUS and ICUS related to their exchange and clearing services, which is included in “Net revenues” in the accompanying consolidated statements of operations and comprehensive loss. The services IFUS and ICUS provide to Bakkt Trust are in accordance with the Triparty Agreement. IFUS and ICUS absorb the cost of these services; as such,

Bakkt Trust recognizes the trading and clearing expenses covered by a related party as an expense (contra-revenue) with a corresponding increase to equity to reflect a capital contribution related to the services provided.

In certain contracts with customers, IFUS offer rebates to support market liquidity and trading volume, which provides qualified PDF Contract customers with a discount to the applicable transaction fee. These rebates represent a form of variable consideration. Because IFUS generally measure and resolve these rebates within the same reporting period, it is generally not necessary for us to estimate these at a given reporting period date. These rebates are included in “Net revenues” in the accompanying consolidated statements of operations and comprehensive loss.

Revenue from our trading and clearing services is included in “Transaction revenue, net” in the disaggregation of revenue table.

Custody

The Company provides a bitcoin custody solution to institutions and certain high net worth individuals, which is generally based on a fixed fee and represents fixed consideration. The Company invoices customers on a quarterly basis. Our performance obligation related to the storage and custody of a customer’s bitcoin represents a stand-ready obligation to provide custody services for digital assets. Bitcoin held in a custodial capacity on behalf of our customers is not included in our consolidated balance sheet, as we do not own that bitcoin. The contract for custodial services may be terminated by the applicable institution or high net worth individual at any time upon final withdrawal of all digital assets, without incurring a penalty. As a result, we believe our contracts represent a day-to-day contract with each day representing a renewal. These renewals are priced consistently with the original contract and with other similar customers and as such, we do not believe that they represent a material right.

The daily contract consists a single performance obligation to provide custodial services, with the transaction price equal to a pro rata portion (i.e., daily) of the annual custody fee. Bakkt Trust’s performance obligation to provide custodial services meets the criterion to be satisfied over time. Revenue from our custodial services are included in “Net revenues” in the accompanying consolidated statements of operations and comprehensive loss.

Revenue from our custody services is included in “Subscription and services revenue” in the disaggregation of revenue table.

Loyalty redemption platform

We host, operate and maintain a loyalty redemption platform connecting loyalty programs to ecommerce merchants allowing loyalty point holders to redeem a spectrum of loyalty currencies for other digital assets, merchandise and services. Our customer in these arrangements is generally the loyalty partner. Our contracts related to our loyalty redemption platform consist of two performance obligations: (1) access to the Company’s SaaS-based redemption platform and customer support services, and (2) order placement. We are a principal related to providing access to our redemption platform. We are acting as an agent to provide order placement services on behalf of the loyalty partner. Revenues generated from our loyalty redemption platform are included in “Net revenues” in the accompanying consolidated statements of operations and comprehensive loss and include the following:

•

Platform subscription fees: Monthly fixed fee charged to loyalty partners to access the redemption platform and receive customer support services. We recognize revenue for these fees on a straight-line basis over the related contract term, as the loyalty partner receives benefits evenly throughout the term of the contract. These fees are allocated to our performance obligation to provide access to our redemption platform, and thus are recognized on a gross basis.

•

Transaction fees: Transaction fees are earned for most transactions processed through our platform. These fees are allocated to our performance obligation to provide order placement services on behalf of the loyalty partner, and therefore are recognized net of the related redemption cost. We allocate transaction fees to the period in which the related transaction occurs.

•

Revenue share fees: We are entitled to revenue share fees in the form of rebates from third-party commerce merchants and other partners which provide services facilitating redemption order fulfilment. We allocate revenue share fees to the period in which the related transaction occurs.

•

Service fees: We earn fees for certain software development activities associated with the implementation of new customers on our loyalty redemption platform and other development activities if a loyalty partner requests that we customize certain features and functionalities for their loyalty program. We recognize service fees as revenue on a straight-line basis, beginning when the internally developed software resulting from such implementation or other development activities are operational in our platform over the longer of the remaining anticipated customer life and 3 years, which represents the estimated useful life of the Company’s internally developed software. Implementation and development service fees are generally billed when the implementation and development activities are performed.

Strategic alliance agreement

In February 2020, the Company entered into a Strategic Alliance Agreement with a strategic partner to develop and operate a mechanism whereby a customer can purchase food and beverage items from the strategic partner using their Bakkt digital wallet.

In conjunction with this agreement, Bakkt issued the strategic partner a warrant to purchase 15 million Class B voting units. The Company accounts for the warrant as consideration payable to a customer within the scope of ASC 606, Revenue from Contracts with Customers, which is measured at the fair value on the grant date of the warrant. The Company recognizes the warrant as a reduction to transaction fees on a straight-line basis over 28 months, which represents the time period between the launch date of the services under the Strategic Alliance Agreement, which occurred in November 2020, and the end of the contract term. These reductions to revenue are included in “Net revenues” in the accompanying consolidated statements of operations and comprehensive loss.

Practical expedients

We have elected the following practical expedients under ASC 606:

•	Exclude sales taxes from the measurement of the transaction price.

•	Not adjust the transaction price for the existence of a significant financing component if the timing difference between a customer’s payment and our performance is one year or less.

•

Not provide disclosures about the transaction price allocated to unsatisfied performance obligations for contracts with a duration of one year or less or when the consideration is variable and allocated entirely to a wholly unsatisfied performance obligation or a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation.

Additionally, we have elected the practical expedient under ASC 340-40 to not capitalize incremental costs to obtain a contract with a customer if the amortization period would have been one year or less.

Deferred Revenue

Deferred revenue includes amounts invoiced prior to the Company meeting the criteria for revenue recognition. The Company typically invoices customers for subscription fees in arrears on a monthly basis.

The Company invoices customers for service fees at the time the service is performed, and such fees are recognized as revenue over time as the Company satisfies its performance obligation. The portion of deferred revenue to be recognized in the succeeding twelve-month period is recorded as non-current deferred revenue, and the remaining portion is recorded as current deferred revenue. The Company has determined that these arrangements do not contain a significant financing component, and therefore the transaction price is not adjusted.

The amount of revenue recognized for the three months ended March 31, 2021 from the opening deferred revenue balance was $1,204,000. The amount of revenue recognized for the three months ended March 31, 2020 from the opening deferred revenue balance as of the date of acquisition of Bridge2 Solutions was $1,355,000.

The amount of revenue recognized for the year ended December 31, 2020 from the opening deferred revenue balance as of the date of acquisition of Bridge2 Solutions was $11,005,000. The Company did not have any deferred revenue as of December 31, 2019.

Property, Equipment and Software, Net

Property, equipment and software are stated at cost, less accumulated depreciation and amortization.

The Company capitalizes costs related to software it develops or obtains for internal use and are included in “Property, equipment and software, net” on the accompanying balance sheet. Software development costs incurred during the preliminary or maintenance project stages are expensed as incurred, and costs incurred during the application development stage are capitalized and are amortized over the useful life of the software.

Depreciation and amortization are computed using the straight-line method over the following estimated useful lives of assets:

Estimated Useful Life
Internal use software	3-7 years
Purchased software	3 years
Assets under finance lease	2-5 years
Office, furniture and equipment	7-10 years
Leasehold improvements	7 years
Other computer and network equipment	3 years

Impairment of Long-Lived Assets

The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The Company also evaluates the period of depreciation and amortization of long-lived assets to determine whether events or circumstances warrant revised estimates of useful lives. When indicators of impairment are present, the Company determines the recoverability of its long-lived assets by comparing the carrying value of its long-lived assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the estimated future undiscounted cash flows demonstrate the long-lived assets are not recoverable, an impairment loss would be calculated based on the excess of the carrying amounts of the long-lived assets over their fair value. The Company recorded impairment charges of $1,393,000 and $15,292,000 related to long-lived assets for the three months ended March 31, 2020 and the year ended December 31, 2020, respectively. The Company did not record any impairment charges for the three months ended March 31, 2021.

Unit-Based Compensation

Share-based payments to employees, which consist of incentive units and phantom units (“participation” units), are measured at fair value on the date of grant and recognized as expense in “Compensation and benefits” in the accompanying consolidated statements of operations and comprehensive loss over the requisite service period. Additionally, the Company recognizes variable compensation expense for liability-classified participation units based on changes to the fair value of the awards at each reporting date. The Company elects to account for forfeitures as they occur.

The units are unvested on the grant date and are subject to the vesting terms in the award agreement. The units are not entitled to participate in distributions until such units are vested. The units vest subject to continuous employment through the vesting date (subject to limited exceptions), and the achievement of certain performance and market conditions as defined in the Bakkt Plan and individual award agreements. A portion of the units may be subject to vesting upon a liquidity event, initial public offering, or partial exit event, as defined in the Bakkt Plan, or to the extent any incentive units and participation units remain outstanding and unvested on the date that is the eight-year anniversary of the launch of one of the Company’s services in a production environment, which occurred on September 23, 2019, these remaining units will vest based on the calculated fair market value of the Company, as defined in the LLC agreement, as of such date.

The incentive units include certain put features; as such, we classify the incentive units as “Mezzanine equity” in the accompanying consolidated balance sheets due to the put option which represents a redemption feature. The incentive units will not be subject to remeasurement until exercise of the put option becomes probable.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on various judgments that it believes to be reasonable under the circumstances. The significant estimates and assumptions that affect the Company’s consolidated financial statements may include, but are not limited to, estimates related to income tax valuation allowances, useful lives of intangible assets and property, equipment and software, fair value of financial assets and liabilities, determining provision for doubtful accounts, valuation of acquired tangible and intangible assets, the impairment of intangible assets and goodwill, and fair market value of voting units, preferred incentive units, common incentive units and participation units. Actual results and outcomes may differ from management’s estimates and assumptions and such differences may be material to the consolidated financial statements.

Recently Issued and Adopted Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 2 to Bakkt’s unaudited interim consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

MANAGEMENT OF BAKKT

Throughout this section, unless otherwise noted “we”, “us”, “our” and “Bakkt” refer to Bakkt Holdings, LLC and its consolidated subsidiaries.

The following table sets forth certain information regarding our executive officers and members of the board of managers of Bakkt as of the filing of this proxy statement/prospectus.

Name	Age	Position(s)
Executive Officers:
Gavin Michael	56	Chief Executive Officer
Adam White	38	President
Andrew LaBenne	47	Chief Financial Officer
Nicolas Cabrera	46	Chief Product Officer
Marc D’Annunzio	49	General Counsel and Secretary
Matthew Johnson	49	Chief Technology Officer
Nancy Gordon	51	Executive Vice President, Loyalty, Rewards & Payments
Michael Lewis	56	Executive Vice President, Engineering & Operations
Sheela Zemlin	52	Executive Vice President, Chief Revenue Officer
Daniel O’Prey	35	Executive Vice President, Digital Assets
Board of Managers:
Thomas E. Noonan	60	Chairman of Board of Managers
Hon. Sharon Y. Bowen	64	Member of Board of Managers
Sean Collins	41	Member of Board of Managers
Akshay Naheta	39	Member of Board of Managers
Jeffrey C. Sprecher	65	Member of Board of Managers

Executive Officers:

Gavin Michael has served as the Chief Executive Officer of Bakkt since January 2021, and is expected to serve in the same capacity with the Company following the consummation of the Business Combination. Prior to joining Bakkt, Mr. Michael was the Head of Technology for Citi’s Global Consumer Bank, responsible for the long-term strategic direction, planning and management of Citi’s global technology organization, execution of its cloud architecture, data and services strategies, and driving digitization efforts to accelerate speed to market. Before joining Citi, Mr. Michael was Head of Digital for Consumer & Community Banking at Chase, where he was responsible for all aspects of the digital business, including the Chase Mobile App and Chase Online. Mr. Michael was also previously the Chief Technology Innovation Officer at Accenture, the IT director for Lloyds Banking Group’s retail banking business, and Head of Strategy and Architecture at National Australia Bank. He has also held senior technology roles at IBM and served as a Director of Avanade, Inc. Mr. Michael earned a Ph.D. in Computer Science from Australian National University and a bachelor’s degree from the University of Western Australia.

Mr. Michael has extensive experience working in with branch technology innovation, data analytics, product design, engineering and core consumer technology, providing him with the experience and technical skillset to serve as a director on the board of directors of the Company following the Business Combination.

Adam White has served as the President of Bakkt since November 2018, and is expected to serve in the same capacity with the Company following the consummation of the Business Combination. In this role, he is responsible for the operations and strategic direction of the company. Mr. White joined Bakkt in November 2018 as a founding executive. He previously served as Vice President & General Manager of Coinbase. He joined Coinbase in 2013 as the fifth employee, leading business development and strategy and later their payments, trading and institutional products. Prior to Coinbase, Mr. White served as a Captain in the United States Air Force and is a veteran of Iraq and Afghanistan. He has testified before Congress as an expert in the cryptocurrency industry, serves on the Technical Advisory Committee of the Commodity Futures Trading Commission, and has been recognized as one of Fortune’s 40 Under 40 in Finance (2020). Mr. White received his Master of Business Administration from Harvard Business School and his Bachelor of Science in Optical Engineering from the University of California, Davis.

Andrew LaBenne has served as the Chief Financial Officer of Bakkt since April 2021, and is expected to serve in the same capacity with the Company following the consummation of the Business Combination. Prior to joining Bakkt, Mr. LaBenne worked for Amalgamated Financial Corp., where served as Chief Financial Officer from April 2015 to April 2021, as a Senior Executive Vice President since April 2017, and as an Executive Vice President from April 2015 until April 2017. Prior to joining Amalgamated Financial Corp., he served as Chief Financial Officer of Business Banking for JPMorgan Chase & Co. from August 2013 until April 2015. From 1996 until July 2013, Mr. LaBenne spent 17 years at Capital One Financial in various positions in operations, marketing and finance, including as Chief Financial Officer of Retail Banking and Chief Financial Officer of Commercial Banking. While at Capital One Financial, he played a key role in growing the institution’s banking franchise through acquisitions and organic growth. He holds a bachelor’s degree in engineering from the University of Michigan and an M.B.A. from the University of Virginia.

Nicolas Cabrera has served as the Chief Product Officer of Bakkt since June 2019 and is expected to serve in the same capacity with the Company following the consummation of the Business Combination. In this role, he oversees both B2B and B2C product strategy and development, go-to-market execution, and partner integrations. Mr. Cabrera joined Bakkt in June 2019. Prior to joining Bakkt, Mr. Cabrera served as cofounder and SVP, Product at OneMarket (Westfield Labs), the retail innovation group of Westfield, the world’s largest listed retail property owner. At OneMarket, he launched unique product solutions including indoor location detection technology, shopper identity resolution, product marketplaces, and mobile payment solutions. Before OneMarket, Mr. Cabrera held roles including Head of Digital and Direct at Westfield and Head of Product and Marketing at eBay & PayPal, Australia New Zealand, as well as strategy and development roles for Sagem in the Asia-Pacific region. Mr. Cabrera holds an Executive MBA from the University of California, Los Angeles (UCLA), a PhD in Entrepreneurship from the University College of Dublin, and a Bachelor of Business degree from the University of La Sorbonne, Paris.

Marc D’Annunzio has served as the General Counsel and Secretary of Bakkt since May 2019 and is expected to serve in the same capacity with the Company following the consummation of the Business Combination. In this role, he is responsible for legal, regulatory, compliance and governance matters of the company. Mr. D’Annunzio joined Bakkt in May 2019 from Alston & Bird LLP, an international law firm, where he practiced in its Payments group. Mr. D’Annunzio has nearly 25 years of experience in the payments and loyalty industries, focusing on M&A transactions, strategic alliances, complex commercial relationships (including co-branded and private label card programs, and processing relationships for leading retailers), new product launches, and legal compliance. Mr. D’Annunzio holds a Juris Doctor and a Bachelor of Arts in Economics and History, each from the University of Michigan.

Matthew Johnson has served as the Chief Technology Officer of Bakkt since February 2020 and is expected to serve in the same capacity with the Company following the consummation of the Business Combination. Mr. Johnson is a finance and technology executive with over 25 years in engineering and technology management. Prior to its acquisition by Bakkt in April 2019, Mr. Johnson was Co-founder and Chief Product Officer at Digital Asset Custody Company (DACC), a purpose-built cryptocurrency custodian for hedge funds and other institutions. Before DACC, he held various roles in fintech leadership including the financial services vertical at Microsoft, Senior Vice President of Technology at York Capital Management, and Chief Technology Officer of HazelTree Fund Services. Mr. Johnson has served on the boards of several technology startups. Mr. Johnson studied at the University of North Carolina at Wilmington.

Nancy Gordon has served as the Head of Loyalty, Rewards & Payments of Bakkt since March 2021 and is expected to serve in the same capacity with the Company following the consummation of the Business Combination. Ms. Gordon brings to Bakkt over 20 years of experience across the financial services industry in various roles at Consulting, Banks and FinTech organizations. Most recently Ms. Gordon was Managing Director in Ernst & Young’s Financial Services Consulting practice, where she provided customer growth strategies for firms seeking innovative approaches to drive top-line growth and optimize operating efficiencies. Prior to working at Ernst & Young, Ms. Gordon led product development for Chase Ultimate Rewards and led data transformation initiatives across JPMorgan’s consumer banking, investment banking, wealth & asset management and corporate functions. Previously, Ms. Gordon has served as the Chief Operating Officer of Swift Exchange, a mobile-based rewards and payment digital wallet, and also led Citi’s Consumer Loyalty Assets for the Global Consumer Group, including the launch and growth of Citi ThankYou Network. Ms. Gordon earned her Bachelor of Business Administration from George Washington University.

Michael Lewis has served as Bakkt’s Executive Vice President of Engineering and Operations since February 2021 and is expected to serve in the same capacity with the Company following the consummation of the Business Combination. Prior to joining Bakkt, Mr. Lewis worked for Citigroup, where he served as the group’s Chief Technology Officer and Managing Director for the Global Consumer Bank from 2018 onwards. While at Citigroup, Mr. Lewis also served on the board of the Banking Industry Architecture Network (BIAN), an independent, not-for-profit association to establish and promote a common architectural framework for enabling banking interoperability globally. Before his time at Citigroup, Mr. Lewis served as the Global Chief Digital Officer and division Chief Information Officer for Personal Insurance at the American Internal Group (AIG). Mr. Lewis received his Bachelor of Arts from the City University of New York.

Sheela Zemlin has served as Bakkt’s Executive Vice President and Chief Revenue Officer since April 2021 and is expected to serve in the same capacity with the Company following the consummation of the Business Combination. From 2018 to 2021, Ms. Zemlin was the lead, client-facing partner for the emerging Fintech practice of and Chief Revenue Officer for PricewaterhouseCoopers New Ventures. Prior to joining the partnership, Ms. Zemlin was an Executive in Residence with PricewaterhouseCoopers New Ventures from 2017 to 2018. Before she joined PricewaterhouseCoopers, Ms. Zemlin was the General Manager and Senior Vice President for TIBCO Software, where she managed a global team across sales and customer success for the SaaS business. Ms. Zemlin earned a degree in operations management from Michigan State University and an MBA from Harvard Business School. She also serves as a director for Digimarc Corporation and as an Executive Fellow at Harvard Business School.

Daniel O’Prey has served as Bakkt’s Executive Vice President of Digital Assets since July 2021 and is expected to serve in the same capacity with the Company following the consummation of the Business Combination. From April 2020 to May 2021, Mr. O’Prey served as Chief Strategy Officer as part of the executive team at Digital Asset, creators of the Daml smart contract language. Mr. O’Prey joined Digital Asset as part of the June 2015 acquisition of Hyperledger, the first permissioned distributed ledger platform, where he was co-founder and CEO from June 2014 to June 2015. Mr. O’Prey co-led the creation of Hyperledger at The Linux Foundation in January 2016, where he participated at the board level from inception and was elected as the Chair of the Marketing Committee for three consecutive terms until November 2019. Prior to Hyperledger, from June 2011 to September 2013 Dan was the co-founder and CEO of MadeiraCloud, a SaaS company for designing, monitoring and managing cloud infrastructure resources. Dan is a frequent public speaker and co-created the Synchronize DLT and Crypto conference. He holds a Bachelor of Arts in Business Management and Information Management from the Sheffield University Management School.

Board of Managers

Thomas E. Noonan has served on the Board of Managers of Bakkt since December 2018 and is expected to serve on the Board of Directors of the Company following the consummation of the Business Combination. Mr. Noonan is a founding partner of TechOperators LLC, and Chairman of TEN Holdings, LLC. Most recently, he was the General Manager of the Energy Management business of Cisco from 2013 to 2016 following the acquisition of JouleX in 2013, where he was co-founder and CEO. Mr. Noonan founded Actuation Electronics in 1985 and Leapfrog Technologies in 1987 as well as co-founded Endgame Security in 2008, a leading provider of software solutions to the U.S. intelligence community and Department of Defense. Mr. Noonan co-founded Internet Security Systems in 1994, where he served as Chairman, President and Chief Executive Officer prior to its acquisition by IBM in 2006. In 2002, President George W. Bush appointed Mr. Noonan to serve on the National Infrastructure Advisory Council, a White House homeland defense initiative that protects information systems critical to the nation’s infrastructure, where he continues to serve in that role. Mr. Noonan serves as a member of the Board of Directors of ICE. Mr. Noonan has served on the Board of Directors of Manhattan Associates since 1999. Mr. Noonan earned a Bachelor of Science in Mechanical Engineering from the Georgia Institute of Technology and a CSS in Business Administration and Management from Harvard University.

Hon. Sharon Y. Bowen has served on the Board of Managers of Bakkt since January 2020. Ms. Bowen served as a Commissioner of the United States Commodity Futures Trading Commission (the “CFTC”) from 2014 to 2017. During that time, she was a sponsor of the CFTC Market Risk Advisory Committee. Ms. Bowen was previously confirmed by the U.S. Senate and appointed by President Barack Obama on February 12, 2010 to serve as Vice Chair of the Securities Investor Protection Corporation (the “SIPC”). She assumed the role of Acting Chair of SIPC in March 2012. Prior to her appointment to the CFTC, she was a partner in the New York office of Latham & Watkins LLP. She joined Latham & Watkins LLP as a senior corporate associate in the summer of 1988, became a partner in January 1991 and continued at Latham & Watkins LLP until 2014. She serves on the subsidiary boards of certain NYSE U.S. regulated exchanges and as a member of the Board of Directors of ICE. Ms. Bowen also serves on the board of Neuberger Berman Group LLC. Ms. Bowen earned a Bachelor of Arts in Economics from the University of Virginia, a Master of Business Administration from the Kellogg School of Management at Northwestern University and a Juris Doctor from the Northwestern Pritzker School of Law.

Sean Collins has served on the Board of Managers of Bakkt since December 2018 and is expected to serve on the Board of Directors of the Company following the consummation of the Business Combination. Mr. Collins has over twenty years of experience investing, advising, operating, and building companies focused on digital transformation. As co-founder and Managing Partner at Goldfinch Partners, he focuses on investing in enterprise software companies and fintechs. Prior to Goldfinch, Mr. Collins was Co-Founder and Chief Investment Officer of BCG Digital Ventures, where he oversaw investments globally into 75+ ventures. Prior to BCG DV, Mr. Collins was SVP of E-commerce, Marketing, and Strategy at the Sports Authority where he helped engineer a turnaround that leveraged digital marketing and e-commerce to drive revenue growth. Prior to Sports Authority, Mr. Collins was an Associate Partner at McKinsey & Company where he advised Retail, TMT, and Private Equity clients. Mr. Collins holds a Bachelor of Arts from Whitman College in Economics and Music. Mr. Collins also serves on the board of Vesta.

Mr. Collins’ extensive experience across the financial services industry have provided him with the financial knowledge and background to serve as a director on the Company Board.

Akshay Naheta has served on the Board of Managers of Bakkt since December 2018 and is expected to serve on the Board of Directors of the Company following the consummation of the Business Combination. Mr. Naheta joined SoftBank Group in 2017, where he currently serves as Senior Vice President for Investments at SoftBank Group and CEO of SB Management. Until May 2020, Mr. Naheta was a Managing Partner at SoftBank Investment Advisors where he led and managed several successful investments such as Auto1 and Nvidia among several others. Prior to joining SoftBank, Mr. Naheta was the Founder and Managing Partner of Knight Assets & Co., an investment manager focused on arbitrage and value investing. Mr. Naheta started his career at Deutsche Bank in various trading and structuring roles. Mr. Naheta has a S.M. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology and a Bachelor of Science, highest honors, in Electrical Engineering from the University of Illinois at Urbana-Champaign. Mr. Naheta was named a World Economic Forum Young Global Leader in 2020 and was included in Fortune’s annual “40 under 40” most influential young people in business list for 2020. Mr. Naheta has been honored with the Young Alumni Achievement award from the University of Illinois. Mr. Naheta also serves on the board of Arm Limited.

Jeffrey C. Sprecher has served on the Board of Managers of Bakkt since December 2018 and is expected to serve on the Board of Directors of the Company following the consummation of the Business Combination. Mr. Sprecher has been a director and chief executive officer of ICE since ICE’s inception and has served as chairman of ICE’s Board of Directors since November 2002. As the chief executive officer of ICE, he is responsible for ICE’s strategic direction and operational and financial performance. Mr. Sprecher acquired CPEX, ICE’s predecessor company, in 1997. Prior to acquiring CPEX, Mr. Sprecher held a number of positions, including President, over a fourteen-year period with Western Power Group, Inc., a developer, owner and operator of large central-station power plants. While with Western Power, he was responsible for a number of significant financings. Mr. Sprecher holds a Bachelor of Science in Chemical Engineering from the University of Wisconsin and a Master of Business Administration from Pepperdine University.

Board Composition

The business and affairs of Bakkt are managed under the direction of its board of managers, which currently consists of five members. The members of Bakkt’s board of managers were elected pursuant to the provisions of the current Bakkt operating agreement. In connection with the Proposed Transaction, we will enter into the Surviving Company LLC Agreement, as discussed in the sections entitled “The Business Combination Proposal—Related Agreements—Surviving Company LLC Agreement” beginning on page 145 of this proxy statement/prospectus and Bakkt Opco will cease to be managed by a board of managers and will be instead managed by Bakkt Pubco, its managing member.

EXECUTIVE COMPENSATION OF BAKKT

Throughout this section, unless otherwise noted, “Bakkt” refers to Bakkt Holdings, LLC and its consolidated subsidiaries.

The following sets forth information about the compensation paid to or accrued by Bakkt’s interim principal executive officer, its two other most highly compensated persons serving as executive officers as of December 31, 2020 (“fiscal 2020”), and its former principal executive officer. These executives are referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Bonus ($)		All Other Compensation ($)		Total ($)
David C. Clifton(9) Interim Chief Executive Officer	2020	—	1,131,000	—		—		1,131,000
Nicolas Cabrera Chief Product Officer	2020	360,833	1,652,670	120,200	(3)	93,210	(6)	2,226,913
Matthew Johnson Chief Technology Officer	2020	320,833	1,154,520	102,900	(4)	18,210	(7)	1,596,463
Michael Blandina(10) Former Chief Executive Officer	2020	208,048	—	250,000	(5)	3,101	(8)	461,149

(1)	Amounts reflect annual base salary paid for fiscal 2020.
(2)

Amounts represent the grant date fair value of equity-based awards granted in fiscal 2020, calculated in accordance with ASC 718, and do not necessarily correspond to the actual value that may be recognized from the equity-based awards. Assumptions used in the calculation of these amounts are described in Note 9 of Bakkt’s audited consolidated financial statements included in this proxy statement/prospectus.

(3)	Amount represents a discretionary bonus paid to Mr. Cabrera.
(4)	Amount represents a discretionary bonus paid to Mr. Johnson.
(5)	Amount represents a discretionary bonus paid to Mr. Blandina.
(6)

Amount reflects (1) matching contributions made by Bakkt to Mr. Cabrera’s 401(k) plan account in the amount of $17,100, (2) imputed income from Bakkt’s group term life insurance in the amount of $810, (3) telecom allowance in the amount of $300 and (4) relocation expenses of $75,000.

(7)

Amount reflects (1) matching contributions made by Bakkt to Mr. Johnson’s 401(k) plan account in the amount of $17,100, (2) imputed income from Bakkt’s group term life insurance in the amount of $810 and (3) telecom allowance in the amount of $300.

(8)

Amount reflects (1) matching contributions made by Bakkt to Mr. Blandina’s 401(k) plan account in the amount of $2,800, (2) imputed income from Bakkt’s group term life insurance in the amount of $871 and (3) telecom allowance in the amount of $150.

(9)

Mr. Clifton ceased being Bakkt’s interim Chief Executive Officer on January 11, 2021, when Mr. Michael became our Chief Executive Officer. Mr. Clifton received no other compensation for his services as Bakkt’s interim Chief Executive Officer other than profits interests in the form of 975,000 preferred incentive units.

(10)	Mr. Blandina ceased being Bakkt’s Chief Executive Officer in May 2020.

Narrative Disclosure to Summary Compensation Table

Elements of Compensation

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for Bakkt named executive officers are designed to reflect each named executive officer’s scope of responsibility and accountability to Bakkt. Each named executive officer’s base salary for fiscal 2020 is listed in the “Summary Compensation Table,” under “Executive Compensation of Bakkt” beginning on page 291 of this proxy statement/prospectus.

Annual Bonus

Bakkt provides annual bonuses to its executive officers, including the named executive officers, based on performance for the completed fiscal year on a discretionary basis. Bakkt does not currently maintain any company-wide annual cash bonus plan or program. At the end of each fiscal year, the Board reviews and assesses the performance of Bakkt and each individual executive officer and determines an appropriate amount of discretionary bonus to be paid to its executive officers. For certain executive officers who have target bonuses, including Messrs. Cabrera and Johnson, any discretionary bonus would be made within the target bonus. Messrs. Cabrera and Johnson’s discretionary bonus are provided in the “Summary Compensation Table” under “Executive Compensation of Bakkt” beginning on page 291 of this proxy statement/prospectus.

Equity-based compensation

Bakkt grants equity awards in the form of Bakkt Incentive Units and Bakkt Participation Units to their employees, including the named executive officers, as the long-term incentive component of Bakkt’s compensation program. Bakkt’s equity-based compensation program allows Bakkt’s employees to be eligible for additional compensation for the increase in value of Bakkt in the event of a liquidity event. Bakkt’s incentive and participation units are granted to newly hired employees and generally vest as to 100% of the award upon a liquidity event, as to one-third of the award upon an initial public offering, with the remaining two-thirds vesting in two equal installments on each of the first and second anniversaries of the initial public offering, and as to an amount determined by the award’s performance conditions in the event of a put or call option of investors, a sale of an investor’s units to a third party, or certain additional equity issuances by Bakkt. Following the Proposed Transaction, as described under the section entitled “Treatment of Bakkt Incentive Units and Bakkt Participation Units” beginning on page 122 of this proxy statement/prospectus, Bakkt will treat the incentive and participation units as if an initial public offering has occurred under the Bakkt Plan (as defined below), except that with respect to Bakkt Incentive Units granted in December 2020, participants have the opportunity, but not the obligation, to require Bakkt, through Bakkt Management, to redeem, effective as of immediately prior to the effective time of the Merger, 40% of the first one-third of their Bakkt Incentive Units scheduled to vest at the effective time of the Merger for the receipt, as of the Closing, of a cash payment for the portion of Bakkt Incentive Units redeemed. Further, with respect to Bakkt Incentive Units granted in September 2020 to Mr. Hadaway, he will also have the same opportunity to redeem 40% of the first one-third of his Bakkt Incentive Units scheduled to vest at the effective time of the Merger for a cash payment, and subsequently the opportunity, but not the obligation, to require Bakkt, through Bakkt Management, to redeem 40% of the remaining two-thirds of his Bakkt Incentive Units that will vest as of the date of his termination of employment pursuant to his separation agreement for the receipt of a cash payment for the portion of Bakkt Incentive Units redeemed. As soon as practicable thereafter, Bakkt Management will provide the cash payment for the portion of the Bakkt Incentive Units redeemed to the participants. Pursuant to the Merger Agreement, no new awards will be granted under the Bakkt Plan effective immediately prior to the Closing, and provided that the Bakkt Pubco Equity Incentive Plan is adopted pursuant to the Bakkt Pubco Equity Incentive Plan Proposal, future equity-based awards will be made under the Bakkt Pubco Equity Incentive Plan.

Employment Arrangements with the Named Executive Officers of Bakkt

Each of Bakkt’s named executive officers (except for Mr. Blandina, who is no longer employed by Bakkt, and Mr. Clifton) is a party to a written employment arrangement. The material terms of each of those arrangements are summarized below. For a description of the compensation actually paid to the named executive officers for fiscal 2020, please refer to the “Summary Compensation Table” under “Executive Compensation of Bakkt” beginning on page 291 of this proxy statement/prospectus.

David C. Clifton

Mr. Clifton does not have a written arrangement with Bakkt or ICE regarding his services to Bakkt as interim CEO. Mr. Clifton commenced his services in this role in April 2020 and received no additional compensation from ICE for such services. In recognition of Mr. Clifton’s services to Bakkt in fiscal year 2020, Bakkt granted profits interests in the form of 975,000 preferred incentive units on December 4, 2020 subject to the Bakkt Plan (as described below).

Nicolas Cabrera

Mr. Cabrera and ICE entered into an offer letter on June 3, 2019, subsequently amended by a letter of modification of offer letter with Bakkt dated July 27, 2020 (together, the “Cabrera Offer Letter”). The Cabrera Offer Letter provides Mr. Cabrera an annual base salary, signing bonus, an annual performance-based discretionary cash bonus with a target of 50% of his annual base salary, a grant of Bakkt Incentive Units under the Bakkt Plan, relocation bonuses, employee benefit plan eligibility and paid time off in accordance with Bakkt’s policies. Upon a termination by Bakkt without cause on or prior to December 31, 2021, Mr. Cabrera will be eligible for a lump sum severance payment of his annual base salary of $370,000 and additional amount attributable to 12-months of COBRA costs, subject to an effective release of claims in favor of Bakkt. Mr. Cabrera is also party to a Terms of Employment agreement with Bakkt that contains assignment of inventions, proprietary information, confidentiality, and non-solicit and non-compete covenants.

Matthew Johnson

Mr. Johnson and ICE entered into an offer letter on April 12, 2019 (the “Johnson Offer Letter”). The Johnson Offer Letter provides Mr. Johnson an annual base salary, an annual performance-based discretionary cash bonus with a target of 35% of his annual base salary, a grant of Bakkt Incentive Units under the Bakkt Plan, employee benefit plan eligibility and paid time off in accordance with Bakkt’s policies. Mr. Johnson is party to a Terms of Employment agreement with Bakkt that contains assignment of inventions, proprietary information, confidentiality, and non-solicit and non-compete covenants.

Outstanding Equity Awards at Fiscal Year End

Bakkt maintains a profits interests plan, the Bakkt Plan, for the award of Bakkt Incentive Units, through Bakkt Management, to participants, and Bakkt Participation Units, directly to participants. Awards of Bakkt Incentive Units include awards of common incentive units and preferred incentive units, each intended to represent a “profits interests” for U.S. tax purposes and each corresponds to incentive units of Bakkt Management issued by Bakkt Management to participants. The purpose of the Bakkt Plan is to promote the interests of Bakkt by attracting and retaining key employees, directors, independent contractors or other service providers of Bakkt and to enable such individuals to acquire an equity interest in and participate in the long-term growth and financial success of Bakkt.

The profits interests represent a membership interest in Bakkt and entitle the holder to receive distributions in Bakkt once a specified threshold equity value of Bakkt has been reached, in each case as provided in the current Bakkt operating agreement. The preferred incentive units are also entitled to disproportionate distributions once the participant’s applicable threshold equity value has been reduced to zero in order to “catch-up” such participant’s total distributions to its pro rata share.

The following table summarizes the number of outstanding equity awards held by each of Bakkt’s named executive officers in the form of profits interests as of December 31, 2020, each granted pursuant to the Bakkt Plan. The named executive officers do not hold any outstanding equity awards other than the profits interests.

Name	Number of profits interests units that have vested (#)	Market value of profits interests units that have vested ($)	Number of profits interests units that have not vested (#)(5)	Market value of profits interests units that have not vested ($)(6)
David C. Clifton(1)	0	0	975,000	1,131,000
Nicolas Cabrera(2)	0	0	3,099,000	2,975,040
Matthew Johnson(3)	0	0	2,544,000	2,442,240
Michael Blandina(4)	0	0	0	0

(1)

Mr. Clifton was granted 975,000 profits interests in the form of preferred incentive units on December 4, 2020, one-third of which will vest as of the consummation of the Proposed Transaction, and one-third of which will vest on each of the first and second anniversaries of the consummation of the Proposed Transaction.

(2)

Mr. Cabrera was granted (1) 2,099,000 profits interests in the form of common incentive units on February 28, 2020 and (2) 1,000,000 profits interests in the form of common incentive units on December 4, 2020, all of which will vest as to one-third as of the consummation of the Proposed Transaction, and one-third on each of the first and second anniversaries of the consummation of the Proposed Transaction.

(3)

Mr. Johnson was granted (1) 2,044,000 profits interests in the form of common incentive units on February 28, 2020 and (2) 500,000 profits interests in the form of common incentive units on December 4, 2020, all of which will vest as to one-third as of the consummation of the Proposed Transaction, and one-third on each of the first and second anniversaries of the consummation of the Proposed Transaction.

(4)	Mr. Blandina was granted 9,000,000 profits interests in the form of preferred incentive units on May 17, 2019, all of which were forfeited by Mr. Blandina upon his voluntary resignation of employment.
(5)

Following the Proposed Transaction, each profits interests will be exchanged for the right to receive a “paired interest” that represents a Bakkt Opco Common Unit together with a Bakkt Pubco Class V Share. See the section entitled “The Business Combination Proposal — Related Agreements — Exchange Agreement” beginning on page 146 of this proxy statement/prospectus for additional information on the treatment of “paired interests” in the Proposed Transaction. With respect to the profits interests granted to Messrs. Clifton, Cabrera and Johnson on December 4, 2020, each of Messrs. Clifton, Cabrera and Johnson also has the opportunity, but not the obligation, to require Bakkt, through Bakkt Management, to redeem, effective as of immediately prior to the effective time of the Merger, 40% of the first one-third of his Bakkt Incentive Units scheduled to vest at the effective time of the Merger for the receipt of a cash payment. See the section entitled “Treatment of Bakkt Incentive Units and Bakkt Participation Units” beginning on page 122 of this proxy statement/prospectus for more information.

(6)

Represents the market value of the profits interests units based on the $1.16 per unit value of Bakkt’s preferred incentive units (which were granted to Mr. Clifton) and $0.96 per unit value of Bakkt’s common incentive units (which were granted to Messrs. Cabrera and Johnson) determined in the most recent valuation of Bakkt’s membership interests.

Retirement Plans

All employees are eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance and a 401(k) plan with matching contributions. The named executive officers of Bakkt are eligible to participate in these plans on the same basis as our other employees and do not participate in executive level programs. Bakkt does not sponsor or maintain any deferred compensation or supplemental retirement plans in addition to its 401(k) plan. The 401(k) matching contributions earned by each named executive officer in fiscal 2020 are shown in the “Summary Compensation Table” under “Executive Compensation of Bakkt” beginning on page 314 of this proxy statement/prospectus.

Board Compensation

For fiscal year 2020, Bakkt did not provide any manager compensation to Messrs. Collins, Naheta, and Sprecher. For fiscal year 2020, each of Mr. Noonan and Ms. Bowen is entitled to an annual fee of $30,000 and an additional chair fee of $10,000, and each of Mr. Noonan and Ms. Bowen elected to receive their respective fees in the form of equity. On May 15, 2020, Bakkt granted to Mr. Noonan profits interests in the form of 121,212 common incentive units of Bakkt as compensation for his services as a member (and chair) of the board of managers of Bakkt, and to Ms. Bowen profits interests in the form of 212,121 common incentive units of Bakkt for her services as a member of the board of managers of Bakkt and a member (and chair) of the board of managers of Bakkt Trust.

For more information regarding compensation of the non-employee directors following the Business Combination, see “Management of the Company Following the Business Combination—Outside Director Compensation Program.”

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION

Executive Officers and Directors

The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to be the executive officers and directors of the Company following the Closing of the Business Combination:

Name	Age	Position
Gavin Michael	56	Chief Executive Officer, Class I Director
Adam White	38	President
Andrew LaBenne	47	Chief Financial Officer
Nicolas Cabrera	46	Chief Product Officer
Marc D’Annunzio	49	General Counsel and Secretary
Matthew Johnson	49	Chief Technology Officer
Nancy Gordon	51	Executive Vice President, Loyalty, Rewards & Payment
Michael Lewis	56	Executive Vice President, Engineering & Operations
Sheela Zemlin	52	Executive Vice President, Chief Revenue Officer
Daniel O’Prey	35	Executive Vice President, Digital Assets
Michelle Goldberg	52	Class I Director
Adrienne Harris	39	Class I Director
David C. Clifton	44	Class II Director
Kristyn Cook	45	Class II Director
Gordon Watson	42	Class II Director
Sean Collins	41	Class III Director
Richard Lumb	60	Class III Director
Andrew A. Main	56	Class III Director

The Company believes that the attributes of the nominees for director of the Company Board, as described in their biographies in “—Executive Officers” and “—Non-Employee Directors” below, along with the leadership skills and other experiences of the officers and board members described below, will provide the Company with a diverse range of perspectives and judgment necessary to facilitate the goals of the Company and be good stewards of capital.

Executive Officers

For information about Gavin Michael, Adam White, Andrew LaBenne, Nicolas Cabrera, Marc D’Annunzio, Matthew Johnson, Nancy Gordon, Michael Lewis, Sheela Zemlin and Daniel O’Prey see the section entitled “Management of Bakkt” beginning on p. 306 of this proxy statement/prospectus.

Non-Employee Directors

For more information about Gordon Watson and Adrienne Harris, see the section entitled “Directors, Officers, Executive Compensation and Corporate Governance of VIH prior to the Business Combination” beginning on page 228 of this proxy statement/prospectus.

For more information about Sean Collins, see the section entitled “Management of Bakkt” beginning on p. 306 of this proxy statement/prospectus.

Biographies of David C. Clifton, Kristyn Cook, Michelle Goldberg, Andrew A. Main, and Richard Lumb appear below.

David C. Clifton served as the Interim Chief Executive Officer of Bakkt from April 2020 to January 2021. While serving in this role, Mr. Clifton was involved in the development of Bakkt’s strategy and the assessment of its strategic alternatives, which resulted in the Proposed Transaction with VIH. Before and after acting in that role, Mr. Clifton also served as Vice President of M&A and Integration at ICE. In this role, Mr. Clifton oversaw the successful completion of numerous strategic transactions, including ICE’s 2013 acquisition of NYSE Euronext, along with other global strategic transactions and initiatives. Mr. Clifton joined ICE in 2008, serving previously as ICE’s Associate General Counsel, M&A. Mr. Clifton received his Juris Doctor from Mercer University’s Walter F. George School of Law and is a graduate of Davidson College.

Mr. Clifton’s previous experience at both Bakkt and ICE have provided him with the strategic and management background to serve on the Company Board.

Kristyn A. Cook has served as the Senior Vice President of Agency and Marketing at State Farm, an insurance agency since January 2019, where she has executive responsibilities for Corporate Agency and Sales, Marketing, Customer Care, Center/Enterprise Shared Services, and Creative Services functions. Prior to becoming the Senior Vice President of Agency and Marketing, Ms. Cook was an Area Vice President for the Southeastern Market Area at State Farm from July 2015 to January 2018, and prior to that, Ms. Cook was Vice President – Agency/Sales at State Farm from January 2013 to July 2015. Ms. Cook has a B.A. from in Policy Studies from Syracuse University and a master’s degree in Public Administration (MPA) from the Syracuse Maxwell School of Citizenship and Public Affairs.

Ms. Cook’s roles in leadership have provided her with the experience needed to serve on the Company Board.

Michelle J. Goldberg is currently an advisor to SoGal Ventures, a venture capital firm, and has significant technology, investment, retail disruption, finance and digital media expertise. Prior to joining SoGal, Ms. Goldberg was a partner at Ignition, an early stage enterprise software venture capital firm, from 2000 to 2020. Ms. Goldberg is a seasoned technology investor with strategic, financial and governance experience and a focus on consumer-facing, digital media and retail opportunities leveraging data analytics and investing in emerging consumer technologies. Ms. Goldberg has M.A. from Harvard University and a B.A. from Columbia University.

Ms. Goldberg’s previous public board experience has provided her with the leadership experience and background to serve on the Company Board.

Andrew A. Main currently serves at the Chief Executive Officer of Ogilvy, an advertising, marketing and public relations agency. Prior to joining Ogilvy, Mr. Main was the Global Head of Deloitte Digital, the digital consultancy branch of Deloitte from 2014 to 2020, where he oversaw the acquisition of multiple creative agencies to grow the brand. Mr. Main has more than 25 years of consulting experience, and has extensive experience working with businesses to modernize and bring new ideas to market quickly. Mr. Main earned a Master of Arts from the University of Edinburgh in Business, Marketing and Geography.

Mr. Main’s experience helping brands grow and modernize, and his focus on digital consultancy, have provided him with the experience needed to serve as a director on the Company Board following the Business Combination.

Richard A. Lumb currently serves as an Industry Partner at Motive Partners, a private equity firm specializing in enterprise financial services, software growth and buy-out investments. Prior to joining Motive Partners, Mr. Lumb enjoyed a 35-year tenure at Accenture, where he held the position of Group Chief Executive of Financial Services from December 2010 to August 2019, serving clients in the banking, insurance and capital markets sectors. During his time at Accenture, Mr. Lumb played a leading role in multiple technology company acquisitions and minority investments, including the 2011 acquisition of Duck Creek Technologies. Mr. Lumb earned a B.Sc. in Mechanical Engineering and an M.B.A. from the University of Bradford.

Mr. Lumb’s extensive experience across the financial services industry has provided him with the financial knowledge and background to serve on the Company Board.

Corporate Governance Guidelines and Code of Business Conduct

The Company Board will adopt corporate governance guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the Company Board will adopt a code of business conduct and ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Company’s corporate governance guidelines and its code of business conduct and ethics will be posted on the Corporate Governance portion of the Company’s website. The Company will post amendments to its code of business conduct and ethics or waivers of its code of business conduct and ethics for directors and officers on the same website.

Board Composition

The Company’s business affairs will be managed under the direction of the Company Board. The Merger Agreement provides that the Company Board will consist of five to nine members, at least the majority of whom will qualify as independent within the meaning of the independent director guidelines of the NYSE. Messrs. Gavin Michael, Gordon Watson and David Clifton will not be considered independent.

As discussed more fully under the section entitled “The Business Combination Proposal—Related Agreements—Stockholders Agreement” beginning on page 144 of this proxy statement/prospectus, the Company will enter into a Stockholders Agreement with the Sponsor and the Bakkt Equity Holders at the Closing. Pursuant to such Stockholders Agreement, the Company will agree to nominate five to nine directors (a) one director designated by the Sponsor, who will initially be Gordon Watson, (b) one director designated by Bakkt Opco, who will initially be David Clifton, and (c) the remaining directors jointly designated by the Sponsor and Bakkt Opco, who will be Kristyn Cook, Michelle Goldberg, Adrienne Harris, Sean Collins, Andrew A. Main, Richard Lumb and Gavin Michael. The majority of the Company’s directors will qualify as “independent directors” under NYSE listing rules.

Pursuant to the Stockholders Agreement, each stockholder party thereto agrees that the initial Company Board upon the completion of the Business Combination will be composed of five to nine individuals who will be nominated pursuant to the Director Election Proposal, of whom the following have been identified: Mr. David Clifton, Mr. Gavin Michael, Mr. Gordon Watson, Ms. Kristyn Cook, Ms. Michelle Goldberg, Ms. Adrienne Harris, Mr. Sean Collins, Mr. Andrew A. Main, and Mr. Richard Lumb. In the event that any of the individuals is unable or unwilling to serve as a director upon the Closing, their replacement will be designated as set forth in the Stockholders Agreement.

The Company Board will be divided into three staggered classes of directors. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

•	the Class I directors will be Ms. Michelle Goldberg, Ms. Adrienne Harris and Mr. Gavin Michael, whose terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors will be Messrs. Gordon Watson and David Clifton and Ms. Kristyn Cook, whose terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors will be Messrs. Sean Collins, Andrew A. Main and Richard Lumb, whose terms will expire at the annual meeting of stockholders to be held in 2024.

The Proposed Certificate of Incorporation and Proposed By-Laws will provide that the Company Board will consist of one or more members, and the number of directors may be increased or decreased from time to time by a resolution of the Company Board. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the Company Board may have the effect of delaying or preventing changes in control of the Company.

Each of the Company’s officers will serve at the discretion of the Company Board and will hold office until his or her successor is duly appointed and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the persons expected to be directors or officers of the Company upon the consummation of the Business Combination.

Director Independence

In connection with the Business Combination, the Bakkt Pubco Common Stock will be listed on the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of the NYSE.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of the NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (a) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (b) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of the NYSE, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

(i)	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and

(ii)	whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The VIH Board has undertaken a review of the independence of each director and considered whether each director of the Company has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, VIH anticipates that Kristyn Cook, Michelle Goldberg, Adrienne Harris, Sean Collins, Andrew A. Main and Richard Lumb will be considered “independent directors” as defined under the listing requirements and rules of the NYSE and the applicable rules of the Exchange Act.

Board Leadership Structure

VIH believes that the structure of the Company Board and its committees will provide strong overall management of the Company.

Committees of the Company Board

The Company Board will have an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of the Company Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Company Board.

Audit Committee

Upon Closing, the audit committee is expected to consist of Richard Lumb, Michelle Goldberg and Adrienne Harris, with Richard Lumb serving as the chair of the committee. Each of the members of the Company’s audit committee will satisfy the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and rules of the NYSE. In connection with the completion of the Business Combination, Company Board does not expect to make an initial determination as to whether any member qualifies as an “audit committee financial expert,” and there can be no assurance that the Company Board will make such determination in its Annual Report on Form 10-K for the fiscal year ending December 31, 2021. However, the members of the audit committee of the Company Board individually and collectively have vast educational and business financial experience and training and are believed to collectively hold the requisite expertise to perform the committee’s functions. The Company’s audit committee will be responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing the Company’s policies on and oversees risk assessment and risk management, including enterprise risk management;

•	reviewing related party transactions;

•	reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Company Board will adopt a written charter for the audit committee which will be available on the Company’s website upon the Closing.

Compensation Committee

Upon Closing, the compensation committee is expected to consist of Sean Collins and Andrew Main, with Sean Collins serving as the chair of the committee. Each of the members of the Company’s compensation committee will meet the requirements for independence under the under the applicable rules and regulations of the SEC and rules of the NYSE. The Company’s compensation committee will be responsible for, among other things:

•	reviewing, approving and determining the compensation of the Company’s officers and key employees;

•	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Company Board or any committee thereof;

•	administering the Company’s equity compensation plans;

•	reviewing, approving and making recommendations to the Company Board regarding incentive compensation and equity compensation plans; and

•	establishing and reviewing general policies relating to compensation and benefits of the Company’s employees.

The Company Board will adopt a written charter for the compensation committee which will be available on its website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Upon Closing, the nominating and corporate governance committee is expected to consist of Sean Collins, Kristyn Cook and Michelle Goldberg, with Michelle Goldberg serving as the chair of the committee. Each of the members of the nominating and corporate governance committee will meet the requirements for independence under the applicable rules and regulations of the SEC and rules of the NYSE. The nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to the Company Board regarding, nominees for election to the Company Board and its committees;

•	evaluating the performance of the Company Board and of individual directors;

•	considering, and making recommendations to the Company Board regarding, the composition of the Company Board and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of the corporate governance practices and reporting; and

•	developing, and making recommendations to the Company Board regarding, corporate governance guidelines and matters.

The Company Board will adopt a written charter for the nominating and corporate governance committee which will be available on its website upon the completion of the Business Combination.

Code of Conduct and Ethics

Following the Closing, the Company intends to post its code of conduct and ethics and to post any amendments to or any waivers from a provision of its code of conduct and ethics on its website, and also intends to disclose any amendments to or waivers of certain provisions of its code of conduct and ethics in a Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of the Company’s officers currently serves, and in the past year has not served, (a) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the Company’s compensation committee, or (b) as a member of the compensation committee of another entity, one of whose officers served on the Company Board.

Related Person Policy of the Company

The Company will adopt a formal written policy that will be effective upon the Closing providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the Company’s audit committee, subject to the exceptions described below.

A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and any related person are, were or will be participants. Transactions involving compensation for services provided to the Company as an employee or director are not covered by this policy.

Under the policy, the Company will collect information that the Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder, to enable the Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Company’s code of conduct and ethics, employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

The policy will require that, in determining whether to approve, ratify or reject a related person transaction, the Company’s audit committee, or other independent body of the Company Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Company’s best interests and those of the Company’s stockholders, as the Company’s audit committee, or other independent body of the Company Board, determines in the good faith exercise of its discretion.

The Company’s audit committee has determined that certain transactions will not require the approval of the audit committee, including certain employment arrangements of officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of the Company’s Shares and all holders of the Company’s Shares received the same benefit on a pro rata basis and transactions available to all employees generally.

Outside Director Compensation Program

In connection with the Business Combination, the Company intends to adopt a non-employee director compensation program (the “Outside Director Compensation Program”) based on recommendations and findings regarding comparable market practices, which were provided by Compensation Advisory Partners. The Outside Director Compensation Program is expected to provide for the following cash compensation program for our non-employee directors starting on the effective date of the Business Combination:

•	$50,000 per year for service as a non-employee director;

•	$100,000 per year for service as non-executive chair of the board of directors;

•	$25,000 per year for service as chair of the audit committee;

•	$10,000 per year for service as a member of the audit committee;

•	$20,000 per year for service as chair of the compensation committee;

•	$7,500 per year for service as a member of the compensation committee;

•	$12,000 per year for service as chair of the corporate governance and nominating committee; and

•	$5,000 per year for service as a member of the corporate governance and nominating committee.

Each non-employee director who serves as a committee chair is expected to receive only the cash retainer fee as the chair of the committee but not the cash retainer fee as a member of that committee, except that a non-employee director who serves as the non-executive chair of the board of directors will receive the annual cash fee for services provided in such role as well as the annual cash fee as a non-employee director. These fees to the Company’s non-employee directors are expected to be paid quarterly in arrears on a prorated basis. Under the Outside Director Compensation Program, the Company also expects to reimburse non-employee directors for reasonable travel expenses to attend meetings of the board of directors and its committees. The above-listed fees for service as chair or members of committees are expected to be payable in addition to the annual non-employee director retainer fee.

Each non-employee director is also expected to automatically receive, on the date of each annual meeting of the Company’s stockholders that occurs following the effective date of the Business Combination, an annual award (the “Annual Equity Award”) of restricted stock units having a value of $200,000. Each Annual Equity Award is expected to be scheduled to vest on the one-year anniversary of the grant date, subject to continued services to the Company through the applicable vesting date. In the event of a change in control of the Company, as defined in the Bakkt Pubco Equity Incentive Plan, each non-employee director’s then outstanding equity awards covering Bakkt Pubco Class A Shares are expected to accelerate vesting in full, provided that he or she remains a non-employee director through the date of the consummation of such change in control. With respect to outstanding equity awards that are subject to performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met unless otherwise provided in a separate agreement. Each Annual Equity Award is expected to be granted under the Bakkt Pubco Equity Incentive Plan and form of award agreement under such plan. The Company may allow non-employee directors to elect to receive all or a portion of the annual cash retainer fees in the form of restricted stock units. All compensation payable under the Outside Director Compensation Program is expected to be subject to any limits on the maximum amount of non-employee director compensation as set forth in the Bakkt Pubco Equity Incentive Plan, as in effect from time to time.

SECURITIES ACT RESTRICTIONS ON RESALE OF THE COMPANY’S SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a Person who has beneficially owned restricted Bakkt Pubco Class A Common Stock or Bakkt Pubco Warrants for at least six months would be entitled to sell their securities, provided that (a) such Person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (b) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Bakkt Pubco Class A Common Stock or Bakkt Pubco Warrants for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of Bakkt Pubco Class A Shares then outstanding (as of the date of this proxy statement/prospectus, VIH has 25,921,502 VIH Shares outstanding); or

•	the average weekly reported trading volume of the Bakkt Pubco Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its Founder Shares pursuant to Rule 144 without registration one year after the Closing.

VIH anticipates that following the Closing, the Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See the section entitled “Description of VIH’s and the Company’s Securities—Stockholder Registration Rights” beginning on page 259 of this proxy statement/prospectus.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed By-Laws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed By-Laws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (a) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the Company Board or any authorized committee of the Company Board, (b) otherwise properly brought before such meeting by or at the direction of the Company Board or the chairperson of the Company Board, or (c) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of Company’s Shares at the time of giving the notice, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed By-Laws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for the Company’s annual meeting of stockholders, a stockholder’s notice must be delivered to the Company’s secretary at the Company’s principal executive offices:

•	not later than the 90th day; and

•	not earlier than the 120th day,

prior to the first anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or the Company holds its annual meeting of stockholders more than 30 days before or more than 70 days after the one-year anniversary of a preceding year’s annual meeting, to be timely, notice of a stockholder proposal must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

We currently anticipate the 2021 annual meeting of stockholders of the Company will be held on                     , 2021. Notice of a nomination or proposal must be delivered to the Company no later than the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed and the day the public disclosure of the date of the 2021 annual meeting is made. Nominations and proposals also must satisfy other requirements set forth in the Proposed By-Laws and the Stockholders Agreement.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal (other than nominations) to be included in the proxy statement and proxy card for the 2021 annual general meeting pursuant to Rule 14a-8 must be received at the Company’s principal office at a reasonable time before the Company begins to print and send its proxy materials and must comply with Rule 14a-8.

A stockholder will update and supplement its notice to the Company’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for notice of the annual meeting and as of the date that is 15 business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement will be delivered to, or mailed and received by, the Company’s secretary not later than 5 days after the record date for notice of the extraordinary general meeting (in the case of the update and supplement required to be made as of such record date), and not later than 10 days prior to the date for the extraordinary general meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the extraordinary general meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 15 business days prior to the extraordinary general meeting or any adjournment or postponement thereof).

Stockholder Director Nominees

The Proposed By-Laws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Certificate of Incorporation and the Stockholders Agreement. To nominate a director, the stockholder must provide the information required by the Proposed By-Laws. In addition, the stockholder must give timely notice to the Company’s secretary in accordance with the Proposed By-Laws, which, in general, require that the notice be received by the Company’s secretary within the time periods described above under the section entitled “Shareholder Proposals and Nominations—Stockholder Proposals” beginning on page 327 of this proxy statement/prospectus.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the VIH Board, any committee chairperson or the non-management directors as a group by writing to the VIH Board or committee chairperson in care of VPC Impact Acquisition Holdings, 150 North Riverside Plaza, Suite 5200, Chicago, IL 60606. Following the Closing, such communications should be sent to Bakkt Holdings, Inc., 5900 Windward Parkway, Suite 450, Alpharetta, GA 30005. Each communication will be forwarded, depending on the subject matter, to the Company Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

White & Case LLP will pass upon the validity of the securities of the Company to be issued in connection with the Domestication and upon certain U.S. federal income tax consequences to VIH’s shareholders as a result of the Proposed Transaction and the Domestication.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the VIH Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

EXPERTS

The financial statements of VIH, as of December 31, 2020, and for the period from July 31, 2020 through December 31, 2020, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accountants, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Bakkt Holdings, LLC and subsidiaries as of December 31, 2020 and December 31, 2019 and for the years then ended included in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of B2S Holdings, Inc. and its subsidiaries as of and for the year ended December 31, 2019 included in this proxy statement/prospectus has been audited by Bennett Thrasher LLP, independent auditor, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, VIH and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of VIH’s annual report to shareholders and VIH’s proxy statement. Upon written or oral request, VIH will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that VIH deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that VIH deliver single copies of such documents in the future. Shareholders may notify VIH of their requests by calling or writing VIH at its principal executive offices at 150 North Riverside Plaza, Suite 5200, Chicago, IL 60606, or (312) 701-1777.

ENFORCEABILITY OF CIVIL LIABILITY

VIH is a Cayman Islands exempted company. If VIH does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon VIH. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against VIH in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, VIH may be served with process in the United States with respect to actions against VIH arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of VIH’s securities by serving VIH’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

VIH has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

VIH files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on VIH at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to VIH has been supplied by VIH, and all such information relating to Bakkt has been supplied by Bakkt, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

This document is a proxy statement/prospectus of VIH for the extraordinary general meeting. VIH has not authorized anyone to give any information or make any representation about the Business Combination, VIH or Bakkt that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call: (203) 658-9400)

Email: VIH.info@investor.morrowsodali.com

If you are a shareholder of VIH and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from VIH, VIH will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

INDEX TO FINANCIAL STATEMENTS

VPC IMPACT ACQUISITION HOLDINGS

BAKKT HOLDINGS, LLC

B2S HOLDINGS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

VPC Impact Acquisition Holdings

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of VPC Impact Acquisition Holdings (the “Company”) as of December 31, 2020, the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the period from July 31, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 31, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the consolidated financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the SEC Staff Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 consolidated financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 21, 2021

VPC IMPACT ACQUISITION HOLDINGS

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2020

AS RESTATED

ASSETS
Current assets
Cash	1,177,678
Prepaid expenses	234,959

Total Current Assets	1,412,637
Cash and marketable securities held in Trust Account	207,376,213

TOTAL ASSETS	208,788,850

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current liabilities
Accrued expenses	893,415
Accrued offering costs	2,230

Total Current Liabilities	895,645
Deferred underwriting fee payable	7,258,021
Warrant liabilities	22,513,065

Total Liabilities	30,666,731

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 17,312,211 shares at $10.00 per share	173,122,110

Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 3,424,991 shares issued and outstanding (excluding 17,312,211 shares subject to possible redemption)	343
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,184,300 shares issued and outstanding	518
Additional paid-in capital	9,860,338
Accumulated deficit	(4,861,190)

Total Shareholders’ Equity	5,000,009

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	208,788,850

The accompanying notes are an integral part of these consolidated financial statements.

VPC IMPACT ACQUISITION HOLDINGS

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JULY 31, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

AS RESTATED

Formation and operating costs	$1,006,862

Loss from operations	(1,006,862)
Other income:
Interest earned on marketable securities held in Trust Account	4,193
Transaction Costs allocable to warrant liabilities	(768,391)
Change in fair value of warrant liabilities	(3,090,130)

Net Loss	$(4,861,190)

Weighted average shares outstanding of Class A redeemable ordinary shares	20,737,202

Basic and diluted net income per share, Class A	$—

Weighted average shares outstanding of Class B non-redeemable ordinary shares	5,184,300

Basic and diluted net loss per share, Class B	$(0.94)

The accompanying notes are an integral part of these consolidated financial statements.

VPC IMPACT ACQUISITION HOLDINGS

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 31, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

AS RESTATED

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in	Retained	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance—July 31, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Forfeiture of 565,700 Sponsor shares	—	—	(565,700)	(57)	57	—	—
Sale of 20,737,202 Units, net of underwriting discounts, fair value of Public warrants and offering costs	20,737,202	2,074	—	—	182,956,235	—	182,958,309
Ordinary shares subject to possible redemption	(17,312,211)	(1,731)	—	—	(173,120,379)	—	(173,122,110)
Net loss	—	—	—	—	—	(4,861,190)	(4,861,190)

Balance—December 31, 2020	3,424,991	$343	5,184,300	$518	$9,860,338	$(4,861,190)	$5,000,009

The accompanying notes are an integral part of these consolidated financial statements.

VPC IMPACT ACQUISITION HOLDINGS

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JULY 31, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

AS RESTATED

Cash Flows from Operating Activities:
Net (loss)	$(4,861,190)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,193)
Formation costs paid by Sponsor in exchange for Founder shares	6,606
Change in fair value of warrant liabilities	3,090,130
Transaction costs allocable to warrant liabilities	768,391
Changes in operating assets and liabilities:
Prepaid expenses	(234,959)
Accrued expenses	893,415

Net cash used in operating activities	(341,800)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(207,372,020)

Net cash used in investing activities	(207,372,020)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	203,224,580
Proceeds from sale of Private Placements Warrants	6,147,440
Repayment of promissory note—related party	(82,729)
Payment of offering costs	(397,793)

Net cash provided by financing activities	208,891,498

Net Change in Cash	1,177,678
Cash—Beginning	—

Cash—Ending	$1,177,678

Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$174,883,010

Change in value of Class A ordinary shares subject to possible redemption	$(1,760,900)

Initial classification of warrant liabilities	$20,960,000

Deferred underwriting fee payable	$7,258,021

Payment of offering costs through promissory note	$82,729

Offering costs paid by Sponsor in exchange for issuance of Founder shares	$18,394

Offering costs included in accrued offering costs	$2,230

Forfeiture of Founder Shares	$(57)

The accompanying notes are an integral part of these consolidated financial statements.

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

NOTE 1—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

VPC Impact Acquisition Holdings (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 31, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has one subsidiary, Pylon Merger Company LLC, a direct wholly owned subsidiary of the Company formed in Delaware on December 18, 2020.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 31, 2020 (inception) through December 31, 2020 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 22, 2020. On September 25, 2020 the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), generating gross proceeds of $200,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to VPC Impact Acquisition Holdings Sponsor, LLC (the “Sponsor”), generating gross proceeds of $6,000,000, which is described in Note 5.

On September 29, 2020, the underwriters notified the Company of their intention to partially exercise their over-allotment option on October 1, 2020. As such, on October 1, 2020, the Company consummated the sale of an additional 737,202 Units, at $10.00 per Unit, and the sale of an additional 147,440 Private Placement Warrants, at $1.00 per Private Warrant, generating total gross proceeds of $7,519,460.

Transaction costs charged to equity amounted to $11,906,606, consisting of $4,147,440 of underwriting fees, $7,258,021 of deferred underwriting fees and $501,145 of other offering costs. In addition, at September 25, 2020 cash of $1,205,178 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on September 25, 2020 and the partial exercise of the underwriter’s over-allotment on October 1, 2020, an amount of $207,372,020 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until September 25, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $1.2 million in its operating bank accounts and working capital of approximately $0.5 million.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through a contribution of $25,000 from Sponsor to cover for certain formation and offering costs in exchange for the issuance of the Founder Shares, the loan of up to $300,000 from the Sponsor pursuant to the Note (see Note 6), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Note was repaid on September 25, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 6). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2—RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).

On April 12, 2021, the SEC released a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (the “SEC Staff Statement”). Specifically, the SEC Staff Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. Following the SEC Staff Statement, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.

Balance Sheet as of September 25, 2020 (audited)	As Reported	Restatement	As Restated
Warrant Liabilities	$—	$20,960,000	$20,960,000
Total Liabilities	7,002,230	20,960,000	27,962,230
Class A ordinary shares subject to possible redemption	189,517,240	(20,960,000)	168,557,240
Class A ordinary shares	105	209	314
Additional paid-in capital	$5,005,991	$2,914,781	$7,920,772
Accumulated deficit	$(6,606)	$(2,914,990)	$(2,921,596)
Total Shareholders’ Equity	$5,000,008	$—	$5,000,008
Number of shares subject to possible redemption	18,951,724	(2,096,000)	16,855,724

Balance Sheet as of September 30, 2020 (unaudited)
Warrant Liabilities	$—	$21,060,000	$21,060,000
Total Liabilities	7,002,230	21,060,000	28,062,230
Class A ordinary shares subject to possible redemption	189,506,470	(21,060,000)	168,446,470
Class A ordinary shares	105	211	316
Additional paid-in capital	$5,016,761	$3,014,779	$8,031,540
Accumulated deficit	(17,379)	(3,014,990)	(3,032,369)
Total Shareholders’ Equity	$5,000,005	$—	$5,000,005
Number of shares subject to possible redemption	18,950,647	(2,106,000)	16,844,647

Balance Sheet as of December 31, 2020 (audited)
Warrant Liabilities	$—	$22,513,065	$22,513,065
Total Liabilities	8,153,666	22,513,065	30,666,731
Class A ordinary shares subject to possible redemption	195,635,180	(22,513,070)	173,122,110
Class A ordinary shares	118	225	343
Additional paid-in capital	$6,002,037	$3,858,301	$9,860,338
Accumulated deficit	$(1,002,669)	$(3,858,521)	$(4,861,190)
Total Shareholders’ Equity	$5,000,004	$5	$5,000,009
Number of shares subject to possible redemption	19,563,518	(2,251,306)	17,312,211

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

Statement of Operations for the period from July 31, 2020 (Inception) through September 30, 2020 (unaudited)	As Reported	Restatement	As Restated
Transaction costs allocable to warrant liabilities	$—	$(754,990)	$(754,990)
Change in fair value of warrant liabilities	—	(2,260,000)	(2,260,000)
Net loss	$(17,379)	$(3,014,990)	$(3,032,369)
Basic and diluted net loss per share, Class B	$0.00	$(0.58)	$(0.58)

Statement of Operations for the period from July 31, 2020 (Inception) through December 31, 2020 (audited)
Transaction costs allocable to warrant liabilities	$—	$(768,391)	$(768,391)
Change in fair value of warrant liabilities	—	(3,090,130)	(3,090,130)
Net loss	$(1,002,669)	$(3,858,521)	$(4,861,190)
Basic and diluted net (loss) per ordinary share, Class B	$(0.19)	$(0.75)	$(0.94)

Statement of Cash Flows for the period from July 31, 2020 (inception) through September 30, 2020 (audited)	As Reported	Restatement	As Restated
Net loss	$(17,379)	$(3,014,990)	$(3,032,369)
Transaction costs allocable to warrant liabilities	$—	$(754,990)	$(754,990)
Change in fair value of warrant liabilities	—	(2,260,000)	(2,260,000)
Initial classification of Class A Ordinary Shares subject to possible redemption	189,517,240	(20,960,000)	168,557,240
Change in value of Class A Ordinary Shares subject to possible redemption	(10,770)	(100,000)	(110,770)
Initial classification of warrant liability	$—	$20,960,000	$20,960,000

Statement of Cash Flows for the period from July 31, 2020 (inception) through December 31, 2020 (audited)	As Reported	Restatement	As Restated
Net loss	$(1,002,669)	$(3,858,521)	$(4,861,190)
Transaction costs allocable to warrant liabilities	$—	$(768,391)	$(768,391)
Change in fair value of warrant liabilities	—	(3,090,130)	(3,090,130)
Initial classification of Class A Ordinary Shares subject to possible redemption	196,631,240	(21,748,230)	174,883,010
Change in value of Class A Ordinary Shares subject to possible redemption	(996,060)	(764,840)	(1,760,900)
Initial classification of warrant liability	$—	$20,960,000	$20,960,000

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s consolidated financial statements for the year ended December 31, 2020 (collectively, the “Affected Period”), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed consolidated financial statements for such periods. The restated consolidated financial statements are indicated as “Restated” in the audited consolidated financial statements and

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2020.

Investments held in Trust Account

The Company’s portfolio of investments held in trust is comprised solely of U.S. Treasury money market funds, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments are included in interest earned on marketable securities held in Trust Account in the accompanying consolidated statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, 17,312,211 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s consolidated balance sheet.

Warrant Liability (Restated)

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations. The fair value of the public warrants were initially estimated using the Option Pricing

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

Method with subsequent remeasurements utilizing the trading stock price, whereas the private warrants were estimated using a Option Pricing Method approach for all periods (see Note 10).

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $11,906,606 were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 10,368,601 warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the 6,147,440 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Option Pricing simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Black Scholes simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Loss Per Ordinary Share (Restated)

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per share is computed by dividing net income (loss) by the weighted average

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 16,516,041 shares of Class A ordinary shares in the aggregate.

The Company’s consolidated statement of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account of $4,193 for the period from July 31, 2020 (inception) through December 31, 2020 by the weighted average number of Class A redeemable ordinary shares outstanding for the period. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares of $4,193 by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

For the Period from July 31, 2020 (inception) Through December 31, 2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$4,193

Redeemable Net Earnings	$4,193
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	20,737,202
Net Income Per Share/Basic and Diluted Redeemable Class A Ordinary Shares	$—

Non-Redeemable Class B Ordinary Shares
Numerator: Net Income (Loss) minus Redeemable Net Earnings
Net Income (Loss)	$(4,861,190)
Redeemable Net Earnings	$(4,193)

Non-Redeemable Net Loss	$(4,865,383)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	5,184,300
Net Loss Per Share/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(0.94)

As of December 31, 2020, The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 16,000,000 shares of Class A common stock

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

in the calculation of diluted loss per share, since their inclusion would be antidilutive under the treasury stock method. As a result, diluted loss per common share is the same as basic loss per common share for the period presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities other than the warrant liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s consolidated balance sheet, primarily due to their short-term nature.

Fair Value Measurements (Restated)

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments (Restated)

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 4—INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units, at a purchase price of $10.00 per Unit. In connection with the underwriters’ partial exercise of the over-allotment option on October 1, 2020, the Company sold an additional 737,202 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 9).

NOTE 5—PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,000,000. In connection with the underwriters’ partial exercise of the over-allotment option on October 1, 2020, the Company sold an additional 147,440 Private Placement Warrants, at a purchase price of $1.00 per Private Placement Warrants, for an aggregate purchase price of $147,440. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6—RELATED PARTY TRANSACTIONS

Founder Shares

On August 3, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 5,750,000 Class B ordinary shares (the “Founder Shares”). In September 2020, the Sponsor transferred an aggregate of 60,000 Founder Shares to members of the Company’s board of directors, resulting in the Sponsor holding 5,690,000 Founder Shares. The Founder Shares included an aggregate of up to 750,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 565,700 Founder Shares were forfeited and 184,300 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 5,184,300 Founder Shares outstanding.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note—Related Party

On August 3, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $82,729 was repaid at the closing of the Initial Public Offering on September 25, 2020.

Administrative Services Agreement

Commencing on September 25, 2020, the Company entered into an agreement to pay the Sponsor up to $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. As of December 31, 2020, $30,000 were earned and remained unpaid in the accrued expenses line item on the consolidated balance sheet.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors will loan, and have the means to provide the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

NOTE 7—COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration and Shareholders Rights

Pursuant to a registration rights agreement entered into on September 22, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) are entitled to registration rights requiring the Company to register a sale of any of its securities held by them. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $7,258,021 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8—SHAREHOLDERS’ EQUITY

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 3,424,991 Class A ordinary shares issued and outstanding, excluding 17,312,211 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 5,184,300 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the appointment of directors prior to the Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law and except that in a vote to continue the Company in a jurisdiction outside the Cayman Islands, holders of Class B ordinary shares will have ten votes per share and holders of Class A ordinary shares will have one vote per share.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

NOTE 9—WARRANTS

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

(a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the reported closing price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10—FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2020, assets held in the Trust Account were comprised of $207,376,213 in money market funds which are invested primarily in U.S. Treasury Securities. During the year ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Investments held in Trust Account—U.S. Treasury Securities Money Market Fund	1	$207,376,213
Liabilities:
Warrant Liability—Public Warrants	1	$11,509,147
Warrant Liability—Private Placement Warrants	3	$11,003,918

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheet. The warrant liabilities are measured at fair value at inception and on a

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on September 25, 2020, the date of the Company’s Initial Public Offering, using an Option Pricing Method for the Public Warrants and a Black-Scholes Model for the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-fourth of one Public Warrant), and (ii) the sale of Private Placement Warrants, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption, Class A ordinary shares and Class B ordinary shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The key inputs into the Option Pricing Method for the Public Warrants were as follows at initial measurement:

Input	September 25, 2020 (Initial Measurement)	September 30, 2020
Risk-free interest rate	0.26%	0.28%
Trading days per year	252	252
Expected volatility	24.0%	24.0%
Exercise price	$11.50	$11.50
Stock Price	$9.36	$9.36

The key inputs into the Black-Scholes Model for the Private Placement Warrants were as follows at initial measurement:

Input	September 25, 2020 (Initial Measurement)	September 30, 2020	December 31, 2020
Risk-free interest rate	0.12%	0.42%	0.36%
Trading days per year	252	252	252
Expected volatility	24.0%	24.0%	25.0%
Exercise price	$11.50	$11.50	$11.50
Stock Price	$9.36	$9.36	$10.08

On September 25, 2020, the Private Placement Warrants and Public Warrants were determined to be $1.36 and $1.28 per warrant, respectively, for aggregate values of $8.2 million and $12.8 million, respectively.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.

As of December 31, 2020, the aggregate values of the Private Placement Warrants and Public Warrants were $11.0 million and $11.5 million, respectively.

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of September 25, 2020	$—	$—	$—
Initial measurement on September 25, 2020 (IPO)	8,160,000	12,800,000	20,960,000
Change in valuation inputs or other assumptions	—	100,000	100,000

Fair value as of September 30, 2020	8,160,000	12,800,000	21,060,000
Measurement on October 1, 2020 (Over-Allotment)	200,518	475,495	676,013
Change in valuation inputs or other assumptions	2,643,400	(1,866,348)	777,052

Fair value as of December 31, 2020	$11,003,918	$11,509,147	$22,513,065

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $13,275,495 during the period from September 25, 2020 through December 31, 2020.

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

NOTE 11—SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements, with the exception of the following matters:

Merger Agreement

On January 11, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Pylon Merger Company LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Company (“Merger Sub”), and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt”), a transformative digital asset marketplace launched in 2018 by Intercontinental Exchange, Inc. (“ICE”) and a group of investors and strategic partners.

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Proposed Transaction”): (i) at the closing of the transactions contemplated by the Merger Agreement, Merger Sub will merge (the “Merger”) with and into Bakkt, the separate corporate existence

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(RESTATED)

DECEMBER 31, 2020

of Merger Sub will cease and Bakkt will be the surviving limited liability company, to be renamed Bakkt Opco Holdings, LLC (“Bakkt Opco”); (ii) immediately prior to the closing of the PIPE Investment and the effective time of the Merger, the Company will be renamed “Bakkt Holdings, Inc.” (referred to hereinafter as “Bakkt Pubco”); and (iii) as a result of the Merger, the aggregate consideration to be received in respect of the Merger by all of the Bakkt interest holders will be an aggregate of 208,200,000 common units of Bakkt Opco (“Bakkt Opco Units”) and 208,200,000 shares of class V common stock of Bakkt PubCo, which will be non-economic, voting shares of Bakkt Pubco.

Subscription Agreements

On January 11, 2021, concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors” which include certain existing equityholders of the Company and Bakkt), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 32,500,000 Bakkt Pubco Class A Shares for an aggregate purchase price equal to $325,000,000 (the “PIPE Investment”). The PIPE Investment will be consummated immediately prior to the closing of the Merger Agreement. The Subscription Agreements provide for certain customary registration rights for the PIPE Investors. The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties to such Subscription Agreement; and (c) December 31, 2021.

VPC IMPACT ACQUISITION HOLDINGS

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)	(As Restated) (Audited)
ASSETS
Current assets
Cash	$1,001,772	$1,177,678
Prepaid expenses	239,773	234,959

Total Current Assets	1,241,545	1,412,637

Cash and marketable securities held in Trust Account	207,385,917	207,376,213

TOTAL ASSETS	$208,627,462	$208,788,850

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current Liabilities
Accounts payable and accrued expenses	$3,113,505	$893,415
Accrued offering costs	—	2,230

Total Current Liabilities	3,113,505	895,645

Warrant liabilities	53,805,433	22,513,065
Deferred underwriting fee payable	7,258,021	7,258,021

Total Liabilities	64,176,959	30,666,731

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 13,945,050 and 17,312,211 shares at $10.00 per share as of March 31, 2021 and December 31, 2020, respectively	139,450,500	173,122,110

Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 6,792,152 and 3,424,991 shares issued and outstanding (excluding 13,945,050 and 17,312,211 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	679	343
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,184,300 and 5,184,300 shares issued and outstanding at March 31, 2021 and December 31, 2020	518	518
Additional paid-in capital	43,531,612	9,860,338
Accumulated deficit	(38,532,806)	(4,861,190)

Total Shareholders’ Equity	5,000,003	5,000,009

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$208,627,462	$208,788,850

The accompanying notes are an integral part of these condensed consolidated financial statements.

VPC IMPACT ACQUISITION HOLDINGS

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(Unaudited)

Formation and operational costs	$2,393,428

Loss from operations	(2,393,428)
Other expense:
Other income	4,476
Interest earned on marketable securities held in Trust Account	9,704
Change in fair value of warrant liabilities	(31,292,368)

Other expense, net	(31,278,188)

Net Loss	$(33,671,616)

Weighted average shares outstanding of Class A redeemable ordinary shares	20,737,202

Basic and diluted net income per share, Class A	$0.00

Weighted average shares outstanding of Class B non-redeemable ordinary shares	5,184,300

Basic and diluted net loss per share, Class B	$(6.50)

The accompanying notes are an integral part of these condensed consolidated financial statements.

VPC IMPACT ACQUISITION HOLDINGS

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(Unaudited)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	3,424,991	$343	5,184,300	$518	$9,860,338	$(4,861,190)	$5,000,009
Change in value of Class A Ordinary Shares subject to possible redemption	3,367,161	336	—	—	33,671,274	—	33,671,610
Net loss	—	—	—	—	—	(33,671,616)	(33,671,616)

Balance – March 31, 2021	6,792,152	$679	5,184,300	$518	$43,531,612	$(38,532,806)	$5,000,003

The accompanying notes are an integral part of these condensed consolidated financial statements.

VPC IMPACT ACQUISITION HOLDINGS

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(33,671,616)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(9,704)
Change in fair value of warrant liability	31,292,368
Changes in operating assets and liabilities:
Prepaid expenses	(4,814)
Accounts payable and accrued expenses	2,217,860

Net cash used in operating activities	(175,906)
Net Change in Cash	(175,906)
Cash – Beginning of period	1,177,678

Cash – End of period	$1,001,772

Non-Cash investing and financing activities:

Change in value of Class A ordinary shares subject to possible redemption	$(33,671,610)

The accompanying notes are an integral part of these condensed consolidated financial statements.

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

NOTE 1—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

VPC Impact Acquisition Holdings (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 31, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from July 31, 2020 (inception) through March 31, 2021 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 22, 2020. On September 25, 2020 the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), generating gross proceeds of $200,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to VPC Impact Acquisition Holdings Sponsor, LLC (the “Sponsor”), generating gross proceeds of $6,000,000, which is described in Note 4.

On September 29, 2020, the underwriters notified the Company of their intention to partially exercise their over-allotment option on October 1, 2020. As such, on October 1, 2020, the Company consummated the sale of an additional 737,202 Units, at $10.00 per Unit, and the sale of an additional 147,440 Private Placement Warrants, at $1.00 per Private Warrant, generating total gross proceeds of $7,519,460.

Transaction costs charged to equity amounted to $11,906,606, consisting of $4,147,440 of underwriting fees, $7,258,021 of deferred underwriting fees and $501,145 of other offering costs.

Following the closing of the Initial Public Offering on September 25, 2020 and the partial exercise of the underwriter’s over-allotment on October 1, 2020, an amount of $207,372,020 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

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or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until September 25, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The

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Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of March 31, 2021, the Company had approximately $1.0 million in its operating bank accounts and working capital deficit of approximately $1.9 million.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through a contribution of $25,000 from Sponsor to cover for certain formation and offering costs in exchange for the issuance of the Founder Shares, the loan of up to $300,000 from the Sponsor pursuant to the Note (see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Note was repaid on September 25, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of March 31, 2021, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A as filed with the SEC on May 21, 2021. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the period ending December 31, 2021 or for any future interim periods.

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MARCH 31, 2021

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Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

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Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

Investments held in Trust Account

The Company’s portfolio of investments held in trust is comprised solely of investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments are included in interest earned on marketable securities held in Trust Account in the accompanying condensed consolidated statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Black-Scholes Option Pricing Model (see Note 9).

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed consolidated balance sheets.

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MARCH 31, 2021

(Unaudited)

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $11,906,606, of which $11,138,216 were charged to shareholders’ equity upon the completion of the Initial Public Offering and $768,391 were expensed to the condensed consolidated statement of operations.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2021 and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 16,516,041 shares of Class A ordinary shares in the aggregate.

The Company’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account of $9,704 for the three months ended March 31, 2021 by the weighted average number of Class A redeemable ordinary shares outstanding for the period. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares of $9,704 by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

Three Months Ended March 31 2021
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$9,704
Redeemable Net Earnings	$9,704
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	20,737,202
Basic and diluted earnings per share – Redeemable Class A Ordinary Shares	$0.00

Non-Redeemable Class B Ordinary Shares
Numerator: Net Income (Loss) minus Redeemable Net Earnings
Net Income (Loss)	$(33,671,616)
Redeemable Net Earnings	(9,704)

Non-Redeemable Net Loss	$(33,681,320)

Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	5,184,300
Basic and diluted earnings (loss) per share – Non-Redeemable Class B Ordinary Shares	$(6.50)

As of March 31, 2021, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the Company’s ordinary shareholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s condensed consolidated balance sheets, primarily due to their short-term nature, with the exception of the warrant liabilities (see Note 9).

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

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MARCH 31, 2021

(Unaudited)

NOTE 3—INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units, at a purchase price of $10.00 per Unit. In connection with the underwriters’ partial exercise of the over-allotment option on October 1, 2020, the Company sold an additional 737,202 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).

NOTE 4—PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,000,000. In connection with the underwriters’ partial exercise of the over-allotment option on October 1, 2020, the Company sold an additional 147,440 Private Placement Warrants, at a purchase price of $1.00 per Private Placement Warrants, for an aggregate purchase price of $147,440. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5—RELATED PARTY TRANSACTIONS

Founder Shares

On August 3, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 5,750,000 Class B ordinary shares (the “Founder Shares”). In September 2020, the Sponsor transferred an aggregate of 60,000 Founder Shares to members of the Company’s board of directors, resulting in the Sponsor holding 5,690,000 Founder Shares. The Founder Shares included an aggregate of up to 750,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 565,700 Founder Shares were forfeited and 184,300 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 5,184,300 Founder Shares outstanding at October 1, 2020.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

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Administrative Services Agreement

Commencing on September 25, 2020, the Company entered into an agreement to pay the Sponsor up to $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2021, the Company incurred and paid $30,000 in fees for these services. As of March 31, 2021 and December 31, 2020, $60,000 and $30,000 remained unpaid in the accrued expenses line item on the balance sheets, respectively.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of March 31, 2021, the Company had no outstanding borrowings under the Working Capital Loans.

NOTE 6—COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration and Shareholders Rights

Pursuant to a registration rights agreement entered into on September 22, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) are entitled to registration rights requiring the Company to register a sale of any of its securities held by them. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $7,258,021 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

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Merger Agreement

On January 11, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Pylon Merger Company LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt”), a transformative digital asset marketplace launched in 2018 by Intercontinental Exchange, Inc. (“ICE”) and a group of investors and strategic partners.

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Proposed Transaction”): (i) at the closing of the transactions contemplated by the Merger Agreement, Merger Sub will merge (the “Merger”) with and into Bakkt, the separate corporate existence of Merger Sub will cease and Bakkt will be the surviving limited liability company, to be renamed Bakkt Opco Holdings, LLC (“Bakkt Opco”); (ii) immediately prior to the closing of the PIPE Investment and the effective time of the Merger, the Company will be renamed “Bakkt Holdings, Inc.” (referred to hereinafter as “Bakkt Pubco”); and (iii) as a result of the Merger, the aggregate consideration to be received in respect of the Merger by all of the Bakkt interest holders will be an aggregate of 208,200,000 common units of Bakkt Opco (“Bakkt Opco Units”) and 208,200,000 shares of class V common stock of Bakkt PubCo, which will be non-economic, voting shares of Bakkt Pubco.

Subscription Agreements

On January 11, 2021, concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors” which include certain existing equityholders of the Company and Bakkt), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 32,500,000 Bakkt Pubco Class A Shares for an aggregate purchase price equal to $325,000,000 (the “PIPE Investment”). The PIPE Investment will be consummated immediately prior to the closing of the Merger Agreement. The Subscription Agreements provide for certain customary registration rights for the PIPE Investors. The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties to such Subscription Agreement; and (c) December 31, 2021.

NOTE 7 — SHAREHOLDERS’ EQUITY

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of March 31, 2021 and December 31, 2020, there were 6,792,152 and 3,424,991 Class A ordinary shares issued and outstanding, excluding 13,945,050 and 17,312,211 Class A ordinary shares subject to possible redemption, respectively.

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MARCH 31, 2021

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Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. As of March 31, 2021 and December 31, 2020, there were 5,184,300 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the appointment of directors prior to the Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law and except that in a vote to continue the Company in a jurisdiction outside the Cayman Islands, holders of Class B ordinary shares will have ten votes per share and holders of Class A ordinary shares will have one vote per share.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

NOTE 8 — WARRANTS

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption of the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

NOTE 9 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At March 31, 2021 and December 31, 2020, assets held in the Trust Account were comprised of $207,385,917 and $207,376,213 in money market funds which are invested primarily in U.S. Treasury Securities, respectively. Through March 31, 2021, the Company did not withdraw any interest income from the Trust Account.

At March 31, 2021, there were 10,368,601 Public Warrants and 6,147,440 Private Placement Warrants outstanding.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at March 31, 2021 are as follows:

Description	March 31, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and marketable securities held in Trust Account	$207,385,917	$207,385,917	$—	$—

Liabilities:
Warrant Liability – Public Warrants	$30,691,059	$30,691,059	$—	$—

Warrant Liability – Private Placement Warrants	$23,114,374	$—	$—	$23,114,374

VPC IMPACT ACQUISITION HOLDINGS

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the accompanying condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the change in fair value of warrant liabilities in the condensed consolidated statement of operations.

The Private Placement Warrants were valued using a Black-Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The measurement of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value of the Public Warrants as of each relevant date.

The following table presents the quantitative information regarding Level 3 fair value measurements:

	March 31, 2021	December 31, 2020
Stock price	$12.99	$10.08
Exercise price	$11.50	$11.50
Risk-free rate	0.92%	0.36%
Volatility	25.0%	25.0%
Term (in years)	5.0	5.0
Dividend yield	0.0%	0.0%

The following table presents the changes in the fair value of Level 3 warrant liabilities:

Private Placement
Fair value as of January 1, 2021	$11,003,918
Change in fair value	12,110,456

Fair value as of March 31, 2021	$23,114,374

Transfers to and from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three months ended March 31, 2021.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

Bakkt Holdings, LLC

Report of Independent Registered Public Accounting Firm

To the Members and the Board of Managers of Bakkt Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bakkt Holdings, LLC and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, changes in members’ equity and mezzanine equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Atlanta, GA

March 31, 2021

Bakkt Holdings, LLC

Consolidated Balance Sheets

(in thousands, except unit data)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$75,361	$76,634
Restricted cash	16,500	16,500
Customer funds	81	—
Short-term investments	—	1,988
Accounts receivable, net	10,408	—
Other receivables	—	115
Investment in shares of affiliate stock, current	1,823	—
Deposits with clearinghouse affiliate, current	20,200
Other current assets	7,690	4,840

Total current assets	132,063	100,077
Property, equipment and software, net	19,957	11,108
Goodwill	233,429	16,854
Intangible assets, net	62,199	2,092
Deposits with clearinghouse affiliate, noncurrent	15,150	46,352
Investment in shares of affiliate stock	—	1,194
Other assets	5,578	4

Total assets	$468,376	$177,681

Liabilities and Members’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$42,915	$5,955
Customer funds payable	81	—
Deferred revenue, current	4,282	—
Due to affiliates	1,856	9,432
Other current liabilities	1,943	—

Total current liabilities	51,077	15,387
Deferred revenue, noncurrent	4,103	—
Deferred tax liabilities, net	95	104
Other liabilities	3,319	158

Total liabilities	58,594	15,649
Mezzanine equity:
Incentive units (156,000,000 authorized, 103,318,325 unvested units and 85,875,000 unvested units issued and outstanding as of December 31, 2020 and 2019, respectively)	21,452	10,515
Members’ equity:
Class A voting units (413,000,000 units authorized, 400,000,000 units issued and outstanding as of December 31, 2020 and 2019)	2,613	1,916
Class B voting units (212,500,000 units authorized, 182,500,000 units issued and outstanding as of December 31, 2020 and 2019)	182,500	182,500
Class B warrant (see Note 8)	5,426	—
Class C voting units (284,000,000 units authorized, 270,270,270 units and 0 units issued and outstanding as of December 31, 2020 and 2019, respectively)	310,104	—
Accumulated other comprehensive income	191	—
Accumulated deficit	(112,504)	(32,899)

Total members’ equity	388,330	151,517

Total liabilities and members’ equity	$468,376	$177,681

The accompanying notes are an integral part of these consolidated financial statements.

Bakkt Holdings, LLC

Consolidated Statements of Operations and Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2020	2019
Revenues:
Net revenues	$28,495	$(881)
Other	—	17

Total revenues	28,495	(864)

Operating expenses:
Compensation and benefits	43,141	23,237
Professional services	5,751	4,150
Technology and communication	9,741	4,256
Selling, general and administrative	8,219	2,617
Acquisition-related expenses	13,372	731
Depreciation and amortization	8,159	324
Affiliate expenses	3,082	500
Impairment of long-lived assets	15,292	—
Other operating expenses	857	—

Total operating expenses	107,614	35,815

Operating loss	(79,119)	(36,679)
Interest income, net	123	3,280
Other income (expense), net	(218)	224

Loss before income taxes	(79,214)	(33,175)
Income tax (expense) benefit	(391)	199

Net loss	$(79,605)	$(32,976)

Currency translation adjustment, net of tax	191	—

Comprehensive loss	$(79,414)	$(32,976)

The accompanying notes are an integral part of these consolidated financial statements.

Bakkt Holdings, LLC

Consolidated Statements of Changes in Members’ Equity and Mezzanine Equity

(in thousands, except unit data)

	Class A Voting Units		Class B Voting Units		Class B Warrant		Class C Voting Units		Accumulated Deficit	Accumulated Other Comprehensive Income	Total Members’ Equity	Incentive Units		Total Mezzanine Equity
	Units	$	Units	$	Warrants	$	Units	$				Units	$
Balance as of December 31, 2018	400,000,000	$—	182,500,000	$182,500	—	$—	—	$—	$77	$—	$182,577	—	$—	$—
Issuance of Class A voting units in exchange of capital contribution (see Note 8)	—	1,916	—	—	—	—	—	—	—	—	1,916	—	—	—
Unit-based compensation expense for incentive units (see Note 9)	—	—	—	—	—	—	—	—	—	—	—	—	10,515	10,515
Net loss	—	—	—	—	—	—	—	—	(32,976)	—	(32,976)	—	—	—

Balance as of December 31, 2019	400,000,000	1,916	182,500,000	182,500	—	—	—	—	(32,899)	—	151,517	—	10,515	10,515
Issuance of Class A voting units in exchange of capital contribution (see Note 8)	—	697	—	—	—	—	—	—	—	—	697	—	—	—
Issuance of Class B warrant (Note 8)	—	—	—	—	—	5,426	—	—	—	—	5,426	—	—	—
Unit-based compensation expense for incentive units (see Note 9)	—	—	—	—	—	—	—	—	—	—	—	—	10,937	10,937
Issuance of Class C voting units	—	—	—	—	—	—	270,270,270	300,000	—	—	300,000	—	—	—
Pushdown accounting for deferred income tax liabilities resulting from Bridge2 Solutions acquisition (see Note 4)	—	—	—	—	—	—	—	10,104	—	—	10,104	—	—	—
Currency translation adjustment, net of tax	—	—	—	—	—	—	—	—	—	191	191	—	—	—
Net loss	—	—	—	—	—	—	—	—	(79,605)		(79,605)	—	—	—

Balance as of December 31, 2020	400,000,000	$2,613	182,500,000	182,500	—	$5,426	270,270,270	$310,104	$(112,504)	$191	$388,330	—	$21,452	$21,452

The accompanying notes are an integral part of these consolidated financial statements.

Bakkt Holdings, LLC

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(79,605)	$(32,976)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,973	324
Non-cash lease expense	1,388	—
Unit-based compensation expense (see Note 9)	11,649	10,673
Recognition of affiliate capital contribution (see Note 7)	697	188
Amortization of Class B warrant asset (see Note 8)	388	—
Deferred income taxes	(354)	(114)
Impairment of long-lived assets	15,292	—
Acquisition-related expenses paid by affiliate (see Note 7)	1,378	—
Unrealized gain on investment in shares of affiliate stock (see Note 7)	(628)	—
Other	117	—
Changes in operating assets and liabilities:
Accounts receivable	(264)	—
Other receivables	115	(115)
Deposits with clearinghouse affiliate	11,002	(39,007)
Accounts payable and accrued liabilities	16,076	5,863
Due to affiliates	(7,927)	9,432
Deferred revenues	(4,331)	—
Operating lease liabilities	(1,192)	—
Customer funds payable	81	—
Other assets and liabilities	(2,795)	(2,764)

Net cash used in operating activities	(30,940)	(48,496)

Cash flows from investing activities:
Capitalized internal-use software development costs and other capital expenditures	(20,569)	(9,181)
Purchases of short-term investments	—	(1,988)
Proceeds from maturities of short-term investments	1,988	—
Acquisitions, net of cash acquired	—	(29,778)
Cash acquired through non-cash business combination	10,652	—

Net cash proceeds used in investing activities	(7,929)	(40,947)

Cash flows from financing activities:
Payment of finance lease liability	(313)	—
Proceeds from issuance of Class C voting units (see Note 7)	37,800	—

Net cash provided by financing activities	37,487	—

Effect of exchange rate changes on cash, cash equivalents and restricted cash	191	—

Net decrease in cash, cash equivalents, restricted cash and customer funds	(1,191)	(89,443)
Cash, cash equivalents, restricted cash and customer funds at the beginning of the year	93,134	182,577

Cash, cash equivalents, restricted cash and customer funds at the end of the year	$91,943	$93,134

	Year Ended December 31,
	2020	2019
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$—
Supplemental disclosure of non-cash investing and financing activity:
Issuance of Class A voting units in exchange of capital contribution (see Note 8)	$697	$1,916
Capitalized internal-use software development costs and other capital expenditures included in accounts payable and accrued liabilities	$1,564	$550
Issuance of Class B warrant	$5,426	—
Non-cash contribution of Bridge2 Holdings by affiliate (see Note 7)	$260,811	$—
Reconciliation of cash, cash equivalents, restricted cash and customer funds to consolidated balance sheets
Cash and cash equivalents	$75,361	$76,634
Restricted cash	16,500	16,500
Customer funds	82	—

Total cash, cash equivalents, restricted cash and customer funds	$91,943	$93,134

The accompanying notes are an integral part of these consolidated financial statements.

Bakkt Holdings, LLC

Notes to Consolidated Financial Statements

1.	Description of Business

Bakkt Holdings, LLC (“Bakkt”, “the Company”) and Bakkt, LLC, a wholly owned subsidiary of Bakkt, were formed on July 31, 2018 and entered into a limited liability company agreement with its members on August 2, 2018. On December 19, 2018, Bakkt entered into an amended and restated limited liability company agreement and issued Class A and Class B voting units on this date. On February 28, 2020, Bakkt entered into a second amended and restated limited liability company agreement and issued Class C voting units on March 12, 2020. Bakkt is an indirect majority-owned subsidiary of Intercontinental Exchange Holdings, Inc. (“ICE”). Class A voting units are held by ICE and Class B and Class C voting units are held by ICE and minority investors.

Bakkt owns entities formed during the year ended December 31, 2019, including Bakkt Trust Company LLC (“Bakkt Trust”), and Bakkt Marketplace, LLC (“Bakkt Marketplace”). Bakkt also owns entities that were acquired during the year ended December 31, 2019, including DACC Technologies, Inc., Digital Asset Custody Company, Inc. (collectively with DACC Technologies, Inc., “DACC”), and Bakkt Clearing, LLC (“Bakkt Clearing”), formerly known as Rosenthal Collins Group, L.L.C (see Note 4). Bakkt also acquired Bridge2 Solutions, LLC and certain of its affiliated companies (collectively, (“Bridge2 Solutions”) during the year ended December 31, 2020 (see Note 4). All subsidiaries of the Company, other than DACC and two foreign legal entities acquired as part of the Bridge2 Solutions acquisition, are structured as limited liability companies.

Bakkt Trust is a New York limited-purpose trust company that is chartered by and subject to the supervision and oversight of the New York Department of Financial Services (“NYSDFS”). In September 2019, Bakkt Trust, along with ICE Futures U.S., Inc. (“IFUS”) and ICE Clear US, Inc. (“ICUS”), both of which are wholly-owned subsidiaries of ICE, brought to market an institutional-grade, regulated infrastructure for trading, clearing, and custody services for bitcoin. Bakkt Trust acts as a qualified custodian for bitcoin, which enables Bakkt Trust to offer end-to-end regulated, physically-delivered bitcoin futures and options contracts to financial institutions and market makers. In addition, Bakkt Trust has been approved by the NYSDFS to, and does, offer non-trading-related, standalone custody of bitcoin to institutions and certain high net worth individuals in cryptoassets, subject to NYSDFS regulatory oversight.

Bakkt Marketplace has created an integrated platform that enables consumers and enterprises to transact in digital assets. Bakkt Marketplace users have a digital wallet that enables them to purchase, sell, convert, and or spend digital assets. Users can also use their digital wallet to spend fiat currency with various retailers and convert loyalty and rewards points into fiat currency. Bakkt Marketplace has received money transmitter licenses from all states throughout the U.S. where such licenses are required, has obtained a New York State virtual currency license, and is registered as a money services business with the Financial Crimes Enforcement Network of the United States Department of the Treasury. Bakkt Trust’s custody solution provides support to Bakkt Marketplace with respect to bitcoin functionality within the consumer app.

Bakkt Clearing is registered as a futures commission merchant (“FCM”) with the Commodity Futures Trading Commission (“CFTC”) and a member of the National Futures Association (“NFA”).

Founded in 2006, Bridge2 Solutions is a leading software as a service provider, which connects loyalty programs to leading commerce partners allowing consumers to redeem a spectrum of loyalty currencies for merchandise, services and gift cards. The Bridge2 Solutions platform is cloud-based and delivered through major web browsers and mobile devices.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements are prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and include the accounts of Bakkt Holdings, LLC and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on various judgments that it believes to be reasonable under the circumstances. The significant estimates and assumptions that affect the Company’s consolidated financial statements may include, but are not limited to, estimates related to income tax valuation allowances, useful lives of intangible assets and property, equipment and software, fair value of financial assets and liabilities, determining provision for doubtful accounts, valuation of acquired tangible and intangible assets, the impairment of intangible assets and goodwill, and fair market value of voting units, preferred incentive units, common incentive units and participation units. Actual results and outcomes may differ from management’s estimates and assumptions and such differences may be material to the consolidated financial statements.

COVID-19 Impacts

In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. The COVID-19 pandemic has adversely affected global economic activity and contributed to significant declines and volatility in financial markets.

Bakkt operates in geographic locations that have been impacted by COVID-19 and that are subject to various mandated public health ordinances, which have impacted the business operations of Bakkt and its customers. The COVID-19 pandemic has had an impact on Bakkt’s business through December 31, 2020, primarily in that it has (i) decreased revenue from our loyalty and travel businesses, and (ii) impacted our ability to expand out relationships with existing loyalty partners, and to conclude relationships with new loyalty partners, whose businesses similarly have been adversely addected by the pandemic. A continuation of the pandemic could have a contined material adverse impact on economic and market conditions.

As of the date of issuance of these consolidated financial statements, we are not aware of any specific event or circumstance related to COVID that would require us to update our estimates or judgments or adjust the carrying value of our assets or liabilities. As events continue to evolve and additional information becomes available, our estimates and assumptions may change materially in future periods.

Segment Information

The Company operates in one operating and reportable segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker, who is the Company’s chief executive officer (“CEO”), in deciding how to allocate resources and assessing performance. Further, all material operations are within the United States. The Company’s chief operating decision maker allocates resources and assesses performance based upon discrete financial information at the consolidated level.

Cash and Cash Equivalents and Restricted Cash

The Company considers all short-term, highly liquid investments with original maturities at the purchase date of three months or less to be cash equivalents. Cash equivalents consists of amounts invested in money market funds.

The Company classifies all cash and cash equivalents that are not available for immediate or general business use as restricted in the accompanying consolidated balance sheets. The restricted cash includes amounts set aside due to regulatory requirements (see Note 10).

F-55

Customer Funds and Customer Funds Payable

Customer funds represents fiat currency deposited by customers in their digital wallet. In accordance with state money transmitter laws, the Company may invest customer cash deposits in certain permissible investments. As of December 31, 2020, the Company has not made any such investments. The Company classifies the assets as current based on their purpose and records a corresponding liability for customer cash deposits as customer funds payable.

Translation of Foreign Currencies and Foreign Currency Transactions

The Company’s foreign subsidiaries’ respective local currencies are their functional currencies. The assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenue and expenses are translated into U.S. dollars using average monthly exchange rates. Translation adjustments are included in “Accumulated other comprehensive income” in the accompanying consolidated balance sheets and reflected as “Currency translation adjustment, net of tax” in the accompanying consolidated statements of operations and comprehensive loss.

Transactions denominated in currencies other than the functional currency are remeasured based on the exchange rates at the time of the transaction. Monetary assets and liabilities are subject to translation at the exchange rate in effect at the balance sheet date, with subsequent changes in exchange rates resulting in transaction gains or losses, which are included in “Other income (expense), net” in the accompanying consolidated statements of operations and comprehensive loss. Non-monetary assets and liabilities are translated at historical rates and revenue and expenses are translated at average exchange rates in effect during each reporting period.

Accounts Receivable and Allowance for Doubtful Accounts

The Company classifies its rights to consideration in exchange for transferring services or goods as accounts receivables. Accounts receivable are rights to consideration that are unconditional (i.e., only the passage of time is required before payment is due). “Accounts receivable, net” on the accompanying consolidated balance sheets includes billed and ASC 606 contract assets (i.e., unbilled receivables), net of an estimated allowance for doubtful accounts. We calculate our allowance using the current expected credit loss model in ASC 326, Financial Instruments – Credit Losses. This allowance is based upon historical loss patterns, the number of days that billings are past due, an evaluation of the potential risk of loss associated with delinquent accounts and incorporates the use of forward-looking information over the contractual term of our accounts receivable. Receivables are written-off and charged against its recorded allowance when the Company has exhausted collection efforts without success. The Company estimated the allowance for doubtful accounts to be $150,000 and $0 at December 31, 2020 and 2019, respectively. There were no write-offs of receivables during the years ended December 31, 2020 and 2019, respectively.

Property, Equipment and Software, Net

Property, equipment and software are stated at cost, less accumulated depreciation and amortization.

The Company capitalizes costs related to software it develops or obtains for internal use and such costs are included in “Property, equipment and software, net” on the accompanying consolidated balance sheets. Software development costs incurred during the preliminary or maintenance project stages are expensed as incurred, and costs incurred during the application development stage are capitalized and are amortized over the useful life of the software.

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Depreciation and amortization are computed using the straight-line method over the following estimated useful lives of assets:

Estimated Useful Life
Internal use software	3-7 years
Purchased software	3 years
Assets under finance lease	2-5 years
Office, furniture and equipment	7-10 years
Leasehold improvements	7 years
Other computer and network equipment	3 years

Impairment of Long-Lived Assets

The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The Company also evaluates the period of depreciation and amortization of long-lived assets to determine whether events or circumstances warrant revised estimates of useful lives. When indicators of impairment are present, the Company determines the recoverability of its long-lived assets by comparing the carrying value of its long-lived assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the estimated future undiscounted cash flows demonstrate the long-lived assets are not recoverable, an impairment loss would be calculated based on the excess of the carrying amounts of the long-lived assets over their fair value. The Company recorded impairment charges of $15,292,000 related to long-lived assets during the year ended December 31, 2020 (see Note 6).

Leases

Under ASC 842, a contract is or contains a lease when, (1) explicitly or implicitly identified assets have been identified in the contract and (2) the customer obtains substantially all of the economic benefits from the use of that underlying asset and directs how and for what purpose the asset is used during the term of the contract. The Company determines if an arrangement is a lease at inception of the contract. For all leases (finance and operating leases), the Company recognizes as of the lease commencement date on the balance sheet a liability for its obligation related to the lease and a corresponding asset representing our right to use the underlying asset over the period of use. Leases with an initial term of 12 months or less meet the definition of a short-term lease which, as an accounting policy election, are not recorded on the balance sheet; and the lease expense for these leases is recognized on a straight-line basis over the lease term.

The lease liability for each lease is recognized as the present value of the lease payments not yet paid at the commencement date of the lease. The right-of-use asset (“ROU asset”) for each lease is recorded at the amount equal to the initial measurement of lease liability, adjusted for balances of prepaid rent, lease incentives received and initial direct costs incurred.

When determining lease term, the Company considers renewal options that it is reasonably certain to exercise and termination options that the Company is reasonably certain not to exercise, in addition to the non-cancellable period of the lease.

For operating leases, expense is generally recognized on a straight-line basis over the lease term, and is recorded within “Selling, general and administrative” in the accompanying consolidated statements of operations and comprehensive loss. For finance leases, interest on lease liability is recognized using the effective interest method, while the right-of-use asset is amortized on a straight-line basis, from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. Interest on lease liability

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is recorded within “Interest income, net”, and amortization of right-of-use assets is recorded within “Depreciation and amortization” in the accompanying consolidated statements of operations and comprehensive loss.

Business Combinations

The Company accounts for its business combinations using the acquisition accounting method, which requires it to determine the fair value of identifiable assets acquired and liabilities assumed, including any contingent consideration, to properly allocate the purchase price to the individual assets acquired and liabilities assumed and record any residual purchase price as goodwill in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. The Company identifies and attributes fair values and estimated lives to the intangible assets acquired and allocates the total cost of an acquisition to the underlying net assets based on their respective estimated fair values. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and involves the use of significant estimates, including projections of future cash inflows and outflows, discount rates and asset lives. These determinations will affect the amount of amortization expense recognized in future periods. The Company bases its fair value estimates on assumptions it believes are reasonable but recognizes that the assumptions are inherently uncertain.

For business combinations effected through a common control transaction, the Company measures the recognized net assets of the acquiree at the carrying amounts of the net assets previously recognized by the Company’s related party. The Company reflects the operations of entities acquired through a common control transaction in its financial statements as of the first date in the reporting period or as of the date that the entity was acquired by the Company’s related party, as applicable.

If the initial accounting for the business combination has not been completed by the end of the reporting period in which the business combination occurs, provisional amounts are reported to present information about facts and circumstances that existed as of the acquisition date. Once the measurement period ends, which in no case extends beyond one year from the acquisition date, revisions to the accounting for the business combination are recorded in earnings.

All acquisition-related costs, other than the costs to issue debt or equity securities, are accounted for as expenses in the period in which they are incurred.

Goodwill and Other Intangible Assets

Goodwill and intangible assets that have indefinite useful lives are accounted for in accordance with ASC 350, Intangibles — Goodwill and Other. The Company allocates the cost of an acquired entity to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the acquisition consideration transferred over the fair value of the net assets acquired, including other intangible assets, is recorded as goodwill. Goodwill is tested for impairment at the reporting unit level, and the Company is organized and operates as a single reporting unit. Goodwill and indefinite-lived intangible assets are tested at least annually or more frequently when events or circumstances occur that indicate that it is more likely than not that an impairment has occurred. In assessing goodwill and intangible assets for impairment, the Company first assesses qualitative factors to determine whether it is necessary to perform the quantitative impairment test. In the qualitative assessment, the Company may consider factors such as economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Should the Company conclude that it is more likely than not that the recorded goodwill and intangible assets amounts have been impaired, it would perform the impairment test. An impairment loss is recognized in earnings if the estimated fair value of a reporting unit or indefinite lived intangible asset is less than its carrying amount. Significant judgment is applied when goodwill and intangible assets are assessed for impairment.

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Identifiable intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives and are also reviewed at least annually for impairment or more frequently if conditions exist that indicate that an asset may be impaired.

The Company did not record any impairment charges related to goodwill and intangible assets during the years ended December 31, 2020 and 2019.

Revenue Recognition

We recognize revenue when we transfer promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.

Trading and clearing

All trading and clearing services are provided through the Digital Currency Trading, Clearing, and Warehouse Services Agreement with IFUS and ICUS (the “Triparty Agreement”) which governs the trading, clearing and custody services associated to physically-delivered futures contracts and options contracts (collectively,“PDF Contracts”). Bakkt Trust’s customers for trading and clearing services are PDF Contract customers, for whom Bakkt Trust provides custody services, and IFUS and ICUS, who are related parties. Bakkt Trust introduces PDF Contract customers to IFUS and ICUS for trading and clearing. Bakkt Trust’s PDF Contract customers are generally institutional investors and market makers. PDF Contract customers enter into agreements separately with each of IFUS, ICUS and Bakkt Trust for trading, clearing and custody related services, respectively, with respect to the PDF Contracts and none of those agreements contain cross provisions. Under the Triparty Agreement, we have determined that we are acting as an agent to arrange for trading and clearing services to be provided by IFUS and ICUS to PDF Contract customers because we have concluded Bakkt Trust does not control the trading and clearing services and is not the party primarily responsible for providing trading and clearing services, does not take inventory risk and is not solely responsible for setting prices, because Bakkt Trust does not hold the required regulatory licenses to operate the trading/clearing platforms. The performance obligations related to trading and clearing services performed by IFUS and ICUS consist of trade execution/clearing novation and risk management of open interest and are generally satisfied almost simultaneously when the trade is executed (by IFUS) and cleared (by ICUS), and revenue is recognized at that point in time. Bakkt Trust’s performance obligation in operating as an agent is to introduce PDF Contract customers to IFUS and ICUS for trading and clearing services, respectively. Bakkt Trust does not charge a separate custody fee for PDF Contract customers and does not allocate any transaction price to the custody performance obligation because the contracts are day-to-day contracts and allocating consideration to custody for PDF Contracts would be immaterial. Customers trading PDF Contracts pay a transaction fee for trading and clearing which is collected by ICUS. Per the terms of the Triparty Agreement, IFUS and ICUS pass all trading and clearing transaction fees to Bakkt Trust, net of rebates and liquidity payments. As agent, we recognize revenue, on a monthly basis, for trading and clearing services net of expenses incurred by IFUS and ICUS related to their exchange and clearing services, which is included in “Net revenues” in the accompanying consolidated statements of operations and comprehensive loss. The services IFUS and ICUS provide to Bakkt Trust are in accordance with the Triparty Agreement. IFUS and ICUS absorb the cost of these services; as such, Bakkt Trust recognizes the trading and clearing expenses covered by a related party as an expense (contra-revenue) with a corresponding increase to equity to reflect a capital contribution related to the services provided (see Note 7 and Note 8).

In certain contracts with customers, IFUS offer rebates to support market liquidity and trading volume, which provides qualified PDF Contract customers with a discount to the applicable transaction fee. These rebates represent a form of variable consideration. Because IFUS generally measure and resolve these rebates within the same reporting period, it is generally not necessary for us to estimate these at a given reporting period date. These rebates are included in “Net revenues” in the accompanying consolidated statements of operations and comprehensive loss.

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Revenue from our trading and clearing services is included in “Transaction revenue, net” in the disaggregation of revenue table within Note 3.

Custody

The Company provides a bitcoin custody solution to institutions and certain high net worth individuals, which is generally based on a fixed fee and represents fixed consideration. The Company invoices customers on a quarterly basis. Our performance obligation related to the storage and custody of a customer’s bitcoin represents a stand-ready obligation to provide custody services for digital assets. Bitcoin held in a custodial capacity on behalf of our customers is not included in the Company’s consolidated balance sheet, as the Company does not own that bitcoin. The contract for custodial services may be terminated by the applicable institution or hign net worth individual at any time upon final withdrawal of all digital assets, without incurring a penalty. As a result, we believe our contracts represent a day-to-day contract with each day representing a renewal. These renewals are priced consistently with the original contract and with other similar customers and as such, we do not believe that they represent a material right.

The daily contract consists a single performance obligation to provide custodial services, with the transaction price equal to a pro rata portion (i.e., daily) of the annual custody fee. Bakkt Trust’s performance obligation to provide custodial services meets the criterion to be satisfied over time. Revenue from our custodial services are included in “Net revenues” in the accompanying consolidated statements of operations and comprehensive loss.

Revenue from our custody services is included in “Subscription and services revenue” in the disaggregation of revenue table within Note 3.

Loyalty redemption platform

Through our acquisition of Bridge2 Solutions, we host, operate and maintain a loyalty redemption platform connecting loyalty programs to ecommerce merchants allowing loyalty point holders to redeem a spectrum of loyalty currencies for other digital assets, merchandise and services. Our customer in these arrangements is generally the loyalty program sponsor. Our contracts related to our loyalty redemption platform consist of two performance obligations: (1) access to the Company’s SaaS-based redemption platform and customer support services and (2) facilitation of order fulfillment services. We are the principal related to providing access to our redemption platform. We are acting as the agent to facilitate order fulfillment services on behalf of the loyalty program sponsor. Revenues generated from our loyalty redemption platform are included in “Net revenues” in the accompanying consolidated statements of operations and comprehensive loss and include the following:

•

Platform subscription fees: Monthly fixed fee charged to customers to access the redemption platform and receive customer support services. We recognize revenue for these fees on a straight-line basis over the related contract term as the customer receives benefits evenly throughout the term of the contract. These fees are allocated to our performance obligation to provide access to our redemption platform, and thus are recognized on a gross basis. Revenue from our platform subscription fees is included in “Subscription and services revenue” in the disaggregation of revenue table in Note 3.

•

Transaction fees: Transaction fees are earned for most transactions processed through our platform. These fees are allocated to our performance obligation to provide order placement services on behalf of the loyalty program sponsor, and therefore are recognized net of the related redemption cost. We allocate transaction fees to the period in which the related transaction occurs. Revenue from our transaction fees is included in “Transaction revenue, net” in the disaggregation of revenue table in Note 3.

•

Revenue share fees: We are entitled to revenue share fees in the form of rebates from third-party commerce merchants and other partners which provide services facilitating redemption order fulfillment. We allocate revenue share fees to the period in which the related transaction occurs.

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Revenue from our revenue share fees is included in “Transaction revenue, net” in the disaggregation of revenue table in Note 3.

•

Service fees: We earn fees for certain software development activities associated with the implementation of new customers on our loyalty redemption platform and other development activities if a customer requests that we customize certain features and functionalities for their loyalty program. We recognize service fees as revenue on a straight-line basis, beginning when the internally developed software resulting from such implementation or other development activities are operational in our platform over the longer of the remaining anticipated customer life and 3 years, which represents the estimated useful life of the Company’s internally developed software. Implementation and development service fees are generally billed when the implementation and development activities are performed. The Company recognizes deferred revenue when all such fees are billed. Revenue from our services fees is included in “Subscription and services revenue” in the disaggregation of revenue table in Note 3.

Strategic alliance agreement

In February 2020, the Company entered into a Strategic Alliance Agreement with a strategic partner, who is also a customer of the Company, to develop and operate a mechanism whereby a customer can purchase food and beverage items from the strategic partner using their Bakkt digital wallet.

In conjunction with the Strategic Alliance Agreement, the parties entered into a separate agreement under which Bakkt issued the strategic partner a warrant to purchase 15 million Class B voting units (see Note 8). The Company accounts for the warrant as consideration payable to a customer within the scope of ASC 606, Revenue from Contracts with Customers, which is measured at the fair value on the grant date of the warrant. The Company recognizes the warrant as a reduction to transaction fees on a straight-line basis over 28 months, which represents the time period between the launch date of the services under the Strategic Alliance Agreement, which occurred in November 2020, and the end of the contract term. These reductions to revenue are included in “Net revenues” in the accompanying consolidated statements of operations and comprehensive loss. Refer to Note 8 for additional information related to the warrants.

Transaction fees and the reduction to transaction fees are included in “Transaction revenue, net” in the disaggregation of revenue table in Note 3.

Practical expedients

We have elected the following practical expedients under ASC 606:

•	Exclude sales taxes from the measurement of the transaction price.

•	Not adjust the transaction price for the existence of a significant financing component if the timing difference between a customer’s payment and our performance is one year or less.

•

Not provide disclosures about the transaction price allocated to unsatisfied performance obligations for contracts with a duration of one year or less or when the consideration is variable and allocated entirely to a wholly unsatisfied performance obligation or a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation.

Additionally, we have elected the practical expedient under ASC 340-40 to not capitalize incremental costs to obtain a contract with a customer if the amortization period would have been one year or less.

See Note 3 for additional disclosures related to Bakkt’s recognition of revenue.

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Deferred Revenue

Deferred revenue includes amounts invoiced prior to the Company meeting the criteria for revenue recognition. The Company typically invoices customers for subscription fees in arrears on a monthly basis.

The Company invoices customers for service fees at the time the service is performed, and such fees are recognized as revenue over time as the Company satisfies its performance obligation. The portion of deferred revenue to be recognized in the succeeding twelve-month period is recorded as non-current deferred revenue, and the remaining portion is recorded as current deferred revenue. The Company has determined that these arrangements do not contain a significant financing component, and therefore the transaction price is not adjusted.

The amount of revenue recognized for the year ended December 31, 2020 from the opening deferred revenue balance as of the date of acquisition of Bridge2 Solutions (see Note 4) was $11,005,000. The Company did not have any deferred revenue as of December 31, 2019.

Compensation and Benefits

Compensation and benefits expenses reflect all costs associated with the compensation of the Company’s employees, excluding the accelerated unit-based compensation discussed below in “Acquisition-Related Expenses,” and any contract labor not capitalized. Compensation and benefits primarily consist of salaries and wages, bonuses, contract labor fees, unit-based compensation, payroll taxes and benefits.

Professional Services

Professional services expenses consist of costs associated with audit, tax, legal and other professional services.

Technology and Communication

Technology and communication expenses include costs incurred in operating and maintaining the Company’s platform, including software licenses, software maintenance and support, hosting and infrastructure costs.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of costs associated with advertising, marketing, insurance and rent. Advertising costs are expensed as incurred. Total advertising costs for the years ended December 31, 2020 and 2019 were $4,851,000 and $534,000, respectively.

Acquisition-Related Expenses

We incur incremental costs relating to our completed and potential acquisitions and other strategic opportunities. This includes fees for investment banking advisors, lawyers, accountants, tax advisors and public relations firms, as well as costs associated with other external costs directly related to the proposed or closed transactions. Acquisition-related expenses for the years ended December 31, 2020 and 2019 were $13,372,000 and $731,000, respectively. Acquisition-related expenses for the year ended December 31, 2020 included approximately $9,567,000 of accelerated expense for the Company’s incentive and participation units resulting from the issuance of Class C voting units in connection with the acquisition of Bridge2 Solutions (see Note 9).

Unit-Based Compensation

Share-based payments to employees, which consist of incentive units and phantom units (“participation” units), are measured at fair value on the date of grant and recognized as expense in “Compensation and benefits” in the

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accompanying consolidated statements of operations and comprehensive loss over the requisite service period. Additionally, the Company recognizes variable compensation expense for liability-classified participation units based on changes to the fair value of the awards at each reporting date. The Company elects to account for forfeitures as they occur. See Note 9 for additional disclosures related to unit-based compensation.

Income Taxes

The Company accounts for deferred income taxes related to the federal and state jurisdictions using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for the future tax benefits attributable to the expected utilization of existing tax net operating loss carryforwards and other types of carryforwards. If the future utilization of some portion of deferred taxes is determined to be unlikely, a valuation allowance is provided to reduce the recorded tax benefits from such assets. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In the event interest or penalties are incurred with respect to income tax matters, our policy will be to include such items in income tax expense. We record deferred tax assets and liabilities on a net basis on the consolidated balance sheets. The Company will recognize interest and penalties related to uncertain tax positions in income tax expense.

Fair Value Measurements

The Company accounts for its financial assets and liabilities that are recognized and/or disclosed at fair value on a recurring basis in accordance with ASC 820, Fair Value Measurements and Disclosures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability. ASC 820 establishes a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable and proscribes the following fair value hierarchy in determining fair values:

Level 1 — Quoted prices for identical assets or liabilities in active markets.

Level 2 — Inputs other than quoted prices within Level 1 that are observable either directly or indirectly, including quoted prices in active markets for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data such as interest rates or yield curves.

Level 3 — Unobservable inputs reflecting the Company’s view about the assumptions that market participants would use in measuring the fair value of the assets or liabilities.

Where the fair values of financial assets and liabilities recorded in the consolidated balance sheets cannot be derived from an active market, they are determined using a variety of valuation techniques. These valuation techniques may include a net present value technique, comparison to similar instruments with market observable inputs, options pricing models and other relevant valuation models. Inputs into these models are taken from observable market data whenever possible, but in instances where it is not reasonably feasible, a degree of judgment is required to establish fair values. Nonperformance risk includes, but may not be limited to, the Company or counterparty’s credit and settlement risk. This risk is estimated by the Company using credit spreads and risk premiums that are observable in the market whenever possible, or estimated borrowing costs based on bank quotes.

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Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and cash equivalents, short-term financial investments, and accounts receivables and unbilled accounts receivables. The associated risk of concentration for cash and cash equivalents and restricted cash is mitigated by banking with creditworthy institutions. At certain times, amounts on deposit exceed federal deposit insurance limits. The Company limits its exposure to credit loss by maintaining its cash and cash equivalents in money market funds. The Company has not experienced any losses on its deposits of cash and cash equivalents.

As of December 31, 2020, three customers represented approximately 57% of total accounts receivable. During the year ended December 31, 2019, the Company did not enter into any transactions in which credit was extended to customers.

For the year ended December 31, 2020, two customers represented approximately 65% of total revenue. For the year ended December 31, 2019, no customer represented 10% of more of revenue.

Investments

As of December 31, 2019, short-term investments consisted of investments in U.S. Government securities which matured in May 2020 and were redeemed for cash. During the year ended December 31, 2020, the Company recorded $18,000 of interest income from these securities which is included in “Interest income, net” in the accompanying consolidated statements of operations and comprehensive loss. Management determines the appropriate classification of our investments at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Prior to maturity, the Company classified its investments as available-for-sale pursuant to ASC 320, Investments—Debt and Equity Securities. Investments are recorded at fair value, with realized gains and losses included in “Other income, net” in the accompanying consolidated statements of operations and comprehensive loss on a specific-identification basis. There were no realized or unrealized gains or losses on short-term investments for the years ended December 31, 2020 and 2019.

Bakkt Clearing was required to hold shares of ICE stock for ICUS membership privileges prior to the withdrawal of its ICUS membership on May 20, 2020. These shares were carried at cost basis and evaluated periodically for impairment. Upon withdrawal of its ICUS membership, these shares were remeasured at fair value, resulting in an unrealized gain of $628,000 for the year ended December 31, 2020 which is reflected as “Other income (expense), net” in the accompanying consolidated statements of operations and comprehensive loss (see Note 7).

Investments are classified as current or non-current depending on their maturity dates and when it is expected to be converted into cash.

Recently Adopted Accounting Pronouncements

On January 1, 2019, the Company adopted ASU 2018-07, Compensation-Stock Compensation (Topic 718), or ASU 2018-07. This amendment expands ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees and to supersede the guidance in ASC 505-50 which previously included the accounting for non-employee awards. ASU 2018-07 retains the existing cost attribution guidance, which requires entities to recognize compensation cost for non-employee awards in the same period and in the same manner (i.e., capitalize or expense) as they would have had they paid cash for the goods or services, but it moves the guidance to ASC 718. Adoption of the new standard did not have a material impact on the Company’s consolidated financial statement amounts, and we will no longer adjust such awards to fair market value each reporting period.

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On January 1, 2019, the Company adopted ASU 2016-02, Leases, or ASU 2016-02. This standard requires recognition of both assets and liabilities arising from finance and operating leases, along with additional qualitative and quantitative disclosures. ASU 2016-02 requires lessees to recognize a right-of-use asset representing a right to use the underlying asset over the lease term, and a corresponding lease liability on the balance sheet. Adoption of the new standard did not have a material impact on the Company’s consolidated financial statement amounts.

On January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments—Measurement of Credit Losses on Financial Instruments, or ASU 2016-13. This standard requires the application of a current expected credit loss, or CECL, impairment model to financial assets measured at amortized cost, including accounts receivable and certain off-balance-sheet credit exposures. The standard also amends the impairment model for available-for-sale debt securities requiring entities to record credit losses through an allowance account. The CECL model requires an entity to estimate its lifetime expected credit loss and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. Adoption of the standard requires more timely recognition of credit losses and credit loss estimates are required to use historical information, current information and reasonable and supportable forecasts of future events. Adoption of the new standard did not have a material impact on the Company’s consolidated financial statement amounts.

On January 1, 2020, the Company adopted ASU 2017-04, Simplifying the Test for Goodwill Impairment, or ASU 2017-04. This standard removes the second step of the goodwill impairment test, which requires a hypothetical purchase price allocation if the fair value of a reporting unit is less than its carrying value. Goodwill impairment will now be measured using the difference between the carrying value and the fair value of the reporting unit, and any loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Adoption of the new standard did not have a material impact on the Company’s consolidated financial statement amounts. The fair value of our reporting unit has been greater than its corresponding carrying value since the Company’s inception. Changes in future projections, market conditions, and other factors may cause a change in the excess of fair value of our reporting unit over its corresponding carrying value. Adoption of the new standard did not have a material impact on the Company’s consolidated financial statement amounts.

On January 1, 2020, the Company adopted ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, or ASU 2018-15. This standard helps entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement by providing guidance for determining when an arrangement includes a software license and is solely a hosted service. Customers will now apply the same criteria for capitalizing implementation costs as they would for a software license arrangement. The guidance also prescribes the balance sheet, income statement, and cash flow classification of the capitalized implementation costs and related amortization expense and requires additional quantitative and qualitative disclosures. Adoption of the new standard did not have a material impact on the Company’s consolidated financial statement amounts.

On January 1, 2020, the Company adopted ASU 2019-12, Simplifying the Accounting for Income Taxes, or ASU 2019-12. This standard eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It clarifies that single-member limited liability companies, and other similar disregarded entities that are not subject to income tax, are not required to recognize an allocation of consolidated income tax expense in their separate financial statements. Further, it simplifies the accounting for franchise taxes, enacted changes in tax laws or rates and transactions that result in a step-up in the tax basis of goodwill. Adoption of the new standard did not have a material impact on the Company’s consolidated financial statement amounts.

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Recently Issued Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion Options (“Subtopic 470-20”) and Derivatives and Hedging—Contracts in Entity’s Own Equity (“Subtopic 815-40”), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. ASU 2020-06 also improves and amends the related Earnings Per Share guidance for both Subtopics. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. ASU 2020-06 will be effective for annual reporting periods beginning after December 15, 2021. Early adoption is permitted, but not before annual reporting periods beginning after December 15, 2020. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

3.	Revenue from Contracts with Customers

Disaggregation of Revenue

The Company disaggregates revenue by service type, as management believes that this level of disaggregation depicts best how the nature, amount, timing and uncertainty of revenue and cash flows are impacted by economic factors (in thousands):

	December 31, 2020	December 31, 2019
Transaction revenue, net(a)	$7,386	$(881)
Subscription and service revenue	21,109	—
Other	—	17

	$28,495	$(864)

(a)	Net of rebates, liquidity payments, exchange and clearing expenses and Class B warrant asset amortization of $4,477,000 and $881,000 for the years ended December 31, 2020 and 2019, respectively.

The Company has one reportable segment to which its revenues relate (see Note 2).

Remaining Performance Obligations

As of December 31, 2020, the aggregate amount of the transaction price allocated to the remaining performance obligations related to partially completed contracts is $15.5 million, $7.1 million of which relates to subscription fees and $8.4 million of which relates to service fees that are deferred. The Company will recognize its subscription fees as revenue over a weighted-average period of 18.5 months (ranges from 4 months – 42 months) and its service fees as revenue over approximately 3 years.

Contract Costs

The Company did not incur any costs to obtain or costs to fulfill a contract during the years ended December 31, 2020 and 2019.

4.	Acquisitions

Bakkt Clearing, LLC

On February 8, 2019, the Company acquired 100% of the issued and outstanding membership interests in Bakkt Clearing for $20,735,000 in cash consideration. This acquisition complements the Company’s business as Bakkt Clearing is registered as a futures commission merchant (FCM) with the Commodity Futures Trading Commission (CFTC) and a member of the National Futures Association (NFA). The acquisition qualifies as a business combination in accordance with ASC 805. This acquisition is included in the Company’s one reportable segment.

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The following table summarizes the preliminary fair values of the assets acquired as of the acquisition date (in thousands):

February 8, 2019
Other current assets	$2,076
Property and equipment	366
Regulatory licenses	554
Clearinghouse deposits	4,766
Receivable from Depository Trust and Clearing Corporation	2,684
Other non-current assets	1,089
Goodwill	9,200

Total assets acquired	20,735

Total purchase consideration	$20,735

The Company did not recognize any liabilities through the transaction. The identifiable intangible assets acquired represent regulatory licenses, which have been assigned an indefinite life. The goodwill related to the acquisition represents the value paid for (1) the expertise and experience of employees required in the daily operations of an FCM, including financial expertise required for CFTC capital reporting and technical expertise related to operating a clearing system, and (2) business connections of long-tenured senior employees retained through the acquisition.

As part of the acquisition, the Company was required to purchase 15,810 shares of ICE’s common stock on behalf of Bakkt Clearing for a price equal to the fair market value of the shares upon completion of the acquisition, as a requirement to have ICUS membership privileges is that it hold common stock in the ICE (see Note 7).

Prior to the acquisition, Bakkt Clearing’s former owners sold certain assets and liabilities, primarily consisting of customer and vendor contracts, to a third-party purchaser. Concurrent with the acquisition, Bakkt Clearing entered into a transition services agreement on behalf of its former owners to arrange for certain Bakkt Clearing employees that were retained as part of the acquisition to provide various services to the third party purchaser to help ensure an orderly transition of the customer and vendor contracts. In exchange for performing these services, the third-party purchaser reimburses Bakkt Clearing for the cost of the employees plus a fixed percentage mark-up. Amounts received as reimbursement for the cost of employees under the transition services agreement are netted against the related costs incurred to provide the services. The Company recognizes the mark-up amounts received as “Other income, net” in the accompanying consolidated statements of operations and comprehensive loss.

The actual results of operations of the acquisition has been included in the accompanying consolidated statements of operations and comprehensive loss from the date of acquisition. The following table summarizes Bakkt Clearing’s revenue and earnings included in the accompanying consolidated statements of operations and comprehensive loss from February 8, 2019 through December 31, 2019 (in thousands):

February 8, 2019 – December 31, 2019
Revenue	$—
Net income / (loss)	268

All of Bakkt Clearing’s revenue is related to the provision of intercompany services and therefore is eliminated upon consolidation.

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Digital Asset Custody Company, Inc.

On April 26, 2019, the Company acquired 100% of the issued and outstanding shares of common and preferred stock in DACC for $9,043,000 in cash consideration. This acquisition complements the Company’s business as DACC is a provider of cryptocurrency custody software and integration services designed to safeguard digital assets. The acquisition qualifies as a business combination in accordance with ASC 805. This acquisition is included in the Company’s one reportable segment.

The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed as of the acquisition date (in thousands):

April 26, 2019
Technology	$1,700
Goodwill	7,654

Total assets acquired	9,354
Accounts payable and accrued liabilities	(91)
Deferred tax liabilities	(220)

Total liabilities assumed	(311)

Total purchase consideration	$9,043

The identifiable intangible assets acquired were $1,700,000 for acquired technology, which has been assigned a useful life of 7 years. The goodwill related to the acquisition represents the value paid for the expertise of employees in digital assets and custody, blockchain technology and related cybersecurity issues.

The actual results of operations of the acquisition has been included in the accompanying consolidated statements of operations and comprehensive loss from the date of acquisition. The following table summarizes DACC’s revenue and earnings included in the accompanying consolidated statements of operations and comprehensive loss from April 26, 2019 through December 31, 2019 (in thousands):

April 26, 2019 – December 31, 2019
Revenue	$17
Net income / (loss)	(256)

Bridge2 Solutions, LLC business

On February 21, 2020, ICE acquired all of the issued and outstanding equity of Bridge2 Solutions LLC and its affiliated companies (collectively Bridge 2 Solutions), including their then-parent company B2S Holdings, Inc., a leading loyalty redemption platform provider connecting loyalty programs to ecommerce merchants allowing loyalty point holders to redeem a spectrum of loyalty currencies for digital assets, merchandise and services. On March 12, 2020, the Company completed a Series C round of financing valued at $300 million. As part of the financing, ICE contributed substantially all of the assets and liabilities of Bridge2 Solutions to the Company at a value of approximately $261 million. The Company accounted for the acquisition of Bridge2 Solutions as a common control transaction under ASC 805, as Bridge2 Solutions was owned by ICE prior to its combination with the Company. As such, the Company measured the recognized net assets of Bridge2 Solutions at the carrying amounts of the net assets previously recognized by ICE and began reflecting the operations of Bridge2 Solutions in its financial statements as of the date of its acquisition by ICE. This acquisition is included in the Company’s one reportable segment.

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The following table summarizes the preliminary values of the net assets acquired as of the acquisition date (in thousands):

February 21, 2020
Cash and cash equivalents	$10,652
Accounts receivable	10,158
Other current assets	1,284
Property and equipment	4,465
Customer relationships	53,620
Technology	11,990
Trade name	415
Other non-current assets	2,864
Goodwill	216,575

Total assets acquired	312,023
Accounts payable and accrued liabilities	(22,450)
Deferred revenue	(12,703)
Deferred income tax liabilities	(3,005)
Other non-current liabilities	(2,402)

Total liabilities assumed	(40,560)

Total purchase consideration	$(271,463)

The identifiable intangible assets acquired were $53,620,000 for customer relationships, which have been assigned a useful life of 12 years, $11,990,000 for acquired technology, which has been assigned a useful life of 7 years, and $415,000 for a trade name, which has been assigned a useful life of 1 year. The weighted average amortization period for the acquired intangible assets is 11.0 years. The goodwill related to the acquisition represents the value paid for expertise and industry know-how of the workforce, back office infrastructure and expected synergies from Bridge2 Solutions’ complementary business model. An additional amount of approximately $10.1 million of goodwill was recognized by the Company as a result of push-down accounting by ICE for certain deferred income tax liabilities recognized, but not expected to be settled with ICE, in connection with the Bridge2 Solutions acquisition.

The actual results of operations of the acquisition has been included in the accompanying consolidated statements of operations and comprehensive loss from the date of acquisition. The following table summarizes Bridge2 Solutions’ revenue and earnings included in the accompanying consolidated statements of operations and comprehensive loss from February 22, 2020 through December 31, 2020 (in thousands):

February 22, 2020 – December 31, 2020
Revenue	$30,774
Net income / (loss)	(11,085)

The acquisition of Bridge2 Solutions qualifies as a significant acquisition under the amended SEC Regulation S-X Rule 3-05, which the Company has elected to apply. As such, the Company has included the historical financial statements of Bridge2 Solutions for the years ended December 31, 2018 and December 31, 2019, in its registration filing.

The unaudited pro forma financial information in the table below summarizes the combined results of operations for the Company, Bakkt Clearing, DACC, and Bridge2 Solutions as if the companies were combined as of

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January 1, 2019. The unaudited pro forma financial information as presented below is for illustrative purposes and does not purport to represent what the results of operations would actually have been if the business combinations occurred as of the date indicated or what the results would be for any future periods.

	Year ended December 31, 2020	Year ended December 31, 2019
Pro forma revenue	$34,154	$43,511
Pro forma net loss	$(80,071)	$(31,843)

5.	Goodwill and Intangible Assets, Net

Changes in goodwill consisted of the following (in thousands):

Amount
Balance as of January 1, 2019	$—
Addition: acquisition of Bakkt Clearing	9,200
Addition: acquisition of DACC	7,654

Balance as of December 31, 2019	$16,854
Addition: acquisition of Bridge2 Solutions	216,575

Balance as of December 31, 2020	$233,429

No goodwill impairment charges have been recognized in the periods presented.

Intangible assets consisted of the following (in thousands):

	December 31, 2020
	Weighted Average Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Regulatory licenses	Indefinite	$554	$—	$554
Acquired technology	7	13,690	(1,879)	11,811
Customer relationships	12	53,620	(3,844)	49,776
Trade name	1	415	(357)	58

		$68,279	$(6,080)	$62,199

	December 31, 2019
	Weighted Average Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Regulatory licenses	Indefinite	$554	$—	$554
Acquired technology	7	1,700	(158)	1,542

		$2,254	$(158)	$2,096

Amortization expense related to intangible assets for the year ended December 31, 2020 and 2019 was $6,516,000 and $158,000 and was included in “Depreciation and amortization” in the accompanying consolidated statements of operations and comprehensive loss.

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The table below shows estimated future amortization expense for definite-lived intangible assets as of December 31, 2020 (in thousands):

Year ending December 31:	Amount
2021	$6,483
2022	6,424
2023	6,424
2024	6,424
2025	6,424
Thereafter	29,466

Total	$61,645

6.	Consolidated Balance Sheet Components

Other Current Assets

Other current assets consisted of the following (in thousands):

	December 31, 2020	December 31, 2019
Prepaid expenses	$5,365	$1,979
Class B warrant asset, current (see Note 8)	2,325	—
Receivable from Depository Trust and Clearing Corporation	—	2,684
Interest receivable	—	95
Income tax receivable	—	82

	$7,690	$4,840

Property, Equipment and Software, Net

Property, equipment and software, net consisted of the following (in thousands):

	December 31, 2020	December 31, 2019
Internal-use software	$20,343	$11,146
Purchased software	110	—
Office furniture and equipment	609	—
Other computer and network equipment	1,199	42
Leasehold improvements	479	—

Property, equipment and software, gross	22,740	11,188
Less: accumulated amortization and depreciation	(2,783)	(80)

Total	$19,957	$11,108

For the year ended December 31, 2020 and 2019, the Company recorded depreciation and amortization expense related to property, equipment and software amounting to $2,703,000 and $80,000, respectively, of which $878,000 and $79,000, respectively, related to amortization expense of capitalized internal-use software placed in service.

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ICE has contributed to the Company capitalized costs related to software obtained for internal use (see Note 8). As of December 31, 2020 and 2019, total amounts capitalized were $19,805,000 and $11,146,000, respectively, with $1,728,000 having been contributed by ICE during the year ended December 31, 2019 at historical cost. As of December 31, 2020 and 2019, $17,407,000 and $2,416,000, respectively, of internal-use software has been placed in service.

The Company entered into a software license agreement that requires a minimum usage fee of $675,000 annually for the contract term. The license was capitalized at the present value of minimum license payments over the contract term. The Company recognized a corresponding liability for the license payments. The software license is being amortized over the contract term. Additional amounts may be owed under the license agreement depending on the number of active users on the Company’s consumer app, which represents an unresolved contingency. Therefore, no liability has been recognized for additional amounts that may be owed. Such liability will be recognized when and if the contingency is resolved and such amounts become payable. As of December 31, 2020, the remaining asset and liability related to the software license are $1,742,000 and $1,908,000, respectively (see Note 6).

During the year ended December 31, 2020, the Company recognized that various customizations were needed to an application being developed by a third party for Bakkt Marketplace to expand the application’s functionality to meet the Company’s business requirements. The application was customized to include necessary features, and its testing began in the second half of fiscal year 2020. The Company began encountering significant obstacles and complications in achieving desired results during testing, which was identified as a triggering event for impairment analysis. The Company concluded that the application would not provide a viable solution for its business requirements. Subsequent to this conclusion, no additional costs have been capitalized for this initiative. This termination of development, in addition to the aforementioned triggering event, indicated that the carrying value of the capitalized internal-use software was impaired as of December 31, 2020.

The Company recorded an impairment charge of $11,449,000 to reduce the carrying amount of internal-use software within property, equipment and software to its fair value. The impairment charge is reflected as “Impairment of long-lived assets” in the accompanying consolidated statements of operations and comprehensive loss.

During the year ended December 31, 2020, the Company terminated an existing software license agreement in accordance with the terms of the agreement. The software license was related to the underlying clearing software utilized by Bakkt Clearing and had a five-year term. As a result of the termination, the Company recorded an impairment charge of $1,393,000. The impairment charge is reflected as “Impairment of long-lived assets” in the accompanying consolidated statements of operations and comprehensive loss.

During the year ended December 31, 2020, the Company purchased payment software to use in the roll-out of its alternative payment method. The Company ultimately built out its alternative payment method offering using API-based integrations instead of the acquired payment software. As the alternative payment method no longer met the Company’s business requirements, the Company recorded an impairment charge of $2,450,000. The impairment charge is reflected as “Impairment of long-lived assets” in the accompanying consolidated statements of operations and comprehensive loss.

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Deposits with Clearinghouse Affiliate

Deposits with clearinghouse affiliate, current and noncurrent, consisted of the following (in thousands):

	December 31, 2020	December 31, 2019
Default resource contribution (see Note 7)	$35,350	$35,377
Other clearinghouse deposits	—	10,975

	$35,350	$46,352

Bakkt Clearing had FCM-related deposits of $0 and $10,975,000 with ICUS as of December 31, 2020 and 2019, respectively. In connection with the withdrawal of Bakkt Clearing’s ICUS membership on May 20, 2020, all FCM-related deposits were released to Bakkt Clearing.

Other Assets

Other assets consisted of the following (in thousands):

	December 31, 2020	December 31, 2019
Class B warrant asset, noncurrent (see Note 8)	$2,713	$—
Operating lease right-of-use assets	1,799	—
Finance lease right-of-use assets	468	—
Other	598	4

	$5,578	$4

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following (in thousands):

	December 31, 2020	December 31, 2019
Accounts payable	$7,165	$1,613
Accrued expenses	14,808	2,393
Purchasing card payable	12,683	—
Salaries and benefits payable	6,018	1,914
Other	2,241	35

	$42,915	$5,955

Other Current Liabilities

Other current liabilities consisted of the following (in thousands):

	December 31, 2020	December 31, 2019
Current maturities of operating lease liability	$953	$—
Software license obligation, current	675	—
Current maturities of finance lease liability	129	—
Other	186	—

	$1,943	$—

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Other Liabilities

Other liabilities consisted of the following (in thousands):

	December 31, 2020	December 31, 2019
Software license obligation, noncurrent	$1,233	$—
Participation units liability	870	158
Operating lease liability, noncurrent	847	—
Finance lease liability, noncurrent	369	—

	$3,319	$158

7.	Related Parties

On December 19, 2018, Bakkt entered into an intercompany services agreement with ICE to provide management and technical support services. For the period year ended December 31, 2020 and 2019, expenses of $3,082,000 and $500,000 respectively have been recorded by Bakkt in connection with this agreement and are reflected as “Affiliate expenses” in the accompanying consolidated statements of operations and comprehensive loss. ICE also makes various payroll distributions and payments to vendors on behalf of Bakkt. ICE also makes unitary state income taxes on behalf of DACC.

A Company executive was a party to the Purchase and Sale Agreement dated as of April 26, 2019, by and among, DACC, the Company, and each of the sellers of DACC. The Company executive owned approximately three percent of DACC’s equity prior to the sale and was paid approximately $226,000 as consideration for the shares owned at signing/closing and another approximately $27,000 upon the release of the escrow amount during the year ended December 31, 2020.

On August 29, 2019, Bakkt Trust entered into the Triparty Agreement. The Triparty Agreement provides for IFUS to list for trading one or more digital currency futures and/or options contracts, and for ICUS to serve as the clearing house to provide central counterparty and ancillary services for such contracts. Bakkt Trust will provide certain warehouse, settlement and ancillary services relating to digital currencies. The Triparty Agreement required Bakkt Trust to make, and, subject to certain limits, to replenish as needed a $35,350,000 default resource contribution to ICUS, to be used by ICUS in accordance with the ICUS rules and is included in the “Deposits with clearinghouse affiliate” current and noncurrent balances on the accompanying consolidated balance sheets. Interest earned on the contribution, net of certain fees and costs, is paid to Bakkt Trust from ICUS. Total interest of $123,000 and $188,000 was earned for the year ended December 31, 2020 and 2019, respectively, and is included in “Interest income, net” in the accompanying consolidated statements of operations and comprehensive loss. $0 and $27,000 of the interest earned remains uncollected and is included in “Deposits with clearinghouse affiliate, noncurrent” in the accompanying consolidated balance sheets as of December 31, 2020 and 2019, respectively. The Triparty Agreement further requires all revenues of IFUS and ICUS with respect to the trading and clearing of digital currency contracts, after deduction of any applicable rebates and liquidity or incentive payments, to be remitted to Bakkt. If such revenues of IFUS and ICUS are less than the amount of rebates and liquidity or incentive payments, Bakkt owes the shortfall to IFUS and ICUS. The expenses incurred by IFUS and ICUS related to their exchange and clearing services are recorded net of revenue (see Note 8). Rebates, liquidity payments and the exchange and clearing expenses amounted to $4,090,000 and $881,000 during the years ended December 31, 2020 and 2019, respectively, and are included in “Net revenues” in the accompanying consolidated statements of operations and comprehensive loss.

Pursuant to a separate triparty agreement among ICE Futures Singapore (“IFS”), ICE Clear Singapore (“ICS”) and Bakkt Holdings, IFS and ICS provide trade execution and clearing services to customers that trade the cash-settled futures. Bakkt provides to IFS and ICS pricing data from its PDF Contracts

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and also licenses its name to IFS and ICS for use in marketing the cash-settled futures. ICS and IFS pay to Bakkt 35% of the net trading and clearing revenue that they earn with respect to these contracts. Bakkt is not a party to the contracts with customers that trade the cash-settled futures. To date, the cash-settled contracts have resulted in no net revenue payable to Bakkt.

As of December 31, 2020 and 2019, Bakkt had $1,856,000 and $9,432,000, respectively, reflected as “Due to affiliates” in the accompanying consolidated balance sheets related to the intercompany services agreement and Triparty Agreement.

Prior to the withdrawal of Bakkt Clearing’s ICUS membership on May 20, 2020, Bakkt Clearing was required to hold shares of ICE stock for ICUS membership privileges. These shares were carried at cost basis and evaluated periodically for impairment. As of December 31, 2019, the cost basis of these shares was $1,194,000 and is reflected as “Investment in shares of affiliate stock” in the accompanying consolidated balance sheets. In connection with the withdrawal of Bakkt Clearing’s ICUS membership, these shares were remeasured at fair value, and the Company recorded an unrealized gain of $628,000 for the year ended December 31, 2020 which is included in “Other income (expense), net” in the accompanying consolidated statements of operations and comprehensive loss.

Bakkt Clearing had FCM-related deposits of $0 and $10,975,000 with ICUS as of December 31, 2020 and 2019, respectively, which is included in “Deposits with clearinghouse affiliate, noncurrent” in the accompanying consolidated balance sheets (see Note 6).

On February 21, 2020, ICE acquired 100% of the issued and outstanding ownership interests in Bridge2 Solutions (see Note 4). On March 12, 2020, the Company completed Series C round of funding in the amount of $300 million and issued 270 million Class C voting units to ICE and certain minority investors (see Note 8). As part of this funding, ICE contributed the Bridge2 Solutions business to Bakkt at an enterprise value of approximately $261,400,000 with approximately $10,100,000 of additional goodwill, as discussed in Note 4, and made a $2,612,000 cash contribution, $1,378,000 of which was used to pay acquisition-related expenses incurred by the Company. Additionally, the Company received $36,567,000 of cash contributions from ICE and certain minority investors.

On May 19, 2020, the Company entered into an agreement to issue a warrant for the Company’s Class C voting units to a minority investor in exchange for certain management consulting services rendered by minority investor to the Company. The fair value of the warrant on the grant date was estimated to be approximately $1.6 million. As of December 31, 2020, no vesting of the warrant has occurred and Bakkt has not recognized any cost or any amount within members’ equity associated with the warrant (see Note 8).

8.	Members’ Equity

The Company is authorized to issue up to 413,000,000 Class A voting units, 212,500,000 Class B voting units, 284,000,000 Class C voting units, and an aggregate number of 156,000,000 common incentive units and preferred incentive units authorized under the Bakkt Equity Incentive Plan (see Note 9), less the number of participation units issued.

On December 19, 2018, ICE committed to contribute developed assets and rights to use exchange and clearing licenses to permit a customer to engage in the offering of warehousing, trading, clearing, peer-to-peer and retail payment services for digital commodities in exchange for 400,000,000 Class A voting units. As of December 31, 2019, ICE has contributed developed technology assets of $1,728,000, which is included in “Property, equipment and software, net” in the accompanying consolidated balance sheets (see Note 6). The contribution from ICE and associated increase in “Members’ equity” in the accompanying consolidated balance sheets for the Class A voting units issued is being recognized over time as the services are provided. During the years ended

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December 31, 2020 and 2019, ICE has contributed $697,000 and $188,000, respectively, of exchange and clearing license value based on expenses incurred by IFUS and ICUS for executing and clearing bitcoin futures and is shown as a reduction to “Net revenues” in the accompanying consolidated statements of operations and comprehensive loss and an increase to “Members’ equity” in the accompanying consolidated balance sheets.

Also, on December 19, 2018, ICE and minority investors contributed $182,500,000 in exchange for 182,500,000 million Class B voting units. This was comprised of $111,500,000 and $71,000,000 contributed by ICE and other Class B voting unit holders (“Minority Investors”), respectively.

Each Class B voting unit is convertible at the option of the voting unit holder, at any time after the date of issuance of the Class B voting unit, into a number of Class A voting units using a defined conversion price formula. All Class B voting units will convert automatically to Class A voting units in the event of an initial public offering.

ICE has a call option on voting units held by Minority Investors that has a trigger date on the fifth anniversary of the launch of certain services, which occurred on September 23, 2019, and ending on the second anniversary after the trigger date. The Minority Investors have a put option on the voting units held requiring ICE to purchase the voting units, based on a trigger date on the third anniversary of the launch of certain services, which occurred on September 23, 2019, and ending on the second anniversary after the trigger date. The price on both the call and put is based on a fair market value calculation, as defined in the LLC Agreement.

On February 28, 2020, the Company entered into a second amended and restated limited liability company agreement. On March 12, 2020, the Company issued approximately 270,000,000 Class C voting units at a price of $1.11 per share for total consideration of approximately $299,700,000. The issuance of the Class C voting units resulted in the Company recognizing approximately $9,567,000 of compensation cost associated with its equity incentive plan (see Note 9).

Issuance of Class B Warrant

On February 19, 2020 the Company issued a warrant to a strategic partner to purchase 15,000,000 of the Company’s Class B voting units (“Class B Warrant”), at an exercise price of $1.00 per unit. There are no vesting conditions associated with the Class B Warrant, and it is exercisable upon issuance, with an expiration date of 3 years from the issuance date.

Since the strategic partner is also a customer of the Company, under ASC 606, the issuance of the Class B Warrant is determined to be consideration payable to the customer and is recognized as a unit-based sales incentive at fair value on grant date, amounting to $5,426,000, with a corresponding asset recognized and amortized over the term of the customer contract as a reduction to revenue (see Note 3). The current and noncurrent portions of the corresponding asset are included in “Other current assets” and “Other assets,” respectively, in the accompanying consolidated balance sheets.

The Company measured the fair value of its Class B Warrant at the issuance date using the Black-Scholes option pricing model. The key inputs used in the valuation were as follows:

As of February 19, 2020
Dividend yield	—%
Risk-free interest rate	1.39%
Expected volatility	40.00%
Expected term (years)	3.00

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Estimates of expected term were based on the contractual period of the warrants. Estimates of the volatility for the Black-Scholes option-pricing model were based on the blended volatilities of comparable public companies. The risk-free interest rates were based on the U.S. Treasury yield for a term consistent with the expected term. The Company has never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. As a result, an expected dividend yield of zero percent was used.

As of December 31, 2020, the Class B Warrant has not been exercised. During the year ended December 31, 2020, the Company recognized a reduction to revenue of approximately $387,000 related to the Class B Warrant.

Issuance of Class C Warrant

On May 19, 2020, the Company issued a warrant to a minority investor to purchase 3,600,000 of the Company’s Class C voting units (“Class C Warrant”), at an exercise price of $1.11 per unit. The Class C warrant vests upon the fulfillment of certain service conditions, with an expiration date of September 23, 2024. The fair value of the warrant on the grant date was estimated to be approximately $1,609,000.

The Company measured the fair value of its Class C Warrant at the issuance date using the Black-Scholes option pricing model. The key inputs used in the valuation were as follows:

As of May 19, 2020
Dividend yield	—%
Risk-free interest rate	0.33%
Expected volatility	50.00%
Expected term (years)	4.35

Estimates of expected term were based on the contractual period of the warrants. Estimates of the volatility for the Black-Scholes option-pricing model were based on the blended volatilities of comparable public companies. The risk-free interest rates were based on the U.S. Treasury yield for a term consistent with the expected term. The Company has never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. As a result, an expected dividend yield of zero percent was used.

As of December 31, 2020, the Class C Warrant has not vested or been exercised.

9.	Unit-Based Compensation

In December 2018, the Company established the Bakkt Equity Incentive Plan (the “Equity Plan”). The purpose of the Equity Plan is to provide incentives to selected employees, directors, and service providers to promote long-term growth and profitability. Three types of awards may be granted under the Equity Plan: (1) preferred incentive units, (2) common incentive units, and (3) participation units. The total number of units that the Company is authorized to issue under the Equity Plan is 156 million, which are granted at the discretion of the Compensation Committee of the Board of Directors of ICE.

Preferred incentive units and common incentive units (collectively, “incentive units”) represent an ownership interest in Bakkt and are entitled to receive distributions from Bakkt, subject to certain vesting conditions. The Company classifies incentive units as equity awards on its consolidated balance sheets.

Participation units, issued directly by the Company to Equity Plan participants, do not represent an ownership interest in the Company but rather provide Equity Plan participants the contractual right to participate in the value of the Company, if any through a cash payment upon the occurrence of certain events following vesting of

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the participation units. Because participation units are settled in cash, the Company classifies participation units as liability awards on its consolidated balance sheets.

The units are unvested on the grant date and are subject to the vesting terms in the award agreement. The units are not entitled to participate in distributions until such units are vested. The units vest subject to continuous employment through the vesting date (subject to limited exceptions), and the achievement of certain performance and market conditions as defined in the Equity Plan and individual award agreements. A portion of the units may be subject to vesting upon a liquidity event, initial public offering, or partial exit event, as defined in the Equity Plan, or to the extent any incentive units and participation units remain outstanding and unvested on the date that is the eight-year anniversary of the launch of one of the Company’s services in a production environment, which occurred on September 23, 2019, these remaining units will vest based on the calculated fair market value of the Company, as defined in the LLC agreement, as of such date.

On December 19, 2018, the Company and Bakkt Management, LLC (the “Management Vehicle”), a wholly-owned subsidiary of the Company, entered into the Back-to-Back Agreement. The Management Vehicle has no substantive operations, and its sole purpose is to own incentive units in the Company. Under the Back-to-Back Agreement, the Company grants incentive units to the Management Vehicle, which is a member of the Company, and the Management Vehicle issues economically identical membership interests in the Management Vehicle (“Management incentive units”) to employees. Any employees who receive Management incentive units have an ownership interest in the Management Vehicle, which corresponds to an indirect ownership interest in the Company. Beginning on the 4th anniversary of the date that an incentive unit vests and assuming that the Company has not consummated an IPO or Liquidity Event, the Management Vehicle has the right, but not the obligation, to require the Company to purchase all of the incentive units then held by the Management Vehicle, for a period of four years. As such, we classify the incentive units as “Mezzanine equity” in the accompanying consolidated balance sheets due to this put option which represents a redemption feature. The incentive units will not be subject to remeasurement until exercise of the put option becomes probable. As of December 31, 2020, we do not believe it is probable that the put option will be exercised and have not remeasured these incentive units.

On February 28, 2020, the Compensation Committee of the Board of Directors of ICE (the administrators of the Equity Plan) approved the exchange of certain participation units into common incentive units (the “Unit Exchange”). The Unit Exchange was communicated to eligible participants in April 2020. All of the eligible participation unit holders elected to participate in the unit exchange. Under the Unit Exchange, each participation unit was exchanged for common incentive units at a 1.00:1.11 ratio. The Unit Exchange did not result in additional compensation expense being recognized because the fair value of the units immediately before and after the modification was the same.

On May 15, 2020, the Company amended the Equity Plan. Under the modified Equity Plan, participants have the opportunity to continue to hold unvested units upon voluntary resignation of employment. The number of unvested units that a participant can continue to hold depends on the number of years that the participant was employed. Non-forfeited units vest upon the occurrence of an exit event or partial exit event, as defined in the Equity Plan, subject to time restrictions. The modification to the Equity Plan did not result in additional compensation expense being recognized because the fair value of the units immediately before and after the modification was the same.

In March 2021, in anticipation of the business combination discussed in Note 15, certain awards granted under the Equity Plan in late 2020 were modified to allow participants to elect to redeem a portion of the award immediately for cash, in order to provide liquidity for taxes due upon the vesting of those awards.

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Unit-Based Compensation Expense

Unit-based compensation expense included in the accompanying consolidated statements of operations and comprehensive loss for the year ended December 31, 2019 was as follows (in thousands):

Type of Unit	Compensation Expense	Statement of Operations and Comprehensive Loss Classification	Balance Sheet Classification
Preferred incentive unit	$10,388	Compensation and benefits	Mezzanine equity
Common incentive unit	127	Compensation and benefits	Mezzanine equity
Participation unit	158	Compensation and benefits	Other non-current liabilities
Total	$10,673

Unit-based compensation expense included in the accompanying consolidated statements of operations and comprehensive loss for the year ended December 31, 2020 was as follows (in thousands):

Type of Unit	Compensation Expense	Statement of Operations and Comprehensive Loss Classification	Balance Sheet Classification
Preferred incentive unit	$9,210	Compensation and benefits	Mezzanine equity
Common incentive unit	1,727	Compensation and benefits	Mezzanine equity
Participation unit	712	Compensation and benefits	Other non-current liabilities
Total	$11,649

Included in the unit-based compensation expense for the year ended December 31, 2019 is $6,175,000 of accelerated expense related to preferred incentive units held by a former Company executive whose award was modified upon termination of employment such that the executive retained a portion of the incentive units that would have otherwise been forfeited. This increase in expense was partially offset by the reversal of expense previously recorded for forfeitures of participation units made by certain terminated employees.

Included in the unit-based compensation expense for the year ended December 31, 2020 is $9,567,000 of accelerated expense related to the Company’s incentive and participation units resulting from the issuance of Class C voting units (see Note 8). The additional compensation cost was recognized because the issuance of additional units changed the scenario in the Monte Carlo simulation that was used to calculate the fair value of incentive units and participation units. The new scenario resulted in an acceleration of the compensation cost recognized for the Company’s incentive and participation units. This compensation cost is included in “Acquisition-related expenses” in the accompanying consolidated statements of operations and comprehensive loss.

Unrecognized compensation expense for the year ended December 31, 2019 was $23,941,000, $1,158,000, and $2,958,000 for preferred incentive units, common incentive units, and participation units, respectively. The unrecognized compensation expense will be recognized over a weighted-average period of 7.73 years.

Unrecognized compensation expense for the year ended December 31, 2020 was $13,688,000, $9,797,000, and $10,422,000 for preferred incentive units, common incentive units, and participation units, respectively. The unrecognized compensation expense will be recognized over a weighted-average period of 6.75 years.

F-79

Unit Activity

The following tables summarize preferred incentive unit, common incentive unit, and participation unit activity under the Equity Plan for the year ended December 31, 2020 and 2019 (in thousands):

Preferred Incentive Units	Number of Preferred Incentive Units	Weighted Average Remaining Contractual Term (years)	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of January 1, 2019	—
Granted	100,875		$0.42	—	$42,368
Forfeited	(18,750)
Outstanding as of December 31, 2019	82,125	7.73	$0.42		$34,493
Granted	3,350		$0.63	—	$2,105
Forfeited	(9,000)		$0.41
Outstanding as of December 31, 2020	76,475	6.75	$0.42		$88,711
Vested as of December 31, 2020	—

Common Incentive Units	Number of Common Incentive Units	Weighted Average Remaining Contractual Term (years)	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of January 1, 2019	—
Granted	3,750		$0.34	—	$1,275
Forfeited	—
Outstanding as of December 31, 2019	3,750	7.73	$0.34		$1,275
Granted	31,333		$0.42	—	$13,065
Forfeited	(8,250)		$0.33
Outstanding as of December 31, 2020	26,833	6.75	$0.43		$25,760
Vested as of December 31, 2020	—

Participation Units	Number of Participation Units	Weighted Average Remaining Contractual Term (years)	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of January 1, 2019	—
Granted	8,716		$0.34	—	$2,963
Forfeited	(65)
Outstanding as of December 31, 2019	8,651	7.73	$0.40		$3,460
Granted	10,721		$0.44	—
Forfeited	(7,607)		$0.33
Outstanding as of December 31, 2020	11,765	6.75	$0.43		$11,294
Vested as of December 31, 2020	—

Determination of Fair Value

The fair value of incentive and participation units granted is calculated through a Monte Carlo simulation based on various outcomes. The Company determined that a Monte Carlo simulation was an appropriate estimation model because of the market condition associated with the vesting of the units. The determination of the fair value of the units is affected by the Company’s stock price and certain assumptions such as the Company’s

F-80

expected stock price volatility over the term of the units, risk-free interest rates, and expected dividends, which are determined as follows:

•	Expected term – The expected term represents the period that a unit is expected to be outstanding.

•

Volatility – The Company has limited historical data available to derive its own stock price volatility. As such, the Company estimates stock price volatility based on the average historic price volatility of comparable public industry peers.

•

Risk-free interest rate – The risk-free rate is based on the U.S. Treasury yield curve in effect on the grant date for securities with similar expected terms to the term of the Company’s incentive units.

•	Expected dividends – Expected dividends is assumed to be zero as the Company has not paid and does not expect to pay cash dividends or non-liquidating distributions.

The inputs used in the models to estimate the fair value of the preferred incentive units, common incentive units, and participation units granted in 2019 and 2020, including the common incentive units granted in connection with the Unit Exchange, are summarized as follows:

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019
Dividend yield	—%	—%
Risk-free interest rate	1.85%	3.07%
Expected volatility	45.00%	50.00%
Expected term (years)	4.73 and 7.73	5 and 8

10.	Capital Requirements

Bakkt Trust is subject to certain capital requirements because of its regulatory oversight by the NYSDFS. These capital requirements require Bakkt Trust to maintain positive net worth, which is the greater of $15,000,000 or the sum of the required percentage of transmitted assets established by NYSDFS for transmitted assets, cold wallet custody assets, and hot wallet custody assets. As of December 31, 2020 and 2019, Bakkt Trust had determined that $16,500,000 should be set aside to satisfy its capital requirements, which is reflected as “Restricted cash” in the accompanying consolidated balance sheets.

Bakkt Clearing is subject to the net capital requirements of CFTC Regulation 1.17, and the NFA. Under these requirements, Bakkt Clearing is generally required to maintain “adjusted net capital” equivalent to the greater of $1,000,000 or the sum of 8 percent of customer and noncustomer risk maintenance margin requirements on all positions, as these terms are defined. Adjusted net capital and risk maintenance margin requirements may change from day to day, but at December 31, 2020, Bakkt Clearing had adjusted net capital of $4,146,000, which was $3,146,000 in excess of its required net capital of $1,000,000. The minimum capital requirements may effectively restrict the withdrawal of member’s equity of Bakkt Clearing.

As of December 31, 2020 and December 31, 2019, Bakkt Marketplace is also required to maintain tangible member’s equity of a minimum amount, plus the amount of customer funds held in transit, at all times because Bakkt Marketplace holds a number of money transmitter licenses. Tangible member’s equity means member’s equity minus intangible assets. Bakkt Marketplace’s tangible member’s equity amounted to $2,460,000 as of December 31, 2020. The minimum amount required varies by state.

The minimum capital requirements to which our subsidiaries are subject may effectively restrict their ability to transfer cash to the Company. The Company may also be required to transfer cash to our subsidiaries such that they may continue to meet these minimum capital requirements.

F-81

11.	Commitments and Contingencies

401(k) Plan

The Company sponsors a 401(k) defined contribution plan covering all eligible U.S. employees. Contributions to the 401(k) plan are discretionary. During the year ended December 31, 2020 and 2019, the Company recorded $1,309,000 and $365,000 respectively of expenses related to the 401(k) plan.

Software License

Additional amounts may be owed under a software license agreement depending on the number of active users on the Company’s consumer app, which represents an unresolved contingency. Therefore, no liability has been recognized for additional amounts that may be owed. Such liability will be recognized when and if the contingency is resolved and such amounts become payable.

Litigation

The Company is, from time to time, subject to legal and regulatory proceedings that arise in the ordinary course of business. However, the Company does not believe that the resolution of these matters will have a material adverse effect on its consolidated balance sheets, statement of operations and comprehensive loss, or cash flows. It is possible, however, that future results of operations could be materially and adversely affected by any new developments relating to the legal proceedings and claims.

12.	Income Taxes

The Company is treated as a partnership for income tax purposes. As a partnership, it is not subject to income tax as its earnings flow through to the partners at the consolidated level. The Company is subject to unincorporated business taxes in certain jurisdictions in which it operates.

The Bakkt entities not discussed below, as well as the United States domiciled Bridge2 Solutions entities owned by the Company, are all single member LLCs treated as disregarded entities for income tax purposes. As such, all their income, expense, gain and loss are included in the Company’s consolidated partnership tax returns. DACC, a United States corporation and the Bridge2 Solutions foreign entities are subject to federal, state, and local and foreign income taxes and file income tax returns in the jurisdictions in which they operate. DACC is included in certain unitary state and local income tax returns filed by certain affiliates. Income taxes reflected in the accompanying consolidated financial statements are calculated as if DACC filed separate income tax returns and are accounted for under the liability method.

The domestic and foreign components of income (loss) before income taxes for the year ended December 31, 2020 and 2019 were as follows (in thousands):

	Year Ended December 31,
	2020	2019
Domestic	$(82,339)	$(33,175)
Foreign	3,125	—

Total loss before provision for income taxes	$(79,214)	$(33,175)

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Details of the income tax benefit in the accompanying consolidated statements of operations and comprehensive loss are as follows (in thousands):

	Year Ended December 31,
	2020	2019
Current:
Foreign	$830	$—
Federal	—	—
State	(85)	(85)

Total current income tax expense (benefit)	745	(85)

Deferred:
Foreign	(1)	—
Federal	(11)	(31)
State	(342)	(83)

Total deferred income tax benefit	(354)	(114)

Total income tax expense (benefit)	$391	$199

	Year Ended December 31,
	2020	2019
Tax provision at federal statutory rate	$(16,635)	$(6,927)
Increase (decrease) in income tax resulting from:
Tax on income not subject to entity level federal income tax	17,716	6,920
Tax rate differences on income in other jurisdictions	172	—
State income taxes, net of federal tax effect	(423)	(164)
Changes in valuation allowance	15	29
Stock Compensation	(851)	(141)
Other permanent adjustments	397	84

Provision for (benefit from) income taxes	$391	$(199)

Effective tax rate	-0.5%	0.6%

F-83

The effective tax rate is lower than the federal statutory rate primarily because the substantial majority of the earnings are from the Bakkt Holdings partnership and the single member LLCs held by the partnership, where earnings flow through to the partners at the consolidated level. The following summarizes the significant components of our deferred tax liabilities and assets (in thousands):

	As of December 31,
	2020	2019
Deferred tax assets:
Deferred and stock-based compensation	$132	$18
Acquisition costs	138	160
Deferred Revenue	55	—
Net operating loss carryforwards	3,226	2,899
Property, equipment and software	25	116
Other	—	32

Total deferred tax assets	3,576	3,225
Less: valuation allowance	(2,901)	(2,899)

Net deferred tax assets	675	326

Deferred tax liabilities:
Customer Relationships	293	—
Acquired Technology	415	428
Other Acquired Intangibles	21	2
Other	41	—

Total deferred tax liabilities	770	430

Net deferred tax assets (liabilities)	$(95)	$(104))

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company’s realizability of its deferred tax assets, in each jurisdiction, is dependent upon the generation of future taxable income sufficient to utilize the deferred tax assets on income tax returns, including the reversal of existing temporary differences, historical and projected operating results and tax planning strategies. The Company has a valuation allowance of $2.9 million and $2.9 million as of December 31, 2020 and December 31, 2019, respectively.

As of December 31, 2020, the Company had gross federal net operating loss carryforwards (“NOLs”) of $8,574,000, of which $416,000 will begin to expire in 2037 and $8,158,000 can be carried forward indefinitely. The Company also had state NOLs of $16,662,000 which begin to expire in 2037.

The Company and its affiliates files income tax returns in the U.S. federal jurisdiction, various state jurisdictions and foreign jurisdictions. The Company is no longer subject to income tax examinations by tax authorities for years prior to 2017.

The effects of uncertain tax positions are recognized in the consolidated financial statements if these positions meet a “more-likely-than-not” threshold. For those uncertain tax positions that are recognized in the consolidated financial statements, liabilities are established to reflect the portion of those positions it cannot conclude “more-likely-than-not” to be realized upon ultimate settlement. The Company had no unrecognized tax benefits or related interest and penalties accrued for the years ended December 31, 2020 and 2019, respectively.

F-84

13.	Fair Value Measurements

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis are classified as follows (in thousands):

	As of December 31, 2020
	Total	Level 1	Level 2	Level 3
Assets:
Investment in shares of affiliate stock	$1,823	$1,823	$—	$—

Total assets measured at fair value	$1,823	$1,823	$—	$—

	As of December 31, 2019
	Total	Level 1	Level 2	Level 3
Assets:
Deposits with clearinghouse affiliate, noncurrent:
U.S. government securities	$994	$994	$—	$—
Short-term investments:
U.S. government securities	1,988	1,988	—	—

Total assets measured at fair value	$2,982	$2,982	$—	$—

U.S. government securities are valued based on the quoted market yield and are classified within Level 1. Our investment in shares of affiliate stock is valued based on quoted prices in active markets and are classified within Level 1. There are no Level 2 or Level 3 instruments during the years ended or as of December 31, 2020 and 2019.

The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivables, unbilled accounts receivables, deposits with clearinghouse affiliate, due to affiliates, accounts payable and accrued liabilities, and operating and finance lease obligations approximate their fair values due to their short-term nature. The balance of deposits with clearinghouse affiliate not invested in U.S. government securities are in the form of cash, and therefore approximate fair value. During the year ended December 31, 2020, the Company also adjusted internal-use software and software licenses to fair value when impairment charges were recognized, which were on a non-recurring basis and based on Level 3 inputs. As of December 31, 2019, the Company did not measure any assets or liabilities at fair value on a non-recurring basis.

14.	Leases

The Company was not party to any leasing arrangements as of January 1, 2019. As a result of the Company’s acquisition of Bakkt Clearing on February 8, 2019, the Company assumed an operating lease for office facilities previously held by the former owners of Bakkt Clearing. This lease agreement was subsequently cancelled, and the rental expense related to the cancellation of this operating lease was $525,000 for the year ended December 31, 2019.

The Company also assumed operating and finance leases as a result of its acquisition of Bridge2 Solutions on February 21, 2020. These leases relate to leased office facilities under the terms of various operating leases expiring through 2023. Several of these leases include escalation clauses for adjusting rentals. The Company leases real estate for office space under operating leases, and office equipment under finance leases.

The Company’s real estate leases have remaining lease terms as at December 31, 2020 ranging from 10 months to 28 months, with no option to extend or terminate the lease without cause at the option of either party during the lease term. Certain equipment leases contain options to purchase the asset at the fair market value, available with the Company.

F-85

Certain of the Company’s real estate leasing agreements include terms requiring the Company to reimburse the lessor for its share of real estate taxes, insurance, operating costs and utilities which the Company accounts for as variable lease costs when incurred since the Company has elected to not separate lease and nonlease components, and hence are not included in the measurement of lease liability. There are no restrictions or covenants imposed by any of the leases, and none of the Company’s leases contain material residual value guarantees.

The weighted-average discount rate for all of the Company’s leases is based on the Company’s incremental borrowing rate since the rates implicit in the leases were not determinable. The Company’s incremental borrowing rate is based on management’s estimate of the rate of interest the Company would have to pay to borrow on a fully collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.

The Company has elected the practical expedient under which lease components would not be separated from the non-lease components for all its classes of underlying assets. Accordingly, each lease component and the non-lease components related to the lease component are accounted for as a single lease component.

The components of total lease expense are as follows (in thousands):

	Year ended December 31,
	2020	2019
Finance lease cost
Amortization of right-of-use assets	$185	$—
Interest on lease liabilities	44	—
Operating lease cost	984	525
Variable lease cost	63	—

Total lease cost	$1,276	$525

The short-term lease cost disclosed above reasonably reflects the Company’s ongoing short-term lease commitments.

	Year ended December 31, 2020		Year ended December 31, 2019
	Operating leases	Finance leases	Operating leases	Finance leases
Cash paid for amounts included in the measurement of lease liabilities
Cash flow from financing activities	$—	$313	$—	$—
Cash flow from operating activities	$1,126	$44	$525	$—
Supplemental non-cash information on lease liabilities arising from obtaining right-of-use assets	$2,991	$786	$—	$—
Weighted average remaining lease term (in months)	24.6	41.0	—	—
Weighted average discount rate	2.0%	7.6%	—%	—

The Company was not party to any short-term leases during the periods presented.

F-86

Future minimum lease payments under non-cancellable leases as of December 31, 2020 were as follows:

For the year ended December 31,	Operating leases	Finance leases
2021	$977	$163
2022	642	163
2023	215	163
2024	—	80
2025	—	—
Thereafter	—	—

Total undiscounted lease payments	$1,834	$569
Less: Imputed interest	(35)	(71)

Total lease liability	$1,799	$498
Current	$953	$129
Noncurrent	$846	$369

15.	Subsequent Events

The Company has evaluated subsequent events and transactions and determined that no other events or transactions, except as noted below, met the definition of a subsequent event for purpose of recognition or disclosure in these financial statements.

On January 11, 2021, the Company entered into a definitive agreement to combine with VPC Impact Acquisition Holdings (“VIH”), a special purpose acquisition company sponsored by Victory Park Capital. The business combination between Bakkt and VIH values the combined company at an enterprise value of approximately $2.1 billion and is expected to result in over at least $425 million of cash on the combined company’s balance sheet, reflecting a contribution of up to $207 million of cash held in VIH’s trust account, net of redemptions, and a $325 million concurrent private placement of Class A common stock of the combined company, priced at $10.00 per share, including a $50 million commitment from ICE. The newly combined company will be renamed Bakkt Holdings, Inc. and will be listed on the New York Stock Exchange under the ticker sumbol “BKKT.”

On January 19, 2021, ICE self-certified a rule change with the CFTC, reducing Bakkt Trust’s “skin-in-the-game” contribution to the ICUS guaranty fund to $15.2 million from $35.4 million. Following the two-week self-certification period, in which no comments were received from the CFTC, ICE proceeded with the reduction. On February 3, 2021, ICE returned $20.2 million to Bakkt Trust.

F-87

Bakkt Holdings, LLC

Bakkt Holdings, LLC

Consolidated Balance Sheets

(in thousands, except unit data)

	March 31,	December 31,
	2021	2020
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$70,248	$75,361
Restricted cash	16,500	16,500
Customer funds	215	81
Accounts receivable, net	10,309	10,408
Investment in shares of affiliate stock, current	1,766	1,823
Due from affiliates	124	—
Deposits with clearinghouse affiliate, current	—	20,222
Other current assets	5,493	7,690

Total current assets	104,655	132,063
Property, equipment and software, net	23,138	19,957
Goodwill	233,413	233,429
Intangible assets, net	60,557	62,199
Deposits with clearinghouse affiliate, noncurrent	14,941	15,150
Other assets	4,862	5,578

Total assets	$441,566	$468,376

Liabilities and Members’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$46,065	$42,915
Customer funds payable	215	81
Deferred revenue, current	4,225	4,282
Due to affiliates	—	1,856
Other current liabilities	2,089	1,943

Total current liabilities	52,594	51,077
Deferred revenue, noncurrent	3,919	4,103
Deferred tax liabilities, net	95	95
Other liabilities	2,937	3,319

Total liabilities	59,545	58,594
Mezzanine equity:
Incentive units (156,000,000 authorized, 103,318,325 unvested units and 85,875,000 unvested units issued and outstanding as of March 31, 2021 and December 31, 2020)	22,322	21,452
Members’ equity:
Class A voting units (413,000,000 units authorized, 400,000,000 units issued and outstanding as of March 31, 2021 and December 31, 2020)	2,723	2,613
Class B voting units (212,500,000 units authorized, 182,500,000 units issued and outstanding as of March 31, 2020 and December 31, 2020)	182,500	182,500
Class B warrant (see Note 9)	5,426	5,426
Class C voting units (284,000,000 units authorized, 270,270,270 units issued and outstanding as of March 31, 2021 and December 31, 2020)	310,104	310,104
Accumulated other comprehensive income	270	191
Accumulated deficit	(141,324)	(112,504)

Total members’ equity	359,699	388,330

Total liabilities and members’ equity	$441,566	$468,376

The accompanying notes are an integral part of these consolidated financial statements.

Bakkt Holdings, LLC

Consolidated Statements of Operations and Comprehensive Loss

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Net revenues	$8,145	$3,530
Operating expenses:
Compensation and benefits	15,233	7,459
Professional services	913	1,017
Technology and communication	2,786	2,017
Selling, general and administrative	6,109	780
Acquisition-related expenses	7,820	11,142
Depreciation and amortization	2,794	1,098
Affiliate expenses	471	1,070
Impairment of long-lived assets	—	1,393
Other operating expenses	429	32

Total operating expenses	36,555	26,008

Operating loss	(28,410)	(22,478)
Interest income (expense), net	(49)	426
Other income (expense), net	(338)	396

Loss before income taxes	(28,797)	(21,656)
Income tax expense	(23)	(37)

Net loss	$(28,820)	$(21,693)

Currency translation adjustment, net of tax	79	(296)

Comprehensive loss	$(28,741)	$(21,989)

The accompanying notes are an integral part of these consolidated financial statements.

Bakkt Holdings, LLC

Consolidated Statements of Changes in Members’ Equity and Mezzanine Equity

(in thousands, except unit data)

(Unaudited)

	Class A Voting Units		Class B Voting Units		Class B Warrant		Class C Voting Units		Accumulated Deficit	Accumulated Other Comprehensive Income	Total Members’ Equity	Incentive Units		Total Mezzanine Equity
	Units	$	Units	$	Warrants	$	Units	$				Units	$
Balance as of December 31, 2020	400,000,000	$2,613	182,500,000	$182,500	—	$5,426	270,270,270	$310,104	$(112,504)	$191	$388,330	—	$21,452	$21,452
Issuance of Class A voting units in exchange of capital contribution (see Note 8)	—	110	—	—	—	—	—	—	—	—	110	—	—	—
Unit-based compensation expense for incentive units (see Note 9)	—	—	—	—	—	—	—	—	—	—	—	—	870	870
Currency translation adjustment, net of tax	—	—	—	—	—	—	—	—	—	79	79	—	—	—
Net loss	—	—	—	—	—	—	—	—	(28,820)	—	(28,820)	—	—	—

Balance as of March 31, 2021	400,000,000	$2,723	182,500,000	$182,500	—	$5,426	270,270,270	$310,104	$(141,324)	$270	$359,699	—	$22,322	$22,322

The accompanying notes are an integral part of these consolidated financial statements

Bakkt Holdings, LLC

Consolidated Statements of Changes in Members’ Equity and Mezzanine Equity

(in thousands, except unit data)

(Unaudited)

	Class A Voting Units		Class B Voting Units		Class B Warrant		Class C Voting Units		Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Members’ Equity	Incentive Units		Total Mezzanine Equity
	Units	$	Units	$	Warrants	$	Units	$				Units	$
Balance as of December 31, 2019	400,000,000	$1,916	182,500,000	$182,500	—	$—	—	$—	$(32,899)	$—	$151,517	—	$10,515	$10,515
Issuance of Class A voting units in exchange of capital contribution (see Note 8)	—	86	—	—	—	—	—	—	—	—	86	—	—	—
Unit-based compensation expense for incentive units (see Note 9)	—	—	—	—	—	—	—	—	—	—	—	—	9,940	9,940
Issuance of Class B warrants	—	—	—	—	—	5,426	—	—	—	—	5,426	—	—	—
Issuance of Class C voting units	—	—	—	—	—	—	270,270,270	300,000	—	—	300,000	—	—	—
Pushdown accounting for deferred income tax liabilities resulting from Bridge2 Solutions acquisition (See Note 4)	—	—	—	—	—	—	—	10,104		—	10,104	—	—	—
Currency translation adjustment, net of tax	—	—	—	—	—	—	—	—	—	(296)	(296)	—	—	—
Net loss	—	—	—	—	—	—	—	—	(21,693)	—	(21,693)	—	—	—

Balance as of March 31, 2020	400,000,000	$2,002	182,500,000	$182,500	—	$5,426	270,270,270	$310,104	$(54,592)	$(296)	$445,143	—	$20,455	$20,455

The accompanying notes are an integral part of these consolidated financial statements

Bakkt Holdings, LLC

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(28,820)	$(21,693)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,761	1,063
Non-cash lease expense	365	262
Unit-based compensation expense (see Note 9)	1,256	10,527
Recognition of affiliate capital contribution (see Note 7)	110	86
Amortization of Class B warrant asset (see Note 8)	581	—
Impairment of long-lived assets	—	1,393
Acquisition-related expenses paid by affiliate	—	1,378
Unrealized loss on investment in shares of affiliate stock	57	—
Other	226	—
Changes in operating assets and liabilities:
Accounts receivable	99	(185)
Other receivables	—	115
Deposits with clearinghouse affiliate	20,409	(318)
Accounts payable and accrued liabilities	2,900	(5,002)
Due to affiliates	(1,981)	(2,995)
Deferred revenues	(241)	(1,131)
Operating lease liabilities	(321)	(208)
Customer funds payable	133	—
Other assets and liabilities	1,492	(1,073)

Net cash used in operating activities	(974)	(17,781)

Cash flows from investing activities:
Capitalized internal-use software development costs and other capital expenditures	(4,054)	(3,103)
Acquisitions, net of cash acquired	—	10,652
Short-term investments	—	(12)

Net cash proceeds provided by (used in) investing activities	(4,054)	7,537

Cash flows from financing activities:
Payment of finance lease liability	(31)	(14)
Proceeds from issuance of Class C voting units (see Note 7)	—	37,800

Net cash provided by (used in) financing activities	(31)	37,786

Effect of exchange rate changes on cash, cash equivalents and restricted cash	79	(296)

Net increase (decrease) in cash, cash equivalents, restricted cash and customer funds	(4,980)	27,246
Cash, cash equivalents, restricted cash and customer funds at the beginning of the year	91,943	93,134

Cash, cash equivalents, restricted cash and customer funds at the end of the quarter	$86,963	$120,380

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$—
Supplemental disclosure of non-cash investing and financing activity:
Issuance of Class A voting units in exchange of capital contribution	$110	$—
Capitalized internal-use software development costs and other capital expenditures included in accounts payable and accrued liabilities	$1,810	$—
Issuance of Class B warrant	$—	$5,426
Non-cash contribution of Bridge2 Holdings by affiliate	$—	$260,811

Reconciliation of cash, cash equivalents, restricted cash and customer funds to consolidated balance sheets
Cash and cash equivalents	$70,248	$103,880
Restricted cash	16,500	16,500
Customer funds	215	—

Total cash, cash equivalents, restricted cash and customer funds	$86,963	$120,380

The accompanying notes are an integral part of these consolidated financial statements.

BAKKT HOLDINGS, LLC

Notes to Consolidated Financial Statements

(Unaudited)

1.    Description of Business

Bakkt Holdings, LLC (“Bakkt”, “the Company”) and Bakkt, LLC, a wholly owned subsidiary of Bakkt, were formed on July 31, 2018 and entered into a limited liability company agreement with its members on August 2, 2018. On December 19, 2018, Bakkt entered into an amended and restated limited liability company agreement and issued Class A and Class B voting units on this date. On February 28, 2020, Bakkt entered into a second amended and restated limited liability company agreement and issued Class C voting units on March 12, 2020. Bakkt is an indirect, majority-owned subsidiary of Intercontinental Exchange Holdings, Inc. (“ICE”). Class A voting units are held by ICE and Class B and Class C voting units are held by ICE and minority investors.

Bakkt owns the following entities: Bakkt Trust Company LLC (“Bakkt Trust”), Bakkt Marketplace, LLC (“Bakkt Marketplace”), DACC Technologies, Inc. and Digital Asset Custody Company, Inc. (collectively with DACC Technologies, Inc., “DACC”), and Bakkt Clearing, LLC (“Bakkt Clearing”). Bakkt also acquired Bridge2 Solutions, LLC and certain of its affiliated companies (collectively, “Bridge2 Solutions”) during the three months ended March 31, 2020 (see Note 4). All subsidiaries of the Company, other than DACC and two foreign legal entities acquired as part of the Bridge2 Solutions acquisition, are structured as limited liability companies.

Bakkt Trust is a New York limited-purpose trust company that is chartered by and subject to the supervision and oversight of the New York Department of Financial Services (“NYSDFS”). In September 2019, Bakkt Trust, along with ICE Futures U.S., Inc. (“IFUS”) and ICE Clear US, Inc. (“ICUS”), both of which are wholly-owned subsidiaries of ICE, brought to market an institutional-grade, regulated infrastructure for trading, clearing, and custody services for bitcoin. Bakkt Trust acts as a qualified custodian for bitcoin, which enables Bakkt Trust to offer end-to-end regulated, physically-delivered bitcoin futures and options contracts to financial institutions and market makers. In addition, Bakkt Trust has been approved by the NYSDFS to, and does, offer non-trading-related, standalone custody of Bitcoin to institutional customers and certain high net worth individuals in cryptoassets, subject to NYSDFS regulatory oversight.

Bakkt Marketplace has created an integrated platform that enables consumers and enterprises to transact in digital assets. Bakkt Marketplace users have a digital wallet that enables them to purchase, sell, convert and or spend digital assets. Users can also use their digital wallet to spend fiat currency with various retailers and convert loyalty and rewards points into fiat currency. Bakkt Marketplace has received money transmitter licenses from all states throughout the U.S. where such licenses are required, has obtained a New York State virtual currency license, and is registered as a money services business with the Financial Crimes Enforcement Network of the United States Department of the Treasury. Bakkt Trust’s custody solution provides support to Bakkt Marketplace with respect to bitcoin functionality within the consumer app.

Bakkt Clearing is registered as a futures commission merchant (“FCM”) with the Commodity Futures Trading Commission (“CFTC”) and a member of the National Futures Association (“NFA”).

Founded in 2006, Bridge2 Solutions is a leading software as a service provider, which connects loyalty programs to leading commerce partners allowing consumers to redeem a spectrum of loyalty currencies for merchandise, services and gift cards. The Bridge2 Solutions platform is cloud-based and delivered through major web browsers and mobile devices.

On January 11, 2021, the Company entered into a definitive agreement to combine with VPC Impact Acquisition Holdings (“VIH”), a special purpose acquisition company sponsored by Victory Park Capital. The business combination between Bakkt and VIH values the combined company at an enterprise value of approximately $2.1 billion and is expected to result in over at least $425 million of cash on the combined company’s balance sheet, reflecting a contribution of up to $207 million of cash held in VIH’s trust account, net of redemptions, and a $325 million concurrent private placement of Class A common stock of the combined company, priced at $10.00

BAKKT HOLDINGS, LLC

Notes to Consolidated Financial Statements

(Unaudited)

per share, including a $50 million commitment from ICE. The newly combined company will be renamed Bakkt Holdings, Inc. and will be listed on the New York Stock Exchange under the ticker symbol “BKKT.”

2.    Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying unaudited interim consolidated financial statements (“interim consolidated financial statements”) are prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and include the accounts of Bakkt Holdings, LLC and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The accompanying interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments of a normal recurring nature considered necessary to state fairly the Company’s consolidated financial position, results of operations, comprehensive loss, and cash flows for the interim periods. All intercompany transactions and balances have been eliminated in consolidation. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021, or for any other future annual or interim period.

The information included in these interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes for the year ended December 31, 2020 included within this registration filing.

Use of Estimates

The preparation of interim consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the interim consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on various judgments that it believes to be reasonable under the circumstances. The significant estimates and assumptions that affect the Company’s interim consolidated financial statements may include, but are not limited to, estimates related to income tax valuation allowances, useful lives of intangible assets and property, equipment and software, fair value of financial assets and liabilities, determining provision for doubtful accounts, valuation of acquired tangible and intangible assets, the impairment of intangible assets and goodwill, and fair market value of voting units, preferred incentive units, common incentive units and participation units. Actual results and outcomes may differ from management’s estimates and assumptions and such differences may be material to the interim consolidated financial statements.

COVID-19 Impacts

In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. The COVID-19 pandemic has adversely affected global economic activity and contributed to significant declines and volatility in financial markets. Bakkt operates in geographic locations that have been impacted by COVID-19 and that are subject to various mandated public health ordinances, which have impacted the business operations of Bakkt and its customers. The COVID-19 pandemic has had an impact on Bakkt’s business during the year ended December 31, 2020, primarily in that it has (i) decreased revenue from our loyalty and travel businesses, and (ii) impacted our ability to expand our relationships with existing loyalty partners, and to conclude relationships with new loyalty partners, whose businesses similarly have been adversely affected by the pandemic. For the three months ended March 31, 2021, Bakkt’s business operations have continued to be impacted.

BAKKT HOLDINGS, LLC

Notes to Consolidated Financial Statements

(Unaudited)

As of the date of issuance of these interim consolidated financial statements, we are not aware of any specific event or circumstance related to COVID that would require us to update our estimates or judgments or adjust the carrying value of our assets or liabilities. As events continue to evolve and additional information becomes available, our estimates and assumptions may change materially in future periods.

Segment Information

The Company operates in one operating and reportable segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker, who is the Company’s chief executive officer (“CEO”), in deciding how to allocate resources and assessing performance. Further, all material operations are within the United States. The Company’s chief operating decision maker allocates resources and assesses performance based upon discrete financial information at the consolidated level.

Deferred Revenue

Deferred revenue includes amounts invoiced prior to the Company meeting the criteria for revenue recognition. The Company typically invoices customers for subscription fees in arrears on a monthly basis.

The Company invoices customers for service fees at the time the service is performed, and such fees are recognized as revenue over time as the Company satisfies its performance obligation. The portion of deferred revenue to be recognized in the succeeding twelve-month period is recorded as non-current deferred revenue, and the remaining portion is recorded as current deferred revenue. The Company has determined that these arrangements do not contain a significant financing component, and therefore the transaction price is not adjusted.

The amount of revenue recognized for the three months ended March 31, 2021 from the opening deferred revenue balance was $1,204,000. The amount of revenue recognized for the three months ended March 31, 2020 from the opening deferred revenue balance as of the date of acquisition of Bridge2 Solutions (see Note 4) was $1,355,000. The Company did not have any deferred revenue as of December 31, 2019.

Compensation and Benefits

Compensation and benefits expenses reflect all costs associated with the compensation of the Company’s employees, excluding the accelerated unit-based compensation discussed below in “Acquisition-Related Expenses,” and any contract labor not capitalized. Compensation and benefits primarily consist of salaries and wages, bonuses, contract labor fees, unit-based compensation, payroll taxes and benefits.

Professional Services

Professional services expenses consist of costs associated with audit, tax, legal and other professional services.

Technology and Communication

Technology and communication expenses include costs incurred in operating and maintaining the Company’s platform, including software licenses, software maintenance and support, hosting and infrastructure costs.

BAKKT HOLDINGS, LLC

Notes to Consolidated Financial Statements

(Unaudited)

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of costs associated with advertising, marketing, insurance and rent. Advertising costs are expensed as incurred. Total advertising costs for the three months ended March 31, 2021 and 2020 were $4,907,000 and $14,000, respectively.

Acquisition-Related Expenses

We incur incremental costs relating to our completed and potential acquisitions and other strategic opportunities. This includes fees for investment banking advisors, lawyers, accountants, tax advisors and public relations firms, as well as costs associated with other external costs directly related to the proposed or closed transactions. Acquisition-related expenses for the three months ended March 31, 2021 and 2020 were $7,820,000 and $11,142,000, respectively. Acquisition-related expenses for the three months ended March 31, 2020 included approximately $9,567,000 of accelerated expense for the Company’s incentive and participation units resulting from the issuance of Class C voting units in connection with the acquisition of Bridge2 Solutions (see Note 9).

Income Taxes

The Company accounts for deferred income taxes related to the federal and state jurisdictions using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for the future tax benefits attributable to the expected utilization of existing tax net operating loss carryforwards and other types of carryforwards. If the future utilization of some portion of deferred taxes is determined to be unlikely, a valuation allowance is provided to reduce the recorded tax benefits from such assets. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In the event interest or penalties are incurred with respect to income tax matters, our policy will be to include such items in income tax expense. We record deferred tax assets and liabilities on a net basis on the consolidated balance sheets. The Company will recognize interest and penalties related to uncertain tax positions in income tax expense.

The Company’s effective tax rate for the three months ended March 31, 2021 and 2020 was (0.1%) and (0.2%), respectively. The effective tax rate is lower than the federal statutory rate primarily because the substantial majority of the earnings are from the Bakkt Holdings, LLC partnership and the single member LLCs held by the partnership, where earnings flow through to the partners at the consolidated level.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and cash equivalents, short-term financial investments, and accounts receivables and unbilled accounts receivables. The associated risk of concentration for cash and cash equivalents and restricted cash is mitigated by banking with creditworthy institutions. At certain times, amounts on deposit exceed federal deposit insurance limits. The Company limits its exposure to credit loss by maintaining its cash and cash equivalents in money market funds. The Company has not experienced any losses on its deposits of cash and cash equivalents.

As of March 31, 2021, four customers represented approximately 63% of total accounts receivable. As of December 31, 2020, three customers represented approximately 57% of total accounts receivable.

For the three months ended March 31, 2021 three customers represented approximately 55% of total revenue. For the three months ended March 31, 2020, two customers represented approximately 83% of total revenue.

BAKKT HOLDINGS, LLC

Notes to Consolidated Financial Statements

(Unaudited)

Recently Adopted Accounting Pronouncements

On January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments - Measurement of Credit Losses on Financial Instruments, or ASU 2016-13. This standard requires the application of a current expected credit loss, or CECL, impairment model to financial assets measured at amortized cost, including accounts receivable and certain off-balance-sheet credit exposures. The standard also amends the impairment model for available-for-sale debt securities requiring entities to record credit losses through an allowance account. The CECL model requires an entity to estimate its lifetime expected credit loss and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. Adoption of the standard requires more timely recognition of credit losses and credit loss estimates are required to use historical information, current information and reasonable and supportable forecasts of future events. Adoption of the new standard did not have a material impact on the Company’s consolidated financial statement amounts.

On January 1, 2020, the Company adopted ASU 2017-04, Simplifying the Test for Goodwill Impairment, or ASU 2017-04. This standard removes the second step of the goodwill impairment test, which requires a hypothetical purchase price allocation if the fair value of a reporting unit is less than its carrying value. Goodwill impairment will now be measured using the difference between the carrying value and the fair value of the reporting unit, and any loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Adoption of the new standard did not have a material impact on the Company’s consolidated financial statement amounts. The fair value of our reporting unit has been greater than its corresponding carrying value since the Company’s inception. Changes in future projections, market conditions, and other factors may cause a change in the excess of fair value of our reporting unit over its corresponding carrying value. Adoption of the new standard did not have a material impact on the Company’s consolidated financial statement amounts.

On January 1, 2020, the Company adopted ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, or ASU 2018-15. This standard helps entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement by providing guidance for determining when an arrangement includes a software license and is solely a hosted service. Customers will now apply the same criteria for capitalizing implementation costs as they would for a software license arrangement. The guidance also prescribes the balance sheet, income statement, and cash flow classification of the capitalized implementation costs and related amortization expense and requires additional quantitative and qualitative disclosures. Adoption of the new standard did not have a material impact on the Company’s consolidated financial statement amounts.

On January 1, 2020, the Company adopted ASU 2019-12, Simplifying the Accounting for Income Taxes, or ASU 2019-12. This standard eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It clarifies that single-member limited liability companies, and other similar disregarded entities that are not subject to income tax, are not required to recognize an allocation of consolidated income tax expense in their separate financial statements. Further, it simplifies the accounting for franchise taxes, enacted changes in tax laws or rates and transactions that result in a step-up in the tax basis of goodwill. Adoption of the new standard did not have a material impact on the Company’s consolidated financial statement amounts.

Recently Issued Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion Options (“Subtopic 470-20”) and Derivatives and Hedging—Contracts in Entity’s Own Equity (“Subtopic 815-40”), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible

BAKKT HOLDINGS, LLC

Notes to Consolidated Financial Statements

(Unaudited)

instruments and contracts on an entity’s own equity. ASU 2020-06 also improves and amends the related Earnings Per Share guidance for both Subtopics. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. ASU 2020-06 will be effective for annual reporting periods beginning after December 15, 2021. Early adoption is permitted, but not before annual reporting periods beginning after December 15, 2020. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

3.    Revenue from Contracts with Customers

Disaggregation of Revenue

The Company disaggregates revenue by service type, as management believes that this level of disaggregation depicts best how the nature, amount, timing and uncertainty of revenue and cash flows are impacted by economic factors (in thousands):

	Three Months Ended March 31,
	2021	2020
Transaction revenue, net(a)	$3,295	$238
Subscription and service revenue	4,850	3,292

	$8,145	$3,530

(a)	Net of rebates, liquidity payments, exchange and clearing expenses and Class B warrant asset amortization of $889,000 and $624,000 for the three months ended March 31, 2021 and 2020, respectively.

The Company has one reportable segment to which its revenues relate (see Note 2).

Remaining Performance Obligations

As of March 31, 2021, the aggregate amount of the transaction price allocated to the remaining performance obligations related to partially completed contracts is $14.1 million, $5.9 million of which relates to subscription fees and $8.1 million of which relates to service fees that are deferred. The Company will recognize its subscription fees as revenue over a weighted-average period of 15.5 months (ranges from 1 month – 39 months) and its service fees as revenue over approximately 3 years.

As of March 31, 2020, the aggregate amount of the transaction price allocated to the remaining performance obligations related to partially completed contracts is $23.6 million, $12.0 million of which relates to subscription fees and $11.6 million of which relates to service fees that are deferred. The Company will recognize its subscription fees as revenue over a weighted-average period of 20.7 months (ranges from 6 month – 51 months) and its service fees as revenue over approximately 3 years.

Contract Costs

The Company did not incur any costs to obtain or costs to fulfill a contract during the three months ended March 31, 2021 and 2020.

BAKKT HOLDINGS, LLC

Notes to Consolidated Financial Statements

(Unaudited)

4.    Acquisitions

Bridge2 Solutions, LLC business

On February 21, 2020, ICE acquired all of the issued and outstanding equity of Bridge2 Solutions, LLC and its affiliated companies (collectively, “Bridge2 Solutions”), including their then-parent company, B2S Holdings, Inc., a leading loyalty redemption platform provider connecting loyalty programs to ecommerce merchants allowing loyalty point holders to redeem a spectrum of loyalty currencies for digital assets, merchandise and services. On March 12, 2020, the Company completed a Series C round of financing valued at $300 million. As part of the financing, ICE contributed substantially all of the assets and liabilities of Bridge2 Solutions to the Company at a value of approximately $261 million. The Company accounted for the acquisition of Bridge2 Solutions as a common control transaction under ASC 805, as Bridge2 Solutions was owned by ICE prior to its combination with the Company. As such, the Company measured the recognized net assets of Bridge2 Solutions at the carrying amounts of the net assets previously recognized by ICE and began reflecting the operations of Bridge2 Solutions in its financial statements as of the date of its acquisition by ICE. This acquisition is included in the Company’s one reportable segment.

The following table summarizes the preliminary values of the net assets acquired as of the acquisition date (in thousands):

February 21, 2020
Cash and cash equivalents	$10,652
Accounts receivable	10,158
Other current assets	1,284
Property and equipment	4,465
Customer relationships	53,620
Technology	11,990
Trade name	415
Other non-current assets	2,864
Goodwill	216,575

Total assets acquired	312,023
Accounts payable and accrued liabilities	(22,450)
Deferred revenue	(12,703)
Deferred income tax liabilities	(3,005)
Other non-current liabilities	(2,402)

Total liabilities assumed	(40,560)

Total purchase consideration	$(271,463)

The identifiable intangible assets acquired were $53,620,000 for customer relationships, which have been assigned a useful life of 12 years, $11,990,000 for acquired technology, which has been assigned a useful life of 7 years, and $415,000 for a trade name, which has been assigned a useful life of 1 year. The weighted average amortization period for the acquired intangible assets is 11.0 years. The goodwill related to the acquisition represents the value paid for expertise and industry know-how of the workforce, back office infrastructure and expected synergies from Bridge2 Solutions’ complementary business model. An additional amount of approximately $10.1 million of goodwill was recognized by the Company as a result of push-down accounting by ICE for certain deferred income tax liabilities recognized, but not expected to be settled with ICE, in connection with the Bridge2 Solutions acquisition.

BAKKT HOLDINGS, LLC

Notes to Consolidated Financial Statements

(Unaudited)

The actual results of operations of the acquisition has been included in the accompanying consolidated statements of operations and comprehensive loss from the date of acquisition. The following table summarizes Bridge2 Solutions’ revenue and earnings included in the accompanying consolidated statements of operations and comprehensive loss from February 22, 2020 through March 31, 2020 (in thousands):

February 22, 2020 – March 31, 2020
Revenue	$3,895
Net income / (loss)	233

The acquisition of Bridge2 Solutions qualifies as a significant acquisition under the amended SEC Regulation S-X Rule 3-05, which the Company has elected to apply. As such, the Company has included the historical financial statements of Bridge2 Solutions for the years ended December 31, 2018 and December 31, 2019, in its registration filing.

The unaudited pro forma financial information in the table below summarizes the combined results of operations for the Company and Bridge2 Solutions as if the companies were combined as of January 1, 2020. The unaudited pro forma financial information as presented below is for illustrative purposes and does not purport to represent what the results of operations would actually have been if the business combinations occurred as of the date indicated or what the results would be for any future periods.

Three Months Ended March 31, 2020
Pro forma revenue	$9,189
Pro forma net loss	(22,159)

5.	Goodwill and Intangible Assets, Net

Changes in goodwill consisted of the following (in thousands):

Amount
Balance as of December 31, 2020	$233,429
Foreign currency translation	(16)

Balance as of March 31, 2021	$233,413

No goodwill impairment charges have been recognized in the periods presented.

Intangible assets consisted of the following (in thousands):

	March 31, 2021
	Weighted Average Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Regulatory licenses	Indefinite	$554	$—	$554
Acquired technology	7	13,690	(2,361)	11,329
Customer relationships	12	53,620	(4,946)	48,674
Trade name	1	415	(415)	—

		$68,279	$(7,722)	$60,557

BAKKT HOLDINGS, LLC

Notes to Consolidated Financial Statements

(Unaudited)

	December 31, 2020
	Weighted Average Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Regulatory licenses	Indefinite	$554	$—	$554
Acquired technology	7	13,690	(1,879)	11,811
Customer relationships	12	53,620	(3,844)	49,776
Trade name	1	415	(357)	58

		$68,279	$(6,080)	$62,199

Amortization expense related to intangible assets for the three months ended March 31, 2021 and 2020 was $1,642,000 and $766,000 and is included in “Depreciation and amortization” in the accompanying consolidated statements of operations and comprehensive loss.

The table below shows estimated future amortization expense for definite-lived intangible assets as of March 31, 2021 (in thousands):

Amount
Remainder of 2021	$4,840
2022	6,424
2023	6,424
2024	6,442
2025	6,424
Thereafter	29,449

Total	$60,003

6.	Consolidated Balance Sheet Components

Other Current Assets

Other current assets consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Prepaid expenses	$3,168	$5,365
Class B warrant asset, current (see Note 8)	2,325	2,325

	$5,493	$7,690

BAKKT HOLDINGS, LLC

Notes to Consolidated Financial Statements

(Unaudited)

Property, Equipment and Software, Net

Property, equipment and software, net consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Internal-use software	$24,295	$20,343
Purchased software	116	110
Office furniture and equipment	609	609
Other computer and network equipment	1,540	1,199
Leasehold improvements	479	479

Property, equipment and software, gross	27,039	22,740
Less: accumulated amortization and depreciation	(3,901)	(2,783)

Total	$23,138	$19,957

For the three months ended March 31, 2021 and 2020, the Company recorded depreciation and amortization expense related to property, equipment and software amounting to $1,119,000 and $297,000, respectively, of which $917,000 and $245,000, respectively, related to amortization expense of capitalized internal-use software placed in service.

During the three months ended March 31, 2020, the Company terminated an existing software license agreement in accordance with the terms of the agreement. The software license was related to the underlying clearing software utilized by Bakkt Clearing and had a five-year term. As a result of the termination, the Company recorded an impairment charge of $1,393,000. The impairment charge is reflected as “Impairment of long-lived assets” in the accompanying consolidated statements of operations and comprehensive loss.

Deposits with Clearinghouse Affiliate

Deposits with clearinghouse affiliate, current and noncurrent, consisted of the default resource contribution (see Note 7). The default resource contribution amounted to $14,941,000 and $35,350,000 as of March 31, 2021 and 2020, respectively.

On January 19, 2021, ICE self-certified a rule change with the CFTC, reducing Bakkt Trust’s “skin-in-the-game” contribution to the ICUS guaranty fund to $15.2 million from $35.4 million. Following the two-week self-certification period, in which no comments were received from the CFTC, ICE proceeded with the reduction. On February 3, 2021, ICE returned $20.2 million to Bakkt Trust.

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Accounts payable	$8,407	$7,165
Accrued expenses	16,811	14,808
Purchasing card payable	13,001	12,683
Salaries and benefits payable	4,608	6,018
Other	3,215	2,241

	$46,042	$42,915

BAKKT HOLDINGS, LLC

Notes to Consolidated Financial Statements

(Unaudited)

7.	Related Parties

On December 19, 2018, Bakkt entered into an intercompany services agreement with ICE to provide management and technical support services. For the three months ended March 31, 2021 and 2020, expenses of $471,000 and $1,070,000, respectively, have been recorded by Bakkt in connection with this agreement and are reflected as “Affiliate expenses” in the accompanying consolidated statements of operations and comprehensive loss. ICE also makes various payroll distributions and payments to vendors on behalf of Bakkt. ICE also makes unitary state income taxes on behalf of DACC.

On August 29, 2019, Bakkt Trust entered into the Triparty Agreement. The Triparty Agreement provides for IFUS to list for trading one or more digital currency futures and/or options contracts, and for ICUS to serve as the clearing house to provide central counterparty and ancillary services for such contracts. Bakkt Trust will provide certain warehouse, settlement and ancillary services relating to digital currencies. The Triparty Agreement required Bakkt Trust to make, and, subject to certain limits, to replenish as needed a $35,350,000 default resource contribution to ICUS, to be used by ICUS in accordance with the ICUS rules and is included in the “Deposits with clearinghouse affiliate” current and noncurrent balances on the accompanying consolidated balance sheets. During the three months ended March 31, 2021, ICE returned $20.2 million to Bakkt Trust (see Note 6). Interest earned on the contribution, net of certain fees and costs, is paid to Bakkt Trust from ICUS. Total interest of $0 and $102,000 was earned for the three months ended March 31, 2021 and 2020, respectively, and is included in “Interest income, net” in the accompanying consolidated statements of operations and comprehensive loss. All interest earned was collected as of March 31, 2021 and December 31, 2020, respectively. The Triparty Agreement further requires all revenues of IFUS and ICUS with respect to the trading and clearing of digital currency contracts, after deduction of any applicable rebates and liquidity or incentive payments, to be remitted to Bakkt. If such revenues of IFUS and ICUS are less than the amount of rebates and liquidity or incentive payments, Bakkt owes the shortfall to IFUS and ICUS. The expenses incurred by IFUS and ICUS related to their exchange and clearing services are recorded net of revenue (see Note 8). Rebates, liquidity payments and the exchange and clearing expenses amounted to $307,000 and $624,000 during the three months ended March 31, 2021 and 2020, respectively, and are included in “Net revenues” in the accompanying consolidated statements of operations and comprehensive loss.

Pursuant to a separate triparty agreement among ICE Futures Singapore IFS, ICS and Bakkt Holdings, IFS and ICS provide trade execution and clearing services to customers that trade the cash-settled futures. Bakkt provides to IFS and ICS pricing data from its PDF Contracts and also licenses its name to IFS and ICS for use in marketing the cash-settled futures. ICS and IFS pay to Bakkt 35% of the net trading and clearing revenue that they earn with respect to these contracts. Bakkt is not a party to the contracts with customers that trade the cash-settled futures. To date, the cash-settled contracts have resulted in no net revenue payable to Bakkt.

As of March 31, 2021 and December 31, 2020, Bakkt had $122,000 and $(1,856,000), respectively, reflected as “Due from (to) affiliates” in the accompanying consolidated balance sheets related to the intercompany services agreement and Triparty Agreement.

Prior to the withdrawal of Bakkt Clearing’s ICUS membership on May 20, 2020, Bakkt Clearing is required to hold shares of ICE stock for ICUS membership privileges. These shares were carried at cost basis and evaluated periodically for impairment. In connection with the withdrawal of Bakkt Clearing’s ICUS membership, these shares were remeasured at fair value. The Company recorded an unrealized gain of $57,000 for the three months ended March 31, 2021 which is included in “Other income (expense), net” in the accompanying consolidated statements of operations and comprehensive loss.

On February 21, 2020, ICE acquired 100% of the issued and outstanding ownership interests in Bridge2 Solutions (see Note 4). On March 12, 2020, the Company completed Series B round of funding in the amount of

BAKKT HOLDINGS, LLC

Notes to Consolidated Financial Statements

(Unaudited)

$300 million and issued 270 million Class C voting units to ICE and certain minority investors (see Note 8). As part of this funding, ICE contributed the Bridge2 Solutions business to Bakkt at an enterprise value of approximately $261,400,000, with approximately $10,100,000 of additional goodwill, as discussed in Note 4, and made a $2,612,000 cash contribution, $1,378,000 of which was used to pay acquisition-related expenses incurred by the Company. Additionally, the Company received $36,567,000 of cash contributions from ICE and certain minority investors.

8.	Members’ Equity

On February 28, 2020, the Company entered into a second amended and restated limited liability company agreement. On March 12, 2020, the Company issued approximately 270,000,000 Class C voting units at a price of $1.11 per share for total consideration of approximately $299,700,000. The issuance of the Class C voting units resulted in the Company recognizing approximately $9,567,000 of compensation cost associated with its equity incentive plan.

Issuance of Class B Warrant

On February 19, 2020 the Company issued a warrant to a strategic partner to purchase 15,000,000 of the Company’s Class B voting units (“Class B Warrant”), at an exercise price of $1.00 per unit. There are no vesting conditions associated with the Class B Warrant, and it is exercisable upon issuance, with an expiration date of 3 years from the issuance date.

Since the strategic partner is also a customer of the Company, under ASC 606, the issuance of the Class B Warrant is determined to be consideration payable to the customer and is recognized as a unit-based sales incentive at fair value on grant date, amounting to $5,426,000, with a corresponding asset recognized and amortized over the term of the customer contract as a reduction to revenue (see Note 3). The current and noncurrent portions of the corresponding asset are included in “Other current assets” and “Other assets,” respectively, in the accompanying consolidated balance sheets.

The Company measured the fair value of its Class B Warrant at the issuance date using the Black-Scholes option pricing model. The key inputs used in the valuation were as follows:

As of February 19, 2020
Dividend yield	—%
Risk-free interest rate	1.39%
Expected volatility	40.00%
Expected term (years)	3.00

Estimates of expected term were based on the contractual period of the warrants. Estimates of the volatility for the Black-Scholes option-pricing model were based on the blended volatilities of comparable public companies. The risk-free interest rates were based on the U.S. Treasury yield for a term consistent with the expected term. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. As a result, an expected dividend yield of zero percent was used.

As of March 31, 2021 and December 31, 2020, the Class B Warrant had not been exercised. For the three months ended March 31, 2021 and 2020, the Company recognized a reduction to revenue of approximately $581,000 and $0 related to the Class B Warrant (see Note 3).

BAKKT HOLDINGS, LLC

Notes to Consolidated Financial Statements

(Unaudited)

9.	Unit-Based Compensation

On December 19, 2018, the Company and Bakkt Management, LLC (the “Management Vehicle”), a wholly-owned subsidiary of the Company, entered into the Back-to-Back Agreement. The Management Vehicle has no substantive operations, and its sole purpose is to own incentive units in the Company. Under the Back-to-Back Agreement, the Company grants incentive units to the Management Vehicle, which is a member of the Company, and the Management Vehicle issues economically identical membership interests in the Management Vehicle (“Management incentive units”) to employees. Any employees who receive Management incentive units have an ownership interest in the Management Vehicle, which corresponds to an indirect ownership interest in the Company. Beginning on the 4th anniversary of the date that an incentive unit vests and assuming that the Company has not consummated an IPO or Liquidity Event, the Management Vehicle has the right, but not the obligation, to require the Company to purchase all of the incentive units then held by the Management Vehicle, for a period of four years. As such, we classify the incentive units as “Mezzanine equity” in the accompanying consolidated balance sheets due to this put option which represents a redemption feature. The incentive units will not be subject to remeasurement until exercise of the put option becomes probable. As of March 31, 2021 and December 31, 2020, we do not believe it is probable that the put option will be exercised and have not remeasured these incentive units.

On February 28, 2020, the Compensation Committee of the Board of Directors of ICE (the administrators of the Equity Plan) approved the exchange of certain participation units into common incentive units (the “Unit Exchange”). The Unit Exchange was communicated to eligible participants in April 2020. All of the eligible participation unit holders elected to participate in the unit exchange. Under the Unit Exchange, each participation unit was exchanged for common incentive units at a 1.00:1.11 ratio. The Unit Exchange did not result in additional compensation expense being recognized because the fair value of the units immediately before and after the modification was the same.

In anticipation of the business combination discussed in Note 1, certain awards granted under the Equity Plan in late 2020 were modified. The modification was approved subsequent to March 31, 2021. Therefore, the Company did not recognize any additional unit-based compensation expense as a result of the modification for the three months ended March 31, 2021.

Unit-Based Compensation Expense and Unit Activity

For the three months ended March 31, 2021 and 2020, the Company granted 0 and 2,375,000 preferred incentive units, 0 and 23,000,000 common incentive units and 0 and 420,000 participation units, respectively. Total unit-based compensation expense for the three months ended March 31, 2021 and 2020 was $1,256,000 and $10,527,000, respectively. Included in the unit-based compensation expense for the three months ended March 31, 2020 is $9,567,000 of accelerated expense related to the Company’s incentive and participation units resulting from the issuance of Class C voting units (see Note 8). The additional compensation cost was recognized because the issuance of additional units changed the scenario in the Monte Carlo simulation that was used to calculate the fair value of incentive units and participation units. The new scenario resulted in an acceleration of the compensation cost recognized for the Company’s incentive and participation units. This compensation cost is included in “Acquisition-related expenses” in the accompanying consolidated statements of operations and comprehensive loss.

10.	Capital Requirements

Bakkt Trust is subject to certain capital requirements because of its regulatory oversight by the NYSDFS. These capital requirements require Bakkt Trust to maintain positive net worth, which is the greater of $15,000,000 or the sum of the required percentage of transmitted assets established by NYSDFS for transmitted assets, cold

BAKKT HOLDINGS, LLC

Notes to Consolidated Financial Statements

(Unaudited)

wallet custody assets, and hot wallet custody assets. As of March 31, 2021 and December 31, 2020, Bakkt Trust had determined that $16,500,000 should be set aside to satisfy its capital requirements, which is reflected as “Restricted cash” in the accompanying consolidated balance sheets.

Bakkt Clearing is subject to the net capital requirements of CFTC Regulation 1.17, and the NFA. Under these requirements, Bakkt Clearing is generally required to maintain “adjusted net capital” equivalent to the greater of $1,000,000 or the sum of 8 percent of customer and noncustomer risk maintenance margin requirements on all positions, as these terms are defined. Adjusted net capital and risk maintenance margin requirements may change from day to day, but at March 31, 2021, Bakkt Clearing had adjusted net capital of $4,248,000, which was $3,248,000 in excess of its required net capital of $1,000,000. As of December 31, 2020, Bakkt Clearing had adjusted net capital of $4,146,000, which was $3,146,000 in excess of its required net capital of $1,000,000. The minimum capital requirements may effectively restrict the withdrawal of member’s equity of Bakkt Clearing.

As of March 31, 2021 and December 31, 2020, Bakkt Marketplace is also required to maintain tangible member’s equity of a minimum amount, plus the amount of customer funds held in transit, at all times because Bakkt Marketplace holds a number of money transmitter licenses. Tangible member’s equity means member’s equity minus intangible assets. Bakkt Marketplace’s tangible member’s equity amounted to $31,071,000 as of March 31, 2021 and $2,460,000 as of December 31, 2020. The minimum amount required varies by state.

The minimum capital requirements to which our subsidiaries are subject may effectively restrict their ability to transfer cash to the Company. The Company may also be required to transfer cash to our subsidiaries such that they may continue to meet these minimum capital requirements.

11.	Commitments and Contingencies

401(k) Plan

The Company sponsors a 401(k) defined contribution plan covering all eligible U.S. employees. Contributions to the 401(k) plan are discretionary. During the three months ended March 31, 2021 and 2020, the Company recorded $460,000 and $258,000, respectively, of expenses related to the 401(k) plan.

Software License

Additional amounts may be owed under a software license agreement depending on the number of active users on the Company’s consumer app, which represents an unresolved contingency. Therefore, no liability has been recognized for additional amounts that may be owed. Such liability will be recognized when and if the contingency is resolved and such amounts become payable.

Litigation

The Company is, from time to time, subject to legal and regulatory proceedings that arise in the ordinary course of business. However, the Company does not believe that the resolution of these matters will have a material adverse effect on its consolidated balance sheets, statement of operations and comprehensive loss, or cash flows. It is possible, however, that future results of operations could be materially and adversely affected by any new developments relating to the legal proceedings and claims.

BAKKT HOLDINGS, LLC

Notes to Consolidated Financial Statements

(Unaudited)

12.	Fair Value Measurements

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis are classified as follows (in thousands):

	As of March 31, 2021
	Total	Level 1	Level 2	Level 3
Assets:
Investment in shares of affiliate stock	$1,766	$1,766	$—	$—

Total assets measured at fair value	$1,766	$1,766	$—	$—

	As of December 31, 2020
	Total	Level 1	Level 2	Level 3
Assets:
Investment in shares of affiliate stock	$1,823	$1,823	$—	$—

Total assets measured at fair value	$1,823	$1,823	$—	$—

Our investment in shares of affiliate stock is valued based on quoted prices in active markets and are classified within Level 1. There are no Level 2 or Level 3 instruments during the quarters ended March 31, 2021 and December 31, 2020, respectively.

The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivables, unbilled accounts receivables, deposits with clearinghouse affiliate, due to affiliates, accounts payable and accrued liabilities, and operating and finance lease obligations approximate their fair values due to their short-term nature. The deposits with clearinghouse affiliate are in the form of cash, and therefore approximate fair value. During the three months ended March 31, 2020, the Company adjusted software licenses to fair value when an impairment charge was recognized, which was on a non-recurring basis and based on Level 3 inputs.

13.	Subsequent Events

The Company has evaluated subsequent events and transactions and determined that no other events or transactions, except as noted below, met the definition of a subsequent event for purpose of recognition or disclosure in these financial statements.

On April 6, 2021, the strategic partner who was issued the Class B warrant (see Note 8), elected to net exercise 9,953,454 of the Class B voting units at a cost of $2.97 per unit, for a total of $29,562,000. The remaining 5,046,546 Class B voting units were forfeited by the strategic partner.

B2S Holdings, Inc. and Subsidiaries

Consolidated Financial Statements

December 31, 2019 and 2018

B2S Holdings, Inc. and Subsidiaries

Independent Auditor’s Report

To the Board of Directors of

B2S Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated financial statements of B2S Holdings, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of B2S Holdings, Inc. and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

BETTER TOGETHER

A Limited Liability Partnership of Certified Public Accountants & Consultants

Riverwood 200    3300 Riverwood Parkway    Suite 700    Atlanta, GA 30339    phone 770.396.2200    fax 770.390.0394

www.btcpa.net

Change in Accounting Principle

As discussed in Note 1 and Note 2 to the financial statements, the Company has changed its method of accounting for revenue from contracts with customers in 2019 due to the adoption of ASC 606, Revenue from Contracts with Customers. Our opinion is not modified with respect to this matter.

July 22, 2020

B2S Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2019 and 2018

	2019	2018
Assets
Current assets:
Cash and cash equivalents	$14,797,056	$11,661,106
Accounts receivable, net	14,450,236	25,612,891
Deferred costs	865,429	825,881
Other current assets	873,176	1,174,649

Total current assets	30,985,897	39,274,527

Noncurrent assets:
Property and equipment, net	1,432,097	1,870,128
Internally developed software, net	9,559,880	11,418,470
Deferred costs, less current portion	3,028,740	2,820,013
Other noncurrent assets, net	232,520	299,786

Total noncurrent assets	14,253,237	16,408,397

Total assets	$45,239,134	$55,682,924

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$12,847,190	$19,285,181
Purchasing card payable	16,627,159	21,616,026
Deferred revenue	7,700,159	10,907,753
Borrowings under revolving line of credit	6,876,207	7,500,000
Current portion of subordinated notes payable	2,666,667	2,666,667
Current portion of capital lease obligations	356,280	1,169,451

Total current liabilities	47,073,662	63,145,078

Long-term liabilities:
Deferred revenue	5,917,398	8,447,717
Deferred rent expense	799,413	1,115,261
Capital lease obligations	498,849	230,375
Subordinated notes payable, net	12,202,825	7,278,337

Total long-term liabilities	19,418,485	17,071,690

Total liabilities	66,492,147	80,216,768

Shareholders’ deficit:
Series A redeemable preferred stock	77,893,303	36,815,087
Common stock	5,108	5,104

Additional paid in capital	(8,529,011)	(8,942,357)
Accumulated deficit	(90,446,029)	(52,111,907)
Accumulated other comprehensive loss	(176,384)	(299,771)

Total shareholders’ deficit	(21,253,013)	(24,533,844)

Total liabilities and shareholders’ deficit	$45,239,134	$55,682,924

The accompanying notes are an integral part of these consolidated financial statements.

B2S Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

For the Years Ended December 31, 2019 and 2018

	2019	2018
Revenues:
Transaction	$9,692,307	$12,468,911
Subscription	12,822,951	12,183,477
Services	21,782,190	18,487,504

Total revenues	44,297,448	43,139,892

Operating expenses:
Salary and compensation expense	24,306,975	27,586,040
Other selling, general and administrative expenses	6,950,155	5,863,390
Depreciation and amortization	6,807,284	8,274,727

Total operating expenses	38,064,414	41,724,157

Income from operations	6,233,034	1,415,735

Other income (expense):
Interest	(2,730,720)	(4,438,345)
Settlement	—	3,000,000
Foreign currency transaction losses	(648,403)	(500,733)
Other	(109,817)	(19,756)

Income (loss) before income taxes	2,744,094	(543,099)

Provision for income taxes	—	—

Net income (loss)	2,744,094	(543,099)

Currency translation adjustment	123,387	(271,514)

Comprehensive income (loss)	$2,867,481	$(814,613)

The accompanying notes are an integral part of these consolidated financial statements.

B2S Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Deficit

For the Years Ended December 31, 2019 and 2018

	Series A Redeemable Preferred Stock		Common Shares
	Shares	Amount	Shares	Par Value	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Deficit
Balance at December 31, 2017	3,371,345	$31,975,782	5,103,434	$5,104	$(8,963,821)	$(46,729,503)	$(28,257)	$(23,740,695)
Stock compensation expense	—	—			21,464	—	—	21,464
Cumulative translation adjustment	—	—	—	—	—	—	(271,514)	(271,514)
Preferred stock accretion	—	4,839,305	—	—	—	(4,839,305)	—	—
Net loss	—	—	—	—	—	(543,099)	—	(543,099)

Balance at December 31, 2018	3,371,345	36,815,087	5,103,434	5,104	(8,942,357)	(52,111,907)	(299,771)	(24,533,844)
Options exercised	—	—	3,958	4	6,764	—	—	6,768
Capital contributions	—	—	—	—	390,125	—	—	390,125
Stock compensation expense	—	—	—	—	16,457	—	—	16,457
Cumulative translation adjustment	—	—	—	—	—	—	123,387	123,387
Preferred stock accretion	—	41,078,216	—	—	—	(41,078,216)	—	—
Net income	—	—	—	—	—	2,744,094	—	2,744,094

Balance at December 31, 2019	3,371,345	$77,893,303	5,107,392	$5,108	$(8,529,011)	$(90,446,029)	$(176,384)	$(21,253,013)

The accompanying notes are an integral part of these consolidated financial statements.

B2S Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2019 and 2018

	2019	2018
Cash flows from operating activities:
Net income (loss)	$2,744,094	$(543,099)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,807,284	8,274,727
Non-cash interest expense	145,605	171,139
Net loss on asset disposition	129,913	20,485
Stock compensation expense	16,457	21,464
Changes in operating assets and liabilities:
Accounts receivable	11,356,598	517,671
Deferred costs	(248,275)	(1,222,504)
Accounts payable and accrued liabilities	(6,515,900)	(9,676,562)
Purchasing card payable	(4,988,867)	(3,699,610)
Deferred revenue	(5,754,425)	(3,625,010)
Other assets and liabilities	56,976	(145,227)

Net cash provided by (used in) operating activities	3,749,460	(9,906,526)

Cash flows from investing activities:
Purchase of property and equipment	(176,693)	(333,128)
Investment in internally developed software	(3,769,518)	(5,219,045)

Net cash used in investing activities	(3,946,211)	(5,552,173)

Cash flows from financing activities:
Capital contributions	390,125	—
Exercise of options	6,768	—
Proceeds from subordinated notes payable	15,000,000	—
Repayments of subordinated notes payable	(10,623,793)	—
Cash paid for deferred financing costs	(221,117)	(66,167)
Proceeds from line of credit	—	1,500,000
Payments for capital lease obligations	(1,233,372)	(996,134)

Net cash provided by financing activities	3,318,611	437,699

Effect of exchange rate changes on cash and cash equivalents	14,090	(33,460)

Increase (decrease) in cash and cash equivalents	3,135,950	(15,054,460)

Cash and cash equivalents—beginning of year	11,661,106	26,715,566

Cash and cash equivalents—end of year	$14,797,056	$11,661,106

Supplemental Disclosure of Cash Flow Information

Cash paid during the year for interest	$2,743,826	$4,108,495

Cash paid for income taxes	$—	$—

Fixed assets acquired through capital leases	$688,675	$—

The accompanying notes are an integral part of these consolidated financial statements.

B2S Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Note 1: Nature	of Operations and Summary of Significant Accounting Policies

Nature of Operations

Founded in 2006, Bridge2 Solutions (defined below) is a leading software as a service provider, which connects loyalty programs to leading commerce partners allowing consumers to redeem a spectrum of loyalty currencies anytime, anywhere. Bridge2 Solutions’ service offerings are cloud-based and are delivered through major web browsers and mobile devices. Bridge2 Solutions markets and sells its services principally on a subscription basis to large enterprises through direct selling efforts and partners.

Principles of Consolidation

These consolidated financial statements present the accounts of B2S Holdings, Inc. and its wholly-owned subsidiaries (collectively, the “Company” or “Bridge2 Solutions”). In April 2016, in connection with its Series A redeemable preferred equity financing, the Company reorganized its legal entity structure by contributing all ownership interests in its operating companies, Bridge2 Solutions, Direct, LLC, and B2S Canada, LLC, and subsidiaries, into a newly created holding company, B2S Holdings, Inc. The Company accounted for the transfer of interests in its operating subsidiaries as a transfer of business interests between entities under common control. The method of accounting for common control transactions is similar to the pooling of interests method of accounting in that the carrying amount of net assets recognized in the balance sheets of each combining entity are carried forward to the balance sheet of the combined entity at historical values and the resulting change in reporting entity is applied retrospectively for all periods presented. Additionally, all material intercompany transactions between the entities have been eliminated in consolidation.

Translation of Foreign Currencies and Foreign Currency Transactions

The functional currency of the Company’s foreign operating entities is generally the local currency. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component on the consolidated statements of operations and comprehensive income (loss). Foreign currency transaction gains and losses are included in net income or loss for the period. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (U.S. GAAP) requires management to make estimates and assumptions in the Company’s consolidated financial statements and notes thereto.

Significant estimates and assumptions made by management include the determination of:

•	the best estimates of stand-alone selling price of performance obligations included in contracts with multiple performance obligations;

•	the recognition, measurement and valuation of current and deferred income taxes;

•	the useful lives of internally developed software and other intangible assets, property and equipment, and the determination of other-than-temporary impairments; and

•	determining provisions for doubtful accounts.

Actual results could differ materially from those estimates. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the result of which forms the basis for making judgments about the carrying values of the assets and liabilities.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid instruments that are readily convertible into cash and have a maturity date of ninety days or less when purchased. At times, cash and cash equivalent balances may exceed federally insured amounts. The Company believes it mitigates any risk by depositing cash and investing in cash equivalents with major financial institutions.

Accounts Receivable

The Company maintains an allowance for doubtful accounts receivable balances. This allowance is based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with delinquent accounts. Receivables are written-off and charged against its recorded allowance when the Company has exhausted collection efforts without success. The Company estimated the allowance for doubtful accounts to be $100,000 and $260,000 at December 31, 2019 and 2018, respectively.

Included in accounts receivable is unbilled revenue totaling $1,076,039 and $796,949 as of December 31, 2019 and 2018, respectively.

Deferred Costs

Costs associated with implementation and customization of the Company’s software applications are considered incremental and recoverable costs of obtaining and implementing a contract with a customer. Costs incurred are deferred and then amortized on a straight-line basis over the estimated customer relationship, which the Company has determined to be between six and eight years. The Company determined the estimated customer relationship by taking into consideration standard contract terms and conditions, contract renewals, rate of technological change and other factors. Amortization expense is included in other selling, general and administrative expenses in the accompanying consolidated statements of operations.

Revenue Recognition

On January 1, 2019, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (ASC 606), which is the new comprehensive revenue recognition standard that supersedes the revenue recognition requirements in ASC 605, Revenue Recognition, and most industry specific guidance. The standard’s core principle is that a company will recognize revenue when the customer obtains control of the promised goods or service in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The new guidance was effective for annual periods beginning after December 15, 2018. The Company elected to adopt the new guidance using the full retrospective transition method (Note 2).

In accordance with ASC 606, revenue is recognized when the customer obtains control of promised goods or services in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. To achieve this core principle, the Company applies the following five steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, it satisfies a performance obligation

The Company derives its revenues from three principal sources: (a) transaction fees; (b) subscription fees; and (c) related software development services associated with project management, implementation and customization of the Company’s cloud-based software platform, which are optional services elected by its customers.

Transaction Revenue

Transaction fees are based upon fixed and variable rates for the Company’s transaction processing services. Transaction fees are generally recognized when services are delivered, and the Company records the associated revenues on a net basis in accordance with ASC 606, as its primary role in the transaction is as an agent, not a principal. Judgment is required in determining whether the Company is the principal or agent in transactions with customers and end-users. The Company evaluates the presentation of revenue on a gross vs. net basis based on whether it acts as a principal by controlling the service provided to the end-user or whether it acts as an agent by arranging for third parties to provide the service to the end-user. The Company’s role is facilitating the ability for a customer to provide a service to the end-user. Accordingly, the Company reports revenue on a net basis, reflecting the fee owed to the Company from the customer as revenue.

Subscription Revenue

Subscription arrangements provide the customer with a right to access the Company’s hosted solution. The Company recognizes subscription revenue on a ratable basis over the contract term beginning on the date that the service is made available to the customer and the customer has a legal right to use the software. The Company’s subscription contracts are generally 12 to 36 months in duration and are billed monthly in advance. The Company considers access to its platform and related support services in a customer contract to be a series of distinct services which comprise a single performance obligation because they are substantially the same and have the same pattern of transfer.

Professional Services Revenue

Professional services revenues primarily consist of fees for software development services associated with implementation, and customization of the Company’s cloud-based software platform sold on the initial arrangement or throughout the contract term. The Company has an ongoing performance obligation to maintain the functionality of these features throughout the customer relationship. Revenues are recognized over the longer of the estimated customer relationship period, which the Company has been determined to be between six and eight years or three years in the case such software development services are completed at the end of or subsequent to the initially estimated customer relationship period of benefit.

Contracts with Multiple Performance Obligations

Some contracts with customers contain multiple performance obligations. These individual performance obligations are accounted for separately when they are both capable of being distinct. A performance obligation is distinct if the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. If these criteria are not met, the promised services are accounted for as a combined performance obligation.

The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines the standalone selling prices based on overall pricing objectives, taking into consideration market conditions and entity-specific factors, including the size of arrangements, length of term, customer demographics and the numbers and types of users within the arrangements.

Customers have the option to purchase additional subscription and support services at a stated price. These options generally do not provide a material right as they are priced at the Company’s standalone selling price.

Deferred Revenue

Deferred revenues include amounts invoiced and collected prior to the Company meeting the criteria for revenue recognition. The Company typically invoices customers for subscription fees in advance on a monthly basis.

Unpaid invoice amounts for noncancelable services starting in future periods are included in accounts receivable and deferred revenue.

The Company invoices customers for service fees at the time the service is performed, and such fees are recognized as revenue over the period of benefit. The portion of deferred revenue to be recognized in the succeeding twelve-month period is recorded as non-current deferred revenue, and the remaining portion is recorded as current deferred revenue.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to eight years. Leasehold improvements are amortized over the shorter of the associated lease term or estimated useful life.

Internally Developed Software

The Company capitalizes software development costs associated with its cloud-based software services during the application development stage. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Capitalized costs are amortized on a straight-line basis over the estimated useful life of the associated software. Management evaluates the useful lives of these assets continually and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. The estimated useful life for internally developed software is generally three years.

Impairment Assessment

The Company evaluates costs capitalized as internally developed software and other long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. This includes but is not limited to significant adverse changes in business climate, market conditions, or other events that indicate an asset’s carrying amount may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate. If the undiscounted cash flows used in the test for recoverability are less than the carrying amount of these assets, then the carrying amount of such assets is reduced to fair value. There was no impairment of intangible assets or long-lived assets during the years ending December 31, 2019 and 2018.

Deferred Financing Costs

Costs incurred by the Company in the issuance of its subordinated notes payable have been deferred and are being amortized over the term of the associated notes and are presented as a direct reduction of the principle balance of the notes. During 2019, the Company incurred an additional $221,117 in deferred financing costs related to the modification of the Venture Loan and Security agreement in Note 4 (the Venture Loan). For the years ended December 31, 2019 and 2018, amortization expense of deferred financing costs was $144,828 and $99,875, respectively, and is included in interest expense in the accompanying consolidated statements of operations and comprehensive income (loss). Unamortized deferred financing costs as of December 31, 2019 and 2018, were $133,920 and $57,630, respectively.

Concentrations of Credit Risk

Revenue is earned principally from customers based in the United States and Canada. As of December 31, 2019, there were three and four customers that represented approximately 55% and 64% of accounts receivable, respectively. Two customers accounted for approximately 60% and 65% of total net revenues in 2019 and 2018, respectively.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between their financial statement and tax basis using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the consolidated statement of operations and comprehensive income (loss) in the period that includes the enactment date.

The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions throughout North America. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, solely based on its technical merits.

Valuation allowances are recorded to reduce deferred tax assets to amounts that are more likely than not expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryback or carryforward periods available under the applicable tax law. The Company assesses deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The Company’s judgments regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute its business plans and tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the tax provision would increase or decrease in the period in which the assessment is changed.

New Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all of its leases. The liability will be equal to the present value of lease payments. The asset will generally be based on the liability. The guidance also requires additional disclosures to enable users of financial statements to understand the amount, timing and uncertainty of cash flows arising from leases. The guidance will be effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the potential impact of ASU 2016-02 on the consolidated financial statements.

Subsequent Events

The Company has evaluated subsequent events through the report date, the date these financial statements were available for issuance, and has concluded there were no subsequent events requiring recognition or disclosure in the financial statements except as stated below.

Acquisition

In February 2020, the Company was acquired by Intercontinental Exchange, Inc. (ICE), which owns the New York Stock Exchange (NYSE) and is a leading operator of global securities and commodities exchanges and clearing houses and provider of data and listings services. Following this transaction, the Company was merged with Bakkt Holdings, LLC (Bakkt), a majority-owned subsidiary of ICE. Bakkt was established in 2018 with a mission to unlock the value of, and bring trust and transparency to, digital assets such as loyalty and reward points, miles, crypto and gaming assets.

COVID-19 Disruption

In March 2020, the World Health Organization officially designated COVID-19 as a pandemic, and as a result, businesses across the country and the world have had to take steps to protect their employees, and employees of companies with whom they do business. The associated business disruption has ranged from limited to significant, depending on the nature of the business being impacted. Management is presently unable to predict what short-term and long-term impact this level of disruption will have on the Company, and there can be no assurances that a significant impact to the business will not take place. There have been no adjustments to these financial statements as a result of this uncertainty.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on previously reported revenues and expenses or shareholders’ deficit.

Note 2: Recently Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Boards (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (ASC 606), which supersedes the prior revenue recognition standard (ASC 605). Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. In addition, this standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Topic 606 also includes Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers, which requires the deferral of incremental costs of obtaining and fulfilling a contract with a customer.

Effective January 1, 2019, the Company adopted the provision and expanded disclosure requirements described in Topic 606 utilizing the full retrospective method of transition, which requires a restatement of each period presented. In adopting ASC 606, the Company used the practical expedient where the transaction price allocated to the remaining performance obligations before the date of the initial application is not disclosed. The impact of adopting ASC 606 on the Company’s fiscal 2019 and 2018 revenues was material.

The primary impact of adopting the standard related to the following:

Perpetual licenses—Prior to the adoption of the new revenue recognition standard, the Company recognized these revenues over the contract term. Under the new revenue recognition standard, the Company has identified the license as a separate performance obligation and revenues were recognized upon delivery.

Professional services related to implementation and customization—Prior to the adoption of the new revenue recognition standard, the Company recognized these revenues over the contract terms. Under the new revenue recognition standard, the Company is recognizing these revenues over the longer of the estimated customer relationship period of benefit or three years.

Implementation and customization costs—Prior to the adoption of the new revenue recognition standard, the Company recognized these expenses as incurred. Under the new revenue recognition standard, the Company is required to recognize these expenses over the period of benefit associated with these costs. This results in a deferral of implementation and customization costs each period and subsequent amortization of those costs over the estimated benefit period.

The following schedule summarizes the impacts from the adoption of the new revenue recognition standard on the Company’s consolidated balance sheet and consolidated statement of operations as of and for the year ended December 31, 2018:

	As of December 31, 2018
	As Reported	Adjustments	As Adjusted
Balance Sheet
Deferred costs	$—	$3,645,894	$3,645,894
Deferred revenue	18,505,443	850,027	19,355,470
Deferred tax asset (liability)	—	—	—
Accumulated deficit	(54,907,774)	2,795,867	(52,111,907)

	As of December 31, 2018
	As Reported	Adjustments	As Adjusted

Statement of Operations
Revenues	$48,663,379	$(5,523,487)	$43,139,892
Other selling, general and administrative expenses	7,085,893	(1,222,504)	5,863,389
Net income (loss)	3,757,885	(4,300,983)	(543,098)

Accumulated deficit as of January 1, 2018, included a decreasing cumulative-effect of $7,096,851 resulting from the adoption of ASC 606. The adoption of ASC 606 had no impact on total cash flows from operations.

Note	3: Property and Equipment

Property and equipment consists of the following as of December 31, 2019 and 2018:

	2019	2018
Computer hardware	$1,428,524	$2,147,005
Purchased software	2,636,373	2,627,948
Assets under capital lease	7,833,996	7,145,321
Office furniture and equipment	312,951	312,951
Leasehold improvements	1,372,122	1,364,821

	13,583,966	13,598,046
Accumulated depreciation	(12,151,869)	(11,727,918)

Property and equipment—net	$1,432,097	$1,870,128

Depreciation expense incurred for the years December 31, 2019 and 2018, was $1,305,079 and $1,956,636, respectively.

Note 4: Internally	Developed Software

The Company has capitalized the following internally developed software as of December 31, 2019 and 2018:

	2019	2018
Internal use software	$31,594,419	$30,302,966
Accumulated amortization	(22,034,539)	(18,884,496)

Internal use software—net	$9,559,880	$11,418,470

Amortization expense for the years ended December 31, 2019 and 2018, was $5,502,205 and $6,318,091, respectively, and is included in depreciation and amortization expenses in the accompanying consolidated statements of operations and comprehensive income (loss).

Note 5:    Debt

Revolving Credit Facility

On September 26, 2016, the Company entered into a $37.5 million revolving credit facility with its senior lender (Amended Credit Facility). The Amended Credit Facility amended and restated the Company’s then existing credit facility and provides the Company with revolving spend availability of up to $30 million under a commercial purchasing card facility and $7.5 million in formula-based revolving loan borrowings. Expenditures made using the purchasing card facility are payable monthly, are not subject to formula-based restrictions and do not bear interest if amounts outstanding are paid when due and in full. The Company utilizes its purchasing card facility for redemption purchases made from merchant partners as part of its service offerings to customers.

Borrowings under the revolving loan component are subject to eligible accounts receivable, as defined in the loan agreement, and bear interest at Prime plus two and one quarter percent. As of December 31, 2019 and 2018, $6.9 million and $7.5 million was outstanding under the revolving loan facility, respectively. In June 2019, the Company renewed its loan facility with its senior lender through May 31, 2020. The revolving loan facility was repaid in full in connection with the acquisition.

The Company is required to be in compliance with all covenants set forth in the agreement as of each monthly reporting date. The Company was in compliance with all debt covenants throughout 2019.

Subordinated Notes Payable

On June 19, 2015, the Company entered into a Venture Loan and Security agreement (Venture Loan) with a lender to issue up to $5 million in subordinated notes pursuant to which a $4 million note was issued at closing and a $1 million note was issued on December 30, 2015 (Original Subordinated Notes).

In October 2017, the Company increased the size of its venture loan arrangement with the lender by repaying all amounts outstanding under the Original Subordinated Notes and issuing two new notes totaling $10 million to the lender (2017 Subordinated Notes). The 2017 Subordinated Notes are secured by substantially all of the assets of the Company but are subordinate in priority to certain permitted indebtedness, as defined in the loan agreement, including amounts outstanding under the Amended Credit Facility.

In May 2019, the Company repaid all amounts outstanding under the 2017 Subordinated Notes and entered into a Venture Loan and Security Agreement with its subordinated lender (Modification Agreement) to increase the amount of borrowings by issuing three new notes totaling $15,000,000 (2019 Subordinated Notes), defer payment of principal until January 1, 2021, and amend the credit facility’s maturity date to June 1, 2023. $12,500,000 of 2019 Subordinated Notes was funded at closing and an additional $2,500,000 was funded in September 2019 upon achievement of an EBITDA milestone (Additional Draw). Borrowings under the 2019 Subordinated Notes bear interest at 11% per annum plus the amount by which one-month LIBOR exceeds 2.6%. In conjunction with this financing agreement, the Company issued warrants to the lender to purchase 50,000 shares of its common stock, of which 37,500 shares were exercisable at closing and 12,500 shares became exercisable upon the funding of the Additional Draw. The Company recorded a discount for the notes at issuance based upon the relative fair value of the warrants totaling $37,213 in 2019.

Borrowings outstanding under the Modification Agreement are payable monthly with an eighteen month interest only period followed by a thirty month amortization of principal and interest. In addition to interest and principal payments, the Company is required to pay $300,000 to the lender either at maturity, upon full repayment of the principal or upon demand by the lender in the event of default by the Company under the loan agreement (Final Payment). The Company is accruing the Final Payment over the term of the note as interest expense and has accrued a liability of $40,625 and $61,111 as of December 31, 2019 and 2018, respectively. As of December 31, 2019 and 2018, borrowings of $15,000,000 and $10,000,000 were outstanding on the Modification Agreement, respectively.

In connection with issuance of the Venture Loan, and the 2017 Subordinated Notes, the Company issued warrants to purchase 75,458 and 50,000 shares of the Company’s common stock to the lender at an exercise price of $4.97 and $.01 per share, respectively. The Company recorded a discount for the notes at issuance based upon the relative fair value of the warrants totaling $156,458 and $85,057 in 2015 and 2017, respectively, and is amortizing the discount over the term of the notes as interest expense.

As of December 31, 2019, borrowings outstanding for the subordinated notes are reflected in the consolidated financial statements net of a discount of $37,213 and deferred financing costs of $133,920. As of December 31, 2018, borrowings outstanding for the subordinated notes are reflected in the consolidated financial statements net of a discount of $58,477 and deferred financing costs of $57,630.

The Company is required to be in compliance with all covenants set forth in the agreement at each monthly reporting date. The Company was in compliance with all debt covenants throughout 2019.

Note 6:    Capital Leases

The Company leases certain assets under agreements that are classified as capital leases expiring through 2024. Accumulated depreciation as of December 31, 2019 and 2018, was approximately $7,130,904 and $6,328,581, respectively. Depreciation expense of assets under capital leases is included in depreciation and amortization expense in the accompanying consolidated statements of operations and comprehensive income (loss).

Future minimum lease payments pursuant to capital lease obligations as of December 31, 2019, are as follows:

Year ending December 31,
2020	$422,755
2021	162,526
2022	162,526
2023	162,526
2024	81,263

991,596
Less amount representing interest	(136,466)

855,130
Less current portion	(356,280)

Long-term capital lease obligations	$498,850

Note 7:    Shareholders’ Equity

The Company is authorized to issue 11,000,000 shares of common stock with a par value of $0.001 per share, of which 5,103,434 shares are issued and outstanding as of December 31, 2019 and 2018.

All of the Company’s 3,371,345 shares of authorized Series A redeemable preferred stock (Series A Shares) with a par value of $0.001 per share, is issued and outstanding as of December 31, 2019 and 2018.

On April 25, 2016, the Company issued 3,371,345 of its Series A Shares for proceeds of $35,000,000 (Series A Financing). The Series A Shares are reflected in the Company’s financial statements at the original purchase price, net of professional services fees paid in connection with the Series A Financing of $2,789,530. In connection with this transaction, the Company made distributions to shareholders of the Company in the amount of $12,720,374 and compensatory payments to current and former employees of the Company of $5,341,813.

As part of the Series A Financing, the Company issued warrants with an exercise price of $.01 per share to purchase 126,119 shares of its common stock to two purchasers of its Series A Shares and converted a warrant issued to a service provider prior to the Series A Financing into 1,408,664 shares of its common stock in connection with the financing. The warrants issued to the two purchasers of its Series A Shares were allocated a relative fair value of $256,023. See also Footnote 8.

The Company’s Series A Shares entitle the holders to a liquidation preference equivalent to their original issue price, as may be adjusted from time to time for certain events as defined in the various shareholder agreements, plus cumulative dividends of 6.0% of the original issue price. The holders of Series A Shares may at any time after issuance convert their shares into shares of the Company’s common stock conversion price defined in the various shareholder agreements, which is subject to adjustment upon the occurrence of certain events. In addition, the Series A shareholders also possess weighted-average anti-dilution rights, the right to appoint a member to the Company’s board of directors and other protective provisions customarily provided preferred shareholders in transactions of this type. The Series A shareholders also have the right to redeem their shares from the Company five years from the date of issuance, subject to a vote by the holders then holding at least 60% of the Series A Shares at such time, at the fair value of the shares at such time. The Company is accreting the carrying value of the Series A Shares to the estimated redemption price over the period from issuance to the initial date which the shares may be redeemed. As of December 31, 2019, the accumulated dividends on the Series A Shares totaled approximately $7,735,000.

Note 8:    Warrants

The Company has issued common stock warrants to a service provider, a lender, and investors in connection with certain of its debt and equity financings. The Company accounts for the financing instrument (debt or equity instrument) and warrants separately and allocates the proceeds to the instrument and warrant on a relative fair value basis.

In connection with the issuance of the Original Subordinated Notes in June 2015, the Company issued warrants to the holder of the notes to purchase common stock ownership interests in its operating subsidiaries. In connection with the Series A Financing in April 2016, the warrants held by the lender were exchanged for a warrant to purchase 75,458 shares of common stock of B2S Holdings, the parent holding company created in connection with the Series A Financing. The warrants are fully exercisable, have an exercise price of $4.97 per share and expire in 2026.

In connection with its Series A Financing, the Company issued warrants to purchase 126,119 shares of its common stock at an exercise price of $.01 per share to two purchasers of its Series A Preferred shares. The warrants were allocated a relative fair value of $256,023 at the time of issuance. All of the warrants were exercised by the holders in November 2017.

In connection with the issuance of the 2017 Subordinated Notes in October 2017, the Company issued a warrant to the lender to purchase 50,000 shares of common stock at an exercise price of $0.01 per share. The Company allocated $85,057 of relative value to the warrant at issuance and recorded such amount as a discount to the notes issued. Such discount is being amortized to interest expense over the term of the 2017 Subordinated Notes. The warrant expires in 2027.

Note 9:    Employee Benefit Plans

Restricted Shares

On April 25, 2016, the Company granted 1,212,406 shares of restricted common shares to certain employees pursuant to stand-alone restricted share agreements. Under the terms of the restricted share agreements, the underlying shares vest only upon a change of control in the Company, as defined in the agreements. Because the holders of the associated restricted shares vest in such shares only upon a change of control in the Company, the Company has recognized no compensation cost for these awards in the accompanying financial statements. Generally, the term of the restricted share agreements are twelve years from the grant date and rights to award shares may be forfeited by the holder if such holder’s employment with the Company is terminated for defined reasons. As of December 31, 2019 and 2018, 1,181,889 restricted shares were outstanding.

Stock Incentive Plan

In connection with the Series A Financing, the Company’s board of directors adopted the B2S Holdings, Inc. 2016 Stock Incentive Plan (2016 Plan). The 2016 Plan became effective on April 25, 2016, and has a term of ten years from the effective date unless terminated earlier by the Company’s board of directors. The Company has reserved 204,052 shares of common stock for issuance pursuant to awards under the 2016 Plan. The 2016 Plan provides for the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock Awards, Deferred Stock Units and Stock Appreciation Rights to employees, directors and certain non-employees providing services to the Company.

To determine associated stock compensation expense for awards, the fair value of a stock option is determined on the grant date using the Black-Scholes option pricing model. Expected volatility is based on the average historical volatility of similarly situated publicly traded business services companies. The expected term of the option granted represents the period of time that options are expected to be outstanding. The Company used the simplified method under relevant accounting standards to estimate the expected term of the options. The risk-free rate is based on U.S. Treasury yields in effect at the time of the grant for the expected term of the options. The Company accounts for forfeitures in the period they occur resulting in a reversal of all previously recognized compensation expense for awards forfeited.

There were no stock options grants made in 2019. Assumptions for stock option grants made in 2018 are as follows:

	2019	2018
Risk-free interest rate	N/A	1.35 - 2.69%
Volatility factor	N/A	66.84%
Dividend yield	N/A	0.00%
Expected life (years)	N/A	1.23 - 6.08

The grant date fair value of units granted during the year ended December 31, 2019 and 2018, was $0 and $25,166, respectively.

The following table summarizes information for outstanding awards as of December 31, 2019:

	Incentive Units	Weighted- Average Strike Price	Weighted- Average Remaining Contractual Term
Units outstanding as of December 31, 2018	120,000	$1.67
Granted	—	—
Exercised	(3,958)	1.71
Cancelled or expired	(21,042)	1.71

Units outstanding as of December 31, 2019	95,000	$1.66	9.14

Units exercisable as of December 31, 2019	75,250	$1.69	8.93

A summary of the status of the Company’s nonvested awards as of December 31, 2019, is presented below:

Nonvested Units	Incentive Units	Weighted- Average Grant Date Fair Value
Nonvested units at December 31, 2018	53,908	$0.83
Granted	—	—
Vested	(13,116)	0.83
Cancelled or expired	(21,042)	0.43

Nonvested units at December 31, 2019	19,750	$0.96

As of December 31, 2019, there was $18,953 of unrecognized compensation to be recognized over a weighted-average period of 9.97 years.

Defined Contribution Plan

Substantially all of the Company’s employees may participate in a defined contribution plan, offered by the Company, that complies with Section 401(k) of the Internal Revenue Code (401(k) Plan). The Company matches

100% of each participant’s voluntary contributions, subject to a maximum contribution of 4% of the participant’s compensation. Matching contributions are at the election of the Company and are subject to change at any time. Participants vest immediately in their contributions to the 401(k) Plan. For the years ended December 31, 2019 and 2018, total expense under this plan was $617,317 and $665,972, respectively.

Note 10:    Income Taxes

The provision for income taxes is as follows:

	2019	2018
Current expense
Federal	$—	$—
State	—	—
Foreign	—	—

	—	—

Deferred expense
Federal	—	—
State	—	—
Foreign	—	—

	—	—

Income tax expense	$—	$—

The Company’s income tax expense for the years ended December 31, 2019 and 2018, differs from the expected expense based upon the federal statutory rate primarily due to foreign taxes, permanent differences, and changes in the valuation allowance.

As of December 31, 2019 and 2018, the Company’s deferred tax assets and liabilities consisted of the effect of temporary differences attributable to the following:

	2019	2018
Deferred tax assets (liabilities):
Intangible asset	$6,409,022	$6,940,862
Deferred revenues, net	1,476,592	1,722,671
Net operating loss carryforwards	5,913,637	5,744,514
Capitalized software development costs	(2,915,046)	(2,462,286)
Accrued expenses	711,279	995,921
Fixed assets	(159,455)	(201,653)
Allowance for doubtful accounts	21,667	56,067

Deferred tax assets - net	11,457,696	12,796,096
Valuation allowance	(11,457,696)	(12,796,096)

Deferred taxes - net	$—	$—

As of December 31, 2019, the Company had approximately $29,500,000 of U.S. federal and state and foreign net operating loss carryforwards (NOL), that begin to expire in 2026. The Company has not calculated usage limitations of the net operating loss carryforwards associated with the ownership change pursuant to Section 382 of the Federal Internal Revenue Code.

In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax strategies in making this assessment. Based upon this assessment, the Company has recorded a valuation allowance for the entire amount of net deferred tax assets which exist at December 31, 2019 and 2018.

The Company applies the provisions of the FASB accounting standard for uncertainty in income taxes related to unrecognized tax benefits and determined no accrual was necessary for unrecognized tax benefits based on the Company’s tax positions, including all years subject to examination, except as noted in the following paragraph. The Company files income tax returns in U.S. federal and various state jurisdictions, as well as Canadian federal and provincial jurisdictions. The Company is subject to U.S. federal, state and local, as well as Canadian tax examinations by relevant authorities for years 2016 through 2018.

The Company incurred no interest or penalties related to income taxes during the years ended December 31, 2019 and 2018.

Note 11:    Operating Leases

The Company leases office facilities under the terms of various operating leases expiring through 2023. Several of these leases include escalation clauses for adjusting rentals. For the years ended December 31, 2019, rent expense under these lease agreements was $893,870 and $981,644, respectively.

At December 31, 2019, aggregate minimum lease payments on operating leases with original or remaining terms in excess of one year are as follows:

2020	$1,119,154
2021	598,880
2022	609,603
2023	204,094

Total	$2,531,731

Deferred rent expense under office leases was $799,413 and $1,115,261 as of December 31, 2019 and 2018, respectively, and is included in deferred rent expense in the accompanying consolidated balance sheets. The deferred rent expense is being amortized over the life of the associated office lease or asset, whichever is shorter.

Note 12:    Contingencies

During 2014 and 2015, the Company accrued a liability of approximately $2 million by reducing revenues during that period as an estimate of a liability for certain undetermined contractual arrangements. The amounts recorded are classified as a current liability at December 31, 2019 and 2018, pending the ultimate resolution of this matter.

In the ordinary course of business, the Company has been, and may in the future be put on notice by a third party for claims pursuant to contractual obligations, alleged infringement of a proprietary right or other claims. In general, the resolution of any such matter could be material to the Company’s financial condition or cash flows, or both, or could otherwise adversely affect the Company’s operating results. The Company makes a provision for a liability relating to such claims when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. As of December 31, 2019 and 2018, there were no such matters for which the Company had recorded a liability associated with any anticipated loss.

Note 13:    Litigation

The Company is from time to time a party to legal proceedings, which arise in the ordinary course of business. The Company is not currently involved in any litigation, in which the outcome would, in management’s judgment based on information currently available, have a material adverse effect on the consolidated results of operations or financial condition of the Company.

On June 27, 2018, the Company settled a dispute it had with a counter-party to an agreement by agreeing to accept a one-time payment in the amount of $3 million from such party in exchange for the Company agreeing to release certain claims against such party. The Company received the payment in August 2018 and such amount is included in “Settlement” in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss).

* * * * *

Annex A-1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

VPC Impact Acquisition Holdings,

Pylon Merger Company LLC

and

Bakkt Holdings, LLC

Dated January 11, 2021

A-i

A-ii

A-iii

EXHIBITS:

Exhibit A	Form of Surviving Company LLC Agreement
Exhibit B	Form of Exchange Agreement
Exhibit C	Form of Tax Receivable Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Voting Agreement
Exhibit F	Form of Stockholders Agreement
Exhibit G	Form of Bakkt Pubco Charter
Exhibit H	Form of Bakkt Pubco Bylaws
Exhibit I	Form of Equity Incentive Plan
Exhibit J	Form of Support Agreement
Exhibit K	Form of Certificate of Merger

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 11, 2021, by and among VPC Impact Acquisition Holdings, a Cayman Islands exempted company (“VIH”), Pylon Merger Company LLC, a Delaware limited liability company and wholly-owned subsidiary of VIH (“Merger Sub”), and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt Opco”). VIH, Merger Sub and Bakkt Opco may be referred to herein, collectively, as the “Parties” and, individually, as a “Party”.

RECITALS

WHEREAS, VIH is a blank check company formed in the Cayman Islands for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions hereof, (a) immediately prior to the Effective Time, VIH will effect the transfer by way of continuation of VIH from the Cayman Islands to the State of Delaware VIH in accordance with the applicable provisions of the Companies Act (2020 Revision) of the Cayman Islands (the “Companies Act”) and a continuation of VIH by way of domestication under Section 388 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) and be renamed “Bakkt Holdings, Inc.” (such renaming, the “Name Change”) (with the resulting corporation being referred to herein as “Bakkt Pubco”) (such deregistration and domestication, including all matters necessary or ancillary in order to effect such domestication, including the filing of the certificate of corporate domestication and the Bakkt Pubco Charter, the “Domestication”) and (b) at the Effective Time, Merger Sub will merge with and into Bakkt Opco (the “Merger”) with Bakkt Opco being the surviving limited liability company (with the surviving company being referred to herein as “Surviving Company”);

WHEREAS, following the Domestication, the holders of VIH Warrants shall, pursuant to the terms of such VIH Warrants, have the right to purchase and receive, upon the basis of, and upon terms and conditions specified in, such VIH Warrants and in lieu of the VIH Class A Shares immediately theretofore purchasable and receivable upon the exercise of rights represented thereby, the number of Bakkt Pubco Class A Shares receivable in connection with the Domestication that the holder of such VIH Warrants would have received if such holder had exercised its VIH Warrant(s) immediately prior to the Domestication (the VIH Warrants, so converted, are referred to as the “Bakkt Pubco Warrants”);

WHEREAS, the board of directors of VIH (“VIH Board”) has unanimously approved this Agreement, the Transaction Documents to which VIH is or will be a party, the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which VIH is or will be a party, including the Domestication, the Merger, the issuance of the Bakkt Pubco Class A Shares and the Bakkt Pubco Class V Shares in connection with the Merger, and the PIPE Financing, and the adoption and approval of the Equity Incentive Plan (all such transactions, as well as the other transactions contemplated by this Agreement and the other Transaction Documents, collectively, the “Transactions”), in accordance with the Companies Act, the DGCL and the Organizational Documents of VIH;

WHEREAS, the VIH Board has unanimously (a) determined that the Transactions are advisable and in the best interests of VIH, (b) resolved to submit this Agreement to VIH Shareholders for their approval and (c) resolved to recommend adoption and approval of this Agreement and the Domestication, the Merger, the issuance of the Bakkt Pubco Class A Shares and the Bakkt Pubco Class V Shares, and the Equity Incentive Plan by VIH Shareholders;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, VIH, in its capacity as the sole member of Merger Sub, has approved this Agreement and approved the consummation of the

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Transactions to which Merger Sub is or will be a party, including the Merger, in accordance with the Delaware Limited Liability Company Act (as amended, the “DLLCA”) and the Organizational Documents of Merger Sub pursuant to which Merger Sub obtained the Merger Sub Equity Holder’s Approval;

WHEREAS, the Board of Managers of Bakkt Opco has unanimously (a) determined that this Agreement and the Transactions, including the Merger are advisable and in the best interests of the Bakkt Equity Holders, (b) approved this Agreement and approved the consummation of the Transactions to which Bakkt Opco is or will be a party, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including the Merger, (c) resolved to submit this Agreement, the Transaction Documents, the Merger and the other Transactions to the Bakkt Equity Holders for their adoption and approval and (d) resolved to recommend the adoption and approval of this Agreement, the Transaction Documents, the Merger and the other Transactions by the Bakkt Equity Holders;

WHEREAS, as a material inducement to VIH’s and Merger Sub’s willingness to enter into this Agreement, (a) promptly (but in any event within twenty-four (24) hours) after the execution and delivery of this Agreement, the Majority Bakkt Equity Holder is entering into a Support Agreement (collectively, the “Initial Bakkt Equity Holder Support Agreement”) and (b) promptly (but in any event within seven (7) days) after the execution and delivery of this Agreement, the Bakkt Equity Holders holding, together with persons delivering the Initial Bakkt Equity Holders Support Agreement, sufficient Bakkt Interests to obtain the Bakkt Equity Holders Approval (the Bakkt Equity Holders holding sufficient Bakkt Interests to obtain the Bakkt Equity Holders Approval, collectively the “Requisite Bakkt Equity Holders”), will enter into a Joinder Agreement (the “Joinder”) agreeing to become a party to such Initial Bakkt Equity Holder Support Agreement in the form attached to such Initial Bakkt Equity Holder Support Agreement (the Joinder, together with the Initial Bakkt Equity Holder Support Agreement, the “Support Agreements”), in each case in the form attached hereto as Exhibit J;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, VIH Sponsor has entered into a letter agreement with VIH and Bakkt Opco (the “VIH Sponsor Letter”) pursuant to which, subject to the terms and conditions set forth therein, at and conditioned upon the Closing, (a) VIH Sponsor has agreed to waive the anti-dilution rights set forth in Article 17.3 of VIH’s Amended and Restated Memorandum and Articles of Association (the “VIH Memorandum and Articles”) with respect to the VIH Class B Shares owned by VIH Sponsor that may be triggered from the PIPE Financing, the Merger and/or the other transactions contemplated hereunder, (b) VIH Sponsor has agreed to the provisions set forth in Section 5.11, and (c) VIH Sponsor has agreed to vote all VIH Class B Shares held by it in favor of the adoption and approval of this Agreement and the other Voting Matters;

WHEREAS, concurrently with the execution and delivery of this Agreement, VIH has entered into Subscription Agreements (the “PIPE Subscription Agreements”) with certain investors (“PIPE Investors”) pursuant to which such investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase, at the Closing, up to 32,500,000 Bakkt Pubco Class A Shares at $10.00 per share in cash, for aggregate gross proceeds to VIH of up to $325,000,000 (the “PIPE Financing”);

WHEREAS, VIH and VIH Sponsor entered into that certain Registration Rights Agreement, dated as of September 22, 2020 (the “Original RRA”);

WHEREAS, Bakkt Pubco, certain of the Bakkt Equity Holders, VIH Sponsor and certain other parties thereto will, concurrently with the Closing, enter into a registration rights, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), and in connection with the execution of the Registration Rights Agreement, the parties to the Original RRA desire to terminate the Original RRA and replace it with the Registration Rights Agreement; and

WHEREAS, as a condition to the consummation of the Transactions and in accordance with the terms hereof and Article 51 of the VIH Memorandum and Articles, VIH shall provide an opportunity to its shareholders to have their shares of VIH Class A Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the VIH Memorandum and Articles.

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NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CLOSING TRANSACTIONS; THE MERGER

Section 1.1 Closing Transactions. At the Closing, the parties shall cause the consummation of the following transactions in the following order, in each case, conditional upon each transaction having been consummated, upon the terms and subject to the conditions of this Agreement: (i) VIH Sponsor shall waive the anti-dilution rights set forth in Article 17.3 of the VIH Memorandum and Articles with respect to the VIH Class B Shares that may result from the PIPE Financing, the Merger and/or the other transactions contemplated hereunder, in each case, pursuant to and in accordance with the terms of the VIH Sponsor Letter; (ii) VIH shall consummate the Domestication; (iii) the PIPE Investors and VIH shall consummate the PIPE Financing; and (iv) the Certificate of Merger shall be executed, delivered, and filed in accordance with Section 1.4 hereof.

Section 1.2 Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into Bakkt Opco in accordance with Section 18-209 of the DLLCA, whereupon the separate limited liability company existence of Merger Sub shall cease, and Bakkt Opco shall continue as the surviving limited liability company in the Merger. Any reference in this Agreement to Bakkt Opco for periods from and after the Effective Time will be deemed to include Surviving Company.

Section 1.3 Location and Date. The consummation of the transactions contemplated by this Agreement, including the Transactions (the “Closing”), shall take place (a) electronically by remote mutual exchange of signatures and documents commencing as promptly as reasonably practicable (and in any event no later than 8:00 a.m., Eastern Time, on the fifth (5th) Business Day) following the date on which all conditions to the Closing set forth in Article VII shall have been satisfied or waived to the extent such conditions can be waived in accordance with applicable Law (other than those that by their terms are not contemplated to be satisfied until the time of the Closing, but subject to the fulfillment or waiver of such conditions at the time of the Closing) or (b) such other place, date or time as VIH and Bakkt Opco may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.4 Effective Time. In connection with the Closing, on the Closing Date, VIH and Bakkt Opco shall cause a certificate of merger, in the form attached hereto as Exhibit K (the “Certificate of Merger”), to be executed, acknowledged and filed with the Office of the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with and accepted by the Office of the Secretary of State of the State of Delaware, unless VIH and Bakkt Opco shall agree and specify a subsequent date or time (the time at which the Merger becomes effective, the “Effective Time”).

Section 1.5 Effects of Merger. The Merger will have the effects provided in this Agreement and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and Bakkt Opco shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Surviving Company set forth in this Agreement to be performed after the Effective Time.

Section 1.6 Organizational Documents of Surviving Company. At the Effective Time, the certificate of formation of Bakkt Opco as of the date hereof shall become the certificate of formation of Surviving Company

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and the limited liability company agreement of Bakkt Opco shall be amended and restated in the form attached hereto as Exhibit A (the “Surviving Company LLC Agreement”), which shall become the limited liability company agreement of the Surviving Company, in each case until thereafter amended in accordance with the DLLCA and as provided in such certificate of formation or limited liability company agreement, as applicable.

Section 1.7 Directors, Managers and Officers of Surviving Company. Except as provided in Section 5.12(b), the officers of Bakkt Opco immediately prior to the Closing shall, from and after the Effective Time, become officers of Surviving Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of Surviving Company and applicable Law. From and after the Effective Time, the sole manager of the Surviving Company shall be Bakkt Pubco, which shall be the sole managing member of Surviving Company (and all members of the Board of Managers of Bakkt Opco immediately prior to the Effective Time shall resign or be removed as of the Effective Time), until the Organizational Documents of Surviving Company are thereafter amended in accordance with the DLLCA and as provided in such Organizational Documents.

Section 1.8 Certain Closing Deliveries.

(a) At the Closing, on the terms and conditions set forth in this Agreement, Bakkt Pubco shall deliver to Bakkt Opco:

(i) a copy of the Surviving Company LLC Agreement, duly executed by Bakkt Pubco;

(ii) a copy of the Exchange Agreement in the form attached hereto as Exhibit B (the “Exchange Agreement”), duly executed by Bakkt Pubco;

(iii) a copy of the Tax Receivable Agreement in the form attached hereto as Exhibit C (the “Tax Receivable Agreement”), duly executed by Bakkt Pubco;

(iv) a copy of the Registration Rights Agreement, duly executed by Bakkt Pubco;

(v) a copy of the Voting Agreement in the form of Exhibit E (the “Voting Agreement”), duly executed by Bakkt Pubco;

(vi) a copy of the Stockholders Agreement in the form of Exhibit F (the “Stockholders Agreement”), duly executed by Bakkt Pubco and VIH Sponsor; and

(vii) a certificate, dated as of the Closing Date and duly executed by an authorized officer of Bakkt Pubco, certifying that the conditions set forth in each of Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

(b) At the Closing, on the terms and conditions set forth in this Agreement, Bakkt Opco shall deliver to Bakkt Pubco:

(i) a copy of the Surviving Company LLC Agreement, duly executed by the Requisite Bakkt Equity Holders (which shall include, without limitation, the holders of a majority in interest of the Surviving Company Common Units (other than Bakkt Pubco));

(ii) a copy of the Exchange Agreement, duly executed by the Requisite Bakkt Equity Holders (which shall include, without limitation, the holders of a majority in interest of the Surviving Company Common Units (other than Bakkt Pubco));

(iii) a copy of the Tax Receivable Agreement, duly executed by the Requisite Bakkt Equity Holders (which shall include, without limitation, the holders of a majority in interest of the Surviving Company Common Units (other than Bakkt Pubco));

(iv) manager resignation letters, in the form reasonably agreed to by VIH and Bakkt Opco, duly executed by each manager on the Board of Managers of Bakkt Opco;

(v) a copy of the Voting Agreement, duly executed by the Majority Bakkt Equity Holder;

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(vi) a certificate, dated as of the Closing Date and duly executed by an authorized officer of Bakkt Opco, certifying that the conditions set forth in each of Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied;

(vii) a copy of the Stockholders Agreement, duly executed by the Requisite Bakkt Equity Holders (which shall include, without limitation, the holders of a majority in interest of the Surviving Company Common Units (other than Bakkt Pubco));

(viii) a certificate from the Secretary of State of the State of Delaware, dated within ten (10) Business Days prior to the Closing Date, certifying that Bakkt Opco is in good standing;

(ix) the PCAOB Financial Statements; and

(x) a copy of the Registration Rights Agreement, duly executed by the Requisite Bakkt Equity Holders (which shall include, without limitation, the holders of a majority in interest of the Surviving Company Common Units (other than Bakkt Pubco)).

ARTICLE II

EFFECT OF THE DOMESTICATION AND MERGER

Section 2.1 Actions to Effect Domestication. Immediately prior to the Effective Time, subject to obtaining the VIH Shareholders’ Approval:

(a) VIH shall attend to and effect all filings, including with the Registrar of Companies in the Cayman Islands, as required under the Companies Act to effect the Domestication;

(b) VIH shall duly execute and file a certificate of corporate domestication with the Office of the Secretary of State of the State of Delaware;

(c) VIH shall duly execute and file a certificate of incorporation with the Secretary of State of the State of Delaware in the form of the certificate of incorporation attached hereto as Exhibit G (the “Bakkt Pubco Charter”), effective as of immediately prior to the Effective Time, which shall be the certificate of incorporation of Bakkt Pubco until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation;

(d) Bakkt Pubco shall adopt bylaws in the form of the bylaws attached hereto as Exhibit H (the “Bakkt Pubco Bylaws”), effective as of immediately prior to the Effective Time, which shall be the bylaws of Bakkt Pubco until thereafter amended in accordance with the DGCL, the Bakkt Pubco Charter and as provided in such Bakkt Pubco Bylaws; and

(e) VIH shall take any other action reasonably necessary to consummate the Domestication in accordance with the applicable provisions of the DGCL and the Companies Act, in each case such that the Domestication shall become effective prior to the Effective Time. Upon the reasonable request of VIH, Bakkt Opco shall execute, acknowledge and deliver all such instruments and documents and shall take all such other actions reasonably required to consummate and make effective the Domestication, including, without limitation, in respect of the Name Change, executing a consent for the use of a similar corporate name or similar document.

Section 2.2 Effect of Domestication. Upon the Domestication, subject to consummation of the Merger and effective as of immediately prior to the Effective Time, by virtue of the Domestication and without any action on the part of VIH, any VIH Shareholder or any other Person:

(a) Each VIH Public Unit issued and outstanding immediately prior to the Domestication shall be separated into its component share of VIH Class A Share and VIH Warrant;

(b) (i) Each VIH Class A Share issued and outstanding immediately prior to the Domestication shall remain outstanding and shall be automatically converted into one (1) Bakkt Pubco Class A Share and (ii) the

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transfer books of VIH and Bakkt Pubco shall record such conversion; provided, however, that each VIH Class A Share owned by Public Stockholders who have validly elected to redeem their shares in connection with the Redemption shall entitle the holder thereof to receive only cash in an amount equal to the Redemption Price as provided for in the Trust Agreement and the VIH Memorandum and Articles.

(c) (i) Each VIH Class B Share issued and outstanding immediately prior to the Domestication shall be automatically converted into one (1) Bakkt Pubco Class A Share, (ii) the transfer books of VIH and Bakkt Pubco shall record such conversion and (iii) all rights in respect of all VIH Class B Shares shall cease to exist, other than the right to receive the Bakkt Pubco Class A Shares in accordance with this Section 2.2(c).

(d) Each of the VIH Warrants shall be automatically converted into one (1) Bakkt Pubco Warrant.

(e) Any reference in this Agreement to VIH Class A Shares and VIH Class B Shares, collectively, for periods from and after the Domestication will be deemed to include the Bakkt Pubco Class A Shares. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that the Domestication will occur immediately prior to the Merger for Tax and all other purposes. For the avoidance of doubt, any reference in this Agreement to Bakkt Pubco for periods prior to the Domestication shall mean VIH and any reference in this Agreement to VIH for periods from and after the Domestication shall mean Bakkt Pubco.

Section 2.3 Merger and Closing Payments; Effect on Equity Interests.

(a) At the Closing, Bakkt Pubco shall:

(i) pay, as applicable, directly to each Person to whom Bakkt Transaction Expenses or VIH Transaction Expenses are owed, all sums necessary and sufficient to fully pay, discharge and satisfy all such Bakkt Transaction Expenses or VIH Transaction Expenses, in each case as reflected on the Closing Statement;

(ii) pay, by wire transfer of immediately available funds, to Bakkt Opco (to such account or accounts of Bakkt Opco as Bakkt Opco shall designate in writing to VIH not less than two (2) Business Days prior to the Closing Date) the amount of Bakkt Transaction Expenses paid prior to Closing, as reflected on the Closing Statement; and

(iii) pay, by wire transfer of immediately available funds, to Bakkt Opco (to such account or accounts of Bakkt Opco as Bakkt Opco shall designate in writing to VIH not less than two (2) Business Days prior to the Closing Date), an amount equal to the Available Cash.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Bakkt Pubco, Merger Sub, Bakkt Opco or any of the Bakkt Equity Holders:

(i) all issued and outstanding Bakkt Interests held by Bakkt Opco or any of its Subsidiaries (the “Excluded Bakkt Interests”) shall be automatically cancelled and no consideration shall be issued or paid in respect thereof;

(ii) the Bakkt Interests held by each Bakkt Equity Holder (other than the Excluded Bakkt Interests) shall be converted into the right to receive (the “Merger Consideration”) from Surviving Company and from Bakkt Pubco the number of Surviving Company Common Units and the number of validly issued, fully paid and nonassessable Bakkt Pubco Class V Shares, respectively, that such Bakkt Equity Holder would be entitled to receive if the Aggregate Merger Consideration were distributed by Bakkt Opco in a Deemed Liquidation consistent with the illustrative calculation (which assumes that the Effective Time occurred on the date hereof) set forth in Section 2.3(b)(ii) of the Bakkt Disclosure Letter (the “Illustrative Merger Consideration Spreadsheet”), which Illustrative Merger Consideration Spreadsheet shall be updated by Bakkt Opco as of the Effective Time (the “Final Merger Consideration Spreadsheet”) to reflect any transfers of interests prior to the Effective Time in accordance with the Bakkt Opco LLC Agreement or other applicable events;

(iii) each holder of Surviving Company Common Units acquired pursuant to the foregoing clause (ii) shall automatically be deemed to continue as a member of Surviving Company with respect to such Surviving Company Common Units; and

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(iv) the limited liability company interests of Merger Sub shall be converted into a number of Surviving Company Common Units equal to the number of Bakkt Pubco Class A Shares outstanding as of immediately prior to the Effective Time (after giving effect to the Domestication, the consummation of the PIPE Financing and the Redemption), and Bakkt Pubco, as the sole holder thereof, shall automatically be admitted as a member, and the managing member, of Surviving Company in accordance with the terms of the Surviving Company LLC Agreement.

(c) As of the Effective Time, the Bakkt Interests (other than the Excluded Bakkt Interests) shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of such Bakkt Interests (other than the Excluded Bakkt Interests) shall cease to have any rights with respect thereto, except for the right of such holder to receive a portion of the Merger Consideration in accordance with the terms hereof.

(d) For the avoidance of doubt, the aggregate consideration to be received in respect of the Merger by (or otherwise allocated to, in the case of Section 2.5) all of the Bakkt Equity Holders pursuant to this Section 2.3, pursuant to Section 2.4, and any holders of Bakkt Opco Warrants pursuant to Section 2.5 shall be equal to (and in no event shall exceed) the Aggregate Merger Consideration.

Section 2.4 Treatment of Bakkt Incentive Plan Awards.

(a) At the Effective Time, in accordance with Section 2.3(b)(ii), the Bakkt Opco Incentive Units held by Bakkt Management shall be converted into the right to receive the Merger Consideration as set forth on the Final Merger Consideration Spreadsheet; provided, without limiting the generality of the foregoing, that the Merger Consideration in respect of such Bakkt Opco Incentive Units (and the corresponding interests in Bakkt Management held by Participants (as defined in the Bakkt Equity Incentive Plan) under the Bakkt Equity Incentive Plan) shall vest in three equal installments, with one third vesting at the Effective Time, one third vesting on the first anniversary of the Effective Time, and one third vesting on the second anniversary of the Effective Time, as if the Transactions constituted an IPO under the Bakkt Equity Incentive Plan; and, provided, further, that if a Participant is terminated without Cause (as defined in the Bakkt Equity Incentive Plan) within two years following the Effective Time, the Merger Consideration in respect of all then unvested Bakkt Opco Incentive Units and corresponding interests in Bakkt Management relating to such Participant shall immediately vest in full.

(b) At the Effective Time, each Participation Unit shall be treated as if the Transactions constituted an IPO under the Bakkt Equity Incentive Plan, with one third vesting at the Effective Time, one third vesting on the first anniversary of the Effective Time, and one third vesting on the second anniversary of the Effective Time; provided, that if a Participant is terminated without Cause (as defined in the Bakkt Equity Incentive Plan) within two years following the Effective Time, all then unvested Participation Units shall immediately vest in full. Any Participation Unit that vests in accordance with the preceding sentence shall experience a Participation Unit Payment Event (as defined in the Bakkt Equity Incentive Plan) on the date of vesting and shall be treated (including with respect to the date and amount of payment in respect thereto) as if a Participation Unit Payment Event has occurred; provided, that with respect to Participation Units that vest on the first and second anniversary of the Effective Time (or earlier upon a termination without Cause), the amount that would be payable upon a Participation Unit Payment Event occurring on such date shall be adjusted to reflect a notional investment in Bakkt Pubco Class A Shares in the principal amount equal to the amount that would have been payable had all such Participation Units experienced a Participation Unit Payment Event at the Effective Time, made as of the Effective Time and held through such Participation Unit Payment Event; and, provided, further, that any Participation Unit that vests after the date that is six months after the day the Closing occurs may be settled with Bakkt Pubco Class A Shares or Awards (as defined in the Equity Incentive Plan, based on the trading value of the Bakkt Pubco Class A Shares as of the close of business of the date of settlement), in each case equivalent in value on the day of settlement to the amount that otherwise would be payable in accordance with this Section 2.4(b) in cash.

(c) The administrator under the Bakkt Equity Incentive Plan has determined that the treatment of Bakkt Opco Incentive Units (and the corresponding interests in Bakkt Management) and Participation Units set forth in Section 2.4(a) and Section 2.4(b) is an equitable treatment contemplated and required by Section 4(c) of the

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Bakkt Equity Incentive Plan in order to provide participants the intended benefits of their awards under the Bakkt Equity Incentive Plan. Prior to the Closing, Bakkt Opco shall provide a written notification to all Participants under the Bakkt Equity Incentive Plan summarizing the effect the Transaction will have on Bakkt Opco Incentive Units (and the corresponding interests in Bakkt Management) and Participation Units pursuant to Section 2.4(a) and Section 2.4(b). Bakkt Opco will provide the form of such written notification to VIH and its counsel at least two (2) Business Days prior to the distribution to the Participants and shall reasonably review and consider in good faith the reasonable comments of VIH and its counsel for inclusion into such written notification.

(d) Bakkt Opco shall take all necessary actions to effect the treatment of Bakkt Opco Incentive Units (and the corresponding interests in Bakkt Management) and Participation Units pursuant to Section 2.4(a) and Section 2.4(b) in accordance with Section 2.4(a) and Section 2.4(b) and the Bakkt Equity Incentive Plan and the applicable award agreements (as modified by Section 2.4(a) and Section 2.4(b)). The Board of Managers of Bakkt Opco shall amend the Bakkt Equity Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated Equity Interests under the Bakkt Equity Incentive Plan and provide that Equity Interests in respect of Bakkt Opco Incentive Units and Participation Units that for any reason become re-eligible for future issuance, shall be cancelled, and (ii) provide that no new Bakkt Opco Incentive Units or Participation Units will be granted under the Bakkt Equity Incentive Plan. Bakkt Opco will provide such amendments to the Bakkt Equity Incentive Plan to VIH and its counsel at least two (2) Business Days prior to adoption and shall reasonably review and consider in good faith the reasonable comments of VIH and its counsel for inclusion in such amendments.

Section 2.5 Treatment of Bakkt Opco Warrants. At the Effective Time, in accordance with Section 2.3(b)(ii), each warrant to purchase Bakkt Interests (each, a “Bakkt Opco Warrant”) shall be converted into the right to receive, upon exercise thereof and payment of the exercise price therefor, from Surviving Company and from Bakkt Pubco the number Warrant Interests set forth opposite such warrant holder’s name on the Final Merger Consideration Spreadsheet. The Merger shall not constitute an “IPO” or a “Liquidity Event”, each as defined in the applicable Bakkt Opco Warrant. Upon exercise of a Bakkt Opco Warrant, the holder thereof shall be obligated to execute and become a party to the Surviving Company LLC Agreement, the Exchange Agreement, the Tax Receivables Agreement, the Stockholders Agreement and the Registration Rights Agreement.

Section 2.6 Exchange.

(a) Promptly following the date hereof, Bakkt Opco shall mail to each Bakkt Equity Holder (i) a letter of transmittal in the form agreed to by VIH and Bakkt Opco (the “Letter of Transmittal”) and (ii) instructions for delivering the Letter of Transmittal in exchange for the Merger Consideration in accordance with this Agreement and the Final Merger Consideration Spreadsheet, as well as a request to have such Bakkt Equity Holder deliver an executed Letter of Transmittal to Bakkt Opco no less than ten (10) Business Days prior to the estimated Closing Date. Upon delivery of such Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, such Bakkt Equity Holder shall be entitled to receive in exchange therefor the Merger Consideration to which such Bakkt Equity Holder is entitled. Bakkt Opco shall provide VIH with a copy of each Letter of Transmittal it receives promptly after receipt thereof. Until delivery of a Letter of Transmittal as contemplated by this Section 2.6, each Bakkt Interest shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof in accordance with the Final Merger Consideration Spreadsheet. Upon receipt of an executed Letter of Transmittal from a Bakkt Equity Holder, Bakkt Pubco shall direct Bakkt Pubco’s transfer agent to note the ownership in the transfer agent’s books and records of the Bakkt Pubco Class V Shares issuable to such Bakkt Equity Holders as Merger Consideration.

(b) The Merger Consideration issued and paid upon the delivery for exchange of Bakkt Interests in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Bakkt Interests formerly outstanding. At the Effective Time, the membership transfer books of Bakkt Opco shall be closed and there shall be no further registration of transfers of the Bakkt Interests that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Bakkt Interests are presented to Bakkt Pubco for transfer, such Bakkt Interests shall be cancelled and exchanged as provided in this Article II.

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(c) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional Bakkt Pubco Class V Shares or Surviving Company Common Units shall be issued upon the delivery of the Merger Consideration to the Bakkt Equity Holders, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a VIH Shareholder or member of the Surviving Company. No payment shall be made with respect to fractional Surviving Company Common Units or Bakkt Pubco Class V Shares, and the number thereof shall be rounded down to the nearest whole number.

(d) None of VIH, Surviving Company, Bakkt Pubco or any other Person shall be liable to any Person in respect of Bakkt Pubco Class V Shares or Surviving Company Common Units (or any dividends or other distributions with respect thereto) or cash (if applicable) properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.7 Closing Statement; Determination of Available Cash. On the date the right of Redemption expires, Bakkt Opco and VIH shall jointly prepare and deliver a statement (the “Closing Statement”) that sets forth the Parties’ good faith determination of the Available Cash and the components thereof, including the amount of funds available in the Trust Account following the Redemption, the gross proceeds of the PIPE Financing, the Bakkt Transaction Expenses, the VIH Transaction Expenses and a determination as to whether Available Cash is at least equal to the Minimum Available Cash.

Section 2.8 Withholding Rights. VIH (or Bakkt Pubco) and Bakkt Opco (or Surviving Company) (and any of their respective Representatives) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that the relevant payor will (a) provide written notice to the relevant payee at least ten (10) days prior to any such deduction or withholding (other than with respect to compensatory payments, if any) and (b) use commercially reasonable efforts to cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BAKKT OPCO

Bakkt Opco makes the following representations and warranties to VIH and Merger Sub as of the date of this Agreement and as of the Closing, except as disclosed by Bakkt Opco in the written Bakkt Disclosure Letter provided to VIH dated as of the date of this Agreement (the “Bakkt Disclosure Letter”), which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosure in any section or subsection of the Bakkt Disclosure Letter corresponding to any section or subsection of this Article III shall qualify other sections and subsections in this Article III so long as its relevance to such other section or subsection of this Article III is reasonably clear on the face of the information disclosed therein.

Section 3.1 Due Organization.

(a) Bakkt Opco is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all necessary limited liability company or other power and authority to carry on its business as is currently conducted. Except as would not be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole, Bakkt Opco is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business as currently conducted makes such licensing or qualification necessary.

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(b) Except as would not be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole, each of the Subsidiaries of Bakkt Opco is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, has all necessary limited liability company or other power and authority to carry on its business as is currently conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business as currently conducted makes such licensing or qualification necessary. Each of Bakkt Opco and its Subsidiaries are not in violation of any provision of their respective Organizational Documents in any material respect.

(c) Section 3.1(c) of the Bakkt Disclosure Letter lists for each of Bakkt Opco and its Subsidiaries the jurisdiction of organization, all jurisdictions in which it is so qualified to conduct business and all names other than its legal name under which it does business. Bakkt Opco has provided or made available to VIH accurate and complete copies of the Organizational Documents of Bakkt Opco and each of its Subsidiaries as amended to date and as currently in effect.

Section 3.2 Authorization; No Conflict.

(a) Bakkt Opco has full limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Bakkt Opco of this Agreement and the Transaction Documents to which it is a party, the performance by Bakkt Opco of its obligations hereunder and thereunder and the consummation by Bakkt Opco of the Transactions have been duly authorized by all requisite limited liability company action on the part of Bakkt Opco. This Agreement has been duly and validly executed and delivered by Bakkt Opco, and (assuming due authorization, execution and delivery by any other applicable parties thereto) constitutes, or upon such delivery constitutes, a legal, valid and binding obligation of Bakkt Opco enforceable against Bakkt Opco in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforcement Exceptions”). Bakkt Opco’s Board of Managers, unanimously and in accordance with Bakkt Opco’s Organizational Documents: (i) determined that this Agreement, the Transaction Documents and the Merger and the other Transactions are advisable, fair to, and in the best interests of, Bakkt Opco and its members, (ii) approved this Agreement, the Transactions and the Merger and the other Transactions in accordance with the DLLCA, (iii) directed that this Agreement be submitted to Bakkt Opco’s members for adoption and (iv) recommended that Bakkt Opco’s members adopt this Agreement. The Bakkt Equity Holders Approval constitutes the requisite vote of the holders of Bakkt Interests to adopt and approve this Agreement, the Transaction Documents, the Merger and the other Transactions in accordance with the DLLCA and Bakkt Opco’s Organizational Documents.

(b) Except the required Regulatory Filings, or as otherwise set forth on Section 3.2(b) of the Bakkt Disclosure Letter, the execution, delivery and performance of this Agreement and the Transaction Documents by Bakkt Opco and its Subsidiaries, and the consummation of the Transactions, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of the Organizational Documents of Bakkt Opco or any of its Subsidiaries; (ii) require any material consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority; or (iii) violate, conflict with, result in a breach or default under (with notice or lapse of time or both), result in, or give any Person a right of, termination, cancellation, acceleration, suspension, modification or revocation under, give rise to any obligation to make payments or provide compensation under, result in the creation of any Lien upon any of the properties or assets of Bakkt Opco or any of its Subsidiaries under, give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback or penalty, accelerate the maturity or performance under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any Material Contract or any material Permit necessary to, in each case in all material respects, lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties (each a “Material Permit”).

Section 3.3 Capitalization.

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(a) Section 3.3(a) of the Bakkt Disclosure Letter sets forth a correct and complete list of all of the issued and outstanding, or reserved for issuance, limited liability company interests or other Equity Interests of Bakkt Opco and each of its Subsidiaries set forth on Section 3.1(c) of the Bakkt Disclosure Letter and the holders thereof. All outstanding Equity Interests in Bakkt Opco and each of its Subsidiaries (i) have been duly authorized and validly issued, (ii) with respect to the Subsidiaries of Bakkt Opco that are corporations, are fully paid and nonassessable, (iii) were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Organizational Documents of Bakkt Opco or such Subsidiary, as applicable), rights of first refusal or similar rights and (iv) are owned free and clear of any Liens other than those created or imposed (x) under Bakkt Opco’s or any of its Subsidiaries’ Organizational Documents, as applicable, (y) under applicable securities Laws or (z) except to the extent Bakkt Opco has actual knowledge (without having conducted any investigation or inquiry) thereof, by Persons other than the Majority Bakkt Equity Holder, Bakkt Opco or any of Bakkt Opco’s Subsidiaries. Except as set forth in Section 3.3(a) of the Bakkt Disclosure Letter there are no options, warrants, equity securities, calls, rights, commitments or agreements (including agreements for convertible equity securities) to which Bakkt Opco or any of its Subsidiaries is a party or by which Bakkt Opco or any of its Subsidiaries is bound obligating Bakkt Opco or such Subsidiary, as applicable, to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold additional Equity Interests of Bakkt Opco or any of its Subsidiaries or obligating the Bakkt Opco or any of its Subsidiaries to enter into any commitment or agreement containing such obligation. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement and the Transaction Documents, no Equity Interests of Bakkt Opco or any of its Subsidiaries are issuable.

(b) All of the issued and outstanding Equity Interests of Bakkt Opco and its Subsidiaries have been granted, offered, sold and issued in material compliance with all applicable securities Laws. Except as set forth in the Organizational Documents of Bakkt Opco or its Subsidiaries, as applicable, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Equity Interests of Bakkt Opco or its Subsidiaries. Except as set forth in the Organizational Documents of Bakkt Opco or its Subsidiaries, as applicable, there are no outstanding contractual obligations of Bakkt Opco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of Bakkt Opco or any of its Subsidiaries, nor has Bakkt Opco or any of its Subsidiaries granted any registration rights to any Person with respect to any Equity Interests of Bakkt Opco or any of its Subsidiaries. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement and the Transaction Documents, no rights in connection with any interests, warrants, rights, options or other securities of Bakkt Opco or any of its Subsidiaries accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as set forth on Section 3.3(c) of the Bakkt Disclosure Letter, neither Bakkt Opco nor any of its Subsidiaries owns any Equity Interest in any Person (other than Bakkt Opco or one of its Subsidiaries), nor are such parties a participant in any joint venture, partnership, limited liability company, trust, association or other noncorporate entity (other than Bakkt Opco or any of its Subsidiaries). There are no outstanding contractual obligations of Bakkt Opco or any of its Subsidiaries to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 3.4 Financial Statements.

(a) Section 3.4(a) of the Bakkt Disclosure Letter sets forth the true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) each of Bakkt Opco’s audited consolidated financial statements consisting of the consolidated balance sheets as of December 31, 2019 and December 31, 2018, respectively, and the related statements of income, statements of members’ equity and statements of cash flows for period beginning upon the formation of Bakkt Opco on July 31, 2018 (the “Formation Date”) through December 31, 2018 and the year ended December 31, 2019; and (ii) Bakkt Opco’s unaudited consolidated balance sheet as of November 30, 2020 (the “Most Recent Balance Sheet Date”) and the related statement of income and statement of cash flows for the eleven (11) months then ended. Subject, in the case of unaudited interim period financial statements, to the absence of footnotes and normal recurring year-end audit adjustments applied consistent with past practice, none of which are or would be material, individually or in

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the aggregate, the Financial Statements (including the notes thereto) and the PCAOB Financial Statements will, when delivered to VIH pursuant to Section 5.9(b): (i) have been prepared from the Books and Records of Bakkt Opco and its Subsidiaries and (except as may be indicated in the notes thereto) in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis in accordance with past practices throughout the periods covered thereby, and (ii) fairly present in all material respects the consolidated financial condition and results of operations and cash flows of Bakkt Opco and its Subsidiaries as of the dates, and for the periods, indicated thereon. Since the Most Recent Balance Sheet Date, there have been no material changes in the accounting policies of the Bakkt Opco or any of its Subsidiaries and no revaluation of the Bakkt Opco’s or any of its Subsidiaries’ properties or assets. None of Bakkt Opco or any of its Subsidiaries are subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. The PCAOB Financial Statements, when delivered by VIH for inclusion in the Registration Statement, including the Proxy Statement, for filing with the SEC following the date of this Agreement in accordance with Section 5.9(b), will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

(b) The independent auditor for Bakkt Opco, with respect to its report as will be included in the PCAOB Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and, with respect to the PCAOB Financial Statements, the PCAOB.

(c) Bakkt Opco and its Subsidiaries maintain, in all material respects, accurate and complete books and records reflecting the assets and Liabilities of Bakkt Opco and its Subsidiaries and maintain, in all material respects, proper and adequate internal accounting controls that are designed to provide reasonable assurance that (i) transactions are executed with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of the financial statements of Bakkt Opco and its Subsidiaries and to maintain accountability for Bakkt Opco’s and its Subsidiaries’ assets and Liabilities. Neither Bakkt Opco nor any of its Subsidiaries has been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of Bakkt Opco or any of its Subsidiaries. From the Formation Date, neither Bakkt Opco nor any of its Subsidiaries has received any adverse material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of Bakkt Opco or any of its Subsidiaries or their internal accounting controls. Neither Bakkt Opco nor any of its Subsidiaries have any Bakkt Indebtedness other than the Bakkt Indebtedness as set forth on Section 3.4(c) of the Bakkt Disclosure Letter, and in such amounts (including principal and any accrued but unpaid interest), as set forth on Section 3.4(c) of the Bakkt Disclosure Letter.

(d) Except as set forth on Section 3.4(d) of the Bakkt Disclosure Letter, Bakkt Opco and its Subsidiaries do not have any material liabilities or obligations (whether accrued, absolute, contingent, unknown or otherwise) of the type required to be accrued on or reserved against in a consolidated balance sheet prepared in accordance with GAAP (collectively, “Liabilities”), except (i) Liabilities accrued on or reserved against in the Most Recent Balance Sheet or disclosed in the notes thereto or in the notes to the other Financial Statements, (ii) Liabilities that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business, (iii) Liabilities incurred in connection with the Transactions, and (iv) Liabilities disclosed on another section of the Bakkt Disclosure Letter.

Section 3.5 Absence of Changes. Since the Most Recent Balance Sheet Date, except for any actions expressly contemplated by this Agreement (including under Section 5.1), the Transaction Documents or the Transactions, (a) Bakkt Opco and each of its Subsidiaries has conducted its business in the ordinary course of business in all material respects, (b) there has not been any event, action or omission that, if taken or omitted during the period from the date of this Agreement through the Effective Time, would constitute a violation of Section 5.1, and (c) there has not been any Material Adverse Effect.

Section 3.6 Real Property.

(a) Neither Bakkt Opco nor any of its Subsidiaries owns or has owned since the Formation Date, any Real Property. Neither Bakkt Opco nor any of its Subsidiaries is a party to any Real Property Lease other than the Bakkt Leased Real Property set forth in Section 3.6(b) of the Bakkt Disclosure Letter.

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(b) Section 3.6(b) of the Bakkt Disclosure Letter sets forth a correct and complete listing of all Bakkt Leased Real Property (including street address, lessor and lessee). Except as would not be material to Bakkt Opco and its Subsidiaries, taken as a whole, either Bakkt Opco or its Subsidiaries, as applicable, has a valid leasehold interest to the leasehold estate in the Bakkt Leased Real Property granted to Bakkt Opco or such Subsidiary, as applicable, pursuant to the applicable Real Property Lease (subject to Permitted Liens), a true and correct copy of which (including all material amendments and modifications thereof or material waivers thereto) has been provided or made available to VIH prior to the date hereof. Except as set forth on Section 3.6(b) of the Bakkt Disclosure Letter, there are no parties other than Bakkt Opco and/or its Subsidiaries in possession of or having the right to use or occupy any portion of the Bakkt Leased Real Property, and, to the knowledge of the Bakkt Opco, no Contract grants any Person (other than Bakkt Opco and its Subsidiaries) the right of use or occupancy of any portion of the Bakkt Leased Real Property.

(c) To the knowledge of Bakkt Opco, there are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating to any portion of the Bakkt Real Property, nor has Bakkt Opco or any of its Subsidiaries received notice of any pending or threatened special assessment proceedings affecting any portion of the Bakkt Real Property.

Section 3.7 Assets.

(a) Except as would not be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole, (i) Bakkt Opco and its Subsidiaries, collectively, have good and valid title to, or a valid leasehold interest in, all of the assets, properties, and rights owned or leased by, or otherwise used in the business of, Bakkt Opco and its Subsidiaries, free and clear of all Liens (other than Permitted Liens) and (ii) all of the tangible assets, properties and rights owned by Bakkt Opco and its Subsidiaries have been maintained in a reasonably prudent manner and are in good operating condition and repair, ordinary wear and tear excepted and are located on the Bakkt Leased Real Property. None of Bakkt Opco or any of its Subsidiaries is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(b) The assets, properties and rights owned or leased by, or otherwise used in the business of, Bakkt Opco and its Subsidiaries, collectively with the assets and services provided to Bakkt Pubco and Bakkt Opco and its Subsidiaries under the Contracts set forth on Section 3.19 of the Bakkt Disclosure Letter, constitute all of the material assets necessary to conduct the business of the Bakkt Opco and its Subsidiaries immediately after the Closing, in all material respects, as it has been operated for the previous six (6) months.

Section 3.8 Taxes.

(a) Bakkt Opco is treated as a partnership for U.S. federal income tax purposes and will be so classified for all periods through and including the Closing Date, and at all times since its formation, Bakkt Opco has been treated either as an entity disregarded as separate from its owner or as a partnership for U.S. federal income tax purposes. Except as set forth on Section 3.8(a) of the Bakkt Disclosure Letter, each of Bakkt Opco’s Subsidiaries is, and at all times since its formation has been, treated as a disregarded entity for U.S. federal income tax purposes and will be so classified for all periods through and including the Closing Date.

(b) Except as set forth on Section 3.8(b) of the Bakkt Disclosure Letter, each of Bakkt Opco and its Subsidiaries has timely filed (taking into account applicable extensions) all material Tax Returns that it was required to file and such Tax Returns are correct and complete in all material respects. Neither Bakkt Opco nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(c) Except as set forth on Section 3.8(c) of the Bakkt Disclosure Letter, all material Taxes and all material Tax liabilities of Bakkt Opco and its Subsidiaries that are due and payable have been timely paid in full to the appropriate taxing authorities. Any such Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the Financial Statements have been properly accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been properly accrued on the books and records of Bakkt Opco and its Subsidiaries in accordance with GAAP.

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(d) Except as set forth on Section 3.8(d) of the Bakkt Disclosure Letter, Bakkt Opco and each of its Subsidiaries have withheld or collected all material Taxes required by Law to have been withheld or collected and, to the extent required, timely paid over such Taxes to the appropriate Governmental Authorities.

(e) Except as set forth on Section 3.8(e) of the Bakkt Disclosure Letter, neither Bakkt Opco nor any of its Subsidiaries is currently, nor has been within the past three (3) years, the subject of any material Tax Proceeding by any Governmental Authority and no such Tax Proceeding is pending or, to the knowledge of Bakkt Opco or its Subsidiaries, threatened or contemplated.

(f) Except as set forth on Section 3.8(f) of the Bakkt Disclosure Letter, neither Bakkt Opco nor any of its Subsidiaries has waived any statute of limitations with respect to material Taxes or agreed to extend the period for assessment or collection of any material Taxes, which waiver or extension is still in effect. Neither Bakkt Opco nor any of its Subsidiaries is presently contesting a material Tax liability of Bakkt Opco or such Subsidiary, as applicable, before any taxing authority or other Governmental Authority.

(g) There are no Liens for Taxes upon the assets of Bakkt Opco or any of its Subsidiaries other than Permitted Liens.

(h) Except as set forth on Section 3.8(h) of the Bakkt Disclosure Letter, no written claim has been made within the past three (3) years by any taxing authority in a jurisdiction where Bakkt Opco or any of its Subsidiaries does not file Tax Returns that Bakkt Opco or such Subsidiary, as applicable, is or may be subject to material taxation by that jurisdiction.

(i) Except as set forth on Section 3.8(i) of the Bakkt Disclosure Letter, neither Bakkt Opco nor any of its Subsidiaries will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (ii) an installment sale or open transaction; (iii) any prepaid amounts or deferred revenue realized, accrued or received, in each case, outside the ordinary course of business; or (iv) a change in the accounting method of Bakkt Opco or any of its Subsidiaries pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality.

(j) Neither Bakkt Opco nor any of its Subsidiaries has any Liabilities for material Taxes of any other Person (other than Bakkt Opco or any of its Subsidiaries) as a successor or transferee, by Contract, by operation of Law, or otherwise (other than pursuant to any Commercial Tax Agreement). Neither Bakkt Opco nor any of its Subsidiaries is party to or bound by any Tax Sharing Agreement.

(k) Neither Bakkt Opco nor any of its Subsidiaries has engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) No election has been made under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to Bakkt Opco or any of its Subsidiaries.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 3.8 and Section 3.9 are the only representations and warranties of Bakkt Opco with respect to Tax matters.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Bakkt Disclosure Letter sets forth a complete list of each material Bakkt Benefit Plan, Bakkt Benefit Arrangement and Parent Benefit Plan. With respect to each material Bakkt Benefit Plan, Bakkt Benefit Arrangement and Parent Benefit Plan, Bakkt Opco has made available to VIH, to the extent applicable, true, complete and correct copies of (A) such Bakkt Benefit Plan, Bakkt Benefit Arrangement and Parent Benefit Plan (or, if not written, a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the three (3) most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (“IRS”) with respect to such Bakkt Benefit Plan, Bakkt Benefit Arrangement and Parent Benefit Plan, (D) the most recent actuarial report or other

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financial statement relating to such Bakkt Benefit Plan, Bakkt Benefit Arrangement and Parent Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to such Bakkt Benefit Plan, Bakkt Benefit Arrangement and Parent Benefit Plan and any pending request for such a determination letter and (F) all material correspondence to or from the IRS, the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation or any other Governmental Authority received in the last three (3) years with respect to such Bakkt Benefit Plan, Bakkt Benefit Arrangement or Parent Benefit Plan.

(b) Each Qualified Plan has received a favorable determination letter, or is the subject of a favorable advisory or opinion letter as to its qualification, issued by the IRS to the effect that such plan is qualified and the trust related thereto is exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the knowledge of Bakkt Opco, no act or omission in the operation of such plan has occurred that would reasonably be expected to adversely affect its qualified status. Each Bakkt Benefit Plan and each Bakkt Benefit Arrangement has been administered in all material respects in accordance with its terms and with all applicable Laws, including ERISA, the Code, the Patient Protection and Affordable Care Act (“ACA”) and the Health Insurance Portability and Accountability Act. Neither Bakkt Opco nor any of its Subsidiaries is liable for any penalty or excise taxes assessable under ACA. Each individual classified as an independent contractor or other non-employee classification by Bakkt Opco or any of its Subsidiaries has been properly classified for purposes of participation and benefit accrual under each Bakkt Benefit Plan and Bakkt Benefit Arrangement, except as would not be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole. No Bakkt Benefit Plan or Bakkt Benefit Arrangement is maintained outside the jurisdiction of the United States or covers any employees or other service providers of Bakkt Opco or any of its Subsidiaries who reside or work outside of the United States.

(c) Neither Bakkt Opco nor any of its Subsidiaries has, from the Formation Date maintained, sponsored or been required to contribute to any Pension Plan or Multiemployer Plan. There are no current or contingent Liabilities that would be imposed upon Bakkt Opco or any of its Subsidiaries with respect to any Pension Plan or Multiemployer Plan maintained or previously maintained by an ERISA Affiliate or former ERISA Affiliate.

(d) Neither Bakkt Opco, any Bakkt Benefit Plan or Bakkt Benefit Arrangement, nor, to the knowledge of Bakkt Opco, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would subject Bakkt Opco or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, would be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole.

(e) There are no pending or, to the knowledge of Bakkt Opco, threatened Action or claims by, on behalf of, against or relating to any Bakkt Benefit Plan or Bakkt Benefit Arrangement (including any such claims against any fiduciary of any such Bakkt Benefit Plan or Bakkt Benefit Arrangement) or trust related thereto, which would be materially adverse to Bakkt Opco or its Subsidiaries, taken as a whole. No Bakkt Benefit Plan or Bakkt Benefit Arrangement has received notice of an audit or examination by any Governmental Authority (including the IRS and the DOL) from such Governmental Authority.

(f) No Bakkt Benefit Plan or Bakkt Benefit Arrangement contains any provision or is subject to any Law that, as a result of the Transactions or upon related, concurrent, or subsequent employment termination, would require or provide any payment or compensation that would constitute an “excess parachute payment” under Section 280G of the Code. No Bakkt Benefit Plan or Bakkt Benefit Arrangement contains any provision or is subject to any Law that would promise or provide any tax gross ups or tax indemnification under Sections 280G or 409A of the Code.

(g) Except as expressly contemplated by this Agreement and the Transaction Documents, neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, severance or other compensation payable to any Person who is or has been an employee of or independent contractor to Bakkt Opco or one of its Subsidiaries (other than salaries, wages, or bonuses payable in the ordinary course of

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business) to increase or become due to any such Person, (ii) accelerate the time of payment, accrual, vesting, or funding of, creation of, or other rights in respect of any rights of any Person to benefits under any Bakkt Benefit Plan or Bakkt Benefit Arrangement, (iii) result in forgiveness of indebtedness with respect to any employee of Bakkt Opco or one of its Subsidiaries or (iv) trigger any funding obligation under any Bakkt Benefit Plan or Bakkt Benefit Arrangement.

(h) No Bakkt Benefit Plan or Bakkt Benefit Arrangement provides for post-employment medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Bakkt Opco or any Subsidiary, other than as required by COBRA or other applicable Laws, and none of Bakkt Opco or any of its Subsidiaries has any obligation to provide such benefits.

(i) The Bakkt Benefit Plans and Bakkt Benefit Arrangements have been documented and administered in accordance with Section 409A of the Code in all material respects.

(j) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and with all applicable Laws, except as would be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole.

Section 3.10 Labor Matters.

(a) There are no material unresolved labor controversies (including unresolved grievances or discrimination claims) that are pending or, to the knowledge of Bakkt Opco, threatened between Bakkt Opco or one of its Subsidiaries and Persons who are or have been employees of Bakkt Opco or one of its Subsidiaries.

(b) Except as set forth in Section 3.10(b) of the Bakkt Disclosure Letter, (i) neither Bakkt Opco nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, trade union agreement, works council, or employee representative agreement, (ii) no such agreement is currently being negotiated, requested by, or is under discussion by Bakkt Opco or any of its Subsidiaries with, any employee or employee representative body, and (iii) there is no effort by or on behalf of any labor union or other collective labor organization to organize or represent any employees of Bakkt Opco or any of its Subsidiaries, and there have been no such efforts since the Formation Date, and no such organizing effort is threatened, and (iv) there are no representation or certification proceedings or petitions seeking a representation proceeding pending, threatened in writing, or to the knowledge of the Bakkt Opco, otherwise threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority. In the past three (3) years, there has been no actual or, to the knowledge of Bakkt Opco, threatened strike, slowdown, work stoppage, labor organization activity, lockout or other material labor dispute or similar activity against or affecting Bakkt Opco or any of its Subsidiaries.

(c) Bakkt Opco and each of its Subsidiaries is and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, payment for leave, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the knowledge of Bakkt Opco, oral notice that there is any pending Action involving unfair labor practices against Bakkt Opco or one of its Subsidiaries.

(d) In the past three (3) years, Bakkt Opco and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such

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entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e) To the knowledge of Bakkt Opco, no present or former employee, worker or independent contractor of Bakkt Opco or any of its Subsidiaries is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to Bakkt Opco or any of its Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to Bakkt Opco or any of its Subsidiaries or (B) the knowledge or use of Trade Secrets, except for any such violation that would not be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole.

(f) In the past three (3) years, Bakkt Opco and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations. Bakkt Opco and its Subsidiaries have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions as a result of or in response to the COVID-19 virus, in each case, whether temporary or permanent, since January 1, 2020.

(g) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made or threatened in writing, or, to the knowledge of Bakkt Opco, otherwise threatened to be made, against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of Bakkt Opco or any of its Subsidiaries, and (ii) neither Bakkt Opco nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.

Section 3.11 Compliance; Permits.

(a) Bakkt Opco is and has been since the Formation Date and each Bakkt Opco Subsidiary is and has been since the later of (i) its respective formation date, (ii) the date on which it was acquired by Bakkt Opco and (iii) the date that is five (5) years prior to the date hereof, conducting its business and operations in compliance in all material respects with all applicable Laws and Material Permits. Neither Bakkt Opco nor its Subsidiaries have received any written or, to the knowledge of the Bakkt Opco, oral communication from any Governmental Authority since the later of (i) such entity’s respective formation date, (ii) the date on which it was acquired by Bakkt Opco and (iii) the date that is five (5) years prior to the date hereof, alleging noncompliance in any material respect with any applicable Law.

(b) Bakkt Opco and each of its Subsidiaries owns or holds the Material Permits. Section 3.11(b) of the Bakkt Disclosure Letter sets forth a correct and complete list and expiration dates of each Material Permit as of the date hereof. As of the date hereof, all of the Material Permits are in full force and effect, and no Action is pending, or, to Bakkt Opco’s knowledge, threatened seeking the suspension or cancellation of any of the Material Permits. As of the date hereof, neither Bakkt Opco nor any of its Subsidiaries is in material default or material violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or material violation) of any term, condition or provision of any of its Material Permits.

Section 3.12 Legal Proceedings. Except as set forth on Section 3.12 of the Bakkt Disclosure Letter, there is no Action pending or, to the knowledge of Bakkt Opco, threatened in writing, against Bakkt Opco or any of its Subsidiaries (and no Action has been brought, or to Bakkt Opco’s knowledge, threatened, since January 1, 2018), and no notice of any Action involving or relating to Bakkt Opco or any of its Subsidiaries, whether pending or threatened, has been received by Bakkt Opco or any of its Subsidiaries in each case, except as would not be material to Bakkt Opco and its Subsidiaries, taken as a whole. To the knowledge of Bakkt Opco, as of the date hereof, there are no material investigations or Orders pending or rendered by a Governmental Authority against Bakkt Opco or any of its Subsidiaries.

Section 3.13 Contracts and Commitments.

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(a) Section 3.13(a) of the Bakkt Disclosure Letter sets forth a correct and complete list of the following Contracts to which Bakkt Opco or any of its Subsidiaries is a party or otherwise bound (the Contracts required to be set forth in Section 3.13(a) of the Bakkt Disclosure Letter collectively, the “Material Contracts”):

(i) each Contract that involved the expenditure or receipt by Bakkt Opco and its Subsidiaries of more than $150,000 in the aggregate during the twelve (12)-month period ending on December 31, 2019 or would involve the expenditure or receipt by Bakkt Opco and its Subsidiaries of more than $150,000 in the aggregate in the twelve (12)-month period ending December 31, 2020;

(ii) each Contract with any Related Party (other than (A) offer letters for employment on an at-will basis, (B) customary confidentiality, assignment of inventions and/or noncompetition or other similar arrangements and (C) Bakkt Benefit Plans and Bakkt Benefit Arrangements);

(iii) each Contract evidencing indebtedness in excess of $150,000, including any loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation or lease purchase agreement;

(iv) each Contract that prohibits the payment of dividends or distributions in respect of the Equity Interests of Bakkt Opco or its Subsidiaries or the pledging of the Equity Interests of Bakkt Opco or its Subsidiaries;

(v) all management and consultant contracts (excluding Contracts for employment or that do not exceed annual fees of $200,000 per year), including any Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of Bakkt Opco or its Subsidiaries or income or revenues related to any product or service of Bakkt Opco or its Subsidiaries;

(vi) each Real Property Lease;

(vii) each license, in each case that is material to the business of Bakkt Opco or any of its Subsidiaries, pursuant to which Bakkt Opco or any of its Subsidiaries grants or receives rights in, or to use, any material Intellectual Property, except Contracts for (A) off-the-shelf Software with annual fees that do not exceed annual fees of $150,000 per year which are readily commercially available, and (B) Intellectual Property granted by Bakkt Opco or any of its Subsidiaries to customers in the ordinary course of business or service providers solely for the purpose of performing services on Bakkt Opco’s or any of its Subsidiaries’ behalf;

(viii) each Contract for the (A) disposition (whether by merger, consolidation, sale of equity or assets or otherwise) of any significant portion of the assets or business of Bakkt Opco and its Subsidiaries, taken as a whole, (B) acquisition of any significant portion of the assets or business or any Equity Interests (whether by merger, consolidation, purchase of equity or assets or otherwise) of any other Person (other than in the ordinary course of business), or (C) acquisition of at least one percent (1%) of Equity Interests of Bakkt Opco or any of its Subsidiaries (other than by Bakkt Opco and its Subsidiaries and any exercise of Bakkt Opco Warrants and Bakkt Opco Incentive Units), in each case, entered into since the Formation Date;

(ix) each Contract that limits or purports to limit, directly or indirectly, the freedom of Bakkt Opco or its Subsidiaries (A) to compete in any line of business or with any Person or engage in any line of business within any geographic area, or restricts, directly or indirectly, Bakkt Opco’s or its Subsidiaries’ ability to solicit or hire any Person or solicit business from any Person or (B) from purchasing or acquiring an interest in any other Person;

(x) each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which Bakkt Opco or its Subsidiaries would be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;

(xi) each Contract concerning the establishment or operation of a partnership, joint venture, profit or revenue sharing, limited liability company, trust, association, any noncorporate entity or similar enterprise;

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(xii) any collective bargaining (or similar) agreement or Contract between Bakkt Opco or any of its Subsidiaries, on one hand, and any labor union or other body representing employees of Bakkt Opco or any of its Subsidiaries, on the other hand;

(xiii) each Contract that is an exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(xiv) each Contract entered into in connection with a material settlement under which Bakkt Opco or any of its Subsidiaries has material outstanding obligations;

(xv) each supervisory Contract with a Governmental Authority and terms of conditional approvals from any Governmental Authority for any License or Permit other than Contracts for which the disclosure is prohibited by applicable Law; or

(xvi) will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by Bakkt Opco as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if Bakkt Opco was the registrant.

(b) Except as would not be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole, (i) each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of Bakkt Opco or its applicable Subsidiary and, to the knowledge of Bakkt Opco, each other party thereto (subject in each case to the Enforcement Exceptions); and (ii) neither Bakkt Opco, any of its Subsidiaries nor, to the knowledge of Bakkt Opco, any other party to any Material Contract, is in material violation, material breach or material default under, any Material Contract, and, to the knowledge of Bakkt Opco, there exists no condition or event which, after notice, lapse of time or both, would constitute any such violation, breach or default; (iii) neither Bakkt Opco nor any of its Subsidiaries has received written, or to the knowledge of Bakkt Opco, oral notice of default or termination under any Material Contract; and (iv) neither Bakkt Opco nor its Subsidiaries have waived any material rights under any Material Contract.

Section 3.14 Intellectual Property.

(a) Except as would not be materially adverse to Bakkt Opco or any of its Subsidiaries, (i) all of the Intellectual Property registrations and applications that are owned by Bakkt Opco or any of its Subsidiaries in any jurisdiction, alone or jointly with others (collectively, “Registered Bakkt IP”) are registered or filed in the name of Bakkt Opco or one of its Subsidiaries, without any Liens (except Permitted Liens) and with all fees paid and other filings made to the extent required to maintain such Registered Bakkt IP and protect the ownership interests of Bakkt Opco or its Subsidiaries therein, (ii) to the knowledge of Bakkt Opco, all of the Registered Bakkt IP, excluding applications, are valid and enforceable.

(b) Except as would not be material to Bakkt Opco or any of its Subsidiaries, (i) each item of Intellectual Property required for the operation of the business of Bakkt Opco or any of its Subsidiaries as it is currently conducted is owned by Bakkt Opco or its relevant Subsidiary or otherwise licensed by Bakkt Opco or such relevant Subsidiary for use as it is currently used or contemplated for use, and (ii) Bakkt Opco, together with its Subsidiaries, owns or otherwise has the right to use all Bakkt IP free and clear of any (x) Liens (except Permitted Liens), (y) Orders restricting its use, and (z) without obligations on Bakkt Opco or its Subsidiaries to pay royalties, licensing fees or any other duty of accounting to any third party.

(c) Except as would not be material to Bakkt Opco or any of its Subsidiaries, (i) Bakkt Opco and each of its Subsidiaries has taken commercially reasonable measures to maintain and protect the secrecy and confidentiality of all Trade Secrets and other confidential information, in each case, included in the Bakkt IP, and (ii) to the knowledge of Bakkt Opco, there has been no misappropriation or unauthorized disclosure of any such Trade Secrets including (x) no violations of the policies or practices of Bakkt Opco or its Subsidiaries related to the protection of the Trade Secrets included in the Bakkt IP or (y) breaches by any Person of any confidentiality or nondisclosure contract relating to the Trade Secrets included in the Bakkt IP.

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(d) To the knowledge of Bakkt Opco, and except as would not be material to Bakkt Opco or any of its Subsidiaries (i) the conduct of the respective businesses of Bakkt Opco and its Subsidiaries does not currently infringe, misappropriate or violate, and has not since the Formation Date infringed, misappropriated or violated, any Intellectual Property of any other Person, and (ii) no Person is, or since the Formation Date has been, infringing, violating or misappropriating any Bakkt IP. Since the Formation Date, neither Bakkt Opco nor any of its Subsidiaries have received any written notice, offer to license or claim from any Person (x) challenging the validity of the Bakkt IP or ownership rights of Bakkt Opco or its Subsidiaries in the Bakkt IP, or (y) alleging that Bakkt Opco, its Subsidiaries, or the operation of their respective businesses infringe, misappropriate or otherwise violate the Intellectual Property of any third party. The representations and warranties in this Section 3.14(d) constitute the sole and exclusive representations and warranties of Bakkt Opco relating to the infringement, misappropriation or violation of any Intellectual Property of any Person.

(e) Except as would not be material to Bakkt Opco or any of its Subsidiaries, (i) neither Bakkt Opco nor any of its Subsidiaries distributes or otherwise uses any Public Software in a manner that would obligate Bakkt Opco or any of its Subsidiaries to disclose, license, make available or distribute any source code or other works of authorship or Trade Secrets that, in each case of the foregoing, constitute Bakkt IP as a condition of such distribution or use of such Public Software, and (ii) neither Bakkt Opco nor any of its Subsidiaries is subject to any obligation to deliver possession to any holder of an escrow of any source code or other works of authorship that, in each case of the foregoing, constitute Bakkt IP, nor has Bakkt Opco or its Subsidiaries delivered any such materials to any holder of an escrow.

(f) Except as would not be to be material to Bakkt Opco or any of its Subsidiaries, (i) all Persons (including employees, consultants and independent contractors of Bakkt Opco or any of its Subsidiaries) who were or are involved in the creation, development, design or modification of any Bakkt IP have entered into, with respect to Bakkt Opco or such Subsidiary, valid and binding written agreements expressly assigning to Bakkt Opco or such Subsidiary all of their right, title and interest in and to the same that does not initially vest in Bakkt Opco or its Subsidiaries by operation of law, and (ii) to the knowledge of Bakkt Opco, no third party owns Intellectual Property covering work that such Person has contributed to Bakkt Opco or any of its Subsidiaries.

Section 3.15 Data Privacy and IT Systems.

(a) To the knowledge of Bakkt Opco, the Software, computer hardware, firmware, networks, interfaces, Bakkt Software, and related systems used by Bakkt Opco or any of its Subsidiaries in connection with the operation of the business of Bakkt Opco or any of its Subsidiaries (collectively, “Computer Systems”), in the past three (3) years, have not suffered any material failure, crash, security incident or data breach that has had a material effect on the security of the Computer Systems or the information stored therein, or caused material disruption to the business or operations of Bakkt Opco or any of its Subsidiaries. Except as would not be material to Bakkt Opco or any of its Subsidiaries, Bakkt Opco and its Subsidiaries have implemented, and have used commercially reasonable efforts to ensure that their third party vendors who handle personal information or help facilitate transactions as part of the business and operation of Bakkt Opco implement, adequate policies and commercially reasonable security measures regarding the integrity, security, confidentiality and availability of the Computer Systems that Bakkt Opco and its Subsidiaries own or use and the information stored therein, such as providing for the back-up and recovery of material data and implementing disaster recovery plans and procedures.

(b) In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders), processing, retention, safeguarding, security, disclosure, disposal, sale, and/or use of any personal information, business and proprietary information or Sensitive Data, Bakkt Opco and its Subsidiaries are in material compliance with (i) all applicable privacy, security and data protection Laws in all relevant jurisdictions, (ii) Bakkt Opco’s and any of its Subsidiaries’ current privacy policies and (iii) the requirements of any contract or codes of conduct to which Bakkt Opco or any of its Subsidiaries is a party or is subject, in each case, relating to privacy, security and data protection (collectively, the “Data Privacy Practices”). Since the Formation Date there have not been any Actions pending or, threatened in writing, or, to the knowledge of Bakkt Opco, threatened orally, against Bakkt Opco or any of its Subsidiaries arising out of Bakkt Opco’s or any of its

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Subsidiaries’ non-compliance with the Data Privacy Practices or any information security incidents affecting the Computer Systems.

(c) Except as would not materially disrupt the business or operations of Bakkt Opco or any of its Subsidiaries, the Computer Systems owned and operated by Bakkt Opco or any of its Subsidiaries’, and, to Bakkt Opco’s knowledge, the Computer Systems owned or operated by third parties, do not contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, bug, errors, malware, spyware, or other device or code intended to disable, disrupt or harm the Computer Systems.

(d) Since the Formation Date, to the knowledge of Bakkt Opco, there has not been any material unauthorized access, unauthorized processing, unauthorized acquisition, unauthorized disclosure or theft of Sensitive Data, personal information, and business or proprietary data from Bakkt Opco or any of its Subsidiaries, which occurred while such information or data was in the possession, custody or control of Bakkt Opco or any of its Subsidiaries or, to the knowledge of Bakkt Opco, their third party vendors, nor has Bakkt Opco or any of its Subsidiaries received any written or, to the knowledge of Bakkt Opco, oral notice of the material improper use or disclosure of, or a material breach in the security of, any such information or data, nor has Bakkt Opco or any of its Subsidiaries notified any person or entity in writing, or been required by applicable law, regulation, or Contract to notify any person or entity, of any security incident relating to personal data or information security. Bakkt Opco and each of its Subsidiaries is, and since the Formation Date has been, in material compliance with all applicable Contract requirements relating to privacy, personal data protection, data security, and the collection, processing and use of personal information and its own privacy policies and guidelines.

Section 3.16 Insurance.

(a) Section 3.16(a) of the Bakkt Disclosure Letter sets forth a correct and complete list (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) of each material insurance policy of Bakkt Opco and its Subsidiaries, which provide for coverage in such amounts as are prudent and customary in the businesses in which Bakkt Opco and its Subsidiaries are engaged. The material insurance policies of Bakkt Opco and its Subsidiaries satisfy all insurance-related requirements necessary for Bakkt Opco and its Subsidiaries to maintain in good standing all Licenses. Bakkt Opco has provided or made available to VIH summaries of all such insurance policies. With respect to each such material insurance policy, except as would not be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole: (a) such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (b) all premiums due and payable under all such insurance policy have been timely paid and (c) neither Bakkt Opco nor any of its Subsidiaries is in material violation, breach or default, and no event has occurred which, after notice or the lapse of time or both, would constitute a material violation, breach or default or permit termination, revocation or modification under such policy. Neither Bakkt Opco nor any of its Subsidiaries has any self-insurance or co-insurance programs.

(b) Section 3.16(b) of the Bakkt Disclosure Letter identifies each individual insurance claim in excess of $250,000 made by Bakkt Opco or any of its Subsidiaries since the Formation Date. No such claim has been denied by the applicable insurer and each of Bakkt Opco and its Subsidiaries has reported to its insurers all claims and pending circumstances that would result in a claim, in each case except where such failure to report such a claim has not had and would not be reasonably likely to have, individually or in the aggregate, a material adverse impact on Bakkt Opco and its Subsidiaries, taken as a whole.

Section 3.17 Environmental Matters. Except as would not have a Material Adverse Effect: (a) Bakkt Opco and each of its Subsidiaries is in compliance with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), (b) neither Bakkt Opco nor any of its Subsidiaries is the subject of any outstanding Order with any Governmental Authority in respect of any Environmental Laws, and (c) no Action is pending, or to Bakkt Opco’s knowledge, threatened against Bakkt Opco or any of its Subsidiaries alleging that Bakkt Opco or one of its Subsidiaries may be in violation of any Environmental Law or Environmental Permit.

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Section 3.18 Brokers and Agents. Other than PJ Solomon, L.P., no broker or finder has acted for Bakkt Opco or any of its Subsidiaries in connection with this Agreement, the Transaction Documents or the Transactions, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Bakkt Opco or any of its Subsidiaries.

Section 3.19 Transactions with Related Parties. Except (a) as set forth on Section 3.19 of the Bakkt Disclosure Letter, (b) as set forth in this Agreement or the Transaction Documents or (c) Contracts incident to employment by or service as a director or officer of Bakkt Opco or any of its Subsidiaries (including, for the avoidance of doubt, any Bakkt Benefit Plan or Bakkt Benefit Arrangement), neither Bakkt Opco nor any of its Affiliates, nor any executive officer or director of Bakkt Opco or any of its Affiliates, nor any immediate family member of any of the foregoing (or any of their respective Affiliates) is presently, or in the past two (2) years has been, a party to any transaction with Bakkt Opco, including any Contract or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of Real Property or personal property from or (iii) otherwise requiring payments to any Related Party. Except as set forth on Section 3.19 of the Bakkt Disclosure Letter, no Related Party owns any Real Property or personal property, or right, tangible or intangible (including Intellectual Property), which is material to the business of Bakkt Opco or any of its Subsidiaries.

Section 3.20 Regulatory Matters.

(a) Neither Bakkt Opco from the Formation Date to the date hereof, its Subsidiaries in the last three (3) years to the date hereof, nor any of their respective Representatives acting on their behalf, in their capacity as such, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) promised, offered, authorized, made or agreed to make any unlawful payment or promised, offered, authorized, provided or agreed to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the FCPA or of any other applicable anti-bribery or anti-corruption Law. Neither Bakkt Opco, its Subsidiaries, nor any of their respective Representatives acting on their behalf, in their capacity as such, has promised, offered, authorized, given or agreed to give any unlawful gift, similar unlawful benefit or anything of value in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Bakkt Opco or its Subsidiaries or assist in connection with any actual or proposed transaction, in violation of any provision of the FCPA or of any other applicable anti-bribery or anti-corruption Law. No Action with respect to any of the foregoing is pending or, to the knowledge of Bakkt Opco, threatened in writing against Bakkt Opco or its Subsidiaries.

(b) The operations of Bakkt Opco are and have been since the Formation Date, and the operations of each of its Subsidiaries are and have been since the later of (i) their respective formation dates, (ii) the date on which they were acquired by Bakkt Opco, and (iii) the date that is five (5) years prior to the date hereof, been conducted in compliance with anti-money laundering Laws in all applicable jurisdictions, including the maintenance of appropriate anti-money laundering programs pursuant to such Laws, and no material deficiencies in those programs have been identified, and no Action involving Bakkt Opco or any of its Subsidiaries with respect to any of the foregoing is pending or, to the knowledge of the Bakkt Opco, threatened in writing.

(c) Section 3.20(c) of the Bakkt Disclosure Letter sets forth, as of the date hereof, (i) each jurisdiction in which Bakkt Opco or any of its Subsidiaries holds any Licenses and (ii) each jurisdiction in which Bakkt Opco or any of its Subsidiaries has applications pending for any Licenses (“License Applications”). Except as would not be materially adverse to Bakkt Opco and its Subsidiaries, taken as a whole, the operations of Bakkt Opco are and have been since the Formation Date, and the operations of each of its Subsidiaries are and have been since the later of (i) their respective formation dates, (ii) the date on which they were acquired by Bakkt Opco, and (iii) the date that is five (5) years prior to the date hereof, conducted in all material respects in compliance with all Licenses necessary to conduct its business (“Material Licenses”). All Material Licenses are in full force and effect, and since the Formation Date to the date hereof, neither Bakkt Opco nor any of its Subsidiaries has received written, or to the knowledge of Bakkt Opco, oral notice or communications from any Governmental Authority regarding: (i) any violation of or failure to comply with any term or requirement of any Material

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License or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any Material License. Since the Formation Date to the date hereof, neither Bakkt Opco nor any of its Subsidiaries has withdrawn any material License Application.

(d) Neither Bakkt Opco, its Subsidiaries nor any of their respective directors or officers, or, to the knowledge of Bakkt Opco, any other Representative acting on behalf of Bakkt Opco or its Subsidiaries, is currently identified on the Specially Designated Nationals and Blocked Persons List (“SDN List”) or other sanctions-related persons list, owned or controlled by such a person, otherwise the target of sanctions administered by the U.S. Government, including the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or any other relevant sanctions authorities (collectively, “Sanctions”), or operating, organized, or resident in a country or territory that is the target of U.S. sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine), and Bakkt Opco has not since its Formation Date, directly or, to its knowledge indirectly, loaned, contributed or otherwise made available funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country or territory that is the target of Sanctions or for the purpose of financing the activities of any Person that is the target of Sanctions, or has otherwise been in violation of Sanctions.

(e) Neither Bakkt Opco or any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended. Each holder of Bakkt Interests is an “accredited investor”, as such term is defined in Rule 501(a) under the Securities Act.

Section 3.21 Board Recommendation. The Board of Managers of Bakkt Opco has, as of the date of this Agreement, unanimously determined that (i) the consummation of the Transactions (including the Merger) is in the best interest of Bakkt Opco and the Bakkt Equity Holders, and (ii) recommended that Bakkt Equity Holders adopt and approve this Agreement, the other Transaction Documents, the Merger and the other Transactions.

Section 3.22 No Other VIH or Merger Sub Representations or Warranties. Bakkt Opco acknowledges and agrees that the specific representations and warranties expressly set forth in Article IV (as qualified by the VIH Disclosure Letter) or expressly set forth in a Transaction Document (collectively, the “VIH Representations”), (a) are and shall constitute the sole and exclusive representations and warranties made by VIH, Merger Sub and their respective Representatives in connection with this Agreement or the Transactions, (b) none of VIH, Merger Sub nor any of their respective Representatives makes any other representation or warranty, either written or oral, express or implied, statutory or otherwise, of any nature, at law or in equity, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of VIH or Merger Sub, or any of their respective businesses, financial projections, assets, liabilities or operations, or the Transactions, and (c) each of VIH and Merger Sub disclaims any other representations or warranties, whether made by VIH or Merger Sub or any of their respective Representatives. Bakkt Opco acknowledges and agrees that except for the VIH Representations, Bakkt Opco (a) shall consummate the Transactions without any representation or warranty, except as otherwise expressly set forth in the VIH Representations, as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis and “with all faults”, (b) in entering in this Agreement and the other Transaction Documents is not relying upon any representations and warranties in connection with the Transactions other than the VIH Representations and (c) expressly disclaims reliance upon any representations and warranties other than the VIH Representations. Without limiting the foregoing, VIH and Merger Sub do not make any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Bakkt Opco or its Representatives regarding the success, profitability or value of VIH or Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VIH AND MERGER SUB

Each of VIH and Merger Sub make the following representations and warranties to Bakkt Opco as of the date of this Agreement and as of the Closing, except as disclosed by VIH in (i) the written VIH Disclosure

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Letter provided to Bakkt Opco (the “VIH Disclosure Letter”), which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV, and (ii) the SEC Reports that were available at least one (1) Business Day prior to the date hereof on the SEC’s website through EDGAR (other than disclosures in the “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” sections of such reports and other disclosures that are generally cautionary, predictive or forward-looking in nature). The disclosure in any section or subsection of the VIH Disclosure Letter corresponding to any section or subsection of this Article IV shall qualify other sections and subsections in this Article IV so long as its relevance to such other section or subsection of this Article IV is reasonably clear on the face of the information disclosed therein.

Section 4.1 Due Organization. VIH is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. VIH has full corporate power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4.1 of the VIH Disclosure Letter lists for each of VIH and Merger Sub all jurisdictions in which it is qualified to conduct business and all names other than its legal name under which it does business. Each of VIH and Merger Sub are not in violation of any provision of their respective Organizational Documents in any material respect.

Section 4.2 Authorization; No Conflict.

(a) Each of VIH and Merger Sub have full corporate and limited liability company, respectively, power and, upon receipt of the VIH Shareholders’ Approval, authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of VIH and Merger Sub of this Agreement and the Transaction Documents to which it is a party, the performance by each of VIH and Merger Sub of its obligations hereunder and thereunder and the consummation by each of VIH and Merger Sub of the Transactions have been duly and validly authorized by all requisite corporate and limited liability company action on the part of each of VIH and Merger Sub, subject only to the receipt of the VIH Shareholders’ Approval. This Agreement has been duly and validly executed and delivered by each of VIH and Merger Sub, and (assuming due authorization, execution and delivery by any other applicable parties thereto) constitutes, or upon such delivery constitutes, a legal, valid and binding obligation of each of VIH and Merger Sub enforceable against each of VIH and Merger Sub in accordance with its terms, subject to the Enforcement Exceptions.

(b) Assuming the VIH Shareholders’ Approval is obtained and the effectiveness of the Domestication, and except for any required Regulatory Filings, the execution, delivery and performance of this Agreement and the Transaction Documents by VIH and Merger Sub and the consummation of the Transactions, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of the Organizational Documents of VIH or Merger Sub; (ii) except for applicable requirements, if any, of the Securities Act, the Exchange Act, and state securities laws, require any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority; or (iii) violate, conflict with, result in a breach or default under (with notice or lapse of time or both), result in, or give any Person a right of, termination, cancellation, acceleration, suspension, modification or revocation under, give rise to any obligation to make payments or provide compensation under, result in the creation of any Lien upon any of the properties or assets of VIH under, give any Person the right to exercise any remedy, claim a rebate, chargeback or penalty, accelerate the maturity or performance under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any Material VIH Contract, except, with respect to the foregoing clauses (ii) and (iii), as would not have a VIH Material Adverse Effect.

Section 4.3 Capitalization.

(a) As of the date of this Agreement (and, prior to giving effect to the consummation of the transactions contemplated by the Redemption, as of the Closing), the authorized capital stock of VIH consists of 200,000,000 Class A ordinary shares (“VIH Class A Shares”), of which 20,737,202 are outstanding, 20,000,000 Class B ordinary shares (“VIH Class B Shares” and, together with the VIH Class A Shares, the “VIH Ordinary Shares”),

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of which 5,184,300 are outstanding, and 1,000,000 preference shares (“VIH Preference Shares”), none of which are outstanding. All outstanding VIH Ordinary Shares have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Organizational Documents of VIH), rights of first refusal or similar rights. As of the date hereof (and, as of the Closing), VIH has 16,516,041 warrants (“VIH Warrants”) outstanding, each such VIH Warrant entitling the holder thereof to purchase one (1) VIH Class A Share. Other than the VIH Warrants, there are no options, warrants, rights, commitments or agreements obligating VIH to issue, exchange, transfer, deliver or sell additional Equity Interests of VIH. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement, the Transaction Documents, the Organizational Documents of VIH, or the PIPE Financing, no other Equity Interests of VIH are issuable.

(b) All of the outstanding securities of VIH have been granted, offered, sold and issued in material compliance with all applicable securities Laws. Except for the VIH Public Warrants, the VIH Warrants issued to the VIH Sponsor and the VIH Class B Shares (subject to the transactions contemplated by Section 2.2), there are no outstanding contractual obligations of VIH to repurchase, redeem or otherwise acquire any Equity Interests of VIH.

(c) Other than its ownership of Merger Sub, VIH does not own any Equity Interest in any Person. Other than in connection with the Redemption, there are no outstanding contractual obligations of VIH to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d) The outstanding Equity Interests of Merger Sub consists solely of limited liability company interests owned by VIH. All outstanding limited liability company interests of Merger Sub are owned by VIH, have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of (or subject to) any preemptive rights There are no options, warrants, equity securities, calls, rights, commitments or agreements by which Merger Sub is bound obligating Merger Sub to issue, exchange, transfer, deliver or sell Equity Interests of Merger Sub. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement and the Transaction Documents, no Equity Interests of Merger Sub are issuable.

(e) All of the outstanding securities of Merger Sub have been granted, offered, sold and issued in material compliance with all applicable securities Laws.

(f) Merger Sub owns no capital stock, securities convertible into capital stock or any other Equity Interest in any Person. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 4.4 Merger Sub.

(a) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Merger Sub was formed for the purpose of engaging in the Transactions, and Merger Sub has not engaged in any other business or activities.

(c) At the Effective Time, Merger Sub will not have any assets, liabilities or obligations of any nature or any tax attributes other than (i) those set forth under its Organizational Documents (including its costs of formation), and (ii) pursuant to this Agreement, the Transaction Documents, and the Transactions.

Section 4.5 Special Purpose Acquisition Company; Absence of Changes. Since the date of its formation, (a) except for any actions expressly contemplated or permitted by this Agreement (including under Section 5.2), the Transaction Documents, the Transactions, or the PIPE Financing, VIH has conducted no business other than the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination, and (b) there has not been any VIH Material Adverse Effect.

Section 4.6 Taxes.

(a) VIH is, and at all times since its formation has been, classified as a corporation for all U.S. federal income tax purposes and will be so classified for all periods through and including the Closing Date.

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(b) Each of VIH and Merger Sub has timely filed (taking into account applicable extensions) all material Tax Returns that it was required to file and such Tax Returns are correct and complete in all material respects. Neither VIH nor Merger Sub is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(c) All material Taxes and all material Tax liabilities of VIH and Merger Sub that are due and payable have been timely paid in full to the appropriate taxing authorities. Any such Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the VIH Financials have been properly accrued and adequately disclosed on the VIH Financials in accordance with GAAP, and (ii) for periods not covered by the VIH Financials have been properly accrued on the books and records of VIH and Merger Sub in accordance with GAAP.

(d) Each of VIH and Merger Sub has withheld or collected all material Taxes required by Law to have been withheld or collected and, to the extent required, timely paid over such Taxes to the appropriate Governmental Authorities.

(e) Neither VIH nor Merger Sub is currently, nor has been within the past three (3) years, the subject of any material Tax Proceeding by any Governmental Authority and no such Tax Proceeding is pending or, to the knowledge of VIH or Merger Sub, threatened or contemplated.

(f) Neither VIH nor Merger Sub has waived any statute of limitations with respect to material Taxes or agreed to extend the period for assessment or collection of any material Taxes, which waiver or extension is still in effect. Neither VIH nor Merger Sub is presently contesting a material Tax liability of VIH or Merger Sub, as applicable, before any taxing authority or other Governmental Authority.

(g) There are no Liens for Taxes upon the assets of VIH or Merger Sub other than Permitted Liens

(h) No written claim has been made within the past three (3) years by any taxing authority in a jurisdiction where VIH or Merger Sub does not file Tax Returns that VIH or Merger Sub, as applicable, is or may be subject to material taxation by that jurisdiction.

(i) Neither VIH nor Merger Sub will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (ii) an installment sale or open transaction; (iii) any prepaid amounts or deferred revenue realized, accrued or received, in each case, outside the ordinary course of business; or (iv) a change in the accounting method of VIH or Merger Sub pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality.

(j) Neither VIH nor Merger Sub has any Liabilities for material Taxes of any other Person (other than VIH or Merger Sub) as a successor or transferee, by Contract, by operation of Law, or otherwise (other than pursuant to any Commercial Tax Agreement). Neither VIH nor Merger Sub is party to or bound by any Tax Sharing Agreement.

(k) Neither VIH nor Merger Sub has engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.6 and Section 4.4(c) are the only representations and warranties of VIH and Merger Sub with respect to Tax matters.

Section 4.7 Brokers and Agents. Other than Jefferies LLC and, solely to the extent related to the PIPE Financing, Citigroup Global Markets Inc., no broker or finder has acted for VIH or Merger Sub in connection with this Agreement, the Transaction Documents, the Transactions, including the PIPE Financing, or VIH’s initial public offering, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of VIH, Merger Sub or VIH Sponsor.

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Section 4.8 Financing. Each of VIH and Merger Sub represents that it is not a condition to the Closing or to any of its other obligations under this Agreement that VIH or Merger Sub obtain financing for or related to any of the Transactions except as expressly contemplated herein.

Section 4.9 Legal Proceedings. There is no Action pending, threatened in writing or, to the knowledge of VIH, otherwise threatened against VIH or Merger Sub (and no Action has been brought or, to VIH’s knowledge, threatened since the date of VIH’s formation), and no notice of any Action involving or relating to VIH or Merger Sub, whether pending or threatened, has been received by VIH or Merger Sub, in each case to the extent such Action would have a VIH Material Adverse Effect. There are no Orders pending now or rendered by a Governmental Authority since the date of VIH’s formation against VIH or Merger Sub that would have a VIH Material Adverse Effect.

Section 4.10 Compliance; Permits. VIH and Merger Sub are, and since the date of such their respective dates of formation have been, conducting its business and operations, and otherwise is, and has since their respective dates of formation has been, in compliance in all material respects with all applicable Laws and Permits reasonably necessary to lawfully conduct the business of VIH and Merger Sub. Since their formation, neither VIH nor Merger Sub has received any written communication from any Governmental Authority alleging noncompliance in any material respect with any applicable Law or Permit.

Section 4.11 SEC Filings and VIH Financials.

(a) Since the IPO, VIH has timely filed all forms, reports, registration statements, prospectuses and other documents required to be filed or furnished by VIH with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto. Except to the extent available on the SEC’s website through EDGAR, VIH has delivered to Bakkt Opco copies in the form filed with the SEC of (i) all forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by VIH with the SEC (the forms, reports, registration statements, prospectuses and other documents referred to above, whether or not available through EDGAR, collectively, the “SEC Reports”) and (ii) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to VIH or the SEC Reports. As of the date hereof to the knowledge of VIH, (i) none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comments and (ii) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Report. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.11, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes of VIH contained or incorporated by reference in the SEC Reports (the “VIH Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of VIH at the respective dates of and, for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) VIH has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and

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paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. VIH’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by VIH in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to VIH’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. To the knowledge of VIH, (i) VIH has not identified or been made aware of any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would adversely affect VIH’s ability to record, process, summarize and report financial information and (ii) VIH does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in VIH’s internal control over financial reporting.

(d) Except as and to the extent reflected or reserved against in the VIH Financials, VIH has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the VIH Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since VIH’s formation in the ordinary course of business.

(e) There are no outstanding loans or other extensions of credit made by VIH to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of VIH other than advancements of expenses in the ordinary course less than $50,000 individually or $100,000 in the aggregate. VIH has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.12 National Stock Exchange. As of the date of this Agreement, the VIH Public Units, the VIH Class A Shares and the VIH Warrants that were included as part of the VIH Public Units (the “VIH Public Warrants”) are listed on the National Stock Exchange under the symbols “VIHAU”, “VIH” and “VIHAW”, respectively. As of the date of this Agreement, VIH is in compliance in all material respects with the applicable corporate governance requirements of the National Stock Exchange for continued listing of VIH Public Units, VIH Class A Shares and VIH Public Warrants thereon and there is no action or proceeding pending or, to VIH’s knowledge, threatened against VIH by the National Stock Exchange or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the VIH Public Units, VIH Class A Shares or VIH Public Warrants on the National Stock Exchange.

Section 4.13 Board Recommendation. Each of the VIH Board (including any required committee or subgroup of the VIH Board) and the managing member of Merger Sub has, as of the date of this Agreement, unanimously determined that (i) the consummation of the Transactions (including the Merger and the Domestication) is in the best interest of the stockholders of VIH and the equity holders of Merger Sub, (ii) the fair market value of Bakkt Opco is equal to at least eighty percent (80%) of the balance in the Trust Account and (iii) in the case of VIH, recommended that VIH Shareholders adopt and approve this Agreement and approve the other Voting Matters.

Section 4.14 Trust Account. VIH has made available to Bakkt Opco a true, correct and complete copy of the fully executed Investment Management Trust Agreement (the “Trust Agreement”), dated as of September 22, 2020, by and between VIH and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). As of the date of this Agreement, VIH has at least $207,373,020 in the Trust Account, with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of VIH and, to VIH’s knowledge, the Trustee, enforceable in accordance with its terms, subject to the Enforcement Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person

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(other than (A) the underwriter of the IPO and (B) Public Stockholders who have elected to redeem their VIH Class A Shares in accordance with the VIH Memorandum and Articles) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except to redeem VIH Class A Shares from Public Stockholders in accordance with the provisions of the VIH Memorandum and Articles and the IPO Prospectus (the “Redemption”) or as otherwise described in Section 9.2(a). There is no Action pending, or to VIH’s knowledge, threatened with respect to the Trust Account.

Section 4.15 Insurance. Except for directors’ and officers’ liability insurance, VIH does not maintain any insurance policies.

Section 4.16 Intellectual Property. Neither VIH nor Merger Sub owns, licenses or otherwise has any right, title or interest in any Intellectual Property. To the knowledge of VIH, neither VIH nor Merger Sub infringes, misappropriates or violates any Intellectual Property of any other Person.

Section 4.17 Agreements, Contracts and Commitments.

(a) Other than confidentiality and non-disclosure agreements, this Agreement and the Transaction Documents (none of which shall constitute Material VIH Contracts for purposes of this Agreement), there are no Contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, licenses, Permits, franchises, purchase orders, sales orders or other understandings, commitments or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which VIH or Merger Sub is a party or by or to which any of the properties or assets of VIH or Merger Sub may be bound, subject or affected (“Material VIH Contracts”). All Material VIH Contracts are listed in Section 4.17(a) of the VIH Disclosure Letter other than those that are exhibits to the SEC Reports filed at least one (1) Business Day prior to the date of this Agreement.

(b) Each Material VIH Contract was entered into at arm’s length and in the ordinary course, is in full force and effect and, to VIH’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, subject to the Enforcement Exceptions. To VIH’s knowledge, no other party to a Material VIH Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material VIH Contracts (or written summaries in the case of oral Material VIH Contracts) have been heretofore delivered to Bakkt Opco.

(c) Neither VIH nor, to the knowledge of VIH, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material VIH Contract.

Section 4.18 Title to Property. Neither VIH nor Merger Sub owns or leases any Real Property or personal property. There are no options or other Contracts under which VIH or Merger Sub has a right or obligation to acquire or lease any interest in Real Property or personal property.

Section 4.19 Employee Matters. Other than any former officers or as described in VIH’s SEC Reports, VIH has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by VIH’s officers and directors in connection with activities on VIH’s behalf in an aggregate amount not in excess of the amount of cash held by VIH outside of the Trust Account, VIH does not have any unsatisfied liability with respect to any employee, officer or director. VIH does not maintain, sponsor or have any liability or potential liability with respect to any VIH Benefit Arrangement or VIH Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any Person who is or has been an employee of or independent contractor to VIH (other than salaries, wages, or bonuses payable in the ordinary course of business) to increase or become due to any such Person or (ii) result in forgiveness of indebtedness with respect to any employee of VIH.

Section 4.20 Regulatory Matters.

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(a) Neither VIH, its Subsidiaries, nor to the knowledge of VIH has any of their respective Representatives acting on their behalf, in their capacity as such, has since their respective dates of formation (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) promised, offered, authorized, made or agreed to make any unlawful payment or promised, offered, authorized, provided or agreed to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the FCPA or of any other applicable anti-bribery or anti-corruption Law. Neither VIH, its Subsidiaries, nor any of their respective Representatives acting on their behalf, in their capacity as such, has promised, offered, authorized, given or agreed to give any unlawful gift, similar unlawful benefit or anything of value to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder VIH or its Subsidiaries or assist in connection with any actual or proposed transaction, in violation of any provision of the FCPA or of any other applicable anti-bribery or anti-corruption law. To the knowledge of VIH, no Action with respect to any of the foregoing is pending or threatened against or that involves VIH or its Subsidiaries.

(b) The operations of VIH and its Subsidiaries are and have since their respective dates of formation been conducted in compliance with anti-money laundering Laws, and no Action involving VIH or any of its Subsidiaries with respect to any of the foregoing is pending or, to the knowledge of the VIH, threatened in writing.

(c) Neither VIH, its Subsidiaries nor any of their respective directors or officers, or, to the knowledge of VIH, any other Representative acting on behalf of VIH or its Subsidiaries is currently identified on the SDN List or other sanctions-related list, or owned or controlled by such a person, or otherwise the target of Sanctions, or operating, organized, or resident in a country or territory that is the target of Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine), and VIH has not since the date of its formation, directly or, to its knowledge indirectly, loaned, contributed or otherwise made available funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country or territory which is the target of Sanctions or for the purpose of financing the activities of any Person that is the target of Sanctions, or has otherwise been in violation of Sanctions.

Section 4.21 Investment Company Act. VIH is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act of 1940, as amended.

Section 4.22 PIPE Financing.

(a) VIH has delivered to Bakkt Opco true, correct and complete copies of each of the PIPE Subscription Agreements entered into by VIH with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Financing. To the knowledge of VIH, with respect to each PIPE Investor, the PIPE Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any material respect (it being understood that a change of or to one or more entities or individuals with respect to an PIPE Investor shall not be deemed a violation of the foregoing), and no withdrawal, termination, amendment or modification is contemplated by VIH. Each PIPE Subscription Agreement is a legal, valid and binding obligation of VIH, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such PIPE Subscription Agreement violates any Laws. There are no other agreements, side letters, or arrangements between VIH and any PIPE Investor relating to any PIPE Subscription Agreement, that would affect the obligation of such PIPE Investors to contribute to Bakkt Opco the applicable portion of the PIPE Financing set forth in the PIPE Subscription Agreement of such PIPE Investor, and, as of the date hereof, VIH does not know of any facts or circumstances that would result in any of the conditions set forth in any PIPE Subscription Agreement not being satisfied, or the PIPE Financing not being available to VIH, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of VIH under any material term or condition of any PIPE Subscription Agreement and, as of the date hereof, VIH has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any PIPE Subscription Agreement.

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(b) No fees, consideration or other discounts are payable or have been agreed by VIH or any of its Subsidiaries (including, from and after the Closing, Bakkt Opco and its Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Financing.

Section 4.23 Due Diligence Investigation. VIH and Merger Sub acknowledge, covenant and agree, on behalf of themselves and their respective Representatives: (a) that they have made their own due diligence investigation, and based thereon, formed their own independent judgment with respect business, results of operations, prospects, condition (financial or otherwise) of assets of Bakkt Opco and its Subsidiaries and have been afforded satisfactory access to the books and records, facilities and personnel of Bakkt Opco and its Subsidiaries for the purpose of conducting such investigation and forming such judgement, (b) that in entering into this Agreement, they have relied solely upon their own investigation and analysis and the Bakkt Representations, (c) that (x) other than the Bakkt Representations, no representation or warranty has been or is being made by Bakkt Opco or any of its Representatives or any other Person as to the accuracy or completeness of any of the information provided or made available to VIH, Merger Sub or any of their respective Representatives (including any such information contained in the “data room”, in any confidential information memorandum, management presentation or similar materials, in answers to due diligence questions submitted by VIH, Merger Sub or any of their respective Representatives or in any other form (including meetings, calls and correspondence)) in expectation of the Transactions, and (y) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information (including forward-looking statements), and VIH and Merger Sub are familiar with such uncertainties and (d) VIH and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, plans and budgets so furnished to them, including the reasonableness of the assumptions underlying such estimates, projections, plans and budgets. Without limiting the foregoing provisions of this paragraph, VIH and Merger Sub hereby acknowledge and agree (on behalf of themselves and their respective Representatives) that none of Bakkt Opco, its Affiliates, their respective Representatives or any other Person is making any representation or warranty with respect to such estimates, projections, plans or budgets, including the reasonableness of the assumptions underlying such estimates, projections, plans or budgets, and that VIH, Merger Sub and their Representatives have not relied on any such estimates, projections, plans or budgets.

Section 4.24 No Other Bakkt Opco Representations or Warranties. VIH and Merger Sub acknowledge and agree that the specific representations and warranties expressly set forth in Article III (as expressly qualified by the Bakkt Disclosure Letter) or expressly set forth in a Transaction Document (collectively, the “Bakkt Representations”), (a) are and shall constitute the sole and exclusive representations and warranties made by Bakkt Opco and its Representatives in connection with this Agreement or the Transactions, (b) neither Bakkt Opco nor any of its Representatives makes any other representation or warranty, either written or oral, express or implied, statutory or otherwise, of any nature, at law or in equity, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of Bakkt Opco, or any of its businesses, financial projections, assets, liabilities or operations, or the Transactions, and (c) Bakkt Opco disclaims any other representations or warranties, whether made by Bakkt Opco or any of its Representatives. VIH and Merger Sub acknowledge and agree that except for the Bakkt Representations, VIH and Merger Sub (a) shall consummate the Transactions without any representation or warranty, except as otherwise expressly set forth in the Bakkt Representations, as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis and “with all faults”, (b) in entering in this Agreement and the other Transaction Documents is not relying upon any representations and warranties in connection with the Transactions other than the Bakkt Representations and (c) expressly disclaims reliance upon any representations and warranties other than the Bakkt Representations, including any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to VIH, Merger Sub or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to VIH, Merger Sub or any of their respective Representatives) by any Representative of Bakkt Opco or one of its Affiliates or any information, documents or materials made available to VIH, Merger Sub or any of their respective Representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of VIH, Merger Sub or any of their respective Representatives or in any other form in connection with the

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transactions contemplated by this Agreement. Without limiting the foregoing, Bakkt Opco not make any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to VIH, Merger Sub or any of their respective Representatives regarding the success, profitability or value of Bakkt Opco.

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.1 Conduct of Business of Bakkt Opco. Except as set forth in Section 5.1 of the Bakkt Disclosure Letter, as otherwise contemplated by this Agreement, as required by applicable Law or a Governmental Authority, or as consented to by VIH (which consent, other than in respect of the sub-clauses listed in the last paragraph of this Section 5.1, shall not be unreasonably withheld, conditioned or delayed), between the date of this Agreement and the earlier of the Closing or the termination of this Agreement in accordance with Section 8.1 hereof (the “Interim Period”), Bakkt Opco shall, and shall cause its Subsidiaries to, (x) conduct their respective businesses in the ordinary course of business and in material compliance with applicable Law, and (y) in each case in all material respects, use their commercially reasonable efforts to maintain and preserve their respective businesses, assets and organizations intact, retain their respective present officers and employees and maintain and preserve their respective relationships with their officers and employees, suppliers, vendors, licensors, Governmental Authorities, creditors and others having business relations with such Person. Except as set forth in Section 5.1 of the Bakkt Disclosure Letter, as otherwise contemplated by this Agreement, as required by applicable Law or a Governmental Authority, or as consented to by VIH (which consent shall not be unreasonably withheld, conditioned or delayed), Bakkt Opco shall not and shall cause its Subsidiaries not to:

(a) change or amend any of the Organizational Documents of Bakkt Opco and its Subsidiaries, or authorize or propose the same;

(b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of any securities (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities) or authorize or propose any change in its equity capitalization or capital structure, or enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Bakkt Opco (provided, however, that exercises or conversions of currently outstanding rights shall not be prohibited), or grant any additional equity or equity-based compensation (including Bakkt Opco Incentive Units and Participation Units under the Bakkt Equity Incentive Plan);

(c) declare or pay any distribution (other than ordinary and regular tax distributions or distributions made by wholly-owned Subsidiaries of Bakkt Opco to Bakkt Opco or any of its wholly-owned Subsidiaries) in respect of its limited liability company interests or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its securities or purchase, redeem or otherwise acquire or retire for value any of its securities;

(d) make a loan or advance to or investment in any third party;

(e) sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge, fail to renew, or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets (including material Intellectual Property) of Bakkt Opco and its Subsidiaries (other than any such actions performed by Bakkt Opco or one of its Subsidiaries in the ordinary course of business);

(f) disclose any material Trade Secrets, material Bakkt Software or material confidential Intellectual Property of Bakkt Opco and its Subsidiaries (including the source code for any proprietary software) to any Person who has not entered into a reasonably protective confidentiality agreement;

(g) acquire (whether by merger, consolidation, acquisition of stock or assets or any other form of business combination) any non-natural Person or business or initiate the start-up of any new business, non-wholly-owned Subsidiary or joint venture or otherwise acquire any securities or material assets;

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(h) incur, create, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise) except for (i) advances of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of Bakkt Opco existing as of the date hereof not to exceed $1,000,000, (ii) any such indebtedness among Bakkt Opco and its wholly-owned Subsidiaries or among Bakkt Opco’s wholly-owned Subsidiaries, (iii) guarantees by Bakkt Opco of existing indebtedness of Subsidiaries of Bakkt Opco, and (iv) the accrual of interest on indebtedness outstanding as of the date of this Agreement or incurred in compliance with this Section 5.1(h);

(i) withdraw any License Application except in accordance with Section 5.7;

(j) enter into any Material Contract or amend, modify, terminate or waive any material right under any Material Contract or any Material Permit (other than in the ordinary course of business);

(k) other than matters arising in the ordinary course of business or with a value of less than $250,000, commence a material lawsuit or settle, compromise, release or waive its rights under any claim or litigation, other than for routine collection and settlement matters of accounts payable;

(l) enter into, amend or terminate (other than terminations in accordance with their terms) any Contract or transaction with any Related Party, or waive any material right in connection therewith;

(m) announce, implement or effect any reduction in force, mass lay off, early retirement program, severance program, or other program or effort concerning the termination of more than 10 employees, including, but not limited to, any reduction in force, mass lay off, early retirement program, severance program or other program or effort concerning the termination of employees, in each case which would trigger any liability or advance notice requirements under the Workers Adjustment Retraining and Notification Act of 1988, as amended, or any similar state, local or foreign law or regulation;

(n) except as otherwise required by Law, existing Bakkt Benefit Plans or Bakkt Benefit Arrangements listed on Section 3.9(a) of the Bakkt Disclosure Letter or as would not be material to Bakkt Opco or its Subsidiaries taken as a whole, and only with respect to officers of Bakkt Opco, (i) grant any severance, retention, change in control or termination or similar pay, (ii) terminate, adopt, enter into or materially amend or grant any new awards under any Bakkt Benefit Plan or Bakkt Benefit Arrangement (including the Bakkt Equity Incentive Plan) or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Bakkt Benefit Plan or Bakkt Benefit Arrangement as of the date hereof, (iii) materially increase the cash compensation or bonus opportunity, except in the ordinary course of business consistent with past practice, (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the payment or vesting of any compensation or benefit payable by Bakkt Opco or any of its Subsidiaries, (v) hire or engage any new officer of Bakkt Opco, or (vi) terminate the employment or engagement, other than for cause, death or disability, of any officer of Bakkt Opco;

(o) enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize any labor union, labor organization, or group of employees of Bakkt Opco or its Subsidiaries as the bargaining representative for any employees of Bakkt Opco or its Subsidiaries;

(p) revalue any of its material assets or make any change in accounting methods, principles or practices (including cash management practices), except to the extent required to comply with GAAP or to upgrade its practices to those suitable for a public company or as may be necessary in order to give effect to de-consolidation from the parent company of the Majority Bakkt Equity Holder’s GAAP financial statements;

(q) make, change or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy with a Governmental Authority relating to a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment arising outside the ordinary course of business (except to the extent notice of such extension or waiver is provided to VIH), file any materially amended Tax Return or claim for refund of a material amount of Taxes, or make any material change to a method of accounting for Tax purposes, in each case, except in the ordinary course of business, as required by applicable Law (or a change in applicable Law), or as contemplated by this Agreement;

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(r) agree to or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(s) fail to comply in any material respect with a material Law applicable to its business;

(t) accelerate or delay, other than in the ordinary course of business, consistent with past practice, the collection of any trade receivables or the payment of trade payables or any other liability or other material amounts;

(u) authorize or agree (in writing or otherwise) to take any of the actions described in this Section 5.1.

Nothing contained in this Agreement is intended provide to VIH, directly or indirectly, the right to control or direct the ordinary course operations of Bakkt Opco or any of its Subsidiaries prior to the Closing; provided further, notwithstanding anything in this Agreement the contrary, and for the avoidance of doubt, the parties hereto acknowledge and agree that none of Bakkt Opco or any of its Subsidiaries shall take any action prohibited by any of Section 5.1(a), (b), (c), (d), (h), (r) or (u) (solely as subclause (u) pertains to the foregoing subclauses) without the prior written approval of VIH.

Section 5.2 Conduct of Business of VIH. Except as set forth in Section 5.2 of the VIH Disclosure Letter, as otherwise expressly contemplated by this Agreement or the Redemption, as required by applicable Law or a Governmental Authority, or as consented to by Bakkt Opco (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, VIH shall, and shall cause Merger Sub to, (x) conduct their respective businesses in the ordinary course of business, (y) conduct their respective businesses in material compliance with applicable Law, and (z) in each case in all material respects, use their commercially reasonable efforts to maintain and preserve their respective businesses and organizations intact, retain their respective present officers and employees and maintain and preserve their relationships with their officers and employees, suppliers, vendors, licensors, Governmental Authorities, creditors and others having business relations with such Person. Except as set forth in Section 5.2 of the VIH Disclosure Letter, as otherwise expressly contemplated by this Agreement or the Redemption, as required by applicable Law or a Governmental Authority, or as consented to by Bakkt Opco (which consent shall not be unreasonably withheld, conditioned or delayed), VIH shall not and shall cause Merger Sub not to:

(a) change or amend any of the Organizational Documents of VIH or Merger Sub, or authorize or propose the same, except pursuant to the Transactions;

(b) other than pursuant to the PIPE Financing, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of any securities (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities) or authorize or propose any change in the equity capitalization or capital structure of VIH or Merger Sub, or enter into any agreement, understanding or arrangement with respect to the voting of equity securities of VIH;

(c) declare or pay any distribution in respect of the Equity Interests of VIH or Merger Sub or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of the securities of VIH or Merger Sub or purchase, redeem or otherwise acquire or retire for value any of the securities of VIH or Merger Sub;

(d) incur, create, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or guarantee any indebtedness of another Person (directly, contingently or otherwise), other than (x) as contemplated by the PIPE Financing, or (y) working capital loans made by VIH Sponsor necessary to finance VIH’s ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Merger and the other Transactions (including any filings required under Section 5.7);

(e) make a loan or advance to or investment in any third party;

(f) make or agree to make any capital expenditures;

(g) sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets of VIH or Merger Sub;

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(h) acquire (whether by merger, consolidation, acquisition of stock or assets or any other form of business combination) any non-natural Person or business or initiate the start-up of any new business, non-wholly owned Subsidiary or joint venture or otherwise acquire any securities or material assets;

(i) enter into, amend, or terminate (other than terminations in accordance with their terms) any Contract with any Related Party, or waive any material right in connection therewith (other than working capital loans made by VIH Sponsor in accordance with Section 5.2(d));

(j) hire any employee or adopt or enter into any Benefit Plan;

(k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(l) make any change in accounting methods, principles or practices, except to the extent required by changes in Law or to comply with GAAP;

(m) make, change or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy with a Governmental Authority relating to a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment arising outside the ordinary course of business (except to the extent notice of such extension or waiver is provided to Bakkt Opco), file any materially amended Tax Return or claim for refund of a material amount of Taxes, or make any material change to a method of accounting for Tax purposes, in each case except in the ordinary course of business, as required by applicable Law (or a change in applicable Law) or as contemplated by this Agreement;

(n) amend, waive or otherwise change the Trust Agreement in any manner materially adverse to VIH; or

(o) authorize or agree (in writing or otherwise) to take any of the actions described in this Section 5.2.

Section 5.3 Access to Information; Confidential Information.

(a) During the Interim Period, Bakkt Opco shall and shall cause its Subsidiaries to, upon reasonable notice and during regular business hours and at VIH’s sole expense, for any purpose reasonably related to the Transactions or to VIH’s prospective interest in Bakkt Opco or its Subsidiaries, afford to the authorized Representatives of VIH reasonable access to (i) the financial books and records of Bakkt Opco and its Subsidiaries and (ii) such additional financial and operating data and other information relating to the business and properties of Bakkt Opco and its Subsidiaries as VIH may reasonably request; provided, that such access shall not materially disrupt or burden the operations of Bakkt Opco and its Subsidiaries and VIH and its authorized Representatives shall use their respective commercially reasonable efforts to minimize any such disruption; and, provided, further, that all such access shall be done in compliance with applicable Law and the social distancing requirements applicable to Bakkt Opco personnel. Notwithstanding anything to the contrary contained in this Agreement, neither Bakkt Opco nor any of its Subsidiaries shall be required pursuant to this Section 5.3(a) to provide (i) any information or access that Bakkt Opco reasonably believes would violate applicable Law, including antitrust Laws and data protection Laws, rules or regulations or the terms of any applicable confidentiality obligation or cause forfeiture of attorney/client privilege, (ii) if Bakkt Opco or any of its Affiliates, on the one hand, and VIH or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto or (iii) any information or access to the extent that it relates to interactions with other prospective buyers of Bakkt Opco and its Subsidiaries prior to the date of this Agreement or the negotiation of this Agreement and the Transaction Documents and the Transactions. VIH shall not contact or communicate with any of Bakkt Opco’s or any Subsidiaries’ customers, suppliers or employees (other than contact with employees to the extent permitted by this Section 5.3(a)) without Bakkt Opco’s prior written consent.

(b) During the Interim Period, VIH shall and shall cause Merger Sub to, upon reasonable notice and during regular business hours and at Bakkt Opco’s sole expense, afford to the authorized Representatives of Bakkt Opco reasonable access to (i) the financial books and records of VIH and Merger Sub and (ii) such

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additional financial and operating data and other information relating to the business and properties of VIH and Merger Sub as Bakkt Opco may reasonably request; and, provided, further, that all such access shall be done in compliance with applicable Law. Notwithstanding anything to the contrary contained in this Agreement, neither VIH nor Merger Sub shall be required pursuant to this Section 5.3(b) to provide (i) any information or access that VIH reasonably believes would violate applicable Law, including antitrust Laws and data protection Laws, rules or regulations or the terms of any applicable confidentiality obligation or cause forfeiture of attorney/client privilege, (ii) if Bakkt Opco or any of its Affiliates, on the one hand, and VIH or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto or (iii) any information or access to the extent that it relates to interactions with other prospective targets of VIH or Merger Sub or the negotiation of this Agreement and the Transaction Documents and the Transactions.

(c) VIH acknowledges and agrees that the Confidentiality Agreement, except as modified by Section 9.2 hereof, remains in full force and effect and that information provided by Bakkt Opco or any of its Subsidiaries, any Bakkt Equity Holder or any Bakkt Equity Holder’s Affiliates to VIH pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement, except as modified by Section 9.2 hereof, shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement shall terminate effective as of the Closing.

(d) Each Party acknowledges and agrees that each is aware, and each of their respective controlled Affiliates is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Interim Period, except in connection with or support of the transactions contemplated by this Agreement (including any communications with potential PIPE Investors), while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of VIH or the Majority Bakkt Equity Holder, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing; provided that, in respect of VIH, the foregoing shall only be deemed to apply to VIH and its controlled Affiliates, agents, professional advisors, employees and officers.

Section 5.4 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice (and, in any event, within five (5) Business Days) to the other Parties of any event which would reasonably be expected to cause any of the conditions in Article VII not to be fulfilled or the fulfillment of those conditions being materially delayed. The delivery of any notice pursuant to this Section 5.4 shall in no circumstance be deemed to (i) modify the representations, warranties, covenants or agreements hereunder of the Party delivering such notice; (ii) modify any of the conditions set forth in Article VII; or (iii) cure or prevent any misrepresentation, inaccuracy, untruth or breach of any representation, warranty, covenant or agreement set forth in this Agreement or any Transaction Document or failure to satisfy any condition set forth in Article VII.

Section 5.5 Cause Conditions to be Satisfied. Subject to Section 5.7, (a) Bakkt Opco shall, and Bakkt Opco shall cause its Subsidiaries to use reasonable best efforts to cause each of the conditions set forth in Section 7.1 and Section 7.2 to be satisfied at or prior to the Closing (including, without limitation, Section 7.1(c)); and (b) VIH and Merger Sub shall use reasonable best efforts to cause each of the conditions set forth in Section 7.1 and Section 7.3 to be satisfied at or prior to the Closing.

Section 5.6 PIPE Financing. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms:

(a) Bakkt Opco shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with (x) the arrangement of the PIPE Financing and (y) the marketing of the transactions contemplated by this Agreement and the other Transaction Documents in the public markets and/or with existing VIH Shareholders, in each case as may be reasonably requesting by VIH, including by (i) participating in meetings, presentations, calls, due diligence sessions, drafting sessions and sessions with

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actual or potential PIPE Investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”); (ii) assisting with the preparation of customary materials for actual or potential PIPE Investors, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the PIPE Financing (which shall not include pro forma financial information); (iii) providing financial statements and such other financial information regarding Bakkt Opco and its Subsidiaries, that is readily available or within its possession; and (iv) otherwise reasonably cooperating with VIH’s efforts (including VIH’s reasonable requests) to consummate the PIPE Financing.

(b) Unless otherwise approved in writing by Bakkt Opco (which approval may be given or withheld by Bakkt Opco in its sole discretion), VIH shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify, the applicable purchase price per share or provide the applicable PIPE Investor any material post-Closing right in respect of the Surviving Company under any PIPE Subscription Agreement, in each case other than by termination of such PIPE Subscription Agreement (and a withdrawal of the applicable PIPE Investor) or a reduction in the PIPE Investor’s commitment under such PIPE Subscription Agreement (in which case, VIH shall provide Bakkt Opco prompt written notice of any such termination or reduction). In the event VIH determines to permit any other amendment or modification to be made to, any other waiver (in whole or in part) of, or provide any other consent to modify, any other material provision of any PIPE Subscription Agreement, VIH shall provide Bakkt Opco prompt written notice of any such amendment, modification, waiver or consent to modify.

Section 5.7 Governmental Consents and Filing of Notices. Each Party hereto shall, as promptly as reasonably practicable, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Transaction Documents (the “Regulatory Filings”), and to amend as necessary in connection with the Transactions any License Applications. Each Party shall use reasonable best efforts to cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals and effect any such filing, withdrawal or amendment. With respect to the Regulatory Filings, each of Bakkt Opco and VIH agrees to use its reasonable best efforts and cooperate with the other parties (i) in timely making inquiries with Governmental Authorities regarding the Regulatory Filings, (ii) in determining if any Regulatory Filings are required by Governmental Authorities, and (iii) in timely making all Regulatory Filings (except with respect to such jurisdictions where the parties agree that a Regulatory Filing is not required). If VIH and Bakkt Opco determine that it is required for VIH to make any Regulatory Filing or otherwise provide information with respect to VIH or any VIH personnel to a Governmental Authority in connection with any License or License Application, then Bakkt Opco will, except as prohibited by applicable Law (in which case Bakkt Opco and/or its Subsidiaries, as applicable, will use commercially reasonable efforts to obtain any required permission to allow disclosure), timely provide, upon VIH’s reasonable request, relevant portions of all past filings and correspondence with Governmental Authorities with respect to any Licenses or License Applications related to such Regulatory Filing or information provision requirement that VIH and Bakkt Opco reasonably determine to be necessary to make a complete, accurate and timely Regulatory Filing or provision of information. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any Regulatory Filings or any other required consents, authorizations, orders and approvals that, if not received, would have a material adverse impact on the business of the Bakkt Opco and its Subsidiaries, taken as a whole.

Section 5.8 Registration Statement; VIH Shareholder Meeting; Information Statement.

(a) As promptly as reasonably practicable after the date of this Agreement, VIH shall, with the assistance, cooperation and reasonable best efforts of Bakkt Opco, prepare and file a Registration Statement on Form S-4 with the SEC (as such filing is amended or supplemented, and including the Proxy Statement contained therein, the “Registration Statement”), and with all other applicable regulatory bodies, for the purpose of registering the Bakkt Pubco Class A Shares and Bakkt Pubco Public Warrants to be issued or issuable in the Domestication, including the Bakkt Pubco Class A Shares issuable upon exercise of the Bakkt Pubco Public Warrants in accordance with their terms, which Registration Statement shall also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of (i) providing the VIH Shareholders with the opportunity to

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redeem their VIH Class A Shares as contemplated by the VIH Memorandum and Articles, the SEC Reports and the Trust Agreement and (ii) soliciting proxies from the VIH Shareholders to vote, at an extraordinary general meeting of the VIH Shareholders to be called and held for such purpose (the “VIH Shareholder Meeting”), in favor of (A) the Domestication (including the adoption of the Bakkt Pubco Charter), (B) the adoption and approval of this Agreement and the Merger, (C) the adoption and approval of the Advisory Charter Proposals, (D) the adoption and approval of the Bakkt Pubco Equity Incentive Plan in the form attached hereto as Exhibit I (the “Equity Incentive Plan”), (E) election of the members of the Post-Closing Bakkt Pubco Board in accordance with Section 5.12(a), (F) the approval of the issuance of Bakkt Pubco Class A Shares issuable pursuant to the PIPE Financing and approval of the issuance of Bakkt Pubco Class A Shares and Bakkt Pubco Class V Shares issuable to Bakkt Equity Holders pursuant this Agreement, if required under rules and regulations of the National Stock Exchange, (G) any other matters necessary or advisable to effect the consummation of the Transactions (clauses (A) through (G) of this Section 5.8(a), collectively, the “Voting Matters”), and (H) the adjournment of the VIH Shareholder Meeting in accordance with Section 5.8(f), if necessary.

(b) VIH shall comply in all material respects with all applicable Laws, any applicable rules and regulations of the National Stock Exchange, VIH Memorandum and Articles and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the holding of the VIH Shareholder Meeting and the Redemption. Whenever any event occurs which would reasonably be expected to result in the Registration Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, VIH or Bakkt Opco, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the VIH Shareholders, an amendment or supplement to the Registration Statement.

(c) VIH (i) shall permit Bakkt Opco and its counsel to review and comment on the Registration Statement and any exhibits, amendments or supplements thereto (or other related documents), (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by Bakkt Opco and its counsel in connection therewith and (iii) shall not file the Registration Statement or any exhibit, amendment or supplement thereto without the prior written consent of Bakkt Opco, not to be unreasonably withheld, conditioned or delayed. As promptly as practicable after receipt thereof, VIH shall provide to Bakkt Opco and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a complete summary thereof), including any comments from the SEC or its staff, between VIH or any of its Representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Registration Statement, and, in each case, shall consult with Bakkt Opco and its counsel concerning any such correspondence. VIH shall not file any response letters to any comments from the SEC without the prior written consent of Bakkt Opco, such consent not to be unreasonably withheld, conditioned or delayed. VIH will advise Bakkt Opco, promptly after it receives notice thereof, of the time when the Registration Statement or any amendment or supplement thereto has been filed with the SEC, and the time when the Registration Statement is declared effective or any stop order relating to the Registration Statement is issued.

(d) VIH, with the assistance of Bakkt Opco, shall use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to “clear” comments from the SEC and become effective as promptly as reasonably practicable. VIH, with the assistance of Bakkt Opco, also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and Bakkt Opco shall furnish all information concerning Bakkt Opco, its Subsidiaries and any of its members or stockholders as may be reasonably requested in connection with any such action. As soon as reasonably practicable following the declaration of effectiveness of the Registration Statement, VIH shall distribute the Proxy Statement and other proxy materials included in the Registration Statement to the VIH Shareholders, and pursuant thereto, shall (i) call the VIH Shareholder Meeting in accordance with applicable Law and the VIH Memorandum and Articles on a date as soon as reasonably practicable following the effectiveness of the Registration Statement, and (ii) use its reasonable best efforts to solicit proxies from the VIH Shareholders to vote in favor of adoption and approval of this Agreement and the other Voting Matters (including by enforcing the VIH Sponsor Letter). VIH shall appoint an inspector of elections in connection with the VIH Shareholder Meeting, and cause such inspector of

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elections to deliver or caused to be delivered an affidavit or certificate verifying the vote of such VIH Shareholder Meeting to the Trustee in accordance with the terms of the Trust Agreement.

(e) VIH, acting through the VIH Board, shall include in the Proxy Statement the recommendation of the VIH Board that the VIH Shareholders vote in favor of adoption and approval of this Agreement and the other Voting Matters and shall otherwise use its reasonable best efforts to obtain the VIH Shareholders’ Approval. Neither the VIH Board nor any committee or agent or Representative thereof shall withdraw (or modify in a manner adverse to Bakkt Opco), or propose to withdraw (or modify in a manner adverse to Bakkt Opco), the VIH Board’s recommendation that the VIH Shareholders vote in favor of adoption and approval of this Agreement and the other Voting Matters.

(f) VIH shall be entitled to postpone or adjourn the VIH Shareholder Meeting (i) to ensure that any supplement or amendment to the Registration Statement that the VIH Board has determined in good faith is required by applicable Law is disclosed to the Public Stockholders and for such supplement or amendment to be promptly disseminated to the Public Stockholders prior to the VIH Shareholder Meeting, (ii) if, as of the time for which the VIH Shareholder Meeting is originally scheduled (as set forth in the Registration Statement), there are insufficient VIH Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the VIH Shareholder Meeting or (iii) on no more than three (3) occasions, as reasonably determined to be necessary or desirable by VIH; provided, however, that in no event shall VIH postpone or adjourn the VIH Shareholder Meeting beyond the date that is ten (10) Business Days prior to the Termination Date without the prior written consent of Bakkt Opco; and, provided, further, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) above, the VIH Shareholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(g) Promptly, but in any event within (i) twenty-four (24) hours after the execution hereof, in connection with the delivery of the Initial Bakkt Equity Holder Support Agreement, the Majority Bakkt Equity Holder shall have delivered, in the form of a written consent (“Written Consent”) pursuant to Section 18-302 of the DLLCA and Section 9.5 of the Bakkt Opco LLC Agreement (in the form attached to the Initial Bakkt Equity Holder Support Agreement) and (ii) within seven (7) days after the execution hereof, the Bakkt Equity Holders holding, together with persons delivering the Initial Bakkt Equity Holders Support Agreement, sufficient Bakkt Interests to obtain the Bakkt Equity Holders Approval shall, in connection with the delivery of the Support Agreements, deliver a written consent pursuant to Section 18-302 of the DLLCA and Section 9.5 of the Bakkt Opco LLC Agreement (in the form attached to the Support Agreements) constituting the Bakkt Equity Holders Approval to VIH. On or prior to the seventh (7th) Business Day following the date hereof, Bakkt Opco will deliver an information statement (the “Information Statement”), in a form reasonably acceptable to Bakkt Opco or VIH, to each Bakkt Equity Holder who has not executed a Written Consent pursuant to Section 18-302 of the DLLCA and Section 9.5 of the Bakkt Opco LLC Agreement in connection with the solicitation of their signatures to a Written Consent. VIH will as promptly as practicable provide information regarding VIH and Merger Sub reasonably requested by Bakkt Opco for inclusion in the Information Statement, which information shall be subject to the Confidentiality Agreement and shall be true and correct in all material respects. Bakkt Opco, acting through the Board of Managers of Bakkt Opco, shall include in the Information Statement and the Written Consent the recommendation of the Board of Managers of Bakkt Opco that the Bakkt Equity Holders vote (by executing a Written Consent) in favor of adoption and approval of this Agreement, the other Transaction Documents, the Merger and the other Transactions and shall otherwise use its commercially reasonable efforts to obtain the Bakkt Equity Holder Approval. Neither the Board of Managers of Bakkt Opco nor any committee or agent or Representative thereof shall withdraw (or modify in a manner adverse to VIH), or propose to withdraw (or modify in a manner adverse to VIH), Bakkt Opco’s Board of Managers’ recommendation that the Bakkt Equity Holders vote (by executing a Written Consent) in favor of adoption and approval of this Agreement, the other Transaction Documents, the Merger and the other Transactions.

Section 5.9 Disclosure Information.

(a) Except as otherwise provided herein or as required by applicable Law, none of the Parties shall make any disclosure or permit any of their respective Affiliates to make any public disclosure (whether or not in

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response to an inquiry) of the subject matter of this Agreement unless previously approved by VIH and Bakkt Opco in writing, which approval shall not be unreasonably conditioned, withheld or delayed. VIH and Bakkt Opco shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). VIH, Bakkt Opco and Bakkt Opco shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), VIH shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Announcement 8-K”). Prior to Closing, VIH and Bakkt Opco shall mutually agree upon and prepare the press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with or promptly after the Closing, VIH shall issue the Closing Press Release. VIH and Bakkt Opco shall cooperate in good faith with respect to the preparation of, and, at least five (5) days prior to the Closing, VIH shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by Bakkt Opco and its accountant and the other “Form 10” information required to be included therein (the “Completion 8-K”). Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, Bakkt Pubco shall file the Completion 8-K with the SEC.

(b) Bakkt Opco shall provide VIH as promptly as reasonably practicable prior to the filing of the Registration Statement (or the Completion 8-K, as applicable) with the SEC, (i) an audited consolidated balance sheet of Bakkt Opco as of December 31, 2019, and as soon as reasonably practicable after the filing of the Registration Statement, an audited consolidated balance sheet of Bakkt Opco as of December 31, 2020, in each case together with related audited consolidated statements of operations, members’ equity and cash flows for the fiscal year ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of Bakkt Opco’s independent auditors (which reports shall be unqualified), prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods, and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”), (ii) all other audited and unaudited financial statements of Bakkt Opco and any company or business units acquired by it, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement, including the Proxy Statement, and/or the Completion 8-K (including pro forma financial information), (iii) all selected financial data of Bakkt Opco required by Item 301 of Regulation S-K, as necessary for inclusion in the Registration Statement and Completion 8-K and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC with respect to the periods described in clauses (i) and (ii), above, as necessary for inclusion in the Registration Statement and Completion 8-K (including pro forma financial information).

(c) During the Interim Period, in connection with the preparation of the Registration Statement, Announcement 8-K, the Completion 8-K, the Signing Press Release, the Closing Press Release or any other statement, filing, notice or application (including any amendments or supplements thereto) made by or on behalf of VIH, Merger Sub or Bakkt Opco to any Governmental Authority in connection with the Transactions (each, a “Reviewable Document”), VIH and Bakkt Opco shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, managers, officers and shareholders (including the directors to be elected to the Post-Closing Bakkt Pubco Board pursuant to Section 5.12 hereof), assets, Liabilities, condition (financial or otherwise), business, operations and such other matters as may be reasonably necessary or advisable in connection with the preparation of such materials, which information provided shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(d) Whenever any event occurs which would reasonably be expected to result in any Reviewable Document containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, VIH or Bakkt Opco, as the case may be, shall promptly inform the other party of such occurrence and shall furnish to the other party any information reasonably related to such event and any information reasonably necessary or advisable in order to prepare an amendment or supplement to such Reviewable Document in order to correct such untruth or omission.

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Section 5.10 Securities Listing. VIH shall use its reasonable best efforts to cause the Bakkt Pubco Class A Shares (including the Bakkt Pubco Class A Shares to be issued in connection with the Domestication, the Bakkt Pubco Class A Shares to be issued in the PIPE Financing and the Bakkt Pubco Class A Shares issuable upon exchange of Surviving Company Common Units in accordance with the Exchange Agreement) to be approved for listing on the National Stock Exchange as of the Closing.

Section 5.11 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, written or oral, from any Person or group (other than, with respect to Bakkt Opco, VIH and the VIH Sponsor (or their respective Representatives, acting in their capacity as such) or, with respect to VIH, Bakkt Opco) at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) any issuance, sale, pledge, disposal of, grant, transfer or encumbrance of any of the Bakkt Opco’s or any of its Subsidiaries’ Equity Interests or any merger, sale of substantial assets, liquidation, dissolution, reorganization, financing, refinancing, recapitalization, or similar transaction involving Bakkt Opco and/or any of its Subsidiaries, or any other transaction that would impede, delay, interfere with or prevent the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, other than issuances of Equity Interests not prohibited by Section 5.1 and assets sold in the ordinary course of business and (B) with respect to VIH, a transaction (other than the Transactions) concerning a Business Combination.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, neither Bakkt Opco nor VIH shall, and each shall cause its Representatives to not, directly or indirectly, (i) take any action to solicit, assist, initiate or facilitate the making, submission or announcement of, or encourage, any Acquisition Proposal or Alternative Transaction, (ii) furnish, or afford access to, (including through any virtual data room) any information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, books and records, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives (other than the Majority Bakkt Equity Holder)) in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, an Acquisition Proposal or Alternative Transaction, (iii) enter into, continue, engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal or Alternative Transaction, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal or Alternative Transaction, (v) enter into an Alternative Transaction or negotiate or enter into any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to an Alternative Transaction or publicly announce an intention to do so, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as reasonably promptly as practicable (and in any event within forty-eight (48) hours) in writing of the receipt by such Party or any of its Representatives of (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal. For purposes of this Section 5.11, the term “Affiliates” shall exclude any special purpose acquisition companies that are Affiliates of VIH.

Section 5.12 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of VIH to resign, so that effective as of the Closing, the board of directors of Bakkt Pubco (the “Post-Closing Bakkt Pubco Board”) will

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consist of five to seven (5 to 7) members, with one (1) designated by Bakkt Opco, one (1) designated by the VIH Sponsor, and the remaining members to appointed jointly by Bakkt Opco and the VIH Sponsor (collectively, the “Post-Closing Directors”). The directors to be designated jointly by Bakkt Opco and the VIH Sponsor shall include (i) a majority of “independent” directors for purposes of the listing rules of the exchange on which the Bakkt Pubco Class A Shares are traded and (ii) at least three qualified members of the audit committee of the Post-Closing Bakkt Pubco Board (with one (1) of such persons being an audit committee financial expert). Bakkt Pubco will not avail itself of any grace periods or “controlled company” exemptions provided by the listing rules of the exchange on which the Bakkt Pubco Class A Shares are traded applicable to the initial Post-Closing Bakkt Pubco Board. At the Closing, Bakkt Pubco will execute and deliver to each Post-Closing Director a customary director indemnification agreement, in form and substance reasonably acceptable to Bakkt Opco and VIH. In accordance with the Organizational Documents of Bakkt Pubco as in effect as of the Closing, the Parties acknowledge and agree that the Post-Closing Bakkt Pubco Board will be a classified board with three classes of directors, with:

(i) one (1) class of directors (the “Class I Directors”), initially serving a term effective from the Closing until the first annual meeting of the stockholders of Bakkt Pubco held after the Closing (but any subsequent Class I Directors serving a three (3)-year term), with the Class I Directors to be appointed jointly by Bakkt Opco and the VIH Sponsor, and who are intended to be (x) “independent” directors for purposes of the listing rules of the exchange on which the Bakkt Pubco Class A Shares are traded and (y) not Affiliated with either the Majority Bakkt Equity Holder or the VIH Sponsor;

(ii) a second class of directors (the “Class II Directors”), initially serving a term effective from the Closing until the second annual meeting of the stockholders of Bakkt Pubco held following the Closing (but any subsequent Class II Directors serving a three (3)-year term), with the two individuals designated by Bakkt Opco and the VIH Sponsor, respectively, to serve as Class II Directors; and

(iii) a third class of directors (the “Class III Directors”), serving a term effective from the Closing until the third annual meeting of the stockholders of Bakkt Pubco held following the Closing (but any subsequent Class III Directors serving a three (3)-year term), with the Class III Directors to be appointed jointly by Bakkt Opco and the VIH Sponsor, and who are intended to be (x) “independent” directors for purposes of the listing rules of the exchange on which the Bakkt Pubco Class A Shares are traded and (y) not Affiliated with either the Majority Bakkt Equity Holder or the VIH Sponsor.

(b) The Parties shall take all action necessary, including causing the executive officers of VIH to resign, so that the individuals serving as executive officers of Bakkt Pubco immediately after the Closing (other than the Chief Executive Officer or as otherwise approved by VIH) will be the persons who were serving as officers of Bakkt Opco immediately prior to Closing. The Chief Executive Officer of Bakkt Pubco and the Surviving Company following the Closing shall be the individual appointed by the Post-Closing Bakkt Pubco Board.

Section 5.13 Trust Account Disbursement. VIH shall cause the Trust Account to be disbursed to VIH (or to such Persons as designated by VIH to pay any amounts contemplated by Section 2.3(a) or any amounts owed by VIH for its unpaid expenses or other liabilities as of the Closing) concurrently with the Closing upon the terms set forth in the Trust Agreement.

Section 5.14 Section 16. Prior to the Closing, the VIH Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of VIH and/or Bakkt Pubco equity securities, as applicable, in each case, pursuant to this Agreement and the Transaction Documents, by any person owning securities of Bakkt Opco and its Subsidiaries who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Bakkt Pubco shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 5.15 Third-Party Consents. Upon the terms and subject to the conditions set forth in this Agreement, during the Interim Period, Bakkt Opco shall use commercially reasonable efforts to obtain any consents that are listed on Section 3.2(b) of the Bakkt Disclosure Letter.

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Section 5.16 Unpaid Expenses. Concurrently with the preparation of the Closing Statement, each Party shall submit invoices and wire payment instructions with respect to each Person to whom Bakkt Transaction Expenses or VIH Transaction Expenses are to be paid at Closing.

Section 5.17 No Trading. During the Interim Period, except as otherwise expressly contemplated by this Agreement, (a) Bakkt Opco shall not, and shall cause its Representatives and Subsidiaries not to, engage in any transactions involving the Equity Interests of VIH (including, without limitation, the VIH Class A Shares) without the prior written consent of VIH and (b) VIH shall not, and shall cause its controlled Affiliates, agents, professional advisors, employees and officers not to, engage in any transactions involving the Equity Interests of the parent company of the Majority Bakkt Equity Holder without the prior written consent of the parent company of the Majority Bakkt Equity Holder.

Section 5.18 Advice of Changes. Bakkt Opco will from time to time advise VIH in writing of any event occurring subsequent to the date hereof that would render any representation or warranty of Bakkt Opco contained in Article III untrue or inaccurate in any material respect such that the applicable condition set forth in Section 7.2(a) would not be satisfied. Such disclosures (which shall make specific reference to the schedule to which such disclosure relates) shall amend and supplement the appropriate schedules of the Bakkt Opco Disclosure Letter delivered on the date hereof but, unless waived (or deemed to have been waived pursuant to the last sentence of this Section 5.18) by VIH, will not cure any breach of any representation or warranty made in respect of the matters that are the subject of any such disclosure to the extent that they would cause the failure of the condition to the Closing set forth in Section 7.2(a). Notwithstanding the foregoing, if the matter or matters giving rise to such supplement or amendment to the Bakkt Opco Disclosure Letter would result in a failure of such condition to the Closing set forth in Section 7.2(a), and (following disclosure thereof by Bakkt Opco to VIH pursuant to this Section 5.18) VIH elects to proceed with the Closing, such modifications shall be deemed to have been accepted and the condition waived and VIH shall not be entitled to exercise its rights of termination. For the avoidance of doubt, Section 11.17 shall not be applicable to this Section 5.18.

Section 5.19 Cooperation Agreement. Promptly following the execution of this Agreement, VIH, in consultation with Bakkt Opco, will work in good faith with the parent company of the Majority Bakkt Equity Holder to memorialize a cooperation agreement between Bakkt Pubco and the parent company of the Majority Bakkt Equity Holder, to be effective as of the Closing and in a form reasonably acceptable to VIH and the parent company of the Majority Bakkt Equity Holder, which agreement will contain customary cooperation, information sharing and related provisions intended to facilitate compliance by the Majority Bakkt Equity Holder and its Affiliates following the Closing with its accounting, financial reporting, public disclosure and similar requirements insofar as they relate to the Majority Bakkt Equity Holder’s ownership interest in Bakkt Pubco and Bakkt Opco.

ARTICLE VI

OTHER COVENANTS

Section 6.1 Tax Matters.

(a) Intended Tax Treatment. The Parties intend that (i) the conversion contemplated by Section 2.2(c) is treated as a reorganization within the meaning of Section 368(a)(1)(E) of the Code, the Domestication is treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and that this Agreement shall be adopted as a “plan of reorganization,” within the meaning of Section 1.368-2(g) of the Treasury Regulations (ii) Surviving Company is a continuation of Bakkt Opco for U.S. federal income tax purposes, (iii) the Available Cash to be paid to Bakkt Opco at Closing pursuant to Section 2.3(a)(iii), together with the amount of Bakkt Transaction Expenses paid at Closing pursuant to Section 2.3(a)(i) or reimbursed pursuant to Section 2.3(a)(ii), is treated as a contribution by Bakkt Pubco to Surviving Company in exchange for Surviving Company Common Units under Section 721 of the Code, and (iv) for U.S. federal income tax purposes, no Bakkt Equity Holder is

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treated as transferring an interest in Bakkt Opco or any other property or value to Bakkt Pubco in exchange for the Bakkt Pubco Class V Shares or any other property as a result of the Merger (collectively, the “Intended Tax Treatment”). The Parties shall report consistently with the Intended Tax Treatment on all Tax Returns, and no Party shall take any position in any Tax Return or with any Governmental Authority that is inconsistent with the Intended Tax Treatment unless required to do so by a “determination” as defined in Section 1313 of the Code.

(b) Tax Returns.

(i) Surviving Company shall have in effect an election under Section 754 of the Code for the taxable period which includes the Closing Date.

(ii) Bakkt Pubco and the Bakkt Equity Holders agree that in connection with the preparation and filing of Tax Returns of or with respect to Bakkt Opco and its Subsidiaries, to the extent permitted by applicable Law, deductions and/or losses of, attributable to or with respect to indebtedness of Bakkt Opco and its Subsidiaries, Employee Payments and Bakkt Transaction Expenses shall be claimed in taxable periods, or portions thereof, ending on or before the Closing Date.

(c) Transfer Taxes. Notwithstanding any other provision in this Agreement or the Transaction Documents, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transaction Documents (including any transfer or similar tax imposed by states or subdivisions) (“Transfer Taxes”) shall be borne by Bakkt Pubco, and paid when due. Bakkt Pubco shall, at its own expense, timely file all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by applicable Law, the Bakkt Equity Holders will join in the execution of any such Tax Returns and other documentation.

(d) Tax Cooperation. After the Closing, the Bakkt Equity Holders and Bakkt Pubco shall reasonably cooperate in connection with the filing of Tax Returns of Bakkt Opco and its Subsidiaries and any Tax Proceeding of Bakkt Opco or one of its Subsidiaries that, in each case, relates to a taxable period beginning on or prior to the Closing Date. Such cooperation shall include the provisions of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, Bakkt Pubco and Bakkt Opco and its Subsidiaries shall retain all books and records with respect to Tax matters pertinent to Bakkt Opco and its Subsidiaries for any taxable period beginning on or prior to the Closing Date until the seven (7)-year anniversary of the Closing Date.

(e) Tax Sharing Agreement. Each Bakkt Equity Holder shall terminate or cause to be terminated any and all of the Tax Sharing Agreements (excluding, for the avoidance of doubt, the Bakkt Opco LLC Agreement) on the Closing Date as between such Bakkt Equity Holder or any predecessor or Affiliate thereof, on the one hand, and Bakkt Opco (or Surviving Company) or any of its Subsidiaries, on the other hand, for all Taxes, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such Tax Sharing Agreements.

(f) Partnership Audit Regime. Without the prior written consent of VIH (or Bakkt Pubco), the Bakkt Equity Holders and Bakkt Opco (or Surviving Company) shall not, and shall cause their respective Affiliates not to, make or cause to be made any election under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to Bakkt Opco (or Surviving Company) or its Subsidiaries. To the extent permitted by applicable Law, a “push out” election pursuant to Section 6226 of the Code (or any state or local equivalent thereof) with respect to Bakkt Opco (or Surviving Company) or any of its Subsidiaries that is or previously has been, as of the Closing Date, treated as a partnership for U.S. federal income tax purposes, shall be made, or caused to be made, in connection with any imputed underpayment of Taxes for any taxable period ending on or before the Closing Date.

Section 6.2 Further Assurances. From time to time after the Closing Date, upon reasonable request of any Party, each Party shall execute, acknowledge and deliver all such other instruments and documents, and shall take all such other actions, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions.

Section 6.3 Indemnification, Exculpation and Insurance.

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(a) Bakkt Pubco, from and after the Closing Date through the sixth (6th) anniversary of the Closing Date, shall cause the Organizational Documents of Bakkt Pubco, Surviving Company and their respective Subsidiaries to contain provisions no less favorable to the current or former directors, managers, officers or employees of such companies (collectively, “D&O Indemnitees”) with respect to limitation of certain liabilities, advancement of expenses and indemnification than are set forth as of the date of this Agreement in the Organizational Documents of such companies (which for Bakkt Pubco shall be the Bakkt Pubco Charter, the Bakkt Pubco Bylaws and an indemnification agreement with each director of Bakkt Pubco, and for Surviving Company shall be the Surviving Company LLC Agreement), which provisions are no less favorable than those in existence as of the date hereof and in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees with respect to any acts or omissions occurring at or prior to the Closing.

(b) Prior to the Closing, Bakkt Pubco, Bakkt Opco shall obtain “tail” coverage, for a period of at least six (6) years from and after Closing, with respect to Bakkt Opco’s and its Subsidiaries’ directors’ and officers’ liability insurance policies with coverage amounts, terms and conditions substantially similar to those of Bakkt Opco’s and its Subsidiaries’ directors’ and officers’ liability insurance policies in effect as of the date hereof and covering each D&O Indemnitee covered by Bakkt Opco’s and its Subsidiaries’ directors’ and officers’ liability insurance policies in effect as of the date hereof. Prior to the Closing, VIH shall obtain “tail” coverage, for a period of at least six (6) years, with respect to VIH’s or Merger Sub’s directors’ and officers’ liability insurance policies with coverage amounts, terms and conditions substantially similar to those of VIH’s or Merger Sub’s directors’ and officers’ liability insurance policies in effect as of the date hereof and covering each D&O Indemnitee covered by VIH’s or Merger Sub’s directors’ and officers’ liability insurance policies in effect as of the date hereof. Bakkt Pubco shall and shall cause Surviving Company to maintain each such “tail” policy and not take any action to adversely modify or terminate any such “tail” policy during the applicable tail period thereof.

(c) The provisions of this Section 6.3: (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, who is an intended third-party beneficiary of this Section 6.3; and (ii) are in addition to any rights such D&O Indemnitees may have under the Organizational Documents of Bakkt Pubco, Bakkt Opco or their respective Subsidiaries, as the case may be, or under any applicable Contracts or Laws and not intended to, nor shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Bakkt Pubco, Bakkt Opco or their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 6.3 is not prior to or in substitution of any such claims under such policies).

(d) In the event Bakkt Pubco, Bakkt Opco, Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of Bakkt Pubco, Bakkt Opco or Surviving Company (as applicable) shall assume, at and as of the closing of the applicable transaction referred to in this Section 6.3(d), all of the obligations set forth in this Section 6.3.

Section 6.4 Equity Incentive Plan. Prior to the Closing Date, VIH Shareholders shall approve the Equity Incentive Plan (with such changes as may be mutually agreed in writing by VIH and Bakkt Opco). Within two (2) Business Days following the expiration of the sixty (60)-day period following the date Bakkt Pubco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Bakkt Pubco shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the equity awards issuable under the Equity Incentive Plan, and Bakkt Pubco shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectus contained therein) for so long as awards granted pursuant to the Equity Incentive Plan remain outstanding.

Section 6.5 Shareholder Litigation. VIH shall promptly notify Bakkt Opco of, and give Bakkt Opco the opportunity to participate in (but not control) (subject to a customary joint defense agreement), the defense or

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settlement of any shareholder litigation against VIH or its directors or officers relating to the Transactions or any other transaction contemplated hereby; provided, however, that no such settlement shall be agreed to without Bakkt Opco’s consent (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions Precedent to Obligations of VIH, Merger Sub and Bakkt Opco. The obligations of VIH, Merger Sub and Bakkt Opco to effect the Closing are subject to the satisfaction or waiver (provided that, for the avoidance of doubt, the conditions set forth in this Section 7.1 may only be waived jointly by Bakkt Opco and VIH), at or before the Closing, of the following conditions:

(a) No Injunctions or Restraints. No Law shall be in effect that prohibits, makes illegal, enjoins or prevents the consummation of the Transactions.

(b) VIH Shareholders’ Approval. The VIH Shareholders’ Approval shall have been obtained.

(c) Bakkt Equity Holders Approval. The Bakkt Equity Holders Approval shall have been obtained.

(d) Regulatory Approvals. The authorizations, consents, orders, approvals, non-objections, declarations, filings or waiting periods set forth on Section 7.1(d) of the Bakkt Disclosure Letter, including all required Regulatory Filings, shall have been made, received or expired, as applicable.

(e) Registration Statement Effectiveness. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

Section 7.2 Conditions Precedent to Obligations of VIH and Merger Sub. The obligations of VIH and Merger Sub to effect the Closing are subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

(a) Accuracy of Representations and Warranties.

(i) The Bakkt Fundamental Representations shall be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of such date);

(ii) the representations and warranties made by Bakkt Opco set forth in Section 3.20 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing ((A) provided, that representations and warranties qualified by Material Adverse Effect or other materiality qualifications shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made as of the Closing; and (B) provided, further that representations and warranties made as of a specific date shall be true and correct in all material respects as of such date (except that representations and warranties qualified by Material Adverse Effect or other materiality qualifications shall be true and correct in all respects as of such date)); and

(iii) the representations and warranties (other than the representations and warranties set forth in the foregoing clauses (i) and (ii)) made by Bakkt Opco in Article III shall be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date) (in each case, without giving effect to any Material Adverse Effect or other materiality qualifications contained therein), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

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(b) Compliance with Covenants. Bakkt Opco shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement to be performed or complied with by Bakkt Opco prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d) Bakkt Opco Deliverables. Bakkt Pubco shall have received the deliverables set forth in Section 1.8(b) required to be delivered by Bakkt Opco upon the Closing.

Section 7.3 Conditions Precedent to Obligations of Bakkt Opco. The obligation of Bakkt Opco to effect the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

(a) Accuracy of Representations and Warranties.

(i) The VIH Fundamental Representations shall (except for representations and warranties made as of a specific date, which shall be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of such date) be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of the date of this Agreement and as of the Closing as if made as of the Closing;

(ii) the representations and warranties made by VIH and Merger Sub set forth in Section 4.20 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing ((A) provided, that representations and warranties qualified by Material Adverse Effect or other materiality qualifications shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made as of the Closing; and (B) provided, further that representations and warranties made as of a specific date shall be true and correct in all material respects as of such date (except that representations and warranties qualified by Material Adverse Effect or other materiality qualifications shall be true and correct in all respects as of such date)); and

(iii) the representations and warranties (other than the representations and warranties set forth in the foregoing clauses (i) and (ii)) made by VIH and Merger Sub in Article IV shall be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date) (in each case, without giving effect to any Material Adverse Effect or other materiality qualifications contained therein), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a VIH Material Adverse Effect.

(b) Compliance with Covenants. VIH and Merger Sub shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement to be performed or complied with by such Party prior to the Closing.

(c) No VIH Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a VIH Material Adverse Effect.

(d) National Stock Exchange Listing Requirements. The Bakkt Pubco Class A Shares (including the Bakkt Pubco Class A Shares to be issued in connection with the Domestication, the Bakkt Pubco Class A Shares to be issued in the PIPE Financing and the Bakkt Pubco Class A Shares issuable upon exchange of Surviving Company Common Units in accordance with the Exchange Agreement) shall have been listed on a National Stock Exchange and shall be eligible for continued listing on a National Stock Exchange immediately following the Closing and after giving effect to the Redemption (as if it were a new initial listing by an issuer that had never been listed prior to Closing).

(e) Appointment to the Board. The existing directors of VIH shall have resigned effective as of the Closing, and the Post-Closing Directors designated pursuant to Section 5.12(a) shall have been appointed in accordance with the DGCL and the Bakkt Pubco Organizational Documents to serve on the Post-Closing Bakkt Pubco Board effective as of the Closing.

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(f) Appointment of Officers. The existing officers of VIH shall have resigned effective as of the Closing, and the post-Closing officers shall have been appointed in accordance with Section 5.12(b), the DGCL and the Bakkt Pubco Organizational Documents to serve effective as of the Closing.

(g) Domestication. The Domestication shall be consummated immediately prior to the Merger.

(h) PIPE Financing. The PIPE Financing shall have been consummated (subject to Section 5.6(b)).

(i) Available Cash. Available Cash shall be at least equal to the Minimum Available Cash.

(j) Bakkt Pubco Deliverables. Bakkt Opco shall have received the deliverables set forth in Section 1.8(a) required to be delivered by Bakkt Pubco upon the Closing.

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing solely:

(a) by mutual written consent of VIH and Bakkt Opco;

(b) by either VIH or Bakkt Opco if the Closing shall not have occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure (or with respect to VIH, Merger Sub’s failure) to materially fulfill any representation, warranty, covenant or obligation under this Agreement or other action has been the actual or proximate cause of the failure of the Closing to occur on or before the Termination Date;

(c) by either VIH or Bakkt Opco, if any Governmental Authority having competent jurisdiction shall have issued a final, non-appealable order, decree or ruling, or there shall exist any Law, in each case that permanently prohibits, makes illegal, enjoins or prevents the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure (or with respect to VIH, Merger Sub’s failure) to materially fulfill any representation, warranty, covenant or obligation under this Agreement or other material action has been the actual or proximate cause of such order, decree, ruling or Law;

(d) by either VIH or Bakkt Opco, if the VIH Shareholder Meeting has been held (including any adjournment or postponement thereof permitted by Section 5.8(f)), has concluded, VIH’s Shareholders have duly voted, and the VIH Shareholders’ Approval has not been obtained;

(e) by VIH (if neither it nor Merger Sub is in material breach of their respective representations, warranties, covenants and obligations under this Agreement) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Bakkt Opco set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) Business Days after the receipt by Bakkt Opco of written notice thereof from VIH);

(f) by Bakkt Opco (if it is not in material breach of its representations, warranties, covenants and obligations under this Agreement) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of VIH or Merger Sub set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) Business Days after the receipt by VIH of written notice thereof from Bakkt Opco);

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(g) by Bakkt Opco if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing) on the date that the Closing should have been consummated in accordance with Section 1.3, (ii) Bakkt Opco has irrevocably confirmed by written notice to VIH and Merger Sub that all of the conditions set forth in Section 7.3 have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions and that Bakkt Opco is ready, willing and able to consummate the Closing and (iii) VIH and Merger Sub have failed to consummate the Transactions by the earlier of the day that is (x) ten (10) Business Days after the day the Closing is required to occur pursuant to Section 1.3 or (y) five (5) Business Days prior to the Termination Date;

(h) by Bakkt Opco, if Available Cash set forth on the Closing Statement is less than Minimum Available Cash; or

(i) By VIH, if (i) the Initial Bakkt Equity Holder Support Agreement (including the written consents contemplated therein) have not been executed and delivered within twenty-four (24) hours following the Parties’ execution of this Agreement and (ii) the Bakkt Equity Holders Approval shall not have been obtained within seven (7) days following the Parties’ execution of this Agreement.

Section 8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Party, which sets forth the provision of Section 8.1 under which such termination is made. In the event of any termination of this Agreement pursuant to Section 8.1, this Agreement forthwith shall become void and of no further force or effect, and no Party (nor any of its Representatives) shall have any liability or obligation hereunder, except (i) the provisions of Article X (Definitions) and the following Sections shall survive any such termination: Section 5.3(b) (Continued Effect of Confidentiality Agreement), Section 8.2 (Effect of Termination), Section 9.2 (Trust Account Waiver), and Article XI, and (ii) nothing herein shall relieve any Party from liability for a Willful and Intentional Breach of this Agreement or any Transaction Document prior to such termination.

ARTICLE IX

NO SURVIVAL; WAIVERS; GUARANTY

Section 9.1 No Survival; Waivers.

(a) The representations, warranties, covenants and agreements of the Parties and their Affiliates in this Agreement, any Transaction Document or in any agreement or document delivered pursuant to this Agreement prior to the Closing will not survive beyond the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against any of the Parties or any of their respective Affiliates, and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any of the Parties or any of their respective Affiliates, except only for the following: (i) (A) Fraud Claims, (B) the representations and warranties by any Bakkt Equity Holder expressly set forth within the Letter of Transmittal, or (C) those covenants and agreements of Bakkt Opco contained herein or those covenants and agreements of Bakkt Opco, any Bakkt Equity Holder, any of their respective Affiliates, or any other Person in any other Transaction Document or agreement or document delivered pursuant to this Agreement, in each case, that by their terms are to be performed in whole or in part at or after the Closing (including any representations and warranties made by such Person in such other Transaction Document, agreement or document which is made after the Closing or is contemplated to survive the Closing or the termination of this Agreement) (the “Excluded Bakkt Matters”) and (ii) (A) Fraud Claims, (B) those covenants and agreements of VIH or Merger Sub contained herein or those covenants and agreements of VIH or Merger Sub in any Transaction Document, in each case, that by their terms are to be performed in whole or in part at or after the Closing (including any representations and warranties made by such Person in such other Transaction Document which is made after the Closing or is contemplated to survive the Closing or the termination of this Agreement) and (C) the right to seek specific performance pursuant to Section 11.8 (“Excluded VIH Matters”).

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(b) VIH, for itself and on behalf of its Subsidiaries and, after the Closing, Surviving Company and its Subsidiaries, acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any of Bakkt Opco, the Bakkt Equity Holders or any of their respective directors, managers, officers or Affiliates relating to the operation of Bakkt Opco and its Subsidiaries or their respective businesses prior to the Closing or relating to the subject matter of this Agreement or any Transaction Document, or as a result of any of the Transactions, whether arising under, or based upon, any Law (including common law) or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, except only for the Excluded Bakkt Matters. Furthermore, without limiting the generality of this Section 9.1(b), (i) no claim will be brought or maintained by, or on behalf of, VIH, Merger Sub or any of their respective Affiliates (including, after the Closing, Surviving Company and its Subsidiaries) against Bakkt Opco, the Bakkt Equity Holders or any of their respective directors, managers, officers or Affiliates in connection with this Agreement, any Transaction Document or the Transactions; and (ii) no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of Bakkt Opco or any other Person set forth or contained in this Agreement or any Transaction Document, or as a result of any of the Transactions, except, in each case of clause (i) and (ii), only for the Excluded Bakkt Matters or the rights provided to the Parties under Article VII and/or Article VIII. VIH acknowledges and agrees that neither it, nor any of its Subsidiaries, nor any of their respective Affiliates may avoid such limitation on liability set forth in this Section 9.1(b) by (A) seeking damages for breach of Contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (B) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement or in any Transaction Document (other than in each case, for Excluded Bakkt Matters).

(c) Bakkt Opco, for itself and on behalf of its Subsidiaries, acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any of VIH, Bakkt Pubco, the VIH Shareholders (including VIH Sponsor) or any of their respective directors, members, managers, officers, investment managers, partners, employees, principals, investors, representatives, agents, predecessors, successors, assigns or Affiliates relating to the operation of VIH or Merger Sub or their respective businesses or relating to the subject matter of this Agreement or any Transaction Document, or as a result of any of the Transactions, whether arising under, or based upon, any Law (including common law) or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, except only for the Excluded VIH Matters. Furthermore, without limiting the generality of this Section 9.1(c), (i) no claim will be brought or maintained by, or on behalf of, Bakkt Opco or any Bakkt Equity Holder or any of their respective Affiliates against VIH, Bakkt Pubco, the VIH Shareholders (including VIH Sponsor) or any of their respective directors, members, managers, officers, investment managers, partners, employees, principals, investors, representatives, agents, predecessors, successors, assigns or Affiliates in connection with this Agreement, any Transaction Document or the Transactions; and (ii) no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of VIH or Merger Sub set forth or contained in this Agreement or any Transaction Document, or as a result of any of the Transactions, except, in each case of clause (i) and (ii), only for Excluded VIH Matters or the rights provided to the Parties under Article VII and/or Article VIII. Bakkt Opco acknowledges and agrees that neither it, nor any of its Subsidiaries, nor any of their respective Affiliates may avoid such limitation on liability under this Section 9.1(c) by (A) seeking damages for breach of Contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (B) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement or in any Transaction Document (other than in each case, Excluded VIH Matters).

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(d) The Parties hereto agree that the limits imposed on each Party’s remedies with respect to this Agreement and the Transactions were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid hereunder.

Section 9.2 Trust Account Waiver.

(a) Bakkt Opco understands that VIH has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of VIH’s public stockholders (including overallotment shares acquired by VIH’s underwriters) (the “Public Stockholders”), and that, except as otherwise described in the IPO Prospectus or as set forth in the Trust Agreement, VIH may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event they elect to redeem their shares in connection with the consummation of VIH’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an extension of the deadline to consummate a Business Combination, (ii) to the Public Stockholders if VIH fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (iii) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes and up to one hundred thousand dollars ($100,000) in liquidation expenses or (iv) to VIH after or concurrently with the consummation of a Business Combination.

(b) Bakkt Opco hereby agrees on behalf of itself and its Affiliates that:

(i) neither Bakkt Opco nor any of its Affiliates do now or at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, and shall not make any claim against the Trust Account (including any distributions therefrom), in each case, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the Transactions or any proposed or actual business relationship between VIH or its Representatives, on the one hand, and Bakkt Opco or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims against the Trust Account are collectively referred to hereafter as the “Released Claims”);

(ii) Bakkt Opco on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that Bakkt Opco or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with VIH or its Representatives, including this Agreement or the Transactions, and will not seek recourse against the Trust Account (including any distributions therefrom) in connection therewith (including for an alleged breach of this Agreement or any other agreement with VIH or its Affiliates);

(iii) the irrevocable waiver set forth in the immediately preceding clause (ii) is material to this Agreement and specifically relied upon by VIH and its Affiliates to induce VIH to enter in this Agreement, and Bakkt Opco further intends and understands such waiver to be valid, binding and enforceable against Bakkt Opco and each of its Affiliates under applicable Law; and

(iv) to the extent Bakkt Opco or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to VIH or its Representatives, including this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against VIH or Representatives, Bakkt Opco hereby acknowledges and agrees that Bakkt Opco’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and such claim shall not permit Bakkt Opco or its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

(c) Notwithstanding the foregoing or anything to the contrary in the Confidentiality Agreement, nothing in this Section 9.2 or the Confidentiality Agreement shall waive, limit, amend, alter, change, supersede or otherwise modify the right of Bakkt Opco or any of its Affiliates to (i) bring any action or actions for specific

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performance, injunctive and/or equitable relief (including the right of Bakkt Opco to compel specific performance by VIH and/or Merger Sub of their respective obligations under this Agreement), (ii) bring or seek a claim for damages against VIH and/or Merger Sub, or any of their respective successors or assigns, for any breach of this Agreement against monies or other assets held outside the Trust Account (other than distributions therefrom to Public Stockholders as described in clauses (i) and (ii) of Section 9.2(a)), (iii) bring or seek a claim that Bakkt Opco or its Affiliates may have in the future against VIH’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds), but excluding distributions therefrom to Public Stockholders as described in clauses (i) and (ii) of Section 9.2(a), or (iv) bring or seek a claim against any other Person (or any Affiliate thereof) that is party to an alternative Business Combination consummated by VIH. Furthermore, VIH shall not execute any definitive agreement related to such alternative Business Combination that (A) attempts to prevent Bakkt Opco or any Affiliate thereof from so bringing or seeking any such claim, or (B) permits the entity that survives such alternative Business Combination to not assume VIH’s obligation for damages in connection with this Agreement and the Transactions.

ARTICLE X

DEFINITIONS

Section 10.1 Specific Definitions. Section 10.4 includes cross references for capitalized terms that are not otherwise defined in this Section 10.1.

(a) “Action” means a civil, criminal or administrative action, suit, claim, complaint, stipulation, demand, charge, hearing, audit, investigation, request (including request for information), arbitration or proceeding by or before any Governmental Authority.

(b) “Advisory Charter Proposals” means the non-binding proposals submitted for a vote at the VIH Shareholder Meeting.

(c) “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. With respect to VIH, “Affiliates” shall include, without limitation, funds, accounts and/or other investment vehicles managed by Victory Park Capital Advisors, LLC.

(d) “Aggregate Merger Consideration” means (i) an aggregate of 208,200,000 Surviving Company Common Units and (ii) an equal number of Bakkt Pubco Class V Shares.

(e) “Available Cash” means, as set forth in the finally determined Closing Statement, an amount in cash equal to (i) the amount of funds available to VIH in the Trust Account following payment to all holders of VIH Class A Shares who have elected to redeem their shares in connection with the Transactions, (ii) plus the amount of funds available to VIH outside the Trust Account, and (iii) plus the gross cash proceeds of the PIPE Financing; in each case, prior to, and without taking account of, any VIH Transaction Expenses or Bakkt Transaction Expenses.

(f) “Bakkt Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to by Bakkt Opco or any of its Subsidiaries or with respect to which Bakkt Opco or any of its Subsidiaries has any current or future Liability (whether direct or indirect, actual, contingent or otherwise, with respect to any of its assets or otherwise), in each case with respect to any present or former employees, consultants or service providers of Bakkt Opco or any of its Subsidiaries.

(g) “Bakkt Benefit Plan” means any Benefit Plan for which Bakkt Opco or any of its Subsidiaries is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan, or any other plan,

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policy, practice, program, agreement or other arrangement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance termination, retention, retirement, supplemental retirement, profit sharing, change in control, vacation, sick, insurance, medical, welfare, fringe, or similar plan policy program, agreement or other arrangement) providing compensation or other benefits or remuneration that Bakkt Opco or any of its Subsidiaries maintains, sponsors, contributes to or to which it is obligated to make payments or has any current or future Liability, in each case with respect to any present or former employees of Bakkt Opco or any of its Subsidiaries.

(h) “Bakkt Equity Holders” means, collectively, the holders of all of Bakkt Interests.

(i) “Bakkt Equity Holders Approval” means the affirmative vote or written consent of the holders of the requisite number of the then outstanding Bakkt Interests voting or consenting together in favor of the adoption of this Agreement, the Transaction Documents, the Merger and the other Transactions in accordance with the DLLCA and the Organizational Documents of Bakkt Opco.

(j) “Bakkt Equity Incentive Plan” means the Amended and Restated Bakkt Equity Incentive Plan.

(k) “Bakkt Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Due Organization), Section 3.1(b) (Due Organization), Section 3.2(a) (Authorization), Section 3.3 (Capitalization), and Section 3.18 (Brokers and Agents).

(l) “Bakkt Indebtedness” means, without duplication, (i) indebtedness of the Bakkt Opco or any of its Subsidiaries for borrowed money (including the outstanding principal and accrued but unpaid interest), (ii) any other indebtedness of the Bakkt Opco or its any of its Subsidiaries that is evidenced by a note, performance or other bond, debenture, mortgage, credit agreement or other debt instrument or debt security, (iii) all obligations of the Bakkt Opco or any of its Subsidiaries for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn, called or claimed against, (iv) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Bakkt Indebtedness, and (v) all obligations described in clauses (i) through (iv) above of any other Person which is guaranteed by the Bakkt Opco or any of its Subsidiaries (as surety or otherwise) or which is secured by any of the assets of the Bakkt Opco or any of its Subsidiaries and all accrued and unpaid interest thereon, if any.

(m) “Bakkt Interests” means all of the outstanding units of limited liability company interests in Bakkt Opco, including the Class A Voting Units, the Class B Voting Units, the Class C Voting Units and the Bakkt Opco Incentive Units, each as set forth and defined in the Bakkt Opco LLC Agreement, but excluding the Participation Units.

(n) “Bakkt IP” means all Intellectual Property owned by Bakkt Opco or any of its Subsidiaries.

(o) “Bakkt Leased Real Property” means all Real Property leased by Bakkt Opco or any of its Subsidiaries.

(p) “Bakkt Management” means Bakkt Management, LLC, a Delaware limited liability company.

(q) “Bakkt Opco Incentive Units” means the “Incentive Units” of Bakkt Opco (as defined in the Bakkt Opco LLC Agreement).

(r) “Bakkt Opco’s knowledge”, “knowledge of Bakkt Opco”, “known by Bakkt Opco” or phrases of similar import, mean the actual, after reasonable inquiry, knowledge of any Person named on Section 10.1(r) of the Bakkt Disclosure Letter.

(s) “Bakkt Opco LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Bakkt Opco, dated as of February 28, 2020.

(t) “Bakkt Owned Real Property” means all Real Property owned by Bakkt Opco or any of its Subsidiaries.

(u) “Bakkt Pubco Class A Share” means a share of Class A common stock, par value $0.0001, of Bakkt Pubco, as set forth in the Bakkt Pubco Charter.

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(v) “Bakkt Pubco Class V Share” means a share of Class V common stock, par value $0.0001, of Bakkt Pubco, as set forth in the Bakkt Pubco Charter.

(w) “Bakkt Pubco Public Warrants” means the Bakkt Pubco Warrants issued in exchange for the VIH Public Warrants in the Domestication.

(x) “Bakkt Real Property” means all Bakkt Owned Real Property and Bakkt Leased Real Property.

(y) “Bakkt Software” means all Software owned by Bakkt Opco or any of its Subsidiaries.

(z) “Bakkt Transaction Expenses” means (a) all costs and expenses incurred by or on behalf of Bakkt Opco or any of its Subsidiaries at or prior to the Closing in connection with the negotiation, preparation, execution and performance of this Agreement, the Transaction Documents and consummation of the Transactions and any related agreements in connection with the Transactions, including all fees and out of pocket expenses due all attorneys, accountants and financial advisors of Bakkt Opco or any of its Subsidiaries, and (b) Employee Payments.

(aa) “Benefit Arrangement” means any benefit plan, policy or arrangement, whether written or unwritten, that is not a Benefit Plan and that provides benefits, compensation, including employment agreements or consulting agreements, severance pay, stay or retention bonuses or compensation, termination or change in control payments or benefits, executive or incentive compensation, sick leave, vacation pay, disability pay, retirement, deferred compensation, bonus, stock-based or other equity based compensation, supplemental retirement, profit-sharing, hospitalization, medical or disability insurance, life insurance, tuition reimbursement, material fringe benefit and any plans subject to Section 125 of the Code.

(bb) “Benefit Plan” has the meaning given in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not otherwise exempt from ERISA by that or another section.

(cc) “Board of Managers” means the board of managers of Bakkt Opco.

(dd) “Books and Records” means, with respect to any Person, any and all business records, financial books and records, minute books, sales order files, purchase order files, supplier lists, customer lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications and technical data.

(ee) “Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to be closed for business; provided that such banks shall be deemed to be open for business in the event of a “shelter in place” order or similar closure of physical branch locations is required at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

(ff) “Code” means the United States Internal Revenue Code of 1986, as amended.

(gg) “Commercial Tax Agreement” means commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

(hh) “Confidentiality Agreement” means the Non-Disclosure Agreement, dated November 18, 2020, by and between VIH and Bakkt Opco.

(ii) “Contract” means any legally binding contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral (including any amendments and other modifications thereto).

(jj) “Covered Representations” means the express representations and warranties (i) of Bakkt Opco, VIH and Merger Sub set forth in Article III or Article IV of this Agreement, respectively, as qualified by the Bakkt Disclosure Letter and the VIH Disclosure Letter, respectively or (ii) in any Transaction Document.

(kk) “Deemed Liquidation” means a hypothetical complete liquidation of Bakkt Opco immediately prior to the Effective Time pursuant to the rights and preferences of all outstanding classes of Bakkt Interests and

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Bakkt Opco Warrants of Bakkt Opco as of such time pursuant to Section 14.2 of the Bakkt Opco LLC Agreement, assuming the exercise in full immediately prior to the Effective Time of all outstanding Bakkt Opco Warrants.

(ll) “Employee Payments” means any change of control bonuses, transaction bonus, retention bonus, severance, phantom equity, profit participation or similar compensatory payments or rights, payable by Bakkt Opco or any of its Subsidiaries, in any case, made or required to be made, to any current or former employee, independent contractor, director, manager or officer of Bakkt Opco or one of its Subsidiaries solely as a result of the Transactions, in all cases, including the employer portion of any payroll and other employment Taxes payable in connection therewith, excluding any payments included on the Final Merger Consideration Spreadsheet.

(mm) “Environmental Law” means any Law in any way relating to (i) the protection of human health and safety, to the extent relating to exposure to Hazardous Materials, (ii) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

(nn) “Equity Interest” means, with respect to any Person, (i) any share, partnership or limited liability company interest, unit of participation or other similar interest (however designated) in such Person and (ii) any option, warrant, security, purchase right, conversion right, exchange right or other agreement that would entitle any other Person to acquire, exchange, convert or exercise any such interest in such Person (including share appreciation, phantom share, profit participation or other similar rights).

(oo) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(pp) “ERISA Affiliate” means any Person that, together with Bakkt Opco or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code and the regulations issued thereunder.

(qq) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

(rr) “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

(ss) “Fraud Claim” means a claim against a Person for actual intentional fraud (not constructive fraud, negligent misrepresentation or similar theories) of such Person with respect to the making of a Covered Representation when made, with the intent to mislead or deceive and to induce reliance on such Covered Representation; provided, that, for the avoidance of doubt, no Person shall be liable for or as a result of any other Person’s actual intentional fraud.

(tt) “Governmental Authority” means any federal, state, tribal, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission or similar dispute resolving panel or body, or any applicable self-regulatory organization.

(uu) “Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated under any Environmental Law.

(vv) “Intellectual Property” means the following subsisting in any jurisdiction throughout the world: (i) patents, patent disclosures and patent applications (including all related continuations, continuations-in-part,

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divisionals, reissues and reexaminations); (ii) trademarks, service marks, trade dress, trade names, Internet domain names, corporate names and other indicia of origin, in each case, whether or not registered, and all registrations and applications for registration or renewal of the foregoing, including intent-to-use registrations or similar reservations of marks, and any goodwill related thereto; (iii) copyrights, including copyrights in Software and other works of authorship, design rights, database rights and other rights in copyrightable work, whether registered as copyrights or unregistered, and registrations and applications for registration or renewal thereof, including moral rights of authors; (iv) rights in Trade Secrets; (v) rights in Software programs, including rights in all source code, object code and documentation related thereto, and rights in all Software modules, tools and databases; and (vi) all rights to seek past and future damages with respect to any infringement, misappropriation or violation of the foregoing.

(ww) “IPO Prospectus” means that certain prospectus filed with the SEC pursuant to Rule 424(b)(4) on September 22, 2020 in connection with the completion of VIH’s IPO.

(xx) “Law” means each applicable federal, state, local, municipal, foreign or other law, order, judgment, rule, code, statute, legislation, regulation, principle of common law, treaty, convention, requirement, variance, proclamation, edict, decree, writ, injunction, award, ruling or ordinance that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(yy) “License” means any license, franchise, charter, Permit, order, approval or non-objection, no-action letter, regulatory waiver or exemptive relief, registration, membership, authorization or qualification issued under any applicable Law by any Governmental Authority, other than any licenses relating to Intellectual Property.

(zz) “Lien” means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemption, proxy, voting trust, conversion, put, call or other claim or right, restriction on transfer, under any shareholder or similar agreement, any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

(aaa) “Majority Bakkt Equity Holder” means Intercontinental Exchange Holdings, Inc., a Delaware corporation.

(bbb) “Material Adverse Effect” means any result, occurrence, fact, change, event or effect (collectively, “Events”) that, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had or would be reasonably likely to have a material adverse effect on (i) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of Bakkt Opco and its Subsidiaries, taken as a whole, or (ii) the ability of Bakkt Opco to consummate the Transactions or to perform their respective obligations hereunder or under the Transaction Documents to which they are a party or bound. Notwithstanding the foregoing, for purposes of clause (i) above, no Event (by itself or taken with any and all of the other Events) that results from or arises out of or is related to any of the following shall be deemed to constitute or be taken into account in determining whether there has been, a Material Adverse Effect: (A) any change affecting generally the industries or markets in which Bakkt Opco and its Subsidiaries operate, including in any change in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, (B) acts of God, including pandemics (including the COVID-19 virus or any mutation thereof) and the impact of such pandemics on the health of any officer, employee or consultant of Bakkt Opco and the actions of Governmental Authorities in response thereto, (C) any change in national or international political or social conditions, including (1) the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, or (2) social unrest, including protests, demonstrations, riots, arson, conflagration, looting, boycotts, or the response of any Governmental Authorities or their authorized or unauthorized representatives to such actions, (D) any change in GAAP (or the interpretation thereof), (E) any change in Law, rules, regulations, Orders, or other binding directives issued by any Governmental Authority (or the

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interpretation thereof), (F) any failure by Bakkt Opco to meet any internal or external operating projections or forecasts or revenue or earnings predictions (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (G) the taking of any action expressly required by this Agreement or (H) the public announcement or pendency of this Agreement or any of the Transactions (including but not limited to any impact on the relationships of Bakkt Opco and its Subsidiaries with customers, vendors, or employees, including voluntary departures of employees in anticipation of the Transactions); provided, further, in each case under clauses (A), (B), (C), (D) or (E) above, that such change does not affect Bakkt Opco and its Subsidiaries in a disproportionate manner relative to other Persons operating in the industries or markets in which Bakkt Opco and its Subsidiaries operate (in which case it shall be taken into account in determining whether there has been a Material Adverse Effect but only to the extent of the incremental disproportionate effect thereof).

(ccc) “Merger Sub Equity Holder’s Approval” means the affirmative vote or written consent of VIH voting or consenting in favor of the adoption of this Agreement, which Merger Sub Equity Holder’s Approval has been effectuated.

(ddd) “Minimum Available Cash” means an amount equal to four hundred twenty-five million dollars ($425,000,000).

(eee) “Multiemployer Plan” means any Benefit Plan described in Section 3(37) of ERISA, a “multiple employer plan” as defined in Section 413(c) of the Code, or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(fff) “National Stock Exchange” means either The Nasdaq Stock Market LLC or the New York Stock Exchange, as applicable.

(ggg) “Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

(hhh) “ordinary course of business” as used herein means the applicable Person’s ordinary course of business, consistent with past practice, as such practices may be modified from time to time to take into account any pandemic (including the COVID-19 virus or any mutation thereof), actions taken by Governmental Authorities arising out of any such pandemic.

(iii) “Organizational Documents” means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company, (v) the trust agreement and any documents that govern the formation of a trust; (vi) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vii) any amendment to any of the foregoing.

(jjj) “Parent Benefit Plans” means any Benefit Plan for which Intercontinental Exchange, Inc. is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan that Intercontinental Exchange, Inc. maintains or to which it is obligated to make payments or has any current or future Liability, in each case with respect to any present or former employees of Bakkt Opco or any of its Subsidiaries.

(kkk) “Participation Units” means the Participation Units as defined in the Bakkt Equity Incentive Plan, including any Phantom Unit (as defined in the Bakkt Equity Incentive Plan) as set forth in the Bakkt Opco LLC Agreement.

(lll) “Pension Plan” means any Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA (including any Multiemployer Plan).

(mmm) “Permit” with respect to any Person, any License, accreditation, bond, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

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(nnn) “Permitted Liens” means (i) any Liens for Taxes that are not yet due and payable as of the Closing Date or for Taxes that the taxpayer is diligently contesting in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) any landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Lien arising or incurred in the ordinary course of business that does not materially detract from the value or use of the property encumbered thereby, (iii) any minor imperfection of title, condition, easement and reservation of rights (including any easement and reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes), encroachment, covenant or restriction that does not materially detract from the use of the property encumbered thereby or interfere or otherwise impair the current use, occupancy, value or marketability of title of the assets subject thereto, (iv) restrictions on transfers as required by state and federal securities Laws or pursuant to the terms of the Bakkt Opco LLC Agreement, (v) zoning, entitlement, building and other land use regulations and codes imposed by any Governmental Authority having jurisdiction over the Bakkt Real Property which are not violated in any material respect by the current use thereof, (vi) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, and (vii) statutory Liens of lessors under the Real Property Leases for amounts not yet due, or Liens encumbering the fee interests (or any superior leasehold interest) in the Bakkt Leased Real Property.

(ooo) “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, Governmental Authority or other entity, enterprise, authority or business organization.

(ppp) “Pre-Closing Tax Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

(qqq) “Public Software” means any Software that is licensed or distributed as (a) “free software” or “open source software”; (b) pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses), including, but not limited to, any version of the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Common Public License, CDDL, Mozilla Public License, Academic Free License, Apache License, Artistic License (e.g., PERL) and BSD Licenses; or (c) pursuant to any “copyleft” license or any other license that substantially conforms to the Open Source Definition provided by the Open Source Initiative at opensource.org/osd.

(rrr) “Qualified Plan” means any Bakkt Benefit Plan that is intended to meet the requirements of Section 401(a) of the Code.

(sss) “Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, together with any additions thereto or replacements thereof.

(ttt) “Real Property Lease” means any lease, sublease, license or other Contract with respect to Real Property.

(uuu) “Redemption Price” means an amount equal to the price at which each VIH Class A Share (or after the Domestication, Bakkt Pubco Class A Share) is redeemed pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Bakkt Pubco Class A Shares after the Closing).

(vvv) “Related Party” means, with respect to any Person, such Person’s Affiliates, an executive officer or director of such Person or its Affiliates, or any immediate family member of any of the foregoing (or any of their Affiliates).

(www) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

(xxx) “Representatives” means, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ respective officers and directors (or Persons holding comparable positions), employees, consultants,

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independent contractors, subcontractors, advisors (including investment bankers), accountants, legal and other agents or legal representatives. For the avoidance of doubt, with respect to Bakkt Opco, the Majority Bakkt Equity Holder shall be deemed to be a Representative of Bakkt Opco.

(yyy) “SEC” means the U.S. Securities and Exchange Commission.

(zzz) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

(aaaa) “Sensitive Data” means cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.

(bbbb) “Software” means all (a) computer programs, applications, middleware, firmware, microcode, mobile applications and other software (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including operating systems, algorithms, heuristics, models and methodologies, compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, and higher level or “proprietary” languages, in each case, whether in source code, object code or other form or format, including code, libraries, subroutines and other components thereof, all documentation relating thereto, and including any offerings of the foregoing as a service (SaaS); (b) testing, validation, verification and quality assurance materials; (c) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise; (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (e) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing; (f) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing; and (g) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing.

(cccc) “Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

(dddd) “Subsidiaries” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

(eeee) “Surviving Company Common Units” means the common units of Surviving Company, which such common units shall be non-voting common units, and which shall otherwise provide the holder thereof with, and subject the holder to, such rights, privileges, restrictions and obligations as set forth in the Surviving Company LLC Agreement.

(ffff) “Tax” (including with correlative meaning the term “Taxes”) means any and all United States federal, state, local, foreign, and other direct or indirect taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes or similar assessments imposed by any Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a tax return), and any deficiency assessments, interest, fines, penalties or additions to tax imposed with respect to

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such items; provided, that, for the avoidance of doubt, “Tax” and “Taxes” shall not include any unclaimed property or escheat obligations.

(gggg) “Tax Proceeding” means any audit, examination, investigation, litigation, dispute or other similar proceeding with respect to Taxes.

(hhhh) “Tax Return” means any and all United States federal, state, local, foreign, and other reports, returns (including elections, disclosures, information returns and claims for refunds), declarations, forms or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

(iiii) “Tax Sharing Agreement” means any agreement or arrangement primarily related to Taxes pursuant to which Bakkt Opco (or Surviving Company) or any of its Subsidiaries (or VIH (or Bakkt Pubco), as applicable) is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings, excluding, for the avoidance of doubt, the Tax Receivable Agreement and any Commercial Tax Agreement.

(jjjj) “Termination Date” means September 30, 2021.

(kkkk) “Trade Secret” means mean any trade secrets or other rights in proprietary and confidential information, including rights in unpatented inventions, invention disclosures, technical data, financial data, personal information, supplier lists, customer lists, business production, or marketing plans, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, source code, object code, and data collections.

(llll) “Transaction Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the Transaction, in each case to be executed and delivered on the date hereof or on or prior to the Closing Date by a Bakkt Equity Holder, Bakkt Opco, VIH, Merger Sub, VIH Sponsor and/or any of their respective Affiliates. The Transaction Documents include the VIH Sponsor Letter, the Surviving Company LLC Agreement, the Exchange Agreement, the Tax Receivable Agreement, the Registration Rights Agreement, the Letter of Transmittal, the Bakkt Pubco Charter, the Bakkt Pubco Bylaws, the Voting Agreement, the Stockholders Agreement, Support Agreements, all documents and agreements entered into in connection with the PIPE Financing, including the PIPE Subscription Agreements.

(mmmm) “Treasury Regulations” means the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

(nnnn) “VIH Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to by VIH or Merger Sub or with respect to which VIH or Merger Sub has any current or future Liability (whether direct or indirect, actual, contingent or otherwise, with respect to any of its assets or otherwise), in each case with respect to any present or former employees, consultants or service providers of VIH or Merger Sub.

(oooo) “VIH Benefit Plan” means any Benefit Plan for which VIH or Merger Sub is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan, or any other plan, policy, practice, program, agreement or other arrangement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance termination, retention, retirement, supplemental retirement, profit sharing, change in control, vacation, sick, insurance, medical, welfare, fringe, or similar plan policy program, agreement or other arrangement) providing compensation or other benefits or remuneration that VIH or Merger Sub maintains, sponsors, contributes to or to which it is obligated to make payments or has any current or future Liability, in each case with respect to any present or former employees of VIH or Merger Sub.

(pppp) “VIH Fundamental Representations” means the representations and warranties set forth Section 4.1 (Due Organization), Section 4.2(a) (Authorization), Section 4.3 (Capitalization) and Section 4.7 (Brokers and Agents).

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(qqqq) “VIH’s knowledge”, “knowledge of VIH”, “known by VIH” or phrases of similar import or any of the foregoing with respect to VIH, mean the actual knowledge, after reasonable inquiry, of each Person named on Section 10.1(qqqq) of VIH Disclosure Letter.

(rrrr) “VIH Material Adverse Effect” means any Event that, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had or would be reasonably likely to have a material adverse effect on (i) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of VIH and Merger Sub, taken as a whole, or (ii) the ability of VIH or Merger Sub to consummate the Transactions or to perform their respective obligations hereunder or under the Transaction Documents to which they are a party or bound. Notwithstanding the foregoing, for purposes of clause (i) above, no Event (by itself or taken with any and all of the other Events) that results from or arises out of or is related to any of the following shall be deemed to constitute or be taken into account in determining whether there has been, a VIH Material Adverse Effect: (A) any change affecting generally the industries or markets in which VIH and Merger Sub operate, including in any change in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, (B) acts of God, including pandemics (including the COVID-19 virus or any mutation thereof) and the actions of Governmental Authorities in response thereto which are binding on VIH and Merger Sub, (C) any change in national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (D) any change in GAAP (or the interpretation thereof), (E) any change in Law, rules, regulations, orders, or other binding directives issued by any Governmental Authority (or the interpretation thereof), (F) the taking of any action expressly required by this Agreement, (G) the public announcement or pendency of this Agreement or any of the Transactions or (H) the consummation and effects of the Redemption; provided, further, in each case under clauses (A), (B), (C), (D) or (E) above, that such change does not affect VIH or Merger Sub in a disproportionate manner relative to other Persons operating in the industries or markets in which VIH or Merger Sub operate.

(ssss) “VIH Public Units” means the units issued in the IPO or the overallotment consisting of one (1) VIH Class A Share and one-half (1/2) of a VIH Warrant.

(tttt) “VIH Shareholder” means any holders of VIH Class A Shares, VIH Class B Shares or VIH Preference Shares.

(uuuu) “VIH Shareholders’ Approval” means the affirmative vote of the holders of, (i) a special resolution under Cayman Islands law with respect to the Domestication (including the adoption and approval of a certificate of corporate domestication and the Bakkt Pubco Charter), which requires a majority of at least two-thirds of the VIH Class A Shares and VIH Class B Shares that are present for and vote at the VIH Shareholder Meeting to vote in favor thereof, (ii) an ordinary resolution under Cayman Islands law with respect to (A) adoption and approval of this Agreement and the Merger, (B) adoption and approval of the Equity Incentive Plan, (C) the approval of the issuance of Bakkt Pubco Class A Shares issuable pursuant to the PIPE Financing and approval of the issuance of Bakkt Pubco Class A Shares and Bakkt Pubco Class V Shares issuable to Bakkt Equity Holders pursuant this Agreement, if required under National Stock Exchange rules and regulations, and (D) approval of the adjournment of the VIH Shareholder Meeting in accordance with Section 5.8(f), if necessary, which requires a majority of the VIH Class A Shares and VIH Class B Shares that are present for and vote at the VIH Shareholder Meeting to vote in favor thereof; and (iii) an ordinary resolution of the VIH Class B Shares with respect to the election of each of the Post-Closing Directors set forth in Section 5.12, which requires a majority of the VIH Class B Shares that are present for and vote at the VIH Shareholder Meeting to vote in favor thereof. The vote at the VIH Shareholder Meeting on any other matter than those described in the first sentence of this definition, including a vote on the Advisory Charter Proposals, shall not affect whether the VIH Shareholders’ Approval shall have been obtained.

(vvvv) “VIH Sponsor” means VPC Impact Acquisition Holdings Sponsor, LLC, a Delaware limited liability company.

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(wwww) “VIH Transaction Expenses” means (i) all costs and expenses incurred or payable by VIH at or prior to the Closing in connection with the negotiation, preparation, execution and performance of this Agreement, the Transaction Documents and consummation of the Transactions, including the PIPE Financing, and any related agreements in connection with the Transactions, including all fees and out of pocket expenses due all attorneys, accountants and financial advisors of VIH, and the cost of preparing, filing and mailing the Registration Statement and the Proxy Statement, and any success fees due or otherwise earned upon the Closing (but in all cases excluding the cost of the “tail” directors’ and officers’ liability insurance policies purchased pursuant to Section 6.3), (ii) all deferred costs and expenses incurred by VIH in connection with its initial public offering, including $7,258,020.70 payable to VIH’s financial advisor in connection with deferred underwriting fees, and (iii) all other costs and expenses incurred or payable and unpaid by VIH in connection with the operation of VIH through the Effective Time, including, without double counting, all outstanding indebtedness of VIH.

(xxxx) “Warrant Interests” means that portion of the Aggregate Merger Consideration that would have been allocable (pursuant to Section 2.3(b)(ii) of this Agreement) to the Bakkt Opco Warrants outstanding immediately prior to the Effective Time if such Bakkt Opco Warrants had hypothetically been exercised in full into Bakkt Interests as of such time.

(yyyy) “Willful and Intentional Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a deliberate action or omission (including a failure to cure circumstances) where the breaching Party knows such action or omission is or would reasonably be expected to result in a breach of such representation, warranty, agreement or covenant, it being understood that such term shall include, in any event, the failure to consummate the Closing when required to do so by this Agreement.

Section 10.2 Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

Section 10.3 Usage. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles”, “Sections”, “Exhibits”, “Annexes” and “Schedules” shall be deemed to be references to articles and sections of and exhibits, annexes and schedules to this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “predecessor” shall, when used with respect to any Person, mean such Person’s predecessors and any other Person for whose conduct such Person is or may be responsible. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “the date hereof,” “the date of this Agreement,” “the execution of this Agreement,” and phrases of similar import when used in this Agreement shall refer to the effective date of this Agreement as set forth on the first page hereof. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement (including, in respect of VIH, Bakkt Pubco, and in respect of Bakkt Opco or Merger Sub, Surviving Company), and reference to a Person in a particular capacity excludes such Person in any other capacity. Unless context requires otherwise, any reference in this Agreement to a Person’s directors shall including any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall including any Person filling a substantially similar position for such Person. Any reference

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in this Agreement or any Transaction Document to a Person’s shareholders or stockholders shall include any applicable direct owners of the Equity Interests of such Person, in whatever form.

Section 10.4 Index of Defined Terms.

Defined Term	Section
Acquisition Proposal	Section 5.11(a)
Agreement	Introduction
Alternative Transaction	Section 5.11(a)
Announcement 8-K	Section 5.9(a)
Bakkt Disclosure Letter	Article III
Bakkt Non-Recourse Party	Section 11.16(a)
Bakkt Opco	Introduction
Bakkt Opco Warrant	Section 2.5
Bakkt Pubco	Recitals
Bakkt Pubco Bylaws	Section 2.1(d)
Bakkt Pubco Charter	Section 2.1(c)
Bakkt Pubco Public Warrants	Recitals
Bakkt Pubco Warrants	Recitals
Bakkt Representations	Section 4.24
Business Combination	Section 9.2(a)
Certificate of Merger	Section 1.4
Class I Directors	Section 5.12(a)(i)
Class II Directors	Section 5.12(a)(ii)
Class III Directors	Section 5.12(a)(iii)
Closing	Section 1.3
Closing Date	Section 1.3
Closing Press Release	Section 5.9(a)
Closing Statement	Section 2.7
Companies Act	Recitals
Completion 8-K	Section 5.9(a)
Computer Systems	Section 3.15(a)
control	Section 10.1(c)
controlled by	Section 10.1(c)
D&O Indemnitees	Section 6.3(a)
Data Privacy Practices	Section 3.15(b)
DGCL	Recitals
DLLCA	Recitals
Domestication	Recitals
Effective Time	Section 1.4
Enforcement Exceptions	Section 3.2(a)
Environmental Permits	Section 3.17
Equity Incentive Plan	Section 5.8(a)
Exchange Agreement	Section 1.8(a)(ii)
Excluded Bakkt Interests	Section 2.3(b)(i)
Excluded Bakkt Matters	Section 9.1(a)
Excluded VIH Matters	Section 9.1(c)
Final Merger Consideration Spreadsheet	Section 2.3(b)(ii)
Financial Statements	Section 3.4(a)
Formation Date	Section 3.4(a)
GAAP	Section 3.4(a)
Illustrative Merger Consideration Spreadsheet	Section 2.3(b)(ii)
Information Statement	Section 5.8(g)

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Initial Bakkt Equity Holder Support Agreement	Recitals
Intended Tax Treatment	Section 6.1(a)

Interim Period	Section 5.1
IPO	Section 9.2(a)
Joinder	Recitals
Letter of Transmittal	Section 2.6(a)
Liabilities	Section 3.4(d)
Material Contracts	Section 3.13(a)
Material Permits	Section 3.2(b)
Material VIH Contracts	Section 4.17(a)
Merger	Recitals
Merger Consideration	Section 2.3(b)(ii)
Merger Sub	Introduction
Most Recent Balance Sheet Date	Section 3.4(a)
Name Change	Recitals
OFAC	Section 3.20(d)
Original RRA	Recitals
Parties	Introduction
Party	Introduction
PCAOB Financial Statements	Section 5.9(b)
PIPE Financing	Recitals
PIPE Investors	Recitals
PIPE Subscription Agreements	Recitals
Post-Closing Bakkt Pubco Board	Section 5.12(a)
Post-Closing Directors	Section 5.12(a)
Proxy Statement	Section 5.8(a)
Public Certifications	Section 4.11(a)
Public Stockholders	Section 9.2(a)
Redemption	Section 4.14
Registered Bakkt IP	Section 3.14(a)
Registration Rights Agreement	Recitals
Registration Statement	Section 5.8(a)
Regulatory Filings	Section 5.7
Related Party	Section 3.19
Released Claims	Section 9.2(b)(i)
Requisite Bakkt Equity Holders	Recitals
Reviewable Document	Section 5.9(c)
SDN List	Section 3.20(d)
SEC Reports	Section 4.11(a)
Signing Press Release	Section 5.9(a)
Stockholders Agreement	Section 1.8(a)(vi)
Support Agreement	Recitals
Surviving Company	Recitals
Surviving Company LLC Agreement	Section 1.6
Tax Receivable Agreement	Section 1.8(a)(iii)
Transactions	Recitals
Transfer Taxes	Section 6.1(c)
Trust Account	Section 9.2(a)
Trust Agreement	Section 4.14
Trustee	Section 4.14
under common control with	Section 10.1(c)
Voting Agreement	Section 1.8(a)(v)
Voting Matters	Section 5.8(a)
VIH	Introduction

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VIH Board	Recitals
VIH Class A Shares	Section 4.3(a)
VIH Class B Shares	Section 4.3(a)
VIH Disclosure Letter	Article IV
VIH Financials	Section 4.11(b)
VIH Memorandum and Articles	Recitals
VIH Non-Recourse Party	Section 11.16(b)
VIH Ordinary Shares	Section 4.3(a)
VIH Preference Shares	Section 4.3(a)
VIH Public Warrants	Section 4.12
VIH Representations	Section 3.22
VIH Shareholder Meeting	Section 5.8(a)
VIH Sponsor Letter	Recitals
VIH Warrants	Section 4.3(a)
Written Consent	Section 5.8(g)

ARTICLE XI

GENERAL

Section 11.1 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with confirmation of transmission, and provided, that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 11.1 within two (2) Business Days thereafter) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

If to VIH or Merger Sub prior to the Closing:

VPC Impact Acquisition Holdings

Victory Park Capital Advisors, LLC

150 North Riverside Plaza, Suite 5200

Chicago, Illinois 60606

Attn: Scott R. Zemnick

Email: szemnick@vpcadvisors.com

With a copy to (which shall not constitute notice):

White & Case LLP

111 South Wacker Drive, Suite 5100

Chicago, IL 60606

Attn: Raymond Bogenrief

Email: raymond.bogenrief@whitecase.com

If to Bakkt Opco (prior to Closing):

Bakkt Holdings, LLC

5900 Windward Parkway, Suite 450

Alpharetta, GA 30005

Attn: General Counsel

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Email: marc.dannunzio@bakkt.com

With a copy to (which shall not constitute notice):

Shearman & Sterling LLP

300 W. 6th Street, 22nd Floor

Austin, Texas 78701

Attention: J. Matthew Lyons

Email: matt.lyons@shearman.com

If to Bakkt Pubco or Surviving Company after Closing:

Bakkt Holdings, LLC

5900 Windward Parkway, Suite 450

Alpharetta, GA 30005

Attn: General Counsel

Email: marc.dannunzio@bakkt.com

With a copy to (which shall not constitute notice):

Shearman & Sterling LLP

300 W. 6th Street, 22nd Floor

Austin, Texas 78701

Attention: J. Matthew Lyons

Email: matt.lyons@shearman.com

With a copy to (which shall not constitute notice):

White & Case LLP

111 South Wacker Drive, Suite 5100

Chicago, IL 60606

Attn: Raymond Bogenrief

Email: raymond.bogenrief@whitecase.com

Section 11.2 Entire Agreement. This Agreement (which includes the Bakkt Disclosure Letter, the VIH Disclosure Letter, the other schedules hereto and the exhibits hereto), the Transaction Documents and the Confidentiality Agreement set forth the entire understanding of the Parties with respect to the Transactions. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Bakkt Disclosure Letter, the VIH Disclosure Letter, the other schedules and the exhibits is incorporated herein by this reference and expressly made a part hereof, and all terms used in the Bakkt Disclosure Letter, the VIH Disclosure Letter or any schedule or exhibit shall have the meaning ascribed to such term in this Agreement.

Section 11.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties hereto may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably conditioned, withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 11.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.5 Expenses and Fees. If this Agreement is terminated in accordance with its terms, each of the Parties shall bear its own expenses in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the Transactions, including, all fees and

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expenses of its legal counsel, investment bankers, financial advisors, accountants and other advisors. If the Merger is consummated, all Bakkt Transaction Expenses and VIH Transaction Expenses shall be borne by Bakkt Pubco.

Section 11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause or permit the application of laws of any jurisdictions other than those of the State of Delaware.

Section 11.7 Submission to Jurisdiction; WAIVER OF JURY TRIAL. Each of the Parties hereto (i) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any Party hereto may make service on another party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.7, however, shall affect the right of any party to serve legal process in any other manner permitted by law. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED HEREBY.

Section 11.8 Specific Performance. Each Party acknowledges that the other Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in this Agreement or the Transaction Documents. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each Party shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement and the Transaction Documents, in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of any of the covenants or agreements contained in this Agreement or the Transaction Documents and to enforce specifically the terms and provisions of this Agreement or the Transaction Documents shall not be required to provide any bond or other security in connection with such order or injunction.

Section 11.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held by a court of competent jurisdiction or other Governmental Authority to be invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. Upon such determination by such court or other Governmental Authority, the Parties will substitute for any invalid or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 11.10 Amendment; Waiver. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

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Section 11.11 Absence of Third Party Beneficiary Rights. Except for Section 6.3, Article IX, Section 11.14 and Section 11.16, no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee or partner of any Party or any other Person, other than the Parties.

Section 11.12 Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party.

Section 11.13 Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the Transactions, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the tax consequences of the Transactions and is not relying on any representation or statements made by any other Party as to such tax consequences.

Section 11.14 Waiver of Conflicts.

(a) The Parties agree, on their own behalf and on behalf their respective directors, officers, managers, employees and Affiliates, that, following the Closing, Shearman & Sterling LLP may serve as counsel to one or more of the Bakkt Equity Holders or their Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Shearman & Sterling LLP prior to the Closing Date of Bakkt Opco. The Parties hereby (i) waive any claim they have or may have that Shearman & Sterling LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between VIH (or Bakkt Pubco), Merger Sub or Bakkt Opco (or Surviving Company), on the one hand, and one or more of the Bakkt Equity Holders or any of their respective Affiliates, on the other hand, Shearman & Sterling LLP may represent one or more of the Bakkt Equity Holders or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to VIH (or Bakkt Pubco), Merger Sub or Bakkt Opco (or Surviving Company) and even though Shearman & Sterling LLP may have represented Bakkt Opco in a matter substantially related to such dispute. The Parties also further agree that, as to all communications prior to the Closing among Shearman & Sterling LLP and Bakkt Opco (or its Subsidiaries), one or more of the Bakkt Equity Holders or such Bakkt Equity Holders’ Affiliates and Representatives, that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belong to the applicable Bakkt Equity Holders and may be controlled by such Bakkt Equity Holders and shall not pass to or be claimed by VIH (or Bakkt Pubco), Merger Sub or Bakkt Opco (or Surviving Company). Notwithstanding the foregoing, in the event that a dispute arises between VIH (or Bakkt Pubco), Merger Sub or Bakkt Opco (or Surviving Company), on the one hand, and a third party other than a Party to this Agreement (or any Affiliate or Representative thereof) after the Closing, Surviving Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Shearman & Sterling LLP to such third party; provided, however, that the Surviving Company may not waive such privilege without the prior written consent of the holders of a majority in interest of the Surviving Company Common Units held by the Bakkt Equity Holders at the Closing (which shall for the avoidance of doubt shall exclude the Surviving Company Common Units issued to Bakkt Pubco).

(b) The Parties agree, on their own behalf and on behalf their respective directors, officers, managers, employees and Affiliates, that, following the Closing, White & Case LLP may serve as counsel to VIH Sponsor and its Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by White & Case LLP prior to the Closing Date of VIH. The Parties hereby (i) waive any claim they have or may have that White & Case LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between VIH (or Bakkt Pubco), Merger Sub or Bakkt Opco (or Surviving Company), on the one hand, and VIH Sponsor or any of its Affiliates, on the other hand, White & Case LLP may represent VIH Sponsor or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to VIH (or Bakkt Pubco), Merger Sub

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or Bakkt Opco (or Surviving Company) and even though White & Case LLP may have represented VIH in a matter substantially related to such dispute. The Parties also further agree that, as to all communications prior to the Closing among White & Case LLP and VIH, VIH Sponsor or VIH Sponsor’s Affiliates and Representatives, that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belong to VIH Sponsor and may be controlled by VIH Sponsor and shall not pass to or be claimed by VIH (or Bakkt Pubco), Merger Sub or Bakkt Opco (or Surviving Company). Notwithstanding the foregoing, in the event that a dispute arises between VIH (or Bakkt Pubco), Merger Sub or Bakkt Opco (or Surviving Company), on the one hand, and a third party other than a Party to this Agreement (or any Affiliate or Representative thereof) after the Closing, Bakkt Pubco may assert the attorney-client privilege to prevent disclosure of confidential communications by White & Case LLP to such third party; provided, however, that the Bakkt Pubco may not waive such privilege without the prior written consent of the VIH Sponsor.

Section 11.15 Currency. Whenever any payment hereunder is to be paid in “cash”, payment shall be made in the legal tender of the United States and the method for payment shall be by wire transfer of immediately available funds. In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement, the exchange rate shall be that published by the Wall Street Journal on the date an obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).

Section 11.16 No Recourse.

(a) Notwithstanding anything that may be expressed or implied in this Agreement or any Transaction Document, except with respect to Excluded Bakkt Matters, by its acceptance of the benefits of this Agreement, VIH and Merger Sub each covenants, agrees and acknowledges that no Persons other than Bakkt Opco have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder and thereunder (except to the extent such Person is expressly identified as a party to such Transaction Document), and that, notwithstanding that the Bakkt Equity Holders or their respective managing members or general partners may be partnerships or limited liability companies, none of VIH or Merger Sub has any right of recovery under this Agreement or any Transaction Document, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of Bakkt Opco or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, but not including Bakkt Opco, a “Bakkt Non-Recourse Party”), through Bakkt Opco, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Bakkt Opco against any Bakkt Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. Without limiting the foregoing, other than with respect to any Excluded Bakkt Matters, no claim will be brought or maintained by VIH, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, direct or indirect equity holders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, direct or indirect equity holder, equity financing source, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (other than Bakkt Pubco) against any Bakkt Non-Recourse Party that is not otherwise expressly identified as a Party to this Agreement or such other Transaction Document, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party hereto set forth or contained in this Agreement, any exhibit or schedule hereto, any other document contemplated hereby or any certificate, opinion, agreement or other document of Bakkt Opco or any other Person delivered hereunder (except to the extent such Person is expressly identified as a party to such Transaction Document). For the avoidance of doubt, nothing in this Section 11.16(a) shall limit the ability of VIH to exercise the rights expressly granted to VIH under Article VIII to terminate this Agreement in accordance with Article VIII or the rights expressly granted to VIH under Article VII to enforce or waive any closing condition to the extent provided in Article VII.

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(b) Notwithstanding anything that may be expressed or implied in this Agreement or any Transaction Document, except with respect to Excluded VIH Matters, by its acceptance of the benefits of this Agreement (and with respect to each Bakkt Equity Holder, in accordance with the Letter of Transmittal delivered by such Bakkt Equity Holder in accordance with the requirements of this Agreement), Bakkt Opco and each Bakkt Equity Holder each covenants, agrees and acknowledges that no Persons other than VIH and Merger Sub have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder and thereunder (except to the extent such Person is expressly identified as a party to such Transaction Document), and that, notwithstanding that the VIH Shareholders (including VIH Sponsor) or their respective managing members, investment managers or general partners may be partnerships or limited liability companies, none of Bakkt Opco, or the Bakkt Equity Holders, has any right of recovery under this Agreement or any Transaction Document, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers, investment managers, funds, or general or limited partners of any of VIH or Merger Sub or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, investment manager, funds, Affiliate or agent of any of the foregoing (collectively, but not including VIH or Merger Sub, a “VIH Non-Recourse Party”), through VIH or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of VIH or Merger Sub (or their respective successors) against any VIH Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. Without limiting the foregoing, other than with respect to any Excluded VIH Matters, no claim will be brought or maintained by Bakkt Opco, the Bakkt Equity Holders or any of their respective former, current or future general or limited partners, stockholders, direct or indirect equity holders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, direct or indirect equity holder, equity financing source, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing against any VIH Non-Recourse Party that is not otherwise expressly identified as a Party to this Agreement or such other Transaction Document, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party hereto set forth or contained in this Agreement, any exhibit or schedule hereto, any other document contemplated hereby or any certificate, opinion, agreement or other document of Bakkt Opco or any other Person delivered hereunder (except to the extent such Person is expressly identified as a party to such Transaction Document). For the avoidance of doubt, nothing in this Section 11.16(b) shall limit the ability of Bakkt Opco to exercise the rights expressly granted to Bakkt Opco under Article VIII to terminate this Agreement in accordance with Article VIII or the rights expressly granted to Bakkt Opco under Article VII to enforce or waive any closing condition to the extent provided in Article VII.

Section 11.17 Made Available. The phrases “made available to VIH”, “provided to VIH” or other similar phrases as used in this Agreement shall mean that the subject documents were posted to the virtual data room maintained by Bakkt Opco or otherwise delivered to VIH or its Representatives at least two (2) days prior to the date of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first written above.

BAKKT OPCO:

BAKKT HOLDINGS, LLC

By:	/s/ David Clifton
	Name:	David Clifton
	Title:	Chief Executive Officer

VIH:

VPC IMPACT ACQUISITION HOLDINGS

By:	/s/ Gordon Watson
	Name:	Gordon Watson
	Title:	President and Chief Operating Officer

MERGER SUB:

PYLON MERGER COMPANY LLC

By:	/s/ Gordon Watson
	Name:	Gordon Watson
	Title:	President and Chief Operating Officer

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Annex A-2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment (this “Amendment”) to that certain Agreement and Plan of Merger, dated as of January 11, 2021, by and among VPC Impact Acquisition Holdings, a Cayman Islands exempted company (“VIH”), Pylon Merger Company LLC, a Delaware limited liability company and wholly-owned subsidiary of VIH (“Merger Sub”), and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt Opco”) (as the same may be further amended, modified, supplemented or waived from time to time, the “Merger Agreement”) is entered into on March 30, 2021, by and among VIH, Merger Sub, and Bakkt Opco (collectively, the “Parties”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Merger Agreement.

WHEREAS, pursuant to Section 11.10 of the Merger Agreement, the Merger Agreement may be amended by an instrument in writing and signed by the Parties; and

WHEREAS, the Parties wish to amend the Merger Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment, and the mutual promises contained in this Amendment, and intending to be legally bound thereby, the Parties agree as follows:

1.	Certain Amendments to the Merger Agreement.

(a)	The first sentence of Section 5.12(a) of the Merger Agreement is hereby replaced in its entirety with the following:

i.

The Parties shall take all necessary action, including causing the directors of VIH to resign, so that effective as of the Closing, the board of directors of Bakkt Pubco (the “Post-Closing Bakkt Pubco Board”) will consist of five to nine (5 to 9) members, with one (1) designated by Bakkt Opco, one (1) designated by the VIH Sponsor, and the remaining members to be appointed jointly by Bakkt Opco and the VIH Sponsor (collectively, the “Post-Closing Directors”).

(b)	Exhibit F to the Merger Agreement (the Stockholders Agreement), is hereby replaced in its entirety by the form attached hereto as Attachment 1.

2.

Effect of Amendment. Except as otherwise expressly set forth in this Amendment, the provisions of the Merger Agreement, as amended by this Amendment, remain in full force and effect. From and after the date hereof, references to “this Agreement” or Section 5.12 in the Merger Agreement shall be deemed references to the Merger Agreement or Section 5.12, respectively, in each case as amended by this Amendment. From and after the date hereof, references to (i) “Exhibit F” and/or the “Stockholders Agreement” including in the Merger Agreement and/or any Exhibit thereto or (ii) “this Agreement” in the Stockholders Agreement, as applicable, shall be deemed references to the form of Exhibit F attached hereto as Attachment 1.

3.

Entire Agreement. This Amendment and the Merger Agreement (which includes the Bakkt Disclosure Letter, the VIH Disclosure Letter, the other schedules thereto and the exhibits thereto), as amended pursuant to this Amendment, the Transaction Documents and the Confidentiality Agreement set forth the entire understanding of the Parties with respect to the Transactions. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by the documents and agreements referred to in this section.

4.

Miscellaneous. Article XI of the Merger Agreement is hereby incorporated by reference and shall apply mutatis mutandis as if set forth at length herein. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Amendment.

* * * * *

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to the Merger Agreement to be duly executed as of the day and year first above written.

BAKKT OPCO:

BAKKT HOLDINGS, LLC

By:
Name: Gavin Michael
Title: Chief Executive Officer

[Signature Page to Amendment to Merger Agreement]

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to the Merger Agreement to be duly executed as of the day and year first above written.

VIH:

VPC IMPACT ACQUISITION HOLDINGS

By:
Name: Gordon Watson
Title: President and COO

[Signature Page to Amendment to Merger Agreement]

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to the Merger Agreement to be duly executed as of the day and year first above written.

MERGER SUB:

PYLON MERGER COMPANY LLC

By:	VPC Impact Acquisition Holdings
Its:	Managing Member

By:
Name: Gordon Watson
Title: President and COO

[Signature Page to Amendment to Merger Agreement]

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ATTACHMENT 1

EXHIBIT F

FORM OF STOCKHOLDERS AGREEMENT

(See attached)

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FINAL FORM

STOCKHOLDERS AGREEMENT

OF

BAKKT HOLDINGS, INC.

DATED AS OF [●], 2021

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Page
ARTICLE I INTRODUCTORY MATTERS		A-2-9
Section 1.01	Defined Terms	A-2-9
Section 1.02	Construction	A-2-14

ARTICLE II CORPORATE GOVERNANCE MATTERS		A-2-14
Section 2.01	Election of Directors	A-2-14
Section 2.02	Committees	A-2-15
Section 2.03	Independent Directors	A-2-15
Section 2.04	Compensation; Reimbursement of Expenses	A-2-15
Section 2.05	Indemnification	A-2-15
Section 2.06	D&O Insurance	A-2-16
Section 2.07	Information Sharing	A-2-16
Section 2.08	Confidentiality	A-2-16

ARTICLE III RESTRICTIONS ON TRANSFER		A-2-17
Section 3.01	General Restrictions on Transfer	A-2-17
Section 3.02	Permitted Transfers	A-2-17
Section 3.03	Miscellaneous Provisions Relating to Transfers.	A-2-18

ARTICLE IV GENERAL PROVISIONS		A-2-18
Section 4.01	Termination	A-2-18
Section 4.02	Notices	A-2-19
Section 4.03	Amendment; Waiver	A-2-19
Section 4.04	Further Assurances	A-2-20
Section 4.05	Assignment	A-2-20
Section 4.06	Third-Party Beneficiaries	A-2-20
Section 4.07	Governing Law	A-2-20
Section 4.08	Jurisdiction; WAIVER OF JURY TRIAL	A-2-20
Section 4.09	Specific Performance	A-2-21
Section 4.10	Entire Agreement	A-2-21
Section 4.11	Severability	A-2-21
Section 4.12	Table of Contents, Headings and Captions	A-2-21
Section 4.13	Counterparts	A-2-21
Section 4.14	Subsequent Acquisition of Securities	A-2-21
Section 4.15	No Recourse	A-2-21

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of [●], 2021, by and among (i) Bakkt Holdings, Inc., a Delaware corporation (“Pubco”), (ii) each of the parties listed on Schedule 1 hereto (each, a “Bakkt Equity Holder” and, collectively, the “Bakkt Equity Holders”) and (iii) VPC Impact Acquisition Holdings Sponsor, LLC, a Delaware limited liability company (the “Sponsor” and, together with the Bakkt Equity Holders, the “Stockholders”).

RECITALS

WHEREAS, Pubco, Pylon Merger Company LLC, a Delaware limited liability company and wholly owned Subsidiary of Pubco (“Merger Sub”), and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt Opco”), entered into that certain Agreement and Plan of Merger, dated as of January 11, 2021 (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Bakkt Opco (the “Merger”), with Bakkt Opco being the surviving limited liability company of the Merger;

WHEREAS, (i) prior to the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”), Pubco was a Cayman Islands exempted company, and (ii) immediately prior to the consummation of the Merger, Pubco domesticated into the State of Delaware as a Delaware corporation and changed its name from “VPC Impact Acquisition Holdings” to “Bakkt Holdings, Inc.” (the “Domestication”);

WHEREAS, in connection with the Domestication and the other Transactions, among other things, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of Pubco (other than those shares validly redeemed in connection with the Redemption (as defined in the Merger Agreement)) was automatically converted into one share of Class A Common Stock and (ii) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of Pubco (all of which Class B ordinary shares were held by the Sponsor and the independent directors of Pubco) was automatically converted into one share of Class A Common Stock (such conversions, together, the “Pubco Common Stock Conversion”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) (and following the filing of the Certificate of Incorporation), (i) in connection with the conversion of the Bakkt Interests (as defined in the Merger Agreement) upon consummation of the Merger, the Bakkt Equity Holders received Bakkt Opco Common Units and Pubco issued to the Bakkt Equity Holders an aggregate number of shares of Class V Common Stock equal to the number of Bakkt Opco Common Units received by the Bakkt Equity Holders, and (ii) in connection with the conversion of the limited liability interests of Merger Sub upon consummation of the Merger, Pubco received Bakkt Opco Common Units in an amount equal to the number of shares of Class A Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Pubco Common Stock Conversion, the PIPE Financing (as defined in the Merger Agreement) and the Redemption);

WHEREAS, each Bakkt Equity Holder has the right to exchange Bakkt Opco Common Units received by such Bakkt Equity Holder in connection with the Merger, along with the transfer to Pubco of an equal number of shares of Class V Common Stock for retirement and cancellation, for shares of Class A Common Stock in the manner set forth in, and pursuant to the terms and conditions of, the Bakkt Opco LLC Agreement and the Exchange Agreement;

WHEREAS, in connection with the Transactions, Pubco and the Stockholders desire to set forth certain understandings between such parties, including with respect to certain governance matters and other rights and obligations associated with the ownership of Equity Securities of Pubco and Bakkt Opco.

NOW, THEREFORE, in consideration of the premises set forth above and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the

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receipt and sufficiency of which are hereby acknowledged, Pubco and the Stockholders, intending to be legally bound, hereby agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

Section 1.01 Defined Terms. In this Agreement, the following terms have the following meanings:

“Affiliate” of a specified Person means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such specified Person.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Bakkt Equity Holders” has the meaning set forth in the Preamble.

“Bakkt Equity Holders Lock-Up Period” has the meaning set forth in Section 3.01(a).

“Bakkt Equity Holders Lock-Up Shares” means, in respect of each Bakkt Equity Holder, the Equity Securities of Pubco and the Equity Securities of Bakkt Opco, in each case, Beneficially Owned or otherwise held, directly or indirectly, by such Bakkt Equity Holder, including shares of Class A Common Stock (including shares of Class A Common Stock issued to such Bakkt Equity Holder upon exchange of Bakkt Opco Common Units, and retirement and cancellation of an equal number of shares of Class V Common Stock, in accordance with Bakkt Opco LLC Agreement and the Exchange Agreement), shares of Class V Common Stock and Bakkt Opco Common Units; provided that any “Subscribed Shares” (as defined in the applicable Subscription Agreement) purchased by a Bakkt Equity Holder pursuant to any Subscription Agreement with VPC Impact Acquisition Holdings shall not be deemed Bakkt Equity Holders Lock-Up Shares.

“Bakkt Opco” has the meaning set forth in the Recitals.

“Bakkt Opco Common Units” means the common units of Bakkt Opco, which provide the holder thereof with, and subject such holder to, such rights, privileges, restrictions and obligations as are set forth in the Bakkt Opco LLC Agreement.

“Bakkt Opco Director” has the meaning set forth in Section 2.01(a).

“Bakkt Opco LLC Agreement” means the Third Amended and Restated LLC Agreement of Bakkt Opco, dated as of [●], 2021, by and among Bakkt Opco, Pubco and the Bakkt Equity Holders, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of Pubco.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to be closed for business; provided that such banks shall be deemed to be open for business in the event of a “shelter in place” order or similar closure of physical branch locations is required at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

“By-Laws” means the by-laws of Pubco, adopted on or substantially around the date of this Agreement, as the same may be amended or restated from time to time.

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“Certificate of Incorporation” means the certificate of incorporation of Pubco, filed with the Secretary of State of the State of Delaware on or prior to the date of this Agreement, as the same may be amended or restated from time to time.

“Class I Director” has the meaning set forth in the Certificate of Incorporation.

“Class II Director” has the meaning set forth in the Certificate of Incorporation.

“Class III Director” has the meaning set forth in the Certificate of Incorporation.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Pubco, including (a) any shares of such Class A common stock issuable upon the exercise of any warrant, option, convertible security or other right to acquire shares of such Class A common stock and (b) any Equity Securities issued in respect of such Class A common stock, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction. For the avoidance of doubt, for purposes of determining whether a Person Beneficially Owns Class A Common Stock under this Agreement, such Person’s ownership will include any Bakkt Opco Common Units which such Person can exchange (when coupled with corresponding shares of Class V Common Stock) into shares of Class A Common Stock pursuant to the Bakkt Opco LLC Agreement and the Exchange Agreement.

“Class V Common Stock” means the Class V common stock, par value $0.0001 per share, of Pubco, including (a) any shares of such Class V common stock issuable upon the exercise of any warrant, option, convertible security or other right to acquire shares of such Class V common stock and (b) any Equity Securities issued in respect of such Class V common stock, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Common Stock” means shares of the Class A Common Stock and the Class V Common Stock, including any shares of the Class A Common Stock or the Class V Common Stock issuable upon the exercise of any warrant, option, convertible security or other right to acquire shares of the Class A Common Stock or the Class V Common Stock.

“Confidential Information” means, in respect of a Stockholder, any confidential, non-public information concerning Pubco or any of its Subsidiaries that is furnished after the date of this Agreement by or on behalf of Pubco or any of its Designated Representatives to such Stockholder or any of its Designated Representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof to the extent containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(a) that is or has become publicly available other than as a result of a disclosure by such Stockholder or any of its Designated Representatives in violation of this Agreement;

(b) that was already known to such Stockholder or any of its Designated Representatives or was in the possession of such Stockholder or any of its Designated Representatives, in either case, without an obligation of confidentiality to Pubco or any of its Affiliates, prior to its being furnished by or on behalf of Pubco or its Designated Representatives;

(c) that is received by such Stockholder or any of its Designated Representatives from a source other than Pubco or its Designated Representatives; provided, that the source of such information was not actually known by such Stockholder or Designated Representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, Pubco or any of its Affiliates;

(d) that was independently developed or acquired by such Stockholder or any of its Designated Representatives or on its or their behalf, in any case, without the violation of the terms of this Agreement or the use of or reference to any Confidential Information; or

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(e) that such Stockholder or any of its Designated Representatives is required or requested, in the good faith determination of such Stockholder or such Designated Representative, to disclose by applicable Law; provided that such Stockholder or such Designated Representative, (i) to the extent permitted by applicable law, notifies Pubco reasonably in advance of any such disclosure, (ii) reasonably cooperates (at Pubco’s sole expense) with Pubco in any reasonable efforts taken by Pubco to prevent or limit such disclosure and (iii) otherwise takes reasonable steps to minimize the extent of any such required disclosure; provided, further, that the requirements of the foregoing proviso shall not be required where disclosure is made in connection with a routine audit or examination by a regulatory or self-regulatory authority, bank examiner or auditor and such audit or examination does not specifically reference Pubco or this Agreement.

“Control” (including its correlative meanings, “Controlling”, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise).

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Immediate Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Immediate Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner, general partner or investment manager or in which such Person or such Person’s Immediate Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager, managing member or investment manager or in which such Person or such Person’s Immediate Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Designated Representatives” means, with respect to any Person, (a) any of such Person’s Affiliates and such Person’s and its Affiliates’ respective directors, managers, investment managers, officers, partners (including general partners), members, equityholders, employees, agents, attorneys, accountants, actuaries, insurers, financing sources, consultants, financial or other advisors or (b) any prospective purchaser of all, or a material portion, of such Person’s Equity Securities of Pubco if such prospective purchaser has agreed, in writing with Pubco, to customary confidentiality and use restrictions with respect to such Confidential Information.

“Director” means any member of the Board from time to time.

“Domestication” has the meaning set forth in the Recitals.

“Equity Securities” means, with respect to any Person, any shares of capital stock or equity of (or other ownership or profit interests in) such Person, any warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, any securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, options or other rights for the purchase or acquisition from such Person of such shares of capital stock or equity of (or other ownership or profit interests in) such Person, restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and any other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Exchange Agreement” means the Exchange Agreement, dated as of [●], 2021, by and among Pubco, Bakkt Opco and the other parties thereto.

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“Governmental Authority” means any federal, state, tribal, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission or similar dispute resolving panel or body, or any applicable self-regulatory organization.

“ICE” means Intercontinental Exchange Holdings, Inc., a Delaware corporation.

“Immediate Family Members” means, with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption, and including spouses of such descendants), brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which the only beneficiaries are such Person or any of the foregoing Persons.

“Initial Board” means the Board of Directors of Pubco immediately following the consummation of the Transactions.

“Insider Letter” means that certain letter agreement, dated as of September 22, 2020, by and among Pubco, the Sponsor and the other signatories thereto.

“Law” means each applicable federal, state, local, municipal, foreign or other law, order, judgment, rule, code, statute, legislation, regulation, principle of common law, treaty, convention, requirement, variance, proclamation, edict, decree, writ, injunction, award, ruling or ordinance that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lock-Up Periods” means the Bakkt Equity Holders Lock-Up Period, the Private Placement Lock-Up Period and the Sponsor Lock-Up Period.

“Lock-Up Shares” means the Bakkt Equity Holders Lock-Up Shares, the Private Placement Lock-Up Shares and the Sponsor Lock-Up Shares.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Necessary Action” means, with respect to any party hereto and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) appearing at any meeting of the stockholders of Pubco or otherwise causing all shares of Common Stock to be counted as present thereat for purposes of calculating a quorum, (c) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (d) voting in favor of the adoption of stockholders’ resolutions and amendments to the Organizational Documents of Pubco, (e) executing agreements and instruments, (f) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result, and (g) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of Pubco.

“Non-Recourse Party” has the meaning set forth in Section 4.15.

“NYSE” the New York Stock Exchange.

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“Organizational Documents” means: (a) the articles or certificate of incorporation and the by-laws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the limited liability company agreement, operating agreement and the certificate or articles of formation of a limited liability company; (e) the trust agreement and any documents that govern the formation of a trust; (f) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (g) any amendment to any of the foregoing.

“Permitted Transferee” means, with respect to a Stockholder: (a) any Sponsor Member, (b) any Immediate Family Member of such Stockholder, (c) any Affiliate of such Stockholder, (d) any Affiliate of any Sponsor Member or any Immediate Family Member of such Stockholder, or (e) any Controlled Entity of such Stockholder.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Private Placement Lock-Up Period” means the Private Placement Warrants Lock-up Period (as defined in the Insider Letter as of the date hereof).

“Private Placement Lock-Up Shares” means the Sponsor Warrants and any shares of Class A Common Stock resulting from the exercise of any Sponsor Warrant.

“Pubco” has the meaning set forth in the Preamble.

“Pubco Common Stock Conversion” has the meaning set forth in the Recitals.

“Qualified Stockholder” means any Stockholder that, together with its Permitted Transferees that are a party hereto, holds (a) in the case of the Sponsor, then-issued and outstanding shares of Common Stock representing at least fifty percent (50%) of the shares of Common Stock held by Sponsor as of the Closing Date (subject to adjustment for any applicable stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction), or (b) in the case of any other Stockholder, at least five percent (5%) of the then-issued and outstanding shares of Common Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Director” has the meaning set forth in Section 2.01(a).

“Sponsor Lock-Up Period” means the Founder Shares Lock-up Period (as defined in the Insider Letter as of the date hereof).

“Sponsor Lock-Up Shares” means the Equity Securities of Pubco, including shares of Class A Common Stock, Beneficially Owned or otherwise held, directly or indirectly, by the Sponsor; provided that, notwithstanding anything herein to the contrary, in no event shall the Private Placement Lock-Up Shares be deemed or considered “Sponsor Lock-Up Shares” for purposes of this Agreement.

“Sponsor Member” means any direct or indirect equityholder of Sponsor as of the date of this Agreement.

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“Sponsor Warrants” means the warrants to purchase 6,147,440 shares of Class A Common Stock issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated September 20, 2020, by and among the Sponsor and Pubco, for a purchase price of $1.00 per warrant.

“Stockholders” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any specified Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by such specified Person or one or more of the other Subsidiaries of such specified Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of membership interests (or equivalent ownership interests) of such limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, Bakkt Opco and its Subsidiaries shall be deemed Subsidiaries of Pubco.

“Third-Party Purchaser” means any Person who, immediately prior to the contemplated transaction, does not Beneficially Own or directly or indirectly have the right to acquire any outstanding Common Stock.

“Transactions” has the meaning set forth in the Recitals.

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition (whether by operation of law or otherwise) and, when used as a verb, to voluntarily or involuntarily transfer, sell, pledge or hypothecate or otherwise dispose of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee”, “Transferor”, “Transferred” and other forms of the word “Transfer” shall have correlative meanings.

“Unaffiliated Directors” has the meaning set forth in Section 2.01(a).

Section 1.02 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. When used in this Agreement, unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) terms defined in the singular have a comparable meaning when used in the plural, and vice versa, (c) the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, (d) Section references are to Sections of this Agreement, (e) references to the Preamble and Recitals are to the preamble and recitals to this Agreement and (f) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

Section 2.01 Election of Directors.

(a) Pubco and each Stockholder shall take all Necessary Action to cause the Initial Board to be comprised of nine (9) Directors, (i) one (1) of whom has been designated by the Sponsor (the “Sponsor Director”), who shall initially be Gordon Watson, (ii) one (1) of whom has been designated by Bakkt Opco (the “Bakkt Opco Director”), who shall initially be David Clifton, and (iii) seven (7) of whom have been jointly designated by the Sponsor and Bakkt Opco and a majority of whom qualify as “independent directors” under

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NYSE listing rules (the “Unaffiliated Directors”), who shall initially be Sean Collins, Kristyn Cook, Michelle Goldberg, Adrienne Harris, Andrew A. Main, Gavin Michael, and Richard Lumb. Pubco and each Stockholder shall take all Necessary Action to cause the foregoing Directors to be divided into three (3) classes of Directors, with each class serving for staggered three (3)-year terms as follows:

(i) the Class I Directors shall include three (3) Unaffiliated Directors, who shall initially be Michelle Goldberg, Adrienne Harris, and Gavin Michael;

(ii) the Class II Directors shall include the Sponsor Director, the Bakkt OpCo Director, and one (1) Unaffiliated Director, who shall initially be Kristyn Cook; and

(iii) the Class III Directors shall include three (3) Unaffiliated Directors, who shall initially be Sean Collins, Andrew A. Main, and Richard Lumb.

The initial term of the Class I Directors shall expire at the first (1st) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected. The initial term of the Class II Directors shall expire at the second (2nd) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected. The initial term of the Class III Directors shall expire at the third (3rd) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected.

(b) Pubco shall take all Necessary Action to cause the Board to elect and maintain a Chairman of the Board, who shall qualify as an “independent director” under NYSE listing rules, and who shall have such duties and responsibilities as are provided for in the Organizational Documents of Pubco.

(c) Prior to the second (2nd) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected, in the event that a vacancy is created at any time by the death, retirement, removal or resignation of the Sponsor Director or the Bakkt Opco Director, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and Pubco and each Stockholder shall take all Necessary Action to cause such vacancy to be filled as soon as possible by, (i) in the case of a vacancy created by the death, retirement, removal or resignation of the Sponsor Director, a designee of the Sponsor if the Sponsor is a Qualified Stockholder at such time, or (ii) in the case of a vacancy created by the death, retirement, removal or resignation of the Bakkt Opco Director, a designee of ICE if ICE is a Qualified Stockholder at such time.

Section 2.02 Committees. In accordance with the Organizational Documents of Pubco, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. The composition of each committee of the Board shall be in compliance with any applicable NYSE independence requirements.

Section 2.03 Independent Directors. Pubco has determined that the Initial Board referenced in Section 2.01(a) includes the requisite number of individuals meeting the independence requirements of the NYSE. Following such time as the Initial Board is constituted, Pubco shall take all Necessary Action to ensure that the Board consists of the requisite number of directors meeting the independence requirements of the NYSE or any other securities exchange on which the Equity Securities of Pubco are then listed.

Section 2.04 Compensation; Reimbursement of Expenses. Except to the extent the Sponsor, in respect of the Sponsor Director, or ICE, in respect of the Bakkt Opco Director, may otherwise notify Pubco, the Sponsor Director and the Bakkt Opco Director shall be entitled to compensation consistent with the compensation received by the Unaffiliated Directors, including any fees and equity awards. Pubco shall reimburse the Sponsor Director and the Bakkt Opco Director for all reasonable out-of-pocket expenses incurred by such Director in connection with such Director’s attendance at meetings of the Board or any committees thereof, including travel, lodging and meal expenses, on the same terms as such expenses are reimbursed to the Unaffiliated Directors.

Section 2.05 Indemnification. Pubco shall enter into an indemnification agreement with each of the Sponsor Director and the Bakkt Opco Director, each on substantially the same terms entered into with, and based

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on the same customary and reasonable form provided to, the other Directors. For the avoidance of doubt, for so long as the Sponsor Director or the Bakkt Opco Director serves as a Director, Pubco shall provide the Sponsor Director and the Bakkt Opco Director expense reimbursement, benefits, indemnity, exculpation and other arrangements on the same terms as those provided to the other Directors. For so long as the Sponsor Director or the Bakkt Opco Director serves as a Director, Pubco shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting the Sponsor Director or the Bakkt Opco Director, as applicable, as and to the extent consistent with applicable Law, contained in the Organizational Documents of Pubco (including Article VIII of the Certificate of Incorporation and Article V of the By-Laws)), any indemnification agreements with Directors or otherwise (whether such right is contained in the Organizational Documents of Pubco or another document) (except to the extent such amendment or alteration permits Pubco to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

Section 2.06 D&O Insurance. Pubco shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as the Sponsor Director or the Bakkt Opco Director serves as a Director, maintain such directors’ and officers’ liability insurance coverage with respect to such Director.

Section 2.07 Information Sharing. To the extent permitted by applicable Law, each party hereto acknowledges and agrees that the Sponsor Director and the Bakkt Opco Director may share any information concerning Pubco and its Subsidiaries received by them from or on behalf of Pubco or its representatives with, in the case of the Sponsor Director, the Sponsor and its Designated Representatives, and, in the case of the Bakkt Opco Director, ICE and its Designated Representatives (subject to the Sponsor’s or ICE’s (as applicable) respective obligation to maintain the confidentiality of Confidential Information in accordance with Section 2.08).

Section 2.08 Confidentiality. Each of the Sponsor and ICE agrees (severally, and not jointly) that it will, and will direct its Designated Representatives to, keep confidential and not disclose any Confidential Information to any other Person (other than Pubco and its Designated Representatives); provided, however, that each of the Sponsor and ICE and their respective Designated Representatives may disclose Confidential Information (a) to their respective Designated Representatives who reasonably need to know or otherwise ordinarily receive such information (and solely for use by such Persons) in connection with the Sponsor’s or ICE’s (as applicable) investment in Pubco or (b) as Pubco may otherwise consent to in writing; provided, further, however, that (i) each Designated Representative shall be under an obligation of confidentiality to Pubco or the Sponsor or ICE (as applicable) with respect to such Confidential Information and (ii) each of the Sponsor and ICE agrees (severally, and not jointly) to be responsible for any breaches of this Section 2.08 by their respective Designated Representatives. Notwithstanding the foregoing, (i) no Person shall be deemed a Designated Representative of the Sponsor or ICE (and as a result subject to any of the obligations under this Section 2.08) unless such Person actually receives Confidential Information from, on behalf of, or at the request of, the Sponsor, ICE or their respective Designated Representatives (as applicable) and (ii) no Affiliates or portfolio companies of the Sponsor or ICE or any of their Affiliates will be deemed to be subject to this Section 2.08 solely due to the fact that one of its officers, members, managers, investment managers, members of the board of directors (or similar governing body), general partners or employees who has received or had access to any Confidential Information serves as an officer, member, manager, investment manager, member of the board of directors (or similar governing body), general partner, employee or agent of such Affiliate or portfolio company; provided that such officer, member, manager, investment manager, member of the board of directors (or similar governing body), general partner or employee does not provide any Confidential Information to the other officers, members, managers, investment managers, members of the board of directors (or similar governing body), general partners or employees of such Affiliate or portfolio company.

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ARTICLE III

RESTRICTIONS ON TRANSFER

Section 3.01 General Restrictions on Transfer.

(a) Except as permitted by Section 3.02, no Bakkt Equity Holder shall Transfer, or make a public announcement of any intention to Transfer, any Bakkt Equity Holders Lock-Up Shares during the period commencing on the Closing Date and continuing until the six (6)-month anniversary of the Closing Date (the “Bakkt Equity Holders Lock-Up Period”).

(b) Except as permitted by Section 3.02, the Sponsor shall not Transfer, or make a public announcement of any intention to Transfer, any Private Placement Lock-Up Shares during the Private Placement Lock-Up Period.

(c) Except as permitted by Section 3.02, the Sponsor shall not Transfer, or make a public announcement of any intention to Transfer, any Sponsor Lock-Up Shares during the Sponsor Lock-Up Period.

Section 3.02 Permitted Transfers.

(a) No prohibition in Section 3.01 shall apply to: (i) Transfers permitted by Section 3.02(b) (except as otherwise provided in Section 3.02(c)); (ii) Transfers by any Bakkt Equity Holder following the expiration of the Bakkt Equity Holders Lock-Up Period; (iii) Transfers of the Private Placement Lock-Up Shares by the Sponsor following the expiration of the Sponsor Lock-Up Period; or (iv) Transfers of the Sponsor Lock-Up Shares by the Sponsor following the expiration of the Sponsor Lock-Up Period.

(b) Notwithstanding anything to the contrary contained in this Agreement (including Section 3.01), subject to Section 3.02(c), during the Lock-Up Period applicable to such Person, each Bakkt Equity Holder and the Sponsor may Transfer, without the consent of any other party hereto, any of such Person’s Lock-Up Shares:

(i) to any of such Person’s Permitted Transferees; provided that, in respect of Transfers to an Immediate Family Member or an Affiliate of such Person (other than pursuant to Section 3.02(b)(iii)), no consideration is paid by such Immediate Family Member or Affiliate and such Transfer is conditioned on the receipt by Pubco of an undertaking by such Immediate Family Member or Affiliate to Transfer such shares of Lock-Up Shares back to the applicable Transferor if such Immediate Family Member or Affiliate ceases to be an Immediate Family Member or an Affiliate of such Transferor;

(ii) pursuant to any liquidation, merger, stock exchange or other similar transaction of Pubco with a Third-Party Purchaser that results in all of Pubco’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property and a change in Control of Pubco; or

(iii) in the case of a Stockholder that is a natural person, upon death of such Stockholder by will or other instrument taking effect at the death of such Stockholder or by applicable Laws of descent and distribution to such Stockholder’s Immediate Family Members.

(c) In respect of any Transfers permitted by Section 3.02(b)(i) or Section 3.02(b)(iii), (i) the applicable Transferee shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering to Pubco a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a party hereto (with the same rights and obligations as the Transferor (including, for the avoidance of doubt, the restrictions in Section 3.01)) for all purposes of this Agreement, and such Transfer shall not be recognized unless and until such joinder is executed and delivered to Pubco, (ii) prior written notice of such Transfer shall be given to Pubco, the Sponsor and ICE, and (iii) the applicable Transferee shall not be permitted to Transfer such Lock-Up Shares further without compliance with the provisions of this Agreement that are applicable to the initial Transferor. For the avoidance of doubt, in connection with any Transfer of Lock-Up Shares pursuant to Section 3.02(b)(i) or Section 3.02(b)(iii), the restrictions and obligations contained in this Article III shall continue to apply to such Lock-Up Shares for the Lock-Up Period applicable to the initial Transferor.

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Section 3.03 Miscellaneous Provisions Relating to Transfers.

(a) Pubco shall place customary restrictive legends on the certificates or book entries representing the Equity Securities subject to this Agreement (including the Lock-Up Shares), in addition to any legends required by applicable Law, and remove such restrictive legends at the time the restrictions and obligations contemplated hereby are no longer applicable to Equity Securities represented by such certificates or book entries.

(b) Any attempt to Transfer any Lock-Up Shares that is not in compliance with this Agreement shall be null and void, and Pubco shall not, and shall cause any transfer agent not to, give any effect in Pubco’s stock records to such attempted Transfer and the purported Transferee in any such purported Transfer shall not be treated as the owner of such Lock-Up Shares for any purposes of this Agreement.

(c) Notwithstanding any other provision of this Agreement, each of the parties hereto acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, the Equity Securities of Pubco and Bakkt Opco (as applicable) (including the Lock-Up Shares), in each case, Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Authority, including all applicable holding periods under the Securities Act and other rules of the Securities and Exchange Commission, and, as applicable, the Organizational Documents of Bakkt Opco.

ARTICLE IV

GENERAL PROVISIONS

Section 4.01 Termination.

(a) Except as provided in Section 4.01(b), this Agreement shall terminate (i) solely as to any Stockholder, at such time as such Stockholder and its Permitted Transferees no longer Beneficially Own or otherwise hold any Equity Securities of Pubco, and (ii) as to all parties hereto, upon the earlier of (x) the mutual written agreement of Pubco and each Qualified Stockholder at the time of such mutual written agreement and (y) immediately following the second (2nd) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected.

(b) The termination of this Agreement, whether in respect of any particular Stockholder and/or all parties hereto, shall not affect: (i) the existence of Pubco; (ii) the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination; (iii) the rights which any Stockholder may have by operation of law as a stockholder of Pubco; or (iv) the rights contained herein which are intended to survive termination of this Agreement. The following provisions shall survive any termination of this Agreement: Section 1.02, Section 2.05, Section 2.06 and this Article IV.

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Section 4.02 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or other electronic transmission (including e-mail) or sent by reputable overnight courier service (charges prepaid) to the respective parties as follows, and shall be deemed to have been given or made (i) when delivered, if delivered personally by hand to the intended recipient (with written confirmation of receipt), (ii) when sent, if sent by facsimile (with confirmation of transmission) or by electronic transmittal (including e-mail) (provided that the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient), and (iii) one (1) Business Day after deposit with a reputable overnight courier service. Unless another address is specified in writing pursuant to this Section 4.02, notices, designations, requests, requests for consent or consents shall be sent to the addresses indicated below:

if to Pubco, to:

Bakkt Holdings, Inc.

5900 Windward Parkway, Suite 450

Alpharetta, GA 30005

Attention: General Counsel

E-mail:     marc.dannunzio@bakkt.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

900 S. Capital of Texas Hwy, Las Cimas IV, Ste 500

Austin, Texas 78746

Attention: J. Matthew Lyons

E-mail:     mlyons@wsgr.com

if to the Sponsor, to:

Victory Park Management, LLC

c/o VPC Impact Acquisition Holdings Sponsor, LLC

150 North Riverside Plaza, Suite 5200

Chicago, Illinois 60606

Attention:  Scott Zemnick

Facsimile: (312) 701-0794

E-mail:      szemnick@vpcadvisors.com

with a copy (which shall not constitute notice) to:

White & Case LLP

111 South Wacker Drive, Suite 5100

Chicago, Illinois 60606

Attention:  Raymond Bogenrief

Facsimile: (312) 881-5450

E-mail:      Raymond.Bogenrief@whitecase.com

if to any Bakkt Equity Holder, to:

the address of such Bakkt Equity Holder set forth on its signature page hereto.

Section 4.03 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by (a) Pubco and each Qualified Stockholder at the time of such amendment, supplement or modification; provided, however, that any such amendment, supplement or modification that materially and adversely changes the rights or obligations of any Stockholder party hereto in a manner that is disproportionate to all other Stockholders shall require the prior written consent of such Stockholder. No failure or delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right,

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remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver of any provision or default under, nor consent to any exception to, this Agreement shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver or consent and then only to the specific purpose, extent and instance so provided; provided that, notwithstanding the foregoing, no waiver of any provision or default under, nor any consent to any exception to, the terms and provisions of Article III shall be effective unless in writing and signed by each of (i) Pubco, (ii) for so long as the Bakkt Equity Holders or their respective Permitted Transferees continue to Beneficially Own or otherwise hold Common Stock, ICE, (iii) for so long as the Sponsor or its Permitted Transferees continue to Beneficially Own or otherwise hold Common Stock, the Sponsor, and (iv) if such party hereto is not already required to sign pursuant to the foregoing clauses (i) through (iii), the party asserted to have granted such waiver or consent.

Section 4.04 Further Assurances. Each party to this Agreement shall cooperate and take such action as may be reasonably requested by another party to this Agreement in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 4.05 Assignment. No party may assign this Agreement nor any right or obligation of such party, in whole or in part, without the express prior written consent of (a) Pubco and (b) each Qualified Stockholder at the time of such amendment, supplement or modification, and any attempted assignment in violation of this Section 4.05 shall be null and void and of no effect; provided that, in connection with a Transfer pursuant to and permitted by Article III, the Sponsor, each Bakkt Equity Holder and their respective Permitted Transferees may assign any and all rights and obligations of such Person, (x) to a Permitted Transferee in compliance with, and to the extent not expressly prohibited by Article III, in each case, without the prior consent of any other party, or (y) to any other Person in compliance with, and to the extent not expressly prohibited by Article III, in each case, with the express prior written consent of Pubco. All of the terms and provisions of this Agreement shall be binding upon the parties hereto and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any party (including, such party’s Permitted Transferees) only to the extent that they are permitted successors, assigns, heirs and representatives (including, Permitted Transferees) pursuant to the terms of this Agreement.

Section 4.06 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective permitted successors, assigns, heirs and representatives (including, Permitted Transferees), any rights or remedies under this Agreement or otherwise create any third-party beneficiary hereof.

Section 4.07 Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY LAW, RULE OR PROCEDURE (INCLUDING ANY CHOICE OF LAW OR CONFLICT OF LAW PRINCIPLES) THAT WOULD CAUSE THE APPLICATION OF THE LAWS, RULES OR PROCEDURES OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 4.08 Jurisdiction; WAIVER OF JURY TRIAL. Each party hereto hereby (i) agrees that any action directly or indirectly arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof), and (ii) solely in connection with the action(s) contemplated by clause (i) of this Section 4.08, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in clause (i) of this Section 4.08, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 4.08, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does

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not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

Section 4.09 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

Section 4.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter. Notwithstanding the foregoing, nothing herein shall affect the rights and obligations of Pubco or the Stockholders or their respective Affiliates under any other agreements with respect to confidentiality and non-use of information, which the parties expressly agree shall not be superseded by the terms of this Agreement.

Section 4.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by applicable Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by applicable Law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 4.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 4.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

Section 4.14 Subsequent Acquisition of Securities. Each Stockholder agrees that any Equity Securities of Pubco or Bakkt Opco which it shall hereafter acquire by means of a stock split, stock dividend, distribution, exercise of warrants or options, purchase or otherwise (other than in respect of the exercise of any Sponsor Warrants) shall be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

Section 4.15 No Recourse. This Agreement may only be enforced against and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against, the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, investment manager, partner, equityholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, investment

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manager, partner, equityholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

PUBCO:

BAKKT HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BAKKT EQUITY HOLDER:

[●]

By:
Name:
Title:

Address for Notices:

Attention:

Facsimile:

E-mail:

[Signature Page to Stockholders Agreement]

A-2-24

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SPONSOR:

VPC IMPACT ACQUISITION HOLDINGS
SPONSOR, LLC

By:	Victory Park Management, LLC
Title:	Manager

By:
Name:	Scott Zemnick
Title:	Authorized Signatory

[Signature Page to Stockholders Agreement]

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SCHEDULE 1

BAKKT EQUITY HOLDERS

[TO BE INCLUDED]1

[1]	Note to Draft: All members of Bakkt Holdings, LLC that will receive shares in Pubco to be listed.

A-2-26

EXHIBIT A

FORM OF JOINDER

(See attached)

A-2-27

JOINDER

This Joinder (this “Joinder”) to the Stockholders Agreement is made and entered into as of             , is between                  (“Transferor”) and                  (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring              [shares of Class A Common Stock/shares of Class V Common Stock/Bakkt Opco Common Units] (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Stockholders Agreement, dated as of [●], among Bakkt Holdings, Inc. and the other persons party thereto (the “Stockholders Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Stockholders Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a party (with the same rights and obligations as the Transferor) for all purposes of the Stockholders Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Stockholders Agreement.

Section 1.2 Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Stockholders Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Stockholders Agreement and (c) such Transferee will be treated as a party to the Stockholders Agreement (with the same rights and obligations as the Transferor) for all purposes of the Stockholders Agreement.

Section 1.4 Notice. Any notice, demand or other communication under the Stockholders Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 4.02 of the Stockholders Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Section 1.6 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

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IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:

Print
Name:

By:

Name:

Title:

[Signature Page to Joinder]

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IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEREE:

Print
Name:

By:

Name:

Title:

Address for Notices:

Attention:

Facsimile:

E-mail:

[Signature Page to Joinder]

A-2-30

Annex B-1

FINAL FORM

FORM OF BAKKT PUBCO CHARTER

CERTIFICATE OF INCORPORATION

OF

BAKKT HOLDINGS, INC.

The undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, does execute this Certificate of Incorporation and does hereby certify as follows:

ARTICLE I

Section 1.1 Name. The name of the Corporation is Bakkt Holdings, Inc. (the “Corporation”).

ARTICLE II

Section 2.1 Address. The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808; and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is being incorporated in connection with the domestication of VPC Impact Acquisition Holdings, a Cayman Islands exempted company limited by shares (“VIH Cayman”), as a Delaware corporation, and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of VIH Cayman (the “Certificate of Domestication”).

ARTICLE IV

Section 4.1 Capitalization. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,001,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), and (ii) 1,000,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), which consists of (A) 750,000,000 shares of Class A common stock (“Class A Common Stock”) and (B) 250,000,000 shares of Class V common stock (“Class V Common Stock”). The number of authorized shares of any of the Common Stock, Class A Common Stock, Class V Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock, Class A Common Stock, Class V Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). Upon the filing of the Certificate of Domestication and this Certificate of

Incorporation, which is occurring on the closing date of the transactions contemplated by that certain Merger Agreement, dated as of January 11, 2021, by and among VIH Cayman, Pylon Merger Company LLC, a Delaware limited liability company, and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt LLC”) (the “Merger Agreement”) each share of capital stock of VIH Cayman issued and outstanding immediately prior to the Closing (as defined in the Merger Agreement) will be converted into one issued and outstanding, fully paid and nonassessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof.

Section 4.2 Preferred Stock.

(A) The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, full or limited, or no voting powers, of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).

Section 4.3 Common Stock.

(A) Voting Rights.

(1) Except as otherwise provided in this Certificate of Incorporation or as required by law, each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class A Common Stock as a separate class are entitled to vote, including the election or removal of directors (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock).

(2) Except as otherwise provided in this Certificate of Incorporation or as required by law, each holder of Class V Common Stock, as such, shall be entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class V Common Stock as a separate class are entitled to vote, including the election or removal of directors (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock).

(3) Except as otherwise provided in this Certificate of Incorporation or required by applicable law and without limiting the rights of any party to the Stockholders Agreement, dated as of [•], 2021, by and among the Corporation and the other parties thereto (as amended from time to time, the “Stockholders Agreement”), the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

(B) Dividends.

(i) Class A Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding shares of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

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(ii) Class V Common Stock. Dividends shall not be declared or paid on the Class V Common Stock.

(C) Liquidation, Dissolution or Winding Up. Subject to applicable law, and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock as to distributions upon dissolution or liquidation or winding up of the affairs of the Corporation shall be entitled, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class V Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(D) Restrictions of Class V Common Stock. In the event that any outstanding share of Class V Common Stock shall cease to be held directly or indirectly by a holder of a unit of Bakkt LLC (the “LLC Units”) as set forth in the books and records of Bakkt LLC, such share shall automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be transferred to the Corporation for no consideration, and any purported transfer of Class V Common Stock which does not include the simultaneous transfer of a corresponding number of such holder’s LLC Units to such transferee or is otherwise not in accordance with the [Third Amended and Restated] LLC Agreement of Bakkt LLC (as amended from time to time, the “LLC Agreement”), the Exchange Agreement, dated as of [•], 2021, by and among the Corporation and the other parties thereto (as amended from time to time, the “Exchange Agreement”) and the Stockholders Agreement (collectively, the “Restrictions”) shall be null and void and such transferee shall not obtain any rights in and to such shares of Class V Common Stock (the “Restricted Shares”), nor shall such transfer be recognized by the Corporation’s transfer agent (the “Transfer Agent”). The Corporation shall not issue additional shares of Class V Common Stock after the effectiveness of this Certificate of Incorporation other than in connection with the valid issuance or transfer of LLC Units in accordance with the LLC Agreement. Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Corporation shall refuse to give effect to such transfer or acquisition on the books and records of the Corporation. In furtherance of the foregoing, the Corporation shall cause the Transfer Agent to refuse to record the proposed transferee as the record owner of the Restricted Shares and shall institute proceedings necessary to enjoin or rescind any such transfer or acquisition. The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by by-law or otherwise, regulations and procedures that are consistent with the provisions of this Section 4.3(D) for determining whether any transfer or acquisition of shares of Class V Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.3(D). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class V Common Stock. For the avoidance of doubt, nothing herein restricts the ability of the holders of LLC Units from surrendering shares of Class V Common Stock to the Corporation or Bakkt LLC pursuant to the terms of the Exchange Agreement and in accordance with the Restrictions.

(E) Reservation of Stock; Transfer Restrictions. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to at least the number of then-outstanding LLC Units subject to exchange pursuant to the Exchange Agreement. No shares of Class V Common Stock may be issued except to a holder of LLC Units (other than the Corporation or any subsidiary of the Corporation that is a holder of LLC Units), such that after such issuance of Class V Common Stock such holder holds an identical number of LLC Units and shares of Class V Common Stock in accordance with the Exchange Agreement. The Corporation shall take all actions necessary so that, for so long as the Class V Common Stock is outstanding, the number of shares of Class V Common Stock outstanding (plus any shares of Class V Common Stock which have been transferred to the Corporation pursuant to Section 4.3(D), if the corresponding LLC Units have not also been removed from issuance) shall equal the number of LLC Units outstanding pursuant to the Exchange Agreement.

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(F) Restrictive Legend. All certificates or book entries representing shares of Class V Common Stock, as the case may be, shall include a legend in a form determined by the Board referencing the transfer restrictions set forth herein, and in the LLC Agreement, the Exchange Agreement and the Stockholders Agreement.

(G) Retirement and Cancellation of Class V Common Stock. To the extent that any holder of Class V Common Stock exercises its right pursuant to the Exchange Agreement to exchange some or all of such holder’s LLC Units for Class A Common Stock in accordance with the Exchange Agreement, then, concurrently with such exchange under the Exchange Agreement, a number of shares of Class V Common Stock registered in the name of such holder equal to the number of LLC Units that are exchanged by such holder in such transaction (subject to equitable adjustment for any event described in Section 4.3(H) below, as applicable) shall upon transfer to the Corporation in accordance with the Exchange Agreement be retired and cancelled for no consideration and such shares shall not be reissued by the Corporation.

(H) Adjustments. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of Class A Common Stock into a greater or lesser number of shares, the shares of Class V Common Stock outstanding immediately prior to such combination or subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class V Common Stock to shares of outstanding Class A Common Stock immediately prior to such combination or subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 4.3(H) shall become effective at the close of business on the date the combination or subdivision becomes effective. In no event shall the shares of Class V Common Stock be combined or subdivided (including by way of any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) unless the outstanding shares of Class A Common Stock shall be proportionately similarly combined or subdivided.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

Section 5.1 By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation and without limiting the rights of any party pursuant to the Stockholders Agreement; provided that any amendment, alteration, change, addition to or repeal of Article V (Indemnification and Advancement of Expenses) of the By-Laws shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights to all such parties on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

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ARTICLE VI

Section 6.1 Board of Directors.

(A) Board Powers; Number; Election; Term. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The total number of directors constituting the whole Board shall be determined from time to time exclusively by resolution adopted by the Board. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors (“Class I Directors”) shall initially serve for a term expiring at the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation, Class II directors (“Class II Directors”) shall initially serve for a term expiring at the second annual meeting of stockholders following the effectiveness of this Certificate of Incorporation and Class III directors (“Class III Directors”) shall initially serve for a term expiring at the third annual meeting of stockholders following the effectiveness of this Certificate of Incorporation. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and without limiting the rights of any party pursuant to the Stockholders Agreement, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement or removal from office. The Board is authorized to assign members of the Board already in office to their respective class at the time such classification becomes effective.

(B) Newly Created Directorships and Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to the Stockholders Agreement, any newly created directorship on the Board that results from an increase in the number of directors or any vacancy occurring in the Board (whether by death, resignation, retirement, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders of the Corporation). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement or removal.

(C) Resignation and Removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission as permitted by the By-Laws. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(D) Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(A), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.

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(E) No Election by Written Ballot. Directors of the Corporation need not be elected by written ballot unless the By-Laws shall so provide.

(F) No Cumulative Voting. The holders of shares of Common Stock shall not have cumulative voting rights.

ARTICLE VII

Section 7.1 Meetings of Stockholders. Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders in accordance with the By-Laws and may not be effected by any consent by such holders; provided, however, that any action required or permitted to be taken by the holders of Class V Common Stock, voting separately as a class, or, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in the manner forth in Section 228 of the DGCL. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

ARTICLE VIII

Section 8.1 Limited Liability of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article VIII shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 8.2 Indemnification and Advancement of Expenses

(A) Right to Indemnification and Advancement of Expenses. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in a Proceeding by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines and

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amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(A), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(B) Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 8.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(C) Amendments. Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights to all such parties on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(D) Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Section 8.2 in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in this Section 8.2 shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(E) Persons other than Indemnitees. This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Indemnitees.

ARTICLE IX

Section 9.1 DGCL Section 203 and Business Combinations.

(A) The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(B) Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

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(2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(3) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

(C) For purposes of this Article IX, references to:

(1) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “associate”, when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “business combination”, when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.

any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article IX is not applicable to the surviving entity;

b.

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c.

any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

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d.

any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e.

any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section (C) of Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include (I) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective Affiliates or associates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (II) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (II) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6) “owner.” including the terms “own” and “owned.” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

a.	beneficially owns such stock, directly or indirectly; or

b.

has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s

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right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c.

has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(7) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9) “Stockholder Parties” means the Stockholders (as defined in the Stockholders Agreement). The term “Stockholder Party” shall have a correlative meaning to “Stockholder Parties.”

(10) “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

(11) “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

(12) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE X

Section 10.1 Competition and Corporate Opportunities.

(A) In recognition and anticipation that (i) certain directors, principals, officers, employees, equityholders and/or other representatives of VPC Impact Acquisition Holdings Sponsor, LLC (“Sponsor”) and its Affiliates and Affiliated Entities (each, as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Sponsor and its Affiliates and Affiliated Entities, including (I) any portfolio company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other businesses that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iii) certain directors, principals, officers, employees, equityholders and/or other representatives of Intercontinental Exchange Holdings, Inc. (“Holdings”) and its Affiliates and Affiliated Entities may serve as directors, officers or agents of the Corporation, (iv) Holdings and its Affiliates and Affiliated Entities, including (I) any portfolio company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other businesses that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (v) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities including (I) any company in which they or any of their respective

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Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective direct or indirect investors, may now engage and may continue to engage in (a) the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or (b) other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Sponsor, Holdings, any of the Non-Employee Directors or their respective Affiliates or Affiliated Entities and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(B) None of (i) Sponsor, (ii) Holdings or (iii) any Non-Employee Director or his, her or its respective Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.1(C) of this Article X. Subject to said Section 10.1(C) of this Article X, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or other business opportunity or matter to the Corporation or any of its Affiliates or stockholders and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not present such opportunity to the Corporation or any of its Affiliates or stockholders.

(C) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation, and the provisions of Section 10.1(B) of this Article X shall not apply to any such corporate opportunity.

(D) In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(E) For purposes of this Article X, (i) “Affiliate” shall mean (A) in respect of the Sponsor, any Person that, directly or indirectly, is controlled by the Sponsor (as applicable), controls the Sponsor (as applicable) or is under common control with the Sponsor (as applicable) and shall include any principal, member, director, manager, investment manager, investor, partner, stockholder, officer, employee, predecessor, successor, agent or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), including, without limitation, funds, accounts and/or other investment vehicles managed by Victory Park Capital Advisors, LLC, (B) in respect of Holdings, any Person that, directly or indirectly, is controlled by Holdings (as applicable), controls Holdings (as applicable) or is under common control with Holdings (as applicable) and shall include any principal, member, director, investor, partner, stockholder, officer,

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employee, predecessor, successor, agent or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (C) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (D) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (A) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (B) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (C) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(F) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

(G) Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock designation) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X upon Sponsor, Holdings or any of their respective Affiliates or Affiliated Entities in respect of any business opportunity or any other matter occurring, or any cause of action, suit or claim that would accrue or arise, prior to, upon or following such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-Laws or applicable law.

ARTICLE XI

Section 11.1 Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XII

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought or purportedly brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, stockholder or agent of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action or proceeding asserting a claim (a) arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL, the Certificate of Incorporation or the By-Laws (in each case, as they may be amended from time to time) or (b) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the By-Laws (in each case, as they may be amended from time to time) or any provision thereof, (v) any action or proceeding asserting a claim against the Corporation or any current or former director, officer, employee, stockholder or agent of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware, or (vi) any action or proceeding asserting an “internal corporate claim” as defined in Section 115 of the DGCL shall, to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants, be solely and exclusively brought in the Court of Chancery of the State of Delaware or, if and only if such court does not have subject matter jurisdiction thereof, any other court

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located in the State of Delaware with subject matter jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action or proceeding arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance.

ARTICLE XIII

Section 13.1 Amendments. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XII and this Article XIII. Except as expressly provided in the foregoing sentence and the remainder of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), this Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of the total voting power of all the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

Section 14.1 Facts Ascertainable. When the terms of this Certificate of Incorporation refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder of the Corporation who makes a request therefor.

ARTICLE XV

Section 15.1 Sole Incorporator and Directors. The name and mailing address of the sole incorporator is as follows:

[Name]	[Mailing Address]

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The names and mailing addresses of the persons who are to serve as the directors of the Corporation until the first annual meeting of stockholders of the Corporation, until their successors are duly elected and qualified, or until their earlier death, resignation, retirement, or removal from office, are as follows:

[Names]	[Mailing Addresses]

* * *

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IN WITNESS WHEREOF, the Sole Incorporator has caused this Certificate of Incorporation to be signed on ________ __, 2021.

By:
Name:
Sole Incorporator

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[Signature Page to Certificate of Incorporation]

Annex B-2

FINAL FORM

FORM OF BAKKT PUBCO BYLAWS

BY-LAWS

OF

BAKKT HOLDINGS, INC.

Effective as of [•], 2021

* * *

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of Bakkt Holdings, Inc. (the “Corporation”) shall be fixed in the certificate of incorporation of the Corporation (as amended, restated, modified or supplemented from time to time, the “Certificate of Incorporation”).

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 2.1 Annual Meetings. The annual meeting of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii), as may be designated from time to time by the Board and stated in the Corporation’s notice of the meeting. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.

Section 2.2 Special Meetings. Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or required or permitted by the Certificate of Incorporation, and subject to the rights of the holders of any class or series of Preferred Stock (as defined in the Certificate of Incorporation), special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board. Special meetings shall be held on such date, and at such time and place, if any, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii) as shall be designated by the Board and stated in the Corporation’s notice of the meeting. No business may be transacted at such special meeting of the stockholders of the Corporation other than the business specified in the notice to the stockholders of such meeting. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled.

Section 2.3 Notice of Meetings. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these By-Laws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than sixty (60), nor less than ten (10), days previous thereto (unless a different time is specified by law), to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. Such notice may be given in writing directed to such stockholders’ mailing address (or by electronic transmission directed to such stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and such notice shall be deemed given: (i) if mailed, when the notice is deposited in the United States mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of any objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 2.4 Quorum; Adjournments. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by applicable law or by the Certificate of Incorporation; but if at any meeting of stockholders there shall be less than a quorum present, the chairman of the meeting or, by a majority in voting power thereof, the stockholders present (either in person or by proxy) may, to the extent permitted by law, adjourn the meeting from time to time until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time, date and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Section 2.5 Organization of Meetings. The Chairman of the Board, or in the absence of the Chairman of the Board, or at the Chairman of the Board’s discretion, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s discretion, any officer of the Corporation, shall call all meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary, shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at the meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to the meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. Unless and to the extent determined by the Board or the chairman over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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Section 2.6 Proxies.

(a) At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, subject to applicable law. A stockholder may authorize another person or persons to act for him, her or it as proxy in the manner(s) provided under Section 212(c) of the DGCL or as otherwise provided under Delaware law.

(b) A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

(c) Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

Section 2.7 Voting. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate of Incorporation, the Stockholders Agreement, dated as of [•], 2021, by and among the Corporation and the other parties thereto (as it may be amended, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), these By-Laws, the DGCL or other applicable law a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast by shares of such class or series or classes or series shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the Certificate of Incorporation, the Stockholders Agreement, these By-Laws, the DGCL or other applicable law a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 2.8 Fixing Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board

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may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 2.9 Consents in Lieu of Meeting. At any time when action by one or more classes or series of stockholders of the Corporation is permitted to be taken by consent pursuant to the terms and limitations set forth in the Certificate of Incorporation, the provisions of this section shall apply. No consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation as required by the DGCL, consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in the applicable provisions of the DGCL. Any action taken pursuant to such consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

Section 2.10 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.10 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.11 Inspectors. The Board, in advance of all meetings of the stockholders, may, and shall if required by law, appoint one or more inspectors of stockholder votes, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that one or more inspectors of stockholder votes previously designated by the Board fails to appear or act at the meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of stockholder votes to fill such vacancy or vacancies. Inspectors of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting

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power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.

Section 2.12 Conduct of Meetings.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only as provided (a) in the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.3, (b) by or at the direction of the Board or any authorized committee thereof or (c) by any stockholder of the Corporation who is entitled to vote on such election or such other business at the meeting, who has complied with the notice procedures set forth in subparagraphs (ii) and (iii) of this Section 2.12(a) and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation.

(ii) (A) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of Section 2.12(a)(i), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (even if such matter is already the subject of any notice to the stockholders or a public announcement from the Board), and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is scheduled for more than thirty (30) days before, or more than seventy (70) days following, such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. For purposes of the first annual meeting of stockholders following the adoption of these By-Laws, the date of the preceding year’s annual meeting shall be deemed to be [May 15, 2021]. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these By-Laws. Notwithstanding anything in this Section 2.12(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased, effective after the time period for which nominations would otherwise be due under this Section 2.12(a), and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least one hundred (100) calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 2.12 shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(iii) Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in

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each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (v) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (e) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this Section 2.12(a)(iii) or Section 2.12(b)) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the

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meeting (in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or any adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such proposed nominee under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

(A) The foregoing notice requirements of this Section 2.12(a)(iii) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Nothing in this Section 2.12(a)(iii) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(iv) Notwithstanding anything in the second sentence of Section 2.12(a)(iii) to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under Section 2.12(a)(ii), and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which a public announcement of such increase is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.3. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only (a) by or at the direction of the Board or a committee thereof, (b) as provided in the Stockholders Agreement, or (c) provided that the Board has determined that directors shall be elected at such meeting and the Corporation’s notice for such meeting states that a purpose of such meeting is the election of one or more directors to the Board, by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in this Section 2.12 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation, provided, however, that a stockholder may nominate persons for election at a special meeting only to such position(s) as specified in the Corporation’s notice of meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by Section 2.12(a)(iii) is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

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(c) General.

(i) (A) Only persons who are nominated in accordance with the procedures set forth in this Section 2.12 shall be eligible to be elected to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.12. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.12 and, if any proposed nomination or business is not in compliance with this Section 2.12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

(B) Notwithstanding the foregoing provisions of this Section 2.12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(ii) If authorized by the Board in its sole discretion, and subject to such rules, regulations and procedures as the Board may adopt, stockholders of the Corporation and proxyholders not physically present at a meeting of stockholders of the Corporation may by means of remote communication participate in a meeting of stockholders of the Corporation and be deemed present in person and vote at a meeting of stockholders of the Corporation whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder of the Corporation or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders of the Corporation and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders of the Corporation, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder of the Corporation or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(iii) For purposes of this Section 2.12, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or otherwise disseminated in a manner constituting “public disclosure” under Regulation FD promulgated by the Securities and Exchange Commission.

(iv) No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice (or extend any notice time period) of such meeting for purposes of this Section 2.12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 2.12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(v) Notwithstanding the foregoing provisions of this Section 2.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.12; provided, however, that, to the fullest extent permitted by law, any references in these By-Laws to the Exchange Act or the rules and regulations

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promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.12 (including clause (c) of Section 2.12(a)(i) and Section 2.12(b) hereof), and compliance with clause (c) of Section 2.12(a)(i) and Section 2.12(b) shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this Section 2.12 shall apply to the right, if any, of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 Number; Election; Quorum; Voting. Subject to the rights of holders of any series of Preferred Stock to elect additional directors, the Board shall consist, subject to the Certificate of Incorporation and the Stockholders Agreement, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by the Board. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships and except as otherwise expressly provided in the Certificate of Incorporation or the Stockholders Agreement) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors in accordance with the terms of the Certificate of Incorporation and the Stockholders Agreement, as applicable. A majority of the total number of directors fixed by resolution adopted by the Board pursuant to this Section 3.1 (including any vacancies and any unfilled newly created directorships) shall constitute a quorum for the transaction of business. Except as otherwise provided by law, these By-Laws, by the Certificate of Incorporation or by the Stockholders Agreement, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.

Section 3.2 Vacancies. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Certificate of Incorporation and the Stockholders Agreement, unless otherwise required by the DGCL, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, removal (including pursuant to the terms of the Certificate of Incorporation), retirement, or otherwise) shall be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders of the Corporation).

Section 3.3 Meetings of the Board. Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer, or by a majority of the total number of directors then in office, by written notice, including facsimile, e-mail or other means of electronic transmission, duly served on or sent and delivered to each director in accordance with Section 11.2. Notice of each special meeting of the Board shall be given, as provided in Section 11.2, to each director (i) at least twenty-four (24) hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two (2) days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five (5) days before the meeting if such notice is sent through the United States first-class mail, postage prepaid. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. The notice of any meeting need not specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

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Section 3.4 Committees.

(a) Subject to the express terms of the Stockholders Agreement, the Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

(b) Any committee established pursuant to this Section 3.4, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

(c) Subject to the express terms of the Stockholders Agreement, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

(d) Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, the Stockholders Agreement, these By-Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By-Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to this Article III.

Section 3.5 Consent in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, which consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the writing or writings (including any electronic transmission or transmissions) relating thereto shall be filed with the minutes of proceedings of the Board.

Section 3.6 Telephonic Meetings. The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

Section 3.7 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, or as otherwise provided in the Stockholders Agreement, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. Subject to the express terms of the Stockholders Agreement, the directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

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Section 3.8 Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

ARTICLE IV

OFFICERS

Section 4.1 Officers. The Board shall elect officers of the Corporation, including a Chief Executive Officer, a President and a Secretary. The Board may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two (2) or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an officer of the Corporation. The Board may elect or appoint co-Chairmen of the Board, co-Presidents or co-Chief Executive Officers and, in such case, references in these By-Laws to the Chairman of the Board, the President or the Chief Executive Officer shall refer to either such co-Chairman of the Board, co-President or co-Chief Executive Officer, as the case may be.

Section 4.2 Term; Removal. All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Any officer may be removed from office at any time either with or without cause by the Board, or, in the case of appointed officers, by the Chief Executive Officer or any elected officer upon whom such power of removal shall have been conferred by the Board.

Section 4.3 Resignation. Any officer may resign at any time by submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective unless and to the extent such condition is stated in such resignation.

Section 4.4 Powers. Each of the officers of the Corporation elected or appointed by the Board or appointed by an officer in accordance with these By-Laws shall have the powers and duties prescribed by law, by these By-Laws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the Board or the appointing officer, and, unless otherwise prescribed by these By-Laws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

Section 4.5 Delegation. Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

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ARTICLE V

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 5.1 Limited Liability of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article V shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article V, would accrue or arise, or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 5.2 Right to Indemnification and Advancement of Expenses. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an in defending or otherwise participating in any Proceeding in advance of its final disposition indemnitee; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the is not entitled to be indemnified under this Section 5.2 or otherwise. The rights to indemnitee indemnification and advancement of expenses conferred by this Section 5.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 5.2, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 5.3 Right of Indemnitee to Bring Suit. If a claim under Section 5.2 is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) twenty (20) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense of the Corporation that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its

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stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

Section 5.4 Non-Exclusivity of Rights; Indemnification by Other Persons.

(a) The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article V, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article V, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(b) Given that certain Jointly Indemnifiable Claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation or as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise at the request of the Indemnitee-Related Entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claims, pursuant to and in accordance with the terms of this Article V, irrespective of any right of recovery the indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by the Indemnitee-Related Entities and no right of advancement, indemnification or recovery the indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation under this Article V. In the event that any of the Indemnitee-Related Entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 5.4(b), entitled to enforce this Section 5.4(b). For purposes of this Section 5.4(b), the following terms shall have the following meanings:

(i) The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(ii) The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the Indemnitee-Related Entities and the Corporation pursuant to

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applicable law, any agreement, certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the Indemnitee-Related Entities, as applicable.

Section 5.5 Contract Rights. The rights conferred upon indemnitees in this Article V shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article V that adversely affects any right of an indemnitee or its successors shall be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights to all such parties on a retroactive basis than permitted prior thereto) and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 5.6 Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 5.7 Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 5.8 Severability. If any provision or provisions of this Article V shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article V shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article V (including, without limitation, each such portion of this Article V containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE VI

CORPORATE BOOKS

Section 6.1 Corporate Books. The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

ARTICLE VII

CHECKS, NOTES, PROXIES, ETC.

Section 7.1 Checks, Notes, Proxies, Etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, or by such officers as the Chairman of the Board, the Chief Executive Officer or the Board may from time to time determine.

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ARTICLE VIII

SHARES AND OTHER SECURITIES OF THE CORPORATION

Section 8.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 8.2 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two (2) authorized officers of the Corporation, which authorized officers shall include, without limitation, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Secretary or any Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 8.3 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall, to the fullest extent permitted by law, be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 8.4 Transfer of Stock.

(a) Shares of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws subject to any transfer restrictions contained in the Certificate of Incorporation, the Stockholders Agreement, the [Third Amended and Restated] LLC Agreement of Bakkt Holdings, LLC (“Bakkt LLC”), dated as of [•], 2021, by and among Bakkt LLC, the Corporation and the other Bakkt LLC members that are parties thereto (the “LLC Agreement”), and the Exchange Agreement, dated as of [•], 2021, by and among the Corporation, Bakkt LLC and the other parties thereto (the “Exchange Agreement”). Transfers of record of shares of stock of the Corporation shall be made only upon the books administered by or on behalf of the Corporation and only upon proper transfer instructions, including by electronic transmission, pursuant to the direction of the registered holder thereof, such person’s attorney lawfully constituted in writing, or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock; or, in the case of stock represented by certificate(s) upon delivery of a properly endorsed certificate(s) for a like number of shares or accompanied by a duly executed stock transfer power. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation an entry showing the names of the persons from and to whom it was transferred.

(b) The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL, the Stockholders Agreement, the LLC Agreement, the Exchange Agreement or the Certificate of Incorporation.

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Section 8.5 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 8.6 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE IX

FISCAL YEAR

Section 9.1 Fiscal Year. The fiscal year of the Corporation shall be, unless otherwise determined by resolution of the Board, the calendar year ending on December 31.

ARTICLE X

CORPORATE SEAL

Section 10.1 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Notice. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 11.2 Means of Giving Notice. Except as otherwise set forth in any applicable law or any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting shall be given by the following means:

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized

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overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Definitions. An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process. An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files and information). An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

(c) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within sixty (60) days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(d) Exceptions to Notice Requirements.

(i) Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By-Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of the State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(ii) Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By-Laws, to any stockholder to whom (x) notice of two (2) consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two (2) consecutive annual meetings, or (y) all, and at least two (2) payments (if sent by first-class mail) of dividends or interest on securities during a twelve (12)-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of the

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State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any stockholder whose electronic mail address appears on the records of the corporation and to whom notice by electronic transmission is not prohibited by Section 232 of the DGCL.

Section 11.3 Headings. Section headings in these By-Laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 11.4 Conflicts. In the event that any provision of these By-Laws is or becomes inconsistent with any provision of the Certificate of Incorporation or the DGCL, the provision of the Certificate of Incorporation shall prevail.

ARTICLE XII

AMENDMENTS

Section 12.1 Amendments. These By-Laws may be made, amended, altered, changed, added to or repealed as set forth in the Certificate of Incorporation.

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Annex C

Final Form

FORM OF EQUITY INCENTIVE PLAN

BAKKT HOLDINGS, INC.

2021 OMNIBUS INCENTIVE PLAN

ARTICLE I

GENERAL

1.1 Purpose

The purpose of the Bakkt Holdings, Inc. 2021 Omnibus Employee Incentive Plan (as amended from time to time, the “Plan”) is to attract, retain and motivate officers and key employees (including prospective employees), directors, consultants and others who may perform services for Bakkt Holdings, Inc. and any Subsidiary, and any successor entity (the “Company” or “Bakkt”), to compensate them for their contributions to the long-term growth and profits of the Company and to encourage them to acquire a proprietary interest in the success of the Company. Terms not otherwise defined in context are defined in Section 3.23.

1.2 Administration

1.2.1 The Compensation Committee of the Board of Directors of Bakkt (the “Board,” and such committee as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan. In particular, the Committee will have the authority in its sole discretion to:

(a) exercise all of the powers granted to it under the Plan;

(b) construe, interpret and implement the Plan and all Award Agreements;

(c) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing the Committee’s own operations, rules applicable to Grantees who are foreign nationals (or employed outside the United States, or both);

(d) make all determinations necessary or advisable in administering the Plan;

(e) correct any defect, supply any omission and reconcile any inconsistency in the Plan;

(f) amend the Plan to reflect changes in applicable law;

(g) grant, or recommend to the Board for approval to grant, awards made pursuant to the Plan (“Awards”) and determine who will receive Awards, when such Awards will be granted and the terms of such Awards, including the effect of a termination of Employment or service on such Awards and the vesting and/or lapse of restrictions on Awards upon the attainment of Performance Goals and/or upon continued service;

(h) amend any outstanding Award Agreement in any respect including, without limitation, to

(1) accelerate the time or times at which (A) the Award becomes vested, unrestricted or may be exercised or (B) shares of Common Stock (“Shares”) are delivered under the Award, and in each case, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any Shares acquired pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award,

(2) waive or amend any goals, restrictions, vesting provisions or conditions set forth in such Award Agreement, or impose new goals, restrictions, vesting provisions and conditions, or

(3) reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities);

(i) determine at any time whether, to what extent and under what circumstances and method or methods

(1) Awards may be

(A) settled in cash, Shares, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement);

(B) exercised; or

(C) canceled, forfeited or suspended;

(2) Shares, other securities, other Awards or other property and other amounts payable for an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee;

(3) to the extent permitted under applicable law, loans (whether or not secured by Common Stock) may be extended by the Company for any Awards;

(4) Awards may be settled by Bakkt, any of its Subsidiaries or affiliates or any of their designees; and

(5) subject to Section 2.5.5, the exercise price for any stock option (other than an Incentive Stock Option, unless the Committee determines that such a stock option will no longer constitute an Incentive Stock Option) or stock appreciation right may be reset; and

(j) cause Bakkt to enter into an agreement with any Subsidiary pursuant to which such Subsidiary will reimburse the Company for the cost of such equity incentives.

1.2.2 Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by each of the Committee members, and action so taken will be as fully effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement will be final, binding and conclusive. The Committee may allocate among its members and delegate to any person who is not a member of the Committee, or to any administrative group within the Company, any of its powers, responsibilities or duties. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Securities Exchange Act 1934, as amended from time to time, or any successor thereto (such act and the applicable rules and regulations thereunder, the “Exchange Act”). Except as specifically provided to the contrary, references to the Committee include any administrative group, individual or individuals to whom the Committee has delegated its duties and powers.

1.2.3 Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee.

1.2.4 No member of the Committee or any person to whom the Board or Committee delegates its powers, responsibilities or duties in writing, including by resolution (each such person, a “Covered Person”), will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made for the Plan or any Award, except as expressly provided by statute. Each Covered Person will be indemnified and held harmless by the Company against and from:

(a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith and

(b) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct.

The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under Bakkt’s Certificate of Incorporation or Bylaws, pursuant to any individual indemnification agreements between such Covered Person and the Company, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

1.3 Shares Available for Awards

1.3.1 Common Stock Subject to the Plan. Subject to the other provisions of this Section 1.3, the total number of Shares that may be granted under the Plan will be 28,300,000 (the “Share Limit”). Such Shares may, in the discretion of the Committee, be either authorized but unissued Shares or Shares previously issued and reacquired by the Company. In the case of a grant of a stock-settled stock appreciation right, the number of Shares available for grant under the Plan will be reduced by the full number of Shares granted under such stock appreciation right. Shares subject to awards that are assumed, converted or substituted under the Plan as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) (“Acquisition Awards”) will not count against the number of Shares that may be granted under the Plan or be subject to the minimum vesting provisions in Section 2.4. Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan (subject to New York Stock Exchange rules) and do not reduce the maximum number of shares available for grant under the Plan, subject to applicable stock exchange requirements. All Shares that can be delivered under the Plan (as adjusted pursuant to Section 1.3.3) may be delivered through Incentive Stock Options.

1.3.2 Replacement of Shares. Shares subject to an Award that is forfeited (including any restricted shares repurchased by the Company at the same price paid by the Grantee so that such Shares are returned to the Company), expires, terminates or is settled for cash (in whole or in part), to the extent of such forfeiture, expiration, termination or cash settlement will be available for future grants of Awards under the Plan and will be added back in the same number of Shares as were deducted in respect of the grant of such Award (including in the case of stock-settled stock appreciation rights the full number of Shares underlying such stock appreciation right). The payment of dividend equivalent rights in cash in conjunction with any outstanding Awards will not be counted against the Shares available for issuance under the Plan. Shares tendered by a Grantee, repurchased by the Company using proceeds from the exercise of stock options or withheld by the Company in payment of the exercise price of a stock option or to satisfy any tax withholding obligation for an Award will not again be available for Awards.

1.3.3 Adjustments. The Committee will:

(a) adjust the number of Shares authorized pursuant to Section 1.3.1;

(b) adjust the individual Grantee limitations set forth in Sections 1.3.4; and

(c) adjust the terms of any outstanding Awards (including, without limitation, the number of Shares covered by each outstanding Award, the type of property or securities to which the Award relates and the exercise or strike price of any Award), in such manner as it deems appropriate (including, without limitation, by payment of cash) to prevent the enlargement or dilution of rights, as a result of any increase or decrease in the number of issued Shares (or issuance of shares of stock other than Shares) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution; provided that no such adjustment may be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A.

1.3.4 Director Limit. No Non-Employee Director may be granted, in any calendar year, equity awards (including any Awards granted under this Plan), the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any other compensation (including without limitation any cash retainers or fees) in amounts that, in the aggregate, exceed $750,000, provided that such amount is increased to $1,000,000 in the calendar year of his or her initial service as a Non-Employee Director. Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, as (b) for his or her services as a Consultant other than a Non-Employee Director, or (c) for his or her services as a member of the board of managers of the Bakkt Trust Company LLC, will be excluded for purposes of this Section 1.3.4.

ARTICLE II

AWARDS UNDER THE PLAN

2.1 Types of Awards

Awards may be made to Employees, Non-Employee Directors and Consultants. Awards may be in the form of cash-based or stock-based Awards and may be subject to one or more Performance Goals. Stock-based Awards may be in the form of any of the following, in each case in respect of Common Stock:

(a) stock options (including Incentive Stock Options);

(b) stock appreciation rights;

(c) restricted shares;

(d) restricted stock units;

(e) dividend equivalent rights; and

(f) other stock-based (as further described in Section 2.9), that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.

2.2 Agreements Evidencing Awards

Each Award will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided, the Committee may grant Awards in tandem with or in substitution for or satisfaction of any other Award or Awards or any award granted under any other plan of the Company; including, without limitation, that the Committee may grant Awards in substitution for or satisfaction of any obligation or liability relating to a Participation Unit. By accepting an Award, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.3 No Rights as a Stockholder

No Grantee (or other person having rights pursuant to an Award) will have any of the rights of a stockholder of Bakkt for Shares subject to an Award until the delivery of such Shares. Except as otherwise provided in Section 1.3.3, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the stock certificates (or other appropriate document or evidence of ownership) representing Shares (the “Certificates”) are delivered, or if the Committee elects to use another system, such as book entries by the transfer agent, before the date in which such system evidences the Grantee’s ownership of such Shares.

2.4 Minimum Vesting

All Awards shall be subject to a minimum time-based vesting or performance period, as applicable, of not less than one year from the grant date (or, in the case of awards to Non-Employee Directors, the period from one annual meeting of Bakkt stockholders to the next). Notwithstanding the foregoing, (a) up to 5% of the Shares available for grant under the Plan may be granted with a minimum vesting schedule that is shorter than that mandated in this Section 2.4, (b) this Section 2.4 will not apply to Acquisition Awards or to Shares issued in settlement of an obligation of the Company or any Subsidiary otherwise payable in cash, and (c) this Section 2.4 shall not prevent the Committee from accelerating any Award in accordance with any provisions set forth in this Plan. Any Award Agreement may also provide that Shares issued or acquired in connection with the applicable Award will be subject to additional holding requirements specified in such Award Agreement.

2.5 Stock Options and Stock Appreciation Rights

2.5.1 Designation as Incentive Stock Option. At the time of grant, the Committee will designate whether stock options are Incentive Stock Options, and the applicable Award Agreement will clearly indicate that such stock option is an Incentive Stock Option or, if applicable, the number of Shares subject to the Incentive Stock Option. Incentive Stock Options may only be granted to eligible Employees, and will be subject to and construed consistently with the requirements of Code Section 422.

2.5.2 Exercise Price of Stock Options and Stock Appreciation Rights. The exercise price per share for each stock option or stock appreciation right will be determined by the Committee but, except as otherwise permitted by Section 1.3.3, may never be less than the Fair Market Value of a Share (or, in the case of an Incentive Stock Option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of Bakkt and of any Subsidiary or parent corporation of Bakkt (a “Ten Percent Stockholder”), 110% of the Fair Market Value). Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its Fair Market Value on the date of grant of the Award of stock options or stock appreciation rights.

2.5.3 Term of Stock Options and Stock Appreciation Rights. In no event will any stock option or stock appreciation right be exercisable after the expiration of ten (10) years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years) from the date on which the stock option or stock appreciation right is granted.

2.5.4 Vesting and Exercise of Stock Option and Payment for Shares. To exercise a stock option or stock appreciation right, the Grantee must give written notice to the Company specifying the number of Shares to be acquired or rights to be exercised. In the case of stock options, the notice must be accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, which may include:

(a) personal check;

(b) Shares, based on the Fair Market Value as of the exercise date, of the same class as those to be granted by exercise of the stock option;

(c) any other form of consideration approved by the Company and permitted by applicable law; and

(d) any combination of the foregoing.

The Committee may also make arrangements for the cashless exercise of a stock option. Any person exercising a stock option or stock appreciation right will make such representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance by the Company on terms acceptable to the Company with the provisions of the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder (the “Securities Act”), the Exchange Act and any other applicable legal requirements. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. If a Grantee so requests, Shares acquired pursuant to the exercise of a stock option or stock appreciation right may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.5.5 No Repricing or Reloads. Except as otherwise permitted by Section 1.3.3, reducing the exercise price of stock options or stock appreciation rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award, repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), or any other action that would be treated as a “repricing” of such stock options or such stock appreciation rights, will require approval of Bakkt’s stockholders. The Company will not grant any stock options or stock appreciation rights with automatic reload features.

2.6 Restricted Shares

2.6.1 Grants. The Committee may grant or offer for sale restricted shares in such amounts and subject to such terms and conditions as the Committee may determine (subject to Section 2.4). Upon delivery, the Grantee will have the rights of a stockholder for the restricted shares, subject to any other restrictions and conditions as the Committee may include in the applicable Award Agreement. Each Grantee of an Award of restricted shares will be issued a Certificate in respect of such shares, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of such shares. If a Certificate is issued in respect of restricted shares, such Certificate may be registered in the name of the Grantee, and will, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, but will be held by the Company or its designated agent until the time the restrictions lapse.

2.6.2 Right to Vote and Receive Dividends on Restricted Shares. Each Grantee of an Award of restricted shares will, during the period of restriction, be the beneficial and record owner of such restricted shares and will have full voting rights with respect thereto. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all dividends (whether ordinary or extraordinary and whether paid in cash, additional shares or other property) or other distributions paid upon any restricted share will be retained by the Company for the account of the relevant Grantee. Such dividends or other distributions will revert to the Company if for any reason the restricted share upon which such dividends or other distributions were paid reverts to the Company. Upon the expiration of the period of restriction, all such dividends or other distributions made on such restricted share and retained by the Company will be paid, without interest, to the relevant Grantee.

2.7 Restricted Stock Units

The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine (subject to Section 2.4). A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of Bakkt, until delivery of Shares, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one Share, cash or other securities or property equal in value to one Share or a combination thereof, as specified by the Committee.

2.8 Dividend Equivalent Rights

The Committee may include in the Award Agreement for any Award, a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the Shares covered by such Award if such Shares had been delivered pursuant to such Award. Notwithstanding anything to the contrary in the Plan, with respect to any Award of restricted stock units (including any Performance Award of restricted stock units), such dividend equivalents rights shall be subject to the same performance conditions or service conditions, as applicable, as the underlying Award, and no dividend equivalents shall be released to a Grantee until the Award to which they pertain has vested. The Grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of Bakkt until payment of such amounts is made as specified in the applicable Award Agreement. If such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in Shares or in another form, whether they will be conditioned upon the settlement of the vested Award to which they relate (subject to compliance with Section 409A), the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate.

2.9 Other Stock-Based or Cash-Based Awards

2.9.1 Grant. The Committee may grant other types of stock-based, stock-related or cash-based Awards (including the grant or offer for sale of unrestricted Shares, performance share Awards or performance units settled in cash) (“Other Stock-Based or Cash-Based Awards”) in such amounts and subject to such terms and conditions as the Committee may determine (subject to Section 2.4). The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals related to the completion of service by the Grantee or the achievement of Performance Goals, as determined by the Committee at the time of grant. Such Awards may entail the transfer of actual Shares to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.10 Repayment If Conditions Not Met

If the Committee determines that all terms and conditions of the Plan and a Grantee’s Award Agreement were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor, (a) for a stock option and a stock appreciation right, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the Shares that were delivered in respect of such exercised stock option or stock appreciation right, as applicable, over the exercise price paid therefor, (b) for restricted shares, an amount equal to the Fair Market Value (determined at the time such shares became vested) of such restricted shares and (c) for restricted stock units, an amount equal to the Fair Market Value (determined at the time of delivery) of the Shares delivered for the applicable delivery date, in each case for clauses (a), (b) and (c) of this Section 2.11, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such Award.

ARTICLE III

MISCELLANEOUS

3.1 Amendment of the Plan

3.1.1 Unless otherwise provided in the Plan or in an Award Agreement, the Board may at any time and from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever but, subject to Sections 1.2, 1.3.3 and 3.7, no such amendment may materially adversely impair the rights of the Grantee of any Award without the Grantee’s consent. Subject to Sections 1.2, 1.3.3 and 3.7, an Award Agreement may not be amended in a manner that materially adversely impairs the rights of a Grantee without the Grantee’s consent.

3.1.2 Unless otherwise determined by the Board, stockholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency; provided, however, if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Code Section 422, no amendment that would require stockholder approval under Code Section 422 will be effective without the approval of Bakkt’s stockholders.

3.2 Tax Withholding

Grantees will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any Shares, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, the Federal Insurance Contributions Act (FICA) tax):

(a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including Shares otherwise deliverable);

(b) the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise); or

(c) the Company may enter into any other suitable arrangements to withhold such taxes required by law to be withheld in an amount not to exceed the individual tax rates applicable to the Grantee, as determined by the Company.

3.3 Required Consents and Legends

If the Committee at any time determines that any consent or approval is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action a “Plan Action”), then, subject to Section 3.14 such Plan Action will not be taken, in whole or in part, unless and until such consent or approval will have been effected or obtained to the full satisfaction of the Committee, as determined in its discretion in accordance with applicable law, the terms of this Plan and the applicable Award Agreement, and any administrative procedures or guidelines adopted by the Committee in respect of the Plan. The Committee may direct that any Certificate evidencing Shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares. Nothing in the Plan will require the Company to list, register or qualify the Shares on any securities exchange.

3.4 Right of Offset

The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A in respect of an outstanding Award.

3.5 Nonassignability; No Hedging

No Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the foregoing, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Grantee to transfer any Award to any person or entity that the Committee so determines; provided, that in no case will the Committee permit any transfer to a third-party financial institution. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.5 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

3.6 Change in Control

3.6.1 Unless otherwise determined by the Committee (or unless otherwise provided in the applicable Award Agreement or a Grantee’s employment agreement), if a Grantee’s Employment is terminated by the Company or any successor entity thereto without Cause, or the Grantee terminates Employment for Good Reason, or a

Grantee’s service as a Non-Employee Director is terminated by Bakkt or any successor entity thereto, in each case, upon or within two (2) years after a Change in Control, (i) each Award granted to such Grantee prior to such Change in Control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of Employment or service, and (ii) any Shares deliverable pursuant to restricted stock units will be delivered promptly (but no later than fifteen (15) days) following such Grantee’s termination of Employment or service.

3.6.2 As of the Change in Control date, any outstanding Performance Awards will be deemed earned at the greater of the target level and the actual performance level through the Change in Control date for all open performance periods and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the Change in Control in accordance with the original vesting and/or performance period and subject to the provisions of Section 3.6.1 above.

3.6.3 Notwithstanding the foregoing, in the event of a Change in Control, a Grantee’s Award will be treated, to the extent determined by the Committee to be permitted under Section 409A, in accordance with one or more of the following methods as determined by the Committee in its sole discretion: (i) settle such Awards for fair value (as determined in the sole discretion of the Committee), which in the case of stock options and stock appreciation rights, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such stock options or stock appreciation rights over the aggregate exercise price of such stock options or stock appreciation rights, as the case may be; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; or (iii) provide that for a period of at least twenty (20) days prior to the Change in Control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any stock options or stock appreciation rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control. In the event that the consideration paid in the Change in Control includes contingent value rights, the Committee will determine if Awards settled under clause (i) above are (a) valued at closing taking into account such contingent value rights (with the value determined by the Committee in its sole discretion) or (b) entitled to a share of such contingent value rights. For the avoidance of doubt, in the event of a Change in Control where all stock options and stock appreciation rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor. Similar actions to those specified in this Section 3.6.3 may be taken in the event of a merger or other corporate reorganization that does not constitute a Change in Control.

3.7 No Continued Employment or Engagement; Right of Discharge Reserved

Neither the adoption of the Plan nor the grant of any Award (or any provision in the Plan or Award Agreement) will confer upon any Grantee any right to continued Employment or service, or other engagement, with the Company, nor will it interfere in any way with the right of the Company to terminate, or alter the terms and conditions of, such Employment or service or other engagement at any time.

3.8 Nature of Payments

3.8.1 Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the Grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Grantee. Only whole Shares will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.

3.8.2 All such grants and deliveries of Shares, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the Grantee, will not entitle the Grantee to the grant of any future Awards and will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Grantee, unless the Company specifically provides otherwise.

3.9 Non-Uniform Determinations

The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s Employment or service has been terminated for purposes of the Plan.

3.10 Other Payments or Awards

Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11 Plan Headings

The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.12 Termination of Plan

The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan will terminate on the day before the tenth anniversary of the Effective Date, and provided further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.13 Clawback/Recapture Policy

Awards under the Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Grantee.

3.14 Section 409A

3.14.1 All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A will be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A will be interpreted, administered and construed to comply with and preserve such exemption. The Board and the Committee will have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement for an Award, the Plan will govern.

3.14.2 Without limiting the generality of Section 3.14.1, for any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A:

(a) any payment due upon a Grantee’s termination of Employment will be paid only upon such Grantee’s separation from service from the Company within the meaning of Section 409A;

(b) Any payment due upon a Change in Control of the Company will be paid only if such Change in Control constitutes a “change in ownership” or “change in effective control” within the meaning of Section 409A, and if such Change in Control does not constitute a “change in the ownership” or “change in the effective control” within the meaning of Section 409A, such Award will vest upon the Change in Control and any payment will be delayed until the first compliant date under Section 409A;

(c) any payment to be made for such Award in connection with the Grantee’s separation from service from the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(B)) will be delayed until six (6) months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A;

(e) to the extent necessary to comply with Section 409A, any other securities, other Awards or other property that the Company may deliver in lieu of Shares in respect of an Award will not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur for the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A);

(f) for any required Consent described in Section 3.3 or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting;

(g) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Grantee’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment;

(h) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Grantee’s right to the dividend equivalents will be treated separately from the right to other amounts under the Award; and

(i) for purposes of determining whether the Grantee has experienced a separation from service from the Company within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with Bakkt, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.

3.15 Governing Law

THE PLAN AND ALL AWARDS MADE AND ACTIONS TAKEN THEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

3.16 Disputes; Choice of Forum

3.16.1 The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in Atlanta, Georgia over any suit, action or proceeding arising out of or relating to or concerning the Plan or, to the extent not otherwise specified in any individual agreement between the Company and the Grantee, any aspect of the Grantee’s Employment with the Company or the termination of that Employment. The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, acknowledge that the forum designated by this Section 3.16.1 has a reasonable relation to the Plan and to the relationship between such Grantee and the Company. Notwithstanding the foregoing, nothing in the Plan will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 3.16.1.

3.16.2 The agreement by the Company and each Grantee as to forum is independent of the law that may be applied in the action, and the Company and each Grantee, as a condition to such Grantee’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Grantee now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 3.16.1, (iii) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 3.16 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each Grantee.

3.16.3 Each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably appoints the General Counsel of Bakkt as such Grantee’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, who will promptly advise such Grantee of any such service of process.

3.16.4 Each Grantee, as a condition to such Grantee’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 3.18, except that a Grantee may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim). For the avoidance of doubt, nothing in this Plan or any Award Agreement is intended to impair such Grantee’s right to make disclosures under the whistleblower provisions of any applicable law or regulation or require such Grantee to notify Bakkt or obtain its authorization prior to doing so, or prohibit such Grantee from responding truthfully to a valid subpoena.

3.17 Waiver of Jury Trial

EACH GRANTEE WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.

3.18 Waiver of Claims

Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award the Grantee has no right to any benefits under the Plan. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, the Grantee expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement). Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Grantee. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

3.19 Severability; Entire Agreement; Successors and Assigns

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties for the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral for the subject matter thereof. The terms of the Plan will be binding upon and inure to the benefit of the Company and any successor entity, including as contemplated by Section 3.6.

3.20 No Liability for Tax Qualification or Adverse Tax Treatment

Notwithstanding anything to the contrary in the Plan, in no event will the Company be liable to a Grantee on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

3.21 No Third-Party Beneficiaries

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.2.4 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

3.22 Date of Adoption, Approval of Stockholders and Effective Date

The Plan was adopted by the Board on [            ] and was approved by Bakkt’s stockholders on [ ] (the “Effective Date”). Any Awards granted under the Plan prior to such stockholder approval will be conditioned upon such approval and will be null and void if such approval is not obtained; provided, however, that stock options and stock appreciation rights granted under the Plan prior to such stockholder approval may not be exercisable until after such stockholder approval and no Shares may be delivered pursuant to a restricted stock unit granted under the Plan prior to such stockholder approval until after such stockholder approval; provided further that restricted stock and Other Stock-Based or Cash-Based Awards may not be granted prior to obtaining stockholder approval. If the Plan is not so approved by the stockholders of Bakkt, then the Plan will be null and void in its entirety and the Prior Plan will remain in full force and effect.

3.23 Definitions of Certain Terms

3.23.1 “Award Agreement” means the written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee. Any reference in the Plan to an agreement in writing will be deemed to include an electronic writing to the extent permitted by applicable law.

3.23.2 “Cause” means, unless otherwise provided in an Award Agreement or employment agreement applicable to the relevant Grantee:

(a) Grantee is convicted of, pleads guilty to, or confesses or otherwise admits to any felony involving intentional conduct or any act of fraud, misappropriation or embezzlement;

(b) Grantee knowingly engages in any act or course of conduct or knowingly fails to engage in any act or course of conduct which is reasonably likely to adversely affect the Company’s ability to conduct its business;

(c) any act or omission by Grantee involving malfeasance or gross negligence in the performance of Grantee’s duties and responsibilities to the material detriment of the Company; or

(d) Grantee breaches in any material respect any of the provisions of any applicable employment agreement or Award Agreement or violates any provision of any generally applicable code of conduct which is distributed in writing to the Company’s Employees or Non-Employee Directors, as applicable.

3.23.3 “Change in Control” means the happening of any of the following:

(a) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing the greater of (1) 30% or more of the combined voting power of the then outstanding securities of Bakkt eligible to vote for the election of the members of Bakkt’s Board (the “Company Voting Securities”), and (2) the percentage of the voting power of the Company Voting Securities held by Intercontinental Exchange, Inc. and its subsidiaries (“ICE”) [(such ICE voting power to be determined without giving effect to the Voting Agreement, dated [                ], 2021, by and between Bakkt and ICE)], unless (i) such person is the Company or ICE, (ii) such person is an employee benefit plan (or a trust which is a part of such a plan) which provides benefits exclusively to, or on behalf of, employees or former employees of the Company, (iii) such person is the Grantee, an entity controlled by the Grantee or a group which includes the Grantee or (iv) such person acquired such securities in a Non-Qualifying Transaction (as defined in Section 3.23.3(d));

(b) during any period of not more than thirty-six (36) months, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Company’s proxy statement in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Bakkt as a result of an actual or publicly threatened election contest with respect to directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(c) any dissolution or liquidation of Bakkt or any sale or the disposition of 50% or more of the assets or business of Bakkt; or

(d) the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving Bakkt unless (1) the persons who were the beneficial owners of the outstanding securities eligible to vote for the election of the members of Bakkt’s Board immediately before the consummation of such transaction hold more than 60% of the voting power of the securities eligible to vote for the members of the board of directors of (i) the successor or survivor corporation in such transaction immediately following the consummation of such transaction or (ii) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power of the successor or survivor corporation in such transaction and (2) the number of the securities of such successor or survivor corporation or ultimate parent corporation (the “Post-Transaction Corporation”) representing the voting power described in Section 3.23.3(d)(1) held by the persons described in Section 3.23.3(d)(1) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned the outstanding securities eligible to vote for the election of the members of the Board immediately before the consummation of such transaction, provided (3) the percentage described in Section 3.23.3(d)(1) of the securities of the Post-Transaction Corporation and the number described in Section 3.23.3(d)(2) of the securities of the Post-Transaction Corporation will be determined exclusively by reference to the securities of the Post-Transaction Corporation which result from the beneficial ownership of Shares by the persons described in Section 3.23.3(d)(1) immediately before the consummation of such transaction (any transaction which satisfies all of the criteria specified in (1), (2) and (3) above will be deemed to be a “Non-Qualifying Transaction”). Notwithstanding anything to the contrary in the Plan, the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving Bakkt shall not constitute a Change in Control if the direct or indirect beneficial ownership of the Post-Closing

Corporation held by ICE is equivalent to or greater than the direct or indirect beneficial ownership of Bakkt held by ICE prior to such corporate transaction.

3.23.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

3.23.5 “Common Stock” means the Class A common stock of Bakkt, par value $0.0001 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.3.3.

3.23.6 “Consultant” means any individual, corporation, partnership, limited liability company or other entity that provides bona fide consulting or advisory services to the Company.

3.23.7 “Employee” means any officer or other regular, active employee and/or a prospective employee of the Company or any Subsidiary.

3.23.8 “Employment” means a Grantee’s performance of services for the Company, as determined by the Committee. The terms “employ” and “employed” will have their correlative meanings. The Committee in its sole discretion may determine (a) whether and when a Grantee’s leave of absence results in a termination of Employment, (b) whether and when a change in a Grantee’s association with the Company results in a termination of Employment and (c) the impact, if any, of any such leave of absence or change in association on outstanding Awards. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated will include both voluntary and involuntary terminations.

3.23.9 “Fair Market Value” means, for a Share, the closing price reported for the Common Stock on the applicable date as reported on the New York Stock Exchange or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified in the Plan. For purposes of the grant of any Award, the applicable date will be the trading day on which the Award is granted or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted. For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.

3.23.10 “Good Reason” means, unless otherwise provided in an Award Agreement or employment agreement, and in the absence of written consent of a Grantee:

(a) there is a material reduction in the Grantee’s base salary in effect immediately prior to a Change in Control; or

(b) there is a transfer of the Grantee’s primary work site to a new primary work site that is more than 30 miles (measured along a straight line) from the Grantee’s primary work site unless such new primary work site is closer (measured along a straight line) to the Grantee’s primary residence than the Grantee’s then current primary work site.

If the Grantee does not deliver to the Company a written notice of termination within sixty (60) days after the Grantee has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason. In addition, the Grantee must give the Company thirty (30) days to cure the event constituting Good Reason, and must actually terminate his or her employment with the Company within sixty (60) days after the Company’s failure to cure such event.

3.23.11 “Grantee” means an Employee, Non-Employee Director or Consultant who receives an Award.

3.23.12 “Incentive Stock Option” means a stock option that is intended to be an “incentive stock option” within the meaning of Code Sections 421 and 422, as now constituted or subsequently amended, or pursuant to a successor Code provision.

3.23.13 “Non-Employee Director” means a member of the Board who is not an Employee.

3.23.14 “Participation Unit” has the meaning assigned to it in the Amended and Restated Bakkt Equity Incentive Plan.

3.23.15 “Performance Criteria” means one or more of the following business criteria (either separately or in combination), or any other business criteria established by the Committee, with regard to Bakkt (or a Subsidiary, division, other operational unit or administrative department of Bakkt): earnings; earnings per share;

earnings before interest, taxes, depreciation and amortization; revenue or net revenue measures; gross profit or operating profit measures (including before or after taxes and including profit growth and profit-related return ratios); cost management; dividend payout ratios; market share measures; economic value added; cash flow; return measures (including return on capital, invested capital, total capital, tangible capital, expenses, tangible expenses, equity, revenue, investment, assets, or net assets or total shareholder return or similar measures); increase in the Fair Market Value of Common Stock; or changes (or the absence of changes) in the per share or aggregate Fair Market Value of Common Stock.

3.23.16 “Performance Goals” means the performance goals established by the Committee in connection with the grant of Awards, which may or may not be based on Performance Criteria and which may differ from Grantee to Grantee and from Award to Award.

3.23.17 “Section 409A” means Code Section 409A, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, as it may be from time to time amended or interpreted through further administrative guidance.

3.23.18 “Subsidiary” means any subsidiary of Bakkt within the meaning of Rule 405 under the Securities Act, including, as of the Effective Date, Bakkt Holdings, LLC and its direct and indirect subsidiaries.

3.23.19 “Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department, as amended.

Annex D

FINAL FORM

FORM OF EXCHANGE AGREEMENT

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of [•], 2021, is entered into by and among Bakkt Holdings, Inc., a Delaware corporation (together with any successor thereto, “Bakkt Pubco”), Bakkt Opco Holdings, LLC, a Delaware limited liability company (together with any successor thereto, the “Company”), and the other Unitholders of the Company from time to time party hereto.

WHEREAS, the parties hereto desire to provide for the exchange of Paired Interests (as defined herein) for shares of Class A Common Stock (as defined herein) or the Cash Amount (as defined herein), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SECTION 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Bakkt Pubco” has the meaning set forth in the Preamble.

“Board” means the board of directors of Bakkt Pubco.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to be closed for business; provided that such banks shall be deemed to be open for business in the event of a “shelter in place” order or similar closure of physical branch locations is required at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

“Cash Amount” means the amount of cash equal to the Cash Amount Per Share multiplied by the number of Common Units transferred in connection with the applicable Exchange multiplied by the Exchange Rate.

“Cash Amount Per Share” means the amount of cash per share of Class A Common Stock equal to the Value of such share of Class A Common Stock.

“Cash Election Notice” has the meaning set forth in Section 2.4.

“Change of Control” has the meaning given to such term in the Tax Receivable Agreement.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Bakkt Pubco.

“Class V Common Stock” means the Class V common stock, par value $0.0001 per share, of Bakkt Pubco.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning given to such term in the Company LLC Agreement.

“Company” has the meaning set forth in the Preamble.

“Company LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, dated the date hereof, as such agreement may be amended from time to time.

“Control” has the meaning given to such term in the Company LLC Agreement.

“Election of Exchange” has the meaning set forth in Section 2.1(b).

“Exchange” has the meaning set forth in Section 2.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Date” means the later of (i) the date specified in the Election of Exchange, (ii) the date upon which the contingencies described in such Election of Exchange are satisfied, or (iii) the first Business Day that occurs after the day on which the Election Response Period ends, as applicable.

“Exchange Rate” means, at any time, the number of shares of Class A Common Stock for which a Paired Interest is entitled to be exchanged at such time. On the date of this Agreement, the Exchange Rate shall be one, subject to adjustment pursuant to Section 2.2.

“Governmental Authority” means any federal, state, tribal, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission or similar dispute resolving panel or body, or any applicable self-regulatory organization.

“Paired Interest” means one Common Unit together with one share of Class V Common Stock.

“Permitted Transferee” has the meaning set forth in Section 3.1.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Publicly Traded” means listed or admitted to trading on the New York Stock Exchange or another national securities exchange.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among Bakkt Pubco, the Unitholders and VPC Impact Acquisition Holdings Sponsor, LLC (together with any joinder thereto from time to time by any successor or assign to any party to such agreement).

“Securities Act” has the meaning set forth in Section 2.1(e).

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the date hereof, by and among Bakkt Pubco, each of the Unitholders listed on Schedule 1 thereto, and VPC Impact Acquisition Holdings Sponsor, LLC, a Delaware limited liability company.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of the date hereof, by and among the Company, Bakkt Pubco, and the other parties from time to time party thereto, as amended from time to time.

“Termination Transaction” has the meaning set forth in the Company LLC Agreement.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Unitholder” means each holder of one or more Common Units that may from time to time be a party to this Agreement.

“Value” means, with respect to any outstanding share of Class A Common Stock that is Publicly Traded, the arithmetic average of the daily volume weighted average price per share over the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the date of receipt of the applicable Election of Exchange. If the shares of Class A Common Stock are not Publicly Traded, the Value of a share of Class A Common Stock means the amount that a holder of a share of Class A Common Stock would receive if each of the assets of Bakkt Pubco were to be sold for its fair market value on the date of delivery of the applicable Election of Exchange, Bakkt Pubco were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the holders of Bakkt Pubco’s equity, and such Value shall be determined by an independent valuation firm selected by the Company, acting in good faith and based upon a commercially reasonable estimate of the amount that would be realized by Bakkt Pubco if each asset of Bakkt Pubco (and each asset of each partnership, limited liability company, trust, joint venture or other entity in which Bakkt Pubco owns a direct or indirect interest) were sold to an unrelated purchaser in an arms’ length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of Bakkt Pubco’s minority interest in any property or any illiquidity of Bakkt Pubco’s interest in any property).

ARTICLE II

SECTION 2.1 Exchange of Paired Interests for Class A Common Stock.

(a) Upon the terms and subject to the conditions of this Agreement, after the date that is six (6) months after the date of this Agreement, each Unitholder (other than Bakkt Pubco) shall be entitled at any time, and from time to time, but no more than once per calendar month without the prior consent of Bakkt Pubco and the Company, to surrender Paired Interests (other than those that include unvested Common Units) to Bakkt Pubco in exchange for the delivery to the exchanging Unitholder of, in the sole and absolute discretion of Bakkt Pubco, either (i) a number of shares of Class A Common Stock that is equal to the product of the number of Paired Interests surrendered multiplied by the Exchange Rate or (ii) pursuant to Section 2.4, the Cash Amount (such exchange, an “Exchange”); provided, that any such Exchange is for a minimum of the lesser of (A) 25,000 Paired Interests (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) or (B) all of the Paired Interests (other than those that include unvested Common Units) held by such Unitholder.

(b) A Unitholder shall exercise its right to make an Exchange as set forth in Section 2.1(a) above by delivering to Bakkt Pubco and to the Company a written election of Exchange (the “Election of Exchange”) in respect of the Paired Interests to be exchanged substantially in the form of Exhibit A hereto and the certificates, if any, representing the associated Common Units and the shares of Class V Common Stock corresponding to such Common Units, duly executed by such holder or such holder’s duly authorized attorney, in each case delivered during normal business hours at the principal executive offices of Bakkt Pubco and of the Company. An Election of Exchange may specify that the Exchange is to be (x) contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of shares of any Class A Common Stock into which the Paired Interests are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which any Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property or (y) effective no more than fifteen (15) Business Days following delivery of the Election of Exchange. Within three (3) Business Days of delivery of such Election of Exchange (and the concurrent consummation of the transfer of the Paired Interests from such Unitholder to Bakkt Pubco), Bakkt Pubco shall deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the Class A Common Stock or, if there is no then-acting registrar and transfer agent of the Class A Common Stock, at the principal executive offices of Bakkt Pubco, the number of shares of Class A Common Stock deliverable upon such Exchange, registered in the name of the relevant exchanging Unitholder or its designee, unless Bakkt Pubco elects to pay the Cash Amount in accordance with and pursuant to Section 2.4; provided that the Company, Bakkt Pubco and the Unitholder may change the number of Paired Interests to be exchanged specified in such Election of Exchange to another number by mutual agreement signed in writing by each of them. An Exchange shall be effective the moment in time immediately prior to the close of business on the Exchange Date and the Unitholder (or other Person(s) whose name or names in which any Class A Common Stock is to be issued) shall be deemed to be a holder of any Class A Common Stock from and after the effectiveness of the Exchange. Notwithstanding the foregoing, if the Class A Common Stock is settled through the facilities of The Depository Trust Company, and the exchanging Unitholder is permitted to hold shares of Class A Common Stock through The Depository Trust Company, Bakkt Pubco will, upon the written instruction of an exchanging Unitholder, use its reasonable best efforts to deliver or cause to be delivered the shares of Class A Common Stock deliverable to such exchanging Unitholder, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such exchanging Unitholder. When a Paired Interest has been Exchanged in accordance with this Agreement for shares of Class A Common Stock or the Cash Amount: (i) the share of Class V Common Stock corresponding to such Paired Interest shall be cancelled for no consideration by Bakkt Pubco, and Bakkt Pubco shall cause such cancellation to be registered in the books and records of Bakkt Pubco; and (ii) the Common Unit corresponding to such Paired Interest shall be transferred from the exchanging Unitholder to Bakkt Pubco, and the Company shall cause such transfer to be registered in the books and records of the Company. Bakkt Pubco, including in its capacity as the managing member of the Company, shall take such actions as may be required to ensure the performance by the Company of its obligations under this Article II.

(c) Notwithstanding anything herein to the contrary, an Election of Exchange may be withdrawn or amended, in whole or in part, prior to the effectiveness of the Exchange (including following the delivery of a Cash Election Notice pursuant to Section 2.4), at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Exchange Date (excluding clause (iii) of the definition of Exchange Date for such purpose) (or if later, at any time within twenty-four (24) hours of the delivery of a Cash Election Notice (the “Election Response Period”)) by delivery of a written notice of withdrawal to Bakkt Pubco and the Company or the then-acting registrar and transfer agent of the Class A Common Stock, specifying (1) the number of withdrawn Paired Interests, (2) if any, the number of Paired Interests as to which the Election of Exchange remains in effect and (3) if such Unitholder so determines, a new Exchange Date or any other new or revised information permitted in the Election of Exchange (which new Exchange Date shall not be earlier than the date that is three (3) Business Days after the date such notice of withdrawal is received by Bakkt Pubco and the Company and shall not be more than fifteen (15) Business Days later than the original Exchange Date.

(d) Subject to the Registration Rights Agreement, Bakkt Pubco, the Company and each exchanging Unitholder shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Company shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Unitholder that requested the Exchange, then such Unitholder and/or the person in whose name such shares are to be delivered shall pay to the Company the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Company that such tax has been paid or is not payable.

(e) For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Unitholder shall not be entitled to effect an Exchange to the extent Bakkt Pubco determines that such Exchange (i) would be prohibited by law or regulation (including the unavailability of any requisite registration statement filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any exemption from the registration requirements thereunder) or (ii) would not be permitted under any other agreements with Bakkt Pubco or its subsidiaries to which such Unitholder may be party (including the Company LLC Agreement) or any written policies of Bakkt Pubco related to unlawful or inappropriate trading applicable to its directors, officers or other personnel.

(f) The shares of Class A Common Stock issued upon an Exchange, other than any such shares issued in an Exchange subject to an effective registration statement under the Securities Act, shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

Bakkt Pubco shall imprint such legend on certificates (if any) evidencing the shares of Class A Common Stock.

SECTION 2.2 Adjustment. The Exchange Rate shall be adjusted accordingly if there is: (a) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Units or the Class V Common Stock that is not accompanied by an identical subdivision or combination of the Class A Common Stock or (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Common Units and the Class V Common Stock. If there is any reclassification, reorganization, recapitalization or other similar transaction (including any Change of Control) in which the Class A Common Stock is converted or changed into another security, securities or other property, then upon any subsequent Exchange, an exchanging Unitholder shall be entitled to receive the amount of such security, securities or other property that such exchanging Unitholder would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. This Agreement shall apply to, mutatis mutandis, and all references to “Paired Interests” shall be deemed to include, any security, securities or other property of Bakkt Pubco or the Company which may be issued in respect of, in exchange for or in substitution of shares of Class V Common Stock or Common Units, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction (including any Change of Control). Except as set forth in this Section 2.2, no adjustments to the Exchange Rate, or otherwise relating to distributions shall be made with respect to the exchange of any Paired Interest. If the Exchange Date with respect to a Common Unit occurs after the record date for the payment of a distribution on Common Units but before the date of the payment, then the Unitholder as of the record date will be entitled to receive the distribution payable on the Common Unit on the payment date notwithstanding the Exchange of the Paired Interests or a default in payment of the distribution due as of the Exchange Date. For the avoidance of doubt, no Unitholder, or Person designated by a Unitholder to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Common Units exchanged by such Unitholder and on shares of Class A Common Stock received by such Unitholder, or other Person so designated, if applicable, in such Exchange.

SECTION 2.3 Class A Common Stock to be Issued.

(a) Bakkt Pubco shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as may be deliverable upon any such Exchange; provided, that nothing contained herein shall be construed to preclude Bakkt Pubco from satisfying its obligations in respect of the Exchange of the Paired Interests by delivery of shares of Class A Common Stock which are held in the treasury of Bakkt Pubco or by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of Bakkt Pubco or held by any subsidiary thereof), or by delivery of the Cash Amount. Bakkt Pubco and the Company covenant that all Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(b) Bakkt Pubco and the Company shall at all times ensure that the execution and delivery of this Agreement by each of Bakkt Pubco and the Company and the consummation by each of Bakkt Pubco and the Company of the transactions contemplated hereby (including without limitation, the issuance of the Class A Common Stock) have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of Bakkt Pubco and the Company, including, but not limited to, all actions necessary to ensure that the acquisition of shares of Class A Common Stock pursuant to the transactions contemplated hereby, to the fullest extent of Bakkt Pubco’s board of directors’ power and authority and to the extent permitted by law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

(c) Bakkt Pubco and the Company covenant and agree that, to the extent that a registration statement under the Securities Act is effective and available for shares of Class A Common Stock to be delivered with respect to any Exchange, shares that have been registered under the Securities Act shall be delivered in respect of such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Unitholder requesting such Exchange, Bakkt Pubco and the Company shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. Bakkt Pubco and the Company shall use commercially reasonable efforts to list the Class A Common Stock required to be delivered upon exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A Common Stock may be listed or traded at the time of such delivery.

(d) Notwithstanding anything to the contrary in this Agreement, no fractional shares of Class A Common Stock shall be issued as a result of any Exchange. In lieu of any fractional share of Class A Common Stock to which a Unitholder would otherwise be entitled in any Exchange, the Company or Bakkt Pubco, as applicable, shall pay to such Unitholder cash equal to such fraction multiplied by the Value.

SECTION 2.4 Exchange for Cash Amount. Notwithstanding anything to the contrary in this Article II, by delivery of an Election of Exchange pursuant to Section 2.1(a), the applicable holder shall be deemed to have offered to sell its Paired Interests described in the Election of Exchange to Bakkt Pubco, and Bakkt Pubco may, in its sole and absolute discretion, by means of delivery of a notice to such effect (the “Cash Election Notice”) no later than the date which is three Business Days following the delivery of such Election of Exchange, elect to purchase directly and acquire such Paired Interests by paying to such holder the Cash Amount, whereupon Bakkt Pubco shall acquire the Paired Interest offered for Exchange by such holder. As promptly as practicable following the delivery of the Cash Election Notice, but in any event, no more than five (5) Business Days after delivery of an Election of Exchange (unless Bakkt Pubco in its sole discretion agrees in writing to a shorter period), Bakkt Pubco shall deposit or cause to be deposited the Cash Amount in the account of such exchanging holder specified in its Election of Exchange. In the event that Bakkt Pubco does not deliver the Cash Election Notice prior to the third (3rd) Business Day immediately following the delivery of such Election of Exchange, it shall be deemed to have elected to settle the Exchange with shares of Class A Common Stock.

SECTION 2.5 Termination Transactions. The Company may only require and initiate an Exchange to the extent contemplated and permitted by Section 10.8 of the Company LLC Agreement.

ARTICLE III

SECTION 3.1 Additional Unitholders. To the extent a Unitholder validly transfers any or all of such holder’s Paired Interests to another person in a transaction in accordance with, and not in contravention of, the Company LLC Agreement, the Stockholders Agreement, the Registration Rights Agreement or any other agreement or agreements with Bakkt Pubco or any of its subsidiaries to which a transferring Unitholder may be party, then such transferee (each, a “Permitted Transferee”) shall have the right to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such Permitted Transferee shall become a Unitholder hereunder. To the extent the Company issues Common Units in the future, the Company shall be entitled, in its sole discretion, to make any holder of such Common Units a Unitholder hereunder through such holder’s execution and delivery of a joinder to this Agreement, substantially in the form of Exhibit B hereto.

SECTION 3.2 Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 3.2):

(a)	If to Bakkt Pubco, to:

Bakkt Holdings, Inc.

5900 Windward Parkway, Suite 450

Alpharetta, GA 30005

Attention: General Counsel

Email: marc.dannunzio@bakkt.com

(b)	If to the Company, to:

c/o Bakkt Holdings, Inc.

5900 Windward Parkway, Suite 450

Alpharetta, GA 30005

Attention: General Counsel

Email: marc.dannunzio@bakkt.com

(c)	If to any Unitholder, to the address and other contact information set forth in the records of the Company from time to time.

SECTION 3.3 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 3.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

SECTION 3.5 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 3.6 Amendment. The provisions of this Agreement may be amended only by the affirmative vote or written consent of each of (i) Bakkt Pubco, (ii) the Company and (iii) Unitholders holding at least a majority of the then outstanding Common Units (excluding Common Units held by Bakkt Pubco); provided that no amendment may materially, disproportionately and adversely affect the rights of a Unitholder (other than Bakkt Pubco and its subsidiaries) without the consent of such Unitholder (or, if there is more than one such Unitholder that is so affected, without the consent of a majority in interest of such affected Unitholders (other than Bakkt Pubco and its subsidiaries) in accordance with their holdings of Common Units).

SECTION 3.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

SECTION 3.8 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably with respect to this Agreement, including any action (at law or in equity), claim, litigation, suit, arbitration, hearing, audit, review, inquiry, proceeding, investigation or ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder or thereunder brought by a party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Chancery Court, or if such court shall not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts shall have jurisdiction, any other Delaware state court. Each of the parties hereby irrevocably submits with regard to any such dispute for itself and in respect of its property, generally and unconditionally, to the sole and exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any dispute relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each party irrevocably consents to service of process in any dispute in any of the aforesaid courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 3.2. Each party hereby irrevocably and unconditionally waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action brought by any party with respect to this Agreement (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3.8; (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); or (iii) any objection which such party may now or hereafter have (A) to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to above; (B) that such action brought in any such court has been brought in an inconvenient forum and (C) that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such party’s property, each such party hereby irrevocably waives such immunity in respect of such party’s obligations with respect to this Agreement.

(c) EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THE CHOICE OF DELAWARE LAW TO GOVERN THIS AGREEMENT AND TO THE JURISDICTION OF DELAWARE COURTS IN CONNECTION WITH PROCEEDINGS BROUGHT HEREUNDER. THE PARTIES INTEND THIS TO BE AN EFFECTIVE CHOICE OF DELAWARE LAW AND AN EFFECTIVE CONSENT TO JURISDICTION AND SERVICE OF PROCESS UNDER 6 DEL. C. § 2708.

(d) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING

OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES PURSUANT TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

(e) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 3.8 and such parties agree not to plead or claim the same.

Section 3.9 Counterparts. This Agreement may be executed and delivered (including by e-mail delivery of a “.pdf” format data file) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, by e-mail delivery of a “.pdf” format data file or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 3.9.

Section 3.10 Tax Treatment. This Agreement shall be treated as part of the partnership agreement of the Company as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. As required by the Code and the Treasury Regulations, the parties shall report any Exchange consummated hereunder as a taxable sale of the Common Unit by a Unitholder to Bakkt Pubco, and no party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless an alternate position is permitted under the Code and Treasury Regulations and Bakkt Pubco consents in writing, such consent not to be unreasonably withheld, conditioned, or delayed. Further, in connection with any Exchange consummated hereunder, the Company and/or Bakkt Pubco shall provide the exchanging Unitholder with all reasonably necessary information to enable the exchanging Unitholder to file its income Tax returns for the taxable year that includes the Exchange, including information with respect to Code Section 751 assets (including relevant information regarding “unrealized receivables” or “inventory items”) and Section 743(b) basis adjustments as soon as practicable and in all events within 180 days following the close of such taxable year (and, upon written request of an exchanging Unitholder, shall use commercially reasonable efforts to provide estimates of such information within 90 days following the close of such taxable year).

SECTION 3.11 Withholding. Bakkt Pubco and the Company shall be entitled to deduct and withhold from any payment made to a Unitholder pursuant to any Exchange consummated under this Agreement all Taxes that each of Bakkt Pubco and the Company is required to deduct and withhold with respect to such payment under the Code (or any other provision of applicable law), including, without limitation, Section 1445 and 1446(f) of the Code. In connection with an Exchange, a Unitholder may, at its sole discretion, agree in the applicable Election of Exchange to tender to Bakkt Pubco or the Company, as applicable, an amount equal to the amount of the required withholding described in the immediately preceding sentence, as a condition of the Exchange. If a Unitholder does not so agree, or fails, to tender the required amount prior to or at the time of any Exchange, Bakkt Pubco or the Company, as applicable, may reduce the amount of Class A Common Stock issued to a Unitholder in an Exchange by a number of shares equal to the amount of the required withholding described in the first sentence of this Section 3.11 (or, if Bakkt Pubco elects to settle the Exchange with cash pursuant to Article II, deduct and withhold the amount of such required withholding from the Cash Amount otherwise payable to such Unitholder) and all such amounts shall be treated as having been paid to such Unitholder. Notwithstanding the foregoing, the parties acknowledge and agree that, on the basis of applicable law as of the date of this Agreement, no U.S. federal income tax withholding would be required with respect to an Exchange by any Unitholder who is a “United States person” within the meaning of Section 7701(a)(30) of the Code, who has provided appropriate certification of such status and who, if required, has properly certified that such Unitholder is not subject to federal backup withholding. In connection with any Exchange, the Company and the exchanging Unitholder shall deliver to Bakkt Pubco properly completed and executed copies of any certificates reasonably requested by Bakkt Pubco that the Company and the exchanging Unitholder are legally able to provide, in a form reasonably acceptable to Bakkt Pubco, so as to permit Bakkt Pubco to reduce or eliminate any deduction or withholding with respect to Taxes that may otherwise be required to be made with respect to an Exchange (including for purposes of Section 1445 and Section 1446(f) of the Code).

SECTION 3.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

SECTION 3.13 Independent Nature of Unitholders’ Rights and Obligations. The obligations of each Unitholder hereunder are several and not joint with the obligations of any other Unitholder, and no Unitholder shall be responsible in any way for the performance of the obligations of any other Unitholder hereunder. The decision of each Unitholder to enter into to this Agreement has been made by such Unitholder independently of any other Unitholder. Nothing contained herein, and no action taken by any Unitholder pursuant hereto, shall be deemed to constitute the Unitholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Unitholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Bakkt Pubco acknowledges that the Unitholders are not acting in concert or as a group, and Bakkt Pubco will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

SECTION 3.14 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regards to its principles of conflicts of laws.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

BAKKT PUBCO:

BAKKT HOLDINGS, INC.

By:
Name:
Title:

COMPANY:

BAKKT OPCO HOLDINGS, LLC

By:
Name:
Title:

UNITHOLDERS:

[•]

By:
Name:
Title:

[Signature Page to Exchange Agreement]

EXHIBIT A

FORM OF

ELECTION OF EXCHANGE

Bakkt Holdings, Inc.

[Address]

Attention: [•]

Bakkt Opco Holdings, LLC

[Address]

Attention: [•]

Reference is hereby made to the Exchange Agreement, dated as of [•], 2021 (the “Exchange Agreement”), among Bakkt Holdings, Inc., a Delaware corporation (“Bakkt Pubco”), Bakkt Opco Holdings, LLC, a Delaware limited liability company (the “Company”), and the other members of the Company from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Unitholder hereby transfers effective as of the Exchange Date, and, in the case of a contingent exchange, subject to the occurrence of the contingency set forth below, the number of Paired Interests (each consisting of one Common Unit and one share of Class V Common Stock) set forth below to Bakkt Pubco in exchange for shares of Class A Common Stock to be issued in its name as set forth below, as set forth in the Exchange Agreement.

Legal Name of Unitholder:

Address:

Number of Paired Interests to be exchanged:

Percentage Limitation (if any) on Tax Benefit Payments pursuant to Section 7.16 of Tax

Receivable Agreement:                                                                                                            %

Whether Unitholder agrees to tender cash for the amount of any required withholding pursuant to Section 3.11 of the Exchange Agreement:

Account information for deposit of Cash Amount, if applicable:

Bank Name:

ABA No.:

Account No.:

Account Name:

Timing / Contingent Exchanges (complete either (a) or (b))

(a) Exchange Date (if other than close of business on the date of receipt by the

Company):

(b) If Exchange is contingent upon the occurrence of any event pursuant to

Section 2.1(b), please describe such contingency:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder; (ii) this

A-1

Election of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Paired Interests subject to this Election of Exchange are being transferred to Bakkt Pubco free and clear of any pledge, lien, security interest, encumbrance, equities or claim; (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Paired Interests subject to this Election of Exchange is required to be obtained by the undersigned for the transfer of such Paired Interests to Bakkt Pubco; (v) the undersigned is owner of the Paired Interests subject to this Election of Exchange and (vi) the Paired Interests have not been transferred in violation of Bakkt Pubco’s Certificate of Incorporation, Bakkt Pubco’s By-Laws, the Stockholders Agreement, the LLC Agreement, or this Agreement.

The undersigned hereby irrevocably constitutes and appoints any officer of Bakkt Pubco or of the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer the Paired Interests to Bakkt Pubco subject to this Election of Exchange and to deliver to the undersigned the shares of Class A Common Stock to be delivered in exchange therefor.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

By:

Name: Dated:

A-2

EXHIBIT B

FORM OF

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [•], 2021 (the “Exchange Agreement”), among Bakkt Holdings, Inc., a Delaware corporation (“Bakkt Pubco”), Bakkt Opco Holdings, LLC, a Delaware limited liability company (the “Company”), and each of the Unitholders from time to time party thereto. Capitalized terms used but not defined in this Joinder Agreement shall have their meanings given to them in the Exchange Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. In the event of any conflict between this Joinder Agreement and the Exchange Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Exchange Agreement having acquired Common Units and a corresponding number of shares of Class V Common Stock. By signing and returning this Joinder Agreement to Bakkt Pubco and the Company, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Unitholder contained in the Exchange Agreement, with all attendant rights, duties and obligations of a Unitholder thereunder. The parties to the Exchange Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Exchange Agreement by the undersigned and, upon receipt of this Joinder Agreement by Bakkt Pubco and by the Company, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Exchange Agreement.

Name:

Address for Notices:	With copies to:

Email: Attention:	Email: Attention:

B-1

Annex E

FINAL FORM

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of [•], 2021, by and among (i) Bakkt Holdings Inc., a Delaware corporation (formerly known as VPC Impact Acquisition Holdings) (“Pubco”), (ii) each of the parties listed on Schedule 1 hereto (each, a “Bakkt Equity Holder” and collectively, the “Bakkt Equity Holders”), (iii) VPC Impact Acquisition Holdings Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), (iv) the other individuals identified on the signature pages hereto and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement.

RECITALS

WHEREAS, Pubco, which was formerly a Cayman Islands exempted company named VPC Impact Acquisition Holdings (“VIH”), completed its initial public offering on September 25, 2020 (the “IPO”);

WHEREAS, Pubco has entered into that certain Agreement and Plan of Merger, dated as of January 11, 2021 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), with Pylon Merger Company LLC, a Delaware limited liability company and wholly-owned Subsidiary of Pubco (“Merger Sub”), Bakkt Holdings, LLC, a Delaware limited liability company (together with any successor thereto upon the consummation of the Merger (as defined below), “Bakkt Opco”), pursuant to which Merger Sub merged with and into Bakkt Opco (the “Merger”) with Bakkt Opco surviving the Merger;

WHEREAS, immediately prior to the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”), Pubco effected a transfer by way of continuation of Pubco from the Cayman Islands to the State of Delaware in accordance with the applicable provisions of the Companies Law (2020 Revisions) of the Cayman Islands and a transfer by way of domestication under Section 388 of the General Corporation Law of the State of Delaware (the “Domestication”);

WHEREAS, in connection with the Domestication and the Transactions, among other things, (i) Pubco changed its name from “VPC Impact Acquisition Holdings” to “Bakkt Holdings, Inc.”, (ii) each VIH Public Unit issued and outstanding immediately prior to the Domestication was separated into its component Pubco Class A ordinary share and warrant; (ii) the issued and outstanding Class A ordinary shares of Pubco, par value $0.0001 per share, were automatically converted into shares of Class A common stock, par value $0.0001 per share, of Pubco (the “Class A Common Stock”), (iii) the issued and outstanding Class B ordinary shares of Pubco (collectively, the “Founders Shares”), all of which were held by the Sponsor and the independent directors of Pubco (the “Pre-Closing Independent Directors”), automatically converted into shares of Class A Common Stock on a one-for-one basis; and (iv) each VIH Warrant became exercisable for shares of Class A Common Stock in accordance with the terms of such warrants;

WHEREAS, pursuant to the Merger Agreement, at the Closing (and following the filing of the Certificate of Incorporation), (i) the Bakkt Equity Holders received Bakkt Opco Common Units and shares of Pubco Class V Common Stock, and (ii) Pubco received Bakkt Opco Common Units in an amount equal to the number of shares of Class A Common Stock outstanding immediately prior to the Effective Time;

WHEREAS, following the Closing, each Bakkt Equity Holder has the right to exchange Bakkt Opco Common Units received by such Bakkt Equity Holder in connection with the Merger, and cancel an equal number of shares of Class V Common Stock, for shares of Class A Common Stock (the “Pubco Exchanged Shares”) in the manner set forth in, and pursuant to the terms and conditions of, the Surviving Company LLC Agreement and the Exchange Agreement;

WHEREAS, immediately prior to the Closing of the Transactions, the Sponsor and the Pre-Closing Independent Directors owned all of the 5,184,300 Founder Shares then outstanding;

WHEREAS, the Sponsor also holds an aggregate of 6,147,440 Private Placement Warrants (as defined below), each of which became exercisable to purchase one share of Class A Common Stock after the Closing of the Transactions, in accordance with its terms (the “Class A Warrant Shares”);

WHEREAS, in connection with the IPO, VIH, the Sponsor and the Pre-Closing Independent Directors entered into that certain Registration Rights Agreement, dated as of September 22, 2020 (the “Original RRA”);

WHEREAS, in connection with the execution of this Agreement, the parties to the Original RRA desire to terminate the Original RRA and replace it with this Agreement;

WHEREAS, in connection with the Transactions, Pubco and the Stockholders wish to set forth certain understandings between such parties, including with respect to certain rights and obligations associated with the Registrable Securities (as defined below); and

WHEREAS, capitalized term used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

“Bakkt Equity Holder Lock-up Period” shall have the meaning set forth in the Stockholders Agreement.

“Block Trade” shall have the meaning given in Section 2.6(a).

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to be closed for business; provided that such banks shall be deemed to be open for business in the event of a “shelter in place” order or similar closure of physical branch locations is required at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

“Class A Common Stock” shall mean the Class A common stock, par value $0.0001 per share, of Pubco.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Demanding Holder” means a holder or holders of Registrable Securities that have a value of at least $50,000,000 based on the average closing price of the Class A common stock in the preceding thirty (30) trading days prior to the date of such determination.

“Effectiveness Deadline” shall have the meaning given in Section 2.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Form S-3” shall have the meaning given in Section 2.4.

“Founder Shares” shall have the meaning given in the Recitals, and shall include the Class A Common Stock issuable in exchange therefor pursuant to the Domestication and Merger.

“ICE” means Intercontinental Exchange Holdings, Inc. and its Affiliates (as defined in the Stockholders Agreement) other than Pubco and Bakkt Opco.

“Initial Shelf” shall have the meaning given in Section 2.1.

“Lock-up Periods” shall mean the Sponsor Lock-up Period, the Private Placement Lock-up Period and the Bakkt Equity Holder Lock-up Period, as the context requires it.

“Maximum Number of Securities” shall have the meaning given in Section 2.2(b).

“Merger Agreement” shall have the meaning given in the Recitals.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Notice” shall have the meaning given to it in Section 6.1.

“Permitted Transferees” shall have the meaning set forth in the Stockholders Agreement.

“Piggyback Registration” shall have the meaning given in Section 2.3.

“Private Placement Warrants” means the warrants that were issued to the Sponsor concurrently with the IPO, each of which will become exercisable for one share of Class A Common Stock after the closing of the Transaction, in accordance with its terms.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Pubco” shall have the meaning given in the Preamble.

“Qualifying Registration Event” shall mean an underwritten public offering of shares of Class A Common Stock (or any shares into which the Class A Common Stock is reclassified or for which the Class A Common Stock is converted, substituted or exchanged) for cash pursuant to a registration statement or registration statements (other than on Form S-4, S-8 or a comparable form) under the Securities Act with aggregate gross proceeds of at least fifty million U.S. dollars ($50,000,000.00) (net of any underwriting discount or other underwriting fees, commissions or expenses).

“Private Placement Lock-up Period” shall have the meaning set forth in the Stockholders Agreement.

“Registrable Securities” shall mean (a) any of the Founders Shares (including any Founder Shares held by the members of the Sponsor upon Sponsor’s distribution of such Founder Shares to its members), (b) any Pubco

Exchanged Shares issuable to Bakkt Equity Holders pursuant to the Surviving Company LLC Agreement and Exchange Agreement, (c) the Private Placement Warrants and any of the Class A Common Stock issuable upon the exercise thereof, and (d) any other equity security of Pubco issued or issuable to any Stockholder with respect to any such share of Class A Common Stock referred to in clauses (a) – (c) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by Pubco and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iii) such shares of Class A Common Stock are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for Pubco;

(e) reasonable fees and disbursements of all independent registered public accountants of Pubco incurred specifically in connection with such Registration (including the expenses of any special audit and “comfort letters” required by or incident to such performance); and

(f) reasonable fees and expenses of one (1) legal counsel of the Stockholders in connection with any Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Replacement S-3 Shelf” shall have the meaning given in Section 2.1.

“Representative” shall mean, with respect to any person, such person’s affiliates and its and their respective directors, officers, employees, managers, members, stockholders, partners, incorporators, trustees, counsel, financial advisors, accountants, auditors and other agents or authorized representatives.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sponsor Lock-up Period” shall have the meaning set forth in the Stockholders Agreement.

“Stockholder” means a holder of Registrable Securities or its Permitted Transferee.

“Suspension Notice” shall have the meaning set forth in Section 3.4(b).

Suspension Period” shall have the meaning set forth in Section 3.4(b).

“Transactions” shall have the meaning given in the Recitals.

“Transfer” shall have the meaning set forth in the Stockholders Agreement.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean an offering in which securities of Pubco are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

Section 2.1 Registration Statement. Pubco shall, as soon as practicable after the Closing Date, but in any event within 30 days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Stockholders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (a) 60 days (or 90 days if the Commission notifies Pubco that it will “review” the Registration Statement) after the Closing Date and (b) the tenth Business Day after the date Pubco is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 2.1 shall be on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Stockholder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. If the initial Registration Statement (the “Initial Shelf”) filed by Pubco pursuant to this Section 2.1 is on Form S-1, upon Pubco becoming eligible to register the Registrable Securities for resale by the Stockholders on Form S-3, Pubco shall use its reasonable best efforts to amend the Initial Shelf to a Registration Statement on Form S-3 or file a Registration Statement on Form S-3 in substitution of the Initial Shelf (the “Replacement S-3 Shelf”) and cause the Replacement S-3 Shelf to be declared effective as soon as practicable thereafter. A Registration Statement filed pursuant to this Section 2.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Stockholders. Pubco shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Stockholders until all such Registrable Securities have ceased to be Registrable Securities. If at any time a Registration Statement filed pursuant to this Section 2.1 is not effective or is not otherwise available for the resale of all the Registrable Securities held by the Stockholders, Stockholder(s) may demand registration under the Securities Act of all or part of their Registrable Securities at any time and from time to time, and Pubco shall use its reasonable best efforts to file with the Commission following receipt of any such demand one or more Registration Statements with respect to all such Registrable Securities and to cause such Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1, but in any event within three Business Days of such date, Pubco shall notify the Stockholders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.1 (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

Section 2.2 Underwritten Offering.

(a) In the event that any Stockholder elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering of all or part of such Registrable Securities that are registered by such Registration Statement, then Pubco shall, upon the written demand of one or more Demanding Holders, enter into an underwriting agreement in a form as is customary in Underwritten Offerings of equity securities with the managing Underwriter or Underwriters selected by Pubco that is reasonably acceptable to the Demanding Holders, and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In addition, Pubco shall give prompt written notice to each other Stockholder regarding such proposed Underwritten Offering, and such notice shall offer such Stockholders the opportunity to include in the Underwritten Offering such number of Registrable Securities as each such Stockholder may request. Each such Stockholder shall make such request in writing to Pubco within five (5) Business Days after the receipt of any such notice from Pubco, which request shall specify the number of Registrable Securities intended to be disposed of by such Stockholder. Each Stockholder proposing to distribute its Registrable Securities through an Underwritten Offering pursuant to this Section 2.2 shall enter into an underwriting agreement with the underwriters, which underwriting agreement shall contain such representations, covenants, indemnities (subject to Article IV) and other rights and obligations as are customary in underwritten offerings of equity securities; provided, however, that no such Stockholder shall be required to make any representations or warranties to or agreements with Pubco or the Underwriters other than representations, warranties or agreements regarding such Stockholder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

(b) If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises Pubco and the Demanding Holder that the dollar amount or number of Registrable Securities that the Demanding Holder desires to sell, taken together with all other shares of Class A Common Stock or other equity securities that Pubco or any other Stockholder desires to sell and the shares of Class A Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then Pubco shall include in such Underwritten Offering, as follows:

(i) first, the Registrable Securities of the Demanding Holders pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities;

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Stockholders (pro rata, based on the respective number of Registrable Securities that each such Stockholder has so requested) exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) hereof, without exceeding the Maximum Number of Securities;

(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) or clause (ii), the shares of Class A Common Stock held by persons or entities that

Pubco is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons, which collectively can be sold without exceeding the Maximum Number of Securities; and

(iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), clause (ii), or clause (iii), shares of Class A Common Stock or other equity securities that Pubco desires to sell, which can be sold without exceeding the Maximum Number of Securities.

(c) A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Offering pursuant to this Section 2.2 for any or no reason whatsoever upon written notification to Pubco and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Offering prior to the pricing of such Underwritten Offering and such withdrawn amount shall no longer be considered an Underwritten Offering. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of Section 2.2, unless (x) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering) or (y) such withdrawal is the result of a Suspension Notice as contemplated by Section 3.4(d).

(d) Under no circumstances shall Pubco be obligated to effect more three (3) Registrations pursuant to a request by a Demanding Holder under Section 2.2 hereof (each a “Demand Registration”), with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Registration have been sold pursuant to such Registration Statement. Each Demand Registration requested by a Demanding Holder for purposes of this Agreement must represent a Qualifying Registration Event.

Section 2.3 Piggyback Registration.

(a) If at any time Pubco proposes to file a Registration Statement under the Securities Act with respect to equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of Pubco (or by Pubco and by the stockholders of Pubco including, without limitation, pursuant to Section 2.2 hereof) on a form that would permit registration of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Pubco’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of Pubco, (iv) for a dividend reinvestment plan or (v) on Form S-4, then Pubco shall give written notice of such proposed filing to all of the Stockholders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Stockholders the opportunity to register the sale of such number of Registrable Securities as such Stockholders may request in writing within five days after receipt of such written notice (in the case of an “overnight” or “bought” offering, such requests must be made by the Stockholders within three Business Days after the delivery of any such notice by Pubco) (such Registration a “Piggyback Registration”); provided, however, that if Pubco has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Stockholders will have an adverse effect on the price, timing or distribution of the Class A Common Stock in the Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), Pubco shall not be required to offer such opportunity to the Stockholders or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Stockholders shall be determined based on the provisions of Section 2.3(b). Subject to Section 2.3(b), Pubco shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Stockholders pursuant to this Section 2.3 to be included in a Piggyback

Registration on the same terms and conditions as any similar securities of Pubco included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Stockholder is received within the specified time, each such Stockholder shall have no further right to participate in such Underwritten Offering. All such Stockholders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by Pubco; provided, however, that (A) no such Stockholder shall be required to make any representations or warranties to or agreements with Pubco or the Underwriters other than representations, warranties or agreements regarding such Stockholder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law and (B) no Stockholder shall be required to agree to any indemnification obligations on the part of such Stockholder that are greater than its obligations pursuant to Article IV.

(b) If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises Pubco and the Stockholders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Class A Common Stock that Pubco desires to sell, taken together with (i) the shares of Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Stockholders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Sections 2.2 and 2.3, and (iii) the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of Pubco, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for Pubco’s account, Pubco shall include in any such Registration (A) first, shares of Class A Common Stock or other equity securities that Pubco desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Stockholders exercising their rights to register their Registrable Securities pursuant to Sections 2.2 and 2.3 hereof which can be sold without exceeding the Maximum Number of Securities, allocated pro rata based on the respective number of Registrable Securities that each such Stockholder has requested be included in such Registration; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of Pubco, which can be sold without exceeding the Maximum Number of Securities;

(ii) If the Registration is pursuant to a request by persons or entities other than the Stockholders, then Pubco shall include in any such Registration (A) first, shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Stockholders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Stockholders exercising their rights to register their Registrable Securities pursuant to Sections 2.2 and 2.3 hereof which can be sold without exceeding the Maximum Number of Securities, allocated pro rata based on the respective number of Registrable Securities that each such Stockholder has requested be included in such Registration; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Class A Common Stock or other equity securities that Pubco desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), shares of Class A Common Stock or other equity securities for the account of other persons or entities that Pubco is obligated to register pursuant to separate written contractual piggy-back registration rights of other stockholders of Pubco, which can be sold without exceeding the Maximum Number of Securities.

(c) Any Stockholder that indicated an intention to sell Registrable Securities under this Section 2.3 shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to Pubco and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the pricing of such Underwritten Offering. Pubco (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, Pubco shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3.

(d) For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration effected under Section 2.2 hereof.

Section 2.4 Registrations on Form S-3. The holders of Registrable Securities may at any time, and from time to time, request in writing that Pubco, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or similar short form registration statement that may be available at such time (“Form S-3”); provided, however, that Pubco shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of Pubco’s receipt of a written request from a holder of Registrable Securities for a Registration on Form S-3, Pubco shall promptly give written notice of the proposed Registration on Form S-3 to all other holders of Registrable Securities, and each holder of Registrable Securities who thereafter wishes to include all or a portion of such holder’s Registrable Securities in such Registration on Form S-3 shall so notify Pubco, in writing, within ten (10) days after the receipt by the Stockholder of the notice from Pubco. As soon as practicable thereafter, but not more than twenty (20) days after Pubco’s initial receipt of such written request for a Registration on Form S-3, Pubco shall register all or such portion of such Stockholder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Stockholder or Stockholders joining in such request as are specified in the written notification given by such Stockholder or Stockholders; provided, however, that Pubco shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering or (ii) the Stockholders of Registrable Securities, together with the Stockholders of any other equity securities of Pubco entitled to inclusion in such Registration, propose to sell Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $15,000,000.

Section 2.5 Market Stand-off. In connection with any Underwritten Offering of Class A Common Stock of Pubco, if requested by the Underwriters managing the offering, each Stockholder that is an executive officer or director of Pubco or the beneficial owner of more than one percent (1%) of the outstanding shares of Class A Common Stock of Pubco, and any other Stockholder reasonably requested by the managing Underwriter, agrees not to, and to execute a customary lock-up agreement (in each case on substantially the same terms and conditions as all such Stockholders, including customary waiver “mfn” provisions) in favor of the managing Underwriters to not, sell or dispose of any shares of Class A Common Stock of Pubco (other than those included in such offering pursuant to this Agreement), without the prior written consent of Pubco, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent.

Section 2.6 Block Trades.

(a) Notwithstanding any other provision of this Section 2.6, but subject to Section 3.4, at any time and from time to time when an effective shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offering commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $20,000,000 or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify Pubco of the Block Trade at least five (5) business days prior to the day such offering is to commence and Pubco shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with Pubco and any Underwriters prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade.

(b) Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used in connection with a Block Trade, any Demanding Holder initiating such Block Trade shall have the right to submit a Withdrawal Notice to Pubco and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade.

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

(d) The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

ARTICLE III

COMPANY PROCEDURES

Section 3.1 General Procedures. Pubco shall use its reasonable best efforts to effect the Registration of Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto Pubco shall, as expeditiously as practicable:

(a) subject to Section 2.1, prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all of such Registrable Securities have been disposed of (if earlier);

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by Pubco or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all of such Registrable Securities have been disposed of (if earlier) in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Stockholders of Registrable Securities included in such Registration, and to one legal counsel selected by the Stockholders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Stockholders of Registrable Securities included in such Registration or the legal counsel selected by such Stockholders may request in order to facilitate the disposition of the Registrable Securities owned by such Stockholders;

(d) prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Pubco and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Pubco shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Pubco are then listed;

(f) provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

(i) notify the Stockholders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

(j) permit a Representative of the Stockholders or of any Underwriter, if any, to participate, at each such person’s own expense (except to the extent any expenses of a Stockholder’s Representative constitute Registration Expenses), in the preparation of the Registration Statement, and cause Pubco’s officers, directors and employees to supply all information reasonably requested by any such Representative in connection with the Registration; provided, however, that if any such Representative is not otherwise subject to confidentiality obligations, such Representative will enter into a confidentiality agreement, if requested by Pubco, in form and substance reasonably satisfactory to Pubco, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter from Pubco’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated as of such date, of counsel representing Pubco for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as are customarily included in such opinions and negative assurance letters;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, on terms agreed to by Pubco with the managing Underwriter of such offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement (which need not be audited) covering the period of at least twelve (12) months beginning with the first day of Pubco’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

(o) if the Registration involves an Underwritten Offering, use its reasonable efforts to make available senior executives of Pubco to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, take such customary actions reasonably necessary to effect the registration of such Registrable Securities contemplated hereby.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by Pubco. Stockholders selling Registrable Securities shall bear all incremental selling expenses relating to the sale of such Registrable Securities, such as Underwriters’ commissions and discounts and brokerage fees.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of Pubco hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in the underwriting agreement for such Underwritten Offering and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting agreement.

Section 3.4 Suspension of Sales; Blackout Period; Adverse Disclosure.

(a) Upon receipt of written notice from Pubco that a Registration Statement or Prospectus contains a Misstatement, each of the Stockholders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that Pubco hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by Pubco that the use of the Prospectus may be resumed.

(b) Notwithstanding anything to the contrary contained in this Agreement, Pubco shall be entitled, by providing written notice (a “Suspension Notice”) to the Stockholders, to delay the filing or effectiveness of a Registration Statement or require the Stockholders to suspend the use of the Prospectus for sales of Registrable Securities under an effective Registration Statement for a reasonable period of time not to exceed ninety (90) days in the aggregate in any twelve (12)-month period (a “Suspension Period”) if the Chief Executive Officer or principal financial officer of Pubco, after consultation with counsel to Pubco, determines in good faith that such filing, effectiveness or use would (i) require the public disclosure of material non-public information concerning any material transaction or negotiations involving Pubco that would interfere with such material transaction or negotiations or (ii) otherwise materially interfere with material financing plans, acquisition activities or business activities of Pubco. Immediately upon receipt of a Suspension Notice, the Stockholder shall discontinue the disposition of Registrable Securities under an effective Registration Statement and Prospectus relating thereto until the Suspension Period is terminated.

(c) The Company agrees to promptly notify in writing the Stockholder, to the extent it still holds Registrable Securities, of the termination of a Suspension Period. After the expiration of any Suspension Period in the case of an effective Registration Statement, and without the need for any further request from the Stockholder, Pubco shall, as promptly as reasonably practicable, prepare a post-effective amendment or supplement to such Registration Statement, the relevant Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the Registration Statement or the Prospectus, as applicable, will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) If Pubco notifies the Demanding Holders of a Suspension Period with respect to an Underwritten Offering requested pursuant to Section 2.2, (x) the Demanding Holders may by notice to Pubco withdraw such request without such request counting as a demand under Section 2.2(d) and without being obligated to reimburse Pubco for any Registration Expenses in connection therewith.

(e) Notwithstanding anything to the contrary contained in this Agreement, Pubco may delay the filing or effectiveness of a Registration Statement or require the Stockholders to suspend the use of the Prospectus for sale of Registrable Securities under an effective Registration Statement: (i) during any of Pubco’s recurring quarterly earnings blackout periods, determined in accordance with such policy as Pubco shall generally maintain and communicate to the Stockholders from time to time, and any such blackout period shall be deemed to constitute a Suspension Period hereunder but shall not be subject to, and shall not count against, the time periods in Section 3.4(b) or be subject to Section 3.4(d); and (ii) if, in the good faith determination of Pubco, it is not feasible for Pubco to proceed with the registration or offering because (x) audited financial statements of Pubco or (y) audited financial statements of any acquired company or other entity or pro forma financial statements that are required by the Securities Act, by any Underwriters or by customary practice to be included in any related Registration Statement or Prospectus are then unavailable, until such time as such financial statements are prepared or obtained by Pubco, and any delay or suspension shall be treated as a Suspension Period hereunder, except that it shall not be subject to, and shall not count against, the time periods in Section 3.4(b) or be subject to Section 3.4(d); provided that, with respect to clause (y), Pubco shall use its reasonable best efforts to prepare or obtain the relevant acquired company or pro forma financial statements as quickly as reasonably practicable.

Section 3.5 Reporting Obligations. As long as any Stockholder shall own Registrable Securities, Pubco, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonably efforts to:

(a) make and keep public information regarding Pubco available, as those terms are understood and defined in Rule 144, at all times from and after the Closing Date until there are no Registrable Securities outstanding;

(b) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Pubco after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Stockholders with true and complete copies of all such filings (the delivery of which will be satisfied by Pubco’s filing of such reports on the Commission’s EDGAR system); and

(c) Pubco further covenants that it shall take such further action as any Stockholder may reasonably request, all to the extent required from time to time to enable such Stockholder to sell shares of Class A Common Stock held by such Stockholder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the reasonable request of any Stockholder, Pubco shall deliver to such Stockholder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6 Removal of Legend. In connection with a sale of Registrable Securities by a Stockholder in reliance on Rule 144, the Stockholder or its broker shall deliver to the transfer agent and Pubco a broker representation letter providing to the transfer agent and Pubco any information Pubco deems necessary to determine that the sale of the Registrable Securities is made in compliance with Rule 144. Upon receipt of such representation letter, Pubco shall promptly direct its transfer agent to remove the notation of a restrictive legend in the Stockholder’s certificate or the book entry account maintained by the transfer agent, and Pubco shall bear all costs associated therewith. At such time as the Registrable Securities have been sold pursuant to an effective registration statement under the Securities Act, if the book entry account or certificate for such Registrable Securities still bears any notation of restrictive legend, Pubco agrees, upon request of the Stockholder or permitted assignee, to take all steps necessary to promptly effect the removal of any restrictive legend from the Registrable Securities, and Pubco shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as the Stockholder or its permitted assigns provide to Pubco any information Pubco deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

(a) Pubco agrees to indemnify, to the extent permitted by law, each Stockholder, its officers and directors and each person who controls such Stockholder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by (i) or contained in any information furnished in writing to Pubco by such Stockholder expressly for use therein or (ii) use of a Prospectus by such Stockholder notwithstanding that Pubco had previously informed such Stockholder in writing to discontinue use of such Prospectus. Pubco shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of a Stockholder.

(b) In connection with any Registration Statement in which a Stockholder is participating, such Stockholder shall furnish to Pubco in writing such information and affidavits as Pubco reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify Pubco, its directors and officers and agents and each person who controls Pubco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that (i) such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Stockholder expressly for use therein or (ii) such Stockholder used a Prospectus notwithstanding that Pubco had previously informed such Stockholder in writing to discontinue use of such Prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Stockholders of Registrable Securities, and the liability of each such Stockholder shall be in proportion to and limited to the net proceeds received by such Stockholder from the sale of Registrable Securities pursuant to such Registration Statement. The Stockholders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of Pubco.

(c) Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. Pubco and each Stockholder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event Pubco’s or such Stockholder’s indemnification is unavailable for any reason.

(e) If the indemnification provided under this Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Stockholder under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Stockholder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1(a), Section 4.1(b) and Section 4.1(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any person who was not guilty of such fraudulent misrepresentation.

(f) The rights and obligations under this Article IV with respect to a Stockholder shall survive any disposition of such Stockholder’s Registrable Securities.

ARTICLE V

Section 5.1 Lock-up. Each Stockholder agrees that it, he or she shall not Transfer any Registrable Securities until the expiration of the applicable Lock-Up Period, except as otherwise provided in the Stockholders Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. To be valid for purposes hereof, any notice, request, demand, waiver, consent, approval or other communication (any of the foregoing, a “Notice”) that is required or permitted hereunder shall be in writing. A Notice shall be deemed given only as follows: (a) on the date delivered personally; (b) three Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (c) on the date sent by email (with confirmation of transmission, and provided, that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 6.1 within two Business Days thereafter) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) one Business Day following deposit with a nationally recognized overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

Notices to Pubco: Bakkt Holdings, Inc. 5900 Windward Parkway, Suite 450 Alpharetta, GA 30005 Attn: General Counsel Email: marc.dannunzio@bakkt.com	with copies to (which shall not constitute notice): Shearman & Sterling LLP 300 W. 6th Street, 22nd Floor Austin, Texas 78701 Attention: J. Matthew Lyons Email: matt.lyons@shearman.com

Notices to the Sponsor or VIH Independent Directors

c/o Victory Park Capital Advisors, LLC

150 North Riverside Plaza, Suite 5200

Chicago, Illinois 60606

Attn: Scott R. Zemnick

Email: szemnick@vpcadvisors.com

with a copy to (which shall not constitute notice):

White & Case LLP

111 South Wacker Drive, Suite 5100

Chicago, IL 60606-4302

Attention:    Raymond Bogenrief

                    Elliott Smith

E-mail:        raymond.bogenrief@whitecase.com

                     elliott.smith@whitecase.com

Section 6.2 Assignment; No Third-Party Beneficiaries.

(a) This Agreement and the rights, duties and obligations of Pubco hereunder may not be assigned or delegated by Pubco in whole or in part.

(b) This Agreement and the rights, duties and obligations of any Stockholder hereunder may be freely assigned or delegated by such Stockholder in conjunction with and to the extent of any transfer of Registrable Securities by any such Stockholder, subject to compliance with the Lock-Up Periods and Section 6.2(e) below.

(c) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Stockholders.

(d) Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(e) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Pubco unless and until Pubco shall have received (i) written notice of such assignment as provided in Section 6.1 and (ii) the written agreement of the assignee, in the form attached hereto as Exhibit A, to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

Section 6.3 Counterparts. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith, may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party hereto may deliver signed counterparts of this Agreement to the other parties hereto by means of facsimile or portable document format (.PDF) signature.

Section 6.4 Governing Law.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE APPLICABLE STATE OR FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, FOR PURPOSES OF ALL LEGAL PROCEEDINGS, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS AND TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY HERETO HEREBY AGREES NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED THERETO EXCEPT IN SUCH COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH COURT OR THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE) THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO IN CONNECTION HEREWITH. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

Section 6.5 Specific Performance. Each party hereto agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform its obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Each party hereto acknowledges and agrees that each party hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, each without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement. Each party hereto agrees that it shall not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party hereto acknowledges and agrees that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.5 shall not be required to provide any bond or other security in connection with any such injunction.

Section 6.6 Severability. If any portion or provision hereof is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the remainder hereof, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 6.7 Interpretation. The headings and captions used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

Section 6.8 Entire Agreement. The Sponsor, the VIH Independent Directors and Pubco agree that the Original RRA is hereby terminated. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or between the parties hereto, written or oral, that may have related in any way to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist among the parties hereto, except as expressly set forth in this Agreement.

Section 6.9 Amendments and Modifications. Upon the written consent of Pubco and the Stockholders holding at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Stockholder, solely in its capacity as a holder of the shares of capital stock of Pubco, in a manner that is materially different from the other Stockholders (in such capacity) shall require the consent of the Stockholder (or holders of least a majority in interest of the Registrable Securities of the group of Stockholders) so affected. No course of dealing between any Stockholder or Pubco and any other party hereto or any failure or delay on the part of a Stockholder or Pubco in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Stockholder or Pubco. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 6.10 Other Registration Rights. Pubco represents and warrants that, except with respect to registration rights granted pursuant to subscription agreements entered into in connection with the Transactions, no person, other than a holder of Registrable Securities has any right to require Pubco to register any securities of Pubco for sale or to include such securities of Pubco in any Registration filed by Pubco for the sale of securities for its own account or for the account of any other person. Further, Pubco represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Section 6.11 Term. This Agreement shall terminate upon the date as of which no Stockholders (or permitted assignees under Section 6.2) hold any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

Section 6.12 Limitation on Subsequent Registration Rights. From and after the date of this Agreement, Pubco shall not, without the prior written consent of ICE, for so long as it owns Registrable Securities representing or exchangeable for at least 10% of Pubco’s outstanding shares of Class A Common Stock, enter into any agreement with any holder or prospective holder of any securities of Pubco giving such holder or prospective holder any registration rights the terms of which (a) are equivalent to or more favorable than the registration rights granted to the Stockholders hereunder, or (b) would reduce the amount of Registrable Securities the holders can include in any registration filed pursuant to Section 2.1, Section 2.2, Section 2.3 or Section 2.4 hereof, unless such rights are subordinate to those of the Stockholders.

Section 6.13 No Recourse. Notwithstanding any provision of this Agreement to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting the rights of the parties under and to the extent provided under Section 6.5, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party to this Agreement), (i) no past, present or future Representative of any named party to this Agreement and (ii) no past, present or future Representative of any named party to this Agreement shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement.

Section 6.14 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, upon the written request by Pubco, each Stockholder shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

* * * * *

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

COMPANY:

BAKKT HOLDINGS, INC.

By:
Name:
Title:

HOLDERS:

VPC IMPACT ACQUISITION HOLDINGS SPONSOR, LLC

By:
Name:	Victory Park Management, LLC
Title:	Manager

VIH INDEPENDENT DIRECTORS

Adrienne Harris

Kai Schmitz

Kurt Summers

Signature Page to Registration Rights Agreement

[BAKKT EQUITY HOLDER]

By:
Name:
Title:

Signature Page to Registration Rights Agreement

SCHEDULE I

TABLE OF BAKKT EQUITY HOLDERS AND NUMBER OF SHARES

[TO BE INCLUDED PRIOR TO CLOSING]

Schedule I to Registration Rights Agreement

EXHIBIT A

JOINDER

Joinder

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement, dated as of __________________ (as the same may hereafter be amended, the “Registration Rights Agreement”), among Bakkt Holdings, Inc., a Delaware corporation (the “Company”), and the other person named as parties therein.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as a Stockholder in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s ________________ number of shares of _____________________ shall be included as Registrable Securities under the Registration Rights Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, ____.

Signature of Stockholder

Print Name of Stockholder

Address:

Agreed and Accepted as of:

______________________.
BAKKT HOLDINGS, INC.
By:
Title:

Exhibit A to Registration Rights Agreement

Annex F

FINAL FORM

FORM OF STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT

OF

BAKKT HOLDINGS, INC.

DATED AS OF [•], 2021

(i)

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of [•], 2021, by and among (i) Bakkt Holdings, Inc., a Delaware corporation (“Pubco”), (ii) each of the parties listed on Schedule 1 hereto (each, a “Bakkt Equity Holder” and, collectively, the “Bakkt Equity Holders”) and (iii) VPC Impact Acquisition Holdings Sponsor, LLC, a Delaware limited liability company (the “Sponsor” and, together with the Bakkt Equity Holders, the “Stockholders”).

RECITALS

WHEREAS, Pubco, Pylon Merger Company LLC, a Delaware limited liability company and wholly owned Subsidiary of Pubco (“Merger Sub”), and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt Opco”), entered into that certain Agreement and Plan of Merger, dated as of January 11, 2021 (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Bakkt Opco (the “Merger”), with Bakkt Opco being the surviving limited liability company of the Merger;

WHEREAS, (i) prior to the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”), Pubco was a Cayman Islands exempted company, and (ii) immediately prior to the consummation of the Merger, Pubco domesticated into the State of Delaware as a Delaware corporation and changed its name from “VPC Impact Acquisition Holdings” to “Bakkt Holdings, Inc.” (the “Domestication”);

WHEREAS, in connection with the Domestication and the other Transactions, among other things, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of Pubco (other than those shares validly redeemed in connection with the Redemption (as defined in the Merger Agreement)) was automatically converted into one share of Class A Common Stock and (ii) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of Pubco (all of which Class B ordinary shares were held by the Sponsor and the independent directors of Pubco) was automatically converted into one share of Class A Common Stock (such conversions, together, the “Pubco Common Stock Conversion”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) (and following the filing of the Certificate of Incorporation), (i) in connection with the conversion of the Bakkt Interests (as defined in the Merger Agreement) upon consummation of the Merger, the Bakkt Equity Holders received Bakkt Opco Common Units and Pubco issued to the Bakkt Equity Holders an aggregate number of shares of Class V Common Stock equal to the number of Bakkt Opco Common Units received by the Bakkt Equity Holders, and (ii) in connection with the conversion of the limited liability interests of Merger Sub upon consummation of the Merger, Pubco received Bakkt Opco Common Units in an amount equal to the number of shares of Class A Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Pubco Common Stock Conversion, the PIPE Financing (as defined in the Merger Agreement) and the Redemption);

WHEREAS, each Bakkt Equity Holder has the right to exchange Bakkt Opco Common Units received by such Bakkt Equity Holder in connection with the Merger, along with the transfer to Pubco of an equal number of shares of Class V Common Stock for retirement and cancellation, for shares of Class A Common Stock in the manner set forth in, and pursuant to the terms and conditions of, the Bakkt Opco LLC Agreement and the Exchange Agreement;

WHEREAS, in connection with the Transactions, Pubco and the Stockholders desire to set forth certain understandings between such parties, including with respect to certain governance matters and other rights and obligations associated with the ownership of Equity Securities of Pubco and Bakkt Opco.

NOW, THEREFORE, in consideration of the premises set forth above and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the

F-1

receipt and sufficiency of which are hereby acknowledged, Pubco and the Stockholders, intending to be legally bound, hereby agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

Section 1.01 Defined Terms. In this Agreement, the following terms have the following meanings:

“Affiliate” of a specified Person means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such specified Person.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Bakkt Equity Holders” has the meaning set forth in the Preamble.

“Bakkt Equity Holders Lock-Up Period” has the meaning set forth in Section 3.01(a).

“Bakkt Equity Holders Lock-Up Shares” means, in respect of each Bakkt Equity Holder, the Equity Securities of Pubco and the Equity Securities of Bakkt Opco, in each case, Beneficially Owned or otherwise held, directly or indirectly, by such Bakkt Equity Holder, including shares of Class A Common Stock (including shares of Class A Common Stock issued to such Bakkt Equity Holder upon exchange of Bakkt Opco Common Units, and retirement and cancellation of an equal number of shares of Class V Common Stock, in accordance with Bakkt Opco LLC Agreement and the Exchange Agreement), shares of Class V Common Stock and Bakkt Opco Common Units; provided that any “Subscribed Shares” (as defined in the applicable Subscription Agreement) purchased by a Bakkt Equity Holder pursuant to any Subscription Agreement with VPC Impact Acquisition Holdings shall not be deemed Bakkt Equity Holders Lock-Up Shares.

“Bakkt Opco” has the meaning set forth in the Recitals.

“Bakkt Opco Common Units” means the common units of Bakkt Opco, which provide the holder thereof with, and subject such holder to, such rights, privileges, restrictions and obligations as are set forth in the Bakkt Opco LLC Agreement.

“Bakkt Opco Director” has the meaning set forth in Section 2.01(a).

“Bakkt Opco LLC Agreement” means the Third Amended and Restated LLC Agreement of Bakkt Opco, dated as of [•], 2021, by and among Bakkt Opco, Pubco and the Bakkt Equity Holders, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of Pubco.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to be closed for business; provided that such banks shall be deemed to be open for business in the event of a “shelter in place” order or similar closure of physical branch locations is required at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

“By-Laws” means the by-laws of Pubco, adopted on or substantially around the date of this Agreement, as the same may be amended or restated from time to time.

“Certificate of Incorporation” means the certificate of incorporation of Pubco, filed with the Secretary of State of the State of Delaware on or prior to the date of this Agreement, as the same may be amended or restated from time to time.

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“Class I Director” has the meaning set forth in the Certificate of Incorporation.

“Class II Director” has the meaning set forth in the Certificate of Incorporation.

“Class III Director” has the meaning set forth in the Certificate of Incorporation.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Pubco, including (a) any shares of such Class A common stock issuable upon the exercise of any warrant, option, convertible security or other right to acquire shares of such Class A common stock and (b) any Equity Securities issued in respect of such Class A common stock, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction. For the avoidance of doubt, for purposes of determining whether a Person Beneficially Owns Class A Common Stock under this Agreement, such Person’s ownership will include any Bakkt Opco Common Units which such Person can exchange (when coupled with corresponding shares of Class V Common Stock) into shares of Class A Common Stock pursuant to the Bakkt Opco LLC Agreement and the Exchange Agreement.

“Class V Common Stock” means the Class V common stock, par value $0.0001 per share, of Pubco, including (a) any shares of such Class V common stock issuable upon the exercise of any warrant, option, convertible security or other right to acquire shares of such Class V common stock and (b) any Equity Securities issued in respect of such Class V common stock, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Common Stock” means shares of the Class A Common Stock and the Class V Common Stock, including any shares of the Class A Common Stock or the Class V Common Stock issuable upon the exercise of any warrant, option, convertible security or other right to acquire shares of the Class A Common Stock or the Class V Common Stock.

“Confidential Information” means, in respect of a Stockholder, any confidential, non-public information concerning Pubco or any of its Subsidiaries that is furnished after the date of this Agreement by or on behalf of Pubco or any of its Designated Representatives to such Stockholder or any of its Designated Representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof to the extent containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(a) that is or has become publicly available other than as a result of a disclosure by such Stockholder or any of its Designated Representatives in violation of this Agreement;

(b) that was already known to such Stockholder or any of its Designated Representatives or was in the possession of such Stockholder or any of its Designated Representatives, in either case, without an obligation of confidentiality to Pubco or any of its Affiliates, prior to its being furnished by or on behalf of Pubco or its Designated Representatives;

(c) that is received by such Stockholder or any of its Designated Representatives from a source other than Pubco or its Designated Representatives; provided, that the source of such information was not actually known by such Stockholder or Designated Representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, Pubco or any of its Affiliates;

(d) that was independently developed or acquired by such Stockholder or any of its Designated Representatives or on its or their behalf, in any case, without the violation of the terms of this Agreement or the use of or reference to any Confidential Information; or

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(e) that such Stockholder or any of its Designated Representatives is required or requested, in the good faith determination of such Stockholder or such Designated Representative, to disclose by applicable Law; provided that such Stockholder or such Designated Representative, (i) to the extent permitted by applicable law, notifies Pubco reasonably in advance of any such disclosure, (ii) reasonably cooperates (at Pubco’s sole expense) with Pubco in any reasonable efforts taken by Pubco to prevent or limit such disclosure and (iii) otherwise takes reasonable steps to minimize the extent of any such required disclosure; provided, further, that the requirements of the foregoing proviso shall not be required where disclosure is made in connection with a routine audit or examination by a regulatory or self-regulatory authority, bank examiner or auditor and such audit or examination does not specifically reference Pubco or this Agreement.

“Control” (including its correlative meanings, “Controlling”, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise).

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Immediate Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Immediate Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner, general partner or investment manager or in which such Person or such Person’s Immediate Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager, managing member or investment manager or in which such Person or such Person’s Immediate Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Designated Representatives” means, with respect to any Person, (a) any of such Person’s Affiliates and such Person’s and its Affiliates’ respective directors, managers, investment managers, officers, partners (including general partners), members, equityholders, employees, agents, attorneys, accountants, actuaries, insurers, financing sources, consultants, financial or other advisors or (b) any prospective purchaser of all, or a material portion, of such Person’s Equity Securities of Pubco if such prospective purchaser has agreed, in writing with Pubco, to customary confidentiality and use restrictions with respect to such Confidential Information.

“Director” means any member of the Board from time to time.

“Domestication” has the meaning set forth in the Recitals.

“Equity Securities” means, with respect to any Person, any shares of capital stock or equity of (or other ownership or profit interests in) such Person, any warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, any securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, options or other rights for the purchase or acquisition from such Person of such shares of capital stock or equity of (or other ownership or profit interests in) such Person, restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and any other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Exchange Agreement” means the Exchange Agreement, dated as of [•], 2021, by and among Pubco, Bakkt Opco and the other parties thereto.

“Governmental Authority” means any federal, state, tribal, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, department,

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commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission or similar dispute resolving panel or body, or any applicable self-regulatory organization.

“ICE” means Intercontinental Exchange Holdings, Inc., a Delaware corporation.

“Immediate Family Members” means, with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption, and including spouses of such descendants), brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which the only beneficiaries are such Person or any of the foregoing Persons.

“Initial Board” means the Board of Directors of Pubco immediately following the consummation of the Transactions.

“Insider Letter” means that certain letter agreement, dated as of September 22, 2020, by and among Pubco, the Sponsor and the other signatories thereto.

“Law” means each applicable federal, state, local, municipal, foreign or other law, order, judgment, rule, code, statute, legislation, regulation, principle of common law, treaty, convention, requirement, variance, proclamation, edict, decree, writ, injunction, award, ruling or ordinance that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lock-Up Periods” means the Bakkt Equity Holders Lock-Up Period, the Private Placement Lock-Up Period and the Sponsor Lock-Up Period.

“Lock-Up Shares” means the Bakkt Equity Holders Lock-Up Shares, the Private Placement Lock-Up Shares and the Sponsor Lock-Up Shares.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Necessary Action” means, with respect to any party hereto and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) appearing at any meeting of the stockholders of Pubco or otherwise causing all shares of Common Stock to be counted as present thereat for purposes of calculating a quorum, (c) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (d) voting in favor of the adoption of stockholders’ resolutions and amendments to the Organizational Documents of Pubco, (e) executing agreements and instruments, (f) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result, and (g) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of Pubco.

“Non-Recourse Party” has the meaning set forth in Section 4.15.

“NYSE” the New York Stock Exchange.

“Organizational Documents” means: (a) the articles or certificate of incorporation and the by-laws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the limited liability company agreement, operating agreement and the certificate or articles of formation of a limited liability

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company; (e) the trust agreement and any documents that govern the formation of a trust; (f) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (g) any amendment to any of the foregoing.

“Permitted Transferee” means, with respect to a Stockholder: (a) any Sponsor Member, (b) any Immediate Family Member of such Stockholder, (c) any Affiliate of such Stockholder, (d) any Affiliate of any Sponsor Member or any Immediate Family Member of such Stockholder, or (e) any Controlled Entity of such Stockholder.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Private Placement Lock-Up Period” means the Private Placement Warrants Lock-up Period (as defined in the Insider Letter as of the date hereof).

“Private Placement Lock-Up Shares” means the Sponsor Warrants and any shares of Class A Common Stock resulting from the exercise of any Sponsor Warrant.

“Pubco” has the meaning set forth in the Preamble.

“Pubco Common Stock Conversion” has the meaning set forth in the Recitals.

“Qualified Stockholder” means any Stockholder that, together with its Permitted Transferees that are a party hereto, holds (a) in the case of the Sponsor, then-issued and outstanding shares of Common Stock representing at least fifty percent (50%) of the shares of Common Stock held by Sponsor as of the Closing Date (subject to adjustment for any applicable stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction), or (b) in the case of any other Stockholder, at least five percent (5%) of the then-issued and outstanding shares of Common Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Director” has the meaning set forth in Section 2.01(a).

“Sponsor Lock-Up Period” means the Founder Shares Lock-up Period (as defined in the Insider Letter as of the date hereof).

“Sponsor Lock-Up Shares” means the Equity Securities of Pubco, including shares of Class A Common Stock, Beneficially Owned or otherwise held, directly or indirectly, by the Sponsor; provided that, notwithstanding anything herein to the contrary, in no event shall the Private Placement Lock-Up Shares be deemed or considered “Sponsor Lock-Up Shares” for purposes of this Agreement.

“Sponsor Member” means any direct or indirect equityholder of Sponsor as of the date of this Agreement.

“Sponsor Warrants” means the warrants to purchase 6,147,440 shares of Class A Common Stock issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated September 20, 2020, by and among the Sponsor and Pubco, for a purchase price of $1.00 per warrant.

“Stockholders” has the meaning set forth in the Preamble.

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“Subsidiary” means, with respect to any specified Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by such specified Person or one or more of the other Subsidiaries of such specified Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of membership interests (or equivalent ownership interests) of such limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, Bakkt Opco and its Subsidiaries shall be deemed Subsidiaries of Pubco.

“Third-Party Purchaser” means any Person who, immediately prior to the contemplated transaction, does not Beneficially Own or directly or indirectly have the right to acquire any outstanding Common Stock.

“Transactions” has the meaning set forth in the Recitals.

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition (whether by operation of law or otherwise) and, when used as a verb, to voluntarily or involuntarily transfer, sell, pledge or hypothecate or otherwise dispose of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee”, “Transferor”, “Transferred” and other forms of the word “Transfer” shall have correlative meanings.

“Unaffiliated Directors” has the meaning set forth in Section 2.01(a).

Section 1.02 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. When used in this Agreement, unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) terms defined in the singular have a comparable meaning when used in the plural, and vice versa, (c) the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, (d) Section references are to Sections of this Agreement, (e) references to the Preamble and Recitals are to the preamble and recitals to this Agreement and (f) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

Section 2.01 Election of Directors.

(a) Pubco and each Stockholder shall take all Necessary Action to cause the Initial Board to be comprised of nine (9) Directors, (i) one (1) of whom has been designated by the Sponsor (the “Sponsor Director”), who shall initially be Gordon Watson, (ii) one (1) of whom has been designated by Bakkt Opco (the “Bakkt Opco Director”), who shall initially be David Clifton, and (iii) seven (7) of whom have been jointly designated by the Sponsor and Bakkt Opco and a majority of whom qualify as “independent directors” under NYSE listing rules (the “Unaffiliated Directors”), who shall initially be Sean Collins, Kristyn Cook, Michelle Goldberg, Adrienne Harris, Andrew A. Main, Gavin Michael, and Richard Lumb. Pubco and each Stockholder shall take all Necessary Action to cause the foregoing Directors to be divided into three (3) classes of Directors, with each class serving for staggered three (3)-year terms as follows:

(i) the Class I Directors shall include three (3) Unaffiliated Directors, who shall initially be Michelle Goldberg, Adrienne Harris, and Gavin Michael;

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(ii) the Class II Directors shall include the Sponsor Director, the Bakkt OpCo Director, and one (1) Unaffiliated Director, who shall initially be Kristyn Cook; and

(iii) the Class III Directors shall include three (3) Unaffiliated Directors, who shall initially be Sean Collins, Andrew A. Main, and Richard Lumb.

The initial term of the Class I Directors shall expire at the first (1st) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected. The initial term of the Class II Directors shall expire at the second (2nd) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected. The initial term of the Class III Directors shall expire at the third (3rd) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected.

(b) Pubco shall take all Necessary Action to cause the Board to elect and maintain a Chairman of the Board, who shall qualify as an “independent director” under NYSE listing rules, and who shall have such duties and responsibilities as are provided for in the Organizational Documents of Pubco.

(c) Prior to the second (2nd) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected, in the event that a vacancy is created at any time by the death, retirement, removal or resignation of the Sponsor Director or the Bakkt Opco Director, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and Pubco and each Stockholder shall take all Necessary Action to cause such vacancy to be filled as soon as possible by, (i) in the case of a vacancy created by the death, retirement, removal or resignation of the Sponsor Director, a designee of the Sponsor if the Sponsor is a Qualified Stockholder at such time, or (ii) in the case of a vacancy created by the death, retirement, removal or resignation of the Bakkt Opco Director, a designee of ICE if ICE is a Qualified Stockholder at such time.

Section 2.02 Committees. In accordance with the Organizational Documents of Pubco, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. The composition of each committee of the Board shall be in compliance with any applicable NYSE independence requirements.

Section 2.03 Independent Directors. Pubco has determined that the Initial Board referenced in Section 2.01(a) includes the requisite number of individuals meeting the independence requirements of the NYSE. Following such time as the Initial Board is constituted, Pubco shall take all Necessary Action to ensure that the Board consists of the requisite number of directors meeting the independence requirements of the NYSE or any other securities exchange on which the Equity Securities of Pubco are then listed.

Section 2.04 Compensation; Reimbursement of Expenses. Except to the extent the Sponsor, in respect of the Sponsor Director, or ICE, in respect of the Bakkt Opco Director, may otherwise notify Pubco, the Sponsor Director and the Bakkt Opco Director shall be entitled to compensation consistent with the compensation received by the Unaffiliated Directors, including any fees and equity awards. Pubco shall reimburse the Sponsor Director and the Bakkt Opco Director for all reasonable out-of-pocket expenses incurred by such Director in connection with such Director’s attendance at meetings of the Board or any committees thereof, including travel, lodging and meal expenses, on the same terms as such expenses are reimbursed to the Unaffiliated Directors.

Section 2.05 Indemnification. Pubco shall enter into an indemnification agreement with each of the Sponsor Director and the Bakkt Opco Director, each on substantially the same terms entered into with, and based on the same customary and reasonable form provided to, the other Directors. For the avoidance of doubt, for so long as the Sponsor Director or the Bakkt Opco Director serves as a Director, Pubco shall provide the Sponsor Director and the Bakkt Opco Director expense reimbursement, benefits, indemnity, exculpation and other arrangements on the same terms as those provided to the other Directors. For so long as the Sponsor Director or the Bakkt Opco Director serves as a Director, Pubco shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting the Sponsor Director or the Bakkt Opco Director, as applicable, as and to the extent consistent with applicable Law, contained in the Organizational Documents of Pubco (including

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Article VIII of the Certificate of Incorporation and Article V of the By-Laws)), any indemnification agreements with Directors or otherwise (whether such right is contained in the Organizational Documents of Pubco or another document) (except to the extent such amendment or alteration permits Pubco to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

Section 2.06 D&O Insurance. Pubco shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as the Sponsor Director or the Bakkt Opco Director serves as a Director, maintain such directors’ and officers’ liability insurance coverage with respect to such Director.

Section 2.07 Information Sharing. To the extent permitted by applicable Law, each party hereto acknowledges and agrees that the Sponsor Director and the Bakkt Opco Director may share any information concerning Pubco and its Subsidiaries received by them from or on behalf of Pubco or its representatives with, in the case of the Sponsor Director, the Sponsor and its Designated Representatives, and, in the case of the Bakkt Opco Director, ICE and its Designated Representatives (subject to the Sponsor’s or ICE’s (as applicable) respective obligation to maintain the confidentiality of Confidential Information in accordance with Section 2.08).

Section 2.08 Confidentiality. Each of the Sponsor and ICE agrees (severally, and not jointly) that it will, and will direct its Designated Representatives to, keep confidential and not disclose any Confidential Information to any other Person (other than Pubco and its Designated Representatives); provided, however, that each of the Sponsor and ICE and their respective Designated Representatives may disclose Confidential Information (a) to their respective Designated Representatives who reasonably need to know or otherwise ordinarily receive such information (and solely for use by such Persons) in connection with the Sponsor’s or ICE’s (as applicable) investment in Pubco or (b) as Pubco may otherwise consent to in writing; provided, further, however, that (i) each Designated Representative shall be under an obligation of confidentiality to Pubco or the Sponsor or ICE (as applicable) with respect to such Confidential Information and (ii) each of the Sponsor and ICE agrees (severally, and not jointly) to be responsible for any breaches of this Section 2.08 by their respective Designated Representatives. Notwithstanding the foregoing, (i) no Person shall be deemed a Designated Representative of the Sponsor or ICE (and as a result subject to any of the obligations under this Section 2.08) unless such Person actually receives Confidential Information from, on behalf of, or at the request of, the Sponsor, ICE or their respective Designated Representatives (as applicable) and (ii) no Affiliates or portfolio companies of the Sponsor or ICE or any of their Affiliates will be deemed to be subject to this Section 2.08 solely due to the fact that one of its officers, members, managers, investment managers, members of the board of directors (or similar governing body), general partners or employees who has received or had access to any Confidential Information serves as an officer, member, manager, investment manager, member of the board of directors (or similar governing body), general partner, employee or agent of such Affiliate or portfolio company; provided that such officer, member, manager, investment manager, member of the board of directors (or similar governing body), general partner or employee does not provide any Confidential Information to the other officers, members, managers, investment managers, members of the board of directors (or similar governing body), general partners or employees of such Affiliate or portfolio company.

ARTICLE III

RESTRICTIONS ON TRANSFER

Section 3.01 General Restrictions on Transfer.

(a) Except as permitted by Section 3.02, no Bakkt Equity Holder shall Transfer, or make a public announcement of any intention to Transfer, any Bakkt Equity Holders Lock-Up Shares during the period commencing on the Closing Date and continuing until the six (6)-month anniversary of the Closing Date (the “Bakkt Equity Holders Lock-Up Period”).

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(b) Except as permitted by Section 3.02, the Sponsor shall not Transfer, or make a public announcement of any intention to Transfer, any Private Placement Lock-Up Shares during the Private Placement Lock-Up Period.

(c) Except as permitted by Section 3.02, the Sponsor shall not Transfer, or make a public announcement of any intention to Transfer, any Sponsor Lock-Up Shares during the Sponsor Lock-Up Period.

Section 3.02 Permitted Transfers.

(a) No prohibition in Section 3.01 shall apply to: (i) Transfers permitted by Section 3.02(b) (except as otherwise provided in Section 3.02(c)); (ii) Transfers by any Bakkt Equity Holder following the expiration of the Bakkt Equity Holders Lock-Up Period; (iii) Transfers of the Private Placement Lock-Up Shares by the Sponsor following the expiration of the Sponsor Lock-Up Period; or (iv) Transfers of the Sponsor Lock-Up Shares by the Sponsor following the expiration of the Sponsor Lock-Up Period.

(b) Notwithstanding anything to the contrary contained in this Agreement (including Section 3.01), subject to Section 3.02(c), during the Lock-Up Period applicable to such Person, each Bakkt Equity Holder and the Sponsor may Transfer, without the consent of any other party hereto, any of such Person’s Lock-Up Shares:

(i) to any of such Person’s Permitted Transferees; provided that, in respect of Transfers to an Immediate Family Member or an Affiliate of such Person (other than pursuant to Section 3.02(b)(iii)), no consideration is paid by such Immediate Family Member or Affiliate and such Transfer is conditioned on the receipt by Pubco of an undertaking by such Immediate Family Member or Affiliate to Transfer such shares of Lock-Up Shares back to the applicable Transferor if such Immediate Family Member or Affiliate ceases to be an Immediate Family Member or an Affiliate of such Transferor;

(ii) pursuant to any liquidation, merger, stock exchange or other similar transaction of Pubco with a Third-Party Purchaser that results in all of Pubco’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property and a change in Control of Pubco; or

(iii) in the case of a Stockholder that is a natural person, upon death of such Stockholder by will or other instrument taking effect at the death of such Stockholder or by applicable Laws of descent and distribution to such Stockholder’s Immediate Family Members.

(c) In respect of any Transfers permitted by Section 3.02(b)(i) or Section 3.02(b)(iii), (i) the applicable Transferee shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering to Pubco a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a party hereto (with the same rights and obligations as the Transferor (including, for the avoidance of doubt, the restrictions in Section 3.01)) for all purposes of this Agreement, and such Transfer shall not be recognized unless and until such joinder is executed and delivered to Pubco, (ii) prior written notice of such Transfer shall be given to Pubco, the Sponsor and ICE, and (iii) the applicable Transferee shall not be permitted to Transfer such Lock-Up Shares further without compliance with the provisions of this Agreement that are applicable to the initial Transferor. For the avoidance of doubt, in connection with any Transfer of Lock-Up Shares pursuant to Section 3.02(b)(i) or Section 3.02(b)(iii), the restrictions and obligations contained in this Article III shall continue to apply to such Lock-Up Shares for the Lock-Up Period applicable to the initial Transferor.

Section 3.03 Miscellaneous Provisions Relating to Transfers.

(a) Pubco shall place customary restrictive legends on the certificates or book entries representing the Equity Securities subject to this Agreement (including the Lock-Up Shares), in addition to any legends required by applicable Law, and remove such restrictive legends at the time the restrictions and obligations contemplated hereby are no longer applicable to Equity Securities represented by such certificates or book entries.

(b) Any attempt to Transfer any Lock-Up Shares that is not in compliance with this Agreement shall be null and void, and Pubco shall not, and shall cause any transfer agent not to, give any effect in Pubco’s

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stock records to such attempted Transfer and the purported Transferee in any such purported Transfer shall not be treated as the owner of such Lock-Up Shares for any purposes of this Agreement.

(c) Notwithstanding any other provision of this Agreement, each of the parties hereto acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, the Equity Securities of Pubco and Bakkt Opco (as applicable) (including the Lock-Up Shares), in each case, Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Authority, including all applicable holding periods under the Securities Act and other rules of the Securities and Exchange Commission, and, as applicable, the Organizational Documents of Bakkt Opco.

ARTICLE IV

GENERAL PROVISIONS

Section 4.01 Termination.

(a) Except as provided in Section 4.01(b), this Agreement shall terminate (i) solely as to any Stockholder, at such time as such Stockholder and its Permitted Transferees no longer Beneficially Own or otherwise hold any Equity Securities of Pubco, and (ii) as to all parties hereto, upon the earlier of (x) the mutual written agreement of Pubco and each Qualified Stockholder at the time of such mutual written agreement and (y) immediately following the second (2nd) annual meeting of stockholders of Pubco following the Closing Date at which Directors are elected.

(b) The termination of this Agreement, whether in respect of any particular Stockholder and/or all parties hereto, shall not affect: (i) the existence of Pubco; (ii) the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination; (iii) the rights which any Stockholder may have by operation of law as a stockholder of Pubco; or (iv) the rights contained herein which are intended to survive termination of this Agreement. The following provisions shall survive any termination of this Agreement: Section 1.02, Section 2.05, Section 2.06 and this Article IV.

Section 4.02 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or other electronic transmission (including e-mail) or sent by reputable overnight courier service (charges prepaid) to the respective parties as follows, and shall be deemed to have been given or made (i) when delivered, if delivered personally by hand to the intended recipient (with written confirmation of receipt), (ii) when sent, if sent by facsimile (with confirmation of transmission) or by electronic transmittal (including e-mail) (provided that the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient), and (iii) one (1) Business Day after deposit with a reputable overnight courier service. Unless another address is specified in writing pursuant to this Section 4.02, notices, designations, requests, requests for consent or consents shall be sent to the addresses indicated below:

if to Pubco, to:

Bakkt Holdings, Inc.
5900 Windward Parkway, Suite 450
Alpharetta, GA 30005

Attention:	General Counsel
E-mail:	marc.dannunzio@bakkt.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
900 S. Capital of Texas Hwy, Las Cimas IV, Ste 500
Austin, Texas 78746
Attention:	J. Matthew Lyons
E-mail:	mlyons@wsgr.com

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if to the Sponsor, to:

Victory Park Management, LLC
c/o VPC Impact Acquisition Holdings Sponsor, LLC
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
Attention:	Scott Zemnick
Facsimile:	(312) 701-0794
E-mail:	szemnick@vpcadvisors.com

with a copy (which shall not constitute notice) to:

White & Case LLP
111 South Wacker Drive, Suite 5100
Chicago, Illinois 60606
Attention:	Raymond Bogenrief
Facsimile:	(312) 881-5450
E-mail:	Raymond.Bogenrief@whitecase.com

if to any Bakkt Equity Holder, to: the address of such Bakkt Equity Holder set forth on its signature page hereto.

Section 4.03 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by (a) Pubco and each Qualified Stockholder at the time of such amendment, supplement or modification; provided, however, that any such amendment, supplement or modification that materially and adversely changes the rights or obligations of any Stockholder party hereto in a manner that is disproportionate to all other Stockholders shall require the prior written consent of such Stockholder. No failure or delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver of any provision or default under, nor consent to any exception to, this Agreement shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver or consent and then only to the specific purpose, extent and instance so provided; provided that, notwithstanding the foregoing, no waiver of any provision or default under, nor any consent to any exception to, the terms and provisions of Article III shall be effective unless in writing and signed by each of (i) Pubco, (ii) for so long as the Bakkt Equity Holders or their respective Permitted Transferees continue to Beneficially Own or otherwise hold Common Stock, ICE, (iii) for so long as the Sponsor or its Permitted Transferees continue to Beneficially Own or otherwise hold Common Stock, the Sponsor, and (iv) if such party hereto is not already required to sign pursuant to the foregoing clauses (i) through (iii), the party asserted to have granted such waiver or consent.

Section 4.04 Further Assurances. Each party to this Agreement shall cooperate and take such action as may be reasonably requested by another party to this Agreement in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 4.05 Assignment. No party may assign this Agreement nor any right or obligation of such party, in whole or in part, without the express prior written consent of (a) Pubco and (b) each Qualified Stockholder at the time of such amendment, supplement or modification, and any attempted assignment in violation of this Section 4.05 shall be null and void and of no effect; provided that, in connection with a Transfer pursuant to and permitted by Article III, the Sponsor, each Bakkt Equity Holder and their respective Permitted Transferees may assign any and all rights and obligations of such Person, (x) to a Permitted Transferee in compliance with, and to the extent not expressly prohibited by Article III, in each case, without the prior consent of any other party, or (y) to any other Person in compliance with, and to the extent not expressly prohibited by Article III, in each case, with the express prior written consent of Pubco. All of the terms and provisions of this Agreement shall be

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binding upon the parties hereto and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any party (including, such party’s Permitted Transferees) only to the extent that they are permitted successors, assigns, heirs and representatives (including, Permitted Transferees) pursuant to the terms of this Agreement.

Section 4.06 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective permitted successors, assigns, heirs and representatives (including, Permitted Transferees), any rights or remedies under this Agreement or otherwise create any third-party beneficiary hereof.

Section 4.07 Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY LAW, RULE OR PROCEDURE (INCLUDING ANY CHOICE OF LAW OR CONFLICT OF LAW PRINCIPLES) THAT WOULD CAUSE THE APPLICATION OF THE LAWS, RULES OR PROCEDURES OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 4.08 Jurisdiction; WAIVER OF JURY TRIAL. Each party hereto hereby (i) agrees that any action directly or indirectly arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof), and (ii) solely in connection with the action(s) contemplated by clause (i) of this Section 4.08, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in clause (i) of this Section 4.08, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 4.08, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

Section 4.09 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

Section 4.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter. Notwithstanding the foregoing, nothing herein shall affect the rights and obligations of Pubco or the Stockholders or their respective Affiliates under any other agreements with respect to confidentiality and non-use of information, which the parties expressly agree shall not be superseded by the terms of this Agreement.

Section 4.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the

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remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by applicable Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by applicable Law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 4.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 4.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

Section 4.14 Subsequent Acquisition of Securities. Each Stockholder agrees that any Equity Securities of Pubco or Bakkt Opco which it shall hereafter acquire by means of a stock split, stock dividend, distribution, exercise of warrants or options, purchase or otherwise (other than in respect of the exercise of any Sponsor Warrants) shall be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

Section 4.15 No Recourse. This Agreement may only be enforced against and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against, the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, investment manager, partner, equityholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, investment manager, partner, equityholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

PUBCO:

BAKKT HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BAKKT EQUITY HOLDER:

[•]

By:
Name:
Title:

Address for Notices:

Attention:

Facsimile:

E-mail:

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SPONSOR:

VPC IMPACT ACQUISITION HOLDINGS SPONSOR, LLC

By:	Victory Park Management, LLC
Title:	Manager

By:
Name:	Scott Zemnick
Title:	Authorized Signatory

[Signature Page to Stockholders Agreement]

SCHEDULE 1

BAKKT EQUITY HOLDERS

[TO BE INCLUDED]

EXHIBIT A

FORM OF JOINDER

(See attached)

JOINDER

This Joinder (this “Joinder”) to the Stockholders Agreement is made and entered into as of                                 , is between                                  (“Transferor”) and                                      (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring                         [shares of Class A Common Stock/shares of Class V Common Stock/Bakkt Opco Common Units] (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Stockholders Agreement, dated as of [•], among Bakkt Holdings, Inc. and the other persons party thereto (the “Stockholders Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Stockholders Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a party (with the same rights and obligations as the Transferor) for all purposes of the Stockholders Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Stockholders Agreement.

Section 1.2 Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Stockholders Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Stockholders Agreement and (c) such Transferee will be treated as a party to the Stockholders Agreement (with the same rights and obligations as the Transferor) for all purposes of the Stockholders Agreement.

Section 1.4 Notice. Any notice, demand or other communication under the Stockholders Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 4.02 of the Stockholders Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Section 1.6 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:

Print Name:

By:

Name:

Title:

[Signature Page to Joinder]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEREE:

Print Name:

By:

Name:

Title:

Address for Notices:

Attention:

Facsimile:

E-mail:

[Signature Page to Joinder]

Annex G

FINAL FORM

FORM OF TAX RECEIVABLE AGREEMENT

TAX RECEIVABLE AGREEMENT

among

BAKKT HOLDINGS, INC.

and

THE PERSONS NAMED HEREIN

Dated as of [•]

i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [•], 2021, is hereby entered into by and among Bakkt Holdings, Inc., a Delaware corporation (the “Corporate Taxpayer”), and each of the other persons from time to time party hereto (the “TRA Parties”).

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold limited liability company units (the “Common Units”) in Bakkt Holdings, LLC, a Delaware limited liability company (“OpCo”), which is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, the Corporate Taxpayer is the managing member of OpCo, and holds and will hold, directly and/or indirectly, Common Units;

WHEREAS, pursuant to the Merger Agreement, for U.S. federal and applicable state and local income tax purposes, the Corporate Taxpayer contributed the Available Cash to OpCo and paid or reimbursed OpCo for the Bakkt Transaction Expenses (as those terms are defined in the Merger Agreement) in exchange for certain Common Units of OpCo in a transaction described under Section 721 of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Common Units held by the TRA Parties immediately following the Merger may be exchanged for Class A common stock (the “Class A Common Stock”) of the Corporate Taxpayer, subject to the provisions of the LLC Agreement (as defined below) and the Exchange Agreement (as defined below), each dated on or about the date hereof, among the Corporate Taxpayer and the holders of Common Units from time to time party thereto, as amended from time to time;

WHEREAS, OpCo and each of its direct and indirect subsidiaries treated as a partnership for U.S. federal income tax purposes and will have in effect an election under Section 754 of the Code for each Taxable Year (as defined below) in which a taxable acquisition of Common Units by the Corporate Taxpayer from the TRA Parties (or any Permitted Transferees thereof) for Class A Common Stock or other consideration (each, an “Exchange”) occurs;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of the Corporate Taxpayer may be affected by the Basis Adjustments (as defined below) and the Imputed Interest (as defined below);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes of the Corporate Taxpayer;

WHEREAS, Exchanges by the TRA Parties and payments in respect of Tax savings related to such Exchanges will result in Tax savings for the Corporate Taxpayer;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the products of (x) OpCo’s income tax apportionment rate(s) for each state and local jurisdiction in which OpCo files income or franchise tax returns for the relevant Taxable Year and (y) the highest corporate income and franchise tax rate(s) for each such state and local jurisdiction in which OpCo files income tax returns for each relevant Taxable Year; provided, that the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal benefit received by the Corporate Taxpayer with respect to state and local jurisdiction income taxes (with such benefit calculated as the product of (x) the Corporate Taxpayer’s marginal U.S. federal income tax rate for the relevant Taxable Year and (y) the Assumed State and Local Tax Rate (without regard to this proviso)).

“Attributable” means the portion of any Basis Adjustment or Imputed Interest of the Corporate Taxpayer or OpCo and its Subsidiaries that is attributable to a TRA Party and shall be determined by reference to the Basis Adjustments and Imputed Interest under the following principles: any Basis Adjustments shall be determined separately with respect to each TRA Party and shall be Attributable to each TRA Party in an amount equal to the total Basis Adjustments relating to the Exchange of such TRA Party’s Common Units (as defined in the LLC Agreement), and any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest shall be Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to Tax thereon).

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq.

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b), 754 and 755 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for U.S. federal income tax purposes) and, in each case, comparable sections of state and local tax laws, as a result of an Exchange and the payments made pursuant to this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Common Units shall be determined without regard to any Pre-Exchange Transfer of such Common Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (b) a group of Persons in which one or more of the TRA Parties or Affiliates of TRA Parties directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities;

(ii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the assets of the Corporate Taxpayer and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the assets of the Corporate Taxpayer and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale, lease or other disposition.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Closing Date” means the date of the consummation of the transactions contemplated by the Merger Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer Return” means the federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes for any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Exchange” is defined in the Recitals of this Agreement.

“Exchange Agreement” means that certain Exchange Agreement dated as of or about the date hereof among OpCo, the Corporate Taxpayer, and the other Members of OpCo from time to time party thereto, as amended from time to time.

“Exchange Date” means the date of any Exchange.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the hypothetical liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on the taxable income of OpCo and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is the parent, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (a) using the Non-Stepped Up Tax Basis as reflected on the Exchange Basis Schedule including amendments thereto for the Taxable Year and (b) excluding any deduction attributable to Imputed Interest for the Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability, the combined tax rate for U.S. state and local Taxes shall be the Assumed State and Local Tax Rate. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Basis Adjustment or Imputed Interest, as applicable.

“Imputed Interest” in respect of a TRA Party means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“Independent Directors” means the members of the Board who are “independent” under the standards of the principal U.S. securities exchange on which the Class A Common Stock is traded or quoted.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period; provided, that at no time shall LIBOR be less than 0%. Notwithstanding the foregoing sentence: (i) if the Corporate Taxpayer reasonably determines, in good faith, on or prior to the relevant date of determination, that the relevant London interbank offered rate for U.S. dollar deposits has been discontinued or such rate has ceased to be published permanently or indefinitely, then “LIBOR” for the relevant interest period shall be deemed to refer to a substitute or successor rate that the Corporate Taxpayer reasonably determines in good faith, after consulting an investment bank of national standing in the United States and other reasonable sources, to be (a) the industry-accepted successor rate to the relevant London interbank offered rate for U.S. dollar deposits or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant London interbank offered rate for U.S. dollar deposits; and (ii) if the Corporate Taxpayer has determined a substitute or successor rate in accordance with the foregoing, the Corporate Taxpayer may reasonably determine in good faith, after consulting an investment bank of national standing in the United States and other reasonable sources, any relevant methodology for calculating such substitute or successor rate, including any adjustment factor it reasonably determines in good faith is needed to make such substitute or successor rate comparable to the relevant London interbank offered rate for U.S. dollar deposits, in a manner that is consistent with industry-accepted practices for such substitute or successor rate. In the event that a TRA Party disagrees with any determination by the Corporate Taxpayer set forth in this paragraph, and such disagreement is not resolved within thirty (30) days of submission by the TRA Party of notice of such disagreement to the Corporate Taxpayer, such disagreement shall be deemed a “Reconciliation Dispute,” and shall be subject to the Reconciliation Procedures set forth in Section 7.9 hereof.

“LLC Agreement” means, with respect to OpCo, the Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as amended from time to time.

“Market Value” means, with respect to any outstanding share of Class A Common Stock that is Publicly Traded, the arithmetic average of the daily volume weighted average price per share over the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Early Termination Date. If the shares of Class A Common Stock are not Publicly Traded, the Market Value of a share of Class A Common Stock means the amount that a holder of a share of Class A Common Stock would receive if each of the assets of the Corporate Taxpayer were to be sold for its fair market value on the Early Termination Date, the Corporate Taxpayer were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the holders of the Corporate Taxpayer’s equity. Such Market Value shall be determined by the Board acting in good faith and based upon a commercially reasonable estimate of the amount that would be realized by the Corporate Taxpayer if each asset of the Corporate Taxpayer (and each asset of each partnership, limited liability company, trust, joint venture or other entity in which the Corporate Taxpayer owns a direct or indirect interest) were sold to an unrelated purchaser in an arms’ length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of the Corporate Taxpayer’s minority interest in any property or any illiquidity of the Corporate Taxpayer’s interest in any property).

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of January 11, 2021, by and among the Corporate Taxpayer (formerly known as VPC Impact Acquisition Holdings), Pylon Merger Company LLC and OpCo.

“Permitted Transferee” has the meaning set forth in the LLC Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Member) or distribution in respect of one or more Common Units (a) that occurs prior to an Exchange of such Common Units, and (b) to which Section 743(b) or 734(b) of the Code applies.

“Publicly Traded” means listed or admitted to trading on the New York Stock Exchange or another national securities exchange.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of (a) the Corporate Taxpayer and (b) without duplication, OpCo or any other entity of which OpCo owns a direct or indirect interest that is treated as a partnership or disregarded entity (but only if such indirect subsidiaries are held only through subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, but only with respect to Taxes imposed on the taxable income of OpCo and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is the parent for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability and actual liability of the Corporate Taxpayer, the Corporate Taxpayer shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Taxes. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of (a) the Corporate Taxpayer and (b) without duplication, OpCo or any other entity of which OpCo owns a direct or indirect interest that is treated as a partnership or disregarded entity (but only if such indirect subsidiaries are held only through subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, but only with respect to Taxes imposed on the taxable income of OpCo and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is the parent for such Taxable Year, over the Hypothetical Tax Liability; provided, that for purposes of determining the Hypothetical Tax Liability and actual liability of the Corporate Taxpayer, the Corporate Taxpayer shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Taxes. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reference Asset” means an asset that is held by OpCo, or by any other entity of which OpCo owns a direct or indirect interest that is treated as a partnership or disregarded entity (but only if such indirect subsidiaries are held only through subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset the Tax basis of which is determined, in whole or in part, for purposes of the applicable Tax, by reference to the Tax basis of an asset described in the preceding sentence including, for U.S. federal income tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, equityholders, partners, members, Affiliates, accountants, attorneys, consultants, co-investors, investors, potential partners or purchasers or assignees, financing sources, bankers, advisors and other agents or representatives.

“Schedule” means any of the following: (a) an Exchange Basis Schedule, (b) a Tax Benefit Schedule, or (c) the Early Termination Schedule.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.

“Tax” or “Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether on an exclusive or alternative basis, and including franchise taxes that are based on or measured with respect to net income or profits, and any interest related thereto.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” has the meaning set forth in the LLC Agreement and the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (a) the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (b) any loss carryovers generated by deductions arising from Basis Adjustments or Imputed Interest that are available as of the date of such Early Termination Date will be used by the Corporate Taxpayer ratably in each Taxable Year from the Early Termination Date through the scheduled expiration date of such loss carryovers (or, if such loss carryovers will not expire, the fifteenth year after such Early Termination Date), (c) the U.S. federal and the Assumed State and Local Tax Rates that will be in effect for each such Taxable Year and apply to all taxable income of the Corporate Taxpayer will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such Tax rates for such Taxable Year has already been enacted into law, (d) any non-amortizable Reference Assets will be disposed of on the earlier of (i) the fifteenth anniversary of the applicable Exchange and (ii) the Early Termination Date, but in no event earlier than the Early Termination Date, and (e) if, at the Early Termination Date, there are Common Units that have not been Exchanged, then each such Common Unit is deemed Exchanged for the Market Value of the Class A Common Stock that would be applicable if the Exchange occurred on the Early Termination Date.

Term	Section
Acceleration Event Agreement	Section 4.1(b) Preamble
Amended Schedule	Section 2.3
Class A Common Stock	Recitals
Code	Recitals
Common Units	Recitals
Corporate Taxpayer	Preamble
Early Termination Effective Date	Section 4.2
Early Termination Notice	Section 4.2
Early Termination Payment	Section 4.2
Early Termination Schedule	Section 4.3(b)
Exchange Basis Schedule	Section 2.1
Expert Interest Amount	Section 7.9 Section 3.1(b)
Material Objection Notice	Section 4.2
Net Tax Benefit	Section 3.1(b)
Objection Notice	Section 2.3(a)
Other Tax Receivable Obligations	Section 3.3(c)
Reconciliation Dispute	Section 7.9
Reconciliation Procedures	Section 2.3(a)
Senior Obligations	Section 5.1
Tax Benefit Payment	Section 3.1(b)
Tax Benefit Schedule	Section 2.2
TRA Party	Preamble

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Adjustment. Within sixty (60) calendar days after the filing of the U.S. federal income tax return of OpCo for each Taxable Year in which an Exchange has been effected by any TRA Party, the Corporate Taxpayer shall deliver to each such TRA Party a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (a) the Non-Stepped Up Tax Basis of the Reference Assets in respect of such TRA Party as of each applicable Exchange Date, (b) the Basis Adjustment with respect to the Reference Assets in respect of such TRA Party as a result of the Exchanges effected in such Taxable Year and all prior Taxable Years by such TRA Party, calculated in the aggregate, and (c) the period (or periods) over which the Reference Assets and (if different) each Basis Adjustment in respect of such TRA Party are amortizable and/or depreciable. Each Exchange Basis Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within sixty (60) calendar days after the filing of the U.S. federal income tax return of the Corporate Taxpayer for each Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment in respect of any TRA Party, the Corporate Taxpayer shall provide to each such TRA Party a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment in respect of such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. Subject to Section 3.3(a), the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustments and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest (the “TRA Portion”) and another portion that is not (the “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)). The parties agree that (i) all Tax Benefit Payments attributable to the Basis Adjustments (other than amounts accounted for as Imputed Interest) will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules, valuation reports, if any, and work papers, as determined by the Corporate Taxpayer or requested by such TRA Party, providing reasonable detail regarding the preparation of the Schedule and (y) allow such TRA Party reasonable access, as determined by the Corporate Taxpayer or requested by such TRA Party, in connection with the review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that each Tax Benefit Schedule delivered to a TRA Party, together with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the actual liability of the Corporate Taxpayer for Taxes and the Hypothetical Tax Liability in respect of such TRA Party, and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless a TRA Party (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with notice of an objection to such Schedule (“Objection Notice”) or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto shall become binding on the date such waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the TRA Party shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”) in which case such Schedule shall become binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following Taxable Year. In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer for the Taxable Year in which the amendment actually occurs.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account or accounts previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including federal estimated income tax payments.

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Common Units in Exchanges, unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under this

Section 3.1 (excluding payments attributable to Interest Amounts); provided that, for the avoidance of doubt, no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to the applicable TRA Party, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a). The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each Exchange, on a Common Unit by Common Unit basis by reference to the resulting Basis Adjustment to the Corporate Taxpayer.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit with respect to each TRA Party will be paid to such TRA Party pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Pro Rata Payments; Coordination of Benefits With Other Tax Receivable Agreements.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Tax benefit of the Corporate Taxpayer with respect to the Basis Adjustments or Imputed Interest, as such terms are defined in this Agreement, is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all TRA Parties eligible for payments under this Agreement in proportion to the respective amounts of Net Tax Benefit that would have been Attributable to each such TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

(b) If for any reason (including as contemplated by Section 3.3(a)) the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that no Tax Benefit Payment shall be made in respect of any subsequent Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c) Any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any similar agreement (“Other Tax Receivable Obligations”). The effect of any other similar agreement shall not be taken into account in respect of any calculations made hereunder.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination and Acceleration Event.

(a) With the written approval of the majority of the Independent Directors, the Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Common Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all TRA Parties; provided, further that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment due and payable that remains outstanding as of the date the Early Termination Notice is delivered and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payment); provided that upon payment of all amounts, to the extent applicable and without duplication, described in this sentence, this Agreement shall terminate. If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that the Corporate Taxpayer materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder to the extent not cured within thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such failure from the relevant TRA Party or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach (an “Acceleration Event”), and shall include, but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such Acceleration Event, (ii) any Tax Benefit Payment in respect of a TRA Party agreed to by the Corporate Taxpayer and such TRA Party as due and payable but unpaid as of the date of such Acceleration Event, and (iii) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of such Acceleration Event; provided, that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing, in the event that an Acceleration Event occurs, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within thirty (30) days of the date such payment is due shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within thirty (30) days of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of a material obligation under this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment within thirty (30) days of when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds to make such payments by taking commercially reasonable actions; provided that the interest provisions of Section 5.2 shall apply to such late payment; provided further that such payment obligation shall nonetheless accrue for the benefit of the TRA Party and the Corporate Taxpayer shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment.

(c) In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place “Early Termination Date” appears. Such obligations shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the closing date of the Change of Control, and (3) any Tax Benefit Payments due for the Taxable Year ending with or including the closing date of the Change of Control (except to the extent that the amount described in clause (3) is included in the calculation of the Early Termination Payment). For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutatis mutandis.

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party written notice (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless, prior to such thirtieth calendar day, a TRA Party (a) provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (b) provides a written waiver of such right of a Material Objection Notice, in which case such Schedule will become binding on the date the waiver is received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the Corporate Taxpayer and such TRA Party, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party shall employ the Reconciliation Procedures in which case such Schedule shall become binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination.

(a) Within five (5) Business Days after the date an Early Termination Schedule becomes binding pursuant to Section 4.2, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by each TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that (i) the Valuation Assumptions in respect of such TRA Party are applied, (ii) for each Taxable Year, the Tax Benefit Payment is paid on the due date (including extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer and (iii) for purposes of calculating the Early Termination Rate, LIBOR shall be LIBOR as of the date of the Early Termination Notice. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Common Units as of the Early Termination Date.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”), shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any Other Tax Receivable Obligation, and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations or Other Tax Receivable Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and, to the extent not inconsistent with the LLC Agreement or the Merger Agreement, OpCo, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the relevant TRA Party of, and keep such TRA Party reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of such TRA Party under this Agreement, and (x) shall provide to the relevant TRA Party reasonable opportunity to provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit and (y) the TRA Party shall have the right to participate in and monitor at the applicable TRA Party’s expense (but not to control) any such portion of any such audit; provided, however, that the Corporate Taxpayer and OpCo shall not (i) be required to take any action that is inconsistent with any provision of the LLC Agreement or (ii) settle or fail to contest any issue pertaining to Taxes that is reasonably expected to materially adversely affect any TRA Party’s rights or obligations under this Agreement without the prior written consent of such TRA Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law.

Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Bakkt Holdings, LLC

5900 Windward Parkway, Suite 450

Alpharetta, GA 30005

Attn: General Counsel

Email: marc.dannunzio@bakkt.com

With a required copy to (which shall not constitute notice):

Shearman & Sterling LLP

300 W. 6th Street, 22nd Floor

Austin, Texas 78701

Attention: J. Matthew Lyons

Email: matt.lyons@shearman.com

If to the TRA Parties, to:

[●]

The address, fax number and email address set forth in the records of OpCo.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) To the extent that a TRA Party Transfers Common Units to any of such TRA Party’s Permitted Transferees in accordance with the terms of the LLC Agreement and the Stockholders Agreement, such TRA Party shall have the option to assign, without the approval of the Corporate Taxpayer, to the Transferee of such Common Units the TRA Party’s rights and obligations under this Agreement with respect to such Common Units. As a condition to any such Transfer, each Transferee which is a Permitted Transferee shall execute and deliver a joinder to this Agreement, in the form attached hereto as Exhibit A, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder. If a TRA Party Transfers Common Units in accordance with the terms of the LLC Agreement but does not assign to the Transferee of such Common Units its rights and obligations under this Agreement with respect to such Transferred Common Units, (i) such TRA Party shall remain a TRA Party under this Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder (including any Tax Benefit Payments in respect of the Exchanges of such Transferred Common Units by such Transferee), and (ii) the Transferee of such Common Units shall not be a TRA Party. Any purported assignment in violation of the terms of this Section 7.6(a) shall be null and void. Notwithstanding the foregoing, once an Exchange has occurred, any and all payments that may become payable to a TRA Party pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer and no provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective; provided that no such amendment or waiver shall be effective if such amendment or waiver will have a disproportionate and adverse effect on the payments certain TRA Parties will or may receive under this Agreement unless such amendment or waiver is consented in writing by the TRA Parties disproportionately and adversely affected who would be entitled to receive at least a majority of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately and adversely affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment or waiver (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange).

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes. Except with respect to Reconciliation Disputes governed by Section 7.9, each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.1. Nothing in this Section 7.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED HEREBY.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and a TRA Party are unable to resolve a disagreement with respect to the matters governed by Sections 2.3 and 4.2 or described in the definition of “LIBOR” within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to the Corporate Taxpayer and the relevant TRA Party. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporate Taxpayer and the TRA Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert (and, if applicable, selection by the International Chamber of Commerce Centre for Expertise) or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the relevant TRA Party shall bear their own costs and expenses of such proceeding, unless the relevant TRA Party has a prevailing position that is more than 25% of the payment at issue, in which case the Corporate Taxpayer shall reimburse the relevant TRA Party for any reasonable out-of-pocket costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer with any applicable tax forms and certifications reasonably requested by the Corporate Taxpayer in connection with determining whether any such deductions and withholdings are required under the Code or any provision of state, local or foreign tax law.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the gross fair market value of the transferred asset. For purposes of this Section 7.11(b), a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership allocated to such partner. Notwithstanding the foregoing, after the occurrence of any such transfer as described in the first sentence of this Section 7.11(b), if the Corporate Taxpayer takes actions to ensure that the amount to be received by the TRA Parties hereunder and the timing thereof, taking into account such actions (which actions may, at the election of the Corporate Taxpayer, include the payment of an additional amount to a TRA Party), would be the same amount and timing as if such transfer described in the first sentence Section 7.11(b) did not occur then this Section 7.11(b) shall not apply with respect to such transfer.

Section 7.12 Confidentiality.

(a) Each TRA Party and each of their assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in confidence in accordance with this Agreement, and not disclose to any Person, any confidential matters acquired pursuant to this Agreement of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo and its Affiliates and successors or the Members, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for the TRA Party to assert its rights hereunder or defend itself in connection with any action or proceeding arising out of, or relating to, this Agreement, (iii) any information that was in the possession of, or becomes available to, the TRA Party from a source other than the Corporate Taxpayer, its Affiliates or its or their respective representatives (provided that such source is not known by the TRA Party to be bound by a legal, contractual or fiduciary confidentiality obligation not to disclose such information) and (iv) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any governmental or taxing authority or to prosecute or defend any action, proceeding or audit by any governmental or taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may (x) disclose to any and all Persons the tax treatment and tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including any Schedules, opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure, and (y) disclose any such confidential information to any Representative of such TRA Party so long as such Representative has a “need to know” such information for a valid business purpose and has been advised of the confidential nature of such information.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party; provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14 LLC Agreement. This Agreement shall be treated as part of the partnership agreement of OpCo as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.15 Independent Nature of TRA Parties’ Rights and Obligations. The obligations of each TRA Party hereunder are several and not joint with the obligations of any other TRA Party, and no TRA Party shall be responsible in any way for the performance of the obligations of any other TRA Party hereunder. The decision of each TRA Party to enter into this Agreement has been made by such TRA Party independently of any other TRA Party. Nothing contained herein, and no action taken by any TRA Party pursuant hereto, shall be deemed to constitute the TRA Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporate Taxpayer acknowledges that the TRA Parties are not acting in concert or as a group, and the Corporate Taxpayer will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

Section 7.16 Installment Sale Reporting. The Corporate Taxpayer and the Members hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, at the election of a TRA Party specified in the Exchange Notice (as defined in the Exchange Agreement) for the applicable Exchange, the aggregate Tax Benefit Payments in respect of such Exchange (other than amounts accounted for as Imputed Interest under the Code) shall not exceed, as specified by a TRA Party, [•]%1 of the amount of the initial consideration received in connection with such Exchange (which, for the avoidance of doubt, shall include the amount of any cash and the fair market value of any Class A Common Stock received in such Exchange and shall exclude the fair market value of any Tax Benefit Payments).

[The remainder of this page is intentionally blank]

[1]	NTD: Figure to be included in the execution version.

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

BAKKT HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

TRA PARTIES

Name:

Name:

Name:

Name:

Name:

[Signature Page to Tax Receivable Agreement]

Exhibit A

Joinder

[To be Included Prior to Closing]

Annex H

FINAL FORM

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made as of [•], 2021 (the “Effective Date”), by and among Bakkt Holdings, Inc., a Delaware corporation (the “Company”), and Intercontinental Exchange Holdings, Inc., a Delaware corporation (the “Stockholder”).

RECITALS

WHEREAS, on January 11, 2021, VPC Impact Acquisition Holdings, a Cayman Islands exempted company (“VIH”), Pylon Merger Company LLC, a Delaware limited liability company and wholly owned subsidiary of VIH (“Merger Sub”), and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt Opco”), entered into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, on the Effective Date, pursuant to the Merger Agreement, Merger Sub merged with and into Bakkt Opco (the “Merger”) with Bakkt Opco as the surviving limited liability company in the Merger (“Bakkt Opco”);

WHEREAS, immediately prior to the Effective Time (as defined in the Merger Agreement), VIH effected the transfer by way of continuation of VIH from the Cayman Islands to the State of Delaware in accordance with the applicable provisions of the Companies Act (2020 Revision) of the Cayman Islands and a continuation of VIH by way of domestication under Section 388 of the General Corporation Law of the State of Delaware (the “Domestication”) and was renamed “Bakkt Holdings, Inc.” (with the corporation resulting from the Domestication being the “Company” referred to in the introductory paragraph of this Agreement);

WHEREAS, pursuant to the Merger Agreement, all public stockholders of VIH prior to the Domestication and certain PIPE Investors received shares of Class A common stock, par value $0.0001, of the Company (“Class A Shares”), which shares are listed on the New York Stock Exchange;

WHEREAS, pursuant to the Merger Agreement, the equity holders of Bakkt Opco immediately prior to the Effective Time received in exchange for their interests in Bakkt Opco (a) common units of limited liability company interests in Bakkt Opco (“Bakkt Opco Common Units”) and (b) an equal number of shares of Class V common stock, par value $0.0001, of the Company (“Class V Shares”);

WHEREAS, the Class V Shares are non-economic, but each Class V Share is entitled to one vote (with the Class A Shares and Class V Shares voting together as a class) on each matter submitted to a vote or consent of the stockholders of the Company;

WHEREAS, each Bakkt Opco Common Unit, along with a Class V Share (together, the “Paired Interests”), may be tendered (at the election of the holder thereof) to the Company in exchange for, at the Company’s election, one Class A Share or a cash payment equal to the market value thereof; and

WHEREAS, at the Effective Time, in exchange for its equity ownership in Bakkt Opco, the Stockholder was issued a number of Class V Shares entitling it to cast in excess of 50% of the total voting power of the outstanding shares of capital stock of the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

1. Shares Subject to Agreement; 30% Limitation; Excess Shares. During the existence of this Agreement, promptly following the setting of any record date (the “Record Date”) with respect to any matter for which the Company shall seek a stockholder vote or written consent (the “Stockholder Matter”), the Stockholder and the Company shall jointly calculate the voting power represented by Class A Shares and Class V Shares (collectively, the “Shares”) beneficially owned by the Stockholder and its Affiliates (the “Stockholder Shares”) as of the applicable Record Date. The voting power represented by the Stockholder Shares, if any, that exceeds thirty percent (30%) of the total voting power of the Shares issued and outstanding and entitled to vote as of the Record Date shall be referred to as the “Excess Amount.” The Stockholder hereby agrees that the Stockholder Shares having voting power equal to the Excess Amount (the “Excess Shares”) shall be voted as to any Stockholder Matter solely as contemplated by Section 3 below. For the avoidance of doubt, except as expressly set forth herein, the Stockholder and its Affiliates shall be permitted to vote or cause to be voted (whether at a meeting of stockholders or by written consent) all of the shares of capital stock of the Company beneficially owned by them in their respective sole and absolute discretion. “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person; provided that, for the avoidance of doubt, neither the Company nor the VIH Sponsor (as defined in the Merger Agreement) shall be deemed an Affiliate of the Stockholder for purposes of this Agreement. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, governmental authority or other entity, enterprise, authority or business organization. Beneficial ownership shall be determined in the manner required by Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

2. Irrevocable Proxy. Upon the determination of the existence of any Excess Shares with respect to a Record Date, the Stockholder hereby appoints the person designated by the Board of Directors of the Company (the “Board”) in writing (the “Proxy Designee”) as its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent all Excess Shares the Stockholder holds as of such Record Date on the applicable Stockholder Matter in the manner provided in Section 3 below. This proxy and power of attorney granted by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder with respect to the Excess Shares. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution, insolvency or bankruptcy of the Stockholder. The proxy and power of attorney granted hereunder shall be in effect during the term of this Agreement and shall terminate automatically upon the termination of this Agreement.

3. Obligations to Vote Excess Shares. The Company shall instruct the Proxy Designee to vote any Excess Shares such Proxy Designee is entitled to vote on any Stockholder Matter in the same percentages for and against such Stockholder Matter as votes were cast for and against such Stockholder Matter by all stockholders of the Company other than the Stockholder (ignoring, for purposes of making these calculations, abstentions and broker nonvotes).

4. Authorization. The Stockholder represents and warrants to the Company that (a) it has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement with respect to the Stockholder Shares, and (b) the Stockholder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, the Stockholder, enforceable in accordance with its terms.

5. Miscellaneous.

5.1 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with confirmation of transmission, and provided, that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 5.1 within two (2) business days thereafter) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third (3rd) business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given by such party in accordance with this Section 5.1):

If to the Company:

Bakkt Holdings, Inc.

5900 Windward Parkway, Suite 450

Alpharetta, GA 30005

Attn: General Counsel

Email: marc.dannunzio@bakkt.com

If to the Stockholder

Intercontinental Exchange Holdings, Inc.

5660 New Northside Drive

Atlanta, Georgia 30328

Attention: General Counsel

Email: legal-notices@theice.com

5.2 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the specific subject matter hereof of voting of the Excess Shares. Any and all previous agreements and understandings between or among the parties regarding the specific subject matter hereof of voting the Excess Shares, whether written or oral, are superseded by this Agreement; provided that, except with respect to the voting of the Excess Shares as expressly provided herein, this Agreement shall not be deemed to supersede the Organizational Documents (as defined in the Merger Agreement) of the Company, including the Stockholders Agreement.

5.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither of the parties may assign its rights or obligations hereunder without the prior written consent of the other party. No assignment shall relieve the assigning party of any of its obligations hereunder.

5.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause or permit the application of laws of any jurisdictions other than those of the State of Delaware.

5.6 Submission to Jurisdiction; WAIVER OF JURY TRIAL. Each of the parties (i) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5.1. Nothing in this Section 5.6, however, shall affect the right of any party to serve legal process in any other manner permitted by law. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED HEREBY.

5.7 Specific Performance. Each party acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other party’s covenants and agreements contained in this Agreement, in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of any of the covenants or agreements contained in this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

5.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held by a court of competent jurisdiction or other governmental authority to be invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. Upon such determination by such court or other governmental authority, the parties will substitute for any invalid or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

5.9 Amendment, Waiver. This Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties. Any amendment of this Agreement must be approved by the Board or a committee thereof, in each case, with any director that the Stockholder is entitled to nominate pursuant to the Stockholders Agreement, dated as of the Effective Date (as it may be amended from time to time), by and among the Corporation and the other parties thereto (the “Stockholders Agreement”), abstaining. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

5.10 Termination. This Agreement shall terminate without any further action by either of the parties if the voting power represented by the Stockholder Shares beneficially owned by the Stockholder and its Affiliates falls below fifty percent (50%) of the total voting power of the Shares issued and outstanding and entitled to vote at any time, regardless of how that event is brought about, including by sale of Shares to any Person that is not an Affiliate of the Stockholder. Once this Agreement terminates, it shall not spring back into effect for any reason, including the acquisition by the Stockholder of additional securities of the Company.

5.11 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee or partner of any party or any other Person, other than the parties.

5.12 No Limitations in Capacity as Director or Officer. The Stockholder is signing this Agreement solely in its capacity as a beneficial owner of the Stockholder Shares, and nothing contained in this Agreement shall prohibit, prevent, preclude, or restrict any designee of Stockholder from taking or not taking any action in its capacity as an officer or director of the Company.

5.13 Recapitalization. In case of any reclassification, capital reorganization, merger or change in the Class A Shares and Class V Shares of the Company, such that such shares no longer exist in the form that they exist on the date of this Agreement, then this Agreement shall apply mutatis mutandis to the class or classes of securities of the Company then outstanding and owned by the Stockholder and its Affiliates that have the right to vote in the election of directors (or their functional equivalents) of the Company.

5.14 Mutual Drafting. This Agreement is the mutual product of the parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party by virtue of the authorship thereof.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY:

BAKKT HOLDINGS, INC.

By:
Name:
Title:

STOCKHOLDER:

INTERCONTINENTAL EXCHANGE HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

Annex I

FORM OF SURVIVING COMPANY LLC AGREEMENT

BAKKT OPCO HOLDINGS, LLC

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [●], 2021

THE COMMON UNITS OF BAKKT OPCO HOLDINGS, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH COMMON UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE COMMON UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH COMMON UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

B-1-2

i

SCHEDULES

Schedule of Members

ii

BAKKT OPCO HOLDINGS, LLC

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of [●], 2021 (the “Effective Date”), is entered into, by and among Bakkt Opco Holdings, LLC, a Delaware limited liability company (the “Company”) and the Members (as defined below).

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act by the filing of a certificate of formation with the Secretary of State of the State of Delaware on July 31, 2018 (the “Certificate”);

WHEREAS, the Company and its members entered into that certain Limited Liability Company Agreement, effective as of August 2, 2018 (the “Initial LLC Agreement”);

WHEREAS, the Initial LLC Agreement was amended and restated by that certain Amended and Restated Limited Liability Agreement, effective as of December 19, 2018 (the “Amended LLC Agreement”);

WHEREAS, the Amended LLC Agreement was amended and restated by the Prior LLC Agreement;

WHEREAS, pursuant to Section 16.1 of the Prior LLC Agreement, the Prior LLC Agreement may be amended or modified upon the consent of the Company’s Board of Managers (the “Board”) and the Members holding a majority of the membership interests of the Company, including (i) the holders of a majority of the outstanding Voting Units (as defined in the Prior LLC Agreement), consenting or voting (as the case may be) together as a single class, (ii) the holders of a majority of the outstanding Class A Voting Units (as defined in the Prior LLC Agreement), Class B Voting Units (as defined in the Prior LLC Agreement) and Class C Voting Units (as defined in the Prior LLC Agreement), each consenting or voting (as the case may be) as separate classes, and (ii) the Minority Investors (as defined in the Prior LLC Agreement) holding a majority of the outstanding Minority Investor Units (as defined in the Prior LLC Agreement), consenting or voting (as the case may be) together as a single class, consenting or voting (as the case may be) separately as a class on an as-converted basis (together, the “Prior Member Requisite Consent”);

WHEREAS, the Board has previously approved this Agreement;

WHEREAS, the undersigned Members constitute the Prior Member Requisite Consent and desire to amend and restate the Prior LLC Agreement and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior LLC Agreement, including without limitation the replacement of the Board with the Managing Member (as defined below) as the Company’s managing body;

WHEREAS, substantially concurrently with the effectiveness of this Agreement, in accordance with the Agreement and Plan of Merger, dated as of January 11, 2021 (the “Merger Agreement”), by and among VPC Impact Acquisition Holdings, Pylon Merger Company LLC (“Merger Sub”), and the Company, Merger Sub has merged with and into the Company (the “Merger”), with the Company being the entity surviving the Merger;

WHEREAS, pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), by virtue of the Merger, the Class A Voting Units, the Class B Voting Units, the Class C Voting Units and the Incentive Units, but excluding the Participation Units (as defined in the Merger Agreement) held by each Member (as defined in the Prior LLC Agreement) were converted into the right to receive from the Company (as the “Surviving Company” following the Merger) and from Bakkt Holdings, Inc. a Delaware corporation (“Bakkt Pubco”), the number of Common Units and the number of validly issued, fully paid and nonassessable shares of Class V Common Stock, respectively, set forth opposite such Member’s name on the Final Merger Consideration Spreadsheet (as defined in the Merger Agreement);

WHEREAS, the Common Units resulting from the conversion, by virtue of the Merger, of Incentive Units into the right to receive the Merger Consideration are held by Bakkt Management, LLC, a Delaware limited liability company (“Bakkt Management”), on behalf of individuals who are or were Participants (as defined in the Prior Equity Incentive Plan, “Participants”) and, as contemplated by the Merger Agreement, may be subject to vesting and forfeiture provisions pursuant to the Prior Equity Incentive Plan and award agreements and notices issued thereunder;

WHEREAS, concurrently with the execution of this Agreement, the Company and certain of its Members are entering into the Exchange Agreement, pursuant to which each Paired Interest may be exchanged for shares of Class A Common Stock or the Cash Amount (as defined in the Exchange Agreement) on the terms and subject to the conditions set forth in the Exchange Agreement and the Tax Receivable Agreement;

WHEREAS, for U.S. federal and applicable state and local income tax purposes, the parties intend that, following the Merger, the Company be treated as continuing pursuant to Code Section 708 and Treasury Regulations Section 1.708-1;

WHEREAS, pursuant to the Merger Agreement, (i) the Company is adopting this Agreement, (ii) the Company changed its name from Bakkt Holdings, LLC to Bakkt Opco Holdings, LLC, and (iii) Bakkt Pubco, by its execution and delivery of this Agreement, is hereby admitted to the Company as a Member and is hereby designated as Managing Member, and in such capacity shall have the rights and obligations as provided in this Agreement; and

WHEREAS, the Members constituting the Prior Member Requisite Consent, on behalf of all of the Members (as defined in the Prior LLC Agreement) acknowledge and agree that the Schedule of Members will be based on the Final Merger Consideration Spreadsheet (as defined in the Merger Agreement) with respect to the Members (as that term is defined in the Prior LLC Agreement), which will be determinative absent manifest mathematical error, and each Member (as that term is defined in the Prior LLC Agreement) shall hold that number of Common Units set forth on such Schedule of Members (in lieu of the number of Units (as defined in the Prior LLC Agreement) set forth in Schedule I to the Prior LLC Agreement).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the Prior LLC Agreement is amended and restated as follows:

ARTICLE I

DEFINITIONS AND DETERMINATION OF VALUATION

Section 1.1    Definitions. The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 9.7.

“Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore or is treated as obligated to restore under Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5) and (b) decreased by any amounts described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Member.

“Adjusted Capital Account Deficit” means with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be:

(a) reduced for any items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

(b) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to Minimum Gain).

“Affiliate” of any Person means any Person that directly or indirectly Controls, is Controlled by or is under common Control with the Person in question; provided, that neither Bakkt Pubco, the Company nor any of their Subsidiaries shall be deemed an Affiliate of any other Member or any holder of securities of Bakkt Pubco.

“Agreement” has the meaning set forth in the preamble.

“Amended LLC Agreement” has the meaning set forth in recitals of this Agreement

“Assignee” has the meaning set forth in Section 9.6.

“Available Cash” means, as of a particular date, the amount of cash on hand which the Managing Member, in its reasonable discretion, deems available for distribution to the Members, taking into account all debts, liabilities and obligations of the Company then due and amounts that the Managing Member, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Company’s operations.

“Bakkt Management” has the meaning set forth in recitals of this Agreement.

“Bakkt Pubco” has the meaning set forth in the recitals of this Agreement.

“Bakkt Pubco Board” means the board of directors of Bakkt Pubco.

“Bakkt Pubco Charter” means the certificate of incorporation (or equivalent organizational document) as filed with the secretary of state (or equivalent governmental body or department) of the state in which Bakkt Pubco is incorporated or formed, as applicable, as in effect and amended from time to time.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Board” has the meaning set forth in the recitals of this Agreement.

“Book Value” means, with respect to any property, such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Book Value of any property contributed by a Member to the Company shall be the gross fair market value of such property at the time of such contribution, as reasonably determined by the Managing Member, provided that the Book Values of all properties of the Company shall be adjusted to equal their respective gross fair market values as reasonably determined by the Managing Member as of the date hereof;

(b) The Book Values of all properties shall be adjusted to equal their respective gross fair market values as reasonably determined by the Managing Member in connection with (i) the acquisition of an interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company, (ii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a “partner capacity” or by a new Member acting in a “partner capacity” or in anticipation of being a “partner” (in each case within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)), (iii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (v) the grant of a Noncompensatory Option which is not treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a); and (vi) the acquisition of a membership interest upon the exercise of a Noncompensatory Option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, however, that an adjustment pursuant to an event described in clause (i), (ii) or (iii) of this paragraph shall be made only if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; provided further, that if any Noncompensatory Options are outstanding upon the occurrence of an event described in clauses (i) through (v), the Company shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2);

(c) The Book Value of property distributed to a Member shall be the gross fair market value of such property as reasonably determined by the Managing Member; and

(d) The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of Net Profits and Net Losses; provided, however, that Book Value shall not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Book Value of property has been determined or adjusted pursuant to clauses (a), (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Net Profits and Net Losses and other items allocated pursuant to Article IV.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to be closed for business; provided that such banks shall be deemed to be open for business in the event of a “shelter in place” order or similar closure of physical branch locations is required at the direction of any Governmental Entity if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.7.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company by such Member, net of any liabilities assumed by the Company upon contribution or to which such property is subject. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of such Member’s predecessors in interest.

“Certificate” has the meaning set forth in the recitals of this Agreement.

“Class A Common Stock” has the meaning set forth in the Bakkt Pubco Charter.

“Class A Voting Units” has the meaning set forth in the Prior LLC Agreement.

“Class B Voting Units” has the meaning set forth in the Prior LLC Agreement.

“Class C Voting Units” has the meaning set forth in the Prior LLC Agreement.

“Class V Common Stock” has the meaning set forth in the Bakkt Pubco Charter.

“Closing” has the meaning set forth in the Merger Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Unit” means the limited liability company interests in the Company issued pursuant to the terms of this Agreement, having such rights, privileges, preferences, obligations and duties as are set forth in this Agreement.

“Company” has the meaning set forth in the Recitals.

“Company Interest” means the interest of a Member in allocations of Net Profits and Net Losses (or items thereof) and Distributions.

“Company Legal Matters” has the meaning set forth in Section 12.18(b).

“Confidential Information” has the meaning set forth in Section 12.2.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies whether through ownership of voting securities, by contract or otherwise.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. L. §18-101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.

“Depreciation” means, for each Taxable Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such Taxable Year, except that (a) with respect to any property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the remedial allocation method pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year shall be the amount of book basis recovered for such Taxable Year under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided that if the adjusted tax basis of any property at the beginning of such Taxable Year is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Managing Member.

“Distribution” means each distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided that any recapitalization or exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units shall not be a Distribution.

“Economic Risk of Loss” has the meaning assigned to that term in Treasury Regulations Section 1.752-2(a).

“Effective Date” has the meaning set forth in the introduction.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Election of Exchange” has the meaning set forth in the Exchange Agreement.

“Equity Securities” means (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means an exchange of Paired Interests pursuant to, and in accordance with, the Exchange Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the exchange agreement dated as of or about the date hereof among the Company, Bakkt Pubco and the other Members of the Company from time to time party thereto, as amended from time to time.

“Exchange Rate” has the meaning set forth in the Exchange Agreement.

“Family Group” means, as to any particular Person, (i) such Person’s spouse, such Person’s and such Person’s spouse’s parents and descendants (whether natural or adopted) of such Person and such Person’s spouse’s parents, (ii) any trust solely for the benefit of such Person and/or any of the Persons described in clause (i), and (iii) any partnerships, corporations or limited liability companies where the only partners, shareholders or members are such Person and/or any of the Persons described in clauses (i) and (ii).

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 2.8.

“Flow-Through Tax Return” means a Tax Return of the Company or any of its Subsidiaries that is of a type that reports income, gain, deduction or loss from the operation of a partnership or other pass-through entity and that could reflect items of income, gain, deduction or loss required to be included on a Tax Return of a Member (whether or not such items are actually reflected thereon).

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Holder” means any Person who holds a Unit, whether as a Member or as an unadmitted Assignee of a Member.

“ICE” means Intercontinental Exchange, Inc., a Delaware corporation, together with its Affiliates, successors and assigns.

“Incentive Units” has the meaning set forth in the Prior LLC Agreement.

“Income Tax” means (i) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, sales, use, real or personal property transfer or other similar Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above.

“Indemnitee” means (a) Bakkt Pubco, (b) any additional or substitute Managing Member, (c) any Person who is or was a Partnership Representative, officer or director of Bakkt Pubco or any additional or substitute Managing Member, (d) any Person that is required to be indemnified by Bakkt Pubco as an “indemnitee” in accordance with the Bakkt Pubco Charter or bylaws of Bakkt Pubco as in effect from time to time, (e) any officer or director of Bakkt Pubco or any additional or substitute Managing Member who is or was serving at the request of Bakkt Pubco or any additional or substitute Managing Member as an officer, director, employee, member, Member, Partnership Representative, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any officer of the Company, (g) any other Person the Managing Member in its sole discretion designates as an “Indemnitee” for purposes of this Agreement and (h) any heir, executor or administrator with respect to Persons named in clauses (a) through (g) above.

“Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the Indemnitee has agreed, on behalf of the Company or at the Company’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation.

“Initial LLC Agreement” has the meaning set forth in the recitals of this Agreement.

“Jointly Indemnifiable Claims” shall be broadly construed to mean, without limitation, any action, suit or proceeding for which an Indemnitee shall be entitled to indemnification or advancement of expenses from both the Indemnitee-Related Entities and the Company pursuant to applicable law, any agreement, certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company or the Indemnitee-Related Entities, as applicable.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company or any Member, as the case may be.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any Subsidiary or any Affiliate thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company, any Subsidiary or any Affiliate under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Managing Member” means Bakkt Pubco or any successor managing member admitted to the Company in accordance with the terms of this Agreement, in its capacity as the managing member of the Company.

“Member” means each of the members named on the Schedule of Members and any Person admitted to the Company as a Substituted Member or Additional Member, but only so long as such Person is shown on the Company’s books and records as the owner of one or more Units.

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i)(2).

“Merger” has the meaning set forth in the recitals of this Agreement.

“Merger Agreement” has the meaning set forth in the recitals of this Agreement.

“Merger Consideration” has the meaning set forth in the Merger Agreement.

“Merger Sub” has the meaning set forth in the recitals of this Agreement

“Minimum Gain” means the partnership minimum gain determined pursuant to Treasury Regulations Section 1.704-2(d).

“Net Profit” or “Net Loss” means, for each Taxable Year, an amount equal to the Company’s taxable income or loss for such Taxable Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profit and Net Loss pursuant to this definition of “Net Profit” and “Net Loss” shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition of “Net Profit” and “Net Loss” shall be subtracted from such taxable income or loss;

(c) In the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profit or Net Loss;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Taxable Year;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Units, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

(g) Any items that are allocated pursuant to Section 4.3 shall be determined by applying rules analogous to those set forth in clauses (a) through (f) hereof but shall not be taken into account in computing Net Profits and Net Losses.

“New Equity Incentive Plan” means the Bakkt Holdings, Inc. 2021 Omnibus Employee Incentive Plan adopted in connection with the Merger as of the Effective Time and any successor or replacement equity incentive plan of Bakkt Pubco.

“Noncompensatory Option” means a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2).

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

“Nonrepresented Members” has the meaning set forth in Section 12.18.

“Paired Interest” means one Common Unit together with one share of Class V Common Stock.

“Participants” has the meaning set forth in the recitals of this Agreement.

“Partnership Representative” has the meaning set forth in Code Section 6223.

“Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the number of Common Units then owned by such Member by the number of Common Units then owned by all of the Members, in each case, whether vested or unvested.

“Permitted Transfer” means a Transfer (a) in the case of a Member that is a natural Person, pursuant to applicable laws of descent and distribution, (b) in the case of a Member that is a natural Person, to or among such Member’s Family Group, (c) in the case of a Member that is an entity, a Transfer to its Affiliates; provided that in each case (i) the restrictions, conditions, and obligations contained in this Agreement, the Stockholders Agreement and any other agreement to which such Member is a party in its capacity as such shall continue to be applicable to such securities after any such Permitted Transfer, (ii) the transferee(s) of such securities shall have agreed in writing to be bound by the provisions of such agreements, and (iii) unless the transferee was a Member prior to such Permitted Transfer or has been admitted as a Substituted Member, such Member shall have retained all voting Control over such securities. For the avoidance of doubt, Transfers by ICE of Units to its other Affiliates shall be deemed to be a “Permitted Transfer.”

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other entity or organization, regardless of whether a legally-recognized person.

“Prior Equity Incentive Plan” means the Amended and Restated Bakkt Equity Incentive Plan, which was amended and restated effective as of May 15, 2020, and shall be further amended and restated as of the Effective Time, after which no additional awards may be made thereunder.

“Prior LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement, effective February 28, 2020, among the Company and each Member listed on Schedule I attached thereto and such additional Persons who became Members of the Company from time to time in accordance with the terms thereof.

“Prior Member Requisite Consent” has the meaning set forth in the recitals of this Agreement.

“Proceeding” has the meaning set forth in Section 11.2(a).

“Recapture Gain” has the meaning set forth in Section 4.4(d).

“Regulatory Allocations” has the meaning set forth in Section 4.3(j).

“Related Person” of any Person means (a) any Affiliate of such Person, (b) any Person in which such Person (together with its Affiliates) hold(s) (individually or in the aggregate and directly or indirectly) at least a fifteen percent (15%) voting or economic interest, (c) any entity in which such Person hold(s) (directly or indirectly) any voting or economic interest, or (d) each director or officer of such Person; provided, that, notwithstanding anything herein to the contrary, no Person shall be considered a Related Person of Bakkt Pubco.

“Representative” has the meaning set forth in Section 12.2.

“Required Interest” means one or more Members (excluding the Managing Member and any Members controlled by the Managing Member) holding a majority of the Units then owned by all of the Members (excluding the Units held by the Managing Member and any Members Controlled by the Managing Members); provided that, in the event no Person other than the Managing Member and/or Members controlled by the Managing Member hold Units, the “Required Interest” shall be deemed to mean the Managing Member.

“Retained Amount” has the meaning set forth in Section 4.1(c).

“Rights” means warrants, options or other rights to purchase or otherwise acquire Units or other Equity Securities in the Company.

“Schedule of Members” has the meaning set forth in Section 2.13.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Securities and Exchange Commission” means the United States Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Similar Law” means any Law or regulation that could cause the underlying assets of the Company to be treated as assets of the Member by virtue of its limited liability company interest in the Company and thereby subject the Company and the Managing Member (or other persons responsible for the investment and operation of the Company’s assets) to Laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Code Section 4975.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of [●], 2021, by and among Bakkt Pubco, VIH Sponsor and each of the other Persons party thereto from time to time, as may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, another Person of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by the first Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or Controlled, directly or indirectly, by the first Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company. For the avoidance of doubt, the “Subsidiaries” of Bakkt Holding, Inc. will include the Company and its direct and indirect Subsidiaries.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 9.8.

“Tax Distribution” has the meaning set forth in Section 4.1(d).

“Tax Distribution Amount” means, with respect to any Fiscal Year, an amount equal to the aggregate amount of Tax Distributions with respect to such Fiscal Year that, if made on a pro rata basis in accordance with the Members’ Percentage Interests, would permit Bakkt Pubco to receive a Tax Distribution with respect to such Fiscal Year that is not less than the sum of (a) Bakkt Pubco’s U.S. federal, state, local and non-U.S. Income Tax liabilities plus (b) the amount necessary to satisfy Bakkt Pubco’s payment obligations pursuant to the Tax Receivable Agreement with respect to such Fiscal Year. The Managing Member may estimate this amount on a quarterly basis and reconcile the estimates as of the end of the Fiscal Year, as soon as reasonably practicable after the end of such Fiscal Year (or as soon as reasonably practicable after any event that subsequently adjusts the taxable income of such Fiscal Year), in each case, in the Managing Member’s reasonable discretion.

“Taxes” means any federal, state, local or foreign income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, business and occupation, premium, disability, employment, payroll, or withholding tax or other tax, duty, fee, assessment or charge of any kind whatsoever in the nature of a tax imposed by any taxing authority, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not, and any interest or penalties related to the foregoing.

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of or about the date hereof among the Company, Bakkt Pubco and the other parties from time to time party thereto, as amended from time to time.

“Tax Return” means any and all reports, returns (including information returns and claims for refunds), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof filed or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 8.1(b).

“Termination Transaction” means any direct or indirect Transfer of all or any portion of the Managing Member’s interest in the Company in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Managing Member, on the one hand, and any other Person, on the other, or (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Managing Member not in the ordinary course of its business, whether in a single transaction or a series of related transactions or (c) a direct or indirect Transfer of all or substantially all of the Managing Member’s interest in the Company; provided that, for the avoidance of doubt, “Termination Transaction” shall be deemed to exclude (x) any direct or indirect Transfers of Equity Securities of Bakkt Pubco by any stockholder or other holder thereof (other than any such Transfers pursuant to a combination transaction described in the foregoing clause (a)) and (y) any Exchange.

“Transaction Documents” has the meaning set forth in the Merger Agreement.

“Transfer” means, in respect of any Common Unit, any direct or indirect transfer of ownership by sale, exchange, assignment, pledge, encumbrance, Lien, gift, donation, grant or other conveyance or disposition of any kind, whether voluntary or involuntary, including conveyances or dispositions by operation of law or legal process or otherwise (and hereby expressly includes, with respect to a Member, any voluntary or involuntary: (a) appointment of a receiver, trustee, liquidator, custodian or other similar official for such Member or all or any part of such Member’s property under any Law relating to bankruptcy, insolvency, reorganization, liquidation or other relief of debtors, including Title 11 of the United States Code, as amended; (b) gift, donation, transfer by will or intestacy or other disposition, whether inter vivos or mortis causa; and (c) transfer or other disposition to a spouse or former spouse (including by reason of a separation agreement or divorce, equitable or community or marital property distribution, judicial decree or other court order relating to the division or partition of property between spouses or former spouses or other persons)).

“Treasury Regulations” means the income tax regulations promulgated under the Code and any corresponding provisions of succeeding regulations.

“Unit” means a Company Interest of a Member or an Assignee in the Company representing a fractional part of the Company Interests of all Members and Assignees; provided that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement and the Company Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and duties.

“Upstream Securities” means Equity Securities of any type issued by Bakkt Pubco, including shares of common and preferred stock whether vested or unvested.

“VIH Sponsor” means VPC Impact Acquisition Holdings Sponsor, LLC, a Delaware limited liability company.

“Warrant” means, as applicable, (i) that certain Warrant to Purchase Class B Voting Units, issued to Starbucks Corporation on February 19, 2020, or (ii) that certain Warrant to Purchase Class C Voting Units, issued to The Boston Consulting Group, Inc., on May 19, 2020.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1 Formation of Company. The Company was formed as a limited liability company on July 31, 2018 pursuant to the provisions of the Delaware Act.

Section 2.2 Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that during the term of the Company set forth in Section 2.6 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control; provided further, that notwithstanding the foregoing, no contractual appraisal rights, whether pursuant to the Delaware Act or otherwise, including Section 18-210 of the Delaware Act, shall apply or be incorporated into this Agreement.

Section 2.3 Name. The name of the Company shall be “Bakkt Opco Holdings, LLC” and all Company business shall be conducted in that name or in such other names that comply with applicable law as the Managing Member, in its sole discretion may select from time to time. Subject to the Delaware Act, the Managing Member, in its sole discretion may change the name of the Company (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Notification of any such change shall be given to all of the Members.

Section 2.4 Purpose. The purpose and business of the Company shall be to engage in any business which may lawfully be conducted by a limited liability company formed pursuant to the Delaware Act.

Section 2.5 Principal Office; Registered Office.

(a) The principal office of the Company shall be at 5660 New Northside Drive, Atlanta, GA 30328, or such other place as the Managing Member may from time to time designate. The Company may maintain offices at such other place or places as the Managing Member deems advisable. Notification of any such change shall be given to all of the Members. The address of the registered office of the Company in the State of Delaware shall be 3411 Silverside Road, Tatnall Building No. 104, Wilmington, County of New Castle, Delaware 19810, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be United Agent Group Inc.

(b) The Managing Member in its sole discretion may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the Laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the

Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Managing Member in its sole discretion may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of formation and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members. The Managing Member in its sole discretion may cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the officers, with all requirements necessary to qualify the Company to do business in any jurisdiction other than the State of Delaware.

Section 2.6 Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article X. The existence of the Company shall continue until cancellation of the Certificate in the manner required by the Delaware Act.

Section 2.7 No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.7, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

Section 2.8 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other annual accounting period as may be established by the Managing Member.

Section 2.9 Powers of the Company. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Delaware Act including the ownership and operation of the assets and other property contributed to the Company by the Members, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.4.

Section 2.10 Members; Reclassification; Admission of New Members. Each of the Persons listed in the books and records of the Company as a Member, as the same may be amended from time to time in accordance with this Agreement, by virtue of its execution of the Prior LLC Agreement or this Agreement, is admitted as a Member of the Company. The rights, duties and liabilities of the Members shall be as provided in the Delaware Act, except as is otherwise expressly provided herein, and the Members consent to the variation of such rights, duties and liabilities as provided herein. Subject to Section 9.8 with respect to Substituted Members, a Person may be admitted from time to time as a new Member with the written consent of the Managing Member in its sole discretion, provided, however, that upon exercise of a Warrant by the holder thereof and the execution and delivery a joinder to this Agreement pursuant to which such holder agrees to become a party to this Agreement with respect to the Equity Securities issued upon exercise of the Warrant, such holder shall be admitted to the Company as a “Member”. Each new Member shall execute and deliver to the Managing Member an appropriate supplement to this Agreement pursuant to which the new Member agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. A new Managing Member or substitute Managing Member may be admitted to the Company solely in accordance with Section 9.7.

Section 2.11 Resignation. No Member shall have the right to resign as a member of the Company other than following the Transfer of all Common Units owned by such Member in accordance with Article IX.

Section 2.12 Investment Representations of Members. Each Member hereby represents, warrants and acknowledges to the Company that: (a) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and is making an informed investment decision with respect thereto; (b) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Member.

Section 2.13 Schedule of Members. The Company shall maintain a schedule, from time to time amended or supplemented, setting forth the name and address of each Member, and the number of Common Units or Equity Securities in the Company owned by such Member (such schedule, the “Schedule of Members”). The Schedule of Members, as amended and supplemented from time to time, shall be the definitive record of ownership of each Common Unit or other Equity Security in the Company. All Members acknowledge, and hereby agree, that the Schedule of Members is confidential to the Company and that each Member is only entitled to view the portion of the Schedule of Members representing his, her or its Company Interest. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Common Units or other Equity Securities in the Company for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Common Units or other Equity Securities in the Company on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act and this Agreement.

ARTICLE III

CAPITAL CONTRIBUTIONS

Section 3.1 Common Units.

(a) Limited liability company interests in the Company shall be represented by Common Units, or such other securities of the Company, in each case as the Managing Member may establish in its discretion in accordance with the terms and subject to the restrictions hereof. As of immediately following the Effective Time, each Member shall hold the number of Common Units set forth opposite such Member’s name on the Schedule of Members.

(b) Each Member named on the Schedule of Members has made Capital Contributions or provided other consideration to the Company in exchange for the Units specified thereon. Each Member named on the Schedule of Members has delivered to the Company a properly executed Internal Revenue Service Form W-8 or W-9, as applicable. Each Member acknowledges and agrees that portions of this Agreement, including the Schedule of Members, may be redacted or information herein may otherwise be aggregated to prevent disclosure of confidential information.

(c) No Member shall be required or, permitted to (i) make any Capital Contribution other than in respect of the Merger Consideration as set forth on the Schedule of Members or (ii) loan any money or property to the Company or borrow any money or property from the Company.

(d) The Common Units resulting from the conversion, by virtue of the Merger, of Incentive Units (which are held by Bakkt Management) into the right to receive the Merger Consideration may be subject to vesting and forfeiture provisions pursuant to the Merger Agreement, the Prior Equity Incentive Plan and award agreements and notices issued thereunder. As set forth on the Schedule of Members, such Common Units shall initially be held by Bakkt Management, which shall hold such Common Units on behalf of Participants, but in the future all or a portion of such Common Units may be distributed from time to time directly to Participants, either in connection with the liquidation of Bakkt Management or otherwise. In the event of such a distribution of a Common Unit by Bakkt Management to a Participant, (i) the Participant shall automatically become a Member, (ii) the Schedule of Members shall be amended to reflect the addition of the Participant as a Member and the resulting adjustment in the number of Common Units held by Bakkt Management and the Participant, respectively, and (iii) the vesting and forfeiture provisions applicable to the distributed Common Units shall continue to apply to all such Participants.

Section 3.2 Authorization and Issuance of Additional Units.

(a) The Managing Member may not, without the prior written consent of a Required Interest, (i) create any new class or series of Units, or other Equity Securities of the Company, (ii) issue additional Units or other Equity Securities of the Company to any Member or Person (other than Units issued pursuant to Section 3.2(b) or Section 3.5 of this Agreement and Section 2.6 of the Merger Agreement), (iii) amend the privileges, preference, duties, liabilities, obligations and rights of any existing Units, or (iv) retire or redeem any previously issued Units or other Equity Securities of the Company (other than in connection with an Exchange or pursuant to Section 3.4 of this Agreement).

(b) Subject to the Exchange Agreement, the Company shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of Common Units owned by Bakkt Pubco, directly or indirectly, and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) options, rights or securities of Bakkt Pubco issued under the New Equity Incentive Plan that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by Bakkt Pubco to the equity capital of the Company); provided that, in each of the foregoing cases, the issuance of Class A Common Stock in connection with the conversion, exercise or exchange of such options, rights or securities shall not be disregarded for purposes of this Section 3.2(b), (ii) treasury stock, (iii) preferred stock or other debt or equity securities (including warrants, options or rights) issued by Bakkt Pubco that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by Bakkt Pubco to the equity capital of the Company); provided that, in each of the foregoing cases, the issuance of Class A Common Stock in connection with the conversion, exercise or exchange of such preferred stock or other debt or equity securities (including such warrants, options or rights) shall not be disregarded for purposes of this Section 3.2(b), or (iv) the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Upstream Securities of Bakkt Pubco under a “poison pill” or similar shareholders rights plan (it being understood that upon exchange of Paired Interests for Class A Common Stock pursuant to the Exchange Agreement, such Class A Common Stock would be issued together with a corresponding right). In the event Bakkt Pubco issues, transfers or delivers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated in this Agreement or the Exchange Agreement, Bakkt Pubco shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned by Bakkt Pubco will equal on a one-for-one basis the aggregate number of outstanding shares of Class A Common Stock.

(c) Subject to the Exchange Agreement, the Company shall undertake all actions, including an issuance, a reclassification, distribution, division or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of outstanding shares of Class V Common Stock held by any Person and the number of Common Units owned by such Person. In the event Bakkt Pubco repurchases Class V Common Stock in a transaction not contemplated in this Agreement or the Exchange Agreement, Bakkt Pubco shall take all actions such that, after giving effect to all such repurchases, the number of outstanding shares of Class V Common Stock held by any Person will equal on a one-to-one basis the number of Common Units owned by such Person.

(d) The Company shall not undertake any subdivision (by any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of the Common Units that is not accompanied by an identical subdivision or combination of each of the Class A Common Stock and Class V Common Stock (and the Company and Bakkt Pubco shall take all necessary action) so that at all times there is (x) a one-to-one ratio between the number of Common Units owned by Bakkt Pubco and the number of outstanding shares of Class A Common Stock (subject to the first sentence of Section 3.1(a)) (or such other Equity Security of Bakkt Pubco in which the Class A Common Stock may be converted or changed, as contemplated by Section 2.2 of the Exchange Agreement), and (y) a one-to-one ratio between the number of Common Units owned by Members other than Bakkt Pubco and the number of outstanding shares of Class V Common Stock.

(e) The Company shall only be permitted to issue additional Common Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in the Merger Agreement and Section 3.1, this Section 3.2, and Section 3.5 of this Agreement. Subject to the foregoing, the Managing Member may cause the Company to issue additional Common Units authorized under this Agreement at such times and upon such terms as the Managing Member shall determine and the Managing Member shall, and is hereby authorized to, promptly amend this Agreement and the Schedule of Members as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.2 without the requirement of any consent or acknowledgement of any other Member.

(f) At any time that Bakkt Pubco issues a share of Class A Common Stock or a share of other capital stock of Bakkt Pubco (other than Class V Common Stock and other than Class A Common Stock issued in connection with an Exchange (as defined in the Exchange Agreement)) for cash or other consideration (including capital stock or assets of another Person), the net proceeds received by Bakkt Pubco with respect to such share, if any, shall be concurrently transferred to the Company in exchange for a corresponding number of Common Units (determined based upon the Exchange Rate then in effect).

(g) If any such shares of Class A Common Stock issued by Bakkt Pubco, including any securities issued pursuant to the New Equity Incentive Plan or any other equity incentive program, are subject to vesting or forfeiture provisions, then the Common Units that are issued by the Company to Bakkt Pubco in connection therewith in accordance with the preceding provisions of this Article III shall be subject to vesting or forfeiture on the same basis; if any of such shares of Class A Common Stock vest or are forfeited, then a corresponding number of the Common Units (determined based upon the Exchange Rate then in effect) issued by the Company in accordance therewith shall automatically vest or be forfeited. Any cash or property held by Bakkt Pubco or the Company or on any of such Person’s behalf in respect of dividends paid on restricted shares of Class A Common Stock that fail to vest shall be returned to the Company upon the forfeiture of such restricted shares of Class A Common Stock. The Schedule of Members shall set forth the number of Common Units subject to forfeiture or vesting.

Section 3.3 Non-certificated Units; Certificates; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Common Units.

(a) Common Units shall not be certificated unless otherwise determined by the Managing Member. If the Managing Member determines that one or more Common Units shall be certificated, each such certificate shall be signed by or in the name of the Company and any officer designated by the Managing Member. Such certificate shall be in such form (and shall contain such legends) as the Managing Member may determine. Any or all of such signatures on any certificate representing one or more Common Units may be an electronic signature, engraved or printed, to the extent permitted by applicable Law.

(b) If Common Units are certificated, the Managing Member may direct that a new certificate representing one or more Common Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Managing Member of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Managing Member may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnity it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) Upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Common Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Common Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Managing Member may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Common Units.

Section 3.4 Purchase or Redemption of Shares of Class A Common Stock. If, at any time, any shares of Class A Common Stock are purchased or redeemed by Bakkt Pubco for cash, then the Managing Member shall cause the Company, immediately prior to such purchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held by Bakkt Pubco, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being purchased or redeemed by Bakkt Pubco (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being purchased or redeemed by Bakkt Pubco.

Section 3.5 Bakkt Pubco Equity Plans. If at any time Bakkt Pubco issues one or more shares of Class A Common Stock in connection with the New Equity Incentive Plan or any other equity incentive program, whether such share or shares are issued upon exercise (including cashless exercise) of an option, settlement of a restricted stock unit, as restricted stock or otherwise, the Managing Member shall cause the Company to issue a corresponding number of Common Units, registered in the name of Bakkt Pubco (determined based upon the Exchange Rate then in effect); provided that Bakkt Pubco shall be required to contribute all (but not less than all) of the net proceeds (if any) received by Bakkt Pubco from or otherwise in connection with such issuance of one or more shares of Class A Common Stock, including the exercise price of any option exercised, to the Company.

Section 3.6 Registered Members. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Common Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Common Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act or other applicable Law.

Section 3.7 Capital Accounts. The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the Managing Member), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property.

Section 3.8 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.9 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

Section 3.10 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. For the avoidance of doubt, no Member may make a loan or advance funds to the Company without the consent of the Managing Member.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

Section 4.1 Distributions.

(a) Subject to the provisions of the Delaware Act and the provisions of this Article IV, the Managing Member, in its sole discretion, may authorize Distributions to the Members, which Distributions shall be made pro rata in accordance with the Members’ respective Percentage Interests as of the record date of the Distribution designated by the Managing Member.

(b) Each Distribution pursuant to this Section 4.1 shall be made to the Persons shown on the Company’s books and records as Members as of the record date of such Distribution.

(c) Notwithstanding the foregoing provisions of Section 4.1(a), all amounts otherwise distributable pursuant to this Agreement (other than Section 4.1(d)) with respect to each unvested Unit shall be retained by the Company (collectively, the “Retained Amounts”). Prior to making any distribution pursuant to Section 4.1(a), the Company will distribute the Retained Amounts with respect to each previously unvested Unit that has become a vested Unit to the Holder of such Unit. Retained Amounts in respect of unvested Units that are forfeited prior to vesting shall be forfeited by the Holder of such Unit, and no distribution of such Retained Amounts in respect of such forfeited Units shall be made.

(d) Notwithstanding any other provision of this Agreement to the contrary, to the fullest extent permitted by applicable Law and consistent with the Company’s obligations to its creditors as reasonably determined by the Managing Member, the Managing Member shall, to the extent of Available Cash, cause to be distributed to the Members with respect to their Common Units in proportion to their respective Percentage Interests on an annual basis an aggregate amount that equals the Tax Distribution Amount (each, a “Tax Distribution”); provided, however, that any portion of a Tax Distribution made with respect to the amounts described in clause (b) of the definition of Tax Distribution Amount may be distributed reasonably promptly before a payment is required to be made pursuant to the Tax Receivable Agreement. If, on the date of a Tax Distribution, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, distributions pursuant to this Section 4.1(d) shall be made to the Members to the extent of available funds in accordance with their Percentage Interests, and the Company shall make future Tax Distributions as soon as funds become available sufficient to pay the remaining portion of the Tax Distributions to which such Members are otherwise entitled. Notwithstanding the foregoing, the Managing Member may cause distributions under this Section 4.1(d) to be made on a quarterly basis based upon estimates of the Tax Distribution Amount (but only to the extent of the amounts described in clause (a) of the definition thereof), and reconcile such quarterly determinations with its determination of the total amount of Tax Distributions to be made for a Fiscal Year as soon as reasonably practicable after the end of such Fiscal Year (or as soon as reasonably practicable after any event that subsequently adjusts the taxable income of such Fiscal Year), in each case, in the Managing Member’s reasonable discretion.

Section 4.2 Allocations. After giving effect to the allocations set forth in Section 4.3, Net Profits and Net Losses (and to the extent necessary to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense that would otherwise be includable in the computation of Net Profits and Net Losses) for each Taxable Year shall be allocated among the Members during such Taxable Year, in such a manner as shall cause the Capital Accounts of the Members (as adjusted to reflect all allocations set forth in Section 4.3 and all distributions through the end of such Taxable Year) to equal, as nearly as possible, (a) the amount such Members would receive if all assets of the Company on hand at the end of such Taxable Year were sold for cash equal to their Book Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities), and all remaining or resulting cash (including any withheld amounts) were distributed to the Members under Section 10.2 minus (b) such Member’s share of Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

Section 4.3 Special Allocations.

(a) Notwithstanding any other provision of Section 4.2 and Section 4.3, if there is a net decrease in Minimum Gain during any Taxable Year, each Member shall be allocated items of Company income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 4.3, each Member’s

Adjusted Capital Account shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to Section 4.2 or Section 4.3 with respect to such Taxable Year. This Section 4.3(a) is intended to comply with the partnership Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Notwithstanding the other provisions of Section 4.2 and Section 4.3 (other than clause (a) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Taxable Year, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Taxable Year shall be allocated items of Company income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in the manner and amounts provided in Treasury Regulations Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 4.3 each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to Section 4.2 or Section 4.3 other than Section 4.3(a) above, with respect to such Taxable Year. This Section 4.3(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Except as provided in Section 4.3(a) and Section 4.3(b) above, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulations, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 4.3(a) and Section 4.3(b).

(d) No allocation of Net Loss shall be made to a Member if it would cause or increase an Adjusted Capital Account Deficit of such Member. Allocations of Net Loss that would be made to a Member but for this Section 4.3(d) shall instead be made to other Members pursuant to Section 4.2 to the extent not inconsistent with this Section 4.3(d).

(e) In the event any Member has an Adjusted Capital Account Deficit at the end of any Taxable Year, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 4.3(e) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Section 4.3 have been tentatively made as if this Section 4.3(e) were not in this Agreement.

(f) Nonrecourse Deductions for any Taxable Year shall be allocated to the Members ratably among such Members based upon the number of Units held by each Holder.

(g) Member Nonrecourse Deductions for any Taxable Year shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(h) If any Holder of unvested Units forfeits all or a portion of such Units, such Holder shall be allocated items of loss and deduction in the year of such forfeiture in an amount equal to the portion of such Holder’s Capital Account attributable to such forfeited Units.

(i) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Company Interest, the amount of such adjustment to the

Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(j) Curative Allocation. The allocations set forth in Section 4.3(a)-(i) (other than Section 4.3(h)) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, deduction or credit pursuant to this Section 4.3(j). Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Managing Member shall make such offsetting special allocations of Company income, gain, loss, deduction or credit in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement. In exercising its discretion under this Section 4.3(j), the Managing Member shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

Section 4.4 Tax Allocations.

(a) Except as provided in this Section 4.4, each item of income, gain, loss, deduction and credit of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under Section 4.2 and Section 4.3.

(b) The Members recognize that there may be a difference between the Book Value of a Company asset and the asset’s adjusted tax basis at the time of the property’s contribution or revaluation pursuant to this Agreement. In such a case, all items of tax depreciation, cost recovery, depletion, amortization, and gain or loss with respect to such asset shall be allocated among the Members to take into account the disparities between the Book Values and the adjusted tax basis with respect to such properties in accordance with the traditional method described in Treasury Regulation Section 1.704-3(b); provided, however, that any tax items not required to be allocated under Code Sections 704(b) or 704(c) shall be allocated in the same manner as such gain or loss would be allocated for book purposes under Section 4.2 and Section 4.3.

(c) All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for U.S. federal income tax purposes shall be determined without regard to any election under Code Section 754 which may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by Code Sections 734 and 743.

(d) Subject to Section 4.4(b), if any portion of taxable gain recognized from the disposition of property by the Company represents the “recapture” of previously allocated deductions by virtue of the application of Code Section 1(h)(1)(D), 1245 or 1250 (“Recapture Gain”), such Recapture Gain shall be allocated as follows:

(i) First, to the Members in proportion to the lesser of each Member’s (A) allocable share of the total taxable gain recognized from the disposition of such property and (B) share of depreciation or amortization with respect to such property (as determined in the manner provided under Treasury Regulations Sections 1.1245-1(e)(2) and (3)), until each such Member has been allocated Recapture Gain equal to such lesser amount.

(ii) Second, the balance of Recapture Gain shall be allocated among the Members whose allocable shares of total taxable gain from the disposition of such property exceed their shares of depreciation or amortization with respect to such property (as determined in the manner provided under Treasury Regulations Sections 1.1245-1(e)(2) and (3)), in proportion to their shares of total taxable gain

(including Recapture Gain) from the disposition of such property; provided, however, that no Member shall be allocated Recapture Gain under this Section 4.4(d) in excess of the total taxable gain otherwise allocated to such Member from such disposition.

(iii) Unless otherwise required by the Code, any tax credits of the Company shall be allocated among the Members ratably based upon the number of Units held by each Holder.

(e) Any recapture of tax credits shall be allocated among the Members in the same ratio as the applicable tax credits were allocated to the Members.

(f) If, as a result of an exercise of a Warrant to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(g) For purposes of determining a Member’s proportional share of the Company’s “excess non-recourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in income and gain shall be in proportion to the Units held by such Member.

(h) If there is a change in any Member’s Percentage Interests during any Fiscal Year, the principles of Code Section 706(d) shall apply in allocating items of income, gain, loss, deduction and credit for such Fiscal Year to account for the variation. For purposes of applying Code Section 706(d), the Managing Member may adopt any method or convention permitted under applicable Treasury Regulations.

(i) Allocations pursuant to this Section 4.4 are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, Distributions or other Company items pursuant to any provision of this Agreement.

Section 4.5 Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member (or former Member) or a Member’s (or former Member’s) status as such (including, without limitation, U.S. federal withholding taxes, any imputed underpayment as determined under Code Section 6225, state personal property taxes, and state unincorporated business taxes), but not including any such amounts attributable to a Member’s (or former Member’s) status as an employee of the Company or its Subsidiaries, then such Person shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Managing Member may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 4.5. A Member’s obligation to indemnify the Company under this Section 4.5 shall survive the termination, dissolution, liquidation and winding up of the Company and the termination of such Member’s interest, and for purposes of this Section 4.5, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 4.5, including instituting a lawsuit to collect such contribution with interest calculated at a rate equal to the Base Rate plus three (3) percentage points per annum (but not in excess of the highest rate per annum permitted by law).

ARTICLE V

COVENANTS

Section 5.1 Records and Accounting.

(a) The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to applicable laws.

(b) Except as limited by Section 5.1(c), each Member shall have the right to inspect at the offices of the Company, for a purpose reasonably related to such Member’s interest as a Member in the Company, upon reasonable written demand stating the purpose of such demand and at such Member’s own expense:

(i) a copy of the Certificate and this Agreement and all amendments thereto; and

(ii) promptly after their becoming available, copies of the Company’s U.S. federal income tax returns for the three most recent years.

(c) The Managing Member may keep confidential from the Members, for such period of time as the Managing Member determines in its sole discretion, (i) any information that the Managing Member reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Managing Member believes is not in the best interests of the Company, could damage the Company or its business or that the Company is required by law or by agreement with any third party to keep confidential, including information as to the Common Units held by any other Member. With respect to any schedules, annexes or exhibits to this Agreement, each Member (other than Bakkt Pubco) shall only be entitled to receive and review any such schedules, annexes and exhibits relating to such Member and shall not be entitled to receive or review any schedules, annexes or exhibits relating to any other Member (other than Bakkt Pubco).

Section 5.2 Transmission of Communications. Each Person that owns or Controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice or other communication received from the Managing Member to such other Person or Persons.

Section 5.3 Governmental Consents and Filings. Each Member hereby represents and warrants that no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or regulatory authority is required on the part of the Member in connection with the consummation of the transactions contemplated by this Agreement or to hold Units.

ARTICLE VI

MANAGEMENT

Section 6.1 Authority of the Managing Member.

(a) The Managing Member shall conduct, direct and exercise full control over all activities of the Company. All management powers over the business and affairs of the Company shall be vested in the Managing Member. The Managing Member shall have the power to bind or take any action on behalf of the Company, or to exercise in its sole discretion any rights and powers (including the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions) granted to the Company under this Agreement, or any other agreement, instrument or other document to which the Company is a party or by virtue of its holding the equity interests of any Subsidiary thereof.

(b) Notwithstanding any provision herein to the contrary, in connection with the performance of its duties as the Managing Member of the Company under this Agreement, the Members and the Managing Member acknowledge that the Managing Member will take action through the Bakkt Pubco Board and the officers of Bakkt Pubco, and that the members of the Bakkt Pubco Board and such officers of Bakkt Pubco will owe fiduciary duties to the stockholders of the Bakkt Pubco in respect of any such actions taken or omitted in connection with the performance of the Managing Member’s duties hereunder, provided, however that nothing in the foregoing shall abrogate or diminish the rights of the Holders of Common Units under this Agreement or applicable law.

(c) Without limiting the foregoing provisions of this Section 6.1, the Managing Member shall have the general power to manage or cause the management of the Company (which may be delegated to officers of the Company) to, directly or indirectly, undertake any of the following:

(i) to develop and prepare a business plan each year which will set forth the operating goals and plans for the Company;

(ii) to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Company;

(iii) to make any expenditures, to lend or borrow money, to assume or guarantee, or otherwise contract for, indebtedness and other liabilities, to issue evidences of indebtedness and to incur any other obligations;

(iv) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

(v) to engage attorneys, consultants and accountants for the Company;

(vi) to develop or cause to be developed accounting procedures for the maintenance of the Company’s books of account; and

(vii) to do all such other acts as shall be authorized in this Agreement.

Section 6.2 Actions of the Managing Member. The Managing Member may act (a) through meetings and written consents and (b) through any Person or Persons to whom authority and duties have been delegated pursuant to Section 6.5.

Section 6.3 Compensation. The Managing Member shall not be entitled to any compensation for services rendered to the Company in its capacity as Managing Member except as expressly provided in this Agreement.

Section 6.4 Expenses. The Members acknowledge and agree that the Managing Member’s Class A Common Stock will be publicly traded and therefore the Managing Member will have access to the public capital markets and that such status and the services performed by the Managing Member will inure to the benefit of the Company and all Members; therefore, the Managing Member shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of or for the benefit of the Company, including all fees, expenses and costs associated with being a public company (including public reporting obligations, proxy statements, stockholder meetings, compensation and meeting costs of any board of directors or similar body, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Managing Member to perform services for the Company, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses, litigation costs and damages arising from litigation and accounting and legal costs) and maintaining its corporate existence. To the extent practicable, expenses incurred by the Managing Member on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company. Notwithstanding the foregoing, the Company shall not pay or bear any Income Tax obligations of the Managing Member or any obligations of the Managing Member under the Tax Receivable Agreement; provided, that, for the avoidance of doubt, nothing under this Section 6.4 shall reduce the amount of any Tax Distribution to which the Managing Member is entitled pursuant to Section 4.1(d). Reimbursements pursuant to this Section 6.4 shall be in addition to any reimbursement to Bakkt Pubco as a result of indemnification pursuant to Section 11.2.

Section 6.5 Delegation of Authority. The Managing Member may, from time to time, delegate to one or more Persons such authority and duties as the Managing Member may deem advisable. In addition, the Managing Member may assign titles (including, without limitation, chief executive officer, president, principal, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Managing Member. Any delegation pursuant to this Section 6.5 may be revoked at any time by the Managing Member in its sole discretion.

Section 6.6 Officers. Subject to Section 6.1 and pursuant to Section 6.5, the Managing Member hereby delegates the following authority and duties to the following respective officers of the Company:

(a) Appointment and Term of Office. The officers of the Company shall consist of a Chief Executive Officer, a Chief Financial Officer, a Chief Operating Officer and a Secretary, and there may be a Chairperson, a

Vice Chairperson, one or more Presidents, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer (and one or more Assistant Treasurers), and such other officers as may be appointed by the Managing Member. Each of such officers will not be subject to periodic elections by the Managing Member, but will hold office until the earlier of his or her death, resignation, retirement, disqualification or removal from office. Two or more offices may be held by the same Person.

(b) Removal. Any officer elected or appointed by the Managing Member may be removed at any time by the Managing Member, for or without cause. Such removal will be without prejudice to the contract rights pursuant to an employment or other agreement, if any, of the Person so removed. Election or appointment of an officer will not of itself create contract rights.

(c) Vacancies. Subject to Section 6.1, whenever any vacancy shall occur in any office of any officer by death, resignation, removal, increase in the number of officers of the Company or otherwise, such vacancy shall be filled by the Managing Member.

(d) Compensation. Subject to Section 6.1, the compensation of all officers of the Company shall be determined by the Managing Member and may be altered by the Managing Member or such committee from time to time, except as otherwise provided by contract, and no officer shall be prevented from receiving such compensation by reason of the fact such officer is also a member of the Managing Member.

(e) Powers and Duties. Subject to Section 6.1, the officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Managing Member and otherwise as shall customarily pertain to such offices. In its sole discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. All officers and other persons providing services to or for the benefit of the Company shall be subject to the supervision and direction of the Managing Member. No officer of the Company, in its capacity as such, shall be considered a Managing Member of the Company by agreement, as a result of the performance of its duties hereunder or otherwise.

Section 6.7 Purchase of Equity Securities. Subject to the provisions of this Agreement, the Managing Member may cause the Company to purchase or otherwise acquire Equity Securities, or may purchase or otherwise acquire Equity Securities on behalf of the Company. As long as such Equity Securities are owned by or on behalf of the Company, such Equity Securities will not be considered outstanding for any purpose.

Section 6.8 Limitation of Liability.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Managing Member nor any of such Managing Member’s Affiliates shall be liable to the Company or to any Member for any act or omission performed or omitted by such Managing Member in its capacity as the Managing Member pursuant to authority granted to such Person by this Agreement; provided, that except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s gross negligence, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Person or its Affiliates contained herein or in Other Agreements with the Company. The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and neither the Managing Member nor any of such Managing Member’s Affiliates shall be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing Member (so long as such agent was selected in good faith and with reasonable care); provided that the foregoing shall not limit any responsibility the Managing Member may have as a result of a breach of fiduciary duties to its stockholders in connection with any such action. The Managing Member shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Managing Member in good faith reliance on such advice shall in no event subject the Managing Member thereof to liability to the Company or any Member.

(b) Notwithstanding anything to the contrary herein, this Section 6.8 shall not affect the liability or duties of any officer of the Company or any of its Subsidiaries in his or her capacity as such.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 7.1 Limitation of Liability of Members and Managing Member. Except as provided in this Agreement, in an agreement entered by such Person and the Company, or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member, including the Managing Member, shall be obligated personally for any such debts, obligation or liability solely by reason of being a Member or acting as a Managing Member of the Company or any combination thereof. Except as otherwise provided in this Agreement, a Member’s liability (in its capacity as such) for Company liabilities and Net Losses shall be limited to the payment of its respective Capital Contributions as and when due (which, in accordance with the definition of Capital Contribution, may be deemed to have been made) and other payments as expressly provided by the Agreement. If and to the extent a Member’s Capital Contribution shall be fully paid or deemed paid, such Member shall not, except as required by the express provisions of the Delaware Act regarding repayment of sums wrongfully distributed to Members, be required to make any further contributions; provided that a Member shall be required to return to the Company any Distribution made to it in clear and manifest accounting or similar error. The immediately preceding sentence shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

Section 7.2 Lack of Authority. No Member in its capacity as such (other than the Managing Member, in its capacity as such) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company, and except as expressly provided herein, the Common Units do not confer any rights upon the Members to participate in the affairs of the Company described in this Agreement. The Members hereby consent to the exercise by the Managing Member of the powers conferred on them by law and this Agreement. Except as expressly provided herein (and other than a Member’s voting rights in its capacity as a stockholder of Bakkt Holding, Inc.), no Member (other than the Managing Member) shall have any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or conversion of the Company, or any other matter that a Member might otherwise have the ability to vote on or consent with respect to under the Delaware Act, at law, in equity or otherwise. The conduct, control and management of the Company shall be vested exclusively in the Managing Member. In all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Managing Member shall be the decision of the Company. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 7.2 or by separate agreement with the Company, no Member who is not also the Managing Member (and acting in such capacity) shall take any part in the management or control of the operation or business of the Company in its capacity as a Member, nor shall any Member who is not also the Managing Member (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Company in his or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member. Notwithstanding the foregoing, the Managing Member may from time to time appoint one or more Members as officers or employ one or more Members as employees, and such Members, in their capacity as officers or employees of the Company (and not, for clarity, in their capacity as Members of the Company), may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Managing Member.

Section 7.3 No Right of Partition. No Member shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

Section 7.4 Members Right to Act. For matters that expressly require the approval of the Members (rather than the approval of the Managing Member on behalf of the Members), any action required or permitted to be taken by the Members pursuant to this Agreement shall be taken if the Required Interest provide a consent or ratification in writing. Any action required, required to be approved or permitted to be taken by the Managing Member pursuant to this Agreement may be taken or approved, as applicable, by the Managing Member acting pursuant to a writing which evidences its approval of or consent to such action.

Section 7.5 Outside Activities of the Managing Member. The Managing Member shall not, directly or indirectly, enter into or conduct any business or operations, other than in connection with (a) the ownership, acquisition and disposition of Common Units, (b) the management of the business and affairs of the Company and its Subsidiaries, (c) the operation of Bakkt Pubco as a reporting company with a class (or classes) of securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any financing raised by Bakkt Pubco pursuant to the preceding clauses (d) and (e) shall be made available to the Company, whether as Capital Contributions, loans or otherwise, as appropriate, and, provided further, that Bakkt Pubco may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as Bakkt Pubco takes commercially reasonable measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company or its Subsidiaries, through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Company or any of its Subsidiaries, the Members shall negotiate in good faith to amend this Agreement to reflect such activities and the direct ownership of assets by Bakkt Pubco. Nothing contained herein shall be deemed to prohibit Bakkt Pubco from executing any guarantee of indebtedness of the Company or its Subsidiaries.

ARTICLE VIII

TAX MATTERS

Section 8.1 Preparation of Tax Returns.

(a) The Company shall arrange for the preparation and timely filing of all Tax Returns required to be filed by the Company. Each Member will, upon request, supply to the Company all pertinent information in its possession relating to the operations of the Company necessary to enable the Company’s Tax Returns to be prepared and filed. The Company will provide copies of each Member’s U.S. federal and applicable state tax Schedule K-1s within one hundred eighty (180) days after the end of each Taxable Year. Upon written request of a Member, the Company will provide within five (5) Business Days (i) estimated amounts to be included on such Member’s federal tax Schedule K-1 for the prior Taxable Year and (ii) a list of jurisdictions where the Company intends to file Tax Returns with respect to Income Taxes for the prior Taxable Year; provided, however, that the Company shall not be required to supply such estimated amounts and list of jurisdictions prior to ninety (90) days after the end of a Taxable Year.

(b) With respect to any taxable period during which ICE owns more than twenty-percent (20%) of the Common Units, the Managing Member shall provide to ICE a draft of any U.S. federal and other material Flow-Through Tax Return of the Company or any of its Subsidiaries for any Taxable Year beginning after December 31, 2019 (together with all supporting documentation) for its review and reasonable comment no later than fifteen (15) days prior to the date on which copies of each Member’s U.S. federal and applicable state tax Schedule K-1s are to be delivered pursuant to Section 8.1(a), and the Managing Member shall consider in good faith all reasonable comments received from ICE with respect thereto and shall not cause such Tax Return to be filed without the consent of ICE, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.2 Tax Elections. The Taxable Year shall be the Fiscal Year set forth in Section 2.8, unless the Managing Member shall determine otherwise in its sole discretion and in compliance with applicable laws. Except as otherwise expressly provided in this Agreement, the Managing Member shall, in its sole discretion, determine whether to make or revoke any available election pursuant to the Code; provided the Managing Member shall cause the Company to make an election pursuant to Code Section 754 for the taxable year that includes the date hereof. Each Member will upon request supply any information necessary to give proper effect to any such election.

Section 8.3 Tax Classifications. The Company shall be classified as a partnership for U.S. federal income tax purposes. Each Member agrees that it shall not: (a) treat, on such Member’s individual income Tax Returns, any item of income, gain, loss, deduction or credit relating to such Member’s interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Schedule K-1 or other information statement furnished by the Company to such Member for use in preparing its income Tax Return; provided, however, in the event a Member has in place, or otherwise adopts, mark-to-market accounting, such accounting methodology shall not be deemed to be inconsistent with the treatment of such item by the Company as reflected on the Schedule K-1 or other information statement furnished by the Company to such Members; or (b) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment.

Section 8.4 Tax Controversies.

(a) ICE is hereby designated the Partnership Representative of the Company with respect to all Taxable Years ending on or prior to December 31, 2020, and Bakkt Pubco is hereby designated the Partnership Representative of the Company with respect to all Taxable Years beginning after December 31, 2020. In such capacity, the Partnership Representative is hereby authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. Each Member agrees to be bound by the decisions and elections made by the Partnership Representative with respect to such examinations, controversies or administrative or judicial proceedings. Each Member and former Member shall provide such information as shall reasonably be requested by the Partnership Representative in order to reduce the amount of the Company’s liability for any imputed underpayment in accordance with the procedures under Code Section 6225(c). The Partnership Representative shall keep the Managing Member or ICE, as applicable, fully informed of the progress of any examinations, audits or other proceedings, it being agreed that no Holder of Units (other than Bakkt Pubco and ICE) shall have any right to participate in any such examinations, audits or other proceedings. If an audit results in an imputed underpayment by the Company as determined under Code Section 6225, the Partnership Representative may make the election under Code Section 6226(a). If such an election is made, the Company shall furnish to each Member for the year under audit a statement reflecting the Member’s or former Member’s share of the adjusted items as determined in the notice of final partnership adjustment, and each such Member shall take such adjustment into account as required under Code Section 6226(b) and shall be liable for any related interest, penalty, addition to tax or additional amount. If such an election is not made, each person that was a Member of the Company during the taxable period to which such liability relates will indemnify and hold harmless the Company for such person’s allocable share of the amount of such tax liability, including any interest and penalties associated therewith, as reasonably determined by the Partnership Representative, in accordance with Section 4.5. The Company shall reimburse and indemnify the Partnership Representative for any expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages that the Partnership Representative incurs in connection with its obligations as the Partnership Representative. For the avoidance of doubt, any former Member’s obligation to provide information to the Partnership Representative pursuant to this Section 8.4 shall survive the termination of such Member’s interest.

(b) The Managing Member shall promptly notify ICE in writing of the receipt of any written proposed assessment or the commencement of any Tax audit, demand, claim or administrative or judicial proceeding that relates to the Taxes of, or Tax Returns required to be filed by, the Company or any of its Subsidiaries (a “Contest”), if such Contest relates to a taxable period beginning on or prior to the date hereof. ICE shall have the right, at the Company’s cost and expense (to the extent such costs and expenses are reasonable), to elect to control the conduct of such Contest; provided, that (i) ICE shall elect to control such Contest within thirty (30) days of receipt of notice thereof; (ii) if ICE elects to control such Contest, the Managing Member shall be entitled to participate (at the Company’s expense) in such Contest; and (iii) ICE shall not settle such Contest without first obtaining the Managing Member’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding anything in this Agreement to the contrary, the Managing Member shall have the exclusive right to control any Contest that ICE elects not to control or fails to elect to control within the time period set forth in Section 8.4(b)(i).

Section 8.5 Certain Actions. Notwithstanding anything to the contrary in this Agreement, none of Bakkt Pubco or any of its Affiliates (including the Company and its Subsidiaries) shall, without the prior written consent of ICE, (i) make, change or revoke any Tax election (other an election under Code Section 754) affecting a taxable period (or portion thereof) of the Company or its Subsidiaries ending on or before the date hereof, (ii) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return of the Company or its Subsidiaries relating to a taxable period (or portion thereof) ending on or before the date hereof, (iii) file or request any ruling with respect to Taxes or Tax Returns of the Company or its Subsidiaries, or enter into any voluntary disclosure with any Governmental Entity regarding any Tax or Tax Returns of the Company or its Subsidiaries, in each case relating to a taxable period (or portion thereof) ending on or before the date hereof or (iv) take any action that results in any increased Tax liability or reduction of any Tax attributes of any Member in respect of a taxable period ending on or before the date hereof.

Section 8.6 Merger Agreement Conflicts. For the avoidance of doubt, to the extent there is any inconsistency between this Agreement and the provisions of Section 6.1 of the Merger Agreement, the provisions of Section 6.1 of the Merger Agreement shall control.

ARTICLE IX

RESTRICTIONS ON TRANSFER OF UNITS; CERTAIN TRANSFERS

Section 9.1 Transfers by Members.

(a) Except as otherwise agreed to in writing between the Managing Member and the applicable Member and reflected in the books and records of the Company or as otherwise provided in this Article IX, and subject to Section 9.2 and Article III of the Stockholders Agreement, no Member or Assignee thereof may Transfer all or any portion of its Common Units or other interest in the Company (or beneficial interest therein) without the prior consent of the Managing Member, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal opinions and other documents that the Managing Member may require) as are determined by the Managing Member, in each case in the Managing Member’s sole discretion, and which consent may be in the form of a plan or program entered into or approved by the Managing Member, in its sole discretion. Any such determination in the Managing Member’s sole discretion in respect of Common Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Members, whether or not such Members are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Common Units that is not in accordance with, or subsequently violates, this Agreement or Article III of the Stockholders Agreement shall be, to the fullest extent permitted by law, null and void. If a Member transfers all or a portion of its Common Units or other interest in the Company to a transferee in compliance with each of this Agreement and the Stockholders Agreement, the Member shall cause the transfer of an equal number of shares of Class V Common Stock to such transferee upon its admittance to the Company as a Member.

(b) Notwithstanding anything otherwise to the contrary in this Section 9.1, each Member may Transfer Common Units in an Exchange pursuant to, and in accordance with, the Exchange Agreement; provided that any such Exchange shall be effected in compliance with reasonable policies that the Managing Member may adopt or promulgate from time to time and advise the Members of in writing (including policies requiring the use of designated administrators or brokers) in its reasonable discretion; provided, further, that if such policies conflict with the terms of the Exchange Agreement, the provisions of the Exchange Agreement shall apply in lieu thereof to any Exchange to the extent of such conflict.

(c) Notwithstanding anything otherwise to the contrary in this Section 9.1, but subject to Section 9.2 and Article III of the Stockholders Agreement, (i) an individual Member may Transfer all or any portion of his or her Common Units in a Permitted Transfer and (ii) the Managing Member may implement other policies and procedures to permit the Transfer of Common Units by the other Members for personal estate planning purposes and any such Transfer effected in compliance with such policies and procedures shall require prior written notice to the Managing Member.

Section 9.2 Market Stand-Off. Notwithstanding anything in this Article IX to the contrary, during the period commencing on the date hereof and ending on the six (6) month anniversary of the date hereof (in respect of all other Members and Holders of Units who derive their chain of ownership through a Transfer from such other Member), the Members and all subsequent Holders of Units who derive their chain of ownership through a Transfer from a Member (each an “Owner”) shall not (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise Transfer or dispose of, directly or indirectly, any Common Units, including Common Units issued or delivered after the Closing pursuant to the Merger Agreement, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Units, (iii) establish or increase any put equivalent position or liquidation with respect to, or decrease a call equivalent position within the meaning of Section 15 of the Exchange Act with respect to, any Common Units, (iv) Transfer any Common Units in violation of the Stockholders Agreement (or which would be a violation of the Stockholders Agreement if such Owner were a party thereto in the capacity as a “Bakkt Equity Holder” or a “Permitted Transferee” thereof (each, as defined in the Stockholders Agreement)), or (v) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii), (iii), (iv) or (v) above is to be settled by delivery of Common Units in cash or otherwise. The foregoing sentence shall not apply to the Transfer of any or all of the Common Units owned by a Member in a Permitted Transfer in accordance with each of this Agreement and the Stockholders Agreement; provided, however, that it shall be a condition to such Transfer (in addition to any other requirements hereunder) that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Common Units subject to this Section 9.2 and Article III of the Stockholders Agreement, and there shall be no further Transfer of such Common Units except in accordance with each of this Agreement and the Stockholders Agreement.

Section 9.3 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. In the event that Units are ever certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, BY AND AMONG THE COMPANY AND ITS MEMBERS AND AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH RESTRICTIONS ARE BINDING ON THE TRANSFEREES OF SUCH UNITS.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Section 9.4 Further Restrictions.

(a) Common Units issued from time to time after the date of this Agreement, including Common Units issued under equity incentive plans of the Company or Bakkt Pubco (or upon settlement of awards granted under such plans), may be subject to such additional or other terms and conditions, including with regard to vesting, forfeiture, minimum retained ownership and Transfer, as may be agreed between Bakkt Pubco and the applicable Member and reflected in the books and records of the Company. Such requirements, provisions and restrictions need not be uniform and may be waived or released by Bakkt Pubco in its sole discretion with respect to all or a portion of the Common Units owned by any one or more Members at any time and from time to time, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

(b) Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Common Unit be made by any Member or Assignee if the Managing Member determines that:

(i) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Common Unit;

(ii) except pursuant to an Exchange, such Transfer would require the registration of such transferred Common Unit pursuant to any applicable U.S. federal or state securities laws (including the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(iii) such Transfer would cause (A) all or any portion of the assets of the Company to (x) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Member, or (y) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (B) Bakkt Pubco to become a fiduciary with respect to any existing or contemplated Member, pursuant to ERISA, any applicable Similar Law, or otherwise;

(iv) to the extent requested by the Managing Member, the Company does not receive such legal and/or tax opinions and written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the Managing Member, as determined in the Managing Member’s sole discretion; or

(v) the Managing Member reasonably determines that such Transfer would pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Code Section 7704 and the Treasury Regulations promulgated thereunder.

All determinations with respect to this Section 9.4 shall be made by the Managing Member in its sole discretion.

(c) To the fullest extent permitted by law, any Transfer in violation of this Article IX shall be deemed null and void ab initio and of no effect.

Section 9.5 Transfer. Prior to Transferring any Units (other than Transfers to the Company), the Transferring Holder of such Units shall cause the prospective transferee to be bound by this Agreement, and any other agreements executed by Holders of Units relating to such Units in the aggregate (including, without limitation, the Stockholders Agreement) (collectively, the “Other Agreements”) and to execute and deliver to the Company and the other Holders of Units counterparts of this Agreement and the applicable Other Agreements.

Section 9.6 Assignee’s Rights. Subject to Section 9.6, the transferee in any Permitted Transfer pursuant to this Article IX will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Member which transferred its Common Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such interest remaining with the transferring Member. The transferring Member will remain a Member even if it has transferred all of its Common Units to one or more Assignees until such time as the Assignee(s) is admitted to the Company as a Member pursuant to Section 9.8.

Section 9.7 Admissions, Resignations and Removals.

(a) No Person may be admitted to the Company as an additional Managing Member or a substitute Managing Member without the prior written consent of each incumbent Managing Member, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent Managing Member, in each case in the sole discretion of each incumbent Managing Member. A Managing Member will not be entitled to resign as a Managing Member of the Company unless another Managing Member shall have been admitted hereunder (and not have previously been removed or resigned). The Members shall not have the right to remove or replace Bakkt Pubco or any other Managing Member.

(b) No Member will be removed or entitled to resign from being a Member of the Company except in accordance with Section 9.9. Any additional Managing Member or substitute Managing Member admitted as a Managing Member of the Company pursuant to this Section 9.7 is hereby authorized to, and shall, continue the Company without dissolution.

(c) Except as otherwise provided in Article X or the Delaware Act, no admission, substitution, resignation or removal of a Member will cause the dissolution of the Company. To the fullest extent permitted by law, any purported admission, resignation or removal that is not in accordance with this Agreement shall be null and void.

Section 9.8 Admission of Assignees as Substitute Members. An Assignee will become a Substituted Member only if and when each of the following conditions is satisfied:

(a) the Managing Member consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the Managing Member, in each case in the Managing Member’s sole discretion;

(b) if required by the Managing Member, the Managing Member receives written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a Substituted Member) that are in a form satisfactory to the Managing Member (as determined in its sole discretion);

(c) if required by the Managing Member, the Managing Member receives an opinion of counsel satisfactory to the Managing Member to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and

(d) if required by the Managing Member, the parties to the Transfer, or any one of them, pays all of the Company’s reasonable expenses connected with such Transfer (including the reasonable legal and accounting fees of the Company).

Section 9.9 Resignation and Removal of Members. Subject to Section 9.6, if a Member (other than Bakkt Pubco) ceases to hold any Common Units then such Member shall cease to be a Member and to have the power to exercise any rights or powers of a member of the Company, and shall be deemed to have resigned from the Company.

Section 9.10 Section 1445 and 1446(f) Withholding. An Assignee shall provide the Managing Member with all certifications, documentation and other information required by the Managing Member to determine that such Assignee has complied with the withholding and filing obligations under Code Sections 1445 and 1446(f) and the Treasury Regulations and other guidance issued thereunder.

ARTICLE X

DISSOLUTION AND LIQUIDATION

Section 10.1 Dissolution. Except as required by the Delaware Act, the Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal or resignation of a Member. The Company may be dissolved, liquidated, wound up and terminated only pursuant to the provisions of this Article X, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets. The Company shall dissolve, and its affairs shall be wound up, upon:

(a) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act upon the finding by a court of competent jurisdiction that it is not reasonably practicable to carry on the business of the Company in conformity with this Agreement or an administrative dissolution under Section 18-1107 of the Delaware Act;

(b) any event which makes it unlawful for the business of the Company to be carried on by the Members;

(c) the written consent of the Managing Member and the Required Interest; or

(d) at any time there are no Members, unless the Company is continued in accordance with the Delaware Act.

Except as otherwise set forth in this Article X, the Company is intended to have perpetual existence.

Section 10.2 Liquidation and Termination. Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed. Upon the winding up of the Company, the Managing Member shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of independent certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidators shall cause the notice described in the Delaware Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder;

(c) the liquidators shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine); and

(d) The balance, if any, of the Company’s remaining assets shall be distributed to all Members in accordance with Section 4.1(a).

The distribution of cash or property to the Members in accordance with the provisions of this Section 10.2 and Section 10.3 constitutes a complete return to the Members of their Capital Contributions and a complete distribution to the Members of their Company Interests and all of the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds. If any Member’s Capital Account is not equal to the amount to be distributed to such Member pursuant to Section 10.2, Net Profits and Net Losses for the Fiscal Year in which the Company is dissolved shall be allocated among the Members in such a manner as to cause, to the extent possible, each Member’s Capital Account to be equal to the amount to be distributed to such Member pursuant to Section 10.2. The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person.

Section 10.3 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 10.2, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would result in a materially adverse economic effect (or would otherwise not be beneficial) to the Members, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 10.2, the liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining Company assets in kind in accordance with the provisions of Section 10.2, (b) as tenants in common and in accordance with the provisions of Section 10.2, undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the Holders thereof) at such time.

Section 10.4 Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Managing Member (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 10.4.

Section 10.5 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 10.2 and 10.3 in order to minimize any losses otherwise attendant upon such winding up.

Section 10.6 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Common Units in the manner provided for in this Article X, and the Certificate shall have been cancelled in the manner required by the Delaware Act.

Section 10.7 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

Section 10.8 Restrictions on Termination Transactions. The Managing Member shall not engage in, or cause or permit, a Termination Transaction, without the prior written consent of the Required Interest. If contemplated by any such consent of the Required Interest, the Managing Member may require, pursuant to Section 2.5 of the Exchange Agreement, any Member holding Common Units to participate in such Termination

Transaction by delivery of an Election of Exchange (which Election of Exchange shall be deemed delivered to the Company and the Managing Member without any action by such Member, and in any case shall be effective immediately prior to the consummation of such Termination Transaction (and, for the avoidance of doubt, shall be contingent upon such Termination Transaction and not be effective if such Termination Transaction is not consummated)), and all Members holding Common Units shall otherwise take all such actions reasonably requested by the Managing Members that are necessary, proper or advisable in connection with the implementation and consummation of any such Termination Transaction.

ARTICLE XI

LIABILITY AND INDEMNIFICATION

Section 11.1 Liability of Members

(a) No Member and no Affiliate, manager, member, employee or agent of a Member shall be liable for any debt, obligation or liability of the Company or of any other Member or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Member of the Company, except to the extent required by the Delaware Act.

(b) This Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty) on any of the Members hereto in their capacity as a Member (including Bakkt Pubco in its capacity as a Member) or on their respective Affiliates. Further, notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereto agree that no Member or Managing Member shall, to the fullest extent permitted by law, have duties (including fiduciary duties) to any other Member or to the Company, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement; provided, however, that each Member shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

(c) To the extent that, at law or in equity, any Member (including Bakkt Pubco) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or is otherwise bound by this Agreement, the Members (including Bakkt Pubco) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including, except as set forth in Section 6.1(b), Bakkt Pubco) otherwise existing at law or in equity, are agreed by the Members to replace to that extent such other duties and liabilities of the Members relating thereto (including Bakkt Pubco).

(d) The Managing Member may consult with legal counsel, accountants and financial or other advisors selected by it, and any act or omission taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such Person as to matters the Managing Member reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(e) Notwithstanding any other provision of this Agreement or other applicable provision of law or equity, whenever in this Agreement the Managing Member (including Bakkt Pubco) is permitted or required to make a decision (i) in its “sole discretion” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider only such interests and factors as it desires (subject to Section 6.1(b)), including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members, or (ii) in its “good faith” or under another expressed standard, the Managing Member shall act under such express standard and shall not be subject to any other or different standards.

Section 11.2 Indemnification.

(a) Exculpation and Indemnification. To the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended, the Company shall indemnify and hold harmless any Indemnitee who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of his or her or its status as an Indemnitee against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such action, suit or Proceeding. The Company shall to the fullest extent not prohibited by applicable Law, pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable Law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 11.2(a) or otherwise. Notwithstanding the foregoing provisions of this Section 11.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Managing Member.

(b) Right of Indemnitee to Bring Suit. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Section 11.2 is not paid in full by the Company within (i) sixty (60) days after a written claim for indemnification has been received by the Company or (ii) twenty (20) days after a claim for an advancement of expenses has been received by the Company, such Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by Law, if the Indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. bcvIn any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Company.

(c) Non-Exclusivity of Rights; Indemnification by Other Persons.

(i) The provisions of indemnification to or the advancement of expenses and costs to any Indemnitee under this Article XI, or the entitlement of any Indemnitee to any indemnification or advancement of expenses and costs under this Article XI, shall not limit or restrict in any way the power of the Company to indemnity or advance expenses and costs to such Indemnitee in any way other than permitted by Law or be deemed to be exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any Law, agreement, vote of Members or otherwise, both as to action in the capacity in which such Indemnitee serves and as to action in any other capacity.

(ii) Given that certain Jointly Indemnifiable Claims may arise due to the service of the Indemnitee or other enterprise at the request of the Indemnitee-Related Entities (as defined below), the Company shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claims, pursuant to and in accordance with the terms of this Article XI, irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall the Company be entitled to any right of subrogation against or contribution by the Indemnitee-Related Entities and no right of advancement, indemnification or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company under this Article XI. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, the Indemnitee-Related Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Company, and the Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 11.2(c)(ii), entitled to enforce this Section 11.2(c)(ii).

(d) Rights. The rights conferred upon Indemnitees in this Article XI shall continue as to an Indemnitee who has ceased to have status as an Indemnitee and shall inure to the benefit of the Indemnitee’s successors, heirs, executors and administrators. Any amendment, alteration or repeal of this Article XI that adversely affects any right of an Indemnitee or its successors shall be prospective only (except to the extent such amendment or change in Law permits the Company to provide broader indemnification rights to all such parties on a retroactive basis than permitted prior thereto) and shall not limit, eliminate or impair any such right with respect to any proceedings involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(e) Insurance. The Company may purchase and maintain insurance, at its expense, on its own behalf or on behalf of any Person described in Section 11.2(a) against any expense, liability or loss asserted against such Person, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the provisions of this Section 11.2 or otherwise.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Amendments.

(a) This Agreement (including the Exhibits and Schedules hereto) may be amended, supplemented, waived or modified by the written consent of the (i) the Managing Member, and (ii) the Required Interest; provided that no amendment, including any amendment effected by way of merger, consolidation or transfer of all or substantially all the assets of the Company, may adversely affect the rights of a holder of Common Units, as such, in a manner that is disproportionate to the effect on all other similarly situated holders of Common Units, without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority in interest of such affected holders in accordance with their holdings of such Common Units). If an amendment has been approved in accordance with this agreement, such amendment shall be adopted and effective with respect to all Members. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Member or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member and the other Members shall be deemed a party to and bound by such amendment.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 12.2 Confidentiality. Each Member recognizes and acknowledges that it has and may in the future receive certain confidential, non-public and proprietary information and trade secrets of the Company and its Subsidiaries, including, but not limited to, confidential information of the Company and its Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the Company or its Subsidiaries (the “Confidential Information”). Except as otherwise consented to in writing by the Managing Member in its sole discretion, each Member (on behalf of itself, its Affiliates and each of their respective directors, officers, shareholders, partners, employees, agents and members (the “Representatives”)) agrees that it will not and will cause its respective Representatives not to, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized directors, officers, Representatives, agents and employees of the Company or its Subsidiaries and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement and the agreements expressly contemplated hereby; (ii) in connection with such Member’s or such Member’s Affiliates’ normal fundraising, marketing, informational or reporting activities, or to such Member’s (or any of its Affiliates’) Affiliates, auditors, accountants, attorneys or other agents, in each case so long as the recipient is subject to a similar duty of confidentiality to such Member; (iii) subject to Article IX, to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Common Units held by such Member, or prospective merger partner of such Member or its Affiliates; provided that such purchaser or merger partner agrees to be bound by a customary confidentiality agreement with terms comparable to the terms of this Section 12.2; or (iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by Law, rule or regulation, including the requirements of any national stock exchange on which its shares may be listed; provided that the Member required to make such disclosure pursuant to clause (iv) above shall promptly notify the Company in writing of the existence, terms, and circumstances surrounding such required disclosure so that the Company may seek a protective order or other appropriate relief from the proper authority. The Member required to make such disclosure pursuant to clause (iv) above shall also cooperate with the Company in seeking such order or other relief. If the Member required to make such disclosure pursuant to clause (iv) above is nonetheless required to disclose the Company’s Confidential Information, it will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain reliable assurances that such Confidential Information will be treated confidentially to the extent possible. For purposes of this Section 12.2, the term “Confidential Information” shall not include any information of which (x) such Person learns from a source other than the Company or its Subsidiaries, or any of their respective Representatives, employees, agents or other service providers, and in each case who is not known by such Person to be bound by a confidentiality obligation, (y) is disclosed in a prospectus or other documents for dissemination to the public or (z) is or has been independently developed or conceived by such Person without use of the Company’s confidential information, as proved by documents and other competent evidence in the Person’s possession. Nothing in this Section 12.2 shall (x) in any way limit or otherwise modify any confidentiality covenants entered into by any employee of the Company or its Subsidiaries pursuant to any other agreement entered into with the Company or any of its Subsidiaries, or (y) apply to or otherwise restrict the Managing Member, in its capacity as the Managing Member or as a Member. Notwithstanding anything to the contrary herein, (i) each Member may disclose Confidential Information to any federal, state, local or foreign regulatory or self-regulatory body, or any securities exchange or listing authority, as part of a routine audit not targeted at such Confidential Information without providing notice to any other party hereto and (ii) nothing herein shall prohibit a Member from (1) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with the SEC, or (2) providing Confidential Information to the SEC or providing the SEC with information that would otherwise violate any part hereof to the extent permitted by Section 21F of the Exchange Act. The Company may pursue any and all rights and remedies any of them may have to enforce the obligations of the Members under this Section 12.2, including seeking specific performance and/or immediate injunctive or other equitable relief from any court of competent jurisdiction (without the necessity of showing actual money damages, or posting any bond or other security) in order to enforce or prevent any violation of the provisions of this Section 12.2.

Section 12.3 Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Legal title to any or all Company assets may be held only in the name of the Company or a wholly owned Subsidiary of the Company. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held.

Section 12.4 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) facsimiled or electronically transmitted to the recipient if facsimiled or electronically transmitted before 5:00 p.m. local time of the recipient on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the address for such recipient set forth in the Company’s books and records (which shall, in the case of the Members, initially be the addresses set forth on the Schedule of Members), or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any notice to the Managing Member or the Company shall be deemed given if received by the Company (attention: Company Secretary) at the principal office of the Company designated from time to time pursuant to Section 2.5.

Section 12.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 12.6 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Net Profits, Net Losses, Distributions, capital or property other than as a secured creditor.

Section 12.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 12.8 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 12.9 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Notwithstanding the foregoing, the Federal Arbitration Act will govern the arbitration provisions of this Agreement.

(B) EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE UNITS OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO, AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 12.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 12.11 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 12.12 Delivery by Facsimile or Electronic Transmission. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 12.13 Offset. Whenever the Company is to pay any sum to any Member or any Related Person thereof, any amounts that such Member or such Related Person owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment as determined by the Managing Member.

Section 12.14 Entire Agreement. This Agreement, the Other Agreements, and those documents expressly referred to herein and therein (including, without limitation, the Stockholders Agreement, the Exchange Agreement and the Tax Receivable Agreement) and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including the Prior LLC Agreement.

Section 12.15 Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any Other Agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any Other Agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

Section 12.16 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation and shall be interpreted without limitation. The use of the words “or,” “either” and “any” shall not be exclusive. The terms “hereby,” “hereof,” “hereunder,” and any similar terms as used in this Agreement shall refer to this Agreement. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any Other Agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any Other Agreement, this Agreement shall control but solely to the extent of such conflict. A reference in this Agreement to $ or dollars is to U.S. dollars.

Section 12.17 Attorneys’ Fees. If any action, suit or proceeding is brought to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder, or to recover damages for breach of this Agreement, then, if successful in whole or in part in such action, the prevailing party or parties in such action, suit or proceeding shall be entitled to recover from the non-prevailing party or parties hereto any and all of the costs of suit and reasonable attorneys’ fees incurred by the prevailing party or parties in connection therewith, including attorneys’ fees on appeal, costs and disbursements, in addition to such other relief to which any such prevailing party or parties may be entitled.

Section 12.18 Representation of the Company by Shearman & Sterling LLP. The Members other than ICE (the “Nonrepresented Members”) each agree and acknowledge that:

(a) ICE and the Company have retained Shearman & Sterling LLP (“Shearman”) in connection with the negotiation and execution of this Agreement, the Merger Agreement and the Transaction Documents.

(b) Shearman is not representing the Nonrepresented Members in connection with the negotiation and execution of the Transaction Documents or the management and operation of the Company and its Subsidiaries or any dispute that may arise between the Nonrepresented Members, on the one hand, and the Company, its Subsidiaries and/or ICE on the other (such matters together with any disputes which may arise in connection therewith are referred to as “Company Legal Matters”). Each Nonrepresented Member will, if he or she wishes legal counsel on a Company Legal Matter, retain his or her own independent legal counsel with respect thereto and will pay all fees and expenses of such independent legal counsel.

(c) Shearman may represent the Company and its Subsidiaries, or ICE in connection with any and all Company Legal Matters (including any dispute between the Company, its Subsidiaries, or ICE, on one hand, and the Nonrepresented Members, on the other) or other matters not related to the Company Legal Matters and, to the fullest extent permitted by applicable law and/or applicable rules of professional conduct, the Nonrepresented Members waive any present or future conflict of interest with Shearman regarding Company Legal Matters and all other matters.

Section 12.19 Amendment and Restatement of Prior LLC Agreement. Pursuant to Section 16.1 of the Prior LLC Agreement, the Members constituting the Prior Member Requisite Consent hereby amend and restate the Prior LLC Agreement on behalf of all Members (as that term is defined in the Prior LLC Agreement) and replace the Prior LLC Agreement on behalf of all Members (as that term is defined in the Prior LLC Agreement) with this Agreement, and any Member (as that term is defined in the Prior LLC Agreement) who does not sign this Agreement shall be bound by the terms and conditions of this Agreement pursuant to Section 16.1 of the Prior LLC Agreement as if that Member (as that term is defined in the Prior LLC Agreement) had signed this Agreement. Furthermore, the Members constituting the Prior Member Requisite Consent, on behalf of all of the Members (as defined in the Prior LLC Agreement) acknowledge and agree that the Schedule of Members to this Agreement will be based on the Final Merger Consideration Spreadsheet (as that term is defined in the Merger Agreement) with respect to the Members, which will be determinative absent manifest mathematical error, and each Member (as that term is defined in the Prior LLC Agreement) shall hold that number of Common Units set forth on such Schedule of Members (in lieu of the number of Units (as defined in the Prior LLC Agreement) set forth in Schedule I to the Prior LLC Agreement).

* * * * *

IN WITNESS WHEREOF, the Members and the Company have executed this Third Amended and Restated Limited Liability Company Agreement to be effective as of the Effective Date.

BAKKT OPCO HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

IN WITNESS WHEREOF, the Members and the Company have executed this Third Amended and Restated Limited Liability Company Agreement to be effective as of the Effective Date.

MANAGING MEMBER:

BAKKT HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

IN WITNESS WHEREOF, the Members and the Company have executed this Third Amended and Restated Limited Liability Company Agreement to be effective as of the Effective Date.

MEMBER

Name of Member

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

Annex J

EXECUTION VERSION

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is being executed and delivered as of January 11, 2021, by and among (i) each member of Bakkt Opco (as defined below) delivering a signature page or joinder to this Agreement (each a “Restricted Party”) in favor of, and for the benefit of, VIH (as defined below), (ii) Bakkt Holdings, LLC, a Delaware limited liability company (together with its successors, including the surviving limited liability company in the Merger (as defined below), “Bakkt Opco”), and (iii) VPC Impact Acquisition Holdings, a Cayman Islands exempted company (together with its successors, including the resulting Delaware corporation after the consummation of the Domestication (as defined below), “VIH”). Each capitalized term used and not otherwise defined herein has the meaning ascribed to such term in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger, dated as of January 11, 2021 (the “Merger Agreement”), by and among VIH, Bakkt Opco and Pylon Merger Company LLC, a Delaware limited liability company and wholly owned subsidiary of VIH (“Merger Sub”), among other matters, (i) VIH will domesticate as a Delaware corporation to be named Bakkt Holdings, Inc. (“Bakkt Holdco”) in accordance with the applicable provisions of the Companies Law (2020 Revision) of the Cayman Islands and the General Corporation Law of the State of Delaware, and (ii) immediately following the domestication, Merger Sub will merge with and into Bakkt Opco (the “Merger”), with Bakkt Opco continuing as the surviving limited liability company and a subsidiary of Bakkt Holdco;

WHEREAS, as of the date of each Restricted Party’s execution of or joinder to this Agreement, such Restricted Party is the record holder, and the beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner of, and has full voting power over, the number of Class A Voting Units, Class B Voting Units and Class C Voting Units of Bakkt Opco (the “Bakkt Opco Units”) set forth on such Restricted Party’s signature page or joinder hereto (the “Subject Bakkt Opco Units”);

WHEREAS, each Restricted Party acknowledges that, as a condition and material inducement to VIH’s and Merger Sub’s willingness to enter into the Merger Agreement, VIH has required that Restricted Parties holding in the aggregate sufficient Bakkt Opco Units in order to approve the applicable Transactions (including, without limitation, the Merger) promptly (but in any event within seven (7) days) after the execution and delivery of the Merger Agreement execute or join this Agreement and the written consent attached hereto as Annex A (the “Written Consent”), and, in order to induce VIH and Merger Sub to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, such Restricted Party is willing to enter into this Agreement;

WHEREAS, VIH desires that each Restricted Party agree, and each Restricted Party is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of the Subject Bakkt Opco Units, and to enter into the Written Consent and otherwise vote the Subject Bakkt Opco Units in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement, and to undertake certain additional obligations pursuant to this Agreement; and

WHEREAS, Intercontinental Exchange Holdings, Inc. has executed the Written Consent and is delivering the Written Consent to VIH and Bakkt Opco simultaneously with its execution and delivery of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, VIH, Bakkt Opco and each Restricted Party, intending to be legally bound, hereby agree as follows:

ARTICLE 1

VOTING AND TRANSFER OF SHARES

Section 1.01 Voting.

(a) Subject to the terms of this Agreement, each Restricted Party irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement or such Restricted Party’s joinder to this Agreement, as applicable, and ending on the Expiration Date (as defined below) (the “Applicable Period”), at each meeting of the members of Bakkt Opco (a “Meeting”) and at each adjournment or postponement thereof, and in connection with each action or approval by consent in writing of the members of Bakkt Opco (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or express consent or dissent in writing, as applicable) the Subject Bakkt Opco Units of such Restricted Party that are entitled to vote (or express consent or dissent in writing, as applicable), in each case as follows:

(i) in favor of any proposal for members of Bakkt Opco to approve and adopt the Merger Agreement and the other Transaction Documents (including, without limitation, the Surviving Company LLC Agreement) and the transactions contemplated thereby, including the Merger, in accordance with the terms thereof;

(ii) in favor of any proposal to adjourn a Meeting at which there is a proposal for members of Bakkt Opco to approve and adopt the Merger Agreement and the other Transaction Documents (including, without limitation, the Surviving Company LLC Agreement) and the transactions contemplated thereby, including the Merger, to a later date if there are not sufficient votes to approve and adopt the Merger Agreement and the other Transaction Documents (including, without limitation, the Surviving Company LLC Agreement) and the transactions contemplated thereby, including the Merger, or if there are not sufficient Bakkt Opco Units present in person or represented by proxy at such Meeting to constitute a quorum;

(iii) against any proposal providing for an Alternative Transaction or the adoption of an agreement to enter into an Alternative Transaction;

(iv) against any proposal for any amendment or modification of Bakkt Opco’s current Organizational Documents that would change the voting rights of any Bakkt Opco Units or the number of votes required to approve any proposal, including the vote required to approve and adopt the Merger Agreement and the other Transaction Documents, and the transactions contemplated thereby, including the Merger (provided that this clause (iv) shall not prevent the approval and adoption of the Surviving Company LLC Agreement to the extent such Surviving Company LLC Agreement is to take effect at Closing); and

(v) against any action, transaction or agreement that (A) would result in a breach of any Bakkt Fundamental Representations or (B) would reasonably be expected to prevent, delay or impair consummation of the Transactions in any material respect.

(b) Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.01 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation. For the avoidance of doubt, nothing contained herein requires any Restricted Party (or entitles any proxy of such Restricted Party) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying Bakkt Opco Units.

(c) Each Restricted Party agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.01.

Section 1.02 No Transfers. During the Applicable Period, each Restricted Party shall not, directly or indirectly: (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any Subject Bakkt Opco Units (or any right, title or interest therein) or any rights to acquire any securities or Equity Interests of Bakkt Opco; (b) deposit any Subject Bakkt Opco Units or any rights to acquire any securities or Equity Interests of Bakkt Opco into a voting trust or enter into a voting agreement or any other arrangement with respect to any Subject Bakkt Opco Units or any rights to acquire any securities or Equity Interests of Bakkt Opco or grant or purport to grant any proxy or power of attorney with respect thereto which, in any case, would be inconsistent with or interfere with its obligations hereunder; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer, exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any Subject Bakkt Opco Units (or any right, title or interest therein) or any rights to acquire any securities or Equity Interests of Bakkt Opco which, in any case, would be inconsistent with or interfere with its obligations hereunder (including, without limitation, clause (a) of this Section 1.02); (d) otherwise grant any Liens on any Subject Bakkt Opco Units (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers between any Restricted Party and any Affiliate of such Restricted Party so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to VIH a joinder to this Agreement in the form attached hereto as Annex B. Any Transfer or action in violation of this Section 1.02 shall be void ab initio. If any involuntary Transfer of any Subject Bakkt Opco Units occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Bakkt Opco Units subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period.

Section 1.03 Stop Transfer. No Restricted Party shall request that Bakkt Opco register any transfer of any certificate or other uncertificated interest representing any Subject Bakkt Opco Units made in violation of the restrictions set forth in Section 1.02 during the Applicable Period.

Section 1.04 Waiver of Appraisal Rights. Each Restricted Party hereby agrees not to assert, exercise or perfect, directly or indirectly, and hereby irrevocably and unconditionally waives, any appraisal rights that such Restricted Party may be entitled to under applicable Law (including under the DLLCA or otherwise) with respect to the Merger or the other transactions contemplated by the Merger Agreement (collectively, “Appraisal Rights”).

Section 1.05 Public Announcements; Filings; Disclosures.

(a) Each Restricted Party (and such Restricted Party’s controlled Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, the other Transaction Documents or the transactions contemplated by this Agreement, the Merger Agreement or the other Transaction Documents, without the prior written consent of VIH and Bakkt Opco, except (i) as required by applicable Law or court process, in which case such Restricted Party shall use its reasonable efforts to provide VIH and Bakkt Opco and their respective legal counsel with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall consider in good faith any such comments or (ii) with respect to a Public Communication that is consistent with prior disclosures by VIH and Bakkt Opco; provided, that the foregoing shall not apply to any disclosure required to be made by such Restricted Party to a Governmental Authority so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the disclosures made by Bakkt Opco and VIH pursuant to the terms of the Merger Agreement. Notwithstanding anything to the contrary in this Section 1.05(a), any member of the board of managers or an officer of Bakkt Opco, in his or her capacity as a member of the board of managers or an officer of Bakkt Opco, may make public statements in such capacity to the extent permitted under the Merger Agreement.

(b) Each Restricted Party hereby (i) consents to and authorizes Bakkt Opco and VIH to publish and disclose in any disclosure required by the SEC and in the proxy statement prepared by VIH and filed with the SEC relating to the VIH Shareholder Meeting (the “Proxy Statement”) such Restricted Party’s identity and ownership of Subject Bakkt Opco Units (including the number of Subject Bakkt Opco Units owned by such Restricted Party solely to the extent that such information is required to be disclosed by applicable Law) and such Restricted Party’s obligations under this Agreement (the “Restricted Party Information”), (ii) consents to the filing of this Agreement to the extent required by applicable Law to be filed with the SEC or any Governmental Authority relating to the Merger, and (iii) agrees to reasonably cooperate with VIH in connection with such filings, including providing such Restricted Party Information reasonably requested by VIH. VIH shall use its reasonable best efforts to provide each Restricted Party with a reasonable opportunity to review and comment on any Restricted Party Information of such Restricted Party included in such disclosure in advance of its filing. As promptly as practicable, each Restricted Party shall notify VIH of any required corrections with respect to any Restricted Party Information supplied by such Restricted Party, if and to the extent such Restricted Party becomes aware that any such Restricted Party Information shall have become false or misleading in any material respect.

Section 1.06 No Solicitation. Each Restricted Party acknowledges that such Restricted Party has read Section 5.11 (No Solicitation) of the Merger Agreement. In addition, each Restricted Party, solely in such Restricted Party’s capacity as an equity holder of Bakkt Opco, agrees not to, directly or indirectly, take any action that would violate Section 5.11 of the Merger Agreement if such Restricted Party were deemed a “Representative” of Bakkt Opco for purposes of Section 5.11 of the Merger Agreement; provided, the foregoing shall not serve to limit or restrict any actions taken by such Restricted Party in any capacity other than as an equity holder of Bakkt Opco, to the extent such actions are in compliance with or required under Section 5.11 of the Merger Agreement.

Section 1.07 No Agreement as Director or Officer. Each Restricted Party is entering into this Agreement solely in such Restricted Party’s capacity as record or beneficial owner of the Subject Bakkt Opco Units and nothing herein is intended to or shall limit or affect any actions taken by such Restricted Party or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of such Restricted Party to the board of managers of Bakkt Opco or as an officer of Bakkt Opco) of such Restricted Party, solely in his or her capacity as a member of the board of managers or an officer of Bakkt Opco (or a Subsidiary of Bakkt Opco) or other fiduciary capacity for the Bakkt Equity Holders.

Section 1.08 Acquisition of Additional Bakkt Opco Units. Each Restricted Party shall promptly (and in any event within two (2) Business Days) notify VIH of the number of any additional Bakkt Opco Units or other Equity Interests of Bakkt Opco with respect to which such Restricted Party becomes the holder of record or acquires beneficial ownership, if any, after the execution of this Agreement and before the Expiration Date, which Bakkt Opco Units or other Equity Interests of Bakkt Opco shall, for the avoidance of doubt, automatically become Subject Bakkt Opco Units in accordance with Section 1.01.

Section 1.09 Existing Rights; Merger Consideration; Confidentiality; No Litigation. Each Restricted Party hereby:

(a) waives any preemptive rights, rights of first refusal, rights of first offer or similar rights that such Restricted Party may have under the Organizational Documents of Bakkt Opco or any other Contract by and between such Restricted Party and Bakkt Opco, in each case, that would be triggered by the consummation of the Transactions (including under Sections 7.6 or Article XI of the Bakkt Opco LLC Agreement, but not, for the avoidance of doubt, any transaction arising following the Expiration Date);

(b) expressly acknowledges and agrees that the Merger Consideration and such Restricted Party’s respective allocation of Merger Consideration shall be determined pursuant to and in the manner prescribed by the terms of the Merger Agreement, as shall be calculated and set forth on the Final Merger Consideration Spreadsheet (as defined in the Merger Agreement), and, irrevocably waives and discharges any and all claims and causes of action (whether at law or in equity) that such Restricted Party may have at any time against Bakkt Opco, Merger Sub, Surviving Company, VIH, Bakkt Pubco or any of their respective Subsidiaries or Affiliates, or any of their respective directors, officers, employees, agents, members, managers, investment managers, partners, agents, investors, principals, representatives, predecessors, successors and assigns with respect to the Merger Consideration and such Restricted Party’s respective allocation of the Merger Consideration, other than any claim or cause of action alleging that such Restricted Party’s allocation of the Merger Consideration was not determined pursuant to and in the manner prescribed by the Merger Agreement;

(c) acknowledges and agrees that all confidential, proprietary and non-public information or documents of or pertaining to Bakkt Opco, Merger Sub, Surviving Company, VIH, Bakkt Pubco and/or any Subsidiary of any of the foregoing that is received by such Restricted Party or its Representatives in connection with the transactions contemplated hereby or contemplated by the Merger Agreement or other Transaction Documents shall be deemed “Confidential Information” for purposes of (and subject to any applicable exceptions or other limitations of) Section 16.3 (Confidentiality) of the Bakkt Opco LLC Agreement (solely for any period of time prior to the Effective Time) and Section 12.2 (Confidentiality) of the Surviving Company LLC Agreement (solely for any period of time after the Effective Time); and

(d) agrees not to commence, maintain or participate in, or intentionally facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement or any of the transactions contemplated thereby (including any claim seeking to enjoin or delay the consummation of the Merger, but not, for the avoidance of doubt, any transaction arising following the Expiration Date);

provided that, notwithstanding the foregoing, nothing in this Section 1.09 shall be deemed to prohibit any Restricted Party from enforcing (x) such Restricted Party’s rights under this Agreement or any other Transaction Document to which such Restricted Party is a party or (y) such Restricted Party’s right to receive the Merger Consideration in accordance with the terms thereof.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE RESTRICTED PARTIES

Each Restricted Party hereby represents and warrants to VIH as follows (severally and not jointly), except for Section 2.06, which representation and warranty shall solely be made by the Majority Bakkt Equity Holder to VIH:

Section 2.01 Organization; Authorization. (a) Such Restricted Party is a legal entity duly organized, validly existing and in good standing under the Laws of such Restricted Party’s jurisdiction of organization, (b) such Restricted Party has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform such Restricted Party’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and (c) no approval by any holder of such Restricted Party’s Equity Interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by such Restricted Party and this Agreement constitutes a valid and binding agreement of such Restricted Party enforceable against such Restricted Party in accordance with its terms, subject to the Enforcement Exceptions.

Section 2.02 No Violations; Certain Contracts. The execution, delivery and performance of this Agreement by such Restricted Party does not, and the consummation of the transactions contemplated by this Agreement by such Restricted Party shall not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of such Restricted Party, if applicable, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of any Lien on any of the Subject Bakkt Opco Units of such Restricted Party, pursuant to, any Contract binding upon such Restricted Party or under any Law to which such Restricted Party is subject, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Restricted Party to perform its obligations under this Agreement or consummate the transactions contemplated by the Agreement.

Section 2.03 Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Restricted Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (a) there are no Actions pending or, to the knowledge of such Restricted Party, threatened against such Restricted Party or any of its Affiliates and (b) neither such Restricted Party nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority.

Section 2.04 Ownership of Company Stock; Voting Power. Such Restricted Party’s signature page or joinder hereto correctly sets forth the number of such Restricted Party’s Subject Bakkt Opco Units as of the date of this Agreement and, other than such Subject Bakkt Opco Units, as of the date of this Agreement, there are no Equity Interests of Bakkt Opco (or any Equity Interests convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Equity Interests of Bakkt Opco) held of record or beneficially owned by such Restricted Party or in respect of which such Restricted Party has full voting power. Such Restricted Party is the record holder and beneficial owner of all of its Subject Bakkt Opco Units and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all such Subject Bakkt Opco Units free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of an equity holder in respect of such Subject Bakkt Opco Units (collectively, “Encumbrances”), except for any such encumbrances that (a) may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws, or (iii) Bakkt Opco’s Organizational Documents or (b) would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Restricted Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Restricted Party’s Subject Bakkt Opco Units other than pursuant to the Merger Agreement or as set forth in Bakkt Opco’s Organizational Documents.

Section 2.05 Reliance. Such Restricted Party understands and acknowledges that VIH and Merger Sub are relying upon such Restricted Party’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of such Restricted Party contained in this Agreement.

Section 2.06 Finder’s Fees. Solely in respect of the Majority Bakkt Equity Holder (and no other Restricted Party), no agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from VIH or any of its Affiliates or Bakkt Opco or any of its Subsidiaries in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Majority Bakkt Equity Holder. For the avoidance of doubt, no arrangement or agreement with any agent, broker, investment banker, finder or other intermediary specified in Section 3.18 of the Merger Agreement or of the Bakkt Disclosure Letter shall be deemed to have been made by or on behalf of the Majority Bakkt Equity Holder.

Section 2.07 No Other Representations or Warranties. Except for the representations and warranties made by such Restricted Party in this Article 2, neither such Restricted Party nor any other Person makes any express or implied representation or warranty to VIH on behalf of such Restricted Party in connection with this Agreement or the transactions expressly contemplated by this Agreement, and such Restricted Party expressly disclaims any such other representations or warranties. Such Restricted Party acknowledges and agrees that VIH has not made and is not making any express or implied representation or warranty to such Restricted Party in connection with this Agreement or the transactions expressly contemplated by this Agreement, except as provided in Article 3, and that such Restricted Party is not relying and has not relied upon any express or implied representation or warranty of VIH in connection with this Agreement or the transactions expressly contemplated by this Agreement, except for the representations and warranties in Article 3.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF VIH

VIH represents and warrants to each Restricted Party as follows:

Section 3.01 Organization. VIH is a Cayman Islands exempted company, validly existing and in good standing under the Laws of the Cayman Islands.

Section 3.02 Corporate Authority. VIH has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of VIH’s Equity Interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by VIH and constitutes a valid and binding agreement of VIH enforceable against VIH in accordance with its terms, subject to the Enforcement Exceptions.

Section 3.03 No Other Representations or Warranties. Except for the representations and warranties made by VIH in this Article 3, neither VIH nor any other Person makes any express or implied representation or warranty to any Restricted Party in connection with this Agreement or the transactions expressly contemplated by this Agreement, and VIH expressly disclaims any such other representations or warranties. VIH acknowledges and agrees that none of the Restricted Parties have made or are making any express or implied representation or warranty to VIH in connection with this Agreement or the transactions expressly contemplated by this Agreement, except as provided in Article 2, and that VIH is not relying or has not relied upon any express or implied representation or warranty in connection with this Agreement or the transactions expressly contemplated by this Agreement, except for the representations and warranties in Article 2.

ARTICLE 4

GENERAL PROVISIONS

Section 4.01 Termination. This Agreement, including the voting agreements contemplated by this Agreement, shall automatically be terminated at the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article VIII (Termination) thereof; and (c) the effective date of a written agreement duly executed and delivered by VIH and each Restricted Party terminating this Agreement (the date and time at which the earliest of clause (a), (b) and (c) occurs being, the “Expiration Date”); provided, however, that in the case of any termination pursuant to clause (a) of this sentence, Section 1.05 (Public Announcements; Filings; Disclosures), Section 1.09 (Existing Rights; Merger Consideration; Confidentiality; No Litigation), and this Article 4 shall survive such termination. Nothing set forth in this Section 4.01 or elsewhere in this Agreement shall relieve any party of any liability or damages to any other party for any breach of this Agreement by such party prior to such termination or fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 4.02 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with confirmation of transmission, and provided, that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 4.02 within two (2) Business Days thereafter) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties by such party at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.02):

If to VIH:

VPC Impact Acquisition Holdings

150 North Riverside Plaza, Suite 5200

Chicago, Illinois 60606

Attn: Scott R. Zemnick

Facsimile: (312) 701-0794

Email: szemnick@vpcadvisors.com

with a copy to (which shall not constitute notice):

White & Case LLP

111 South Wacker Drive, Suite 5100

Chicago, Illinois 60606

Attn: Raymond Bogenrief

Facsimile: (312) 881-5450

Email: Raymond.Bogenrief@whitecase.com

If to a Restricted Party, to such Restricted Party’s address set forth on its signature page or joinder hereto.

Section 4.03 Miscellaneous. Section 9.2 (Trust Account Waiver) and Article XI (General), other than Sections 11.1 (Notices) and 11.5 (Expenses and Fees), of the Merger Agreement shall apply to this Agreement mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

RESTRICTED PARTY:

INTERCONTINENTAL EXCHANGE HOLDINGS, INC.

By:	/s/ Andrew Surdykowski
Name:	Andrew Surdykowski
Title:	General Counsel

Number & Type of Subject Bakkt Opco Units:

400,000,000 Class A Voting Units

115,000,000 Class B Voting Units

237,327,456 Class C Voting Units

Address for Notices:

Intercontinental Exchange Holdings, Inc.

5660 New Northside Drive

Atlanta, Georgia 30328

Attention: General Counsel

Email: legal-notices@theice.com

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

VIH:

VPC IMPACT ACQUISITION HOLDINGS

By:	/s/ Gordon Watson
Name:	Gordon Watson
Title:	President and Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

BAKKT OPCO:

BAKKT HOLDINGS, LLC

By:	/s/ Marc D’Annunzio
Name:	Marc D’Annunzio
Title:	General Counsel

[Signature Page to Support Agreement]

ANNEX A

WRITTEN CONSENT

(See attached)

FINAL FORM

BAKKT HOLDINGS, LLC

ACTION BY WRITTEN CONSENT OF

THE MEMBERS IN LIEU OF MEETING

Reference is made to the Second Amended and Restated Limited Liability Company Agreement of BAKKT HOLDINGS, LLC, a Delaware limited liability company (the “Company”), dated February 28, 2020, by and among the Company and its members (the “Existing LLC Agreement”). Capitalized terms used herein but not otherwise defined have the meaning ascribed to such terms in the Existing LLC Agreement.

In accordance with Section 18-302 of the Delaware Limited Liability Company Act (the “DLLCA”) and the Existing LLC Agreement, the undersigned Members, constituting the holders of the Company’s outstanding Units (as defined in the Existing LLC Agreement) having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted, including (i) the holders of a majority of the outstanding Voting Units, consenting or voting (as the case may be) together as a single class, (ii) the holders of a majority of the outstanding Class A Voting Units, Class B Voting Units and Class C Voting Units, each consenting or voting (as the case may be) as separate classes, and (iii) the Minority Investors holding a majority of the outstanding Minority Investor Units, consenting or voting (as the case may be) together as a single class (collectively, the “Requisite Consent”), hereby approve the following actions and consent to the adoption of, and do hereby adopt, the recitals and resolutions set forth on Annex I hereto.

This written consent may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. This written consent shall be effective upon execution of the Members holding not less than the minimum number of Units required to constitute the Requisite Consent. Additional parties hereto nonetheless may be added after the effectiveness hereof. A copy of this written consent that is signed and delivered by facsimile, telecopy, email or other electronic transmission shall constitute an original, executed written consent.

[Signature Pages Follow]

MEMBER:

INTERCONTINENTAL EXCHANGE HOLDINGS, INC.

By:

Name:

Title:

Date:

MEMBER:

Print Member Name

By:

Name:

Title (if applicable):

Date:

ANNEX I

BAKKT HOLDINGS, LLC

ACTION BY WRITTEN CONSENT OF

THE MEMBERS IN LIEU OF MEETING

APPROVAL OF MERGER, MERGER AGREEMENT AND RELATED MATTERS

WHEREAS, the Company’s Board of Managers (the “Board”) has approved, and the Company has entered into, that certain Agreement and Plan of Merger, by and among VPC Impact Acquisition Holdings, a publicly listed Cayman Islands exempted company (“VIH”), Pylon Merger Company LLC, a Delaware limited liability company and wholly owned subsidiary of VIH (“Merger Sub”), and the Company, a copy of which is attached hereto as Exhibit A (together with its exhibits, schedules and appendices, the “Merger Agreement”), pursuant to which Merger Sub would merge with and into the Company (the “Merger”), with the Company being the surviving limited liability company (the “Surviving Company”);

WHEREAS, pursuant to the Merger Agreement, prior to the Merger, VIH would domesticate as a Delaware corporation to be named Bakkt Holdings, Inc. (“Bakkt Pubco”) (the “Domestication”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), Bakkt Pubco and the Company would implement a structure (the “Up-C Structure”) in which the business of the Company, as the Surviving Company, would continue to be conducted as a limited liability company with Bakkt Pubco being admitted and designated as the “managing member” of the Company for purposes of the DLLCA, and the Company’s existing capital structure consisting of different existing classes of outstanding units would be replaced with a new class of units, the Surviving Company Common Units (as defined below);

WHEREAS, subject to the obtainment of the consent of the members constituting the Requisite Consent and the satisfaction or waiver of the conditions to Closing set forth in the Merger Agreement, the Merger would become effective at such time as a certificate of merger is filed with the Office of the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA and the Merger Agreement (such time, the “Effective Time”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time, all issued and outstanding units of limited liability company interests of the Company, including the Class A Voting Units, the Class B Voting Units, the Class C Voting Units and the Incentive Units, but excluding the Participation Units (collectively, the “Bakkt Interests”) held by a member of the Company (other than Bakkt Interests held by the Company or any of its subsidiaries) would be converted into the right to receive from the Surviving Company and from Bakkt Pubco, respectively, a number of Common Units of the Surviving Company (the “Surviving Company Common Units”) and a number of shares of Class V common stock of Bakkt Pubco (“Bakkt Pubco Class V Shares”), in each case, determined in accordance with the terms of the Merger Agreement and the Existing LLC Agreement (as defined below);

WHEREAS, the Incentive Units and Participation Units would be subject to the treatment, including vesting terms, set forth in the Merger Agreement;

WHEREAS, in connection with the Domestication, the Class A ordinary shares of VIH (“VIH Class A Shares”) would be converted into shares of Class A common stock of Bakkt Pubco (“Bakkt Pubco Class A Shares”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement by the parties thereto, VIH would enter into subscription agreements with certain accredited investors, substantially in the form

I-1

attached hereto as Exhibit B (the “Subscription Agreement”), pursuant to which such investors would subscribe for VIH Class A Shares, and such VIH Class A Shares would be purchased concurrently with, and be automatically converted to Bakkt Pubco Class A Shares in connection with, the Domestication (the “PIPE Financing”);

WHEREAS, Intercontinental Exchange Holdings, Inc. (“ICE Holdings”) is a wholly owned subsidiary of Intercontinental Exchange, Inc. (“ICE”), presently owns approximately 90% of the issued and outstanding voting units of the Company, and two of the members of the Company’s Board are members of the Board of Directors of ICE—Sharon Bowen and Thomas Noonan—and Jeffrey Sprecher serves as both a member of the Company’s Board and as an officer and director of ICE;

WHEREAS, Goldfinch Co-Invest I GP, LP and Goldfinch Co-Invest I IP LP (collectively, “Goldfinch”) presently owns Class B Voting Units and Class C Voting Units of the Company, and Sean Collins, a managing director and affiliate of Goldfinch, serves as a member of the Company’s Board;

WHEREAS, ICE Holdings (or an affiliate thereof) and Goldfinch would subscribe for up to an aggregate of $55,000,000 of the VIH Class A Shares offered in the PIPE Financing (the “Investment Subscription”), in each case, pursuant to the terms of a Subscription Agreement (collectively, the “Subscription”);

WHEREAS, each of the Company’s members, other than ICE Holdings and Goldfinch, will be offered the opportunity to participate in the PIPE Financing by purchasing its pro rata share of the Investment Subscription, which amount will be deducted from the portion of the Investment Subscription to be subscribed by ICE Holdings;

WHEREAS, as a result of the Subscription, the Domestication, the Merger and the Up-C Structure, immediately following the Closing, each member of the Company would hold Surviving Company Common Units in the Company and Bakkt Pubco Class V Shares and, in the case of each such member participating in the PIPE Financing, Bakkt Pubco Class A Shares;

WHEREAS, in connection with the Closing, Bakkt Pubco, the Company and its members would enter into an Exchange Agreement substantially in the form attached hereto as Exhibit C (the “Exchange Agreement”), to provide a mechanism for the exchange of one or more “Paired Interests” (defined as one Surviving Company Common Unit and one Bakkt Pubco Class V Share) for Bakkt Pubco Class A Shares or the Cash Amount (as defined in the Exchange Agreement), in each case, on the terms and subject to the conditions set forth in the Exchange Agreement;

WHEREAS, in connection with the Closing, Bakkt Pubco, the members of the Company, and VIH Impact Acquisition Holdings Sponsor, LLC, a Delaware limited liability company (“VIH Sponsor”), would enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), to provide certain registration rights in connection with Bakkt Pubco Class A Shares that may held by the stockholders of Bakkt Pubco;

WHEREAS, by virtue of the Exchange Agreement and the Registration Rights Agreement, the members of the Company would, after a six-month lock-up period following the Closing, have the means to exchange their Surviving Company Common Units and Bakkt Pubco Class V Shares for publicly traded Bakkt Pubco Class A Shares;

WHEREAS, as a condition and material inducement to VIH’s and Merger Sub’s willingness to enter into the Merger Agreement, VIH requires that certain members of the Company execute and deliver to VIH and the Company, promptly following the signing of the Merger Agreement, a Support Agreement substantially in the form attached hereto as Exhibit E (the “Support Agreement”), pursuant to which such members of the Company would agree to, among other things, (a) vote or cause to be voted the Bakkt Interests held by each of them in favor of the Merger and against any competing transaction, (b) certain restrictions on the transfer of such Bakkt Interests prior to the Closing, and (c) certain restrictions on public announcements relating to the Merger and the other transactions contemplated by the Merger Agreement;

I-2

WHEREAS, in connection with the Closing, Bakkt Pubco, VIH Sponsor and the members of the Company would enter into a Stockholders Agreement substantially in the form attached hereto as Exhibit F (the “Stockholders Agreement”), setting forth certain understandings among the parties thereto with respect to certain governance matters and certain lock-up periods applicable to transfers of the equity securities in the Company and Bakkt Pubco held by the parties thereto;

WHEREAS, in connection with the Closing, to support the deconsolidation of the Company from ICE’s financial statements, Bakkt Pubco and ICE Holdings would enter into a Voting Agreement substantially in the form attached hereto as Exhibit G (the “Voting Agreement”), requiring ICE Holdings to vote, on any matter submitted to a vote or consent of the stockholders of Bakkt Pubco after the Closing for so long as ICE Holdings owns a majority of the outstanding shares of Bakkt Pubco, any shares of common stock of Bakkt Pubco owned by ICE Holdings in excess of 30% of the outstanding shares of Bakkt Pubco, in the same percentages, for and against the relevant matter, as the shares voted by all stockholders other than ICE Holdings (rather than in its discretion);

WHEREAS, in connection with the Closing, Bakkt Pubco and the members of the Company would enter into a Tax Receivable Agreement substantially in the form attached hereto as Exhibit H, pursuant to which the parties thereto would agree to certain arrangements with respect to the effect of basis adjustments and imputed interest on the liability for taxes of Bakkt Pubco;

WHEREAS, in order to permit the transactions contemplated by the Merger Agreement, including the Up-C Structure, the Existing LLC Agreement would be amended and restated in its entirety by a Third Amended and Restated Limited Liability Company Agreement substantially in the form attached hereto as Exhibit I (the “Surviving Company LLC Agreement”), effective at the Closing;

WHEREAS, the Board, having considered factors it deemed relevant, has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Company and its members, (ii) approved the Merger Agreement and the other transactions contemplated thereby and declared the Merger Agreement advisable; (iii) recommended that the members vote in favor of the approval and adoption of the Merger Agreement and Merger, and (iv) approved the Surviving Company LLC Agreement and the transactions contemplated thereby, including the Up-C Structure; and

WHEREAS, the above-signed members, including the members constituting the Requisite Consent, desire to (i) approve and adopt the Merger and Merger Agreement, (ii) approve and adopt the establishment of the Up-C Structure and the Surviving Company Agreement, and (iii) the allocation and calculation of the Merger Consideration (as defined in the Merger Agreement) in the manner prescribed by the Merger Agreement and set forth on the Final Merger Consideration Spreadsheet (as defined in the Merger Agreement).

NOW, THEREFORE, BE IT

RESOLVED, that the Merger Agreement, together with the exhibits thereto and any other documents or agreements to be executed or delivered in connection therewith, and the terms and conditions set forth in the Merger Agreement and the transactions contemplated thereby, including the Merger, be, and hereby are, adopted and approved in all respects by the above-signed members, which includes the members constituting the Requisite Consent, provided, however, that such approval shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms; and further

RESOLVED, that the Surviving Company LLC Agreement, and the terms and conditions set forth in the Surviving Company LLC Agreement and the transactions contemplated thereby, including the Up-C Structure, be, and hereby are, adopted and approved in all respects by the above-signed members, which includes the members constituting the Requisite Consent; and further

I-3

RESOLVED, that the allocation of the Merger Consideration, to consist of 208,200,000 shares of Bakkt Pubco Class A Shares, to the holders of Bakkt Interests pursuant to and in the manner prescribed by the Merger Agreement, as shall be calculated and set forth on the Final Merger Consideration Spreadsheet, is hereby adopted and approved in all respects by the above-signed members, which includes the members constituting the Requisite Consent (provided that, for the avoidance of doubt, and notwithstanding the method of allocating the Merger Consideration, the Merger shall not be deemed to constitute a Liquidity Event within the meaning of the Existing LLC Agreement); and further

RESOLVED, the above-signed Members, including the members constituting the Requisite Consent, acknowledge and agree that the Final Merger Consideration Spreadsheet (as defined in the Merger Agreement) to be prepared by the Company, in consultation with the Company’s senior management and advisors, shall be determinative of the amount of Merger Consideration (as defined in the Merger Agreement) to be received by each member, absent manifest mathematical error.

*   *   *   *   *

I-4

EXHIBIT A

MERGER AGREEMENT

EXHIBIT B

FORM OF SUBSCRIPTION AGREEMENT

EXHIBIT C

FORM OF EXCHANGE AGREEMENT

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT E

FORM OF SUPPORT AGREEMENT

EXHIBIT F

FORM OF STOCKHOLDERS AGREEMENT

EXHIBIT G

FORM OF VOTING AGREEMENT

EXHIBIT H

FORM OF TAX RECEIVABLE AGREEMENT

EXHIBIT I

FORM OF SURVIVING COMPANY AGREEMENT

ANNEX B

FORM OF JOINDER

(See attached)

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Support Agreement, dated as of January 11, 2021 (the “Support Agreement”), by and among VPC Impact Acquisition Holdings, a Cayman Islands exempted company (together with its successors, including the resulting Delaware corporation after the consummation of the Domestication), Bakkt Holdings, LLC (together with its successors, including the surviving limited liability company in the Merger, “Bakkt Opco”), and the members of Bakkt Opco party thereto, as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Restricted Party” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Restricted Party as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: ___________________, 2021

By:
Name:
Title:

Address for Notices:

Attn:

Facsimile:

Email:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime. Following the Business Combination, the Proposed Certificate of Incorporation and the Proposed By-Laws will provide for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. VIH has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures VIH against its obligations to indemnify its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling VIH pursuant to the foregoing provisions, VIH has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

2.1†	Agreement and Plan of Merger, dated January 11, 2021, by and among VIH, Merger Sub, and Bakkt (included as Annex A-1 to the proxy statement/prospectus).

2.2	Amendment to Agreement and Plan of Merger, dated March 30, 2021 by and among VIH, Merger Sub, and Bakkt (included as Annex A-2 to this proxy statement/prospectus).

3.1	Memorandum and Articles of Association of VIH (incorporated by reference to Exhibit 3.1 of VIH’s Form 8-K (001-39544), filed with the SEC on September 28, 2020).

3.2	Form of Certificate of Incorporation of the Company (included as Annex B-1 to the proxy statement/prospectus).

3.3	Form of By-Laws of the Company (included as Annex B-2 to the proxy statement/prospectus).

4.1	Specimen Unit Certificate of VIH (incorporated by reference to Exhibit 4.1 of VIH’s Form S-1 (File No. 333-248619), filed with the SEC on September 16, 2020).

4.2	Specimen VIH Class A Ordinary Share Certificate of VIH (incorporated by reference to Exhibit 4.2 of VIH’s Form S-1 (File No. 333-248619), filed with the SEC on September 16, 2020).

4.3	Specimen Warrant Certificate of VIH (incorporated by reference to Exhibit 4.3 of VIH’s Form S-1 (File No. 333-248619), filed with the SEC on September 16, 2020).

4.4	Warrant Agreement, dated September 22, 2020, by and between VIH and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of VIH’s Form 8-K (File No. 001-39544), filed with the SEC on September 28, 2020).

5.1*	Opinion of White & Case LLP.

8.1*	Tax Opinion of White & Case LLP.

10.1	Letter Agreement, dated September 22, 2020, by and among VIH, its executive officers, its directors and the Sponsor (incorporated by reference to Exhibit 10.1 of VIH’s Form 8-K (File No. 001-39544), filed with the SEC on September 28, 2020).

Exhibit No.	Description

10.2	Form of Bakkt Opco Third Amended and Restated Limited Liability Company Agreement, by and among Bakkt Opco and the Bakkt Equity Holders (included as Annex I to the proxy statement/prospectus).

10.3	Form of Exchange Agreement, by and among the Company, Bakkt Opco and the other parties thereto (included as Annex D to the proxy statement/prospectus).

10.4	Form of Tax Receivable Agreement, by and among the Company and the other parties thereto (included as Annex G to the proxy statement/prospectus).

10.5	Form of Registration Rights Agreement, by and among the Company, the Bakkt Equity Holders and the Sponsor (included as Annex E to the proxy statement/prospectus).

10.6	Form of Voting Agreement, by and between the Company and ICE (included as Annex H to the proxy statement/prospectus).

10.7	Form of Stockholders Agreement of the Company, by and among the Company, the Bakkt Equity Holders and the Sponsor (included as Annex F to the proxy statement/prospectus).

10.8	Form of Bakkt Pubco Equity Incentive Plan (included as Annex C to the proxy statement/prospectus).

10.9	Support Agreement, dated as of January 11, 2021, by and among Bakkt, VIH, ICE and the other parties thereto (included as Annex J to the proxy statement/prospectus).

10.10	Amendment to the Letter Agreement, dated as of January 11, 2021, by and among VIH, its executive officers, its directors, the Sponsor and Bakkt (incorporated by reference to Exhibit 10.3 of VIH’s Form 8-K (File No. 001-39544), filed with the SEC on January 11, 2021).

10.11	Form of Subscription Agreement between VIH and the PIPE Investors, dated January 11, 2021 (incorporated by reference to Exhibit 10.1 of VIH’s Form 8-K (File No. 001-39544), filed with the SEC on January 11, 2021).

21.1*	List of Subsidiaries of the Company.

23.1	Consent of Ernst & Young LLP for Bakkt.

23.2*	Consent of White & Case LLP (included as part of Exhibit 5.1 hereto).

23.3*	Consent of White & Case LLP (included as part of Exhibit 8.1 hereto).

23.4	Consent of WithumSmith+Brown, PC for VIH.

23.5	Consent of Bennett Thrasher LLP for Bridge2 Solutions.

24.1*	Power of Attorney (contained on the signature page to the initial filing of this registration statement).

99.1*	Form of Preliminary Proxy Card.

99.2*	Consent of Gavin Michael to be Named as a Director.

99.3*	Consent of Michelle Goldberg to be Named as a Director.

99.4*	Consent of David C. Clifton to be Named as a Director.

99.5*	Consent of Kristyn Cook to be Named as a Director.

99.6*	Consent of Sean Collins to be Named as a Director.

99.7*	Consent of Andrew A. Main to be Named as a Director.

99.8*	Consent of Richard Lumb to be Named as a Director.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

Exhibit No.	Description

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*	Previously filed.

Item 22. Undertakings.

The undersigned registrant hereby undertakes as follows:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on July 9, 2021.

VPC IMPACT ACQUISITION HOLDINGS

By:	/s/ John Martin
Name:	John Martin
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John Martin John Martin	Chief Executive Officer and Chairman (Principal Executive Officer)	July 9, 2021

/s/ Gordon Watson Gordon Watson	Chief Operating Officer and President	July 9, 2021

/s/ Olibia Stamatoglou Olibia Stamatoglou	Chief Financial Officer (Principal Financial and Accounting Officer)	July 9, 2021

* Adrienne Harris	Director	July 9, 2021

* Kai Schmitz	Director	July 9, 2021

* Kurt Summers	Director	July 9, 2021

*By:	/s/ John Martin
Attorney-in-Fact